EXHIBIT 4.1

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                DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION,
                                    Depositor

                          Midland Loan Services, Inc.,
                             Midland Master Servicer
                      Wachovia Bank, National Association,
                            Wachovia Master Servicer
                       Collectively, the Master Servicers

                               LNR PARTNERS, INC.,
                                Special Servicer

                                       and

                             WELLS FARGO BANK, N.A.,
                            Trustee and Paying Agent

                  ---------------------------------------------

                         POOLING AND SERVICING AGREEMENT

                            Dated as of March 1, 2006

                  ---------------------------------------------

                                   CD 2006-CD2

                  Commercial Mortgage Pass-Through Certificates

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

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Defined Terms................................................
Section 1.02  Certain Calculations.........................................
Section 1.03  Certain Constructions........................................

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01  Conveyance of Mortgage Loans; Assignment of Mortgage Loan
               Purchase Agreements.........................................
Section 2.02  Acceptance by Custodian and the Trustee......................
Section 2.03  Representations, Warranties and Covenants of the
               Depositor; Repurchase and Substitution of Mortgage Loans....
Section 2.04  Representations, Warranties and Covenants of each Master
               Servicer, Special Servicer and Trustee......................
Section 2.05  Execution and Delivery of Certificates; Issuance of
               Villas Parkmerced Loan REMIC Regular Interests and
               Lower-Tier Regular Interests................................
Section 2.06  Miscellaneous REMIC and Grantor Trust Provisions.............

                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF THE TRUST FUND

Section 3.01  Each Master Servicer to Act as a Master Servicer; Special
               Servicer to Act as Special Servicer; Administration of
               the Mortgage Loans and the Serviced Companion Loans.........
Section 3.02  Liability of each Master Servicer............................
Section 3.03  Collection of Mortgage Loan and Serviced Companion Loan
               Payments....................................................
Section 3.04  Collection of Taxes, Assessments and Similar Items;
               Escrow Accounts.............................................
Section 3.05  Collection Account; Excess Liquidation Proceeds Account;
               Distribution Accounts; Interest Reserve Account and
               Serviced Whole Loan Collection Accounts.....................
Section 3.06  Permitted Withdrawals from the Collection Account, the
               Distribution Accounts and the Serviced Whole Loan
               Collection Accounts; Trust Ledger...........................
Section 3.07  Investment of Funds in the Applicable Collection Account,
               the Serviced Whole Loan Collection Accounts, REO
               Account, the Lock-Box Accounts, the Cash Collateral
               Accounts and the Reserve Accounts...........................
Section 3.08  Maintenance of Insurance Policies and Errors and
               Omissions and Fidelity Coverage.............................
Section 3.09  Enforcement of Due-On-Sale Clauses; Assumption
               Agreements; Defeasance Provisions...........................
Section 3.10  Appraisals; Realization Upon Defaulted Mortgage Loans........
Section 3.11  Trustee to Cooperate; Release of Mortgage Files..............
Section 3.12  Servicing Fees, Trustee Fees and Special Servicing
               Compensation................................................
Section 3.13  Reports to the Trustee; Collection Account Statements........
Section 3.14  [Reserved]...................................................
Section 3.15  [Reserved]...................................................
Section 3.16  Access to Certain Documentation..............................
Section 3.17  Title and Management of REO Properties and REO Accounts......
Section 3.18  Sale of Specially Serviced Loans and REO Properties..........
Section 3.19  Additional Obligations of Each Master Servicer and
               Special Servicer; Inspections...............................
Section 3.20  Authenticating Agent.........................................
Section 3.21  Appointment of Custodians....................................
Section 3.22  [Reserved]...................................................
Section 3.23  Lock-Box Accounts, Cash Collateral Accounts, Escrow
               Accounts and Reserve Accounts...............................
Section 3.24  Property Advances............................................
Section 3.25  Appointment of Special Servicer..............................
Section 3.26  Transfer of Servicing Between Each Master Servicer and
               the Special Servicer; Record Keeping; Asset Status Report...
Section 3.27  [Reserved]...................................................
Section 3.28  Limitations on and Authorizations of the Applicable
               Master Servicer and Special Servicer with Respect to
               Certain Mortgage Loans......................................
Section 3.29  Certain Rights and Obligations of the Special Servicer.......
Section 3.30  Modification, Waiver, Amendment and Consents.................
Section 3.31  Rights of Holders of the Villas Parkmerced Whole Loan;
               Rights of the Holders of the Class VPM Certificates.........
Section 3.32  Certain Intercreditor Matters Relating to the Whole Loans....
Section 3.33  [Reserved]...................................................
Section 3.34  Rights of Holders of the Arrowhead Shopping Center Whole
               Loan........................................................
Section 3.35  Litigation Control...........................................

                                   ARTICLE IV

                       DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01  Distributions................................................
Section 4.01A Distributions on the Class VPM Certificates..................
Section 4.02  Statements to Certificateholders; Reports by Trustee;
               Other Information Available to the Holders and Others.......
Section 4.03  Compliance with Withholding Requirements.....................
Section 4.04  REMIC Compliance.............................................
Section 4.05  Imposition of Tax on the Trust Fund..........................
Section 4.06  Remittances..................................................
Section 4.07  P&I Advances.................................................
Section 4.08  Grantor Trust Reporting......................................

                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates.............................................
Section 5.02  Registration, Transfer and Exchange of Certificates..........
Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates............
Section 5.04  Appointment of Paying Agent..................................
Section 5.05  Access to Certificateholders' Names and Addresses............
Section 5.06  Actions of Certificateholders................................

                                   ARTICLE VI

          THE DEPOSITOR, THE MASTER SERVICERS AND THE SPECIAL SERVICER

Section 6.01  Liability of the Depositor, the Master Servicers and the
               Special Servicer............................................
Section 6.02  Merger or Consolidation of either Master Servicer............
Section 6.03  Limitation on Liability of the Depositor, the Master
               Servicers and Others........................................
Section 6.04  Limitation on Resignation of either Master Servicer and the Special Servicer; Termination of either Master
               Servicer and the Special Servicer...........................
Section 6.05  Rights of the Depositor and the Trustee in Respect of
               each Master Servicer and the Special Servicer...............
Section 6.06  The Master Servicers or Special Servicer as Owners of a
               Certificate.................................................

                                   ARTICLE VII

                                     DEFAULT

Section 7.01  Events of Default............................................
Section 7.02  Trustee to Act; Appointment of Successor.....................
Section 7.03  Notification to Certificateholders and Other Persons.........
Section 7.04  Other Remedies of Trustee....................................
Section 7.05  Waiver of Past Events of Default; Termination................
Section 7.06  Trustee as Maker of Advances.................................

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

Section 8.01  Duties of Trustee............................................
Section 8.02  Certain Matters Affecting the Trustee........................
Section 8.03  Trustee Not Liable for Certificates or Mortgage Loans........
Section 8.04  Trustee May Own Certificates.................................
Section 8.05  Payment of Trustee's Fees and Expenses; Indemnification......
Section 8.06  Eligibility Requirements for Trustee.........................
Section 8.07  Resignation and Removal of the Trustee.......................
Section 8.08  Successor Trustee............................................
Section 8.09  Merger or Consolidation of Trustee...........................
Section 8.10  Appointment of Co-Trustee or Separate Trustee................

                                   ARTICLE IX

                                   TERMINATION

Section 9.01  Termination..................................................

                                    ARTICLE X

               EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01 Intent of the Parties; Reasonableness........................
Section 10.02 [Reserved]...................................................
Section 10.03 Information to be Provided by each Master Servicer and the Special Servicer........................................
Section 10.04 Information to be Provided by the Trustee....................
Section 10.05 Filing Obligations...........................................
Section 10.06 Form 10-D Filings............................................
Section 10.07 Form 10-K Filings............................................
Section 10.08 Sarbanes-Oxley Certification.................................
Section 10.09 Form 8-K Filings.............................................
Section 10.10 Form 15 Filing; Incomplete Exchange Act Filings;
               Amendments to Exchange Act Reports..........................
Section 10.11 Annual Compliance Statements.................................
Section 10.12 Annual Reports on Assessment of Compliance with Servicing
               Criteria....................................................
Section 10.13 Annual Independent Public Accountants' Servicing Report......
Section 10.14 Exchange Act Reporting Indemnification.......................
Section 10.15 Amendments...................................................
Section 10.16 Exchange Act Report Signatures; Delivery of Notices;
               Interpretation of Grace Periods.............................
Section 10.17 Termination of the Trustee...................................

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

Section 11.01 Counterparts.................................................
Section 11.02 Limitation on Rights of Certificateholders...................
Section 11.03 Governing Law................................................
Section 11.04 Notices......................................................
Section 11.05 Severability of Provisions...................................
Section 11.06 Notice to the Depositor and Each Rating Agency...............
Section 11.07 Amendment....................................................
Section 11.08 Confirmation of Intent.......................................
Section 11.09 No Intended Third-Party Beneficiaries........................
Section 11.10 [Reserved]...................................................
Section 11.11 Entire Agreement.............................................
Section 11.12 Third Party Beneficiaries....................................

                                TABLE OF EXHIBITS

Exhibit A-1     Form of Class A-1 Certificate
Exhibit A-2     Form of Class A-2 Certificate
Exhibit A-3     Form of Class A-3 Certificate
Exhibit A-4     Form of Class A-AB Certificate
Exhibit A-5     Form of Class A-4 Certificate
Exhibit A-6     Form of Class A-1A Certificate
Exhibit A-7     Form of Class A-1B Certificate
Exhibit A-8     Form of Class X Certificate
Exhibit A-9     Form of Class A-M Certificate
Exhibit A-10    Form of Class A-J Certificate
Exhibit A-11    Form of Class B Certificate
Exhibit A-12    Form of Class C Certificate
Exhibit A-13    Form of Class D Certificate
Exhibit A-14    Form of Class E Certificate
Exhibit A-15    Form of Class F Certificate
Exhibit A-16    Form of Class G Certificate
Exhibit A-17    Form of Class H Certificate
Exhibit A-18    Form of Class J Certificate
Exhibit A-19    Form of Class K Certificate
Exhibit A-20    Form of Class L Certificate
Exhibit A-21    Form of Class M Certificate
Exhibit A-22    Form of Class N Certificate
Exhibit A-23    Form of Class O Certificate
Exhibit A-24    Form of Class P Certificate
Exhibit A-25    Form of Class Q Certificate
Exhibit A-26    Form of Class VPM-1 Certificate
Exhibit A-27    Form of Class VPM-2 Certificate
Exhibit A-28    Form of Class VPM-3 Certificate
Exhibit A-29    Form of Class VPM-4 Certificate
Exhibit A-30    Form of Class S Certificate
Exhibit A-31    Form of Class R Certificate
Exhibit A-32    Form of Class LR Certificate
Exhibit B-1     Mortgage Loan Schedule
Exhibit B-2     Servicing Fee Rate Schedule
Exhibit C-1     Form of Transferee Affidavit
Exhibit C-2     Form of Transferor Letter
Exhibit D-1     Form of Investment Representation Letter
Exhibit D-2     Form of ERISA Representation Letter
Exhibit E       Form of Request for Release
Exhibit F       Securities Legend
Exhibit G       Form of Regulation S Transfer Certificate
Exhibit H       Form of Transfer Certificate for Exchange or Transfer from
                Rule 144A Global Certificate to Regulation S Global Certificate
                during the Restricted Period
Exhibit I       Form of Transfer Certificate for Exchange or Transfer from
                Rule 144A Global Certificate to Regulation S Global Certificate
                after the Restricted Period
Exhibit J       Form of Transfer Certificate for Exchange or Transfer from
                Regulation S Global Certificate to Rule 144A Global Certificate
Exhibit K       Form of Distribution Date Statement
Exhibit L       Form of Investor Certification
Exhibit M       Form of Sub-Servicer Backup Certification
Exhibit N       Form of Purchase Option Notice
Exhibit O       Form of Trustee Backup Certification
Exhibit P       Form of Servicer Backup Certification
Exhibit Q       Form of Special Servicer Backup Certification
Exhibit R       Form of Notification from Custodian
Exhibit S-1     Form of Closing Date Trustee Certification
Exhibit S-2     Form of Post-Closing Trustee Certification
Exhibit T       Form of Notice to the Trustee and S&P from the Master Servicer
                Regarding Defeasance of a Mortgage Loan
Exhibit U       Information Request Form
Exhibit V       Additional Disclosure Notification
Exhibit W       Loan Seller Sub-Servicers
Exhibit X       Loans with earnout/holdback provisions
Exhibit Y       Form of Depositor Certification

                               TABLE OF SCHEDULES

Schedule I      Class A-AB Planned Principal Balance Schedule
Schedule II     Servicing Criteria to be Addressed in Assessment of Compliance
Schedule III    Additional Form 10-D Disclosure
Schedule IV     Additional Form 10-K Disclosure
Schedule V      Form 8-K Disclosure Information

            Pooling and Servicing Agreement, dated as of March 1, 2006, among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as the master servicer with respect to all of the Mortgage Loans other than the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Master Servicer"), Wachovia Bank, National Association, as the master servicer with respect to all of the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Master Servicer" and collectively, with the Midland Master Servicer, the "Master Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Wells Fargo Bank, N.A., as Trustee and Paying Agent.

                             PRELIMINARY STATEMENT:

      (Terms used but not defined in this Preliminary Statement shall have the meanings specified in Article I hereof)

            The Depositor intends to sell pass-through certificates to be issued hereunder in multiple Classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans.

            The segregated pool of assets consisting of the Villas Parkmerced Mortgage Loan and certain other related assets subject to this Agreement will be designated as the "Villas Parkmerced Loan REMIC." The Villas Parkmerced Loan REMIC Pooled Regular Interest and the Class VPM-1-NP, Class VPM-2-NP, Class VPM-3-NP and Class VPM-4-NP Regular Interests will be the "regular interests" in the Villas Parkmerced Loan REMIC, will not be certificated and will be held by Lower-Tier REMIC. The Class LR Certificates will represent the sole class of "residual interests" in the Villas Parkmerced Loan REMIC.

            The Lower-Tier REMIC will hold the Mortgage Loans (other than the Villas Parkmerced Mortgage Loan) (exclusive of any Excess Interest), the Villas Parkmerced Loan REMIC Pooled Regular Interest, the Class VPM-1-NP Regular Interest, Class VPM-2-NP Regular Interest, Class VPM-3-NP Regular Interest and Class VPM-4-NP Regular Interest and certain other related assets subject to this Agreement, and will issue (i) the uncertificated Class A-1L Interest, Class A-2L Interest, Class A-3L Interest, Class A-ABL Interest, Class A-4L Interest, Class A-1AL Interest, Class A-1BL Interest, Class A-ML Interest, Class A-JL Interest, Class B-L Interest, Class C-L Interest, Class D-L Interest, Class E-L Interest, Class F-L Interest, Class G-L Interest, Class H-L Interest, Class J-L Interest, Class K-L Interest, Class L-L Interest, Class M-L Interest, Class N-L Interest, Class O-L Interest, Class P-L Interest, Class Q-L Interest, Class VPM-1-L Interest, Class VPM-2-L Interest, Class VPM-3-L Interest and Class VPM-4-L Interest (the "Lower-Tier Regular Interests"), as classes of regular interests in the Lower-Tier REMIC, and (ii) the sole class of residual interests in the Lower-Tier REMIC, which will be represented by the Class LR Certificates.

            The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and certain other related assets subject to this Agreement and will issue the following Classes: the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3 and Class VPM-4 Certificates (the "Regular Certificates"), which are designated as classes of regular interests, and the Class R Certificates, which are designated as the sole class of residual interests, in the Upper-Tier REMIC.

            The ownership interest in the Villas Parkmerced Mortgage Loan, as part of the Villas Parkmerced Loan REMIC related to the Villas Parkmerced Mortgage Loan, will be split into a senior undivided ownership interest in the portion of the Villas Parkmerced Loan REMIC (the "Villas Parkmerced Pooled Trust Component") and four subordinate undivided ownership interests in the portion of the Villas Parkmerced Loan REMIC related to the Villas Parkmerced Loan (collectively, the "Villas Parkmerced Non-Pooled Trust Component" and together with the Villas Parkmerced Pooled Trust Component, the "Villas Parkmerced Loan Components").

            The following table sets forth certain information regarding the Villas Parkmerced Mortgage Loan and the related Villas Parkmerced Loan
Components:


                                                      Original Component
                            Corresponding Villas      Principal Balance/     Component
    Corresponding                Parkmerced             Original Villas         Loan           Corresponding
  Villas Parkmerced              Loan REMIC          Parkmerced Loan REMIC   Remittance       Lower-Tier REMIC       Related Class
    Loan Component            Regular Interest        Principal Balance*       Rate**         Regular Interest      of Certificates
-----------------------------------------------------------------------------------------------------------------------------------
Villas Parkmerced
  Pooled Trust Component    Class VPM-P Interest              $300,000,000       5.6480%            N/A                   N/A
Villas Parkmerced Non-
  Pooled Trust Component   Class VPM-1-NP Interest             $10,300,000       5.6480%   Class VPM-1-L Interest     Class VPM-1
Villas Parkmerced Non-
  Pooled Trust Component   Class VPM-2-NP Interest             $18,200,000       5.6480%   Class VPM-2-L Interest     Class VPM-2
Villas Parkmerced Non-
  Pooled Trust Component   Class VPM-3-NP Interest              $2,700,000       5.6480%   Class VPM-3-L Interest     Class VPM-3
Villas Parkmerced Non-
  Pooled Trust Component   Class VPM-4-NP Interest             $18,800,000       5.6480%   Class VPM-4-L Interest     Class VPM-4


* The Villas Parkmerced Non-Pooled Trust Component has an aggregate Component Principal Balance of $50,000,000.

** Represents the Net Mortgage Rate per annum at which interest will accrue on the Villas Parkmerced Loan Components based on the actual number of days elapsed and a 360-day year.

            The portion of the Trust Fund consisting of the Excess Interest and proceeds thereof in the Grantor Trust Distribution Account will be treated as a grantor trust (the "Grantor Trust") for federal income tax purposes. The Class S Certificates will represent undivided beneficial interests in the Excess Interest and proceeds thereof.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 1 on the Mortgage Loan Schedule (the "Villas Parkmerced Mortgage Loan"), also secures seven separate mortgage loans to the same Borrower (referred to herein as the "Villas Parkmerced B Loans" or the "Villas Parkmerced Companion Loans" and together with the Villas Parkmerced Mortgage Loan, the "Villas Parkmerced Whole Loan") which are subordinate to the Villas Parkmerced Mortgage Loan. The Villas Parkmerced Whole Loan will be serviced pursuant to this Agreement and the Villas Parkmerced Co-Lender Agreement, as and to the extent provided herein. Amounts attributable to the Serviced Companion Loan will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Serviced Companion Loan Noteholder.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 182 on the Mortgage Loan Schedule, (the "Arrowhead Shopping Center Mortgage Loan") also secures one separate mortgage loan to the related Borrower (the "Arrowhead Shopping Center B Loan" or the "Arrowhead Shopping Center Companion Loan" and together with the Arrowhead Shopping Center Mortgage Loan, the "Arrowhead Shopping Center Whole Loan") which is subordinate to the Arrowhead Shopping Center Mortgage Loan. The Arrowhead Shopping Center Whole Loan will be serviced pursuant to this Agreement and the Arrowhead Shopping Center Intercreditor Agreement, as and to the extent provided herein and therein. Amounts attributable to the Serviced Companion Loan will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Serviced Companion Loan Noteholder.

            The following table sets forth the Class designation, the corresponding Lower-Tier Regular Interests (the "Corresponding Lower-Tier Regular Interests") and the aggregate initial Certificate Balance (or, with respect to the Class X Certificates, Notional Balance) for each Class of Certificates comprising interests in the Upper-Tier REMIC.

                                   Corresponding     Original
                   Certificate       Lower-Tier     Lower-Tier
 Corresponding      Balance or        Regular        Principal
  Certificates   Notional Balance   Interest(s)       Balance
---------------------------------------------------------------
Class A-1.....     $72,000,000          A-1L        $72,000,000
Class A-2.....    $239,000,000          A-2L       $239,000,000
Class A-3.....     $53,000,000          A-3L        $53,000,000
Class A-AB....    $111,000,000         A-ABL       $111,000,000
Class A-4.....    $839,906,000          A-4L       $839,906,000
Class A-1A....    $308,000,000         A-1AL       $308,000,000
Class A-1B....    $518,636,000         A-1BL       $518,636,000
Class X.......   $3,059,345,770(1)      N/A             N/A
Class A-M.....    $305,934,000          A-ML       $305,934,000
Class A-J.....    $217,979,000          A-JL       $217,979,000
Class B.......     $22,945,000          B-L         $22,945,000
Class C.......     $34,417,000          C-L         $34,417,000
Class D.......     $38,242,000          D-L         $38,242,000
Class E.......     $49,714,000          E-L         $49,714,000
Class F.......     $42,066,000          F-L         $42,066,000
Class G.......     $38,242,000          G-L         $38,242,000
Class H.......     $34,418,000          H-L         $34,418,000
Class J.......     $34,418,000          J-L         $34,418,000
Class K.......     $15,296,000          K-L         $15,296,000
Class L.......     $11,473,000          L-L         $11,473,000
Class M.......     $11,472,000          M-L         $11,472,000
Class N.......      $7,649,000          N-L          $7,649,000
Class O.......      $7,648,000          O-L          $7,648,000
Class P.......      $7,648,000          P-L          $7,648,000
Class Q.......      38,242,770          Q-L         38,242,770
Class VPM-1...     $10,300,000        VPM-1-L       $10,300,000
Class VPM-2...     $18,200,000        VPM-2-L       $18,200,000
Class VPM-3...      $2,700,000        VPM-3-L        $2,700,000
Class VPM-4...     $18,800,000        VPM-4-L       $18,800,000
Class S.......          N/A             N/A             N/A
Class R.......          N/A             N/A             N/A
Class LR......          N/A             N/A             N/A

(1) The initial Notional Balance of the Class X Certificates is equal to the aggregate of the Lower-Tier Principal Balances of the Lower-Tier Regular Interests.

            The initial Certificate Balance of each of the Class R and Class LR Certificates is zero. Additionally, the Class R and Class LR Certificates do not have a Notional Balance. The Certificate Balance of any Class of Certificates outstanding at any time represents the maximum amount which holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided, however, that in the event that amounts previously allocated as Realized Losses to a Class of Certificates in reduction of the Certificate Balance thereof are subsequently recovered (including without limitation after the reduction of the Certificate Balance of such Class to zero), such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in
Section 4.01.

            As of the Cut-off Date, the Mortgage Loans (excluding the Villas Parkmerced Non-Pooled Trust Component) have an aggregate Stated Principal Balance equal to approximately $3,059,345,771. As of the Cut-off Date the Villas Parkmerced Non-Pooled Trust Component has a principal balance of $50,000,000.

            In consideration of the mutual agreements herein contained, the Depositor, each Master Servicer, the Special Servicer, the Trustee and the other parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

            "10-K Filing Deadline": As defined in Section 10.7.

            "Act": The Securities Act of 1933, as it may be amended from time to time.

            "Actual/360 Mortgage Loans": The Mortgage Loans indicated as such in the Mortgage Loan Schedule and any related Serviced Companion Loan.

            "Additional Form 10-D Disclosure": As defined in Section 10.6.

            "Additional Form 10-K Disclosure": As defined in Section 10.7.

            "Additional Servicer": Each Affiliate of the Master Servicers, the Special Servicer, the Trustee, the Mortgage Loan Sellers or the Underwriters, that Services any of the Mortgage Loans, and each Person, other than the Special Servicer, who is not an Affiliate of the Master Servicers, the Trustee, the Mortgage Loan Sellers or the Underwriters, who Services 10% or more of the Mortgage Loans (based on their Stated Principal Balance).

            "Additional Trust Fund Expense": Any expense incurred with respect to the Trust Fund and not otherwise included in the calculation of a Realized Loss that would result in the Holders of Regular Certificates receiving less than the full amount of principal and/or the Interest Accrual Amount to which they are entitled on any Distribution Date.

            "Advance": Any P&I Advance or Property Advance.

            "Advance Interest Amount": Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, has not been reimbursed and on Servicing Fees, Trustee Fees or Special Servicing Compensation for which such Master Servicer, the Trustee or the Special Servicer, as applicable, has not been timely paid or reimbursed for the number of days from the date on which such Advance was made or such Servicing Fees, Trustee Fees or Special Servicing Compensation were due to the date of payment or reimbursement of the related Advance or other such amount, less any amount of interest previously paid on such Advance or Servicing Fees, Trustee Fees or Special Servicing Compensation; provided, that if, during any Collection Period in which an Advance was made, the related Borrower makes payment of an amount in respect of which such Advance was made with interest at the Default Rate, the Advance Interest Amount payable to the applicable Master Servicer, the Special Servicer or the Trustee shall be paid first, from the amount of Default Interest on the related Mortgage Loan by such Borrower, second, from late payment fees on the related Mortgage Loan by the related Borrower, and third, upon determining in good faith that such Advance Interest Amount is not recoverable from the amounts described in first or second, from other amounts on deposit in the Collection Account-Midland or Collection Account-Wachovia, as applicable, and if such funds are insufficient for such reimbursement then from the other Master Servicer's respective Collection Account.

            "Advance Rate": A per annum rate equal to the Prime Rate (as most recently published in the "Money Rates" section of The Wall Street Journal, New York edition, from time to time). Interest at the Advance Rate will accrue from (and including) the date on which the related Advance is made or the related expense incurred to (but excluding) the date on which such amounts are recovered out of amounts received on the Mortgage Loan as to which such Advances were made or servicing expenses incurred or the first Servicer Remittance Date after a determination of non-recoverability, as the case may be, is made, provided that such interest at the Advance Rate will continue to accrue to the extent funds are not available in the Collection Accounts for such reimbursement of such Advance. Notwithstanding the foregoing, with respect to any Mortgage Loan that has a grace period that expires after the Determination Date, such interest shall not begin to accrue until the day succeeding the expiration date of such grace period.

            "Advance Recovery Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Advance Recoverability Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Advance Recovery Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer.

            "Adverse Grantor Trust Event": Any action that, under the Grantor Trust Provisions, if taken or not taken, as the case may be, could endanger the status of the Grantor Trust as a grantor trust under the Grantor Trust Provisions.

            "Adverse REMIC Event": Any action, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property").

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. The Trustee may obtain and rely on an Officer's Certificate of the applicable Master Servicer, the Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

            "Affiliated Person": Any Person (other than a Rating Agency) involved in the organization or operation of the Depositor or an affiliate, as defined in Rule 405 of the Act, of such Person.

            "Agent Member": Members of, or Depository Participants in, the Depository.

            "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

            "Allocated Loan Amount": With respect to each Mortgaged Property, the portion of the principal amount of the related Mortgage Loan allocated to such Mortgaged Property in the applicable Mortgage, Loan Agreement or the Mortgage Loan Schedule.

            "Annual Compliance Report": A report consisting of an annual statement of compliance required by Section 3.14 hereof and an annual report of an Independent accountant required pursuant to Section 3.15 hereof

            "Anticipated Repayment Date": With respect to any Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which such Mortgage Loan commences accruing interest at such Revised Rate.

            "Anticipated Termination Date": Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c).

            "Applicable Monthly Payment": As defined in Section 4.06(a).

            "Applicable Procedures": As defined in Section 5.02(c)(ii).

            "Applicable State and Local Tax Law": For purposes hereof, the Applicable State and Local Tax Law shall be such state or local tax laws whose applicability shall have been brought to the attention of the Trustee by either
(i) an opinion of counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

            "Appraisal": An appraisal prepared by an Independent MAI appraiser with at least five years experience in properties of like kind and in the same area.

            "Appraisal Reduction Amount": For any Distribution Date and for any Mortgage Loan or any Serviced Whole Loan, an amount calculated by the Special Servicer by the first Determination Date following the date the Special Servicer receives the required Appraisal or performs the required Small Loan Appraisal Estimate equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan or the applicable Serviced Whole Loan over (b) the excess of
(i) 90% of the sum of the appraised values (net of any prior mortgage liens but including all escrows and reserves (other than escrows and reserves for taxes and insurance)) of the related Mortgaged Properties securing such Mortgage Loan or the applicable Serviced Whole Loan as determined by Updated Appraisals obtained by the Special Servicer (the costs of which shall be paid by the applicable Master Servicer as a Property Advance) minus any downward adjustments the Special Servicer deems appropriate (without implying any duty to do so) based upon its review of the Appraisal and any other information it may deem appropriate (or, in the case of Mortgage Loans or Serviced Whole Loans having a Stated Principal Balance under $2,000,000, 90% of the sum of the Small Loan Appraisal Estimates of the related Mortgaged Properties (as described below)) over (ii) the sum of (A) to the extent not previously advanced by the applicable Master Servicer or the Trustee, all unpaid interest on such Mortgage Loan or the applicable Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (or with respect to the applicable Serviced Whole Loan, the weighted average of the Mortgage Rate for the related Mortgage Loan(s) and Serviced Companion Loans), (B) all unreimbursed Property Advances and the principal portion of all unreimbursed P&I Advances, and all unpaid interest on Advances at the Advance Rate, in respect of such Mortgage Loan or the applicable Serviced Whole Loan,
(C) any other unpaid Additional Trust Fund Expenses in respect of such Mortgage Loan or the applicable Serviced Whole Loan (but subject to the provisions of Section 1.02(e)) and (D) all currently due and unpaid real estate taxes, ground rents and assessments and insurance premiums (net of any escrows and reserves therefor) and all other amounts due and unpaid with respect to such Mortgage Loan or the applicable Serviced Whole Loan (which taxes, premiums (net of any escrows and reserves therefor) and other amounts have not been the subject of an Advance by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable); provided, however, without limiting the Special Servicer's obligation to order and obtain such Appraisal, if the Special Servicer has not obtained the Updated Appraisal or Small Loan Appraisal Estimate, as applicable, referred to above within 60 days of the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or the applicable Serviced Whole Loan until such time as such Updated Appraisal or Small Loan Appraisal Estimate referred to above is received and the Appraisal Reduction Amount is calculated. Notwithstanding the foregoing, within 60 days after the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, 30 days) (A) with respect to Mortgage Loans or an applicable Serviced Whole Loan having a Stated Principal Balance of $2,000,000 or higher, the Special Servicer shall obtain an Updated Appraisal or (B) with respect to Mortgage Loans or an applicable Serviced Whole Loan having a Stated Principal Balance of less than $2,000,000, the Special Servicer, at its option, shall (i) provide a Small Loan Appraisal Estimate within the same time period as an Appraisal would otherwise be required and such Small Loan Appraisal Estimate shall be used in lieu of an Appraisal to calculate the Appraisal Reduction Amount for such Mortgage Loans or applicable Serviced Whole Loan; or (ii) with the consent of the Controlling Class Representative, obtain an Updated Appraisal. On the first Distribution Date occurring on or after the delivery of such Updated Appraisal or completion of such Small Loan Appraisal Estimate, as applicable, the Special Servicer shall adjust the Appraisal Reduction Amount to take into account such Updated Appraisal (regardless of whether the Updated Appraisal is higher or lower than the Small Loan Appraisal Estimate). Each Appraisal Reduction Amount shall also be adjusted to take into account any subsequent Small Loan Appraisal Estimate or Updated Appraisal, as applicable, and any annual letter updates, as of the date of each such subsequent Small Loan Appraisal Estimate, Updated Appraisal or letter update, as applicable. With respect to each Mortgage Loan that is cross-collateralized with any other Mortgage Loan, the value of each Mortgaged Property that is security for each Mortgage Loan in such cross-collateralized group, as well as the outstanding amounts under each such Mortgage Loan shall be taken into account when calculating such Appraisal Reduction Amount.

            At any time that an Appraisal Reduction Amount exists with respect to any Mortgage Loan, the Controlling Class Representative may, at its own expense, obtain and deliver to the applicable Master Servicer, the Special Servicer and the Trustee an Appraisal satisfactory to the Special Servicer that satisfies the requirements of an "Updated Appraisal," and upon the written request of the Controlling Class Representative, the Special Servicer shall, subject to the Servicing Standard, recalculate the Appraisal Reduction Amount in respect of such Mortgage Loan or the applicable Serviced Whole Loan based on such Appraisal (but subject to any downward adjustment by the Special Servicer as provided in the definition of Appraisal Reduction Amount) and shall notify the Trustee, the applicable Master Servicer, the Controlling Class Representative and the Directing Certificateholder of such recalculated Appraisal Reduction Amount.

            Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan or a Serviced Whole Loan or the related REO Property will be reduced to zero as of the date the related Mortgage Loan or Serviced Whole Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.

            Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the mortgage loans that comprise such Serviced Whole Loan.

            Any Appraisal Reduction Amount on a Serviced Whole Loan shall be deemed allocated, first, to the related B Loan, up to the outstanding principal balance thereof, if any, and, then, to the Mortgage Loan. Additionally, any Appraisal Reduction Amount allocable to the Villas Parkmerced Mortgage Loan shall be deemed allocated, first, to Class VPM-4 Certificates, up to the Certificate Balance of such Class, second, to the Class VPM-3 Certificates, up to the Certificate Balance of such Class, third, to the Class VPM-2 Certificates, up to the Certificate Balance of such Class, fourth, to the Class VPM-1 Certificates, up to the Certificate Balance of such Class, and, finally, to Principal Balance Certificates.

            "Appraisal Reduction Event": With respect to any Mortgage Loan or Serviced Whole Loan, the first Distribution Date following the earliest of (i) the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan, (ii) the 90th day following the occurrence of any uncured delinquency in Monthly Payments with respect to such Mortgage Loan or Serviced Whole Loan, (iii) receipt of notice that the related Borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or 60 days after the Borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed, (iv) the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, (v) the 60th day after the third anniversary of any extension of a Mortgage Loan or a Serviced Whole Loan and (vi) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, however, if (a) the related Borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the applicable Master Servicer, who shall promptly deliver a copy to the Special Servicer and the Controlling Class Representative within 30 days after the default), (b) the related Borrower continues to make its Assumed Scheduled Payment, (c) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan and (d) the Controlling Class Representative consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date; and provided, further, if the related Borrower has delivered to the applicable Master Servicer, who shall promptly deliver a copy to the Special Servicer and the Controlling Class Representative, on or before the 60th day after the related Maturity Date, a refinancing commitment reasonably acceptable to the Special Servicer and the Controlling Class Representative, and the Borrower continues to make its Assumed Scheduled Payments (and no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date and
(2) the termination of the refinancing commitment. The Special Servicer shall notify the applicable Master Servicer promptly upon the occurrence of any of the foregoing events with respect to any Specially Serviced Loan.

            "ARD Loan": Any Mortgage Loan the terms of which provide that if, after an Anticipated Repayment Date, the borrower has not prepaid such Mortgage Loan in full, any principal outstanding on that date will accrue interest at the Revised Rate rather than the Initial Rate.

            "Arrowhead Shopping Center B Loan": As defined in the Preliminary Statement.

            "Arrowhead Shopping Center B Loan Noteholder": The holder of the Note for the Arrowhead Shopping Center B Loan.

            "Arrowhead Shopping Center Companion Loan": As defined in the Preliminary Statement.

            "Arrowhead Shopping Center Intercreditor Agreement": That certain intercreditor agreement among note holders, dated as of January 6, 2006 by and between PNC Bank, National Association and CBA-Mezzanine Capital Finance, LLC, as from time to time amended, supplemented or modified.

            "Arrowhead Shopping Center Mortgage Loan": As defined in the Preliminary Statement.

            "Arrowhead Shopping Center Whole Loan": As defined in the Preliminary Statement.

            "Asset Status Report": As defined in Section 3.26(f).

            "Assignment of Leases, Rents and Profits": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

            "Assignment of Mortgage": An assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

            "Assumed Scheduled Payment": With respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan on the related Due Date (or portion thereof not received), based on the constant Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant payment required by the related Note or the amortization or payment schedule thereof (as calculated with interest at the related Mortgage Rate) (if any), assuming such Balloon Payment had not become due, after giving effect to any prior modification, and (b) interest at the applicable Net Mortgage Pass-Through Rate.

            "Assumption Fees": Any fees collected by the applicable Master Servicer or the Special Servicer in connection with an assumption or modification of a Mortgage Loan or a Serviced Whole Loan or substitution of a Borrower (or an interest therein) thereunder (in each case, as set forth in the related Loan Documents) permitted to be executed under the provisions of this Agreement.

            "Authenticating Agent": Any authenticating agent appointed by the Trustee pursuant to Section 3.20.

            "Available Funds": For a Distribution Date (and with respect to the Villas Parkmerced Mortgage Loan, only considering amounts allocable to the Villas Parkmerced Pooled Trust Component pursuant to Section 3.05(l)), the sum of (i) all previously undistributed Monthly Payments or other receipts on account of principal and interest (including Unscheduled Payments and any Net REO Proceeds, if any, transferred from an REO Account pursuant to Section 3.17(b), but excluding any Excess Liquidation Proceeds) on or in respect of the Mortgage Loans, received by or on behalf of the applicable Master Servicer in the Collection Period relating to such Distribution Date, (ii) all P&I Advances made by the applicable Master Servicer or the Trustee, as applicable, in respect of the Mortgage Loans as of such Distribution Date, (iii) all other amounts received by the applicable Master Servicer in such Collection Period (including the portion of Loss of Value Payments deposited into its Collection Account pursuant to Section 3.06(f)) and required to be placed in the applicable Collection Account by the applicable Master Servicer pursuant to Section 3.05,
(iv) without duplication, any late Monthly Payments on or in respect of the Mortgage Loans received after the end of the Collection Period relating to such Distribution Date but prior to the close of business on the Business Day prior to the related Servicer Remittance Date, (v) any Servicer Prepayment Interest Shortfalls remitted by the applicable Master Servicer to its Collection Account and (vi) with respect to the Distribution Date in March of each calendar year (or February if the final Distribution Date occurs in such month), the Withheld Amounts deposited in the Interest Reserve Account by the Trustee in accordance with Section 3.05(f) and (vii) with respect to the first Distribution Date, the Interest Deposit Amount; but excluding the following:

            (a) amounts permitted to be used to reimburse the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, for previously unreimbursed Advances and Workout-Delayed Reimbursement Amounts and interest thereon as described in Section 3.06;

            (b) those portions of each payment of interest which represent the applicable Servicing Fee and Trustee Fee and an amount representing any applicable Special Servicing Compensation;

            (c) all amounts in the nature of late payment fees (to the extent not applied to the reimbursement of the Advance Interest Amount and/or Additional Trust Fund Expenses as provided in Section 3.06 hereof), Net Prepayment Interest Excess, Net Default Interest, extension fees, loan service transaction fees, demand fees, beneficiary statement charges, Assumption Fees and similar fees on the Mortgage Loans, which the applicable Master Servicer or the Special Servicer is entitled to retain as Servicing Compensation or Special Servicing Compensation, respectively;

            (d) all amounts representing scheduled Monthly Payments on Mortgage Loans due after the related Due Date;

            (e) that portion of Net Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds with respect to a Mortgage Loan which represents any unpaid Servicing Fee, Trustee Fee and Special Servicing Compensation, to which the applicable Master Servicer, any sub-servicer, Trustee and/or the Special Servicer are entitled;

            (f) all amounts representing certain fees and expenses, including indemnity amounts, reimbursable or payable to the applicable Master Servicer, the Special Servicer or the Trustee and other amounts permitted to be retained by the applicable Master Servicer or withdrawn by such Master Servicer from its Collection Account to the extent expressly set forth in this Agreement (including, without limitation, as provided in Section 3.06 and including any indemnities provided for herein), including interest thereon as expressly provided in this Agreement;

            (g) any interest or investment income on funds on deposit in the applicable Collection Account or any interest on Permitted Investments in which such funds may be invested;

            (h) all amounts received with respect to each Mortgage Loan previously purchased, repurchased or replaced from the Trust Fund pursuant to Sections 2.03(d), 3.18 or 9.01 during the related Collection Period and subsequent to the date as of which such Mortgage Loan was purchased, repurchased or replaced;

            (i) the amount reasonably determined by the Trustee to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC or the Villas Parkmerced Loan REMIC under the circumstances and to the extent described in Section 4.05;

            (j) Excess Interest;

            (k) Prepayment Premiums and Yield Maintenance Charges with respect to the Mortgage Loans; and

            (l) with respect to the Distribution Date occurring in (A) January of each calendar year that is not a leap year and (B) February of each calendar year, in each case, unless such Distribution Date is the final Distribution Date, the Withheld Amounts deposited in the Interest Reserve Account by the Trustee in accordance with Section 3.05(f).

            "B Loan": The Villas Parkmerced B Loans and the Arrowhead Shopping Center B Loan, all of which are identified in the Preliminary Statement, as applicable and as the context may require.

            "Balloon Loan": Any Mortgage Loan or Serviced Whole Loan that requires a payment of principal on the maturity date in excess of its constant Monthly Payment.

            "Balloon Payment": With respect to each Balloon Loan, the scheduled payment of principal due on the Maturity Date (less principal included in the applicable amortization schedule or scheduled Monthly Payment).

            "Base Interest Fraction": With respect to any Principal Prepayment on any Mortgage Loan and any of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates, a fraction (not greater than 1) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds
(ii) the yield rate (as provided by the applicable Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Mortgage Loan exceeds
(ii) the yield rate (as provided by the applicable Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment; provided, however, that if such yield rate is greater than or equal to the lesser of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in clause (a)(i) above, then the Base Interest Fraction shall be zero.

            "Beneficial Owner": With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository) with respect to such Classes. Each of the Trustee and the applicable Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide evidence at its expense of its status as a Beneficial Owner hereunder.

            "Borrower": With respect to any Mortgage Loan, Companion Loan or Serviced Whole Loan, any obligor or obligors on any related Note or Notes.

            "Borrower Account": As defined in Section 3.07(a).

            "Breach": As defined in Section 2.03(d).

            "Business Day": Any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York, Pittsburgh, Pennsylvania, Charlotte, North Carolina or the principal cities in which either Master Servicer, the Special Servicer or the Trustee conducts servicing or trust operations or (iii) a day on which banking institutions or savings associations in New York, New York, Pittsburgh, Pennsylvania, Charlotte, North Carolina or the principal cities in which either Master Servicer, the Special Servicer or the Trustee conduct servicing or trust operations are authorized or obligated by law or executive order to be closed.

            "Cash Collateral Account": With respect to any Mortgage Loan or Serviced Whole Loan that has a Lock-Box Account, any account or accounts created pursuant to the related Mortgage, Loan Agreement, Cash Collateral Account Agreement or other Loan Document into which the Lock-Box Account monies are swept on a regular basis for the benefit of the Trustee as successor to the related Mortgage Loan Seller. Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon in accordance with the terms of the related Mortgage Loan or Serviced Whole Loan. Each Master Servicer shall be permitted to make withdrawals therefrom for deposit into its Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable. To the extent not inconsistent with the terms of the related Loan Documents, each such Cash Collateral Account shall be an Eligible Account.

            "Cash Collateral Account Agreement": With respect to any Mortgage Loan or Serviced Whole Loan, the cash collateral account agreement, if any, between the related Originator and the related Borrower, pursuant to which the related Cash Collateral Account, if any, may have been established.

            "Certificate": Any Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class Q, Class S, Class R or Class LR Certificate issued, authenticated and delivered hereunder.

            "Certificate Balance": With respect to any Class of Certificates (other than the Class X, Class S, Class R and Class LR Certificates) (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Balance of such Class, as specified in the Preliminary Statement hereto, (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates on the Distribution Date immediately prior to such date of determination less any distributions allocable to principal and any allocations of Realized Losses made thereon on such prior Distribution Date.

            "Certificate Custodian": Initially, the Trustee; thereafter, any other Certificate Custodian acceptable to the Depository and selected by the Trustee.

            "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

            "Certificateholder": The Person whose name is registered in the Certificate Register subject to the following:

            (a) except as provided in clauses (b) and (d), for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate beneficially owned by the Depositor, each Master Servicer, the Special Servicer, the Trustee, a Manager or a Borrower or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of any thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained;

            (b) for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificates beneficially owned by each Master Servicer or the Special Servicer or an Affiliate thereof shall be deemed to be outstanding, unless such amendment relates to compensation of the applicable Master Servicer or the Special Servicer or benefits such Master Servicer or the Special Servicer (in its capacity as such) or any Affiliate thereof (other than solely in its capacity as Certificateholder) in any material respect, in which case such Certificates shall be deemed not to be outstanding;

            (c) except as provided in clause (d) below, for purposes of obtaining the consent of Certificateholders to any action proposed to be taken by the Special Servicer with respect to a Specially Serviced Loan, any Certificates beneficially owned by the Special Servicer or an Affiliate thereof shall be deemed not to be outstanding;

            (d) for the purpose of exercising its rights as a member of the Controlling Class or as a Controlling Class Representative (if applicable), any Certificate beneficially owned by a Master Servicer, the Special Servicer or an Affiliate thereof will be deemed outstanding; and

            (e) for purposes of providing or distributing any reports, statements or other information required or permitted to be provided to a Certificateholder hereunder, a Certificateholder shall include any Beneficial Owner, or (subject to a confidentiality agreement attached hereto as Exhibit U) any Person identified by a Beneficial Owner as a prospective transferee of a Certificate beneficially owned by such Beneficial Owner, but only if the Trustee or another party hereto furnishing such report, statement or information has been provided with the name of the Beneficial Owner of the related Certificate or the Person identified as a prospective transferee thereof. For purposes of the foregoing, the Depositor, the applicable Master Servicer, the Special Servicer, the Trustee, the Paying Agent or other such Person may rely, without limitation, on a Depository Participant listing from the Depository or statements furnished by a Person that on their face appear to be statements from a Depository Participant to such Person indicating that such Person beneficially owns Certificates.

            "Certifying Person": As defined in Section 10.8.

            "Certifying Servicer": As defined in Section 10.11.

            "CGM": Citigroup Global Markets, Inc.

            "CGMRC": Citigroup Global Markets Realty Corp., in its capacity as a Mortgage Loan Seller, and its successors.

            "CGMRC Indemnification Agreement": The agreement dated as of February 27, 2006 from CGMRC to the Depositor and the Underwriters.

            "CGMRC Purchase Agreement": The Mortgage Loan Purchase Agreement, dated and effective the Closing Date, between CGMRC and the Depositor.

            "Class": With respect to the Certificates or Lower-Tier Regular Interests, all of the Certificates or Lower-Tier Regular Interests bearing the same alphabetical and numerical Class designation.

            "Class A-1 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-1 hereto.

            "Class A-1 Pass-Through Rate": A per annum rate equal to 5.302%.

            "Class A-1A Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-6 hereto.

            "Class A-1A Pass-Through Rate": A per annum rate equal to the lesser of 5.415% and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class A-1AL Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class A-1B Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-7 hereto.

            "Class A-1B Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate minus 0.1080%.

            "Class A-1BL Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class A-1L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class A-2 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-2 hereto.

            "Class A-2 Pass-Through Rate": A per annum rate equal to 5.408%.

            "Class A-2L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class A-3 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-3 hereto.

            "Class A-3 Pass-Through Rate": A per annum rate equal to the weighted Average Net Mortgage Pass-Through Rate minus 0.046%.

            "Class A-3L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class A-4 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-5 hereto.

            "Class A-4 Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate minus 0.1090%.

            "Class A-4L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class A-AB Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-4 hereto.

            "Class A-AB Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate minus 0.079%.

            "Class A-ABL Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class A-J Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-10 hereto.

            "Class A-J Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate minus 0.023%.

            "Class A-JL Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class A-M Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-9 hereto.

            "Class A-M Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate minus 0.062%.

            "Class A-ML Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class B Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-11 hereto.

            "Class B Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class B-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class C Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-12 hereto.

            "Class C Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class C-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class D Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-13 hereto.

            "Class D Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class D-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class E Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-14 hereto.

            "Class E Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class E-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class F Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-15 hereto.

            "Class F Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class F-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class G Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-16 hereto.

            "Class G Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class G-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class H Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-17 hereto.

            "Class H Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class H-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class Interest Shortfall": On any Distribution Date for any Class of Certificates, the amount of interest required to be distributed to the Holders of such Class pursuant to Section 4.01(b) (or in the case of the Class VPM Certificates, pursuant to Section 4.01A(b) on such Distribution Date minus the amount of interest actually distributed to such Holders pursuant to such Section, if any.

            "Class J Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-18 hereto.

            "Class J Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class J-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class K Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-19 hereto.

            "Class K Pass-Through Rate": A per annum rate equal to the lesser of 5.085% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class K-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class L Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-20 hereto.

            "Class L Pass-Through Rate": A per annum rate equal to the lesser of 5.085% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class L-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class LR Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-32 hereto. The Class LR Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

            "Class M Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-21 hereto.

            "Class M Pass-Through Rate": A per annum rate equal to the lesser of 5.085% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class M-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class N Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-22 hereto.

            "Class N Pass-Through Rate": A per annum rate equal to the lesser of 5.085% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class N-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class O Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-23 hereto.

            "Class O Pass-Through Rate": A per annum rate equal to the lesser of 5.085% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class O-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class P Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-24 hereto.

            "Class P Pass-Through Rate": A per annum rate equal to the lesser of 5.085% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class P-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class Q Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-25 hereto.

            "Class Q Pass-Through Rate": A per annum rate equal to the lesser of 5.085% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class Q-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class R Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-31 hereto. The Class R Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

            "Class S Certificate": A Certificate designated as "Class S" on the face thereof, in the form of Exhibit A-30 hereto.

            "Class VPM Available Distribution Amount": The portion of the Villas Parkmerced Available Funds allocated to the Non-Pooled Trust Component pursuant to Section 3.05(l).

            "Class VPM Certificates": Collectively, the Class VPM-1, Class VPM-2, Class VPM-3 and Class VPM-4 Certificates.

            "Class VPM-1 Certificate": Any one of the Certificates with a "Class VPM-1" designation on the face thereof, substantially in the form of Exhibit A-26 attached hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions entitled to certain payments on the Villas Parkmerced Non-Pooled Trust Component.

            "Class VPM-1-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class VPM-1 Pass-Through Rate": A per annum rate equal to 5.805%.

            "Class VPM-2 Certificate": Any one of the Certificates with a "Class VPM-2" designation on the face thereof, substantially in the form of Exhibit A-27 attached hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions entitled to certain payments on the Villas Parkmerced Non-Pooled Trust Component.

            "Class VPM-2-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class VPM-2 Pass-Through Rate": A per annum rate equal to 5.805%.

            "Class VPM-3 Certificate": Any one of the Certificates with a "Class VPM-3" designation on the face thereof, substantially in the form of Exhibit A-28 attached hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions entitled to certain payments on the Villas Parkmerced Non-Pooled Trust Component.

            "Class VPM-3-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class VPM-3 Pass-Through Rate": A per annum rate equal to 5.805%.

            "Class VPM-4 Certificate": Any one of the Certificates with a "Class VPM-4" designation on the face thereof, substantially in the form of Exhibit A-29 attached hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions entitled to certain payments on the Villas Parkmerced Non-Pooled Trust Component.

            "Class VPM-4-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class VPM-4 Pass-Through Rate": A per annum rate equal to 5.805%.

            "Class VPM Control Appraisal Event": With respect to each Class of Class VPM Certificates will be deemed to be occurring at any time if (i) the initial Certificate Balance of such Class of Class VPM Certificates, as reduced by any payments of principal (whether as scheduled amortization, principal prepayments or otherwise) allocated to such Class of Class VPM Certificates and any appraisal reduction amounts and Realized Losses allocated to such Class of Class VPM Certificates, is less than 25% of the initial Certificate Balance of such Class of Class VPM Certificates, as reduced by any payments of principal (whether as scheduled amortization, principal prepayments or otherwise allocated to such Class of VPM Certificates) provided that no Class VPM Control Appraisal Event will be deemed to exist if the holder of the applicable Class VPM Certificates exercises its right to effectuate a Class VPM Control Appraisal Event cure pursuant to Section 3.31(e) or (ii) if the holder of a Class VPM Certificate is an affiliate of the related borrower.

            "Class VPM Controlling Holder": The holder(s) of a majority of the Class VPM-4 Certificates except during the occurrence of a Class VPM Control Appraisal Event with respect to the Class VPM-4 Certificates, in which case, the holder(s) of a majority of the Class VPM-3 Certificates except during the occurrence of a Class VPM Control Appraisal Event with respect to the Class VPM-3 Certificates, in which case, the holder(s) of a majority of the Class VPM-2 Certificates except during the occurrence of a Class VPM Control Appraisal Event with respect to the Class VPM-2 Certificates, in which case, the holder(s) of a majority of Class VPM-1 Certificates until the occurrence of a Class VPM Control Appraisal Event with respect to the Class VPM-1 Certificates, in which case there will be no Class VPM Controlling Holder for the purposes of this Agreement.

            "Class VPM Cure Right": As defined in Section 3.31(d).

            "Class VPM Excess Prepayment Interest Shortfall": As defined in
Section 4.01A(g).

            "Class VPM Interest Accrual Amount": With respect to any Distribution Date and any Class VPM Certificate, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate for such Class on the related Certificate Balance outstanding immediately prior to such Distribution Date minus the amount of Class VPM Excess Prepayment Interest Shortfall allocated to such Class with respect to such Distribution Date. Calculations of interest due in respect of the Class VPM Certificates shall be made on the basis of a 360-day year consisting of twelve 30-day months.

            "Class VPM Loan REMIC Distribution Amount": As defined in Section 4.01A(a)(i).

            "Class VPM Lower-Tier Regular Interests": Any of the Class VPM-1-L Interest, Class VPM-2-L Interest, Class VPM-3-L Interest and Class VPM-4-L Interest.

            "Class VPM Principal Distribution Amount": For any Distribution Date the portion of the Villas Parkmerced Principal Distribution Amount allocated to the Class VPM Certificates pursuant to Section 3.05(l).

            "Class VPM Loan Option Price": As defined in Section 3.18(m) of this Agreement.

            "Class VPM Loan Purchase Option": As defined in Section 3.18(m) of this Agreement.

            "Class VPM Loan Purchase Option Notice": As defined in Section 3.18(m) of this Agreement.

            "Class VPM Realized Loss": In the case of the Class VPM Certificates, the amount, if any, by which (i) the aggregate Certificate Balance of the Class VPM Certificates after giving effect to distributions of principal on such Distribution Date exceeds (ii) the principal balance of the Villas Parkmerced Non-Pooled Trust Component (for purposes of this calculation only, not giving effect to any reductions of the principal balance of the Villas Parkmerced Non-Pooled Trust Component for principal payments allocable to the Villas Parkmerced Non-Pooled Trust Component that were used to reimburse the Midland Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) immediately following the Determination Date preceding such Distribution Date.

            "Class VPM-1-NP Regular Interest": An uncertificated regular interest in the Villas Parkmerced Loan REMIC that (i) corresponds to the Villas Parkmerced Non-Pooled Trust Component, (ii) is held as an asset of the Lower-Tier REMIC and (iii) has the original Villas Parkmerced Loan REMIC Principal Balance and corresponding Component Loan Remittance Rate set forth in the Preliminary Statement hereto.

            "Class VPM-2-NP Regular Interest": An uncertificated regular interest in the Villas Parkmerced Loan REMIC that (i) corresponds to the Villas Parkmerced Non-Pooled Trust Component, (ii) is held as an asset of the Lower-Tier REMIC and (iii) has the original Villas Parkmerced Loan REMIC Principal Balance and corresponding Component Loan Remittance Rate set forth in the Preliminary Statement hereto.

            "Class VPM-3-NP Regular Interest": An uncertificated regular interest in the Villas Parkmerced Loan REMIC that (i) corresponds to the Villas Parkmerced Non-Pooled Trust Component, (ii) is held as an asset of the Lower-Tier REMIC and (iii) has the original Villas Parkmerced Loan REMIC Principal Balance and corresponding Component Loan Remittance Rate set forth in the Preliminary Statement hereto.

            "Class VPM-4-NP Regular Interest": An uncertificated regular interest in the Villas Parkmerced Loan REMIC that (i) corresponds to the Villas Parkmerced Non-Pooled Trust Component, (ii) is held as an asset of the Lower-Tier REMIC and (iii) has the original Villas Parkmerced Loan REMIC Principal Balance and corresponding Component Loan Remittance Rate set forth in the Preliminary Statement hereto.

            "Class VPM-P Uncertificated Interest": An uncertificated regular interest in the Villas Parkmerced Loan REMIC that (i) corresponds to the Villas Parkmerced Pooled Trust Component, (ii) is held as an asset of the Lower-Tier REMIC and (iii) has the original Villas Parkmerced Loan REMIC Principal Balance and corresponding Component Loan Remittance Rate set forth in the Preliminary Statement hereto.

            "Class X Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-9 hereto.

            "Class X Interest Amount": With respect to any Distribution Date and the related Interest Accrual Period, interest equal to the product of (i) one-twelfth of a per annum rate equal to the weighted average of the Class X Strip Rates for each of the Lower-Tier Regular Interests (other than the Class VPM Lower-Tier Regular Interests), weighted on the basis of the respective Lower-Tier Principal Amounts of such Lower-Tier Regular Interests (other than the Class VPM-1-L, VPM-2-L, VPM-3-L and VPM-4-L Interests) as of the beginning of such Distribution Date and (ii) the Class X Notional Amount for such Distribution Date.

            "Class X Notional Amount": For any date of determination, the aggregate of the Lower-Tier Principal Balance of the Lower-Tier Regular Interests (other than the Class VPM Lower-Tier Regular Interests) as of the preceding Distribution Date (after giving effect to the distributions of principal on such Distribution Date), and in the case of the first Distribution Date, as of the Closing Date.

            "Class X Pass-Through Rate": With respect to any Distribution Date, the weighted average of the Class X Strip Rates for each of the Lower-Tier Regular Interests (other than the Class VPM Lower-Tier Regular Interests) for such Distribution Date, weighted on the basis of the respective Lower-Tier Principal Amounts of such Lower-Tier Regular Interests (other than the Class VPM Lower-Tier Regular Interests) outstanding immediately prior to such Distribution Date.

            "Class X Strip Rate": With respect to any Lower-Tier Regular Interest (other than the Class VPM Lower-Tier Regular Interests) for any Distribution Date, (i) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date over (ii) the Pass-Through Rate for the Corresponding Certificate. In no event will any Class X Strip Rate be less than zero.

            "Clearstream": Clearstream Banking Luxembourg, a division of Clearstream International, societe anonyme.

            "Closing Date": March 14, 2006.

            "CMSA": The Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, "CMSA" shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, "CMSA" shall be deemed to refer to such other association or organization as shall be selected by the applicable Master Servicer and reasonably acceptable to the Trustee, the Special Servicer and the Controlling Class Representative.

            "CMSA Bond Level File": A data file substantially in the form of, and containing the information called for in, the downloadable form of the "Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Bond Level File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Trustee.

            "CMSA Collateral Summary File": The data file substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Collateral Summary File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Collateral Summary File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Trustee.

            "CMSA Financial File": A report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Financial File" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Financial File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable. The initial data for this report shall be provided by each Mortgage Loan Seller.

            "CMSA Loan Periodic Update File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Loan Periodic Update File" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Periodic Update File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable, and the Trustee and, provided, that each CMSA Loan Periodic Update File shall be accompanied by a Advance Recovery Report, if such report is required for a particular month, and all references herein to "CMSA Loan Periodic Update File" shall be construed accordingly.

            "CMSA Loan Setup File": The report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Loan Setup File" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Setup File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable, and the Trustee.

            "CMSA Property File": The monthly report substantially in the form of, and containing the information called for, in the downloadable form of the "CMSA Property File" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Property File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "CMSA Reporting Package": Collectively,

            (a) the CMSA Reports;

            (b) the following eleven supplemental reports: (i) Delinquent Loan Status Report, (ii) Historical Loan Modification and Corrected Mortgage Loan Report, (iii) Historical Liquidation Report, (iv) REO Status Report,
      (v) Operating Statement Analysis Report, (vi) Comparative Financial Status Report, (vii) Watch List, (viii) NOI Adjustment Worksheet, (ix) Loan Level Reserve/LOC Report, (x) Reconciliation of Funds Report and (xi) Total Loan Report; and

            (c) such other reports as the CMSA may designate in the future and any additional information as the applicable Master Servicer, Special Servicer and the Trustee may from time to time agree.

            In addition, the CMSA Reporting Package shall include the Advance Recovery Report, if such report is required for a particular month.

            "CMSA Reports": Reports substantially in the forms of the CMSA standard reporting package inclusive of the CMSA Loan Setup File, the CMSA Loan Periodic Update File, the CMSA Property File, the CMSA Financial File, the CMSA Special Servicer Defaulted Loan File, the CMSA Bond Level File and the CMSA Collateral Summary File.

            "CMSA Special Servicer Defaulted Loan File:" The report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Special Servicer Loan File" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Special Servicer Loan File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Special Servicer.

            "CMSA Supplemental Servicer Reports": The Delinquent Loan Status Report, the Historical Loan Modification and Corrected Mortgage Loan Report, the Historical Liquidation Report, the REO Status Report, the Watch List, the NOI Adjustment Worksheet, the Comparative Financial Status Report, the Operating Statement Analysis Report, the Loan Level Reserve/LOC Report, the Advance Recovery Report and the Total Loan Report.

            "CMSA Website": The CMSA's Website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its report forms.

            "Code": The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

            "Co-Lender Agreement": (i) with respect to the Villas Parkmerced Whole Loan, the Villas Parkmerced Co-Lender Agreement and (ii) with respect to the Arrowhead Shopping Center Whole Loan, the Arrowhead Shopping Center Intercreditor Agreement, in each case, as applicable and as the context may require.

            "Collection Account": Collectively the Collection Account-Midland and the Collection Account-Wachovia.

            "Collection Account-Midland": The trust account or accounts created and maintained by the Midland Master Servicer pursuant to Section 3.05(a), which shall be entitled "Midland Loan Services, Inc., for the benefit of Wells Fargo Bank, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass-Through Certificates, Midland Collection Account" and which must be an Eligible Account.

            "Collection Account-Wachovia": The trust account or accounts created and maintained by the Wachovia Master Servicer pursuant to Section 3.05(a), which shall be entitled "Wachovia Bank, National Association, for the benefit of Wells Fargo Bank, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass-Through Certificates, Wachovia Collection Account" and which must be an Eligible Account.

            "Collection Period": With respect to any Distribution Date and each Mortgage Loan, the period that begins immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in April 2006, on the day after the Cut-off Date) and ending at the close of business on the Determination Date in the calendar month in which such Distribution Date occurs.

            "Commission": The Securities and Exchange Commission.

            "Companion Loan": Any of the B Loans, as applicable and as the context may require.

            "Companion Loan Noteholder": A holder of a Companion Loan.

            "Comparative Financial Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable. In connection with preparing the CMSA Comparative Financial Status Report, each Master Servicer shall process (a) interim financial statements beginning with interim financial statements for the fiscal quarter ending June of 2006, and (b) annual financial statements beginning with annual financial statements for the 2006 fiscal year.

            "Component Interest Accrual Amount": With respect to any Villas Parkmerced Loan Component, an amount equal to interest for the related Interest Accrual Period at the related Component Loan Remittance Rate on the related Component Principal Balance, outstanding immediately prior to such Distribution Date minus the amount of any Excess Prepayment Interest Shortfall or Class VPM Excess Prepayment Interest Shortfall, as applicable, allocated to such Class with respect to such Distribution Date. Calculations of interest due in respect of the Class VPM Certificates shall be made on the basis of a 360-day year consisting of twelve 30-day months.

            "Component Loan": The Villas Parkmerced Mortgage Loan

            "Component Loan Remittance Rate": With respect to any Villas Parkmerced Loan Component, the rate set forth in the Preliminary Statement.

            "Component Principal Balance": With respect to a Villas Parkmerced Loan Component, as of any date of determination, an amount (which amount shall not be less than zero) equal to (x) the Cut-Off Date Component Principal Balance of such Villas Parkmerced Loan Component minus (y) the sum of:

                  (i) the principal portion of each Monthly Payment due on the related Mortgage Loan and allocated to such Villas Parkmerced Loan Component in accordance with Section 3.05(l) after the Cut-Off Date, to the extent received from the Borrower or advanced by the Midland Master Servicer or the Trustee and distributed to Certificateholders on or before such date of determination;

                  (ii) all Principal Prepayments received with respect to the
            Villas Parkmerced Mortgage Loan and allocated to such Villas Parkmerced Loan Component in accordance with Section 3.05(l) after the Cut-Off Date, to the extent distributed to Certificateholders on or before such date of determination;

                  (iii) the principal portion of all Insurance Proceeds and
            Liquidation Proceeds received with respect to the Villas Parkmerced Mortgage Loan and allocated to such Villas Parkmerced Loan Component in accordance with Section 3.05(l) after the Cut-Off Date, to the extent distributed to Certificateholders on or before such date of determination; and

                  (iv) the principal portion of any Realized Loss incurred in respect of the Villas Parkmerced Mortgage Loan and allocated to such Villas Parkmerced Loan Component in accordance with Section 3.05(l) during the related Collection Period.

            A Villas Parkmerced Loan Component shall be deemed to be part of the Trust Fund and to have an outstanding Component Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a liquidation event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such liquidation event, would have been) distributed to the applicable Certificateholders. Notwithstanding the foregoing, if any Villas Parkmerced Loan Component is paid in full or liquidated, commencing as of the first Distribution Date following the Collection Period during which such event occurred, the Component Principal Balance of such Villas Parkmerced Loan Component will be zero.

            "Condemnation Proceeds": Any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property by or to any governmental, quasi-governmental authority or private entity with condemnation powers (other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or released to the related Borrower in accordance with the terms of the applicable Mortgage Loan and, if applicable, the terms of the applicable Serviced Whole Loan) or, if applicable, with respect to the Mortgaged Property securing a Serviced Whole Loan, any portion of such amounts payable to the holders of the applicable Serviced Whole Loan.

            "Controlling Class": As of any date of determination, the Class of Principal Balance Certificates with the latest alphabetical Class designation that has a then-aggregate Certificate Balance at least equal to 25% of the initial aggregate Certificate Balance of such Class of Principal Balance Certificates as of the Closing Date. As of the Closing Date, the Controlling Class will be the Class Q Certificates. For purposes of determining the Controlling Class, the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A and Class A-1B Certificates collectively will be treated as one Class.

            "Controlling Class Certificateholder": Each holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as certified to the Trustee from time to time by such holder (or Beneficial Owner).

            "Controlling Class Representative": The Controlling Class Certificateholder or its designee selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as certified by the Trustee from time to time; provided, however, that (i) absent such selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class will be the Controlling Class Representative; provided, further, that in order for the Trustee to certify the status of the Controlling Class Representative, the Controlling Class Representative must provide notice and certification of their holdings through the Depository to the Trustee as to its status as Controlling Class Representative upon which the Trustee shall use its best efforts to verify such status. LNR Securities Holdings, LLC shall be the initial Controlling Class Representative, without necessity of further notice or selection.

            "Corporate Trust Office": The offices of the Trustee located at 9062 Old Annapolis Road, Columbia Maryland 21045-1951, Attention: Corporate Trust Services, CD 2006-CD2, or the principal trust office of any successor Trustee qualified and appointed pursuant to Section 8.08.

            "Corrected Mortgage Loan": As defined under the definition of Specially Serviced Loan.

            "Corresponding Certificate": As defined in the Preliminary Statement with respect to any Corresponding Lower-Tier Regular Interest.

            "Corresponding Lower-Tier Regular Interest": As defined in the Preliminary Statement with respect to any Class of Corresponding Certificates.

            "Corresponding Villas Parkmerced Loan REMIC Regular Interest": As defined in the Preliminary Statement with respect to any Villas Parkmerced Loan Component.

            "Cross-Collateralized Mortgage Loans": Any two or more Mortgage Loans listed on the Mortgage Loan Schedule that are cross-collateralized with each other.

            "Cross-over Date": Means the Distribution Date on which the Certificate Balance of each Class of Certificates other than the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A and A-1B Certificates have been reduced to zero.

            "Custodial Agreement": The Custodial Agreement, if any, from time to time in effect between the Custodian named therein and the Trustee, in the form agreed to by the Trustee and the Custodian, as the same may be amended or modified from time to time in accordance with the terms thereof.

            "Custodian": Any Custodian appointed pursuant to Section 3.21 and, unless the Trustee is Custodian, named pursuant to any Custodial Agreement. If a Custodian is not so appointed, then the Custodian shall be the Trustee. The Custodian may (but need not) be the Trustee or the applicable Master Servicer or any Affiliate of the Trustee or such Master Servicer, but may not be the Depositor, any Mortgage Loan Seller or any Affiliate thereof.

            "Cut-off Date": With respect to each Mortgage Loan or Serviced Whole Loan, the payment date for such Mortgage Loan or Serviced Whole Loan occurring in March 2006.

            "DBS": Deutsche Bank Securities Inc.

            "Debt Service Coverage Ratio": With respect to any Mortgage Loan or Serviced Whole Loan as of any date of determination and for any period, the ratio calculated by dividing the net operating income or net cash flow, as applicable, of the related Mortgaged Property or Mortgaged Properties, as the case may be, for the most recently ended 12-month trailing or one-year period for which data is available from the related Borrower (or year-to-date until such time that data for the trailing 12-month period is available), before payment of any scheduled payments of principal and interest on such Mortgage Loan or Serviced Whole Loan but after funding of required reserves and "normalized" by the applicable Master Servicer pursuant to Section 3.13, by the annual debt service required by such Mortgage Loan or Serviced Whole Loan. Annual debt service shall be calculated by multiplying the Monthly Payment in effect on such date of determination for such Mortgage Loan or Serviced Whole Loan by 12 (or such fewer number of months for which related information is available).

            "Default Interest": With respect to any Mortgage Loan or Serviced Companion Loan, interest accrued on such Mortgage Loan or Serviced Companion Loan at the excess of (i) the Default Rate over (ii) the related Mortgage Rate.

            "Default Rate": With respect to each Mortgage Loan or Serviced Companion Loan, the per annum rate at which interest accrues on such Mortgage Loan or Serviced Companion Loan following any event of default on such Mortgage Loan or Serviced Companion Loan, including a default in the payment of a Monthly Payment or a Balloon Payment.

            "Defaulted Mortgage Loan": A Mortgage Loan or Serviced Whole Loan which is delinquent at least 60 days in respect of its Monthly Payments or more than 30 days delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Loan Documents and without regard to any acceleration of payments under the related Mortgage Loan or Serviced Whole Loan.

            "Defeasance Account": As defined in Section 3.30(j).

            "Delinquency": Any failure of a Borrower to make a scheduled Monthly Payment or Balloon Payment on a Due Date.

            "Delinquent Loan Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "Denomination": As defined in Section 5.01(a).

            "Depositor": Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation, and its successors and assigns.

            "Depository": The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

            "Depository Participant": A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Determination Date": With respect to any Distribution Date, the 11th day of each month or, if such 11th day is not a Business Day, the next succeeding Business Day, commencing in April 2006.

            "Directing Certificateholder": (a) with respect to any Mortgage Loan, other than any Serviced Loan Combination, the Controlling Class Representative; (b) with respect to the Villas Parkmerced Loan Combination, (i) prior to a Villas Parkmerced Control Appraisal Event, one or more of the most subordinate holder or holders of the Villas Parkmerced B Loan not subject to a Villas Parkmerced Control Appraisal Event, (ii) so long as a Villas Parkmerced Control Appraisal Event exists with respect to each Villas Parkmerced B Loan, the holder of the most subordinate Class VPM Certificate not subject to a Class VPM Control Appraisal Event and (iii) so long as the Class VPM Certificates are each subject to a Class VPM Control Appraisal Event, the Controlling Class Representative and (c) with respect to the Arrowhead Shopping Center Whole Loan,
(i) as to certain matters set forth in Section 3.34 herein and as provided in the Arrowhead Shopping Center Intercreditor Agreement as to which the Arrowhead Shopping Center B Loan Noteholder is entitled to consent or approve, the Arrowhead Shopping Center B Loan Noteholder and (ii) as to all other matters, the Controlling Class Representative.

            "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business, or any use of such REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the REO Property other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section l.856-4(b)(5)(ii).

            "Disclosure Documents": Collectively, the Time of Sale Information, the Prospectus and the Private Placement Memorandum.

            "Disqualified Non-U.S. Person": With respect to a Class R or Class LR Certificate, (A) any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R or Class LR Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI (or applicable successor Form promulgated by the IRS for the purpose of providing and certifying the information provided on Form W-8ECI as of the Closing Date) or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R or Class LR Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R or Class LR Certificate will not be disregarded for federal income tax purposes,
(B) any domestic partnership for U.S. federal income tax purposes, one or more of the direct or indirect partners (other than through a U.S. corporation) of which is a non-U.S. Person who is not described in clause (A)(i) or (ii) or (C) a U.S. Person with respect to whom income on the Class R or Class LR Certificate is attributable to a fixed base or foreign permanent establishment, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person.

            "Disqualified Organization": Any of (a) the United States, a State or any political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization (as defined below) or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R or Class LR Certificates (except certain farmers' cooperatives described in Code Section 521), (d) rural electric and telephone cooperatives described in Code Section 1381(a)(2), or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any Transfer to such Person may cause any Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. For the purposes of this definition, the terms "United States," "State" and "International Organization" shall have the meanings set forth in Code Section 7701 or successor provisions.

            "Distribution Accounts": Collectively, the Upper-Tier Distribution Account, the Lower-Tier Distribution Account, the Villas Parkmerced Loan REMIC Distribution Account and the Grantor Trust Distribution Account, all of which may be subaccounts of a single Eligible Account.

            "Distribution Date": The fourth Business Day following the related Determination Date, commencing in April 2006.

            "Distribution Date Statement": As defined in Section 4.02(a).

            "Do Not Hire List": The list, as may be updated at any time, provided by the Depositor to the Master Servicers, Special Servicer and Trustee, which lists certain parties identified by the Depositor as having failed to comply with their respective obligations under Article X of this Agreement or as having failed to comply with any similar Regulation AB reporting requirements under any pooling and servicing agreement relating to any other series of certificates offered by the Depositor.

            "Due Date": With respect to (i) any Mortgage Loan or Serviced Whole Loan on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment thereon is scheduled to be first due and (ii) any Mortgage Loan or Serviced Whole Loan after the Maturity Date therefore or any REO Loan, the day of the month set forth in the related Note on which each Monthly Payment on such Mortgage Loan or Serviced Whole Loan had been scheduled to be first due.

            "EDGAR": The Commission's Electronic Data Gathering, Analysis and Retrieval system.

            "Early Termination Notice Date": Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

            "Eligible Account": Any of (i) (A) an account or accounts maintained with a depository institution or trust company the short term unsecured debt obligations or commercial paper of which are rated at least "A-1" by S&P and "P-1" by Moody's, in the case of accounts in which funds are held for 30 days or less or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least "AA-" by S&P (or "A+ if the related short-term rating is at least "A-1") and "Aa3" by Moody's, or (B) as to which the Trustee has received written confirmation from each of the Rating Agencies that holding funds in such account would not cause any Rating Agency to qualify, withdraw or downgrade any of its then-current ratings on the Certificates, (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. ss. 9.10(b), and subject to supervision or examination by federal and state authority, (iii) any other account that, as evidenced by a written confirmation from each Rating Agency would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates, which may be an account maintained with the Trustee or the applicable Master Servicer, or (iv) an account or accounts maintained with PNC Bank (A) so long as PNC Bank's long-term unsecured debt rating shall be at least "A1" from Moody's and "A" from S&P and its short-term unsecured debt rating is at least "A-1" from S&P (if the deposits are to be held in the account for more than 30 days) or (B) PNC's short-term deposit or short-term unsecured debt rating shall be at least "P-1" from Moody's and "A-1" from S&P (if the deposits are to be held in the account for 30 days or less). Eligible Accounts may bear interest.

            "Eligible Investor": Any of (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) an Institutional Accredited Investor.

            "Environmental Report": The environmental audit report or reports with respect to each Mortgaged Property delivered to the Mortgage Loan Sellers in connection with the related Mortgage Loan.

            "ERISA": The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

            "Escrow Account": As defined in Section 3.04(b). Any Escrow Account may be a sub-account of the related Cash Collateral Account.

            "Escrow Payment": Any payment made by any Borrower to the applicable Master Servicer pursuant to the related Mortgage, Cash Collateral Account Agreement, Lock-Box Agreement, Loan Agreement or other Loan Document for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments, environmental remediation and similar items in respect of the related Mortgaged Property or related to the satisfaction of closing conditions for the related Mortgage Loan or Serviced Whole Loan.

            "Euroclear": The Euroclear System and its successors.

            "Event of Default": A Master Servicer Event of Default or Special Servicer Event of Default, as applicable.

            "Excess Interest": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, interest accrued on and allocable to such Mortgage Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon. The Excess Interest shall not be an asset of any Trust REMIC formed hereunder.

            "Excess Liquidation Proceeds": With respect to any Mortgage Loan or Serviced Companion Loan, the excess of (i) Net Liquidation Proceeds of such Mortgage Loan or Serviced Companion Loan or related REO Property, over (ii) the amount that would have been received if a principal payment and all other amounts due in full had been made with respect to such Mortgage Loan or Serviced Companion Loan on the Due Date immediately following the date on which such proceeds were received.

            "Excess Liquidation Proceeds Account": The segregated trust account or sub-account created and maintained by the Trustee pursuant to Section 3.05(j) in trust for the Certificateholders and, in the case of the Serviced Companion Loans, the Serviced Companion Loan Noteholders, which shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass-Through Certificates and, if applicable, Serviced Companion Loan Noteholders, Excess Liquidation Proceeds Account." The Excess Liquidation Proceeds Account must be an Eligible Account or a sub-account of an Eligible Account and will be an asset of the Lower-Tier REMIC.

            "Excess Prepayment Interest Shortfall": With respect to the Mortgage Loans in the Mortgage Pool, the aggregate Prepayment Interest Shortfalls with respect to the Mortgage Pool in excess of the Servicer Prepayment Interest Shortfall with respect to the Mortgage Pool.

            "Excess Rate": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

            "Excess Servicing Strip": The excess of the Servicing Fee Rate over 0.005% (0.50 basis points) per annum, subject to reduction by the Trustee pursuant to Section 3.12(a).

            "Exchange Act": The Securities Exchange Act of 1934, as amended.

            "Exchange Act Report": A monthly Distribution Date Statement, Comparative Financial Status Report, Delinquent Loan Status Report, Historical Liquidation Report, Historical Loan Modification and corrected Mortgage Loan Report, REO Status Report, Operating Statement Analysis Report, NOI Adjustment Worksheet, Watch List, or Annual Compliance Report to be filed with the Commission, under cover of the related form required by the Exchange Act.

            "FDIC": The Federal Deposit Insurance Corporation or any successor thereto.

            "FHLMC": The Federal Home Loan Mortgage Corporation, or any successor thereto.

            "Final Recovery Determination": With respect to any Specially Serviced Loan, REO Loan or any Mortgage Loan subject to repurchase by the related Mortgage Loan Seller pursuant to Section 2.03(d) or, in the case of a Whole Loan, subject to a purchase pursuant to the applicable Co-Lender Agreement or any Mortgage Loan or Whole Loan subject to purchase pursuant to any related mezzanine intercreditor agreement, the recovery of all Insurance Proceeds, Liquidation Proceeds, the related Repurchase Price and other payments or recoveries (including proceeds of the final sale of any REO Property) which the applicable Master Servicer (or in the case of a Specially Serviced Loan or REO Loan, the Special Servicer), in its reasonable judgment as evidenced by a certificate of a Servicing Officer delivered to the Trustee and the Custodian (and the applicable Master Servicer, if the certificate is from the Special Servicer), expects to be finally recoverable. Each Master Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as a Master Servicer hereunder and the transfer of such records to a successor servicer and (ii) five years following the termination of the Trust Fund.

            "Financial Market Publisher": Bloomberg Financial Service.

            "FNMA": The Federal National Mortgage Association or any successor thereto.

            "Form 8-K": A Current Report on Form 8-K under the Exchange Act or such successor form as the Commission may specify from time to time.

            "Form 8-K Disclosure Information": As defined in Section 10.9.

            "GACC": German American Capital Corporation, in its capacity as a Mortgage Loan Seller, and its successors.

            "GACC Defeasance Rights and Obligations": As defined in Section 3.30(m).

            "GACC Indemnification Agreement": The agreement dated as of February 27, 2006 from GACC to the Depositor and the Underwriters.

            "GACC Purchase Agreement": The Mortgage Loan Purchase Agreement dated and effective the Closing Date, between GACC and the Depositor.

            "Global Certificates": The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3 and Class VPM-4 Certificates.

            "Grantor Trust": As defined in the Preliminary Statement herein.

            "Grantor Trust Distribution Account": The segregated trust account or sub-account created and maintained by the Trustee pursuant to Section 3.05(c), which shall be entitled "Wells Fargo Bank, N.A., as Trustee in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass Through Certificates, Grantor Trust Distribution Account," and which must be an Eligible Account or a sub-account of an Eligible Account. The Grantor Trust Distribution Account shall not be an asset of any Trust REMIC.

            "Grantor Trust Provisions": Subpart E of Part I of subchapter J of the Code and Treasury Regulations Section 301.7701-4(c).

            "Group 1 Mortgage Loan" shall mean any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 1.

            "Group 2A Mortgage Loan" shall mean any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 2A.

            "Group 2B Mortgage Loan" shall mean any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 2B.

            "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

            "Historical Liquidation Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "Historical Loan Modification and Corrected Mortgage Loan Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "Holder": With respect to any Certificate, a Certificateholder; with respect to any Lower-Tier Regular Interest, the Trustee.

            "Indemnification Agreements": Each of the GACC Indemnification Agreement, PNC Bank Indemnification Agreement and CGMRC Indemnification Agreement.

            "Indemnified Party": As defined in Section 8.05(d), or Section 8.05(h), as the context requires.

            "Indemnifying Party": As defined in Section 8.05(d), or Section 8.05(h), as the context requires.

            "Independent": When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Directing Holder, any Borrower or Manager or any Affiliate thereof, and (ii) is not connected with any such Person thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

            "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust Fund within the meaning of
Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that the Trust Fund does not receive or derive any income from such Person and the relationship between such Person and the Trust Fund is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicers nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the applicable Master Servicer or the Special Servicer, as applicable, and the Trustee has been delivered to the Trustee to that effect) or (ii) any other Person (including the applicable Master Servicer and the Special Servicer) if such Master Servicer or the Special Servicer, as applicable, on behalf of itself and the Trustee has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

            "Individual Certificate": Any Certificate in definitive, fully registered physical form without interest coupons.

            "Initial Purchasers": DBS, CGM and their respective successors in interest.

            "Initial Rate": The stated Mortgage Rate with respect to an ARD
Loan.

            "Initial Resolution Period": As defined in Section 2.03(d).

            "Institutional Accredited Investor": An entity meeting the requirements of Rule 501(a)(l), (2), (3) or (7) of Regulation D promulgated under the Act, or an entity in which all the equity owners meet such requirements.

            "Insurance Proceeds": Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan or Serviced Whole Loan (including any amounts paid by the applicable Master Servicer pursuant to Section 3.08).

            "Interest Accrual Amount": With respect to any Distribution Date and any Class of Certificates (other than the Class S, Class VPM, Class R and Class LR Certificates), an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate for such Class on the related Certificate Balance or Notional Balance, as applicable, outstanding immediately prior to such Distribution Date minus the amount of any Excess Prepayment Interest Shortfall, allocated to such Class with respect to such Distribution Date. Calculations of interest due in respect of the Certificates shall be made on the basis of a 360-day year consisting of twelve 30-day months.

            "Interest Accrual Period": With respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

            "Interest Reserve Account": The segregated trust account or sub-account created and maintained by the Trustee pursuant to Section 3.05(f), which shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Mortgage Pass-Through Certificates, Interest Reserve Account" and which must be an Eligible Account or a sub-account of an Eligible Account. The Interest Reserve Account shall be an asset of the Lower-Tier REMIC with respect to mortgage loans other than the Villas Parkmerced Mortgage Loan and of the Villas Parkmerced Loan REMIC with respect to the Villas Parkmerced Mortgage Loan.

            "Interested Person": As of any date of determination, the Depositor, the applicable Master Servicer, Special Servicer, the Trustee, any Holder of a Certificate, any Borrower, any Manager, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.17, or any Person known to a Responsible Officer of the Trustee to be an Affiliate of any of them.

            "Investment Account": As defined in Section 3.07(a).

            "Investment Representation Letter": As defined in Section 5.02(c)(i)(A).

            "IRS": The Internal Revenue Service.

            "Late Collections": With respect to any Mortgage Loan or Serviced Whole Loan, all amounts received thereon during any Collection Period (or the related grace period), whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan or Serviced Whole Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Collection Period and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property during any Collection Period (including any grace period applicable under the original Mortgage Loan or Serviced Whole Loan), whether as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan or Serviced Whole Loan (without regard to any acceleration of amounts due under the predecessor Mortgage Loan or Serviced Whole Loan by reason of default) on a Due Date in a previous Collection Period and not previously recovered. The term "Late Collections" shall specifically exclude Penalty Charges.

            "Liquidation Expenses": All customary, reasonable and necessary "out of pocket" costs and expenses incurred by the applicable Master Servicer, the Special Servicer and the Trustee in connection with the liquidation of any Mortgage Loan or Serviced Whole Loan or the liquidation of an REO Property or the sale of any Mortgage Loan pursuant to Section 3.18 or Section 9.01 (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes).

            "Liquidation Fee": A fee payable to the Special Servicer with respect to each Specially Serviced Loan or REO Loan or with respect to each Mortgage Loan as specified in clause (b) of this definition, in each case as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower or Mortgage Loan Seller, as applicable, or any Liquidation Proceeds with respect thereto (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of the Liquidation Fee Rate and the proceeds of such full or discounted payoff or the net Liquidation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated or repurchased Mortgage Loan or Specially Serviced Loan, as the case may be; provided, however, that (a) no such fee shall be payable with respect to clauses (iii) or (v) of the definition of Liquidation Proceeds (except, in the case of clause (iii), to the extent a Liquidation Fee is required to be paid pursuant to Section 3.18 hereof); no such fee shall be payable in the case of clause (vi) of the definition of Liquidation Proceeds unless the existing or any future related mezzanine intercreditor agreement requires the purchaser to pay such fee; no such fee shall be payable in the case of clause (vii) of the definition of Liquidation Proceeds except to the extent the related Co-Lender Agreement requires the purchaser to pay such fee, and (b) in the case of a final disposition consisting of the repurchase of a Mortgage Loan (or related REO Loan) by the applicable Mortgage Loan Seller pursuant to Section 2.03(d), no such fee shall be paid by a Mortgage Loan Seller or be due to the Special Servicer if the applicable Mortgage Loan Seller repurchases such Mortgage Loan within the time period set forth in Section 2.03(d) (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(d)) and, with respect to any Serviced Companion Loan, no such fee shall be due to the Special Servicer under this Agreement in connection with a repurchase of such Serviced Companion Loan under the applicable Serviced Companion Loan Securitization Agreement.

            "Liquidation Fee Rate": A rate equal to 1.0%.

            "Liquidation Proceeds": Cash amounts (other than Insurance Proceeds and Condemnation Proceeds and REO Revenues) received by or paid to the applicable Master Servicer or the Special Servicer in connection with: (i) the liquidation of a Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Borrower in accordance with applicable law and the terms and conditions of the related Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the purchase of a Defaulted Mortgage Loan by the Directing Certificateholder, the Special Servicer or the Persons permitted to purchase the Villas Parkmerced Mortgage Loan pursuant to Section 3.18; (iv) the repurchase of a Mortgage Loan (or related REO
Loan) by the applicable Mortgage Loan Seller pursuant to Section 2.03(d); (v) the purchase of all the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the applicable Master Servicer pursuant to Section 9.01; (vi) in connection with any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, the purchase of the related Mortgage Loan by a mezzanine lender; (vii) in the case of the Villas Parkmerced Mortgage Loan and the Arrowhead Shopping Center Mortgage Loan, the purchase of such Mortgage Loan by a related Serviced B Loan Noteholder, or the applicable designee, as applicable, pursuant to the related Co-Lender Agreement; or (viii) except for purposes of Section 3.12(c) and (d), the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the applicable Collection Account.

            "Litigation Control": As defined in Section 3.35.

            "LNR": LNR Partners, Inc., in its capacity as Special Servicer under this Agreement.

            "LNR Cure Period": The period commencing on the date when the LNR 10-K Notice is delivered to LNR Partners, Inc. and ending at 5:00 p.m. (New York time) on the earlier of (i) three business days after the delivery of the LNR 10-K Notice or (ii) the third business day prior to the 10-K Filing Deadline.

            "LNR 10-K Notice": As defined in Section 10.16(d) hereof.

            "Loan Agreement": With respect to any Mortgage Loan or Serviced Whole Loan, the loan agreement, if any, between the related Originator and the Borrower, pursuant to which such Mortgage Loan was made.

            "Loan Documents": With respect to any Mortgage Loan or Serviced Whole Loan, the documents executed or delivered in connection with the origination of such Mortgage Loan or Serviced Whole Loan or subsequently added to the related Mortgage File.

            "Loan Group": Either Loan Group 1, Loan Group 2A or Loan Group 2B.

            "Loan Group 1": Collectively, all of the Mortgage Loans that are Group 1 Mortgage Loans and any successor REO Loans with respect thereto.

            "Loan Group 1 Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to Loan Group 1.

            "Loan Group 2A": Collectively, all of the Mortgage Loan that are Group 2A Mortgage Loans and any successor REO Loans with respect thereto.

            "Loan Group 2A Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to Loan Group 2A.

            "Loan Group 2B": Collectively, all of the Mortgage Loan that are Group 2B Mortgage Loans and any successor REO Loans with respect thereto.

            "Loan Group 2B Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to Loan Group 2B.

            "Loan Level Reserve/LOC Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "Loan Number": With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Depositor or any sub-servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

            "Loan Seller Sub-Servicer": A Servicing Function Participant or Sub-Servicer required to be retained by either Master Servicer or the Special Servicer by a Mortgage Loan Seller, as listed on Exhibit W hereto.

            "Lock-Box Account": With respect to any Mortgaged Property, if applicable, any account created pursuant to the related Loan Documents to receive revenues therefrom. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Serviced Whole Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon. The applicable Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts in accordance with the terms of the related Mortgage Loan.

            "Lock-Box Agreement": With respect to any Mortgage Loan or Serviced Whole Loan, the lock-box agreement, if any, between the related Originator and the Borrower, pursuant to which the related Lock-Box Account, if any, may have been established.

            "Loss of Value Payment": As defined in Section 2.03(d).

            "Loss of Value Reserve Fund": The "outside reserve fund" (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.05(e) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of the Grantor Trust or any Trust REMIC.

            "Lower-Tier Distribution Account": The segregated trust account or sub-account created and maintained by the Trustee pursuant to Section 3.05(b), which shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass-Through Certificates, Lower-Tier Distribution Account" and which must be an Eligible Account or a sub-account of an Eligible Account. The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

            "Lower-Tier Distribution Amount": The sum of the Pooled Lower-Tier Distribution Amount and the Class VPM Loan REMIC Distribution Amount held in the Lower-Tier REMIC.

            "Lower-Tier Principal Balance": With respect to any Class of Lower-Tier Regular Interest, initially will equal the original principal balance set forth in the Preliminary Statement herein, and from time to time will equal such amount reduced by (i) in the case of any Pooled Lower-Tier Regular Interest, the amount of distributions of the Pooled Lower-Tier Distribution Amount allocable to principal and Realized Losses allocable thereto in all prior periods as described in Section 4.01(a)(ii) and 4.01(f) hereof and (ii) in the case of any Class VPM Lower-Tier Regular Interest, the amount of distributions of the Class VPM Loan REMIC Distribution Amount allocable to principal and Realized Losses allocable thereto in all prior periods as described in Section 4.01A(a)(ii) and 4.01A(e) hereof.

            "Lower-Tier Regular Interests": The Class A-1L Interest, the Class A-2L Interest, the Class A-3L Interest, the Class A-ABL Interest, the Class A-4L Interest, the Class A-ML Interest, the Class A-JL Interest, the Class B-L Interest, the Class C-L Interest, the Class D-L Interest, the Class E-L Interest, the Class F-L Interest, the Class G-L Interest, the Class H-L Interest, the Class J-L Interest, the Class K-L Interest, the Class L-L Interest, the Class M-L Interest, the Class N-L Interest, the Class O-L Interest, the Class P-L Interest, the Class Q-L Interest, the Class VPM-1-L Interest, the Class VPM-2-L Interest, the Class VPM-3-L Interest and the Class VPM-4-L Interest, issued by the Lower-Tier REMIC and held by the Trustee as assets of the Upper-Tier REMIC. Each Lower-Tier Regular Interest (i) relates to a Class of Certificates (other than the Class R, Class LR, Class X and Class S Certificates), (ii) is uncertificated, (iii) has an initial Lower-Tier Principal Balance equal to the original Lower-Tier Principal Balance set forth in the Preliminary Statement herein, (iv) has a Pass-Through Rate equal to the Weighted Average Net Mortgage Pass-Through Rate (other than in the case of the Class VPM-1-L, Class VPM-2-L, Class VPM-3-L and Class VPM-4-L Interests, which have the related Component Loan Remittance Rate set forth in the Preliminary Statement), (v) has a "latest possible maturity date," within the meaning of Treasury Regulations Section 1.860G-1(a), that is the Rated Final Distribution Date and (vi) is entitled to the distributions in the amounts and at the times specified in Section 4.01(a)(ii) and Section 4.01(c).

            "Lower-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Mortgage Loans (exclusive of Excess Interest and other than the Villas Parkmerced Mortgage Loan), the Villas Parkmerced Loan REMIC Regular Interests, collections thereon, the Trust's interest in any REO Property acquired in respect thereof, amounts related thereto held from time to time in the applicable Collection Account and the Lower-Tier Distribution Account, the REO Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account, amounts held from time to time and the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein) in respect thereof, and all other property included in the Trust Fund that is not in the Villas Parkmerced Loan REMIC, the Upper-Tier REMIC or the Grantor Trust.

            "MAI": Member of the Appraisal Institute.

            "Management Agreement": With respect to any Mortgage Loan or Serviced Whole Loan, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

            "Manager": With respect to any Mortgage Loan or Serviced Whole Loan, any property manager for the related Mortgaged Properties.

            "Master Servicer Event of Default": As defined in Section 7.01(a).

            "Master Servicers": Midland Loan Services, Inc., a Delaware corporation, and/or Wachovia Bank, National Association, a national banking association, or any successor Master Servicer appointed as herein provided.

            "Master Servicing Fee": With respect to each Mortgage Loan, but excluding any Serviced B Loans and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the respective Master Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan on such Due Date). For the avoidance of doubt, with respect to any B Loan, no Master Servicing Fee shall accrue on the Stated Principal Balance thereof but a Master Servicing Fee shall accrue on the Villas Parkmerced Non-Pooled Trust Component.

            "Master Servicing Fee Rate": With respect to each Mortgage Loan, the rate per annum set forth on Exhibit B-2.

            "Material Breach": As defined in Section 2.03(d).

            "Material Defect": As defined in Section 2.03(d).

            "Maturity Date": With respect to any Mortgage Loan or Serviced Companion Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan or Serviced Companion Loan by reason of default thereunder or (ii) any grace period permitted by the related Note.

            "Modified Mortgage Loan": Any Specially Serviced Loan which has been modified by the Special Servicer pursuant to Section 3.30 in a manner that:

            (a) affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Monthly Payments with respect to such Mortgage Loan or Serviced Companion
      Loan), including any reduction in the Monthly Payment;

            (b) except as expressly contemplated by the related Mortgage, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as is), as determined by an Appraisal delivered to the Special Servicer (at the expense of the related Borrower and upon which the Special Servicer may conclusively rely), of the property to be released; or

            (c) in the good faith and reasonable judgment of the Special Servicer, otherwise materially impairs the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

            "Monthly Payment": With respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Loan) and any Due Date, the scheduled monthly payment of principal, if any, and interest at the Mortgage Rate, excluding any Balloon Payment (but not excluding any constant Monthly Payment due on a Balloon
Loan), which is payable by the related Borrower on such Due Date under the related Note, excluding any Excess Interest. With respect to an REO Loan, the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

            "Moody's": Moody's Investors Service, Inc., and its successors in interest.

            "Mortgage": The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing a Note.

            "Mortgage File": With respect to any Mortgage Loan or Serviced Companion Loan, collectively, the mortgage documents listed in Section 2.01(a)(i) through (xx) pertaining to such particular Mortgage Loan or Serviced Companion Loan and any additional documents required to be added to such Mortgage File pursuant to the express provisions of this Agreement.

            "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund including, without limitation, the Villas Parkmerced Non-Pooled Trust Component. The mortgage loans originally so transferred, assigned and held are identified on the Mortgage Loan Schedule as of the Closing Date. Such term shall include any REO Loan, Specially Serviced Loan or any Mortgage Loan that has been defeased in whole or in part. Such term shall not include the Serviced Companion Loans but shall include the Serviced Mortgage Loans.

            "Mortgage Loan Purchase Agreements": Each of the GACC Purchase Agreement, the CGMRC Purchase Agreement and the PNC Bank Purchase Agreement.

            "Mortgage Loan Schedule": The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached hereto as Exhibit B-1, which list shall set forth the following information with respect to each Mortgage
Loan:

            (a) the loan number;

            (b) the street address (including city, state and zip code) of the related Mortgaged Property;

            (c) the Mortgage Rate in effect as of the Cut-off Date;

            (d) the original principal balance;

            (e) the Stated Principal Balance as of the Cut-off Date;

            (f) the Maturity Date or Anticipated Repayment Date for each Mortgage Loan;

            (g) the Due Date;

            (h) the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

            (i) [Reserved];

            (j) the Servicing Fee Rate;

            (k) whether the Mortgage Loan is an Actual/360 Mortgage Loan;

            (l) whether such Mortgage Loan has a hard lock-box, a springing hard lock-box, a soft-at-closing, springing hard lock-box or no lock-box at all;

            (m) identifying any Mortgage Loans with which any such Mortgage Loans are cross-collateralized;

            (n) the applicable Loan Group to which such Mortgage Loan belongs;

            (o) the number of units, pads, rooms or square feet with respect to each Mortgaged Property;

            (p) whether such Mortgage Loan has an Anticipated Repayment Date;
      and

            (q) the Revised Rate of such Mortgage Loan, if any.

Such list may be in the form of more than one list, collectively setting forth all of the information required. A comparable list shall be prepared with respect to each Serviced Companion Loan.

            "Mortgage Loan Sellers": Each of GACC, CGMRC and PNC Bank.

            "Mortgage Pool": All of the Mortgage Loans and any successor REO Loans, collectively. The Mortgage Pool does not include the Serviced Companion Loans, any related REO Loans or the Villas Parkmerced Non-Pooled Trust Component.

            "Mortgaged Property": The underlying property securing a Mortgage Loan including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans, a leasehold estate or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

            "Mortgage Rate": With respect to each Mortgage Loan (or related Villas Parkmerced Loan Component), Serviced Companion Loan and any Interest Accrual Period, the annual rate at which interest accrues on such Mortgage Loan, Serviced Companion Loan or Villas Parkmerced Loan Component during such period (in the absence of a default and excluding any Excess Interest), as set forth in the related Note from time to time. The "Mortgage Rate" for purposes of calculating the Net Mortgage Pass-Through Rate and the Weighted Average Net Mortgage Pass-Through Rate shall be the Mortgage Rate of such Mortgage Loan, Serviced Companion Loan or Villas Parkmerced Loan Component without giving effect to any Default Rate or any Excess Interest and without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction in interest or principal due to a modification pursuant to Section 3.31, 3.32 or
3.34 hereof, as applicable.

            "Net Condemnation Proceeds": Condemnation Proceeds, to the extent such proceeds are not to be applied to the restoration, preservation or repair of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Mortgage or Note or other documents included in the Mortgage File or in accordance with the Servicing Standard.

            "Net Default Interest": With respect to any Distribution Date, an amount equal to the sum of (i) the amount of the aggregate collected Default Interest allocable to the Mortgage Loans received during the preceding Collection Period, minus (ii) any portions thereof withdrawn (A) from the applicable Collection Account pursuant to Section 3.06(b)(ix) for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses incurred during or prior to such Collection Period and (B) from each Serviced Whole Loan Collection Account pursuant to Section 3.06(c)(ix) for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses incurred during such Collection Period.

            "Net Insurance Proceeds": Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Mortgage or Note or other documents included in the Mortgage File or in accordance with prudent and customary servicing practices.

            "Net Liquidation Proceeds": The Liquidation Proceeds received with respect to any Mortgage Loan or Serviced Whole Loan net of the amount of (i) Liquidation Expenses incurred with respect thereto and, (ii) with respect to proceeds received in connection with the taking of a Mortgaged Property (or portion thereof) by the power of eminent domain in condemnation, amounts required to be applied to the restoration or repair of the related Mortgaged Property.

            "Net Mortgage Pass-Through Rate": With respect to any Mortgage Loan, Serviced Companion Loan or Villas Parkmerced Loan Component and any Distribution Date, the per annum rate equal to the Mortgage Rate for such Mortgage Loan, Serviced Companion Loan or Villas Parkmerced Loan Component, minus, for any such Mortgage Loan, Serviced Companion Loan or Villas Parkmerced Loan Component, the aggregate of the applicable Servicing Fee Rate and Trustee Fee Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Pass-Through Rate for any Mortgage Loan, Serviced Companion Loan or Villas Parkmerced Loan Component will be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan, Serviced Companion Loan or Villas Parkmerced Loan Component, whether agreed to by the applicable Master Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Borrower.

            Notwithstanding the foregoing, if any such Mortgage Loan or Villas Parkmerced Loan Component does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then the "Net Mortgage Pass-Through Rate" of such Mortgage Loan or Villas Parkmerced Loan Component for any Interest Accrual Period will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan or Villas Parkmerced Loan Component on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan or Villas Parkmerced Loan Component at the related Mortgage Rate less the Servicing Fee Rate and the Trustee Fee Rate during such Interest Accrual Period; provided, however, that with respect to each such Mortgage Loan or Villas Parkmerced Loan Component, the Mortgage Rate for the one-month period
(i) preceding the Due Dates in (a) January and February in each year that is not a leap year or (b) February only in each year that is a leap year will be determined exclusive of the amounts withheld from that month and (ii) preceding the Due Date in March, will be determined inclusive of the Withheld Amounts from the immediately preceding February and, if applicable, January.

            "Net Prepayment Interest Excess": The excess amount, if any, that the aggregate of all Prepayment Interest Excess for all Mortgage Loans that the applicable Master Servicer is servicing exceeds the aggregate of all Prepayment Interest Shortfalls for such Mortgage Loans as of any Distribution Date.

            "Net Prepayment Interest Shortfall": With respect to the Mortgage Loans that the applicable Master Servicer is servicing, the aggregate Prepayment Interest Shortfalls on such Mortgage Loans in excess of the Servicer Prepayment Interest Shortfall on such Mortgage Loans.

            "Net REO Proceeds": With respect to each REO Property, REO Proceeds with respect to such REO Property net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to Section 3.17(b) of this Agreement.

            "New Lease": Any lease of REO Property entered into on behalf of the Villas Parkmerced Loan REMIC or the Lower-Tier REMIC, as applicable, if such REMIC has the right to renegotiate the terms of such lease, including any lease renewed or extended on behalf of such REMIC.

            "NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, is acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "Non-Pooled Trust Component": The Villas Parkmerced Non-Pooled Trust Component.

            "Non-U.S. Person": A person that is not a U.S. Person.

            "Nonrecoverable Advance": Any Nonrecoverable P&I Advance, Nonrecoverable Property Advance or Nonrecoverable Workout-Delayed Reimbursement Amounts.

            "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the reasonable judgment of the applicable Master Servicer, the Special Servicer, in each case in accordance with the Servicing Standard, or the Trustee, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan or REO Loan, which shall be evidenced by an officer certificate as provided by Section 4.07(c). In the case of a Cross-Collateralized Mortgage Loan, such recoverability determination shall take into account the cross collateralization of the related Cross-Collateralized Mortgage Loan.

            "Nonrecoverable Property Advance": Any Property Advance previously made or proposed to be made in respect of a Mortgage Loan or the Serviced Whole Loan or any REO Property that, in the reasonable judgment of the applicable Master Servicer, the Special Servicer, in each case in accordance with the Servicing Standard, or the Trustee, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan, REO Loan or Serviced Whole Loan, which shall be evidenced by an officer certificate as provided by Section 3.24(d). In the case of a cross-collateralized Mortgage Loan, such recoverability determination shall take into account the cross collateralization of the related cross-collateralized Mortgage Loan.

            "Nonrecoverable Workout-Delayed Reimbursement Amounts": Any Workout-Delayed Reimbursement Amounts when the Person making such determination in accordance with the procedures specified for Nonrecoverable Property Advances or Nonrecoverable P&I Advances, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late payments or any other recovery on or in respect of the related Mortgage Loan or Serviced Loan or REO Loans or (b) has determined that such Workout-Delayed Reimbursement Amounts would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on all of the Mortgage Loans and REO Properties, from general principal collections in the Collections Account.

            "Note": With respect to any Mortgage Loan or Serviced Companion Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan or Serviced Companion Loan including any amendments or modifications, or any renewal or substitution notes, as of such date.

            "Notice of Termination": Any of the notices given to the Trustee and the applicable Master Servicer by the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the applicable Master Servicer pursuant to Section 9.01(c).

            "Notional Amount" or "Notional Balance": As of any date of determination: (i) with respect to all of the Class X Certificates as a Class, the Class X Notional Amount as of such date of determination; and (ii) with respect to any Class X Certificate, the product of the Percentage Interest evidenced by such Certificate and the Class X Notional Amount as of such date of determination.

            "Officer's Certificate": A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated) and by the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Trust Officer or other officer of the applicable Master Servicer, Special Servicer or Additional Servicer customarily performing functions similar to those performed by any of the above designated officers, any Servicing Officer and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Trustee, the Special Servicer or the applicable Master Servicer, as the case may be.

            "Operating Statement Analysis Report": A report substantially in the form of, and contain the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage-backed securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer or the applicable Master Servicer, as the case may be, acceptable to the Trustee, except that any opinion of counsel relating to (a) qualification of the Villas Parkmerced Loan REMIC, the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of any REMIC, (b) compliance with the REMIC Provisions (including application of the definition of "Independent Contractor"), (c) qualification of the Grantor Trust as a grantor trust or (d) a resignation of the applicable Master Servicer or the Special Servicer pursuant to Section 6.04, must be an opinion of counsel who is Independent of the Depositor and such Master Servicer.

            "Originator": Any of (i) the Mortgage Loan Sellers, and (ii) with respect to any Mortgage Loan acquired by a Mortgage Loan Seller, the originator of such Mortgage Loan.

            "Other Indemnified Parties": As defined in Section 6.07.

            "Ownership Interest": Any record or beneficial interest in a Class R or Class LR Certificate.

            "P&I Advance": As to any Mortgage Loan, any advance made by the applicable Master Servicer or the Trustee pursuant to Section 4.07. Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to and without duplication, payment or reimbursement of interest thereon at the Advance Rate from and including the date of the making of such P&I Advance to and including the date of payment or reimbursement.

            "P&I Advance Determination Date": With respect to any Distribution Date, the second Business Day prior to such Distribution Date.

            "Pass-Through Rate": With respect to each Class of Certificates (other than the Class S, Class R and Class LR Certificates), the rate for such Class as set forth below:

       Class              Pass-Through Rate
------------------------------------------------
Class A-1........   Class A-1 Pass-Through Rate
Class A-2........   Class A-2 Pass-Through Rate
Class A-3........   Class A-3 Pass-Through Rate
Class A-AB.......   Class A-AB Pass-Through Rate
Class A-4........   Class A-4 Pass-Through Rate
Class A-1A.......   Class A-1A Pass-Through Rate
Class A-1B.......   Class A-1B Pass-Through Rate
Class X..........   Class X Pass-Through Rate
Class A-M........   Class A-M Pass-Through Rate
Class A-J........   Class A-J Pass-Through Rate
Class B..........   Class B Pass-Through Rate
Class C..........   Class C Pass-Through Rate
Class D..........   Class D Pass-Through Rate
Class E..........   Class E Pass-Through Rate
Class F..........   Class F Pass-Through Rate
Class G..........   Class G Pass-Through Rate
Class H..........   Class H Pass-Through Rate
Class J..........   Class J Pass-Through Rate
Class K..........   Class K Pass-Through Rate
Class L..........   Class L Pass-Through Rate
Class M..........   Class M Pass-Through Rate
Class N..........   Class N Pass-Through Rate
Class O..........   Class O Pass-Through Rate
Class P..........   Class P Pass-Through Rate
Class Q..........   Class Q Pass-Through Rate
Class VPM-1......   Class VPM-1 Pass-Through Rate
Class VPM-2......   Class VPM-2 Pass-Through Rate
Class VPM-3......   Class VPM-3 Pass-Through Rate
Class VPM-4......   Class VPM-4 Pass-Through Rate

            With respect to each Class of Lower-Tier Regular Interests (other than the Class VPM Lower-Tier Regular Interests), the Weighted Average Net Mortgage Pass-Through Rate. With respect to each of the Class VPM-1-L, Class VPM-2-L, Class VPM-3-L and Class VPM-4-L Interests and the Class VPM-P, Class VPM-1-NP, Class VMP-2-NP, Class VPM-3-NP and Class VPM-4-NP Interests, the Net Mortgage Pass-Through Rate for the corresponding Villas Parkmerced Loan Component.

            "Paying Agent": The paying agent appointed pursuant to Section 5.04.

            "PCAOB": The Public Company Accounting Oversight Board.

            "Penalty Charges": With respect to any Mortgage Loan or Serviced Companion Loan (or successor REO Loan), any amounts collected thereon that represent late payment charges or Default Interest, other than a Yield Maintenance Charge or Excess Interest.

            "Percentage Interest": As to any Certificate (other than the Class S Certificate), the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (except the Class S, Class R and Class LR Certificates), the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Balance or Notional Balance, as applicable, of such Class of Certificates. With respect to any Class S, Class R or Class LR Certificate, the percentage interest is set forth on the face thereof.

            "Performing Loan": A Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan or REO Loan.

            "Permitted Investments": Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn, regardless of whether issued by the Depositor, the applicable Master Servicer, the Special Servicer, the Trustee or any of its respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have confirmed in writing to such Master Servicer that a lower rating would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates:

            (a) direct obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

            (b) Federal Housing Administration debentures;

            (c) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change,
      (B) if bearing a variable rate of interest, its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

            (d) federal funds, unsecured certificates of deposit, time or similar deposits, bankers' acceptances and repurchase agreements, with maturities of not more than 365 days, of any bank, the short term obligations of which are rated in the highest short term rating category by each Rating Agency or, if not rated by S&P or Moody's, as applicable, otherwise acceptable to S&P or Moody's, as applicable, and in each case as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates; provided, however, that the investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change,
      (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

            (e) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers' acceptances issued by, any bank or trust company, savings and loan association or savings bank, and, if such demand and time deposits in, or certificates of deposit of, or bankers' acceptances are not fully insured by the Federal Deposit Insurance Corporation, the short term obligations of such bank or trust company, savings and loan association or savings bank are rated in the highest short term rating category by each Rating Agency or, if not rated by S&P or Moody's, as applicable, otherwise acceptable to S&P or Moody's, as applicable, and in each case as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates; provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

            (f) debt obligations with maturities of not more than 365 days rated in the highest long-term unsecured rating category by each Rating Agency or, if not rated by S&P or Moody's, as applicable, otherwise acceptable to S&P or Moody's, as applicable, and in each case as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates; provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and
      (C) not be subject to liquidation prior to its maturity;

            (g) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that is rated in the highest short-term unsecured debt rating by each Rating Agency or, if not rated by S&P or Moody's, as applicable, otherwise acceptable to S&P or Moody's, as applicable, and in each case as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates; provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

            (h) units of taxable money market mutual funds, issued by regulated investment companies, which seek to maintain a constant net asset value per share (including the Federated Prime Obligation Money Market Fund (the "Fund")) so long as any such fund is rated in the highest short-term unsecured debt ratings category by each Rating Agency or, if not rated by S&P or Moody's, as applicable, otherwise acceptable to S&P or Moody's, as applicable, and in each case as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates; and

            (i) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, provided that each Rating Agency has confirmed in writing to the applicable Master Servicer, Special Servicer or Trustee, as applicable, that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates.

provided, however, that no instrument or security shall be a Permitted Investment (a) unless such instrument is a "cash flow investment" earning a passive return in the nature of interest pursuant to Code Section 860G(a)(6) or
(b) if (i) such instrument or security evidences a right to receive only interest payments or (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment or (c) if it may be redeemed of a price below the purchase price. No Permitted Investment may be purchased at a price in excess of par or sold prior to maturity if such sale would result in a loss of principal or a tax on a prohibited transaction under
Section 860F of the Code.

            "Permitted Transferee": With respect to a Class R or Class LR Certificate, any Person or agent thereof that is a Qualified Institutional Buyer, an Affiliated Person or an Institutional Accredited Investor, other than
(a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R or Class LR Certificate to such Person will not cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Person and (d) a Plan or any Person investing the assets of a Plan.

            "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan": As defined in Section 5.02(k).

            "PNC Bank": PNC Bank, National Association.

            "PNC Bank Indemnification Agreement": The agreement dated as of February 27, 2006 from PNC to the Depositor and the Underwriters.

            "PNC Bank Purchase Agreement": The Mortgage Loan Purchase Agreement, dated and effective the Closing Date, between PNC Bank and the Depositor.

            "PNC Mortgage Loans": The Mortgage Loans transferred to the Trust pursuant to the PNC Bank Purchase Agreement.

            "Pooled Lower-Tier Distribution Amount": As defined in Section 4.01(a)(ii).

            "Pooled Lower-Tier Regular Interests": All Lower-Tier Regular Interests other than the Class VPM Lower-Tier Regular Interests.

            "Pooled Regular Certificates": All Classes of Certificates other than the Class VPM Certificates, Class S Certificates, Class LR Certificates and Class R Certificates.

            "Prepayment Assumption": The assumption that (i) each Mortgage Loan (other than an ARD Loan) does not prepay prior to its respective Maturity Date and (ii) each ARD Loan prepays on its Anticipated Repayment Date.

            "Prepayment Date": As defined in Section 2.03(d).

            "Prepayment Interest Excess": With respect to any Distribution Date, the aggregate amount, with respect to all Mortgage Loans that the applicable Master Servicer is servicing, were subject to Principal Prepayment in full or in part, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the applicable Master Servicer or Special Servicer for application to such Mortgage Loans, in each case after the Due Date in the month of such Distribution Date and on or prior to the related Determination Date, the amount of interest accrued at the Mortgage Rate for such Mortgage Loans on the amount of such Principal Prepayments, Insurance Proceeds, Liquidation Proceeds and Condemnation Proceeds after the Due Date relating to such Collection Period and accruing in the manner set forth in the related Loan Documents, to the extent such interest is collected by the applicable Master Servicer or the Special Servicer (without regard to any Prepayment Premium, Yield Maintenance Charge or Excess Interest actually collected).

            "Prepayment Interest Shortfall": With respect to any Distribution Date, for each Mortgage Loan that the applicable Master Servicer is Servicing that was subject to a Principal Prepayment in full or in part and which did not include a full month's interest, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the applicable Master Servicer or Special Servicer for application to such Mortgage Loan, in each case after the Due Date in the calendar month preceding such Distribution Date but prior to the Due Date in the related Collection Period, the amount of interest that would have accrued at the Net Mortgage Pass-Through Rate for such Mortgage Loan on the amount of such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds during the period commencing on the date as of which such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were applied to the unpaid principal balance of the Mortgage Loan and ending on (and including) the day immediately preceding such Due Date (without regard to any Prepayment Premium, Yield Maintenance Charge or Excess Interest actually collected). For purposes of calculating any Prepayment Interest Shortfall that is otherwise allocable to the Class VPM Certificates, such shortfall shall only consist of any Prepayment Interest Shortfall that resulted from a Principal Prepayment on the Villas Parkmerced Mortgage Loan that was not offset by any related payment deposited by the Midland Master Servicer pursuant to Section 3.19(c) of this Agreement in connection therewith. For purposes of allocating any Prepayment Interest Shortfall for the Villas Parkmerced Mortgage Loan, if any, for each Distribution Date, such amount shall be allocated first to the Class VPM-4, Class VPM-3, Class VPM-2 and Class VPM-1 Certificates (and to the Corresponding Lower-Tier Regular Interests and corresponding Villas Parkmerced Loan REMIC Regular Interests), in that order, in each case up to an amount equal to the lesser of (i) any such Prepayment Interest Shortfall and (ii) the Interest Distribution Amount in respect of such Class VPM Certificates (or such Villas Parkmerced Loan REMIC Regular Interest or Lower-Tier Regular Interest), and, thereafter, if and to the extent that any portion of such Prepayment Interest Shortfall remains unallocated, among the Pooled Regular Certificates (as described in the definition of Interest Distribution Amount) and to the Lower-Tier Regular Interests (other than the Class VPM Lower-Tier Regular Interests) as set forth in Section 4.01(a)(ii) and Section 4.01A(d).

            "Prepayment Premium": Any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable on a Mortgage Loan or Serviced Companion Loan by a Borrower as the result of a Principal Prepayment thereon, not otherwise due thereon, in respect of principal or interest, which is intended to compensate the holder of the related Note for prepayment.

            "Primary Servicing Fee Rate": With respect to each Mortgage Loan or Serviced Companion Loan, the rate per annum set forth on Exhibit B-2.

            "Prime Rate": The "Prime Rate" as published in the "Money Rates" section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Trustee in its reasonable discretion) as may be in effect from time to time, or, if the "Prime Rate" no longer exists, such other comparable rate (as determined by the Trustee in its reasonable discretion) as may be in effect from time to time. The Trustee shall notify in writing each Master Servicer and the Special Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

            "Principal Balance Certificate": The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P and Class Q Certificates.

            "Principal Distribution Amount": For any Distribution Date, an amount equal to (i) the sum of:

            (a) the principal component of all scheduled Monthly Payments (other than Balloon Payments) due on the Mortgage Loans (other than the Villas Parkmerced Mortgage Loan) on the related Due Date (if received during the related Collection Period or advanced);

            (b) the principal component of all Assumed Scheduled Payments due on the related Due Date (if received during the related Collection Period or advanced) with respect to any Mortgage Loan (other than the Villas Parkmerced Mortgage Loan) that is delinquent in respect of its Balloon Payment;

            (c) the Stated Principal Balance of each Mortgage Loan (other than the Villas Parkmerced Mortgage Loan) that was, during the related Collection Period, repurchased from the Trust Fund in connection with a Breach or Defect pursuant to Section 2.03, purchased pursuant to Section 3.18, or purchased from the Trust Fund pursuant to Section 9.01;

            (d) the portion of Unscheduled Payments allocable to principal of any Mortgage Loan (other than the Villas Parkmerced Mortgage Loan) that was liquidated during the related Collection Period;

            (e) the principal component of all Balloon Payments and any other principal payment on any Mortgage Loan (other than the Villas Parkmerced Mortgage Loan) received on or after the Maturity Date thereof, to the extent received during the related Collection Period;

            (f) all other Principal Prepayments on Mortgage Loans (other than the Villas Parkmerced Mortgage Loan) received in the related Collection Period; and

            (g) any other full or partial recoveries in respect of principal of Mortgage Loans (other than the Villas Parkmerced Mortgage Loan), including Insurance Proceeds, Liquidation Proceeds and Net REO Proceeds received in the related Collection Period (including any amount related to the Loss of Value Payments to the extent that such amount was transferred into the applicable Collection Account pursuant to Section 3.06(f) during the related Collection Period),

            (h) the portion of the Villas Parkmerced Available Funds allocated to the Villas Parkmerced Pooled Trust Component under Sections 3.05(l)(A)(2) and 3.05(l)(B)(2), and as reduced by (ii) any (1) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Mortgage Loans (other than the Villas Parkmerced Mortgage Loan) or, with respect to Property Advances, the Serviced Whole Loans, in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (2) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans (other than the Villas Parkmerced Mortgage Loan) or, with respect to Property Advances, the Serviced Whole Loans, in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided, that, in the case of clauses (1) and (2) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (other than the Villas Parkmerced Mortgage Loan) or, with respect to Property Advances, the Serviced Whole Loans, are subsequently recovered on the related Mortgage Loan or, with respect to Property Advances, the Serviced Whole Loan, such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 hereof.

            "Principal Prepayment": Any payment of principal made by a Borrower on a Mortgage Loan or Serviced Companion Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            "Private Global Certificate": Each of the Regulation S Global Certificates or Rule 144A Global Certificates with respect to the Class X, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3 and Class VPM-4 Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

            "Private Placement Memorandum": Means the Private Placement Memorandum, dated February 27, 2006, pursuant to which the Class X, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3 and Class VPM-4 Certificates will be offered for sale.

            "Privileged Person": Means a party to this Agreement, a Rating Agency, a designee of the Depositor (including any financial market publisher), the initial Controlling Class Representative, each Underwriter and any other person who delivers to the Trustee in the form attached hereto as Exhibit L (which form may be provided by the Trustee upon request), a certification that such person is a Certificateholder, a Certificate Owner of a Certificate or a prospective purchaser of a Certificate.

            "Prohibited Party: Any party that (i) is listed on the Depositor's Do Not Hire List or (ii) is a proposed Servicing Function Participant for which the Master Servicer, the Special Servicer or the Trustee that seeks to retain such Servicing Function Participant has actual knowledge obtained by written notice or through actual experience that such party at any point prior to such hiring, assignment or transfer failed to comply with the Servicing Function Participant's obligations under Regulation AB with respect to any other securitization.

            "Property Advance": As to any Mortgage Loan or Serviced Whole Loan, any advance made by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in respect of Property Protection Expenses or any expenses incurred to protect, preserve and enforce the security for a Mortgage Loan or a Serviced Whole Loan or to pay taxes and assessments or insurance premiums with respect to the related Mortgaged Property, to the extent the making of any such advance is specifically provided for in this Agreement, including, but not limited to, as provided in Section 3.04 and Section 3.24, as applicable. Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate from and including the date of the making of such Advance to and including the date of payment or reimbursement. Notwithstanding anything to the contrary, "Property Advance" shall not include allocable overhead of the applicable Master Servicer or the Special Servicer, as applicable, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

            "Property Protection Expenses": With respect to any Mortgage Loan or Serviced Companion Loan, any costs and expenses incurred by the applicable Master Servicer or the Special Servicer pursuant to Sections 3.04, 3.08(a), 3.10(b), 3.10(e), 3.10(f), 3.10(h), 3.10(i), 3.10(k), 3.11, 3.12(e), 3.17(a),
3.17(b), 3.17(c), 3.18(g) or 3.28(a) or indicated herein as being payable as a Property Advance or as a cost or expense of the Trust Fund (and, in the case of the Serviced Whole Loans, the Serviced Companion Loan Noteholders but subject to the provisions of Section 1.02(e)) or the Villas Parkmerced Loan REMIC, Lower-Tier REMIC, or Upper-Tier REMIC to be paid out of the applicable Collection Account.

            "Prospectus": The Depositor's Prospectus dated February 27, 2006, as supplemented by the Prospectus Supplement dated February 27, 2006, relating to the offering of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates.

            "PTCE 95-60": Prohibited Transaction Class Exemption 95-60.

            "Qualified Institutional Buyer": A qualified institutional buyer within the meaning of Rule 144A.

            "Qualified Insurer": As used in Section 3.08, (i) an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction which shall have a rating of "A3" or better by Moody's (if then rated by Moody's) and an insurance financial strength rating of "A-" or better by S&P and (ii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(d), shall have a claims paying ability rated by each Rating Agency no lower than two ratings categories (without regard to pluses or minuses or numeric qualifications) lower than the highest rating of any outstanding Class of Certificates from time to time, but in no event lower than "A2" by Moody's (or if such company is not rated by Moody's, is rated at least A:IX by A.M. Best's Key Rating Guide) and in the case of S&P, an insurance financial strength rating of "A" or better, unless in any such case each of the Rating Agencies has confirmed in writing that obtaining the related insurance from an insurance company that is not rated by each of the Rating Agencies (subject to the foregoing exceptions) or that has a lower claims-paying ability than such requirements shall not result, in and of itself, in a downgrade, qualification or withdrawal of the then-current ratings by such Rating Agency to any Class of Certificates.

            "Qualified Mortgage": A Mortgage Loan that is a "qualified mortgage" within the meaning of Code Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

            "Qualifying Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and/or interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the Removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Removed Mortgage Loan;
(iii) have the same Due Date as the Removed Mortgage Loan; (iv) accrue interest on the same basis as the Removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the Removed Mortgage Loan; (vi) have an original loan to value ratio not higher than that of the Removed Mortgage Loan and a current loan to value ratio not higher than the then current loan-to-value ratio of the Removed Mortgage Loan; (vii) materially comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental Report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Servicing File; (ix) have an original Debt Service Coverage Ratio of not less than the original Debt Service Coverage Ratio of the Removed Mortgage Loan and a current Debt Service Coverage Ratio of not less than the current Debt Service Coverage Ratio of the Removed Mortgage Loan; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller's expense) to be a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date after the date that is three years prior to the Rated Final Distribution Date; (xii) not be substituted for a Removed Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not in and of itself result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of Certificates then rated by the Rating Agency (the cost, if any, of obtaining such confirmation to be paid by the applicable Mortgage Loan Seller) (provided that no such confirmation from any Rating Agency shall be required with respect to any Companion Loan Securities); (xiii) have been approved by the Controlling Class Representative in its sole discretion; (xiv) prohibit defeasance within two years after the Closing Date, (xv) not be substituted for a Removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any of such REMICs other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel and (xvi) if the Removed Mortgage Loan is part of Loan Group 2A or Loan Group 2B, have the same property type designation as the Removed Mortgage Loan. In the event that one or more mortgage loans are substituted for one or more Removed Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no individual Mortgage Rate shall be lower than the highest Pass-Through Rate (that is a fixed rate not subject to a cap equal to the Weighted Average Net Mortgage Rate) of any Class of Principal Balance Certificates having an outstanding Certificate Balance. When a Qualified Substitute Mortgage Loan is substituted for a Removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.

            "Rated Final Distribution Date": The Distribution Date in January 2046.

            "Rating Agency": means any of S&P and Moody's.

            "Real Property": Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

            "Realized Loss": With respect to any Distribution Date, the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on such Distribution Date exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for principal payments received on the Mortgage Loans in the Mortgage Pool that were used to reimburse the applicable Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) immediately following the Determination Date preceding such Distribution Date.

            "Reassignment of Assignment of Leases, Rents and Profits": As defined in Section 2.0l(a)(viii).

            "Reconciliation of Funds Report": A report prepared by the Trustee substantially in the form of, and containing the information called for in, the downloadable form of the "Reconciliation of Funds Report" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Reconciliation of Funds Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Trustee, the applicable Master Servicer or the Special Servicer, as applicable.

            "Record Date": With respect to each Distribution Date, the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date.

            "Regular Certificates": The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3 and Class VPM-4 Certificates.

            "Regulation AB": Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Red. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Regulation AB Servicer": As defined in Section 10.3(b).

            "Regulation D": Regulation D under the Act.

            "Regulation S": Regulation S under the Act.

            "Regulation S Global Certificate": Each of the Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class VPM-1, Class VPM-2, Class VPM-3 and Class VPM-4 Certificates issued as such on the Closing Date.

            "Regulation S Investor": With respect to a transferee of an interest in a Regulation S Global Certificate, a transferee that acquires such interest pursuant to Regulation S.

            "Regulation S Transfer Certificate": As defined in Section 5.02(c)(i)(B).

            "Relevant Servicing Criteria": The Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to each Master Servicer, the Special Servicer and the Trustee, on Schedule II attached hereto). For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers. With respect to a Servicing Function Participant engaged by the Trustee, the Master Servicer or the Special Servicer, the term "Relevant Servicing Criteria" refers to the items of the Relevant Servicing Criteria applicable to the Trustee, the Master Servicer or the Special Servicer that engaged such Servicing Function Participant that are applicable to such Servicing Function Participant based on the functions it has been engaged to perform.

            "REMIC": A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code and the REMIC Provisions.

            "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

            "Removed Mortgage Loan": A Mortgage Loan which is repurchased from the Trust Fund pursuant to the terms hereof or as to which one or more Qualifying Substitute Mortgage Loans are substituted.

            "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

            (a) except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

            (b) any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

            (c) any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

            (d) any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

            (e) rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

            "REO Account": As defined in Section 3.17(b).

            "REO Loan": Any Mortgage Loan or any Serviced Whole Loan as to which the related Mortgaged Property has become an REO Property.

            "REO Proceeds": With respect to any REO Property and the related REO Loan, all revenues received by the Special Servicer with respect to such REO Property or REO Loan which do not constitute Liquidation Proceeds.

            "REO Property": A Mortgaged Property title to which has been acquired by the Special Servicer on behalf of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise.

            "REO Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "REO Status Report" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "REO Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "Replacement Mortgage Loan": Any Qualifying Substitute Mortgage Loan that is substituted for one or more Removed Mortgage Loans.

            "Reportable Event": As defined in Section 10.9.

            "Reporting Servicer": Each Master Servicer, the Special Servicer, the Trustee and any Servicing Function Participant, as the case may be.

            "Repurchase Price": With respect to any Mortgage Loan to be repurchased or purchased pursuant to Sections 2.03(d) or 9.01, or any Specially Serviced Loan or any REO Loan to be sold pursuant to Section 3.18, an amount, calculated by the applicable Master Servicer or the Special Servicer, as applicable, equal to:

            (a) the outstanding principal balance of such Mortgage Loan as of the date of purchase; plus

            (b) all accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time to but not including the Due Date in the month of purchase; plus

            (c) all related unreimbursed Property Advances plus accrued and unpaid interest on related Advances at the Advance Rate, and unpaid Special Servicing Fees and Workout Fees allocable to such Mortgage Loan; plus

            (d) any Liquidation Fee due pursuant to Section 3.12 hereunder allocable to such Mortgage Loan; plus

            (e) if such Mortgage Loan (or related REO loan) is being purchased by a Mortgage Loan Seller pursuant to Section 2.03(d), to the extent not otherwise included in the amount described in clause (c) of this definition, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the applicable Master Servicer, the Special Servicer, the Depositor and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation, including, without duplication, any amounts previously reimbursed from any Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, plus accrued and unpaid interest thereon at the Advance Rate, to the extent payable to each Master Servicer, the Special Servicer or the Trustee.

            For purposes of this Agreement, the "Repurchase Price" in respect of a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan shall be construed to include any related Companion Loans and/or B Loan.

            "Request for Release": A request for a release signed by a Servicing Officer, substantially in the form of Exhibit E hereto.

            "Reserve Accounts": With respect to any Mortgage Loan or Serviced Whole Loan, reserve accounts, if any, established pursuant to the Mortgage or the Loan Agreement and any Escrow Account. Any Reserve Account may be a sub-account of a related Cash Collateral Account. Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon. The applicable Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Account, if applicable, or its Collection Account or for the purposes set forth under the related Mortgage Loan or Serviced Whole Loan.

            "Resolution Extension Period" shall mean:

            (a) for purposes of remediating a Material Breach with respect to any Mortgage Loan, the 90-day period following the end of the applicable Initial Resolution Period;

            (b) for purposes of remediating a Material Defect with respect to any Mortgage Loan that is not a Specially Serviced Loan at the commencement of, and does not become a Specially Serviced Loan during, the applicable Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the earlier of (i) the 90th day following the end of such Initial Resolution Period and (ii) the 45th day following the applicable Mortgage Loan Seller's receipt of written notice from the applicable Master Servicer or the Special Servicer of the occurrence of any Servicing Transfer Event with respect to such Mortgage Loan subsequent to the end of such Initial Resolution Period;

            (c) for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a not a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, but as to which a Servicing Transfer Event occurs during such Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the 90th day following the earlier of the end of such Initial Resolution Period and the applicable Mortgage Loan Seller's receipt of written notice from the applicable Master Servicer or the Special Servicer of the occurrence of such Servicing Transfer Event; and

            (d) for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, zero (-0-) days; provided that, if the applicable Mortgage Loan Seller did not receive written notice from the applicable Master Servicer or the Special Servicer of the relevant Servicing Transfer Event as of the commencement of the applicable Initial Resolution Period, then such Servicing Transfer Event shall be deemed to have occurred during such Initial Resolution Period and clause
      (c) of this definition will be deemed to apply.

            The applicable Mortgage Loan Seller shall have an additional 90 days beyond any cure period specified above to cure such Material Defect or Material Beach; provided that, the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach and such failure to cure is solely the result of a delay in the return of documents from the local filing or recording authorities.

            "Responsible Officer": Any officer of the Trustee assigned to the Corporate Trust Office (and, in the event that the Trustee is the Certificate Registrar or the Paying Agent, of the Certificate Registrar or the Paying Agent, as applicable) with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer whose name and specimen signature appears on a list of corporate trust officers furnished to the applicable Master Servicer by the Trustee, as such list may from time to time be amended.

            "Restricted Certificate": As defined in Section 5.02(k).

            "Restricted Period": The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which the Certificates are first offered to persons other than the Initial Purchasers and any other distributor (as defined in Regulation S) of the Certificates and (b) the Closing Date.

            "Revised Rate": With respect to those Mortgage Loans on the Mortgage Loan Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

            "Rule 144A": Rule 144A under the Act.

            "Rule 144A Global Certificate": Each of the Class X, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class VPM-1, Class VPM-2, Class VPM-3 and Class VPM-4 Certificates issued as such on the Closing Date.

            "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor in interest.

            "Sarbanes-Oxley Act": The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff).

            "Sarbanes-Oxley Certification": As defined in Section 10.08.

            "Securities Legend": With respect to each Residual Certificate or any Individual Certificate, the legend set forth in, and substantially in the form of, Exhibit F hereto.

            "Serviced B Loan": Each of the Villas Parkmerced B Loans and/or the Arrowhead Shopping Center B Loan, as applicable and as the context may require.

            "Serviced B Loan Noteholder": A holder of a Serviced B Loan.

            "Serviced Companion Loan": Each of the Villas Parkmerced B Loans and/or the Arrowhead Shopping Center B Loan, as applicable and as the context may require.

            "Serviced Companion Loan Noteholder": A holder of a Serviced Companion Loan.

            "Serviced Companion Loan Noteholder Register": As defined in Section 3.32(b).

            "Serviced Companion Loan Securitization Agreement": With respect to any Serviced Companion Loan, any agreement under which any securities evidencing interests in such Serviced Companion Loan are issued, as from time to time amended, supplemented or modified.

            "Serviced Companion Loan Trustee": With respect to any Serviced Companion Loan, the trustee with respect to such Serviced Companion Loan appointed and acting under the related Serviced Companion Loan Securitization Agreement, if any.

            "Serviced Mortgage Loan": Each of the Villas Parkmerced Mortgage Loan and the Arrowhead Shopping Center Mortgage Loan, as the context may require and as applicable.

            "Serviced Whole Loan": Each of the Villas Parkmerced Whole Loan and the Arrowhead Shopping Center Whole Loan, as the context may require and as applicable.

            "Serviced Whole Loan Collection Account": With respect to each Serviced Whole Loan, the separate account or subaccount created and maintained by the Midland Master Servicer pursuant to Section 3.05(h) on behalf of the Certificateholders and the related Serviced Companion Loan Noteholders, which shall be entitled "Midland Loan Services, Inc., as Master Servicer for the Certificateholders and the Companion Loan Noteholders relating to, and for the benefit of Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of, Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass-Through Certificates, Serviced Whole Loan Collection Account." Amounts in any Serviced Whole Loan Collection Account applicable to the related Serviced Companion Loans shall not be assets of the Trust Fund, but instead shall be held by the Midland Master Servicer on behalf of the Trust Fund (in respect of amounts reimbursable therefrom) and, the related Serviced Companion Loan Noteholders. Any such account or subaccount shall be an Eligible Account.

            "Serviced Whole Loan Remittance Amount": For each distribution date that the Midland Master Servicer is required to make a distribution to a Serviced Companion Loan Noteholder pursuant to Section 3.05(i) and with respect to each Serviced Whole Loan and related Mortgaged Property (if it becomes an REO Property), any amount received by the Midland Master Servicer (or, with respect to an REO Property, the Special Servicer) during the related Collection Period that is payable to the Serviced Companion Loan Noteholder pursuant to the related Co-Lender Agreement or to be remitted to the Collection Account.

            "Serviced Whole Loan REO Account": As defined in Section 3.17(b).

            "Service(s)(ing)": In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of "servicer" set forth in Item 1101 of Regulation AB and is referenced in the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

            "Servicer Prepayment Interest Shortfall": As defined in Section 3.19(c).

            "Servicer Remittance Date": With respect to any Distribution Date, the Business Day preceding such Distribution Date.

            "Servicing Compensation": With respect to any Collection Period, the related Servicing Fee, Net Prepayment Interest Excess, if any, and any other fees, charges or other amounts payable to each Master Servicer under this Agreement for such period.

            "Servicing Criteria": The criteria set forth in paragraph (d) of
Item 1122 of Regulation AB as such may be amended from time to time.

            "Servicing Fee": With respect to each Mortgage Loan but excluding any Serviced B Loan, and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the respective Servicing Fee Rate and
(ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan or Serviced Companion Loan on such Due Date). The Servicing Fee shall be calculated in accordance with the provisions of
Section 1.02(a). For the avoidance of doubt, with respect to any B Loan, no Servicing Fee shall accrue on the Stated Principal Balance thereof, and with respect to the Villas Parkmerced Mortgage Loan, the Servicing Fee will also accrue on the Villas Parkmerced Non-Pooled Trust Component.

            "Servicing Fee Rate": With respect to each Mortgage Loan but excluding any Serviced B Loan, the sum of the Master Servicing Fee Rate and the related Primary Servicing Fee Rate, if any, which rates per annum are set forth on Exhibit B-2 to this Agreement.

            "Servicing File": As defined in the related Mortgage Loan Purchase Agreement.

            "Servicing Function Participant": Any Person, other than the Master Servicers, the Special Servicer and the Trustee, that, within the meaning of
Item 1122 of Regulation AB, is performing activities that address the Servicing Criteria, unless such Person's activities relate only to 5% or less of the Mortgage Loans (based on their Stated Principal Balance).

            "Servicing Officer": Any officer or employee of the Master Servicers or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or, Serviced Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's or employee's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee by such Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

            "Servicing Standard": With respect to each Master Servicer or the Special Servicer, shall mean to diligently service and administer the Mortgage Loans and the Serviced Whole Loans for which each is responsible in the best interests of and for the benefit of all of the Certificateholders and, with respect to each Serviced Whole Loan, for the benefit of the Serviced Companion Loan Noteholders (as a collective whole, but giving due consideration to the subordinate nature of any B Loan as determined by the Midland Master Servicer or the Special Servicer, as the case may be, in the exercise of its reasonable judgment) in accordance with applicable law, the terms of this Agreement, the terms of the related Co-Lender Agreement, as applicable, and the Mortgage Loans or Serviced Whole Loans, as applicable, and to the extent not inconsistent with the foregoing, in accordance with the higher of the following standards of care:

            (a) the same manner in which, and with the same care, skill, prudence and diligence with which such Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial and multifamily mortgage lenders servicing their own mortgage loans with a view to the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans or Specially Serviced Loans, as applicable, and the best interests of the Trust and the Certificateholders and, with respect to any Serviced Whole Loan, the Certificateholders, the related Serviced Companion Loan Noteholders (as a collective whole, but giving due consideration to the subordinate nature of any B Loan as determined by the Midland Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment); and

            (b) the same care, skill, prudence and diligence with which such Master Servicer or the Special Servicer, as the case may be, services and administers commercial and multifamily mortgage loans owned by such Master Servicer or the Special Servicer, as the case may be, with a view to the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans or Specially Serviced Loans, as applicable, and the best interests of the Trust and the Certificateholders and, with respect to any Serviced Whole Loan, the Certificateholders, the related Serviced Companion Loan Noteholders (as a collective whole, but giving due consideration to the subordinate nature of any B Loan as determined by the Midland Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment), but without regard to (a) any relationship that such Master Servicer or the Special Servicer, as the case may be, or any Affiliate of such Master Servicer or the Special Servicer, may have with the related Borrower, any Mortgage Loan Seller, any other party to this Agreement or any Affiliate of the foregoing; (b) the ownership of any Certificate or any Serviced Companion Loan by such Master Servicer or the Special Servicer, as the case may be, or any Affiliate of such Master Servicer or the Special Servicer; (c) such Master Servicer's obligation to make Advances; (d) such Master Servicer's or the Special Servicer's, as the case may be, right to receive compensation for its services hereunder or with respect to any particular transaction; (e) the ownership, servicing or management for others of any other mortgage loans or mortgaged properties by such Master Servicer or the Special Servicer or any Affiliate of such Master Servicer or the Special Servicer, as applicable; (f) any debt that such Master Servicer or the Special Servicer or any Affiliate of such Master Servicer or the Special Servicer, as applicable, has extended to any Borrower or an Affiliate of any Borrower (including, without limitation, any mezzanine financing); and (g) any obligation of such Master Servicer, or an affiliate thereof, to repurchase or substitute for a Mortgage Loan as Mortgage Loan Seller.

            "Servicing Transfer Event": An event specified in the definition of Specially Serviced Loan.

            "Similar Law": As defined in Section 5.02(k) hereof.

            "Small Loan Appraisal Estimate": With respect to any Mortgage Loan having a Stated Principal Balance of less than $2,000,000, the Special Servicer's good faith estimate of the value of such Mortgage Loan, as certified to the applicable Master Servicer by the Special Servicer.

            "SNDA": As defined in Section 3.30(n)(1) hereof.

            "Sole Certificateholder": Any Holder (or Holders, provided they act in unanimity) holding 100% of the then outstanding Class X, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3 and Class VPM-4 Certificates or an assignment of the voting rights thereof; provided, however, that the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates have been reduced to zero.

            "Special Servicer": LNR Partners, Inc., a Florida corporation, or its successor in interest, or any successor special servicer appointed as provided in Section 3.25, including without limitation any successor special servicer appointed with respect to a specific Serviced Whole Loan pursuant to
Section 3.25. In the event that a Master Servicer is also the Special Servicer hereunder, and such Master Servicer is terminated or resigns as the Master Servicer hereunder, that Master Servicer shall be terminated as the Special Servicer hereunder. In the event there is more than one Special Servicer administering Specially Serviced Loans hereunder, each reference in this Agreement to the "Special Servicer" shall be construed to apply to the Special Servicer then servicing that particular Mortgage Loan or Serviced Whole Loan.

            "Special Servicer Event of Default": As defined in Section 7.01(b).

            "Special Servicing Compensation": With respect to any Mortgage Loan, any of the Special Servicing Fee, Workout Fee, Liquidation Fee and any other fees, charges or other amounts which shall be due to the Special Servicer.

            "Special Servicing Fee": With respect to each Specially Serviced Loan (or REO Loan) for each calendar month (or portion thereof), the fraction of the Special Servicing Fee Rate applicable to such month, or portion thereof (determined using the same interest accrual methodology that is applied with respect to the Mortgage Rate for such Mortgage Loan for such month) multiplied by the Stated Principal Balance of such Specially Serviced Loan (subject, in the case of the Arrowhead Shopping Center Whole Loan, to the terms of the Arrowhead Shopping Center Intercreditor Agreement) as of the Due Date (without giving effect to all payments of principal on such Specially Serviced Loan or REO Loan on such Due Date) in the Collection Period prior to such Distribution Date (or, in the event that a Principal Prepayment in full or an event described in clauses (i)-(vii) under the definition of Liquidation Proceeds shall occur with respect to any such Specially Serviced Loan or REO Loan on a date that is not a Due Date, on the basis of the actual number of days to elapse from and including the most recently preceding related Due Date to but excluding the date of such Principal Prepayment or Liquidation Proceeds event in a month consisting of 30 days).

            "Special Servicing Fee Rate": A rate equal to 0.35% per annum subject to a minimum monthly amount equal to $4,000 with respect to each Specially Serviced Loan.

            "Specially Serviced Loan": Subject to Section 3.26, any Mortgage Loan or Serviced Whole Loan with respect to which:

            (a) either (i) with respect to such Mortgage Loan or Serviced Companion Loan other than a Balloon Loan, a payment default shall have occurred on such Mortgage Loan or Serviced Companion Loan at its Maturity Date or, if the Maturity Date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance herewith, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended Maturity Date or (ii) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, however, that if (a) the related Borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the Special Servicer and the Controlling Class Representative within 30 days after such default), (b) the related Borrower continues to make its Assumed Scheduled Payment, (c), no other Servicing Transfer Event shall have occurred with respect to such Mortgage Loan or Serviced Companion Loan and
      (d) the Controlling Class Representative consents, a Servicing Transfer Event will not occur until 60 days beyond the related Maturity Date; and provided, further, if the related Borrower delivers to the Special Servicer and the Controlling Class Representative, on or before the 60th day after the related Maturity Date, a refinancing commitment reasonably acceptable to the Special Servicer and the Controlling Class Representative, and such Borrower continues to make its Assumed Scheduled Payments (and no other Servicing Transfer Event shall have occurred with respect to that Mortgage), a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date and (2) the termination of the refinancing commitment;

            (b) any Monthly Payment (other than a Balloon Payment) is 60 days or more delinquent;

            (c) the date upon which the applicable Master Servicer or Special Servicer (with the consent of the Controlling Class Representative in the case of a determination by the Special Servicer) determines that a payment default or any other default under the applicable Loan Documents that (with respect to such other default) would materially impair the value of the Mortgaged Property as security for the Mortgage Loan and, if applicable, Serviced Companion Loan or otherwise would materially adversely affect the interests of Certificateholders and, if applicable, the holder of the related Serviced Companion Loan and would continue unremedied beyond the applicable grace period under the terms of the related Loan Documents (or, if no grace period is specified for 60 days and provided that a default that would give rise to an acceleration right without any grace period will be deemed to have a grace period equal to zero) is imminent and is not likely to be cured by the related Borrower within 60 days or, except as provided in clause (a)(ii) above, in the case of a Balloon Payment, for at least 30 days;

            (d) the date upon which the related Borrower has become a subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, provided that if such decree or order has been dismissed, discharged or stayed within 60 days thereafter, such Mortgage Loan or Serviced Whole Loan shall no longer be a Specially Serviced Loan and no Special Servicing Fees shall be payable with respect thereto;

            (e) the date on which the related Borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower of or relating to all or substantially all of its property;

            (f) the date on which related Borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

            (g) a default, of which the applicable Master Servicer or Special Servicer has notice (other than a failure by such related Borrower to pay principal or interest) and which in the opinion of such Master Servicer or Special Servicer (in the case of the Special Servicer, with the consent of the Controlling Class Representative) materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Loan Documents for such Mortgage Loan or Serviced Whole Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

            (h) the date of which the applicable Master Servicer or Special Servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property;

provided, however, that such Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a "Corrected Mortgage Loan") (i) with respect to the circumstances described in clauses (a) and (b) above, when the related Borrower thereunder has brought such Mortgage Loan or Serviced Whole Loan current and thereafter made three consecutive full and timely Monthly Payments, including pursuant to any workout of such Mortgage Loan or Serviced Whole Loan, (ii) with respect to the circumstances described in clause (c), (d),
(e), (f) and (h) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer, and (iii) with respect to the circumstances described in clause (g) above, when such default is cured; provided, in each case, that at that time no circumstance exists (as described above) that would cause such Mortgage Loan or Serviced Whole Loan to continue to be characterized as a Specially Serviced Loan, provided, further, that a Servicing Transfer Event shall not exist with respect to the Villas Parkmerced Whole Loan if a cure event is being exercised in accordance with the related Co-Lender Agreement or this Agreement.

            Notwithstanding any provision of this Agreement to the contrary, consistent with the applicable Servicing Standard, the servicing rights and obligations of the Special Servicer with respect to the Arrowhead Shopping Center B Loan will be limited pursuant to the terms of the Arrowhead Shopping Center Intercreditor Agreement prior to, or after the discontinuance of, a "Material Default" (as defined in Section 3(b) of the Arrowhead Shopping Center Intercreditor Agreement).

            If a Servicing Transfer Event exists with respect to any Mortgage Loan included in a Serviced Whole Loan, then it will also be deemed to exist with respect to the related Serviced Companion Loans, and vice versa. If any Mortgage Loan in a group of Cross-Collateralized Mortgage Loans becomes a Specially Serviced Loan, each other Mortgage Loan in such group of Cross-Collateralized Mortgage Loans shall also become a Specially Serviced Loan.

            "Startup Day": In the case of the Villas Parkmerced Loan REMIC, Upper-Tier REMIC and Lower-Tier REMIC, the day designated as such pursuant to
Section 2.06(a) hereof.

            "Stated Principal Balance": With respect to any Mortgage Loan, Villas Parkmerced Loan Component or Serviced Whole Loan, on any date of determination, the principal balance as of the Cut-off Date of such Mortgage Loan, Villas Parkmerced Loan Component or Serviced Whole Loan (or in the case of a Replacement Mortgage Loan, the outstanding principal balance as of the related date of substitution and after application of all scheduled payments of principal and interest due on or before the related Due Date in the month of substitution, whether or not received), as reduced on each Distribution Date (to not less than zero) by (i) all payments (or P&I Advances in lieu thereof) of, and all other collections allocated as provided in Section 1.02 to, principal of or with respect to such Mortgage Loan, Villas Parkmerced Loan Component or Serviced Whole Loan that are distributed to Certificateholders or Serviced Companion Loan Noteholder on such Distribution Date or applied to any other payments required under this Agreement on or prior to such date of determination, and (ii) any principal forgiven by the Special Servicer and other principal losses realized in respect of such Mortgage Loan, Villas Parkmerced Loan Component or Serviced Whole Loan during the related Collection Period.

            A Mortgage Loan or any related REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which Liquidation Proceeds, if any, are to be (or, if no such Liquidation Proceeds are received, would have been) distributed to Certificateholders. The Stated Principal Balance of any Mortgage Loan, Villas Parkmerced Loan Components or Serviced Whole Loan with respect to which the applicable Master Servicer or Special Servicer has made a Final Recovery Determination is zero.

            "Subcontractor": Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the applicable Master Servicer or a Servicing Function Participant.

            "Substitution Shortfall Amount": In connection with the substitution of one or more Replacement Mortgage Loans for one or more Removed Mortgage Loans, the amount, if any, by which the Repurchase Price or aggregate Repurchase Price, as the case may be, for such Removed Mortgage Loan(s) exceeds the initial Stated Principal Balance or aggregate initial Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s).

            "Sub-Servicer": Any Person engaged by either Master Servicer or the Special Servicer to perform Servicing with respect to one or more Mortgage Loans or REO Loans.

            "Sub-Servicing Agreement": The written contract between either Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of the Mortgage Loans as provided in Section 3.01(c).

            "Tax Returns": The federal income tax returns on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed by the Trustee on behalf of each of the Villas Parkmerced Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions and the federal income tax return to be filed by the Trustee on behalf of the Grantor Trust due to its classification as a grantor trust under subpart E, Part I of subchapter J of the Code, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal law or Applicable State and Local Tax Law.

            "Terminated Party": As defined in Section 7.01(c).

            "Terminating Party": As defined in Section 7.01(c).

            "Termination Date": The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01.

            "Third Party Appraiser": As defined in Section 3.18(e) of this Agreement.

            "Time of Sale": At or prior to the time when sales to purchasers of the Certificates were first made, which was approximately 3:15 p.m. on February 27, 2006.

            "Time of Sale Information": Collectively, the Depositor's free writing prospectus dated as of February 16, 2006 and the Depositor's free writing prospectus dated as of February 24, 2006.

            "Total Loan Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Total Loan Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "Transfer": Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R or Class LR Certificate.

            "Transferee Affidavit": As defined in Section 5.02(l)(ii).

            "Transferor Letter": As defined in Section 5.02(l)(ii).

            "Trust" or "Trust Fund": The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein),
(viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests and Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).

            "Trust Ledger": Amounts deposited in any Collection Account attributable to the Mortgage Loans, which are maintained pursuant to Section 3.05(a) and held on behalf of the Trustee on behalf of the Certificateholders.

            "Trust REMICs": The Villas Parkmerced Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC.

            "Trustee": Wells Fargo Bank, N.A., a national banking association, in its capacity as Trustee, or its successor in interest, or any successor Trustee appointed as herein provided.

            "Trustee Fee": With respect to each Mortgage Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of
(i) the Trustee Fee Rate multiplied by (ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan on such Due Date). The Trustee Fee shall be calculated in accordance with the provisions of Section 1.02(a).

            "Trustee Fee Rate": A rate equal to 0.0001% per annum.

            "Underwriters": DBS, CGM, PNC Capital Markets, Inc., J.P. Morgan Securities Inc., Nomura Securities International, Inc. and Wachovia Capital Markets, LLC or their respective successors in interest.

            "Unliquidated Advance": Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to Section 3.06(b) or Section 3.06(c), as applicable, but that has not been recovered from the related Borrower or otherwise from collections on or the proceeds of the Mortgage Loan or the applicable Serviced Whole Loan or REO Property in respect of which the Advance was made.

            "Unscheduled Payments": With respect to a Mortgage Loan and a Collection Period, all Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds payable under such Mortgage Loan, the Repurchase Price of any Mortgage Loan that is repurchased or purchased pursuant to Sections 2.03(d),
3.18 or 9.01, the Substitution Shortfall Amount with respect to any substitution pursuant to Section 2.03(f) and any other payments under or with respect to such Mortgage Loan not scheduled to be made, including Principal Prepayments received by the applicable Master Servicer (but excluding Prepayment Premiums or Yield Maintenance Charges, if any) during such Collection Period.

            "Updated Appraisal": An Appraisal of a Mortgaged Property or REO Property, as the case may be, conducted subsequent to any appraisal performed on or prior to the Cut-off Date and in accordance with Appraisal Institute standards, the costs of which shall be paid as a Property Advance by the applicable Master Servicer or, on an emergency basis in accordance with Section 3.24(b), the Special Servicer, as applicable. Updated Appraisals shall be conducted by an Independent MAI appraiser selected by the Special Servicer.

            "Updated Valuation": With respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, an Updated Appraisal. With respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, an updated Small Loan Appraisal Estimate.

            "Upper-Tier Distribution Account": The segregated trust account or sub-account created and maintained by the Trustee pursuant to Section 3.05(g), which shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass-Through Certificates, Upper-Tier Distribution Account" and which must be an Eligible Account or a subaccount of an Eligible Account. The Upper-Tier Distribution Account shall be an asset of the Upper-Tier REMIC.

            "Upper-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests and amounts held from time to time in the Upper-Tier Distribution Account.

            "U.S. Person": A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which have elected to be treated as U.S. Persons).

            "Villas Parkmerced Available Funds": For any Distribution Date with respects to amounts collected on the Villas Parkmerced Mortgage Loan, the sum of
(i) all previously undistributed Monthly Payments or other receipts on account of principal and interest (including Unscheduled Payments and any Net REO Proceeds, if any, transferred from an REO Account pursuant to Section 3.17(b), but excluding any Excess Liquidation Proceeds) allocable to the Villas Parkmerced Mortgage Loan, received by or on behalf of the Midland Master Servicer in the Collection Period relating to such Distribution Date, (ii) all P&I Advances made by the Midland Master Servicer or the Trustee, as applicable, in respect of the Villas Parkmerced Mortgage Loan as of such Distribution Date,
(iii) all other amounts received by the Midland Master Servicer in such Collection Period and required to be placed in the related Serviced Whole Loan Collection Account by the Midland Master Servicer pursuant to Section 3.05 allocable to the Villas Parkmerced Mortgage Loan (and the portion of Loss of Value Payments with respect to the Villas Parkmerced Mortgage Loan deposited into the Collection Account pursuant to Section 3.06(f)), (iv) without duplication, any late Monthly Payments allocable to the Villas Parkmerced Mortgage Loan received after the end of the Collection Period relating to such Distribution Date but prior to the close of business on the Business Day prior to the related Servicer Remittance Date, (v) with respect to the Distribution Date in March of each calendar year (or February if the final Distribution Date occurs in such month), the Villas Parkmerced Pooled Withheld Amounts and Villas Parkmerced Non-Pooled Withheld Amounts deposited in the Villas Parkmerced Interest Reserve Account by the Trustee in accordance with Section 3.05(f) and
(vi) any Master Servicer Prepayment Interest Shortfalls remitted by the Midland Master Servicer pursuant to Section 3.19(c) that are allocable to the Villas Parkmerced Mortgage Loan, but excluding the following:

            (a) those portions of each payment of interest which represent the applicable Master Servicing Fee and Trustee Fee and an amount representing any applicable Special Servicing Compensation, to the extent permitted to be withdrawn from funds allocable to the Villas Parkmerced Mortgage Loan pursuant to Section 3.06 hereof;

            (b) all amounts in the nature of late payment fees (to the extent not applied to the reimbursement of the Advance Interest Amount and/or Additional Trust Fund Expenses as provided in Section 3.06 hereof), Net Prepayment Interest Excess, Net Default Interest, extension fees, loan service transaction fees, demand fees, beneficiary statement charges, Assumption Fees and similar fees on the Villas Parkmerced Mortgage Loan, which the Midland Master Servicer or the Special Servicer is entitled to retain as Master Servicing Compensation or Special Servicing Compensation, respectively;

            (c) all amounts representing the portion of scheduled Monthly Payments due after the related Due Date;

            (d) that portion of Net Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds which represents any unpaid Master Servicing Fee, Trustee Fee and Special Servicing Compensation with respect to the Villas Parkmerced Mortgage Loan to which the Master Servicer, any sub-servicer, Trustee and/or the Special Servicer are entitled, to the extent such funds with respect to the Mortgage Loan are permitted to be applied to pay such amount pursuant to
Section 3.06 hereof;

            (e) all amounts representing certain expenses reimbursable or payable to the Midland Master Servicer, the Special Servicer or the Trustee with respect to the Villas Parkmerced Mortgage Loan to the extent permitted to be withdrawn pursuant to Section 3.06 hereof, and other amounts permitted to be retained by the Midland Master Servicer or withdrawn by the Midland Master Servicer from amounts in the related Serviced Whole Loan Collection Account (including any indemnities provided for herein), including interest thereon as expressly provided in this Agreement;

            (f) any interest or investment income on funds on deposit in the related Serviced Whole Loan Collection Account or any interest on Permitted Investments in which such funds may be invested;

            (g) all amounts received if the Villas Parkmerced Mortgage Loan was previously purchased, repurchased or replaced from the Trust Fund pursuant to Sections 2.03(d), 3.18 or 9.01 during the related Collection Period and subsequent to the date as of which the Villas Parkmerced Mortgage Loan was purchased or repurchased;

            (h) the amount reasonably determined by the Trustee to be necessary to pay any applicable federal, state or local taxes imposed on the Villas Parkmerced Loan REMIC, the Upper-Tier REMIC or the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.05;

            (i) with respect to the Distribution Date occurring in (A) January of each calendar year that is not a leap year and (B) February of each calendar year, in each case, unless such Distribution Date is the final Distribution Date, the Villas Parkmerced Pooled Withheld Amounts and Villas Parkmerced Non-Pooled Withheld Amounts deposited in the Villas Parkmerced Interest Reserve Account by the Trustee in accordance with Section 3.05(f); and

            (j) Prepayment Premiums and Yield Maintenance Charges with respect to the Villas Parkmerced Mortgage Loan.

            "Villas Parkmerced B Loan Noteholder": Each holder of the Notes for the Villas Parkmerced B Loans.

            "Villas Parkmerced B Loans": As defined in the Preliminary
Statement.

            "Villas Parkmerced Component Loan Remittance Rate": With respect to any Villas Parkmerced Loan REMIC Regular Interest, the rate set forth in the Preliminary Statement in the table relating to the Component Loans under the heading "Component Loan Remittance Rate".

            "Villas Parkmerced Control Appraisal Event": With respect to the Villas Parkmerced Whole Loan, a Villas Parkmerced Control Appraisal Event shall be deemed to have occurred and be continuing with respect to each Villas Parkmerced B Loan if (i)

            (a) (1) the initial note principal balance of the applicable B Loan minus (2) the sum of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the applicable B Loan (y) any Appraisal Reduction Amounts (for this purpose, as defined in the Villas Parkmerced Co-Lender) for the applicable B Loan and (z) any amounts applied to such B Loan, pursuant to Section 5 of the Villas Parkmerced Co-Lender Agreement, in connection with a workout of the Villas Parkmerced Whole Loan, is less than,

            (b) 25% of (1) the initial note principal balance of the applicable B Loan, minus (2) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the applicable B Loan, provided, that no Villas Parkmerced Control Appraisal Event shall be deemed to exist under this clause (i) if a Villas Parkmerced B Loan Noteholder exercises its right to effectuate a control appraisal event cure as described in Section 34 of the Villas Parkmerced Co-Lender Agreement; or

            (ii) the entire balance of such Villas Parkmerced B Loan is held by the Borrower or an affiliate of the Borrower.

            "Villas Parkmerced Co-Lender Agreement": That certain co-lender agreement among note holders, dated as of the Closing Date by and between German American Capital Corporation, as the initial holder of the Villas Parkmerced Mortgage Loan and German American Capital Corporation, as the initial holder of the Villas Parkmerced B Loans, as from time to time amended, supplemented or modified.

            "Villas Parkmerced Loan Components": As defined in the Preliminary Statement.

            "Villas Parkmerced Loan REMIC": The segregated pool of assets subject hereto constituting a portion of the primary trust created hereby and to be administered hereunder with respect to which a separate REMIC election is to be made and consisting of: (i) the Villas Parkmerced Mortgage Loan as from time to time subject to this Agreement and all payments under and proceeds of the Villas Parkmerced Mortgage Loan received after the Cut-off Date, together with all documents included in the related Mortgage File; (ii) any REO Property related to the Villas Parkmerced Mortgage Loan; and (iii) proceeds of the foregoing in the applicable Collection Account, the Villas Parkmerced Interest Reserve Account, the Villas Parkmerced Loan REMIC Distribution Account and the REO Account.

            "Villas Parkmerced Loan REMIC Distribution Account": The segregated trust account or sub-account created and maintained by the Trustee pursuant to
Section 3.05(b), which shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass-Through Certificates, Villas Parkmerced Loan REMIC Distribution Account" and which must be an Eligible Account or a sub-account of an Eligible Account. The Villas Parkmerced Loan REMIC Distribution Account shall be an asset of the Villas Parkmerced Loan REMIC.

            "Villas Parkmerced Loan REMIC Pooled Regular Interest": The Class VPM-P Interest.

            "Villas Parkmerced Loan REMIC Principal Balance": The principal amount of any Villas Parkmerced Loan REMIC Regular Interest outstanding as of any date of determination. As of the Closing Date, the Villas Parkmerced Loan REMIC Principal Balance of each Villas Parkmerced Loan REMIC Regular Interest shall equal the original Villas Parkmerced Loan REMIC Principal Balance set forth in the Preliminary Statement hereto. On each Distribution Date, the Villas Parkmerced Loan REMIC Principal Balance of each Villas Parkmerced Loan REMIC Regular Interest shall be permanently reduced by all distributions of principal deemed to have been made in respect of such Villas Parkmerced Loan REMIC Regular Interest on such Distribution Date pursuant to Section 4.01A(a), and shall be further permanently reduced on such Distribution Date by all Realized Losses and Additional Trust Fund Expenses deemed to have been allocated thereto on such Distribution Date pursuant to Section 4.01A(a).

            "Villas Parkmerced Loan REMIC Regular Interests": Collectively the Class VPM-P Interest, the Class VPM-1-NP Interest, the Class VPM-2-NP Interest, the Class VPM-3-NP Interest and the Class VPM-4-NP Interest.

            "Villas Parkmerced Mortgage Loan": As defined in the Preliminary Statement herein.

            "Villas Parkmerced Non-Pooled Component Rate": A per annum rate equal to 5.6480%.

            "Villas Parkmerced Interest Reserve Account": A sub-account of the Interest Reserve Account created pursuant to Section 3.05(f). The Villas Parkmerced Interest Reserve Account shall be an asset of the Villas Parkmerced Loan REMIC.

            "Villas Parkmerced Non-Pooled Net Mortgage Pass-Through Rate": The Villas Parkmerced Non-Pooled Component Rate minus the aggregate of the applicable Servicing Fee Rate and Trustee Fee Rate but taking into account any Villas Parkmerced Non-Pooled Withheld Amounts.

            "Villas Parkmerced Non-Pooled Trust Component": As defined in the Preliminary Statement.

            "Villas Parkmerced Non-Pooled Withheld Amount": With respect to each Distribution Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, in each case unless such Distribution Date is the final Distribution Date, an amount equal to one day's interest at the Villas Parkmerced Non-Pooled Component Rate as of the Due Date (less the Servicing Fee Rate) on the respective Stated Principal Balance of each Villas Parkmerced Non-Pooled Trust Component as of the Due Date in the month preceding the month in which such Distribution Date occurs, to the extent that a Monthly Payment or a P&I Advance is made in respect thereof. The Villas Parkmerced Non-Pooled Withheld Amount for each applicable Distribution Date for the Villas Parkmerced Non-Pooled Trust Component will be equal to 1/31 of the interest accrued in respect of the immediately preceding Due Date, to the extent a Monthly Payment or P&I Advance is made in respect thereof.

            "Villas Parkmerced Pooled Trust Component": As defined in the Preliminary Statement.

            "Villas Parkmerced Pooled Withheld Amount": With respect to each Distribution Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, in each case unless such Distribution Date is the final Distribution Date, an amount equal to one day's interest at the Villas Parkmerced Pooled Component Rate as of the Due Date (less the Servicing Fee Rate) on the respective Stated Principal Balance of the Villas Parkmerced Pooled Trust Component, as of the Due Date in the month preceding the month in which such Distribution Date occurs, to the extent that a Monthly Payment or a P&I Advance is made in respect thereof. The Villas Parkmerced Pooled Withheld Amount for each applicable Distribution Date for the Villas Parkmerced Pooled Trust Component will be equal to 1/31 of the interest accrued in respect of the immediately preceding Due Date, to the extent a Monthly Payment or P&I Advance is made in respect thereof.

            "Villas Parkmerced Principal Distribution Amount": For any Distribution Date and in each case only to the extent of Villas Parkmerced Available Funds, an amount equal to (i) the sum of:

            (a) the principal component of all Assumed Scheduled Payments due on or before the related Due Date (if received or advanced) with respect to the Villas Parkmerced Mortgage Loan if the Villas Parkmerced Mortgage Loan is delinquent in respect of its Balloon Payment;

            (b) the principal portion of any amount received if the Villas Parkmerced Mortgage Loan was, during the related Collection Period, repurchased from the Trust Fund in connection with a Breach or Defect pursuant to Section 2.03, purchased pursuant to Section 3.18, or purchased from the Trust Fund pursuant to Section 9.01;

            (c) the portion of Unscheduled Payments if the Villas Parkmerced Mortgage Loan was liquidated during the related Collection Period;

            (d) the principal component of all Balloon Payments and any other principal payment on the Villas Parkmerced Mortgage Loan received on or after the Maturity Date of the Villas Parkmerced Whole Loan, to the extent received during the related Collection Period;

            (e) all other Principal Prepayments received in the related Collection Period; and

            (f) any other full or partial recoveries in respect of principal, including Insurance Proceeds, Liquidation Proceeds and Net REO Proceeds received in the related Collection Period (including any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Serviced Whole Loan Collection Account pursuant to Section 3.06(f) during the related Collection Period);

            as reduced by (ii) any (1) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections, in a period during which such principal collections would have otherwise been included in the Villas Parkmerced Principal Distribution Amount for such Distribution Date and (2) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections, in a period during which such principal collections would have otherwise been included in the Villas Parkmerced Principal Distribution Amount for such Distribution Date (provided, that, in the case of clauses (1) and (2) above, if any of the amounts that were reimbursed from principal collections on the Villas Parkmerced Mortgage Loan are subsequently recovered on the Villas Parkmerced Mortgage Loan, such recovery will increase the Villas Parkmerced Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

            "Villas Parkmerced Whole Loan": As defined in the Preliminary Statement herein.

            "Voting Rights": The portion of the voting rights of all of the Certificates that is allocated to any Certificateholder or Class of Certificateholders. At all times during the term of this Agreement, the percentage of Voting Rights assigned to each Class shall be: (a) 98% to be allocated among the Certificateholders of the respective Classes of Principal Balance Certificates in proportion to the Certificate Balances of their Certificates, (b) 2% to be allocated among the Certificateholders of the Class X Certificates (allocated to the Class X Certificates on a pro rata basis based on their respective outstanding Notional Amounts at the time of determination), and
(c) 0%, in the case of the Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests in such Class evidenced by their respective Certificates.

            "Watch List": For any Determination Date, a report substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Watch List" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Servicer Watch List" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "Weighted Average Net Mortgage Pass-Through Rate": With respect to any Distribution Date (and with respect to the Villas Parkmerced Mortgage Loan, only with respect to the Villas Parkmerced Pooled Trust Component), a per annum rate equal to the fraction (expressed as a percentage) the numerator of which is the sum for all Mortgage Loans (excluding the Villas Parkmerced Non-Pooled Trust Component) of the product of (i) the Net Mortgage Pass-Through Rate for each such Mortgage Loan (excluding the Villas Parkmerced Non-Pooled Trust Component) as of the immediately preceding Distribution Date and (ii) the Stated Principal Balance of each such Mortgage Loan (excluding the Villas Parkmerced Non-Pooled Trust Component) and the denominator of which is the sum of the Stated Principal Balances of all such Mortgage Loans (excluding the Villas Parkmerced Non-Pooled Trust Component) as of the immediately preceding Distribution Date.

            "Whole Loan": Each of the Villas Parkmerced Whole Loan and the Arrowhead Shopping Center Whole Loan, as the context may require and as applicable.

            "Withheld Amount": With respect to each Distribution Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, unless in each case such Distribution Date is the final Distribution Date, an amount equal to one day's interest at the Mortgage Rate as of the Due Date (less the Servicing Fee Rate) on the respective Stated Principal Balance of each Mortgage Loan (other than the Villas Parkmerced Mortgage Loan) that does not accrue interest on the basis of a 360-day year of 12 30-day months as of the Due Date in the month preceding the month in which such Distribution Date occurs, to the extent that a Monthly Payment or a P&I Advance is made in respect thereof. The Withheld Amount for each applicable Distribution Date for each Mortgage Loan (other than the Villas Parkmerced Mortgage Loan) that does not accrue interest on a 30/360 basis will be equal to 1/31 of the interest accrued in respect of the immediately preceding Due Date, to the extent a Monthly Payment or P&I Advance is made in respect thereof.

            "Workout-Delayed Reimbursement Amounts": With respect to any Mortgage Loan or, with respect to Property Advances, any Serviced Whole Loan, the amount of any Advance made with respect to such Mortgage Loan or Serviced Whole Loan on or before the date such Mortgage Loan or Serviced Whole Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan or Serviced Whole Loan, as the case may be, becomes a Corrected Mortgage Loan and (ii) the amount of such Advance becomes an obligation of the related Borrower to pay such amount under the terms of the modified Loan Documents.

            "Workout Fee": An amount equal to 1.0% of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a Mortgage Loan Seller of a Mortgage Loan due to a Material Defect or a Material Breach shall not be considered a prepayment for purposes of this definition), Balloon Payments and payments at maturity, but excluding Excess Interest) received on a Specially Serviced Loan that becomes a Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan, pursuant to Section 3.12(c). For the avoidance of doubt, the Mortgage Loan Seller will be required to pay a Workout Fee in connection with a repurchase or substitution to the extent the Special Servicer was entitled to such a fee and such fee was unpaid immediately prior to such repurchase or substitution or was previously paid by the Trust and was not reimbursed by the related Borrower immediately prior to such repurchase or substitution.

            "Yield Maintenance Charge": With respect to any Mortgage Loan or Serviced Whole Loan, the yield maintenance charge set forth in the related Loan Documents; provided that, no amounts shall be considered Yield Maintenance Charges until there has been a full recovery of all principal, interest and other amounts due under the related Mortgage Loan.

            Section 1.02 Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

            (a) All calculations of interest with respect to the Mortgage Loans and Serviced Companion Loans (other than the Actual/360 Mortgage Loans) and of Advances in respect thereof provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months. All calculations of interest with respect to the Actual/360 Mortgage Loans and of Advances provided in respect thereof provided for herein shall be made as set forth in such Mortgage Loans and, if applicable, Serviced Companion Loans, with respect to the calculation of the related Mortgage Rate. The Servicing Fee and the Trustee Fee for each Mortgage Loan or Serviced Whole Loan, as applicable, shall accrue on the same basis as interest accrues on such Mortgage Loan or Serviced Whole Loan, as applicable.

            (b) Any Mortgage Loan or Serviced Whole Loan payment is deemed to be received on the date such payment is actually received by the applicable Master Servicer or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan, Serviced Whole Loan are deemed to be received on the date they are applied in accordance with Section 3.01(b) to reduce the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan on which interest accrues.

            (c) Except as otherwise provided in the related Loan Documents or Co-Lender Agreement, any amounts received in respect of a Mortgage Loan or Serviced Whole Loan as to which a default has occurred and is continuing in excess of Monthly Payments shall be applied to Default Interest and other amounts due on such Mortgage Loan or Serviced Whole Loan prior to the application to late fees.

            (d) Allocations of payments between a Mortgage Loan and the related Serviced Companion Loan(s) in a Whole Loan shall be made in accordance with the related Co-Lender Agreement.

            (e) If an expense under this Agreement relates in the reasonable judgment of the applicable Master Servicer, the Special Servicer, the Trustee or the Paying Agent, as applicable, primarily to the administration of the Trust Fund, any Trust REMIC or the Grantor Trust or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, or Grantor Trust tax or expense or this Agreement states that any expense is solely "an expense of the Trust Fund" or words of similar import, then such expense shall not be allocated to, deducted or reimbursed from, or otherwise charged against any Serviced Companion Loan Noteholder and such Serviced Companion Loan Noteholder shall not suffer any adverse consequences as a result of the payment of such expense.

            (f) All amounts collected on any Mortgage Loan or Serviced Whole Loan in the form of payments from the related Borrower, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds shall be applied to amounts due and owing under the related Note and Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of the related Note and Mortgage (and, with respect to any Serviced Whole Loan, the related Co-Lender Agreement) and, in the absence of such express provisions, shall (after provision for amounts to be applied to the payment of, or to be reimbursed to the applicable Master Servicer, the Special Servicer or the Trustee for the reimbursement of any outstanding unreimbursed Advances on such Mortgage Loan or Serviced Whole Loan and interest thereon) be applied: first, as a recovery of principal then due and owing, in an amount equal to the Workout-Delayed Reimbursement Amounts or Nonrecoverable Advances, in each case, that were paid from collections on the Mortgage Loans or the Serviced Whole Loans, as applicable, and resulted in principal distributed to the Certificateholders being reduced as a result of clause (ii) in the definition of "Principal Distribution Amount"; second, as a recovery of accrued and unpaid interest on such Mortgage Loan or Serviced Whole Loan, as applicable, at the related Mortgage Rate in effect from time to time to but not including the Due Date in the related Collection Period of receipt; third, as a recovery of any remaining principal of such Mortgage Loan or Serviced Whole Loan including by reason of acceleration of the Mortgage Loan or the Serviced Whole Loan following a default thereunder (or, if any Liquidation Proceeds are received upon the liquidation of such Mortgage Loan or any Serviced Whole Loan, as a recovery of principal to the extent of its entire remaining Stated Principal Balance) or if the related Co-Lender Agreement, if any, so requires; fourth, in accordance with the Servicing Standard, as a recovery of any Penalty Charges, Prepayment Premiums and Yield Maintenance Charges; and fifth, as a recovery of any other amounts then due and owing under such Mortgage Loan or Serviced Whole Loan, as applicable. Notwithstanding the preceding, such provisions shall not be deemed to affect the priority of distributions of payments set forth in the related Co-Lender Agreement. To the extent that such amounts are paid by a party other than a Borrower, unless otherwise specified in this Agreement, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds) and then paid by the Borrower under the related Mortgage Loan and Serviced Whole Loan, as applicable, in accordance with the second preceding sentence. Amounts collected on any REO Loan shall be deemed to be applied as provided in Section 1.02(g).

            (g) Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances with respect to an REO Loan, in each case, that were paid from collections on the Mortgage Loans or the Serviced Whole Loans, as applicable, and resulted in principal distributed to the Certificateholders being reduced as a result of clause (ii) in the definition of "Principal Distribution Amount" shall be deemed outstanding until recovered. Collections in respect of each REO Loan (exclusive of the amounts to be applied to the payment of, or to be reimbursed to the applicable Master Servicer or the Special Servicer for the payment of, the costs of operating, managing, selling, leasing and maintaining the related REO Property) shall (after provision for amounts to be applied to the payment of, or to be reimbursed (1) to the applicable Master Servicer or the Special Servicer for the payment of, the costs of operating, managing and maintaining the related REO Property and (2) to the applicable Master Servicer, the Special Servicer or the Trustee for the reimbursement of any outstanding unreimbursed Advances on such REO Loan (and predecessor Loan) and interest thereon) be treated: first, to principal, in an amount equal to the Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the Mortgage Loans or the Serviced Whole Loans, as applicable, and resulted in principal distributed to the Certificateholders being reduced as a result of clause (ii) in the definition of "Principal Distribution Amount"; second, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage Rate in effect from time to time to, but not including, the Due Date in the related Collection Period of receipt; third, as a recovery of any remaining principal of such REO Loan to the extent of its entire Stated Principal Balance; and fourth, in accordance with the Servicing Standard, as a recovery of any other amounts due and owing in respect of such REO Loan, including, without limitation, (i) Penalty Charges, (ii) Yield Maintenance Charges and (iii) any other amounts, in that order. With respect to the Serviced Whole Loans, the foregoing shall be subject to the terms of the related Co-Lender Agreement.

            (h) For purposes of calculations required herein, Excess Interest shall not be added to the outstanding principal balance of the Mortgage Loans notwithstanding that the related loan documents may provide otherwise.

            Section 1.03 Certain Constructions. For purposes of this Agreement, references to the most or next most subordinate Class of Certificates outstanding at any time shall mean the most or next most subordinate Class of Certificates then outstanding as among the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P and Class Q Certificates, except when such reference is expressly made with respect to the Class VPM Certificates, in which case it shall mean the most or next most subordinate Class of Certificates then outstanding among the Class VPM-1, Class VPM-2, Class VPM-3 and Class VPM-4 Certificates. For such purposes, the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A and Class A-1B Certificates collectively shall be considered to be one Class. For purposes of this Agreement, each Class of Certificates, other than the Class LR and Class R Certificates, shall be deemed to be outstanding only to the extent its respective Certificate Balance has not been reduced to zero. For purposes of this Agreement, the Class S, Class R and Class LR Certificates shall be outstanding so long as the Trust Fund has not been terminated pursuant to Section 9.01 or any other Class of Certificates remains outstanding. For purposes of this Agreement, each of the Class X Certificates shall be deemed to be outstanding until its respective Notional Balance has been reduced to zero.

            Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, each reference to any action by the Master Servicers or Special Servicer that is subject to the consent or approval of the Directing Certificateholder or the Controlling Class Representative shall in each case be further subject to the determination by the applicable Master Servicer or Special Servicer that taking or refraining from taking the action as proposed by the Directing Certificateholder or Controlling Class Representative, or not taking such action as proposed by the applicable Master Servicer or Special Servicer if the Directing Certificateholder or Controlling Class Representative fails to grant its consent or approval to any action proposed to be taken by the applicable Master Servicer or Special Servicer, in each case, is consistent with the Servicing Standard. In each case, (a) if the response by the Directing Certificateholder or Controlling Class Representative hereunder is inconsistent with the Servicing Standard the applicable Master Servicer or the Special Servicer shall take such action as is consistent with the Servicing Standard, and (b) if the applicable Master Servicer or Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholder and any related Companion Loan Noteholder (as a collective whole), it may take such action without waiting for a response from the Directing Certificateholder or Controlling Class Representative.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

            Section 2.01 Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements. (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust designated as "CD 2006-CD2 Mortgage Trust," appoint the Trustee as trustee of the Trust Fund and sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Depositor in and to the Mortgage Loans, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Depositor, and a security interest in all Reserve Accounts, Lock-Box Accounts, Cash Collateral Accounts and all other assets to the extent included or to be included in the Trust Fund for the benefit of the Certificateholders and the Serviced Companion Loan Noteholders. Such transfer and assignment includes all interest and principal due on or with respect to the Mortgage Loans after the Cut-off Date and in a case of a Mortgage Loan included in a Whole Loan, is subject to the related Co-Lender Agreement. In connection with such transfer and assignment, the Depositor shall make a cash deposit to the applicable Collection Account in an amount equal to the Interest Deposit Amount. The Depositor, concurrently with the execution and delivery hereof, does also hereby transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent provided herein) all the right, title and interest of the Depositor in, to and under the Mortgage Loan Purchase Agreements as provided therein (excluding the representations, warranties and covenants in favor of the Depositor set forth in clauses (viii) and (ix) of Section 4(b) of each Mortgage Loan Purchaser Agreement and the Depositor's rights and remedies with respect to a breach thereof, and excluding the Depositor's rights and remedies under the Indemnification Agreements) to the extent related to any Mortgage Loan. The Depositor shall cause the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts relating to the Mortgage Loans to be transferred to and held in the name of the applicable Master Servicer on behalf of the Trustee as successor to the Mortgage Loan Sellers.

            In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with, the Custodian, with copies to the applicable Master Servicer and the Special Servicer, the following documents or instruments with respect to each Mortgage Loan, and each Serviced Companion Loan (which except for the Note referred to in clause (i) below, relate to the Whole
Loan) so assigned (provided, however, the documents specified in items (xix) and
(xx) shall be delivered only to the applicable Master Servicer):

            (i) (A) the original Note, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank or to the order of the Trustee in the following form: "Pay to the order of Wells Fargo Bank, N.A., as Trustee for the registered holders of CD 2006-CD2 Commercial Mortgage Pass-Through Certificates, without recourse"; and (B) in the case of each Serviced Companion Loan, a copy of the executed Note for such Serviced Companion Loan;

            (ii) the original or a copy of the Mortgage and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

            (iii) an original assignment of the Mortgage, in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity);

            (iv) (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the Trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause
      (iii) above;

            (v) (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related Mortgage Loan Seller (or its agent) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-2 or UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the Trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related Mortgage Loan Seller, an assignment of UCC financing statement by the most recent assignee of record prior to the Trustee or, if none, by the Originator, evidencing the transfer of such security interest, either in blank or in favor of the Trustee;

            (vi) the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

            (vii) the original or a copy of the lender's title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a "marked up" commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

            (viii) (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon; and (B) an original assignment of any related Assignment of Leases, Rents and Profits (a "Reassignment of Assignment of Leases, Rents and Profits") (if such item is a document separate from the Mortgage), in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iii) above;

            (ix) copies of the original environmental indemnity agreements and environmental insurance policies pertaining to the Mortgaged Properties required in connection with origination of the Mortgage Loans, if any;

            (x) copies of the original Management Agreements, if any, for the Mortgaged Properties;

            (xi) if the Borrower has a leasehold interest in the related Mortgaged Property, the original ground lease or a copy thereof;

            (xii) if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof to the Trustee;

            (xiii) if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related Mortgage Loan Seller's security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the Trustee on behalf of the Certificateholders and with respect to any Serviced Whole Loan on behalf of Certificateholders and the related Serviced Companion Loan Noteholders);

            (xiv) originals or copies of all assumption, modification, written assurance and substitution agreements, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

            (xv) the original or a copy of any guaranty of the obligations of the Borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee thereof prior to the Trustee and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator;

            (xvi) the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related Borrower if the Mortgage, Note or other document or instrument referred to above was signed on behalf of the Borrower pursuant to such power of attorney;

            (xvii) with respect to each Whole Loan, a copy of the related Co-Lender Agreement;

            (xviii) with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and any transfer documents with respect to any such comfort letter;

            (xix) the original (or copy, if the original is held by the applicable Master Servicer pursuant to Section 2.01(d)) of any letter of credit for the benefit of the lender securing such Mortgage Loan; and

            (xx) the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan (or copy thereof, if the original is held by the applicable Master Servicer pursuant to Section 2.01(d)) which entitles such Master Servicer on behalf of the Trust to draw thereon.

            With respect to the Serviced Whole Loans, except for the Note referred to in clause (i) of the preceding paragraph, only a single original set of the Loan Documents specified above is required to be delivered. With respect to any group of Cross-Collateralized Mortgage Loans, if there exists only one original or certified copy of any document referred to in Sections 2.01(a)(i) through 2.01(a)(xx) covering all of the Mortgage Loans in such group of Cross-Collateralized Mortgage Loans, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting a part of such group of Cross-Collateralized Mortgage Loans shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan.

            On or prior to the Closing Date, each Mortgage Loan Seller will retain a third party vendor reasonably satisfactory to the Controlling Class Representative (which may be the Custodian) to complete the assignment and recordation of the related Loan Documents in the name of the Trustee on behalf of the Certificateholders and with respect to a Serviced Whole Loan, the related Serviced Companion Loan Noteholders. On or promptly following the Closing Date, each Mortgage Loan Seller will cause such third party vendor, to the extent possession of recorded copies of each Mortgage and the documents described in Sections 2.01(a)(iii), (v), (viii), (xiii) and (xiv) have been delivered to it, at the expense of the Mortgage Loan Seller, (1) to prepare and record (a) each Assignment of Mortgage referred to in Section 2.01(a)(iii) which has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.01(a)(viii)(B) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) to prepare and file each UCC assignment of financing statement referred to in Section 2.01(a)(v) or (xiii) which has not yet been submitted for filing or recording. Each Mortgage Loan Seller will direct the related third party vendor to promptly prepare and submit (and in no event later than 30 Business Days following the receipt of the related documents in the case of clause 1(a) above and 60 days following the receipt of the applicable documents in the case of clauses 1(b) and 2 above) for recording or filing, as the case may be, in the appropriate public recording or filing office, each such document. In the event that any such document is lost or returned unrecorded because of a defect therein, the related Mortgage Loan Seller, at the expense of such Mortgage Loan Seller (as set forth in the related Mortgage Loan Purchase Agreement), will promptly prepare a substitute document for signature by the Depositor or itself, as applicable, and thereafter the related Mortgage Loan Seller will cause each such document to be duly recorded or filed. Each Mortgage Loan Seller will, promptly upon receipt of the original recorded or filed copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian (in the case of each UCC financing statement or UCC assignment of financing statement, with evidence of filing or recording thereon). Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations hereunder of the Depositor shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof. Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee or to file any UCC-3 assignment of financing statement in those jurisdictions where, in the written opinion of local counsel (which opinion shall not be an expense of the Trust Fund or, any Serviced Companion Loan Noteholder) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee's interest in the related Mortgage Loans against sale, further assignment, satisfaction or discharge by the Mortgage Loan Sellers, the applicable Master Servicer, the Special Servicer, any sub-servicer or the Depositor.

            If a Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender's title insurance policy referred to in Section 2.01(a)(vii) solely because such policy has not yet been issued, the delivery requirements of this Section 2.01 will be deemed to be satisfied as to such missing item, and such missing item will be deemed to have been included in the related Mortgage File by delivery of a binder marked as binding and countersigned by the title insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) or an acknowledged closing instruction or escrow letter. Copies of recorded or filed Assignments of Mortgage, Reassignments of Assignment of Leases, Rents and Profits and UCC assignments of financing statements shall be held by the Custodian.

            Subject to the third preceding paragraph, all original documents relating to the Mortgage Loans which are not delivered to the Custodian are and shall be held by the Depositor, the Trustee or the applicable Master Servicer (or a sub-servicer on its behalf), as the case may be, in trust for the benefit of the Certificateholders and, insofar as they also relate to the Serviced Companion Loans, on behalf of and for the benefit of the related Serviced Companion Loan Noteholders. In the event that any such original document, or in the case of a Serviced Companion Loan, the original Note, is required pursuant to the terms of this Section to be a part of a Mortgage File in order to effectuate the purposes of this Agreement, such document shall be delivered promptly to the Custodian.

            (b) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with or cause to be delivered to and deposited with, the Custodian, on or before the Closing Date, the Note, for each Mortgage Loan so assigned or a copy of the Note evidencing each related Serviced Companion Loan and, within 30 days following the Closing Date, the remaining applicable documents referred to in Section 2.01(a) for each such Mortgage Loan or Serviced Companion Loan, in each case with copies to the applicable Master Servicer. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Note, together with an affidavit certifying that the original thereof has been lost or destroyed and an indemnification in favor of the Trustee. The Trustee shall provide a certification (in the form attached hereto as Exhibit S-1) on the Closing Date that all Notes or appropriate lost note affidavits have been delivered (with any exceptions noted). The Trustee shall provide a certification no later than 60 days after the Closing Date (in the form attached hereto as Exhibit S-2) that a copy of the Mortgage, a copy of any related ground leases, the originals of any related letters of credit (or copies, if the originals are held by the applicable Master Servicer pursuant to
Section 2.01(d)) and the lender's title policy (original or copy or marked-up title commitment marked as binding and countersigned by the title company or its authorized agent either on its face or by an acknowledged closing instruction or escrow letter, which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) and, with respect to hospitality properties, a copy of the franchise agreement, an original or copy of the comfort letter and any transfer documents with respect to such comfort letter required to be delivered on the Closing Date have been delivered (with any exceptions noted).

            If the applicable Mortgage Loan Seller or the Depositor cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in Section 2.01(a)(ii), Section 2.01(a)(v), Section 2.01(a)(viii)(A), Section 2.01(a)(xiv)
and Section 2.01(a)(xvi) and the UCC financing statements and UCC assignments of financing statements referred to in Section 2.01(a)(xiii), with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded or filed document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of Section 2.01 shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the applicable public recording or filing office, the applicable title insurance company or the related Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Custodian within 45 days after the Closing Date, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to the Custodian within 180 days after the Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the related Mortgage Loan Seller has provided the Trustee with evidence of such recording or filing, as the case may be, or has certified to the Trustee as to the occurrence of such recording or filing, as the case may be, and is, as certified to the Trustee no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder's or filing office such original or copy; provided that in no event shall such extension exceed 24 months after the Closing Date).

            (c) Notwithstanding anything herein to the contrary, with respect to the documents referred to in clause (xix) and clause (xx) of Section 2.01(a), the applicable Master Servicer shall hold the original of each such document in trust on behalf of the Trust in order to draw on such letter of credit on behalf of the Trust and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01 by delivering the original of each such document to the applicable Master Servicer, who shall forward a copy of the applicable document to the Trustee. The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter of credit (which amendment shall change the beneficiary of the letter of credit to the Trust in care of the applicable Master Servicer) required in order for such Master Servicer to draw on such letter of credit on behalf of the Trust. In the event that the documents specified in clause (xx) of Section 2.01(a) are missing because the related assignment or amendment documents have not been completed, the applicable Mortgage Loan Seller shall take all necessary steps to enable the applicable Master Servicer to draw on the related letter of credit on behalf of the Trust including, if necessary, drawing on the letter of credit in its own name pursuant to written instructions from such Master Servicer and immediately remitting such funds (or causing such funds to be remitted) to such Master Servicer.

            Section 2.02 Acceptance by Custodian and the Trustee. By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to the Custodian) for any Mortgage Loan assigned to the Trustee hereunder in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders and Serviced Companion Loan Noteholders. The Custodian agrees to review each Mortgage File within 90 days after the later of the Closing Date or actual receipt (but no later than 120 days after the Closing Date with respect to any Mortgage File received within 100 days after the Closing Date), to ascertain that all documents (other than documents referred to in clause (xix) and clause (xx) of Section 2.01(a) which shall be delivered to the applicable Master Servicer and the documents referred to in clauses (iii),
(v)(B) and (viii)(B) of Section 2.01(a) and the assignments of financing statements referred to in clause (xiii) of Section 2.01(a) which shall be delivered for filing or recording by the Mortgage Loan Sellers as provided herein) referred to in Section 2.01(a) above (in the case of the documents referred to in Section 2.01(a)(iv), (v), (vi), (vii) (in the case of any endorsement thereto), (viii), (ix) and (x) through (xx), as identified to it in writing by the related Mortgage Loan Seller) and any original recorded documents included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule. In so doing, the Custodian may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If at the conclusion of such review any document or documents constituting a part of a Mortgage File have not been executed or received, have not been recorded or filed (if required), are unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, appear not to be what they purport to be or have been torn in any materially adverse manner or mutilated or otherwise defaced, the Custodian shall promptly so notify (in the form attached hereto as Exhibit R) the Trustee, the Controlling Class Representative, the Class VPM Controlling Holder (if related to the Villas Parkmerced Mortgage Loan), the Depositor, the applicable Master Servicer, the Special Servicer and the related Mortgage Loan Seller by providing a written report, setting forth for each affected Mortgage Loan, with particularity, the nature of the defective or missing document. The Depositor shall or shall cause the related Mortgage Loan Seller to deliver an executed, recorded or undamaged document, as applicable, or, if the failure to deliver such document in such form has a material adverse effect on the security provided by the related Mortgaged Property or the ability of the Trustee to timely enforce any rights or remedies in respect of such Mortgaged Property, the Depositor shall cause the related Mortgage Loan Seller to cure, repurchase or substitute for the related Mortgage Loan in the manner provided in Section 2.03. None of the Master Servicers, the Special Servicer or the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Mortgage File noted on such a report or for any failure by the Depositor to use its best efforts to deliver any such document.

            Contemporaneously with its execution of this Agreement, the Depositor shall cause each Mortgage Loan Seller to deliver, a power of attorney to each Master Servicer and Special Servicer, at the direction of the Controlling Class Representative or its assignees, to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund. Pursuant to the related Mortgage Loan Purchase Agreement, each of the Mortgage Loan Sellers will be required to effect (at the expense of the applicable Mortgage Loan Seller) the assignment and recordation of its respective Loan Documents until the assignment and recordation of all such Loan Documents has been completed.

            In reviewing any Mortgage File pursuant to the second preceding paragraph or Section 2.01, the applicable Master Servicer shall have no responsibility to cause the Custodian or Trustee to, and the Custodian or Trustee will have no responsibility to, examine any opinions or determine whether any document is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

            The Custodian shall hold that portion of the Trust Fund delivered to the Custodian consisting of "instruments" (as such term is defined in Section 9-102 of the Uniform Commercial Code as in effect in Minnesota on the date hereof) in Minnesota and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from Minnesota, as applicable, unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from Minnesota) that in the event the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

            Section 2.03 Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans. (a) The Depositor hereby represents and warrants that:

            (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (ii) The Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

            (iii) This Agreement has been duly and validly executed and delivered by the Depositor and assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (iv) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provision of its certificate of incorporation or bylaws, or any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which the Depositor is a party or by which it is bound, or any law, order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement;

            (v) The certificate of incorporation of the Depositor provides that the Depositor is permitted to engage in only the following activities:

                  (A) to acquire, own, hold, sell, transfer, assign, pledge and otherwise deal with the following: (I) "fully-modified pass-through" certificates ("GNMA Certificates") issued and guaranteed as to timely payment of principal and interest by the Government National Mortgage Association ("GNMA"), a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development organized and existing under Title III of the National Housing Act of 1934; (II) Guaranteed Mortgage Pass-Through Certificates ("FNMA Certificates") issued and guaranteed as to timely payment of principal and interest by FNMA;
            (III) Mortgage Participation Certificates ("FHLMC Certificates") issued and guaranteed as to timely payment of interest and ultimate or full payment of principal by FHLMC; (IV) any other participation certificates, pass-through certificates or other obligations or interests backed directly or indirectly by mortgage loans and issued or guaranteed by GNMA, FNMA or FHLMC (collectively with the GNMA Certificates, FNMA Certificates and FHLMC Certificates, the "Agency Securities"); (V) mortgage-backed securities, which securities need not be issued or guaranteed, in whole or in part, by any governmental entity, issued by one or more private entities (hereinafter referred to as "Private Securities"); (VI) mortgage loans secured by first, second or more junior liens on one-to-four family residential properties, multifamily properties that are either rental apartment buildings or projects containing five or more residential units or commercial properties, regardless of whether insured or guaranteed in whole or in part by any governmental entity, or participation interests or stripped interests in such mortgage loans ("Mortgage Loans"); (VII) conditional sales contracts and installment sales or loan agreements or participation interests therein secured by manufactured housing ("Contract"); and (VIII) receivables of third-parties or other financial assets of third-parties, either fixed or revolving, that by their terms convert into cash within a finite time period ("Other Assets");

                  (B) to loan its funds to any person under loan agreements and other arrangements which are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

                  (C) to authorize, issue, sell and deliver bonds or other
            evidences of indebtedness that are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

                  (D) to authorize, issue, sell and deliver certificates
            evidencing beneficial ownership interests in pools of Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets; and

                  (E) to engage in any activity and to exercise any powers
            permitted to corporations under the laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

Capitalized terms defined in this clause (v) shall apply only to such clause;

            (vi) There is no action, suit, proceeding or investigation pending or threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of the Depositor to carry out its obligations under this Agreement;

            (vii) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Depositor of or compliance by the Depositor with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date; and

            (viii) The Trustee, if not the owner of the related Mortgage Loan, will have a valid and perfected security interest of first priority in each of the Mortgage Loans and any proceeds thereof.

            (b) The Depositor hereby represents and warrants with respect to each Mortgage Loan that:

            (i) Immediately prior to the transfer and assignment to the Trustee, the Note and the Mortgage were not subject to an assignment or pledge, and the Depositor had good title to, and was the sole owner of, the Mortgage Loan and had full right to transfer and sell the Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest;

            (ii) The Depositor is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan;

            (iii) The related Assignment of Mortgage constitutes the legal, valid and binding assignment of such Mortgage from the Depositor to the Trustee, and any related Reassignment of Assignment of Leases, Rents and Profits constitutes the legal, valid and binding assignment from the Depositor to the Trustee; and

            (iv) No claims have been made by the Depositor under the lender's title insurance policy, and the Depositor has not done anything which would impair the coverage of such lender's title insurance policy.

            (c) It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the respective Mortgage Files to the Custodian until the termination of this Agreement, and shall inure to the benefit of the Certificateholders, the Serviced Companion Loan Noteholders, the applicable Master Servicer and the Special Servicer.

            (d) If any party hereto discovers that any document constituting a part of a Mortgage File has not been delivered within the time periods provided for in Section 2.01, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule (each, a "Defect"), or discovers or receives notice of a breach of any representation or warranty of any Mortgage Loan Seller made pursuant to the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan (a "Breach"), such party shall give prompt written notice thereof to each of the Rating Agencies, the related Mortgage Loan Seller, the other parties hereto, the Controlling Class Representative and the Class VPM Controlling Holder (if related to the Villas Parkmerced Mortgage Loan). If any such Defect or Breach materially and adversely affects the value of any Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholders in any Mortgage Loan hereunder, then such Defect shall constitute a "Material Defect" or such Breach shall constitute a "Material Breach," as the case may be; provided, however, that if any of the documents specified in Section 2.01(i), (ii), (vii), (xi), and (xix) of the definition of "Mortgage File" are not delivered as required in Section 2.01(a), it shall be deemed a Material Defect. Promptly upon receiving written notice of any such Material Defect or Material Breach with respect to a Mortgage Loan (including through a written notice given by any party hereto, as provided above), the applicable Mortgage Loan Seller shall, not later than 90 days from the applicable Mortgage Loan Seller's receipt of notice from the Depositor, any Master Servicer, the Special Servicer, the Trustee or the Custodian of such Material Defect or Material Breach, as the case may be (or, in the case of a Material Defect or Material Breach relating to a Mortgage Loan not being a "qualified mortgage" within the meaning of the REMIC Provisions, not later than 90 days after the Mortgage Loan Seller or any party hereto discovering such Material Defect or Material Breach) (any such 90-day period, the "Initial Resolution Period"), (i) cure the same in all material respects, (ii) repurchase the affected Mortgage Loan at the applicable Repurchase Price or in conformity with the applicable Mortgage Loan Purchase Agreement or (iii) substitute a Qualifying Substitute Mortgage Loan for such affected Mortgage Loan (provided that, in no event shall such substitution occur later than the second anniversary of the Closing Date and no substitution will be permitted with respect to the Villas Parkmerced Mortgage Loan) and pay to the applicable Master Servicer for deposit into its Collection Account (or, with respect to any Serviced Whole Loan, the applicable Serviced Whole Loan Collection Account) any Substitution Shortfall Amount in connection therewith; provided, however, that with respect to any Material Defect arising from a missing document as to which the Trustee inadvertently certified its possession of such document (x) on the Closing Date, in the form of Exhibit S-1 or (y) no later than 45 days following the Closing Date, in the form of Exhibit S-2, the related Mortgage Loan Seller shall have (A) 15 days to cure the Material Defect relating to the missing document in the certification of clause (x) and (B) 30 days to cure the Material Defect relating to the missing document in the certification of clause (y); provided, further, that if (i) such Material Defect (other than the one relating to the immediately preceding proviso) or Material Breach is capable of being cured but not within the Initial Resolution Period, (ii) such Material Defect or Material Breach is not related to any Mortgage Loan's not being a "qualified mortgage" within the meaning of the REMIC Provisions and (iii) the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach within the Initial Resolution Period, then the Mortgage Loan Seller shall have an additional period equal to the applicable Resolution Extension Period to complete such cure or, failing such cure, to repurchase the Mortgage Loan or substitute a Qualifying Substitute Mortgage Loan. The applicable Mortgage Loan Seller shall have an additional 90 days (without duplication of the additional 90-day period set forth in the last sentence of the definition of Resolution Extension Period) to cure such Material Defect or Material Beach; provided that, the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach and such failure to cure is solely the result of a delay in the return of documents from the local filing or recording authorities. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a hotel, restaurant (operated by a Borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theatre, mobile home park or fitness center (operated by a Borrower) property, then the failure to deliver to the Trustee copies of the UCC financing statements with respect to such Mortgage Loan shall not be a Material Defect.

            If one or more (but not all) of the Mortgage Loans constituting a cross-collateralized group of Mortgage Loans are to be repurchased or substituted by the applicable Mortgage Loan Seller as contemplated by this
Section 2.03(d), then, prior to the subject repurchase or substitution, the applicable Mortgage Loan Seller or its designee shall use its reasonable efforts, subject to the terms of the related Mortgage Loan(s), to prepare and, to the extent necessary and appropriate, have executed by the related Borrower and record, such documentation as may be necessary to terminate the cross-collateralization between the Mortgage Loan(s) in such cross-collateralized group of Mortgage Loans that are to be repurchased or substituted, on the one hand, and the remaining Mortgage Loan(s) therein, on the other hand, such that those two groups of Mortgage Loans are each secured only by the Mortgaged Properties identified in the Mortgage Loan Schedule as directly corresponding thereto; provided that, no such termination shall be effected unless and until the Controlling Class Representative, if one is then acting, has consented in its sole discretion and the Trustee has received from the applicable Mortgage Loan Seller (i) an Opinion of Counsel to the effect that such termination would not cause an Adverse REMIC Event to occur and (ii) written confirmation from each Rating Agency that the then current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified, downgraded or withdrawn by reason of such termination; provided, further, that the Mortgage Loan Seller, in the case of the related Mortgage Loans, may, at its option and within the 90-day cure period (and any applicable extension thereof) described above, purchase or substitute for the entire subject cross-collateralized group of Mortgage Loans in lieu of effecting a termination of the cross-collateralization. All costs and expenses incurred by the Trustee or any Person acting on its behalf pursuant to this paragraph shall be included in the calculation of the Repurchase Price for the Mortgage Loan(s) to be repurchased or substituted. If the cross-collateralization of any cross-collateralized group of Mortgage Loans cannot be terminated as contemplated by this paragraph, then the Seller shall repurchase or substitute the entire subject cross-collateralized group of Mortgage Loans.

            Notwithstanding the foregoing, if there is a Material Breach or Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan or cross-collateralized group of Mortgage Loans, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan or cross-collateralized group of Mortgage Loans if the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Loan Documents (and such Mortgaged Property is, in fact, released) and the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Loan Documents and the Mortgage Loan Seller provides an Opinion of Counsel to the effect that such release would not cause an Adverse REMIC Event to occur.

            In the event that a Mortgage Loan Seller, in connection with a Material Defect or a Material Breach (or an allegation of a Material Defect or a Material Breach) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the Special Servicer, on behalf of the Trust (each such payment, a "Loss of Value Payment") with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.06(f). If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Breach or Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Breach or Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Breach or Material Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Trust, provided, however, that prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Trustee from exercising any of its rights related to a Material Defect or a Material Breach in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), and provided, further, that such Loss of Value Payment shall not be greater than the Repurchase Price of the affected Mortgage Loan.

            (e) In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 2.03, (A) the Trustee, the applicable Master Servicer (with respect to any such Mortgage Loan other than a Specially Serviced Loan) and the Special Servicer (with respect to any such Mortgage Loan that is a Specially Serviced Loan) shall each tender to the applicable Mortgage Loan Seller, upon delivery (i) to each of the applicable Master Servicer or the Special Servicer, as applicable, of a trust receipt and (ii) to the Trustee by the applicable Master Servicer or the Special Servicer, as applicable, of a Request for Release and an acknowledgement by such Master Servicer or Special Servicer, as applicable, of its receipt of the Repurchase Price or the Substitution Shortfall Amount from the applicable Mortgage Loan Seller, (1) all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by it, and (2) each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned without recourse in the form of endorsement or assignment provided to the Trustee by the applicable Mortgage Loan Seller, as the case may be, to the applicable Mortgage Loan Seller as shall be necessary to vest in the applicable Mortgage Loan Seller the legal and beneficial ownership of such Mortgage Loan to the extent such ownership was transferred to the Trustee (provided, however, that the applicable Master Servicer or Special Servicer, as applicable, shall use reasonable efforts to cooperate in furnishing necessary information to the extent in its possession to the Mortgage Loan Seller in connection with such Mortgage Loan Seller's preparation of such endorsement or assignment) and (B) the Trustee shall release, or cause a release of, any escrow payments and reserve funds held by the Trustee, or on the Trustee's behalf, in respect of such Mortgage Loan to the applicable Mortgage Loan Seller.

            (f) The Special Servicer shall, for the benefit of the Certificateholders and the Trustee, enforce the obligations of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in accordance with the Servicing Standard. The Trustee, the applicable Master Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement: first, pursuant to Section 3.06 (with respect to the related Mortgage Loan), out of the related Repurchase Price or Substitution Shortfall Amount, as applicable, to the extent that such expenses are a specific component thereof; and second, if at the conclusion of such enforcement action it is determined that the amounts described in clause first are insufficient, then pursuant to Section 3.06, out of general collections on the Mortgage Loans on deposit in the applicable Collection Account in each case with interest thereon at the Advance Rate from the time such expense was incurred to, but excluding, the date such expense was reimbursed.

            So long as document exceptions are outstanding, on each anniversary of the Closing Date, the Custodian shall prepare and forward to the Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Controlling Class Representative (as identified to the Custodian by the Trustee) and the applicable Mortgage Loan Seller, a document exception report setting forth the then current status of any Defects related to the Mortgage Files pertaining to the Mortgage Loans sold by such Mortgage Loan Seller in a format mutually agreed upon between the Custodian and the Trustee.

            As to any Qualifying Substitute Mortgage Loan, the Trustee shall direct the related Mortgage Loan Seller to deliver to the Custodian for such Qualifying Substitute Mortgage Loan (with a copy to the applicable Master Servicer), the related Mortgage File with the related Note endorsed as required by Section 2.01(a)(i) hereof. Monthly Payments due with respect to Qualifying Substitute Mortgage Loans in or prior to the month of substitution shall not be part of the Trust Fund and will be retained by the applicable Master Servicer and remitted by such Master Servicer to the related Mortgage Loan Seller on the next succeeding Distribution Date. For the month of repurchase or substitution, distributions to Certificateholders will include the Monthly Payment(s) due on the related Removed Mortgage Loan and received by the applicable Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, as applicable, and such Mortgage Loan Seller shall be entitled to retain all amounts received thereafter in respect of such Removed Mortgage Loan.

            In any month in which a Mortgage Loan Seller substitutes one or more Qualifying Substitute Mortgage Loans for one or more Removed Mortgage Loans, the applicable Master Servicer will determine the applicable Substitution Shortfall Amount. The Trustee shall direct such Mortgage Loan Seller to deposit cash equal to such amount into the applicable Collection Account and/or the applicable Serviced Whole Loan Collection Account, as applicable, concurrently with the delivery of the Mortgage Files for such Qualifying Substitute Mortgage Loans, without any reimbursement thereof. The Trustee shall also direct such Mortgage Loan Seller to give written notice to the Depositor and the applicable Master Servicer of such deposit. The Trustee shall amend the Mortgage Loan Schedule to reflect the removal of each Removed Mortgage Loan and, if applicable, the substitution of the Qualifying Substitute Mortgage Loan; and, upon such amendment, the Trustee shall deliver or cause the delivery of such amended Mortgage Loan Schedule to the other parties hereto. Upon any such substitution, the Qualifying Substitute Mortgage Loans shall be subject to the terms of this Agreement in all respects.

            It is understood and agreed that Section 6 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders and the Trustee on behalf of the Certificateholders respecting any Breach (including a Breach with respect to a Mortgage Loan failing to constitute a Qualified Mortgage) or any Defect.

            (g) In the event that any litigation is commenced which alleges facts which, in the judgment of the Depositor, could constitute a breach of any of the Depositor's representations and warranties relating to the Mortgage Loans, the Depositor hereby reserves the right to conduct the defense of such litigation at its expense and shall not be required to obtain any consent from the applicable Master Servicer, the Special Servicer or the Controlling Class Representative.

            (h) If for any reason a Mortgage Loan Seller fails to fulfill its obligations under the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan, the Special Servicer shall use reasonable efforts in enforcing any obligation of such Mortgage Loan Seller to cure, repurchase or substitute for such Mortgage Loan under the terms of the related Mortgage Loan Purchase Agreement all at the expense of such Mortgage Loan Seller.

            Section 2.04 Representations, Warranties and Covenants of each Master Servicer, Special Servicer and Trustee. (a) Each Master Servicer, as Master Servicer with respect to the Mortgage Loans and, if applicable, Serviced Whole Loans, that it is servicing hereunder, hereby represents and warrants with respect to itself to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Special Servicer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

            (i) Such Master Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware (with respect to the Midland Master Servicer, or is a national banking association, duly organized, validly existing and in good standing under the laws of the United States (with respect to the Wachovia Master Servicer), and such Master Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by such Master Servicer, and the performance and compliance with the terms of this Agreement by such Master Servicer, do not (A) violate such Master Servicer's certificate of incorporation (with respect to the Midland Master Servicer) or Articles of Association (with respect to the Wachovia Master Servicer) and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which such Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of such Master Servicer to perform its obligations under this Agreement or its financial condition;

            (iii) Such Master Servicer has the full corporate power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by the Trustee, the Paying Agent, the Special Servicer and the Depositor, constitutes a valid, legal and binding obligation of such Master Servicer, enforceable against such Master Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) Such Master Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in such Master Servicer's reasonable judgment is likely to materially and adversely affect the financial condition or operations of such Master Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

            (vi) No litigation is pending or, to the best of such Master Servicer's knowledge, threatened against such Master Servicer which would prohibit such Master Servicer from entering into this Agreement or, in such Master Servicer's good faith and reasonable judgment is likely to materially and adversely affect either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such Master Servicer;

            (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Master Servicer, or compliance by such Master Servicer with, this Agreement or the consummation of the transactions of such Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of such Master Servicer to perform its obligations hereunder;

            (viii) Each officer and employee of such Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Whole Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

            (b) The Special Servicer, as Special Servicer, hereby represents and warrants to and covenants with the Trustee, for its own benefit the benefit of the Certificateholders, and to the Depositor, each Master Servicer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

            (i) The Special Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and the Special Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer's certificate of incorporation and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

            (iii) The Special Servicer has the full corporate power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by the Trustee, the Paying Agent, each Master Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Special Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Special Servicer's reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Special Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

            (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

            (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder;

            (viii) Each officer and employee of the Special Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Whole Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

            (c) It is understood and agreed that the representations and warranties set forth in this Section shall survive delivery of the respective Mortgage Files to the Trustee or the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Trustee, the Depositor, the Serviced Companion Loan Noteholders and the Master Servicers or Special Servicer, as the case may be. Upon discovery by the Depositor, either Master Servicer, the Special Servicer or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the applicable Master Servicer, Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto and the Mortgage Loan Sellers.

            (d) The Trustee hereby represents and warrants to the Depositor, each Master Servicer, the Special Servicer and the Serviced Companion Loan Noteholders as of the Closing Date, that:

            (i) The Trustee is a national banking association duly organized, validly existing, and in good standing under the laws of the United States and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

            (ii) This Agreement has been duly authorized, executed and delivered by the Trustee and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Trustee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

            (iii) Neither the execution and delivery of this Agreement by the Trustee nor the consummation by the Trustee of the transactions herein contemplated to be performed by the Trustee, nor compliance by the Trustee with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law (subject to the appointment in accordance with such applicable law of any co-Trustee or separate Trustee required pursuant to this Agreement), governmental rule, regulation, judgment, decree or order binding on the Trustee or its properties or the organizational documents of the Trustee or the terms of any material agreement, instrument or indenture to which the Trustee is a party or by which it is bound.

            (iv) The Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Trustee or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Trustee or its properties or impair the ability of the Trust Fund to realize on the Mortgage Loans;

            (v) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date.

            Section 2.05 Execution and Delivery of Certificates; Issuance of Villas Parkmerced Loan REMIC Regular Interests and Lower-Tier Regular Interests. The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery of the Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.01 and Section 2.02 and, concurrently with such delivery, (i) acknowledges and hereby declares that it holds the Villas Parkmerced Mortgage Loan and the other property comprising the Villas Parkmerced Loan REMIC for the benefit of (y) the Holders of the Class LR Certificates (in respect of the residual interest in the Villas Parkmerced Loan REMIC) and (z) the Lower-Tier REMIC as the holder of the Villas Parkmerced Loan REMIC Regular Interests; (ii) acknowledges the issuance of the Villas Parkmerced Loan REMIC Regular Interests and the Class LR Certificates (as provided in clause (v)) and hereby declares that it holds the Villas Parkmerced Loan REMIC Regular Interests on behalf of the Lower-Tier REMIC, the Upper-Tier REMIC and the Holders of the Certificates (other than the Class S Certificates), (iii) acknowledges and hereby declares that it holds the Mortgage Loans (excluding Excess Interest and the Villas Parkmerced Mortgage Loan) and the Villas Parkmerced Loan REMIC Regular Interests on behalf of the Lower-Tier REMIC and the Holders of the Certificates (other than the Class S Certificates); (iv) acknowledges the issuance of the Lower-Tier Regular Interests and the residual interest in the Lower-Tier REMIC represented by the Class LR Certificates (as provided in clause (v)) and hereby declares that it holds the Lower-Tier Regular Interests on behalf of the Upper-Tier REMIC and the Holders of the Certificates (other than the Class S and Class LR Certificates); and (v) in exchange for the Lower-Tier Regular Interests, has caused to be executed and caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Regular Certificates, Class R and Class LR Certificates (in respect of the residual interest in the Villas Parkmerced Loan REMIC and the Lower-Tier REMIC) in authorized denominations, in each case registered in the names set forth in such order or as so directed in this Agreement and duly authenticated by the Authenticating Agent, which Certificates and Class S Certificates issued below evidence ownership of the entire Trust Fund.

            The Trustee hereby acknowledges the assignment to it of the Excess Interest and, concurrently with such assignment, acknowledges the issuance of the Class S Certificates, which are hereby designated as undivided beneficial interests in the portion of the Trust Fund consisting of Excess Interest and the Grantor Trust Distribution Account, which portion shall be treated as a grantor trust.

            Section 2.06 Miscellaneous REMIC and Grantor Trust Provisions. (a) The Villas Parkmerced Loan REMIC Regular Interests issued hereunder are hereby designated as the "regular interests" in the Villas Parkmerced Loan REMIC within the meaning of Section 860G(a)(1) of the Code and the Class LR Certificates are hereby designated as representing the sole Class of "residual interests" in the Villas Parkmerced Loan REMIC within the meaning of Section 860G(a)(2) of the Code. The Lower-Tier Regular Interests issued hereunder are hereby designated as the "regular interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LR Certificates are hereby designated as representing the sole class of "residual interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Regular Certificates are hereby designated as "regular interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code and the Class R Certificates are hereby designated as the sole Class of "residual interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Closing Date is hereby designated as the "Startup Day" of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The "latest possible maturity date" of the Villas Parkmerced Loan REMIC Regular Interests, the Lower-Tier Regular Interests and the Regular Certificates for purposes of Section 860G(a)(l) of the Code is the Rated Final Distribution Date.

            (b) None of the Depositor, the Trustee, the Master Servicers or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

            (c) The assets of the Grantor Trust consisting of the right to any Excess Interest shall be held by the Trustee for the benefit of the Holders of the Class S Certificates, which Class S Certificates will evidence 100% beneficial ownership of such assets from and after the Closing Date.

                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF THE TRUST FUND

            Section 3.01 Each Master Servicer to Act as a Master Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans and the Serviced Companion Loans. (a) The applicable Master Servicer and the Special Servicer, each as an independent contractor servicer, shall service and administer the Mortgage Loans on behalf of the Trust Fund and the Trustee (as Trustee for the Certificateholders), and, in the case of the Serviced Companion Loans, on behalf of the Serviced Companion Loan Noteholders, in each case, in accordance with the Servicing Standard and, with respect to any Serviced Companion Loan, as a collective whole with the related Mortgage Loan, giving due regard to the junior nature of the related Serviced B Loan, if any.

            Each Master Servicer's or Special Servicer's liability for actions and omissions in its capacity as Master Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.03 hereof). To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement, the applicable Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Notes; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by such Master Servicer or Special Servicer of the collectibility of the Mortgage Loans and the Serviced Companion Loans. Subject only to the Servicing Standard, the applicable Master Servicer and Special Servicer shall have full power and authority, acting alone or through sub-servicers (subject to paragraph (c) of this Section 3.01, to the related sub-servicing agreement with each sub-servicer and to Section 3.02), to do or cause to be done any and all things in connection with such servicing and administration that it may deem consistent with the Servicing Standard and, in its reasonable judgment, in the best interests of the Certificateholders, including, without limitation, with respect to each Mortgage Loan (in the case of the Serviced Companion Loans, in the best interests of the Certificateholders and the Serviced Companion Loan Noteholders, as a collective whole) to prepare, execute and deliver, on behalf of the Certificateholders and Serviced Companion Loan Noteholders and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties. Notwithstanding the foregoing, neither the applicable Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan except under the circumstances described in Sections 3.03, 3.09, 3.10, 3.28, 3.30, 3.31, 3.32 and 3.34 hereof. The applicable Master Servicer and Special Servicer shall provide to the Borrowers related to the Mortgage Loans that it is servicing any reports required to be provided to them thereby pursuant to the related Loan Documents. Subject to Section 3.11, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the applicable Master Servicer and Special Servicer any powers of attorney and other documents prepared by such Master Servicer and Special Servicer and necessary or appropriate (as certified in such written request) to enable such Master Servicer and Special Servicer to carry out their servicing and administrative duties hereunder.

            (b) Unless otherwise provided in the related Note or related Co-Lender Agreement, the applicable Master Servicer shall apply any partial Principal Prepayment received on a Mortgage Loan or Serviced Companion Loan, as applicable, on a date other than a Due Date to the Stated Principal Balance of such Mortgage Loan or Serviced Companion Loan, as applicable, as of the Due Date immediately following the date of receipt of such partial Principal Prepayment. Unless otherwise provided in the related Note or related Co-Lender Agreement, the applicable Master Servicer shall apply any amounts received on U.S. Treasury obligations (which shall not be redeemed by the applicable Master Servicer prior to the maturity thereof) in respect of a Mortgage Loan or, Serviced Companion Loan, as applicable, being defeased pursuant to its terms to the Stated Principal Balance of and interest on such Mortgage Loan or Serviced Companion Loan, as applicable, as of the Due Date immediately following the receipt of such amounts.

            (c) Each Master Servicer and, with the consent of the Controlling Class Representative, the Special Servicer, may enter into Sub-Servicing Agreements with third parties with respect to any of its respective obligations hereunder, provided, that (i) any such agreement requires the Sub-Servicer to comply with all of the applicable terms and conditions of this Agreement and shall be consistent with the provisions of this Agreement, the terms of the respective Mortgage Loans and, Serviced Companion Loans and, in the case of a Serviced Companion Loan, the related Co-Lender Agreement, (ii) if such Sub-Servicer (other than a Subcontractor or vendor retained by the Wachovia Master Servicer) is a Servicing Function Participant, any such agreement provides that (x) the failure of such Sub-Servicer to comply with any of the requirements under Article X of this Agreement applicable to such Sub-Servicer, including the failure to deliver any reports or certificates at the time such report or certification is required under Article X and (y) the failure of the related Sub-Servicer to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any other series of certificates offered by the Depositor shall constitute an event of default by such Sub-Servicer upon the occurrence of which either the applicable Master Servicer or the Depositor may immediately terminate the related Sub-Servicer under the related Sub-Servicing Agreement and that such termination shall be deemed for cause, (iii) no Sub-Servicer retained by a Master Servicer or the Special Servicer, as applicable, shall grant any modification, waiver or amendment to any Mortgage Loan, or Serviced Companion Loan, as applicable, or foreclose any Mortgage without the approval of such Master Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Sections 3.09, 3.10, 3.28, 3.30, 3.31, 3.32 or 3.34 (as
applicable), (iv) such agreement shall be consistent with the Servicing Standard and (v) with respect to any Sub-Servicing Agreement entered into after the Closing Date and prior to the date upon which the Trust's Exchange Act reporting obligations are suspended by the filing of a Form 15 as contemplated by Section 10.10, if such Sub-Servicer is a Servicing Function Participant, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party. Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.01(c) (including, for the avoidance of doubt, that no such agent or subcontractor is a Prohibited Party at the time the related sub-servicing agreement is entered into). Any monies received by a Sub-Servicer pursuant to a Sub-Servicing agreement (other than sub-servicing fees) shall be deemed to be received by the applicable Master Servicer on the date received by such Sub-Servicer.

            Any Sub-Servicing Agreement entered into by a Master Servicer or the Special Servicer, as applicable, shall provide that it may be assumed by the Trustee if the Trustee has assumed the duties of such Master Servicer or the Special Servicer, respectively, or any successor Master Servicer or Special Servicer, as applicable, without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations, except to the extent they arose prior to the date of assumption, of such Master Servicer or the Special Servicer, as applicable, pursuant to Section 7.02 (it being understood that any such obligations shall be the obligations of the terminated Master Servicer or Special Servicer, as applicable, only).

            Any Sub-Servicing Agreement, and any other transactions or services relating to the Mortgage Loans or the Serviced Companion Loans involving a Sub-Servicer, shall be deemed to be between the applicable Master Servicer or the Special Servicer, as applicable, and such Sub-Servicer alone, and the Trustee, the Trust Fund and Certificateholders and, if applicable, Serviced Companion Loan Noteholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(c)(ii) and Section 3.01(d).

            Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.01, in no event shall the Trust Fund or any Serviced Companion Loan bear any termination fee required to be paid to any Sub-Servicer as a result of the termination of any Sub-Servicing Agreement.

            (d) If the Trustee or any successor Master Servicer assumes the obligations of either Master Servicer, or if the Trustee or any successor Special Servicer assumes the obligations of the Special Servicer, in each case in accordance with Section 7.02, the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to the extent necessary to permit the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, succeed to all of the rights and obligations of the applicable Master Servicer or the Special Servicer, as applicable, under any Sub-Servicing Agreement entered into by such Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.01(c). In such event, such successor shall be deemed to have assumed all of the applicable Master Servicer's or the Special Servicer's interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of such Master Servicer or the Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the applicable Master Servicer or the Special Servicer, as applicable, as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to such successor, except that such Master Servicer or the Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of such successor.

            If the Trustee or any successor Master Servicer or Special Servicer, as applicable, assumes the servicing obligations of either Master Servicer or the Special Servicer, as applicable, then upon request of such successor, such Master Servicer or Special Servicer, as applicable, shall at its own expense (except (i) in the event that the Special Servicer is terminated pursuant to Section 3.25(b), at the expense of the Certificateholders effecting such termination, as applicable; or (ii) in the event that such Master Servicer or the Special Servicer is terminated pursuant to Section 6.04(c), at the expense of the Trust) deliver to such successor all documents and records relating to any Sub-Servicing Agreement and the Mortgage Loans and/or, if applicable, the Serviced Companion Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and shall otherwise use commercially reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to such successor. Neither Master Servicer shall be required to assume the obligations of the Special Servicer and nothing in this paragraph shall imply otherwise.

            (e) The parties hereto acknowledge that each Whole Loan is subject to the terms and conditions of the related Co-Lender Agreement. The parties hereto further recognize the respective rights and obligations of (i) the Villas Parkmerced B Loan Noteholders under the Villas Parkmerced Co-Lender Agreement and (ii) the Arrowhead Shopping Center B Loan Noteholder under the Arrowhead Shopping Center Intercreditor Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the related Serviced Whole Loan) on or in respect of (u) the Villas Parkmerced Mortgage Loan in accordance with Sections 3 and 4 of the Villas Parkmerced Co-Lender Agreement and (v) the Arrowhead Shopping Center Mortgage Loan in accordance with Sections 3 and 4 of the Arrowhead Shopping Center Intercreditor Agreement, and (B) the allocation of Default Interest and Penalty Charges on or in respect of (u) the Villas Parkmerced Mortgage Loan in accordance with Sections 3 and 4 of the Villas Parkmerced Co-Lender Agreement, and (v) the Arrowhead Shopping Center Mortgage Loan in accordance with Sections 3 and 4 of the Arrowhead Shopping Center Intercreditor Agreement.

            Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Midland Master Servicer's and Special Servicer's obligations and responsibilities hereunder and such Master Servicer's and Special Servicer's authority with respect to the Serviced Whole Loans are limited by and subject to the terms of the related Co-Lender Agreement.

            In the event that any Mortgage Loan included in any Serviced Whole Loan is no longer part of the Trust Fund and the servicing and administration of such Whole Loan is to be governed by a separate servicing agreement and not by this Agreement, the Midland Master Servicer and, if such Serviced Whole Loan is then being specially serviced hereunder, the Special Servicer, shall continue to act in such capacities under such separate servicing agreement, which agreement shall be reasonably acceptable to the Midland Master Servicer and/or the Special Servicer, as the case may be, and shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except that such Serviced Whole Loan and the related Mortgaged Property shall be serviced as if they were the sole assets serviced and administered thereunder and the sole source of funds thereunder and except that there shall be no further obligation of any Person to make P&I Advances. All amounts due the Midland Master Servicer (including Advances and interest thereon) pursuant to this Agreement and the applicable Co-Lender Agreement shall be paid to the terminated Midland Master Servicer on the first Servicer Remittance Date following termination. In addition, until such time as a separate servicing agreement with respect to such Serviced Whole Loan and any related REO Property has been entered into then, notwithstanding that neither such Mortgage Loan nor any related REO Property is part of the Trust Fund, the Trustee shall continue to hold the Mortgage File and the Midland Master Servicer and, if applicable, the Special Servicer shall (subject to the preceding sentence) continue to service such Serviced Whole Loan or any related REO Property, as the case may be, under this Agreement as if it were a separate servicing agreement. Nothing herein shall be deemed to override the provisions of a Co-Lender Agreement with respect to the rights of the related noteholders thereunder and with respect to the servicing and administrative duties and obligations with respect to such Whole Loans. In the event of any inconsistency or discrepancy between the provisions, terms or conditions of a Co-Lender Agreement related to a Serviced Whole Loan and the provisions, terms or conditions of this Agreement, the related Co-Lender Agreement shall govern, and as to any matter on which such Co-Lender Agreement is silent or makes reference to this Agreement, this Agreement shall govern.

            Section 3.02 Liability of each Master Servicer. Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the applicable Master Servicer or Special Servicer and any Person acting as sub-servicer (or its agents or subcontractors) or any reference to actions taken through any Person acting as sub-servicer or otherwise, such Master Servicer or Special Servicer, as applicable, shall remain obligated and primarily liable to the Trustee (on behalf of the Certificateholders), the Certificateholders and, with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders, for the servicing and administering of the Mortgage Loans and Serviced Companion Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from the Depositor or any other Person acting as sub-servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the applicable Master Servicer or Special Servicer, as applicable, alone were servicing and administering the Mortgage Loans and the Serviced Companion Loans. Each of the Master Servicers and the Special Servicer shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of such Master Servicer or Special Servicer, as applicable, by such sub-servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

            Section 3.03 Collection of Mortgage Loan and Serviced Companion Loan Payments. (a) The applicable Master Servicer (with respect to the Mortgage Loans and the Serviced Companion Loans, other than Specially Serviced Loans, that the applicable Master Servicer is Servicing) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans and the Serviced Companion Loans each is obligated to service hereunder, and shall follow the Servicing Standard with respect to such collection procedures; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the applicable Master Servicer or the Special Servicer of the collectibility of the Mortgage Loans and the Serviced Companion Loans; provided, further, that with respect to the Mortgage Loans or Serviced Whole Loans, as applicable, that have Anticipated Repayment Dates, so long as the related Borrower is in compliance with each provision of the related loan documents, the applicable Master Servicer and Special Servicer (including the Special Servicer in its capacity as a Certificateholder, if applicable) shall not take any enforcement action with respect to the failure of the related Borrower to make any payment of Excess Interest, other than requests for collection, until the maturity date of such Mortgage Loan or Serviced Whole Loan, as applicable, or the outstanding principal balance of such Mortgage Loan or Serviced Whole Loan, as applicable, has been paid in full, however, consistent with the Servicing Standard, the applicable Master Servicer, or the Special Servicer each may in its discretion waive the Excess Interest (even at the maturity date) in connection with any Mortgage Loan it is obligated to service hereunder if taking such action is in the best interest of the Certificateholders as a collective whole. With respect to each Performing Loan, each Master Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents and the terms hereof. The applicable Master Servicer shall provide at least 90 days' notice (with a copy to the Special Servicer) to the Borrowers of Balloon Payments coming due. Consistent with the foregoing, the applicable Master Servicer (with respect to each Performing Loan) or the Special Servicer (with respect to Specially Serviced Loans) may in their discretion waive any late payment charge in connection with any delinquent Monthly Payment or Balloon Payment with respect to any Mortgage Loan or Serviced Companion Loan that it is servicing. In addition, the Special Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans and the Serviced Companion Loans as are permitted or required under Section 3.28 hereof.

            (b) The Midland Master Servicer shall, within one Business Day following receipt thereof, deposit into the applicable Serviced Whole Loan Collection Account all amounts received with respect to each Serviced Whole Loan or any related REO Property.

            Section 3.04 Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) The Special Servicer, in the case of Specially Serviced Loans and REO Loans and, if applicable, the related Serviced Companion Loans that are Specially Serviced Loans or REO Loans, and the applicable Master Servicer, in the case of all Performing Loans that it is servicing, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto. With respect to each Specially Serviced Loan, the Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents. The Special Servicer, in the case of Specially Serviced Loans and REO Loans, and the applicable Master Servicer, in the case of all Performing Loans that it is servicing, shall use reasonable efforts consistent with the Servicing Standard to, from time to time, (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Mortgage Loan or Serviced Companion Loan. If a Borrower fails to make any such payment on a timely basis or collections from the Borrower are insufficient to pay any such item before the applicable penalty or termination date, the applicable Master Servicer shall advance the amount of any shortfall as a Property Advance unless such Master Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments such Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.24(d)). Each Master Servicer shall be entitled to reimbursement of Property Advances, with interest thereon at the Advance Rate, that it makes pursuant to this
Section 3.04 from amounts received on or in respect of the related Mortgage Loan or Serviced Whole Loan respecting which such Advance was made or if such Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.06 of this Agreement. No costs incurred by the applicable Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders or Serviced Companion Loan Noteholders, be added to the amount owing under the related Mortgage Loans or, Serviced Companion Loans, notwithstanding that the terms of such Mortgage Loans or Serviced Companion Loans so permit.

            (b) Each Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan or any Serviced Companion Loan that it is servicing constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an "Escrow Account") into which all Escrow Payments shall be deposited within two (2) Business Days after receipt and maintained in accordance with the requirements of the related Mortgage Loan or Serviced Whole Loan, as applicable, and in accordance with the Servicing Standard. The applicable Master Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments pursuant to
Section 3.07(b) and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan or Serviced Whole Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the related Mortgage Loan requires it to be held in an account that is not an Eligible Account); provided, however, in the event that the ratings of the financial institution holding such account are downgraded to a ratings level below that of an Eligible Account (except to the extent the related Mortgage Loan requires it to be held in an account that is not an Eligible Account), the applicable Master Servicer shall have 30 Business Days (or such longer time as confirmed by a written confirmation from the Rating Agencies, obtained at the expense of the applicable Master Servicer, that such longer time shall not result in a downgrade, qualification or withdrawal of the then-current ratings assigned to any of the Certificates) to transfer such account to an Eligible Account. Escrow Accounts shall be entitled "[Midland Loan Services, Inc.] [Wachovia Bank, National Association], as Master Servicer, in trust for Wells Fargo Bank, N.A., as Trustee in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass-Through Certificates and Various Borrowers and, if applicable, Serviced Companion Loan Noteholders." Withdrawals from an Escrow Account may be made by the applicable Master Servicer only:

            (i) to effect timely payments of items constituting Escrow Payments for the related Mortgage;

            (ii) to transfer funds to its Collection Account and/or the applicable Serviced Whole Loan Collection Account (or any sub-account thereof) to reimburse the applicable Master Servicer, the Special Servicer or the Trustee for any Property Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan and/or Serviced Whole Loan, as applicable, which represent late collections of Escrow Payments thereunder;

            (iii) for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and/or Serviced Whole Loan, as applicable, and the Servicing Standard;

            (iv) to clear and terminate such Escrow Account upon the termination of this Agreement or pay-off of the related Mortgage Loan or Serviced Whole Loan, as applicable;

            (v) to pay from time to time to the related Borrower any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Borrower under law or by the terms of the Mortgage Loan or Serviced Whole Loan, or otherwise to the applicable Master Servicer; or

            (vi) to remove any funds deposited in an Escrow Account that were not required to be deposited therein or to refund amounts to Borrowers determined to be overages.

            (c) Each Master Servicer shall, as to each Mortgage Loan and each Serviced Companion Loan that it is servicing, (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, for such Mortgage Loans and Serviced Companion Loans that require the related Borrower to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment for which it is responsible, the applicable Master Servicer shall apply Escrow Payments as allowed under the terms of the related Mortgage Loan and Serviced Companion Loan (or, if such Mortgage Loan or Serviced Companion Loan does not require the related Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower to comply with the requirement of the related Mortgage that the Borrower make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items). Subject to Section 3.24, each Master Servicer shall timely make a Property Advance with respect to the Mortgage Loans and Serviced Whole Loans that it is servicing, if any, to cover any such item which is not so paid, including any penalties or other charges arising from the Borrower's failure to timely pay such items.

            Section 3.05 Collection Account; Excess Liquidation Proceeds Account; Distribution Accounts; Interest Reserve Account and Serviced Whole Loan Collection Accounts. (a) Each Master Servicer shall establish and maintain its Collection Account, for the benefit of the Certificateholders and the Trustee as the Holder of the Villas Parkmerced Loan REMIC Regular Interests and Lower-Tier Regular Interests with respect to the Mortgage Loans that it is servicing. Each such Collection Account shall be established and maintained as an Eligible Account. Amounts attributable to the Villas Parkmerced Mortgage Loan will be assets of the Villas Parkmerced Loan REMIC. Amounts attributable to the Mortgage Loans (other than the Villas Parkmerced Mortgage Loan) and amounts attributable to the Villas Parkmerced Loan REMIC Regular Interests will be assets of the Lower-Tier REMIC. Amounts attributable to the Serviced Companion Loans will not be assets of the Trust Fund.

            Each Master Servicer shall deposit or cause to be deposited in its Collection Account within one Business Day following receipt the following payments and collections received or made by or on behalf of it on or with respect to the Mortgage Loans subsequent to the Cut-off Date:

            (i) all payments on account of principal on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan), including the principal component of all Unscheduled Payments;

            (ii) all payments on account of interest on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan) (net of the related Servicing Fees), including Prepayment Premiums, Default Interest, Yield Maintenance Charges, Excess Interest and the interest component of all Unscheduled Payments;

            (iii) any amounts required to be deposited pursuant to Section 3.07(b), in connection with net losses realized on Permitted Investments with respect to funds held in the applicable Collection Account;

            (iv) all Net REO Proceeds withdrawn from the related REO Account (other than the Serviced Whole Loan REO Account) pursuant to Section 3.17(b);

            (v) any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan), to the extent not permitted to be retained by the applicable Master Servicer as provided herein;

            (vi) all Insurance Proceeds and Liquidation Proceeds received in respect of any Mortgage Loan (other than any Mortgage Loan related to a Serviced Whole Loan) or any REO Property (other than REO Property related to a Serviced Whole Loan), other than Excess Liquidation Proceeds and Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to
      Section 9.01, together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of the related Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan); provided, however, that any Liquidation Proceeds related to a sale pursuant to Section 3.18 hereof or pursuant to the related Co-Lender Agreement of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the applicable Collection Account and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds;

            (vii) Penalty Charges on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan) to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant to
      Section 3.12(d);

            (viii) any amounts required to be deposited by the applicable Master Servicer or the Special Servicer pursuant to Section 3.08(b) in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan);

            (ix) any other amounts required by the provisions of this Agreement (including without limitation any amounts to be transferred from the Serviced Whole Loan Collection Account pursuant to Section 3.06(c)(i)(B) and, with respect to the B Loans or any mezzanine indebtedness that may exist on a future date, all amounts received pursuant to the cure and purchase rights or reimbursement obligations set forth in the related Co-Lender Agreement or mezzanine intercreditor agreement, as applicable) to be deposited into the related Collection Account by the applicable Master Servicer or Special Servicer including any cure amounts paid by any Class VPM Certificateholder pursuant to Section 3.32(f) hereof (other than funds returned by the Servicer or Special Servicer pursuant to Section 3.32(f));

            (x) any Servicer Prepayment Interest Shortfalls in respect of the Mortgage Loans that the applicable Master Servicer is servicing (other than any Mortgage Loan related to a Serviced Whole Loan) pursuant to
      Section 4.01(i); and

            (xi) any Loss of Value Payments, as set forth in Section 3.06(f).

            In the case of Excess Liquidation Proceeds, each Master Servicer shall make appropriate ledger entries received with respect thereto, which such Master Servicer shall hold for (i) the Trustee for the benefit of the Class or Classes of Certificateholders (other than the Class S Certificates) and (ii) for the benefit of any Serviced Companion Loan Noteholder entitled thereto; provided, that any Excess Liquidation Proceeds with respect to the Villas Parkmerced Mortgage Loan shall be deemed to be distributed by the Villas Parkmerced Loan REMIC in respect of the residual interest in the Villas Parkmerced Loan REMIC to the Holder of the Class LR Certificates and then recontributed and held by Master Servicer as an asset of the Lower-Tier REMIC for the benefit of the Certificateholders and the Serviced Companion Loan Noteholders as described in this sentence. Any Excess Liquidation Proceeds shall be identified separately from any other amounts held in each Collection Account (with amounts attributable to each Class or Classes and any Serviced Companion Loan also identified separately).

            The foregoing requirements for deposits in each Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 hereof), Assumption Fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the applicable Collection Account by the related Master Servicer and, to the extent permitted by applicable law, such Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Mortgage Loans that it is servicing as additional compensation. In the event that a Master Servicer deposits in its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding.

            Upon receipt of any of the amounts described in clauses (i), (ii),
(v), (vi) and (vii) above with respect to any Specially Serviced Loan which is not an REO Loan, the Special Servicer shall remit within one Business Day after receipt such amounts to the applicable Master Servicer for deposit into its Collection Account in accordance with the second paragraph of this Section 3.05, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property (other than any REO Property related to the Serviced Whole Loans) shall be deposited by the Special Servicer into the REO Account and remitted to the applicable Master Servicer for deposit into its Collection Account pursuant to Section 3.17(b). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the applicable Master Servicer and shall promptly deliver any such check to such Master Servicer by overnight courier.

            (b) The Trustee shall establish and maintain the Villas Parkmerced Loan REMIC Distribution Account and the Lower-Tier Distribution Account in its own name, in trust for the benefit of the Certificateholders and the Trustee as the Holder of the Villas Parkmerced Loan REMIC Regular Interests and the Lower-Tier Regular Interests, respectively. The Villas Parkmerced Loan REMIC Distribution Account and the Lower-Tier Distribution Account shall each be established and maintained as an Eligible Account or as a subaccount of an Eligible Account.

            (c) The Trustee shall establish and maintain the Grantor Trust Distribution Account with respect to the Excess Interest, which shall be an asset of the Grantor Trust and beneficially owned by the Holders of the Class S Certificates and shall not be an asset of any Trust REMIC. The Grantor Trust Distribution Account shall be established and maintained as an Eligible Account or as a subaccount of an Eligible Account. Following the distribution of Excess Interest to the Class S Certificateholders on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Trustee shall terminate the Grantor Trust Distribution Account.

            (d) With respect to each Distribution Date, the applicable Master Servicer shall deliver to the Trustee on or before the Servicer Remittance Date the funds then on deposit in its Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06 and deposits from the Serviced Whole Loan Collection Account pursuant to Section 3.06. Upon receipt from the applicable Master Servicer of such amounts held in its Collection Account, the Trustee shall deposit (A) in the Lower-Tier Distribution Account (i) the amount of Available Funds (other than with respect to the Villas Parkmerced Pooled Component) to be distributed pursuant to Section 4.01 hereof on such Distribution Date and (ii) the amount of Excess Liquidation Proceeds allocable to any Mortgage Loan (other than the Villas Parkmerced Mortgage Loan) to be deposited into the Lower-Tier Distribution Account (which the Trustee shall then deposit in the Excess Liquidation Proceeds Account) pursuant to Section 3.06,
(B) (i) the amount of the Villas Parkmerced Available Funds to be distributed pursuant to Sections 4.01(a) and 4.01A hereof on such Distribution Date and (ii) the Excess Liquidation Proceeds allocable to the Villas Parkmerced Mortgage Loan, to be deposited in the Villas Parkmerced Loan REMIC Distribution Account, then distributed in respect of the residual interest in the Villas Parkmerced Loan REMIC and deposited in the Excess Liquidation Proceeds Account pursuant to
Section 3.06, (C) Withheld Amounts to be deposited into the Interest Reserve Account pursuant to Section 3.05(f), (D) Villas Parkmerced Pooled Withheld Amounts and Villas Parkmerced Non-Pooled Withheld Amount to be deposited into the Villas Parkmerced Interest Reserve Account pursuant to Section 3.05(f), (E) at the direction of the Trustee, the Trustee Fee which shall be retained by the Trustee, and (F) in the Grantor Trust Distribution Account the Excess Interest to be distributed to the Class S Certificateholders.

            (e) If any Loss of Value Payments are received in connection with a Material Defect or Material Breach, as the case may be, pursuant to or as contemplated by Section 2.03(d), the Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the "Loss of Value Reserve Fund") to be held in trust for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Trustee and the Special Servicer shall account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any REMIC. Furthermore, for all federal tax purposes, the Trustee and the Special Servicer shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the applicable Collection Account to the Certificateholders as distributions by the REMICs and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the applicable Collection Account to a Mortgage Loan Seller as distributions by the Trust Fund to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

            (f) The Trustee shall establish and maintain the Interest Reserve Account in its own name, in trust for the benefit of the Certificateholders (other than the Class S Certificateholders) and the Trustee as the Holder of the Villas Parkmerced Loan REMIC Pooled Regular Interests and the Lower-Tier Regular Interests (other than the Class VPM-1-L, Class VPM-2-L, Class VPM-3-L and Class VPM-4-L. The Interest Reserve Account shall be established and maintained as an Eligible Account or as a subaccount of an Eligible Account. The Trustee shall also establish and maintain the Villas Parkmerced Interest Reserve Account as a sub-account of the Interest Reserve Account for the benefit of the Class VPM Certificateholders and the Trustee as the Holder of the Villas Parkmerced Loan REMIC Regular Interests and the Class VPM-1-L, Class VPM-2-L, Class VPM-3-L and Class VPM-4-L Interests.

            On each Servicer Remittance Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, unless in each case such Servicer Remittance Date is the final Servicer Remittance Date, the Trustee shall calculate the Withheld Amounts, the Villas Parkmerced Pooled Withheld Amount and the Villas Parkmerced Non-Pooled Withheld Amount. On each such Servicer Remittance Date, the Trustee shall, (i) with respect to each Mortgage Loan (other than the Villas Parkmerced Mortgage Loan) that does not accrue interest on the basis of a 360-day year of twelve 30-day months, withdraw from the Lower-Tier Distribution Account and deposit in the Interest Reserve Account an amount equal to the aggregate of the Withheld Amounts calculated in accordance with the previous sentence and (ii) with respect to the Villas Parkmerced Mortgage Loan, withdraw from the Villas Parkmerced Loan REMIC Distribution Account and deposit in the Villas Parkmerced Interest Reserve Account an amount equal to the aggregate of the Villas Parkmerced Pooled Withheld Amounts and Villas Parkmerced Non-Pooled Withheld Amounts calculated in accordance with the previous sentence. If the Trustee shall deposit in the Interest Reserve Account or Villas Parkmerced Interest Reserve Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Interest Reserve Account or Villas Parkmerced Interest Reserve Account, as applicable, any provision herein to the contrary notwithstanding. On or prior to the Servicer Remittance Date in March of each calendar year (or in February if the final Distribution Date will occur in such month), the Trustee shall (i) transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account and (ii) transfer to the Villas Parkmerced Loan REMIC Distribution Account the aggregate of all Villas Parkmerced Pooled Withheld Amounts and Villas Parkmerced Non-Pooled Withheld Amounts on deposit in the Villas Parkmerced Non-Pooled Interest Reserve Account.

            (g) The Trustee shall establish and maintain the Upper-Tier Distribution Account in its own name, in trust for the benefit of the Certificateholders. The Upper-Tier Distribution Account shall be established and maintained as an Eligible Account or a subaccount of an Eligible Account. Promptly on each Distribution Date, the Trustee shall withdraw from the Lower-Tier Distribution Account and deposit in the Upper-Tier Distribution Account on or before such date the Pooled Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date to be distributed in respect of the Pooled Lower-Tier Regular Interests pursuant to Section 4.01(a)(ii) and Section 4.01(c) hereof on such date and shall also withdraw from the Lower-Tier Distribution Account and deposit in the Upper-Tier Distribution Account on or before such date the Villas Parkmerced Available Funds and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date to be distributed in respect of the Class VPM Lower-Tier Regular Interests pursuant to Section 4.01A(a)(ii) and
Section 4.01A(d) hereof on such date.

            (h) With respect to each Serviced Whole Loan, the Midland Master Servicer shall maintain, or cause to be maintained, a Serviced Whole Loan Collection Account in which the Midland Master Servicer shall deposit or cause to be deposited within one Business Day following receipt the following payments and collections received or made by or on behalf of it on such Serviced Whole Loan subsequent to the Cut-off Date:

            (i) all payments on account of principal on such Serviced Whole Loan, including the principal component of Unscheduled Payments;

            (ii) all payments on account of interest on such Serviced Whole Loan (net of the related Servicing Fees), including Prepayment Premiums, Default Interest, Yield Maintenance Charges and the interest component of all Unscheduled Payments;

            (iii) any amounts required to be deposited pursuant to Section 3.07(b), in connection with net losses realized on Permitted Investments with respect to funds held in such Serviced Whole Loan Collection Account;

            (iv) all Net REO Proceeds withdrawn from the related REO Account in respect of such Serviced Whole Loan pursuant to Section 3.17(b);

            (v) any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to such Serviced Whole Loan, to the extent not permitted to be retained by the Midland Master Servicer as provided herein;

            (vi) all Insurance Proceeds and Liquidation Proceeds received in respect of such Serviced Whole Loan or any related REO Property, other than Excess Liquidation Proceeds and Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01, together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of such Serviced Whole Loan; provided further, however, that any Liquidation Proceeds related to a sale pursuant to Section 3.18 hereof or pursuant to the related Co-Lender Agreement of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the Collection Account-Midland and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds, or in the case of amounts attributable to the Villas Parkmerced Mortgage Loan, to pay expenses relating to the Villas Parkmerced Mortgage Loan and to the Villas Parkmerced Available Funds;

            (vii) Penalty Charges on such Serviced Whole Loan to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant to Section 3.12(d);

            (viii) any amounts required to be deposited by the Midland Master Servicer or the Special Servicer pursuant to Section 3.08(b) in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Mortgage Loan included in such Serviced Whole Loan;

            (ix) any other amounts required by the provisions of this Agreement to be deposited into the applicable Serviced Whole Loan Collection Account by the Midland Master Servicer or Special Servicer; and

            (x) any Servicer Prepayment Interest Shortfalls in respect of the Mortgage Loan included in such Serviced Whole Loan pursuant to Section 4.01(i).

            The foregoing requirements for deposits into the applicable Serviced Whole Loan Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 hereof), Assumption Fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited into the applicable Serviced Whole Loan Collection Account by the Midland Master Servicer and, to the extent permitted by applicable law, the Midland Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Serviced Whole Loans as additional compensation. In the event that the Midland Master Servicer deposits in the applicable Serviced Whole Loan Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Serviced Whole Loan Collection Account, any provision herein to the contrary notwithstanding.

            Each Serviced Whole Loan Collection Account shall be maintained as a segregated account, separate and apart from any trust fund created for mortgage-backed securities of other series and the other accounts of the Midland Master Servicer; provided, however, that such Serviced Whole Loan Collection Account may be a sub-account of the Collection Account-Midland but shall, for purposes of this Agreement, be treated as a separate account. Each Serviced Whole Loan Collection Account shall be established and maintained as an Eligible Account or as a subaccount of an Eligible Account.

            Upon receipt of any of the foregoing amounts described in clauses
(i), (ii), (v) and (vi) above with respect to each Serviced Whole Loan for so long as it is a Specially Serviced Loan but is not an REO Loan, the Special Servicer shall remit within one Business Day such amounts to the Midland Master Servicer for deposit into the applicable Serviced Whole Loan Collection Account in accordance with the first paragraph of this Section 3.05(h), unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property related to any Serviced Whole Loan shall initially be deposited by the Special Servicer into the Serviced Whole Loan REO Account and remitted to the Midland Master Servicer for deposit into the applicable Serviced Whole Loan Collection Account pursuant to Section 3.17(b). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the Midland Master Servicer and shall promptly deliver any such check to the Midland Master Servicer by overnight courier.

            In making the foregoing deposits into the Serviced Whole Loan Collection Account with respect to a Serviced Whole Loan that includes a Serviced B Loan and the allocation of amounts received with respect to such Whole Loan among the Mortgage Loan on the one hand, and the related Serviced B Loan, on the other hand, if the Special Servicer, in connection with a workout of such Whole Loan, has modified the terms thereof such that (i) the principal balance of the related Notes are decreased, (ii) the Mortgage Rate or scheduled amortization payments are reduced, (iii) payments of interest or principal on such Notes are waived, reduced or deferred or (iv) any other adjustment is made to the economic terms of such Whole Loan, all deposits to the Serviced Whole Loan Collection Account with respect to such Whole Loan and allocations among the Mortgage Loan, on the one hand, and the related Serviced B Loan, on the other hand, pursuant to this Section 3.05(h) shall be made as though such workout did not occur, with the payment terms of the Mortgage Loan, remaining the same as they are on the date hereof, and the related Serviced B Loan shall bear the effect of all waivers, reductions or deferrals of amounts due on such Serviced Whole Loan and the related Notes attributable to such workout (up to the amount of the amounts distributable in respect of the related Serviced B Loan from amounts on deposit in the related Serviced Whole Loan Collection Account) other than any waivers, reductions or deferrals of any Prepayment Premiums, exit fees, extension fees, Default Interest or other charges or fees payable by the Borrower resulting from such modification.

            (i) Notwithstanding anything to the contrary contained herein with respect to each Due Date and the Serviced Companion Loans, within one Business Day of receipt from the Borrower, the Midland Master Servicer shall remit, from amounts on deposit in the applicable Serviced Whole Loan Collection Account in accordance with Section 3.06(c)(i)(A), to the applicable Serviced Companion Loan Noteholder by wire transfer in immediately available funds to the account of such Serviced Companion Loan Noteholder or an agent therefor appearing on the Serviced Companion Loan Noteholder Register on the related date such amounts as are required to be remitted (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the date such amounts are required to be remitted, by check sent by first-class mail to the address of such Serviced Companion Loan Noteholder or its agent appearing on the Serviced Companion Loan Noteholder Register) the portion of the applicable Serviced Whole Loan Remittance Amount allocable to such Serviced Companion Loan Noteholder.

            (j) Prior to the Servicer Remittance Date relating to any Collection Period in which Excess Liquidation Proceeds are received, the Trustee shall establish and maintain the Excess Liquidation Proceeds Account, which may have one or more subaccounts, to be held in its own name, in trust for the benefit of the Certificateholders and, with respect to each Serviced Whole Loan, the related Serviced Companion Loan Noteholders. Each account that constitutes an Excess Liquidation Proceeds Account shall be an Eligible Account. On each Servicer Remittance Date, the applicable Master Servicer shall withdraw from the applicable Collection Account or, if allocable to any Serviced Whole Loan, the Midland Master Servicer shall withdraw from the applicable Serviced Whole Loan Collection Account, and remit to the Trustee (i) in the case of the Mortgage Loans (other than the Serviced Whole Loans), for deposit in the Villas Parkmerced Loan REMIC Distribution Account or the Lower-Tier Distribution Account, as applicable (which the Trustee shall then deposit in the Excess Liquidation Proceeds Account), and (ii) in the case of the Serviced Whole Loans, for deposit in the Excess Liquidation Proceeds Account, all Excess Liquidation Proceeds received during the Collection Period ending on the Determination Date immediately prior to such Servicer Remittance Date which are allocable to a Mortgage Loan or Serviced Whole Loan; provided that on the Business Day prior to the final Distribution Date, the Trustee shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Lower-Tier Distribution Account (after allocation to any related Serviced Companion Loan as provided in Section 4.01(e)), for distribution on such Distribution Date, any and all amounts then on deposit in the Excess Liquidation Proceeds Account attributable to the Mortgage Loans.

            (k) Funds in the applicable Collection Account, the Serviced Whole Loan Collection Account, the Distribution Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account and the REO Account may be invested in Permitted Investments in accordance with the provisions of Section 3.07.

            The applicable Master Servicer shall give written notice to the Depositor, the Trustee, the other Master Servicer and the Special Servicer of the location and account number of its Collection Account and, if applicable, the Serviced Whole Loan Collection Accounts as of the Closing Date and shall notify the Depositor, the Special Servicer and the Trustee, as applicable, in writing prior to any subsequent change thereof. In addition, the Midland Master Servicer shall provide notice to each affected holder of a Serviced Companion Loan of the location and account number of the relevant Serviced Whole Loan Collection Account as well as notice in writing prior to any subsequent change thereof. The Trustee shall give written notice to the Depositor, the Special Servicer and each Master Servicer of the location and account number of the Interest Reserve Account and the Distribution Accounts as of the Closing Date and shall notify the Depositor, the Special Servicer and each Master Servicer, as applicable, in writing prior to any subsequent change thereof.

            (l) On each Distribution Date, the Trustee shall allocate the Villas Parkmerced Available Funds as follows:

                  (A) For so long as no monetary event of default has occurred and is continuing with respect to the Villas Parkmerced Loan:

                        (1) to the Villas Parkmerced Pooled Trust Component, as
                  part of the Available Funds for such Distribution Date, up to an amount equal to Component Interest Accrual Amount of the Villas Parkmerced Pooled Trust Component through the end of the related Interest Accrual Period and, to the extent not previously collected and distributed, for all prior Interest Accrual Periods;

                        (2) to the Villas Parkmerced Pooled Trust Component, as
                  part of the Available Funds for such Distribution Date, up to an amount equal to its pro rata share of the Villas Parkmerced Principal Distribution Amount until the Stated Principal Balance of the Villas Parkmerced Pooled Trust Component is reduced to zero;

                        (3) to the Villas Parkmerced Pooled Trust Component, as
                  part of the Available Funds for such Distribution Date, as reimbursement for any Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Villas Parkmerced Pooled Trust Component pursuant to Section 4.01A(e) and for which no reimbursement has previously been received;

                        (4) to the Villas Parkmerced Non-Pooled Trust Component,
                  as part of the Class VPM Available Funds, up to an amount equal to the Component Loan Interest Accrual Amount in respect of the Villas Parkmerced Non-Pooled Trust Component through the end of the related Interest Accrual Period and, to the extent not previously collected and distributed, for all prior Interest Accrual Periods;

                        (5) to the Villas Parkmerced Non-Pooled Trust Component,
                  as part of the Class VPM Available Distribution Amount, up to its pro rata share of the Villas Parkmerced Principal Distribution Amount until the Stated Principal Balance of the Villas Parkmerced Non-Pooled Trust Component is reduced to zero;

                        (6) to the Villas Parkmerced Non-Pooled Trust Component,
                  as part of the Class VPM Available Distribution Amount, as reimbursement for (i) unreimbursed cure payments made pursuant to Section 3.31(d) with interest thereon at the Advance Rate and (ii) any Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Villas Parkmerced Non-Pooled Trust Component pursuant to Section 4.01A(e) and for which no reimbursement has previously been received;

                        (7) to the Villas Parkmerced Pooled Trust Component for
                  distribution among the Classes of Regular Certificates as set forth in Section 4.01(c) hereof an amount equal to a pro rata share, based on the outstanding Stated Principal Balance, of Yield Maintenance Charges received in respect of the Villas Parkmerced Loan for such Distribution Date;

                        (8) to the Villas Parkmerced Non-Pooled Trust Component
                  for distribution to the Class VPM Certificates as set forth in
                  Section 4.01A(d) hereof an amount equal to a pro rata share, based on the outstanding Stated Principal Balance, of Yield Maintenance Charges received in respect of the Villas Parkmerced Loan for such Distribution Date;

                        (9) to the Holders of the Class LR Certificates, amounts
                  distributable in respect of the Villas Parkmerced Pooled Trust Component and the Villas Parkmerced Non-Pooled Trust Component in excess of amounts set forth in clauses (1) - (8) immediately above.

            The amounts to be applied pursuant to clauses (1), (2) and (3) above will be included as part of the Available Funds for the subject Distribution Date and will be applied as described above to make distributions on the Regular Certificates (other than the Class VPM Certificates) and the amounts to be applied pursuant to clauses (4), (5) and (6) above will be included as part of the Class VPM Available Funds for the subject Distribution Date and will be applied as described above to make distributions on the Class VPM Certificates.

                  (B) If a monetary event of default has occurred and is
            continuing with respect to the Villas Parkmerced Loan or with respect to any amount received on any REO Property related to the Villas Parkmerced Loan:

                        (1) to the Villas Parkmerced Pooled Trust Component, as
                  part of the Available Funds for such Distribution Date, up to an amount equal to Component Interest Accrual Amount on the Villas Parkmerced Pooled Trust Component through the end of the related Interest Accrual Period and, to the extent not previously collected and distributed, for all prior Interest Accrual Periods;

                        (2) to the Villas Parkmerced Pooled Trust Component, as
                  part of the Available Funds for such Distribution Date, the Villas Parkmerced Principal Distribution Amount until the Stated Principal Balance of the Villas Parkmerced Pooled Trust Component is reduced to zero;

                        (3) to the Villas Parkmerced Pooled Trust Component, as
                  part of the Available Funds for such Distribution Date, as reimbursement for any Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Villas Parkmerced Pooled Trust Component pursuant to Section 4.01A(e) and for which no reimbursement has previously been received;

                        (4) to the Villas Parkmerced Non-Pooled Trust Component,
                  as part of the Class VPM Available Funds, up to an amount equal to the Component Interest Accrual Amount on the Villas Parkmerced Non-Pooled Trust Component through the end of the related Interest Accrual Period and, to the extent not previously collected and distributed, for all prior Interest Accrual Periods;

                        (5) to the Villas Parkmerced Non-Pooled Trust Component,
                  as part of the Class VPM Available Distribution Amount, the Villas Parkmerced Principal Distribution Amount (less any amounts previously paid pursuant to clause (2) above) until the Component Principal Balance of the Villas Parkmerced Non-Pooled Trust Component is reduced to zero;

                        (6) to the Villas Parkmerced Non-Pooled Trust Component,
                  as part of the Class VPM Available Distribution Amount, as reimbursement for (i) any unreimbursed cure payments made pursuant to Section 3.31(d) with interest thereon at the Advance Rate and (ii) Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Villas Parkmerced Non-Pooled Trust Component pursuant to Section 4.01A(e) and for which no reimbursement has previously been received;

                        (7) to the Villas Parkmerced Pooled Trust Component for
                  distribution among the Classes of Regular Certificates entitled thereto as set forth in Section 4.01(c) hereof, an amount equal to a pro rata share, based on the outstanding Stated Principal Balance, of Yield Maintenance Charges received in respect of the Villas Parkmerced Loan;

                        (8) to the Villas Parkmerced Non-Pooled Trust Component
                  for distribution to the Class VPM Certificates as set forth in
                  Section 4.01A(d) hereof, an amount equal to a pro rata share, based on the outstanding Stated Principal Balance, of Yield Maintenance Charges received in respect of the Villas Parkmerced Loan;

                        (9) to the Holders of the Class LR Certificates, amounts
                  distributable in respect of the Villas Parkmerced Pooled Trust Component and the Villas Parkmerced Non-Pooled Trust Component in excess of amounts set forth in clauses (1) - (8) immediately above.

            The amounts to be applied pursuant to clauses (1), (2) and (3) above will be included as part of the Available Funds for the subject Distribution Date and will be applied as described above to make distributions on the Certificates (other than the Class VPM Certificates) and the amounts to be applied pursuant to clauses (4), (5) and (6) above will be included as part of the Class VPM Available Funds or the subject Distribution Date and will be applied as described above to make distributions on the Class VPM Certificates.

            Section 3.06 Permitted Withdrawals from the Collection Account, the Distribution Accounts and the Serviced Whole Loan Collection Accounts; Trust Ledger.

            (a) [Reserved]

            (b) Each Master Servicer shall maintain a separate Trust Ledger with respect to the Mortgage Loans that it is servicing on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto. On each Servicer Remittance Date, with respect to each Mortgage Loan (other than any Mortgage Loan related to a Serviced Whole Loan unless otherwise specified in clauses (i), (ii), (v), (vi), (xi), (xii), (xiii), (xiv), (xviii), (xix) and (xxi) of this Section 3.06(b)), each Master Servicer shall make withdrawals from amounts allocated thereto in its Collection Account (and may debit the Trust Ledger) for the purposes listed below (the order set forth below not constituting an order of priority for such withdrawals). Unless otherwise specified in this subsection references to Collection Account and Mortgage Loans shall be references to the applicable Collection Account and Mortgage Loans serviced by the applicable Master Servicer, respectively; provided that with respect to any amount that is required to be paid in this section 3.06(b) out of general collections on the Mortgage Loans (or otherwise described as being reimburseable from amounts on deposit in the Collection Account without restriction to a specific source), to the extent that as of any Servicer Remittance Date such amounts are insufficient to pay in full the intended amount specified in this Section 3.06(b), the remainder of such amounts will be withdrawn from the other Collection Account and paid for by the applicable other Master Servicer to its intended recipient. Each Master Servicer agrees to provide information to the other Master Servicer from time to time as to amounts anticipated to be paid from the other Master Servicer's Collection Account. On the Business Day following a Determination Date, a Master Servicer will advise the other Master Servicer as to any amounts that such Master Servicer is seeking payment from the other Master Servicer's Collection Account and the other Master Servicer shall make any such payment on the following Servicer Remittance Date; provided that all references in Section 3.06(b) to amounts relating to a Serviced Whole Loan shall only apply to the Collection Account established by the Midland Master Servicer:

            (i) on or before 1:00 P.M. (New York City time) on each Servicer Remittance Date, to remit to the Trustee the amounts to be deposited into the Lower-Tier Distribution Account (including any amount transferred from the Serviced Whole Loan Collection Account in respect of each Mortgage Loan that is part of a Serviced Whole Loan) (including without limitation the aggregate of the Available Funds, Class VPM Available Funds, Prepayment Premiums, Yield Maintenance Charges and Excess Liquidation Proceeds) which the Trustee shall then deposit into the Upper-Tier Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account, pursuant to Sections 3.05(g), 3.05(f) and 3.05(j), respectively;

            (ii) to pay (A) itself, unpaid Servicing Fees (subject to Section 3.12(a)); and the Special Servicer, unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Mortgage Loan, Specially Serviced Loan and REO Loan (exclusive of each Mortgage Loan or REO Loan included in the Serviced Whole Loan), as applicable, each Master Servicer's or Special Servicer's, as applicable, rights to payment of Servicing Fees and Special Servicing Fees, Liquidation Fees and Workout Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, Specially Serviced Loan or REO Loan (exclusive of each Mortgage Loan or REO Loan included in the Serviced Whole Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan, Specially Serviced Loan or REO Loan, as applicable (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon and (B) each month to the Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Loan or REO Loan, as applicable, remaining unpaid out of general collections on the Mortgage Loans, Specially Serviced Loans and REO Properties, but in the case of each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor;

            (iii) to reimburse itself or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan), for unreimbursed P&I Advances (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (v) below, and exclusive of the Mortgage Loans or REO Loans included in the Serviced Whole Loans), each Master Servicer's or the Trustee's right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections for the applicable Mortgage Loan (exclusive of the Mortgage Loan or REO Loan included in the Serviced Whole Loan) during the applicable period; provided, however, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of all of the Mortgage Loans and REO Properties on deposit in the applicable Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, that amounts with respect to the Villas Parkmerced Non-Pooled Trust Component shall not be available to reimburse any party with respect to this Section 3.06(b)(iii) except in connection with Advances and interest on unreimbursed Advances in respect of the Villas Parkmerced Mortgage Loan;

            (iv) to reimburse itself and the Special Servicer or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or REO Property) (exclusive of the Mortgage Loans or REO Loans included in the Serviced Whole Loans or any REO Property securing any Serviced Whole
      Loan), for unreimbursed Property Advances, each Master Servicer's, the Special Servicer's or the Trustee's respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan or REO Property being limited to, as applicable, payments received from the related Borrower which represent reimbursements of such Property Advances, Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds with respect to the applicable Mortgage Loan or REO Property; provided, however, that if such Property Advance becomes a Workout-Delayed Reimbursement Amount, then such Property Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the applicable Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, that amounts with respect to the Villas Parkmerced Non-Pooled Trust Component shall not be available to reimburse any party with respect to this Section 3.06(b)(iv) except in connection with Advances and interest on unreimbursed Advances in respect of the Villas Parkmerced Mortgage Loan;

            (v) (1) to reimburse itself, and the Special Servicer or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or REO Property), (x) with respect to Nonrecoverable Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds received on the related Mortgage Loan and related REO Properties, second, out of the principal portion of general collections on the Mortgage Loans and REO Properties, and then, to the extent the principal portion of general collections is insufficient and with respect to such deficiency only, subject to any election at its sole discretion to defer reimbursement thereof pursuant to this Section 3.06(b), out of other collections on the Mortgage Loans and REO Properties and (y) with respect to the Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to the preceding clause (x) above, but in the case of either clause (x) or (y) above with respect to each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement and (2) to pay itself or the Special Servicer out of general collections on the Mortgage Loans and REO Properties, with respect to any Mortgage Loan or REO Property any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into the applicable Collection Account of all amounts received in connection therewith, but in the case of each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor; provided, that amounts with respect to the Villas Parkmerced Non-Pooled Trust Component shall not be available to reimburse any party with respect to this Section 3.06(b)(v) except in connection with Advances and interest on unreimbursed Advances in respect of the Villas Parkmerced Mortgage Loan;

            (vi) at such time as it reimburses itself and the Special Servicer or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or REO Property), for (1) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) made with respect to a Mortgage Loan pursuant to clause (iii) above, to pay itself or the Trustee, as applicable, any Advance Interest Amounts accrued and payable thereon, (2) any unreimbursed Property Advances (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) made with respect to a Mortgage Loan or REO Property pursuant to clause (iv) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or (3) any Nonrecoverable P&I Advances made with respect to a Mortgage Loan or REO Property and any Nonrecoverable Property Advances made with respect to a Mortgage Loan or REO Property or any Workout-Delayed Reimbursement Amounts pursuant to clause (v) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon, in each case first from Penalty Charges as provided in Section 3.12(d), but in the case of a Serviced Whole Loan only to the extent that such Nonrecoverable Advance has been reimbursed and only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement; provided, that amounts with respect to the Villas Parkmerced Non-Pooled Trust Component shall not be available to reimburse any party with respect to this Section 3.06(b)(vi) except in connection with Advances and interest on unreimbursed Advances in respect of the Villas Parkmerced Mortgage Loan;

            (vii) to reimburse itself, the Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, together with interest thereon at the Advance Rate, each such Person's right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan (exclusive of any Mortgage Loan included in the Serviced Whole Loan) being limited to that portion of the Repurchase Price paid for such Mortgage Loan that represents such expense in accordance with clause (e) of the definition of Repurchase Price;

            (viii) to pay itself all Prepayment Interest Excesses on the Mortgage Pool (exclusive of any Mortgage Loan or the REO Loan included in the Serviced Whole Loan) not required to be used pursuant to Section 3.19(c);

            (ix) (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a), (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in its Collection Account as provided in Section 3.07(b) (but only to the extent of the net investment earnings with respect to such Collection Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance Date) and (2) Penalty Charges on the Mortgage Loans (other than Specially Serviced Loans) (exclusive of any Mortgage Loan or REO Loan included in the Serviced Whole Loan), (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid and are not needed to pay interest on Advances in accordance with Section 3.12 and/or Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees or Liquidation Fees); and (B) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.12(c), Penalty Charges on Specially Serviced Loans (exclusive of any Mortgage Loan or the REO Loan included in the Serviced Whole Loan) (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances, all in accordance with Section 3.12);

            (x) [Reserved];

            (xi) to pay itself, the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) (and in the case of a Serviced Whole Loan only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement);

            (xii) to pay for the cost of the Opinions of Counsel contemplated by Sections 3.10(e), 3.10(f), 3.17(a), 3.17(b) and 11.07 (and in the case of a Serviced Whole Loan only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement but exclusive of amounts relating solely to the related Serviced B Loan);

            (xiii) to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on the Villas Parkmerced Loan REMIC, the Upper-Tier REMIC, the Lower-Tier REMIC or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the applicable Master Servicer, the Special Servicer or the Trustee is liable therefor pursuant to this Agreement, except to the extent such amounts relate solely to the Serviced Whole Loans, in which case, such amounts will be reimbursed first from the applicable Serviced Whole Loan Collection Account(s) in accordance with
      Section 3.06(c) and then out of general collections on the Mortgage Loans;

            (xiv) to reimburse the Trustee out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund, except to the extent such amounts relate solely to a Serviced Whole Loan, in which case, such amounts will be reimbursed first, from the applicable Serviced Whole Loan Collection Account(s) in accordance with Section 3.06(c) and then, out of general collections on the Mortgage Loans;

            (xv) to pay any Person permitted to purchase a Mortgage Loan under
      Section 3.18 with respect to each Mortgage Loan (exclusive of any Mortgage Loan included in the Serviced Whole Loan), if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

            (xvi) [Reserved];

            (xvii) [Reserved]

            (xviii) to pay to the applicable Master Servicer, the Special Servicer, the Trustee or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(b) (and in the case of a Serviced Whole Loan only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement), it being acknowledged that this clause (xviii) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made;

            (xix) to withdraw from the applicable Collection Account any sums deposited therein in error and pay such sums to the Persons entitled thereto (including any amounts relating to a Mortgage Loan that is part of a Serviced Whole Loan);

            (xx) [Reserved];

            (xxi) to pay from time to time to itself in accordance with Section 3.07(b) any interest or investment income earned on funds deposited in its Collection Account;

            (xxii) [Reserved];

            (xxiii) to transfer Excess Liquidation Proceeds allocable to Mortgage Loans to the Lower-Tier Distribution Account for deposit by the Trustee into the Excess Liquidation Proceeds Account in accordance with
      Section 3.05(j);

            (xxiv) to pay itself, the Special Servicer or the related Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualifying Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(f); and

            (xxv) to clear and terminate the applicable Collection Account at the termination of this Agreement pursuant to Section 9.01.

            Each Master Servicer shall pay to the Special Servicer from its Collection Account amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount to which the Special Servicer is entitled. Each Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan and REO Loan and the related Serviced Companion Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the applicable Collection Account.

            Each Master Servicer shall keep and maintain separate accounting records, on a Mortgage Loan by Mortgage Loan basis, reflecting amounts allocable to each Mortgage Loan, and on a property-by-property basis when appropriate, for the purpose of justifying any withdrawal, debit or credit from its Collection Account or the Trust Ledger. Upon request, the Midland Master Servicer shall provide to the Trustee such records and any other information in the possession of the Midland Master Servicer to enable the Trustee to determine the amounts attributable to the Villas Parkmerced Loan REMIC (with respect to Villas Parkmerced Mortgage Loan), the Lower-Tier REMIC (with respect to the Mortgage Loans (other than the Villas Parkmerced Mortgage Loan) and the Villas Parkmerced Loan REMIC Regular Interests) and the Companion Loans.

            Each Master Servicer shall pay to the Trustee, the other Master Servicer or the Special Servicer from the Collection Account amounts permitted to be paid to the Trustee, the other Master Servicer or the Special Servicer therefrom, promptly upon receipt of a certificate of a Responsible Officer of the Trustee or a certificate of a Servicing Officer, as applicable, describing the item and amount to which such Person is entitled. Each Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.

            The Trustee, the Special Servicer and each Master Servicer (to the extent specified in Section 11.12) shall in all cases have a right prior to the Certificateholders to any funds on deposit in the applicable Collection Account from time to time for the reimbursement or payment of the Servicing Compensation (including investment income), Trustee Fees, Special Servicing Compensation, Advances, Advance Interest Amounts, their respective indemnification payments (if any) pursuant to Section 6.03, Section 8.05 or Section 11.12, their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the applicable Collection Account pursuant to this Agreement. In addition, the Trustee, the Special Servicer and each Master Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the applicable Collection Account from time to time for the reimbursement or payment of any federal, state or local taxes imposed on any Trust REMIC.

            Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans (or with respect to Property Advances, the Serviced Whole Loans) deposited in both Collection Accounts (or the applicable Serviced Whole Loan Collection Account) and available for distribution on the next Distribution Date, the applicable Master Servicer, the Special Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(b) or Section 3.06(c) immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the Collection Period ending on the then-current Determination Date for successive one-month periods for a total period not to exceed 12 months (provided, however, that any deferment over six months will require the consent of the Controlling Class Representative). If the applicable Master Servicer (or the Special Servicer or the Trustee) makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion to elect to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the applicable Master Servicer (or the Special Servicer or the Trustee) to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the applicable Master Servicer (or the Special Servicer or the Trustee) shall further be authorized to wait for principal collections on the Mortgage Loans and Serviced Companion Loans to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof) until the end of such Collection Period; provided, however, the applicable Master Servicer shall give each Rating Agency at least 15 days notice prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the applicable Master Servicer determines in its sole discretion that waiting 15 days after such a notice could jeopardize such Master Servicer's ability to recover Nonrecoverable Advances,
(2) changed circumstances or new or different information becomes known to the Master Servicer that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) such Master Servicer has not timely received from the Trustee information requested by such Master Servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or
(3) apply, the applicable Master Servicer shall give each Rating Agency notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances. Each Master Servicer shall have no liability for any loss, liability or expense resulting from any notice provided to each Rating Agency contemplated by the immediately preceding sentence.

            The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this
Section 3.06(b) or to comply with the terms of this Section 3.06(b) and the other provisions of this Agreement that apply once such an election, if any, has been made. If the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, determines, in its sole discretion, that it should recover the Nonrecoverable Advances without deferral as described above, then such Master Servicer, the Special Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Advance Rate from all amounts in the Collection Accounts for such Distribution Date. Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of interest at the Advance Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The applicable Master Servicer's, the Special Servicer's or the Trustee's, as applicable, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and, as applicable, the Serviced Companion Loan Noteholders and shall not be construed as an obligation on the part of the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, or a right of the Certificateholders or the Serviced Companion Loan Noteholders. Nothing herein shall be deemed to create in the Certificateholders and the Serviced Companion Loan Noteholders a right to prior payment of distributions over the applicable Master Servicer's, the Special Servicer's or the Trustee's, as applicable, right to reimbursement for Advances (deferred or otherwise). In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and neither the Master Servicers, the Special Servicer, the Trustee nor the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Serviced Companion Loan Noteholders for any such election that such party makes as contemplated by this Section 3.06(b) or for any losses, damages or other adverse economic or other effects that may arise from such an election.

            None of the Master Servicers, the Special Servicer or the Trustee shall be permitted to reverse any other Person's determination that an Advance is a Nonrecoverable Advance.

            If either Master Servicer, the Special Servicer or the Trustee, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances (together with any interest accrued and payable thereon), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made: first, out of the Principal Distribution Amount, which, but for its application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in Available Funds for any subsequent Distribution Date, and second, out of other amounts which, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in Available Funds for any subsequent Distribution Date.

            If and to the extent that any payment is deemed to be applied as contemplated in the paragraph above to reimburse a Nonrecoverable Advance or to pay interest thereon, then the Principal Distribution Amount for such Distribution Date shall be reduced, to not less than zero, by the amount of such reimbursement. If and to the extent (i) any Advance is determined to be a Nonrecoverable Advance, (ii) such Advance and/or interest thereon is reimbursed out of the Principal Distribution Amount as contemplated above and (iii) the particular item for which such Advance was originally made is subsequently collected out of payments or other collections in respect of the related Mortgage Loan, then the Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such item was recovered shall be increased by an amount equal to the lesser of (A) the amount of such item and
(B) any previous reduction in the Principal Distribution Amount for a prior Distribution Date as contemplated in the paragraph above resulting from the reimbursement of the subject Advance and/or the payment of interest thereon.

            To the extent a Nonrecoverable Advance with respect to a Mortgage Loan is required to be reimbursed from the principal portion of the general collections on the Mortgage Loans, such reimbursement shall be made first, from the principal collections available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and if the principal collections in such Loan Group are not sufficient to make such reimbursement in full, then from the principal collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts related to such other Loan Group). To the extent the Principal Distribution Amount for a Distribution Date is increased due to subsequent recovery of an Advance previously determined to be Nonrecoverable, such increase shall be allocated first to the principal collections in the Loan Group with respect to which the Mortgage Loan as to which the related Nonrecoverable Advance was made does not belong, and then to the Loan Group with respect to which the Mortgage Loan as to which the related Nonrecoverable Advance was made does belong. To the extent a P&I Advance in respect of Villas Parkmerced Non-Pooled Trust Component is determined to be a Nonrecoverable Advance and is required to be reimbursed from the principal portion or interest portion of general collections on the Mortgage Loans as described above, such reimbursement will be made first, from the applicable collections in Loan Group 2A and, if the applicable collections in Loan Group 2A are not sufficient to make such reimbursement in full, then from the applicable collections in Loan Group 2B and, if the applicable collections in Loan Group 2B are not sufficient to make such reimbursement in full, then from the applicable collections in Loan Group 1 (after giving effect to any reimbursements of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts that are related to Loan Group 1).

            To the extent a Workout-Delayed Reimbursement Amount with respect to a Mortgage Loan is required to be reimbursed from the principal portion of the general collections on the Mortgage Loans, such reimbursement shall be made first, from the principal collections available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and, if the principal collections in such Loan Group are not sufficient to make such reimbursement in full, then from the principal collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts related to such other Loan Group). To the extent the Principal Distribution Amount for a Distribution Date is increased as set forth in preceding paragraph, such increase shall be allocated first to the principal collections in the Loan Group with respect to which the Mortgage Loan as to which the related Workout-Delayed Reimbursement Amount was reimbursed does not belong, and then to the Loan Group with respect to which the Mortgage Loan as to which the related Workout-Delayed Reimbursement Amount was reimbursed does belong.

            (c) The Midland Master Servicer may (and, with respect to clause
(i), shall), from time to time, make withdrawals from the Serviced Whole Loan Collection Accounts, for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals); provided that all references in this Section 3.06(c) to remittances to a Collection Account shall mean the Collection Account maintained by the Midland Master Servicer; and provided, further, that with respect to any amount that is required to be paid in this section 3.06(c) out of general collections on the Mortgage Loans from the applicable Collection Account, to the extent that such amounts are insufficient to pay in full the intended amount specified in this Section 3.06(c), the remainder of such amounts will be withdrawn from the other Collection Account and paid for by the applicable other Master Servicer to its intended recipient:

            (i) to make remittances each month as and when required in an aggregate amount of immediately available funds equal to the allocable portion of the applicable Serviced Whole Loan Remittance Amount to (A) the related Serviced Companion Loan Noteholders in accordance with Section 3.05(i) and (B) the Collection Account-Midland for the benefit of the Trust in accordance with Section 4.06(b), in each case in accordance with the related Co-Lender Agreement (provided that Liquidation Proceeds relating to the repurchase of any Serviced Companion Loan by the related seller thereof shall be remitted solely to the holder of such Serviced Companion Loan, as the case may be, and Liquidation Proceeds relating to the repurchase of a Mortgage Loan related to a Serviced Whole Loan by the related Mortgage Loan Seller shall be remitted solely to the Collection Account; provided, however, that any Liquidation Proceeds related to a sale pursuant to Section 3.18 hereof or pursuant to the related Co-Lender Agreement of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the Collection Account and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds; provided, further, that any Liquidation Proceeds related to a sale pursuant to
      Section 3.18 hereof or pursuant to the Villas Parkmerced Co-Lender Agreement, shall be deposited into the Serviced Whole Loan Collection Account and applied to pay expenses relating to the Villas Parkmerced Mortgage Loan and then to the Villas Parkmerced Available Funds);

            (ii) to pay (A) to itself unpaid Servicing Fees and to the Special Servicer unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Serviced Whole Loan and related REO Loan, as applicable, the Midland Master Servicer's or the Special Servicer's, as applicable, rights to payment of Servicing Fees, Special Servicing Fees, Liquidation Fees and Workout Fees, as applicable, pursuant to this clause
      (ii)(A) with respect to such Serviced Whole Loan or related REO Loan, as applicable, being limited to amounts received on or in respect of such Serviced Whole Loan (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), or such REO Loan (whether in the form of REO Proceeds, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon and (B) to the Special Servicer, each month to the extent not covered by clause (ii)(A) above, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Serviced Whole Loan or REO Loan, as applicable, remaining unpaid out of general collections in the applicable Collection Account as provided in Section 3.06(b)(ii);

            (iii) to reimburse itself or the Trustee for unreimbursed P&I Advances with respect to the applicable Mortgage Loan, the Midland Master Servicer's and the Trustee's right to reimbursement pursuant to this clause (iii) being limited to amounts received in the applicable Serviced Whole Loan Collection Account which represent Late Collections received in respect of such Mortgage Loan or Serviced Companion Loan, as applicable (as allocable thereto pursuant to the related Loan Documents and the related Co-Lender Agreement), during the applicable period; provided, however, that to the extent such amounts are insufficient to repay such P&I Advances on any Mortgage Loan, such P&I Advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such B Loan; provided, further, however, that if such P&I Advance on the applicable Mortgage Loan becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in Section 3.06(b)(v) above; provided, that amounts with respect to the Villas Parkmerced Non-Pooled Trust Component shall not be available to reimburse any party with respect to this Section 3.06(c)(iii) except in connection with Advances and interest on unreimbursed Advances in respect of the Villas Parkmerced Mortgage Loan;

            (iv) to reimburse itself, the Trustee or the Special Servicer, as applicable (in reverse of such order with respect to such Serviced Whole Loan or REO Property), for unreimbursed Property Advances with respect to such Serviced Whole Loan or related REO Property, the Midland Master Servicer's, the Trustee's or the Special Servicer's respective rights to receive payment pursuant to this clause (iv) being limited to, as applicable, related payments by the applicable Borrower with respect to such Property Advance, Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds and REO Proceeds with respect to such Serviced Whole Loan; provided, however, that if such Property Advance becomes a Workout-Delayed Reimbursement Amount, then such Property Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the applicable Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below, provided that the Midland Master Servicer shall collect the Workout-Delayed Reimbursement Amount first, from collections on, and proceeds of the applicable Serviced B Loan, if any, and second, to the extent such Workout-Delayed Reimbursement Amount remains unreimbursed, from the related Mortgage Loan; provided, that amounts with respect to the Villas Parkmerced Non-Pooled Trust Component shall not be available to reimburse any party with respect to this Section 3.06(c)(iv) except in connection with Advances and interest on unreimbursed Advances in respect of the Villas Parkmerced Mortgage Loan;

            (v) (A) to reimburse itself, the Special Servicer, the Trustee (in reverse of such order with respect to such Serviced Whole Loan or related REO Property), as applicable (x) with respect to Nonrecoverable Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds received on the related Serviced Whole Loan and related REO Properties, and second, out of general collections in the applicable Collection Account as provided in Section 3.06(b) and (y) with respect to the Workout Delayed Reimbursement Amounts, first, out of the principal portion of the general collections on the Serviced Whole Loan and REO Properties, net of such amounts being reimbursed pursuant to the subclause first in the preceding clause (x) above and second out of general collections in the applicable Collection Account as provided in
      Section 3.06(b); provided that in the case of both clause (x) and clause
      (y) of this clause (v), such reimbursements shall be made first, from collections on, and proceeds of the applicable Serviced B Loan, if any, and then from collections on, and proceeds of the related Mortgage Loan or
      (B) to pay itself or the Special Servicer out of general collections on such Serviced Whole Loan and related REO Properties, with respect to any Mortgage Loan or Mortgage Loans or REO Property any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Serviced Whole Loan or related REO Property and the deposit into the applicable Serviced Whole Loan Collection Account of all amounts received in connection therewith, such party's rights to reimbursement pursuant to this clause (v) with respect to any such Nonrecoverable Advance that is a P&I Advance, Servicing Fees, Special Servicing Fees, Liquidation Fees or Workout Fees, as applicable, being limited (except to the extent set forth in Section 3.06(b)) to amounts on deposit in the applicable Serviced Whole Loan Collection Account that were received in respect of the particular Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Co-Lender Agreement) in the related Serviced Whole Loan as to which such Nonrecoverable Advance, Servicing Fees, Special Servicing Fees, Liquidation Fees or Workout Fees, as applicable, were incurred (provided, however, that to the extent such amounts are insufficient to repay such Advances on any Mortgage Loan as to which there is a related Serviced B Loan, such P&I Advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such B Loan); provided, that amounts with respect to the Villas Parkmerced Non-Pooled Trust Component shall not be available to reimburse any party with respect to this Section 3.06(c)(v) except in connection with Advances and interest on unreimbursed Advances in respect of the Villas Parkmerced Mortgage Loan;

            (vi) at such time as it reimburses itself, the Special Servicer, the Trustee, as applicable, first, from Penalty Charges pursuant to Section 3.12(d), then, from collections on, and proceeds of the applicable Serviced B Loan, if any, and then, from collections on, and proceeds of the Mortgage Loan, for (A) any unreimbursed P&I Advance with respect to the applicable Mortgage Loan (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) to pay itself or the Trustee, as applicable, any Advance Interest Amounts accrued and payable thereon, (B) any unreimbursed Property Advances (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause
      (iv) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or
      (C) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon, such party's rights to reimbursement pursuant to this clause (vi) with respect to any such interest on P&I Advances being limited to amounts on deposit in the applicable Serviced Whole Loan Collection Account that were received in respect of the particular Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Co-Lender Agreement) in the related Serviced Whole Loan as to which such advance relates (provided, however, that any Mortgage Loan as to which there is a related Serviced B Loan, such interest on P&I Advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such B Loan); provided, that amounts with respect to the Villas Parkmerced Non-Pooled Trust Component shall not be available to reimburse any party with respect to this Section 3.06(c)(vi) except in connection with Advances and interest on unreimbursed Advances in respect of the Villas Parkmerced Mortgage Loan;

            (vii) to reimburse itself, the Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect with respect to the Mortgage Loan or "breach" or "defect" with respect to a Serviced Companion Loan giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, together with interest thereon at the Advance Rate, each such Person's right to reimbursement pursuant to this clause (vii) with respect to such Serviced Whole Loan being limited to that portion of the Repurchase Price paid for the related Mortgage Loan that represents such expense in accordance with clause (e) of the definition of Repurchase Price (or, with respect to a Serviced Companion Loan, a comparable expense);

            (viii) to pay itself all Prepayment Interest Excesses on any related Mortgage Loan included in the Serviced Whole Loan not required to be used pursuant to Section 3.19(c);

            (ix) (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a), (1) interest and investment income earned in respect of amounts relating to such Serviced Whole Loan held in the applicable Serviced Whole Loan Collection Account as provided in Section 3.07(b) (but only to the extent of the net investment earnings with respect to such Serviced Whole Loan Collection Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance
      Date) and (2) the pro rata portion of any Penalty Charges, as allocated in the related Co-Lender Agreement, on the related Mortgage Loan (other than Specially Serviced Loans) but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the Serviced Whole Loans have been paid and are not needed to pay interest on Advances and/or Additional Trust Fund Expenses in accordance with Section 3.12 and the related Co-Lender Agreement; and (B) to pay the Special Servicer, as additional servicing compensation in accordance with the second paragraph of Section 3.12, the pro rata portion of any Penalty Charges, as allocated in the related Co-Lender Agreement, on the related Mortgage Loan, as allocated in the related Co-Lender Agreement, during the period it is a Specially Serviced Loan (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances in accordance with Section 3.12 and/or Additional Trust Fund Expenses and in accordance with the related Co-Lender Agreement);

            (x) to recoup any amounts deposited in such Serviced Whole Loan Collection Account in error;

            (xi) to pay itself, the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Sections 6.03(a) or 6.03(b), to the extent that such amounts relate to such Serviced Whole Loans;

            (xii) to pay for the cost of the Opinions of Counsel contemplated by Sections 3.10(e), 3.10(f), 3.17(a), 3.17(b) and 11.07 to the extent payable out of the Trust Fund as they relate to such Serviced Whole Loans;

            (xiii) to pay out of general collections on such Serviced Whole Loan and related REO Property any and all federal, state and local taxes imposed on the Villas Parkmerced Loan REMIC, the Upper-Tier REMIC, the Lower-Tier REMIC or any of their assets or transactions, together with all incidental costs and expenses, in each case to the extent that neither the Midland Master Servicer, the Special Servicer nor the Trustee is liable therefor pursuant to this Agreement and only to the extent that such amounts relate to the related Mortgage Loan or to the Serviced Companion Loans (but only to the extent that any Serviced Companion Loan is included in a REMIC);

            (xiv) to reimburse the Trustee out of general collections on such Serviced Whole Loan and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund related to such Serviced Whole Loan;

            (xv) to pay any Person permitted to purchase a Mortgage Loan under
      Section 3.18 with respect to the Mortgage Loan included in such Serviced Whole Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

            (xvi) to deposit in the Interest Reserve Account the amounts with respect to the Mortgage Loan included in such Serviced Whole Loan required to be deposited in the Interest Reserve Account pursuant to Section 3.05(f);

            (xvii) to pay to the Midland Master Servicer, the Special Servicer, the Trustee or the Depositor, as the case may be, to the extent that such amounts relate to the Mortgage Loan included in such Serviced Whole Loan, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(c), it being acknowledged that this clause (xvii) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made;

            (xviii) to pay the related Mortgage Loan Seller with respect to the Mortgage Loan included in such Serviced Whole Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualifying Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(f); and

            (xix) to clear and terminate such Serviced Whole Loan Collection Account at the termination of this Agreement pursuant to Section 9.01.

            The Midland Master Servicer shall keep and maintain separate accounting records, on a loan by loan and property-by-property basis when appropriate, for the purpose of justifying any withdrawal from any Serviced Whole Loan Collection Account. All withdrawals with respect to any Serviced Whole Loan shall be made first from the applicable Serviced Whole Loan Collection Account and then, from the Collection Account-Midland to the extent permitted by Section 3.06(b). Upon request, the Midland Master Servicer shall provide to the Trustee such records and any other information in the possession of the Midland Master Servicer to enable the Trustee to determine the amounts attributable to the Villas Parkmerced Loan REMIC (with respect to Villas Parkmerced Mortgage Loan), the Lower-Tier REMIC (with respect to the Mortgage Loans (other than the Villas Parkmerced Mortgage Loan) and the Villas Parkmerced Loan REMIC Regular Interests) and the Companion Loans.

            The Midland Master Servicer shall pay to the Special Servicer from the Serviced Whole Loan Collection Accounts amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of such Special Servicer describing the item and amount to which the Special Servicer is entitled. The Midland Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan included in the Serviced Whole Loan and related REO Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from any Serviced Whole Loan Collection Account.

            Any permitted withdrawals under this Section 3.06(c) with respect to reimbursement for advances or other amounts payable to a Serviced Companion Loan Trustee shall, if applicable, also be deemed to be a permitted withdrawal for similar amounts owed to the fiscal agent of the Serviced Companion Loan Trustee, if any.

            Notwithstanding anything to the contrary contained herein, with respect to each Serviced Companion Loan, the Midland Master Servicer shall withdraw from the related Serviced Whole Loan Collection Account and remit to the related Serviced Companion Loan Noteholders, within one Business Day of receipt thereof, any amounts that represent Late Collections or Principal Prepayments on such Serviced Companion Loan or any successor REO Loan with respect thereto, that are received by the Midland Master Servicer subsequent to 5:00 p.m. (New York City time) on the related Due Date therefor (exclusive of any portion of such amount payable or reimbursable to any third party in accordance with the related Co-Lender Agreement or this Agreement), unless such amount would otherwise be included in the monthly remittance to the holder of such Serviced Companion Loan for such month.

            In the event that the Midland Master Servicer fails, as of 5:00 p.m. (New York City time) on any Servicer Remittance Date or any other date a remittance is required to be made, to remit to the Trustee (in respect of the related Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of any related Serviced Companion Loan) any amounts required to be so remitted hereunder by such date (including any P&I Advance pursuant to Section 4.07 and any Excess Liquidation Proceeds allocable to the Serviced Companion Loans pursuant to Section 4.01(e)), the Midland Master Servicer shall pay to the Trustee (in respect of the Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of the Serviced Companion Loan), for the account of the Trustee (in respect of the Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of the Serviced Companion Loans), interest, calculated at the Prime Rate, on such amount(s) not timely remitted, from the time such payment was required to be made (without regard to any grace period) until (but not including) the date such late payment is received by the Trustee or the Serviced Companion Loan Noteholders, as applicable.

            (d) On each Servicer Remittance Date, all income and gain realized from investment of funds to which the applicable Master Servicer or the Special Servicer is entitled pursuant to Section 3.07(b) shall be subject to withdrawal by such Master Servicer or the Special Servicer, as applicable.

            (e) With respect to the Serviced Whole Loans, if amounts required to pay the expenses allocable to any related Serviced Companion Loan exceed amounts on deposit in the Serviced Whole Loan Collection Account and the Midland Master Servicer, the Special Servicer or the Trustee, as applicable, shall have sought reimbursement from the Trust Fund with respect to such expenses allocable to such Serviced Companion Loan, as applicable, the Midland Master Servicer shall seek (on behalf of the Trust Fund, subject to the related Co-Lender Agreement) payment or reimbursement from the holder of the related Serviced B Loan, if any, or, if such Serviced Companion Loan has been deposited into a securitization, out of general collections in the collection account established pursuant to the related Serviced Companion Loan Securitization Agreement.

            (f) If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer shall, promptly when needed, transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the applicable Master Servicer for deposit into its Collection Account for the following purposes:

            (i) to reimburse the applicable Master Servicer, the Special Servicer or the Trustee, in accordance with Section 3.06(b), for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest thereon);

            (ii) to pay, in accordance with Section 3.06(b), or to reimburse the Trust for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an Additional Trust Fund Expense;

            (iii) to offset any Realized Loss (as calculated without regard to the application of such Loss of Value Payments) incurred with respect to such Mortgage Loan or any related successor REO Loan;

            (iv) following the occurrence of a liquidation event with respect to such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses
      (i)-(iii) in respect of any other Mortgage Loan or REO Loan; and

            (v) On the final Distribution Date after all distributions have been made as set forth in clause (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any Realized Losses, Additional Trust Fund Expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

            Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall, except for purposes of Sections 3.12(c) and (d), be deemed to constitute Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (iv) of the prior paragraph shall, except for purposes of Sections 3.12(c) and (d), be deemed to constitute Liquidation Proceeds received by the Trust in respect of the Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (i)-(iv) of the prior paragraph.

            Section 3.07 Investment of Funds in the Applicable Collection Account, the Serviced Whole Loan Collection Accounts, REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts. (a) The applicable Master Servicer (or with respect to any REO Account, the Special Servicer) may direct any depository institution maintaining its Collection Account, any Serviced Whole Loan Collection Account, any Borrower Accounts (as defined below and subject to the second succeeding sentence) and any REO Account (each, for purposes of this Section 3.07, an "Investment Account"), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any investment of funds on deposit in an Investment Account by the applicable Master Servicer or the Special Servicer shall be documented in writing and shall provide evidence that such investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Escrow Account, Lock-Box Account, Cash Collateral Account or Reserve Account (the "Borrower Accounts"), the applicable Master Servicer shall act upon the written request of the related Borrower or Manager to the extent that such Master Servicer is required to do so under the terms of the respective Loan Documents, provided that in the absence of appropriate written instructions from the related Borrower or Manager meeting the requirements of this Section 3.07, such Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Trustee shall have sole control (except with respect to investment direction which shall be in the control of the applicable Master Servicer or the Special Servicer, with respect to any REO Accounts, as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent (which shall initially be the applicable Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. The Trustee shall have no responsibility or liability with respect to the investment directions of the applicable Master Servicer, the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The applicable Master Servicer shall have no responsibility or liability with respect to the investment directions of the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the applicable Master Servicer (or the Special Servicer) shall:

            (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y) demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer (or the Special Servicer) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

            (b) All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the applicable Master Servicer (except with respect to the investment of funds deposited in (i) any Borrower Account, which shall be for the benefit of the related Borrower to the extent required under the Mortgage Loan or applicable law or (ii) any REO Account, which shall be for the benefit of the Special Servicer) and, if held in its Collection Account, any Serviced Whole Loan Collection Account or REO Account shall be subject to withdrawal by the applicable Master Servicer or the Special Servicer, as applicable, in accordance with Section 3.06 or Section 3.17(b), as applicable. The applicable Master Servicer, or with respect to any REO Account, the Special Servicer, shall deposit from its own funds into its Collection Account, the applicable Serviced Whole Loan Collection Account or any REO Account, as applicable, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss; provided, however, that the applicable Master Servicer or Special Servicer, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it. The applicable Master Servicer shall also deposit from its own funds in any Borrower Account immediately upon realization of such loss the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested at the direction of or for the benefit of the Borrower under the terms of the Mortgage Loan, Serviced Whole Loan or applicable law.

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may, and upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Trustee takes any such action, (i) the applicable Master Servicer, if such Permitted Investment was for the benefit of the such Master Servicer, or
(ii) the Special Servicer, if such Permitted Investment was for the benefit of the Special Servicer, shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith.

            Section 3.08 Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage. (a) In the case of each Mortgage Loan or Serviced Whole Loan, as applicable (but excluding any REO Loan) each Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower, with respect to the Mortgage Loans or Serviced Whole Loans that it is servicing, to maintain (including identifying the extent to which such Borrower is maintaining insurance coverage and, if such Borrower does not so maintain, the applicable Master Servicer will itself cause to be maintained with Qualified Insurers) for the related Mortgaged Property (x) except where the Loan Documents permit a Borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan or Serviced Whole Loan, as applicable, or (ii) the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (y) all other insurance coverage (including, but not limited to, coverage for acts of terrorism) as is required, subject to applicable law, under the related Loan Documents; provided, however, that:

            (i) the applicable Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless (x) such insurance policy was in effect at the time of the origination of the related Mortgage Loan or Serviced Whole Loan, as applicable, or (y) was required by the related Loan Documents and is available at commercially reasonable rates (and if the applicable Master Servicer does not cause the Borrower to maintain or itself maintain such earthquake or environmental insurance policy on any Mortgaged Property, the Special Servicer shall have the right, but not the duty, to obtain (in accordance with the Servicing Standard), at the Trust's expense, earthquake or environmental insurance on any REO Property so long as such insurance is available at commercially reasonable rates), provided that the applicable Master Servicer shall require the related Borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates;

            (ii) if and to the extent that any Mortgage Loan Document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related Borrower is to obtain the requisite insurance coverage, the applicable Master Servicer shall (to the extent consistent with the Servicing Standard) require the related Borrower to obtain the requisite insurance coverage from Qualified Insurers;

            (iii) no Master Servicer shall have any obligation beyond using its reasonable efforts consistent with the Servicing Standard to cause any Borrower to maintain the insurance required to be maintained under the Loan Documents; provided, however, that this clause shall not limit the applicable Master Servicer's obligation to obtain and maintain a force-placed insurance policy, as provided herein;

            (iv) except as provided below, (including under clause (vii) below), in no event shall the applicable Master Servicer be required to cause the Borrower to maintain, or itself obtain, insurance coverage that such Master Servicer has determined is either (A) not available at any rate or
      (B) not available at commercially reasonable rates and the related hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which the related Mortgaged Property is located (in each case, as determined by the applicable Master Servicer in accordance with the Servicing Standard, not less frequently than annually, to the extent consistent with the Servicing Standard (but need not be made more frequently) at the approximate date on which such Master Servicer receives notice of the renewal, replacement or cancellation of coverage, and such Master Servicer will be entitled to rely on insurance consultants, retained at its own expense, in making such determination);

            (v) to the extent that a Master Servicer itself is required to maintain insurance that the Borrower does not maintain, such Master Servicer will not be required to maintain insurance other than what is available to such Master Servicer on a force-placed basis at commercially reasonable rates, and only to the extent the Trustee as lender has an insurable interest thereon; and

            (vi) any explicit terrorism insurance requirements contained in the related Loan Documents shall be enforced by the applicable Master Servicer in accordance with the Servicing Standard, unless the Special Servicer and the Directing Certificateholder have consented to a waiver (including a waiver to permit the applicable Master Servicer to accept insurance that does not comply with specific requirements contained in the Loan Documents) in writing of that provision in accordance with the Servicing Standard;

provided, however, that any determination by the applicable Master Servicer that a particular type of insurance is not available at commercially reasonable rates shall be subject to the approval of the Special Servicer and the Directing Certificateholder; provided, further, that the applicable Master Servicer will not be permitted to obtain insurance on a force-placed basis with respect to terrorism insurance without the consent of the Special Servicer and the Directing Certificateholder and provided, further, that while an approval provided for under Section 3.08 is pending, the applicable Master Servicer will not be in default or liable for any loss.

            Notwithstanding the limitation set forth in clause (iv) above, each Master Servicer must, prior to availing itself of any limitation described in that clause with respect to any Mortgage Loan or Serviced Whole Loan, as applicable, obtain the approval or disapproval of the Special Servicer and the Directing Certificateholder (and, in connection therewith, the Special Servicer will be required to comply with any applicable provisions of Sections 3.26 and 3.30, 3.31, 3.32 or 3.34, as applicable). Each Master Servicer will be entitled to rely on the determination of the Special Servicer made in connection with such approval or disapproval. The Special Servicer shall decide with the consent of the Directing Certificateholder whether to withhold or grant such approval in accordance with the Servicing Standard. If any such approval has not been expressly denied within 10 Business Days (or with respect to any Serviced Whole Loan, such period of time as provided in Sections 3.31, 3.32 or 3.34, if any) of the Special Servicer's and the Directing Certificateholder's receipt from the applicable Master Servicer of such Master Servicer's determination and analysis and all information reasonably requested by the Special Servicer or the Directing Certificateholder and reasonably available to the applicable Master Servicer in order to make an informed decision, such approval shall be deemed to have been granted.

            Each Master Servicer shall notify the Special Servicer, the Trustee and the Directing Certificateholder if such Master Servicer determines in accordance with the Servicing Standard that a Borrower has failed to maintain insurance required under the Loan Documents and such failure materially and adversely affects the interests of the Certificateholders or if the Borrower has notified such Master Servicer in writing that the Borrower does not intend to maintain such insurance and that such Master Servicer has determined in accordance with the Servicing Standard that such failure materially and adversely affects the interests of the Certificateholders.

            Subject to Section 3.17(a), with respect to each REO Property, the Special Servicer shall use reasonable efforts, consistent with the Servicing Standard, to maintain (subject to the right of the Special Servicer to direct the applicable Master Servicer to make a Property Advance for the costs associated with coverage that the Special Servicer determines to maintain, in which case the applicable Master Servicer shall make such Property Advance) with Qualified Insurers, (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Loan Documents (unless such amount is not available or the Directing Certificateholder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1.0 million per occurrence, and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months; provided, however, that the Special Servicer shall not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a cost customarily acceptable and consistent with the Servicing Standard. With respect to each Specially Serviced Loan (other than an REO Loan) the Special Servicer shall, in accordance with the Servicing Standard, be responsible for pursuing any enforcement action against the related Borrower with respect to such Borrower's failure to maintain the insurance described in the first paragraph of this Section 3.08(a); provided, that if such Borrower fails to maintain such insurance, the Special Servicer may direct the applicable Master Servicer to cause such coverage to be maintained in accordance with and subject to the other provisions of this Section 3.08, to the extent that the identified coverage is available under such Master Servicer's existing force-placed policy.

            All such insurance policies maintained as described above shall contain (if they insure against loss to property) a "standard" mortgagee clause, with loss payable to the applicable Master Servicer (on behalf of the Trustee on behalf of Certificateholders and, with respect to a Serviced Whole Loan the related Serviced Companion Loan Noteholders), or shall name the Trustee as the insured, with loss payable to the Special Servicer on behalf of the Trustee (on behalf of Certificateholders and, with respect to a Serviced Whole Loan the related Serviced Companion Loan Noteholders) (in the case of insurance maintained in respect of an REO Property). Any amounts collected by the applicable Master Servicer or Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard) shall be deposited in the applicable Collection Account (or, in the case of the Serviced Whole Loans, in the applicable Serviced Whole Loan Collection Account), subject to withdrawal pursuant to Section 3.06, in the case of amounts received in respect of a Mortgage Loan or Serviced Whole Loan, or in the applicable REO Account of the Special Servicer, subject to withdrawal pursuant to Section 3.17, in the case of amounts received in respect of an REO Property. Any cost incurred by the applicable Master Servicer or the Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders or Serviced Companion Loan Noteholders, be added to the Stated Principal Balance of the related Mortgage Loan or the Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loan so permit; provided, however, that this sentence shall not limit the rights of the applicable Master Servicer or Special Servicer on behalf of the Trust Fund to enforce any obligations of the related Borrower under such Mortgage Loan or Serviced Whole Loan. Any costs incurred by the applicable Master Servicer in maintaining any such insurance policies in respect of the Mortgage Loans or Specially Serviced Loans (other than REO Properties) (i) if the Borrower defaults on its obligation to do so, shall be advanced by the applicable Master Servicer as a Property Advance and will be charged to the related Borrower and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust Fund (and in the case of the Serviced Whole Loans, first, of the related Serviced B Loan Noteholder, if any, and second, to the extent such cost remains unpaid, the related Mortgage Loan) payable out of the related REO Account (or Serviced Whole Loan REO Account, as applicable) or, if the amount on deposit therein is insufficient therefore, advanced by the applicable Master Servicer as a Property Advance.

            (b) If either (x) the applicable Master Servicer or Special Servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans, Serviced Whole Loans or REO Properties, as applicable, as to which it is the Master Servicer or Special Servicer, as the case may be, then, to the extent such policy (i) is obtained from a Qualified Insurer, and (ii) provides protection equivalent to the individual policies otherwise required or
(y) the applicable Master Servicer or Special Servicer has long-term unsecured debt obligations that are rated not lower than "A2" by Moody's and "A" by S&P, and the applicable Master Servicer or Special Servicer self-insures for its obligation to maintain the individual policies otherwise required, then the applicable Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the applicable Master Servicer or Special Servicer, as the case may be, that maintains such policy shall, if there shall not have been maintained on any Mortgaged Property or REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.08(a), and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the applicable Collection Account (or, in the case of a Serviced Whole Loan, in the related Serviced Whole Loan Collection Account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan, as applicable (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). Each Master Servicer and Special Servicer shall prepare and present, on behalf of itself, the Trustee, Certificateholders and, if applicable the Serviced Companion Loan Noteholders, claims under any such blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy. If the applicable Master Servicer or Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by such "force-placed" insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid as a Property Advance.

            (c) With respect to each Mortgage Loan or Serviced Whole Loan, as applicable, that is subject to an Environmental Insurance Policy, if the applicable Master Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Master Servicer shall notify the Special Servicer to such effect and such Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. With respect to each Specially Serviced Loan and REO Property that is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust, on behalf of the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders (giving due regard to the junior nature of the related B Loan, if any), is entitled thereunder. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an Environmental Insurance Policy described above (whether by the applicable Master Servicer or Special Servicer) shall be paid by, and reimbursable to, the applicable Master Servicer as a Property Advance.

            (d) Each Master Servicer and Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or REO Properties as to which it is the Special Servicer exist as part of the Trust Fund) keep in force with a Qualified Insurer, a fidelity bond in such form and amount as are consistent with the Servicing Standard. The applicable Master Servicer or Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the applicable Master Servicer or Special Servicer, as the case may be. Such fidelity bond shall provide that it may not be canceled without ten days' prior written notice to the Trustee. So long as the long-term unsecured debt obligations of the applicable Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer, as applicable, are rated not lower than "A2" by Moody's and "A" by S&P, the applicable Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the fidelity bond coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

            Each Master Servicer and Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or REO Properties exist as part of the Trust Fund) also keep in force with a Qualified Insurer a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with their servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the Servicing Standard. A Master Servicer or Special Servicer shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the applicable Master Servicer or Special Servicer, as the case may be. Any such errors and omissions policy shall provide that it may not be canceled without ten days' prior written notice to the Trustee. So long as the long-term unsecured debt obligations of the applicable Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer, as applicable, are rated not lower than "A" by S&P and "A2" by Moody's, the applicable Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

            Section 3.09 Enforcement of Due-On-Sale Clauses; Assumption Agreements; Defeasance Provisions. (a) If any Mortgage Loan or Serviced Whole Loan contains a provision in the nature of a "due-on-sale" clause (including, without limitation, sales or transfers of Mortgaged Properties (in full or part) or the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners), which by its terms:

            (i) provides that such Mortgage Loan or Serviced Whole Loan will (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property (including, without limitation, the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners),

            (ii) provides that such Mortgage Loan or Serviced Whole Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer, or

            (iii) provides that such Mortgage Loan or Serviced Whole Loan may be assumed or transferred without the consent of the mortgagee, provided certain conditions set forth in the Loan Documents are satisfied, then, for so long as such Mortgage Loan is included in the Trust Fund, subject to the rights of the Directing Certificateholder, the Midland Master Servicer (with respect to each PNC Mortgage Loan that is a Performing Loan and any related Companion Loan) or the Special Servicer (with respect to any Specially Serviced Loan and each Performing Loan (other than the PNC Mortgage Loans) and any related Companion Loan), as applicable, on behalf of the Trust Fund shall not be required to enforce any such due-on-sale clauses and in connection therewith shall not be required to (x) accelerate payments thereon or (y) withhold its consent to such an assumption if (1) such provision is not exercisable under applicable law or the enforcement of such provision is reasonably likely to result in meritorious legal action by the Borrower or (2) the Midland Master Servicer or the Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Mortgage Rate), than would enforcement of such clause. If the Midland Master Servicer or the Special Servicer, as applicable, determines that
(A) granting such consent would be likely to result in a greater recovery, (B) such provision is not legally enforceable, or (C) that the conditions described in clause (iii) above relating to the assumption or transfer of Mortgage Loan or Serviced Whole Loan have been satisfied, the Midland Master Servicer or the Special Servicer, as applicable, is authorized to take or enter into an assumption agreement from or with the Person to whom the related Mortgaged Property has been or is about to be conveyed, and to release the original Borrower from liability upon the Mortgage Loan and substitute the new Borrower as obligor thereon, provided, that (a) the credit status of the prospective new Borrower is in compliance with the Midland Master Servicer's or Special Servicer's, as applicable, regular commercial mortgage origination or Servicing Standard and criteria and the terms of the related Mortgage and (b) the Midland Master Servicer or the Special Servicer, as applicable, has received written confirmation that such assumption or substitution would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates from (i) S&P with respect to any Mortgage Loan (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) that (A) represents more than 5% of the then-current aggregate Stated Principal Balance of the Mortgage Loans (taking into account for the purposes of this calculation, in the case of any such Mortgage Loan with respect to which the related Borrower or its Affiliate is a Borrower with respect to one or more other Mortgage Loans, such other Mortgage Loans), (B) has a Stated Principal Balance that is more than $35,000,000 or (C) is among the ten largest Mortgage Loans in the Trust Fund (based on Stated Principal Balance), or (ii) Moody's with respect to any Mortgage Loan (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) that represents one of the ten largest Mortgage Loans in the Trust Fund (based on Stated Principal Balance). In connection with each such assumption or substitution entered into by the Special Servicer, the Special Servicer shall give prior notice thereof to the Midland Master Servicer. The Midland Master Servicer or the Special Servicer, as applicable, shall notify the Trustee and the Directing Certificateholder that any such assumption or substitution agreement has been completed by forwarding to the Custodian (with a copy to the Midland Master Servicer, if applicable, and the Directing Certificateholder) the original copy of such agreement, which copies shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. To the extent not precluded by the Mortgage Loan documents, the Midland Master Servicer or the Special Servicer shall not approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund and, in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the related Co-Lender Agreement or, in absence of such allocation, (i) first to the related Serviced B Loan (up to the full Stated Principal Balance thereof), if any, and, then, (ii) to the holders of the related Mortgage Loan.

            Notwithstanding anything in the foregoing paragraph to the contrary,
(i) each Master Servicer shall promptly forward any request for an assumption of any Mortgage Loan or Serviced Whole Loan (other than a performing PNC Loan) to the Special Servicer and such request will be processed by the Special Servicer in the manner described in the preceding paragraph and (ii) the Special Servicer shall have the right to review any materials prepared by the Midland Master Servicer in connection with a any assumption of a performing PNC Loan and to give final approval to (x) any determination by the Midland Master Servicer to waive or enforce a due-on-sale clause with respect to any PNC Mortgage Loan that is not a Specially Serviced Loan and (y) any determination by the Midland Master Servicer that the conditions to transfer or assumption of such PNC Mortgage Loan have been satisfied as set forth in clause (a)(iii) above; provided, for the avoidance of doubt, that the Special Servicer may approve any assumption of a performing PNC Loan regardless of the initial determination made by the Midland Master Servicer; provided, further, that the Special Servicer shall obtain the consent of the Directing Certificateholder to any such assumption or substitution of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan, to the extent described in Sections 3.30, 3.31, 3.32 or 3.34 hereof, as applicable.

            Notwithstanding anything in this Section 3.09(a) to the contrary, the Wachovia Master Servicer shall approve and close all transfers of tenant-in-common ownership interests contemplated by and in accordance with the related Loan Documents occurring prior to April 30, 2006 with respect to Mortgage Loan No. 34 on the Mortgage Loan Schedule, known as the Wilkinson Willowbrook Loan, without the consent of the Special Servicer or the Controlling Class Representative.

            (b) If any Mortgage Loan or Serviced Whole Loan contains a provision in the nature of a "due-on-encumbrance" clause (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), which by its terms:

            (i) provides that such Mortgage Loan or Serviced Whole Loan shall (or may at the mortgagee's option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners),

            (ii) requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), or

            (iii) provides that such Mortgaged Property may be further encumbered without the consent of the mortgagee (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), provided certain conditions set forth in the Loan Documents are satisfied, then the Midland Master Servicer (with respect to each PNC Mortgage Loan that is a Performing Loan and any related Companion Loan) or Special Servicer (with respect to any Specially Serviced Loans and each Performing Loan (other than the PNC Mortgage Loans) and any related Companion Loan), as applicable, on behalf of the Trust Fund shall not be required to enforce such due-on-encumbrance clauses and in connection therewith, will not be required to (i) accelerate the payments on the related Mortgage Loan or Serviced Whole Loan or (ii) withhold its consent to such lien or encumbrance, if the Midland Master Servicer or the Special Servicer, as applicable, (x) determines, in accordance with the Servicing Standard that such enforcement would not be in the best interests of the Trust Fund or the holder of the related Serviced Companion Loan, if applicable (giving due regard to the junior nature of the related B Loan, if any), or that in the case of a Mortgage Loan or Serviced Whole Loan described in clause (b)(iii) above that the conditions to further encumbrance have been satisfied and (y) as to any Mortgage Loan or Serviced Whole Loan, receives prior written confirmation from S&P and Moody's that granting such consent would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates, if applicable; provided, that in the case of S&P, such confirmation shall only be required with respect to any Mortgage Loan (together with any Mortgage Loans cross-collateralized with such Mortgage
Loan) that (1) represents 2% or more of the Stated Principal Balance of all of the Mortgage Loans held by the Trust Fund (or 5% if the aggregate Stated Principal Balance of all of the Mortgage Loans held by the Trust Fund is less than $100 million), (2) has a Stated Principal Balance greater than $20 million,
(3) is one of the ten largest Mortgage Loans based on Stated Principal Balance,
(4) has a loan-to-value ratio (which includes additional debt of the related Borrower and any related mezzanine debt, if any) that is greater than or equal to 85% or (5) has a Debt Service Coverage Ratio (which includes additional debt of the related Borrower and any related mezzanine debt, if any) that is less than 1.20x or, in the case of Moody's, such confirmation shall only be required with respect to any Mortgage Loan which (together with any Mortgage Loans cross-collateralized with such Mortgage Loans) represents one of the ten largest Mortgage Loans in the Trust Fund (based on Stated Principal Balance). To the extent not precluded by the Mortgage Loan documents, the Midland Master Servicer or the Special Servicer, as applicable, shall not approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund and, in the case of any Serviced Whole Loan, such expense shall be allocated (i) first to the related Serviced B Loan (up to the full Stated Principal Balance thereof), if any, and, then, (ii) to the holders of the related Mortgage Loan.

            Notwithstanding anything in the foregoing paragraph to the contrary,
(i) each Master Servicer shall promptly forward any request for the further encumbrance of any Mortgage Loan or Serviced Whole Loan (other than a performing PNC Loan) to the Special Servicer and such request will be processed by the Special Servicer in the manner described in the preceding paragraph and (ii) the Special Servicer shall have the right to review any materials prepared by the Midland Master Servicer in connection with a any further encumbrance of a performing PNC Loan and to give final approval to (x) any determination by the Midland Master Servicer to waive or enforce a due-on-encumbrance clause with respect to any PNC Mortgage Loan that is not a Specially Serviced Loan and (y) any determination by the Midland Master Servicer that the conditions to further encumbrance of such PNC Mortgage Loan described in clause (b)(iii) above have been satisfied; provided, for the avoidance of doubt, that the Special Servicer may approve any further encumbrance of a performing PNC Loan regardless of the initial determination made by the Midland Master Servicer; provided, further, that the Special Servicer shall obtain the consent of the Directing Certificateholder to any such waiver of a due-on-encumbrance clause, to the extent described in Sections 3.30, 3.31, 3.32 or 3.34 hereof, as applicable.

            (c) If the Directing Certificateholder objects in writing to the Midland Master Servicer's or Special Servicer's, as applicable, determination that such conditions have been satisfied, then the Midland Master Servicer or Special Servicer, as applicable, shall not permit transfer, assumption or further encumbrance of such Mortgage Loan or Serviced Whole Loan.

            (d) Nothing in this Section 3.09 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

            (e) In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, neither the Midland Master Servicer nor the Special Servicer shall agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) shall contain any terms that are different from, any term of any Mortgage Loan or Serviced Whole Loan or the related Note, other than pursuant to Section 3.30, 3.31, 3.32 or 3.34 hereof, as applicable.

            (f) With respect to any Mortgage Loan or Serviced Whole Loan which permits release of Mortgaged Properties through defeasance and subject to
Section 3.30(m):

            (i) If such Mortgage Loan or Serviced Whole Loan requires that the applicable Master Servicer (on behalf of the Trustee) purchase the required government securities, then such Master Servicer shall purchase such obligations, at the related Borrower's expense, in accordance with the terms of such Mortgage Loan; provided, that such Master Servicer shall not accept the amounts paid by the related Borrower to effect defeasance until acceptable government securities have been identified.

            (ii) To the extent not inconsistent with such Mortgage Loan or Serviced Whole Loan, the applicable Master Servicer shall require the related Borrower to provide an Opinion of Counsel (which shall be an expense of the related Borrower) to the effect that the Trustee has a first priority perfected security interest in the defeasance collateral (including the government securities) and the assignment of the defeasance collateral is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to each Rating Agency.

            (iii) To the extent not inconsistent with such Mortgage Loan or Serviced Whole Loan, the applicable Master Servicer shall require a certificate at the related Borrower's expense from an Independent certified public accountant certifying to the effect that the government securities will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Whole Loan in compliance with the requirements of the terms of the related Loan Documents.

            (iv) Prior to permitting the release of any Mortgaged Properties and, if applicable, assumption of the Mortgage Loan or Serviced Whole Loan by a successor borrower, to the extent not inconsistent with the related Mortgage Loan or Serviced Whole Loan, the applicable Master Servicer shall obtain, at the related Borrower's expense, written confirmation from each Rating Agency that such release and assumption, if applicable, would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates; provided, however, that (A) such Master Servicer shall not be required to obtain such written confirmation from Moody's unless such Mortgage Loan (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) at the time of such defeasance is (x) one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance greater than $20,000,000 or (z) a Mortgage Loan that represents 5% or more of the Stated Principal Balance of all Mortgage Loans (not including the Villas Parkmerced Non-Pooled Trust Component) and (B) such Master Servicer shall not be required to obtain such written confirmation from S&P with respect to any Mortgage Loan that has a Stated Principal Balance that is equal to or less than $20,000,000 or 5% of the aggregate Stated Principal Balance of all of the Mortgage Loans (not including the Villas Parkmerced Non-Pooled Trust Component) (whichever is less), so long as such Mortgage Loan is not one of the ten largest Mortgage Loans by Stated Principal Balance, if the applicable Master Servicer delivers to the Trustee and S&P a letter or a certificate in the form of Exhibit T attached hereto.

            (v) Prior to permitting release of any Mortgaged Property, if the related Mortgage Loan so requires or permits, and provides for the related Borrower to pay the cost thereof, the applicable Master Servicer shall require an Opinion of Counsel of the related Borrower to the effect that such release will not cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, cause a tax to be imposed on the Trust Fund under the REMIC Provisions or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, Part I of subchapter J of the Code for federal income tax purposes.

            (vi) No defeasance shall occur prior to the second anniversary of the Startup Day of the Trust REMICs.

            (vii) The Trustee shall at the expense of the related Borrower (to the extent permitted by the related Loan Documents) hold the U.S. government obligations as pledgee for the benefit of the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders, and apply payments of principal and interest received on the government obligations to the applicable Collection Account in respect of the defeased Mortgage Loan according to the payment schedule existing immediately prior to the defeasance.

            (viii) The applicable Master Servicer shall, in accordance with the Servicing Standard, enforce provisions in the Mortgage Loans that it is servicing requiring Borrowers to pay all reasonable expenses associated with a defeasance.

            (ix) To the extent not inconsistent with such Mortgage Loan, or to the extent the related Loan Documents provide the lender with discretion, the applicable Master Servicer shall require the Borrower to establish a single purpose entity to act as a successor borrower.

            Section 3.10 Appraisals; Realization Upon Defaulted Mortgage Loans.
(a) Contemporaneously with the earliest of (i) the effective date of any (A) modification of the Maturity Date, a Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term of a Mortgage Loan or Serviced Whole Loan, (B) extension of the Maturity Date of a Mortgage Loan or Serviced Whole Loan as described below in Section 3.30, 3.31,
3.32 or 3.34, as applicable, or (C) consent to the release of any Mortgaged Property from the lien of the related Mortgage other than pursuant to the terms of the related Mortgage Loan or Serviced Whole Loan, (ii) the occurrence of an Appraisal Reduction Event, (iii) a default in the payment of a Balloon Payment for which an extension is not granted pursuant to Section 3.26(g), or (iv) the date on which the Special Servicer, consistent with the Servicing Standard, requests an Updated Valuation, the Special Servicer shall obtain an Updated Valuation or Small Loan Appraisal Estimate (or a letter update for an existing appraisal which is less than two years old), the cost of which shall constitute a Property Advance; provided, however, that the Special Servicer shall not be required to obtain an Updated Valuation pursuant to clauses (i) through (iv) above with respect to any Mortgaged Property for which there exists an Appraisal or Small Loan Appraisal Estimate which is less than twelve months old unless the Special Servicer has actual knowledge of a material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Appraisal or Small Loan Appraisal Estimate. For so long as such Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the Special Servicer shall obtain letter updates to each Updated Valuation annually and prior to the Special Servicer granting extensions beyond one year or any subsequent extension after granting a one year extension with respect to the same Mortgage Loan or Serviced Whole Loan. The Special Servicer will be required to update, on an annual basis, each Small Loan Appraisal Estimate or Updated Appraisal for so long as the related Mortgage Loan or Serviced Whole Loan remains a Specially Serviced Loan. The Special Servicer shall send all such letter updates and Updated Valuations to the applicable Master Servicer, the Rating Agencies, the Controlling Class Representative and the Directing Certificateholder.

            The Special Servicer shall monitor each Specially Serviced Loan, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related Mortgaged Property, initiate corrective action in cooperation with the Borrower if, in the Special Servicer's judgment, cure is likely, and take such other actions (including without limitation, negotiating and accepting a discounted payoff of a Mortgage Loan or Serviced Whole Loan) as are consistent with the Servicing Standard. If, in the Special Servicer's judgment, such corrective action has been unsuccessful, no satisfactory arrangement can be made for collection of delinquent payments, and the Specially Serviced Loan has not been released from the Trust Fund pursuant to any provision hereof, and except as otherwise specifically provided in Sections 3.09(a) and 3.09(b), the Special Servicer may, to the extent consistent with the Asset Status Report (and with the consent of the Directing Certificateholder) and with the Servicing Standard, accelerate such Specially Serviced Loan and commence a foreclosure or other acquisition with respect to the related Mortgaged Property or Properties, provided, that the Special Servicer determines that such acceleration and foreclosure are more likely to produce a greater recovery to Certificateholders and, if applicable, Serviced Companion Loan Noteholders (as a collective whole) on a present value basis (discounting at the related Mortgage Rate) than would a waiver of such default or an extension or modification in accordance with the provisions of
Section 3.30, 3.31, 3.32 or 3.34 hereof, as applicable. The applicable Master Servicer shall or, on an emergency basis, in accordance with Section 3.24(b), the Special Servicer may, pay the costs and expenses in any such proceedings as a Property Advance unless such Master Servicer or Special Servicer, as applicable, determines, in its good faith judgment, that such Property Advance would constitute a Nonrecoverable Advance; provided, however, if the Special Servicer determines that such payment would be in best interests of the Certificateholders (and, in the case of Serviced Whole Loans, Companion Loan Noteholders (as a collective whole)), the Special Servicer shall direct such Master Servicer to make such payment from its Collection Account (or, if applicable, the applicable Serviced Whole Loan Collection Account). The Trustee shall be entitled to conclusively rely upon any determination of the applicable Master Servicer that a Property Advance, if made, would constitute a Nonrecoverable Advance. If the applicable Master Servicer does not make such Property Advance in violation of the second preceding sentence, the Trustee shall make such Property Advance, unless the Trustee determines that such Property Advance would be a Nonrecoverable Advance. The applicable Master Servicer and the Trustee, as applicable, shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to this paragraph to the extent permitted by Section 3.06.

            (b) If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer's Certificate delivered to the Trustee.

            (c) In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, or to its nominee (which shall not include the Special Servicer) or a separate Trustee or co-Trustee on behalf of the Trustee as Holder of the Villas Parkmerced Loan REMIC Regular Interests and the Lower-Tier Regular Interests and the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan or Serviced Whole Loan, as applicable, such Mortgage Loan or Serviced Whole Loan, as applicable, shall (except for purposes of Section 9.01) be considered to be an REO Loan until such time as the related REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such Mortgage Loan or Serviced Companion Loan, as applicable, shall be considered to be an outstanding Mortgage Loan or Serviced Companion Loan, as applicable:

            (i) it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Note shall have been discharged, such Note and, for purposes of determining the Stated Principal Balance thereof, the related amortization schedule in effect at the time of any such acquisition of title shall remain in effect; and

            (ii) subject to Section 1.02(g), Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the related Note(s) in accordance with the terms of such Note(s). In the absence of such terms, Net REO Proceeds shall, subject to Section 1.02(g), be deemed to have been received first, in payment of the accrued interest that remained unpaid on the date that the related REO Property was acquired by the Trust Fund; second, in respect of the delinquent principal installments that remained unpaid on such date; and thereafter, Net REO Proceeds received in any month shall be applied to the payment of installments of principal and accrued interest on such Mortgage Loan or Serviced Companion Loan, as applicable, deemed to be due and payable in accordance with the terms of such Note(s) and such amortization schedule until such principal has been paid in full and then to other amounts due under such Mortgage Loan or Serviced Companion Loan, as applicable. If such Net REO Proceeds exceed the Monthly Payment then payable, the excess shall be treated as a Principal Prepayment received in respect of such Mortgage Loan or Serviced Companion Loan, as applicable.

            (d) Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

            (i) such personal property is incident to real property (within the meaning of Section 856(e)(l) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

            (ii) the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Villas Parkmerced Loan REMIC or Lower-Tier REMIC, as applicable) to the effect that the holding of such personal property by the Villas Parkmerced Loan REMIC or Lower-Tier REMIC, as applicable, will not cause the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (e) Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund; provided that with respect to the Serviced Whole Loan, such expenses shall be allocated first to the related Serviced B Loan and second, to the extent such expense remains unpaid, to the related Mortgage Loan) to the effect that the holding of such partnership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (f) Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, have a receiver of rents appointed with respect to, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund, the Certificateholders or Serviced Companion Loan Noteholders, if applicable, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

            (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

            (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

            In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders and, if applicable, the Serviced Companion Loan Noteholders. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

            (g) The environmental assessment contemplated by Section 3.10(g) shall be prepared within three months (or as soon thereafter as practicable) of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard. Upon the written direction of the Special Servicer and delivery by the Special Servicer to the applicable Master Servicer of pertinent back-up information such Master Servicer shall advance the cost of preparation of such environmental assessments as a Property Advance unless such Master Servicer determines, in its good faith judgment, that such Property Advance would be a Nonrecoverable Advance. The applicable Master Servicer shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06.

            (h) If the Special Servicer determines pursuant to Section 3.10(f)(i) that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(f)(ii) that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund (and with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders), as a collective whole, to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund (and with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders), but only if the Trustee has mailed notice to the Holders of the Regular Certificates and the related Serviced Companion Loan Noteholders of such proposed action, which notice shall be prepared by the Special Servicer, and only if the Trustee does not receive, within 30 days of such notification, instructions from the Holders of Regular Certificates entitled to a majority of the Voting Rights and, with respect to Serviced Whole Loans, the applicable Serviced Companion Loan Noteholders directing the Special Servicer not to take such action. Notwithstanding the foregoing, if the Special Servicer reasonably determines that it is likely that within such 30-day period irreparable environmental harm to such Mortgaged Property would result from the presence of such Hazardous Materials and provides a prior written statement to the Trustee setting forth the basis for such determination, then the Special Servicer may take such action to remedy such condition as may be consistent with the Servicing Standard. None of the Trustee, the applicable Master Servicer or the Special Servicer shall be obligated to take any action or not take any action pursuant to this Section 3.10(i) at the direction of the Certificateholders or with respect to any Serviced Whole Loan, at the direction of the Certificateholders and the related Serviced Companion Loan Noteholders unless the Certificateholders and, with respect to any Serviced Companion Loan, the Serviced Companion Loan Noteholders agree to indemnify the Trustee, the applicable Master Servicer and the Special Servicer with respect to such action or inaction. The applicable Master Servicer shall, or, on an emergency basis, in accordance with Section 3.24(b), the Special Servicer may, advance the cost of any such compliance, containment, clean-up or remediation as a Property Advance unless such Master Servicer or the Special Servicer, as applicable, determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance.

            (i) The Special Servicer shall notify the applicable Master Servicer of any Mortgaged Property which is abandoned or foreclosed that requires reporting to the IRS and shall provide such Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or Serviced Whole Loan which is abandoned or foreclosed and such Master Servicer shall report to the IRS and the related Borrower, in the manner required by applicable law, such information and such Master Servicer shall report, via Form 1099C, all forgiveness of indebtedness to the extent such information has been provided to such Master Servicer by the Special Servicer. The applicable Master Servicer shall deliver a copy of any such report to the Trustee.

            (j) The costs of any Updated Valuation obtained pursuant to this
Section 3.10 shall be paid by the applicable Master Servicer or, on an emergency basis, in accordance with Section 3.24(b), may be paid by the Special Servicer, as applicable, as a Property Advance and shall be reimbursable from the Collection Accounts or, with respect to the Serviced Whole Loans, first, from the applicable Serviced Whole Loan Collection Account and second, to the extent amounts in the Serviced Whole Loan Collection Account are insufficient therefore, from the Collection Accounts in accordance with Section 3.06(b).

            Section 3.11 Trustee to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan or Serviced Whole Loan, or the receipt by the applicable Master Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the applicable Master Servicer shall immediately notify the Trustee or the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the applicable Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, pursuant to Section 3.05 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the related Mortgage File. Any expense incurred in connection with any instrument of satisfaction or deed of reconveyance that is not paid by the related Borrower shall be chargeable to the Trust Fund. Each Master Servicer agrees to use reasonable efforts in accordance with the Servicing Standard to enforce any provision in the relevant Loan Documents that require the Borrower to pay such amounts.

            From time to time upon request of the applicable Master Servicer or Special Servicer and delivery to the Trustee and the Custodian of a Request for Release, the Custodian shall promptly release the Mortgage File (or any portion thereof) designated in such Request for Release to the applicable Master Servicer or Special Servicer, as applicable. Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan or the Serviced Whole Loan into an REO Property, or in the event of a substitution of a Mortgage Loan pursuant to Section 2.03, or receipt by the Trustee and the Custodian of a certificate of a Servicing Officer stating that such Mortgaged Property was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the applicable Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, have been so deposited, or that such Mortgage Loan or Serviced Whole Loan has become an REO Property, or that the applicable Master Servicer has received a Qualifying Substitute Mortgage Loan and the applicable Substitution Shortfall Amount, the Custodian shall deliver a copy of the Request for Release to the applicable Master Servicer or Special Servicer, as applicable.

            Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for Trustee's sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or Trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or Trustee's sale.

            Section 3.12 Servicing Fees, Trustee Fees and Special Servicing Compensation. (a) As compensation for its activities hereunder, each Master Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan that it is servicing. Each Master Servicer's rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of such Master Servicer's responsibilities and obligations under this Agreement. In addition, each Master Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent permitted by applicable law and the related Mortgage Loans and Serviced Companion Loans that it is servicing and the related Co-Lender Agreement, (i) all investment income earned on amounts on deposit in its Collection Account (and with respect to each Serviced Whole Loan, the related Serviced Whole Loan Collection Account) and certain Reserve Accounts (to the extent consistent with the related Loan Documents), (ii) any late payment charges and any Net Default Interest collected by the applicable Master Servicer or the Special Servicer during a Collection Period accrued on any Performing Loan, in each case, remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Performing Loan and any unreimbursed Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees and Liquidation Fees) relating to such Performing Loan incurred during or prior to such Collection Period and, in the case of the Serviced Whole Loans, to the extent allocated to the related Mortgage Loan in the related Co-Lender Agreement, and as further described in
Section 3.12(d), (iii) any amounts collected for checks returned for insufficient funds (with respect to any Performing Loan or Specially Serviced
Loan), loan service transaction fees, demand fees, beneficiary statement charges or similar items (but not including Prepayment or Yield Maintenance Charges) and
(iv) to the extent permitted by applicable law and the related Loan Documents 50% of any Assumption Fees, due-on-sale fees, due-on-encumbrance fees, loan modification fees, extension fees and any similar items relating to any Performing Loan (including any related application fees) for as long as such Mortgage Loan or Serviced Companion Loan is not a Specially Serviced Loan but excluding any Prepayment Premiums or Yield Maintenance Charges, in each case to the extent received and not required to be deposited or retained in its Collection Account or Serviced Whole Loan Collection Account, in each case pursuant to Section 3.05; provided, however, that (A) the applicable Master Servicer shall not be entitled to apply or retain as additional compensation, any late payment charges with respect to any Mortgage Loan or Serviced Companion Loan with respect to which a monetary default or monetary event of default thereunder has occurred and is continuing unless and until such monetary default or monetary event of default has been cured and all delinquent amounts (including any Default Interest not waived) due with respect to such Mortgage Loan or Serviced Companion Loan have been paid and (B) with respect to (i) the Villas Parkmerced Whole Loan, the related Net Default Interest and late payment charges shall be allocated pro rata between the Villas Parkmerced Mortgage Loan and the Villas Parkmerced B Loans in accordance with the terms of the related Co-Lender Agreement and (ii) with respect to the Arrowhead Shopping Center Whole Loans, assumption and similar fees will be allocated pro rata between the Arrowhead Shopping Center Mortgage Loan and the Arrowhead Shopping Center B Loan in accordance with the terms of the related Co-Lender Agreement and default interest will be allocated first (after netting out Property Advances and other Trust Expenses described herein) to the Arrowhead Shopping Center Mortgage Loan and then to the Arrowhead Shopping Center B Loan in accordance with the terms of this Agreement and the related Co-Lender Agreement; provided that such Penalty Charges shall be applied to pay the Advance Interest Amount and Additional Trust Fund Expenses to the extent required by Section 3.12(d). Each Master Servicer shall also be entitled pursuant to, and to the extent provided in, Sections 3.06(b)(viii) or 3.07(b), as applicable, to withdraw from its Collection Account and to receive from any Borrower Accounts (to the extent not payable to the related Borrower under the Mortgage Loan or applicable law), Net Prepayment Interest Excess, if any, that accrue on the Mortgage Loans that it is servicing and any interest or other income earned on deposits therein.

            Notwithstanding anything herein to the contrary, the Midland Master Servicer (and its successors and assigns) shall also be entitled to the Excess Servicing Strip with respect to the Mortgage Loans that it is servicing and may at its option assign or pledge to any third party or retain for itself the Excess Servicing Strip; provided, however, that in the event of any resignation or termination of the Midland Master Servicer, all or any portion of the Excess Servicing Strip may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor Master Servicer (and primary servicer with respect to the Mortgage Loans or Serviced Whole Loans being primarily serviced by the Midland Master Servicer) (which successor may include the Trustee) that meets the requirements of Section 6.4 and that requires market rate servicing compensation that accrues at a per annum rate in excess of 0.005% (0.50 basis points). The Midland Master Servicer (or its successor hereunder, if any) shall pay the Excess Servicing Strip to the holder of the Excess Servicing Strip (i.e., Midland Loan Services, Inc. or any such third party) at such time and to the extent the Midland Master Servicer is entitled to receive payment of its Master Servicing Fees hereunder, notwithstanding any resignation or termination of the Midland Master Servicer hereunder (subject to reduction pursuant to the preceding sentence).

            In the event that the Midland Master Servicer is terminated or resigns as Master Servicer, it (and its successors and assigns) will be entitled to retain the Excess Servicing Strip, except to the extent that any portion of such Excess Servicing Strip is needed (as determined by the Trustee in its discretion) to compensate any replacement Master Servicer for assuming the duties of the Midland Master Servicer under this Agreement.

            As compensation for its activities hereunder on each Distribution Date, the Trustee shall be entitled with respect to each Mortgage Loan to the Trustee Fee, which shall be payable from amounts on deposit in the Lower-Tier Distribution Account. The Trustee shall pay the routine fees of the Certificate Registrar, the Paying Agent and the Authenticating Agent. The Trustee's rights to the Trustee Fee may not be transferred in whole or in part except in connection with the transfer of all of its responsibilities and obligations under this Agreement.

            Except as otherwise provided herein, each Master Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it. Except as otherwise provided herein, the Trustee shall pay all expenses incurred by it in connection with its activities hereunder.

            (b) As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan and REO Loan to the Special Servicing Compensation, which shall be payable from amounts on deposit in the applicable Collection Account as set forth in Section 3.06. The Special Servicer's rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as Special Servicing Compensation, to the extent permitted by applicable law and the related Loan Documents, (i) any late payment charges and any Net Default Interest collected by the applicable Master Servicer or the Special Servicer during a Collection Period accrued on any Specially Serviced Loan remaining after application thereof during such Collection Period (and in the case of the Serviced Whole Loans, as set forth in the related Co-Lender Agreement and
Section 3.12(d) herein) to pay the Advance Interest Amount relating to such Specially Serviced Loan and any unreimbursed Additional Trust Fund Expenses incurred during or prior to such Collection Period (but not NSF check fees and the like, which shall be paid to the applicable Master Servicer) as further described below in this subsection (b), (ii) 50% of any Assumption Fees, due-on-sale fees, due-on-encumbrance fees, loan modification fees, extension fees, and other similar fees relating to any Performing Loan (including any related application fees), excluding any Prepayment Premiums or Yield Maintenance Charges, (iii) any interest or other income earned on deposits in the REO Accounts, and (iv) 100% of any Assumption Fees, due-on-sale fees, due-on-encumbrance fees, loan modification fees, extension fees, loan service transaction fees, demand fees, beneficiary statement charges and other similar fees (including any related application fees) relating to any Specially Serviced Loan or REO Loan; provided, however, that the Special Servicer shall not be entitled to apply or retain as additional compensation, any late payment charges with respect to any Specially Serviced Loan with respect to which a monetary default or monetary event of default thereunder has occurred and is continuing unless and until such monetary default or monetary event of default has been cured and all delinquent amounts (including any Default Interest not waived) due with respect to such Mortgage Loan have been paid.

            Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it.

            (c) In addition, a Workout Fee will be payable to the Special Servicer with respect to each Mortgage Loan or Serviced Companion Loan (other than with respect to the Arrowhead Shopping Center B Loan) that ceases to be a Specially Serviced Loan pursuant to the definition thereof. As to each such Mortgage Loan or Serviced Companion Loan (other than the Arrowhead Shopping Center B Loan), the Workout Fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments and payments at maturity) received on such Mortgage Loan or Serviced Companion Loan (other than with respect to the Arrowhead Shopping Center B Loan) for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any such Mortgage Loan or Serviced Companion Loan will cease to be payable if such loan again becomes a Specially Serviced Loan or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Companion Loan (other than the Arrowhead Shopping Center B Loan) again ceases to be a Specially Serviced Loan. If the Special Servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it shall retain the right to receive any and all Workout Fees payable with respect to the Mortgage Loans or the Serviced Whole Loans that cease to be a Specially Serviced Loan during the period that it had responsibility for servicing this Specially Serviced Loan and that had ceased being Specially Serviced Loans (or for any Specially Serviced Loan that had not yet become a Corrected Mortgage Loan because as of the time that the Special Servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Mortgage Loan) at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence. Notwithstanding anything else in this Agreement to the contrary, the Special Servicer shall first use commercially reasonable efforts to collect any Workout Fees payable with respect to the Villas Parkmerced Mortgage Loan from the related Borrower pursuant to Section 14.4 of the related Mortgage Loan Agreement prior to seeking such Workout Fees from amounts received by the Trust; provided, however, that nothing in this provision shall be deemed to limit the Special Servicer's right to recover (i) any modification fees or similar amounts payable by the Borrower in connection with any workout (and to the extent the Special Servicer does recover any such modification fees from the Borrower, such modification fees shall not reduce the amout of the Workout Fee due to the Special Servicer under this Agreement) and (ii) such Workout Fees in the manner otherwise provided for in this Agreement if at any time the Special Servicer determines that such Workout Fees are not recoverable from the related Borrower.

            A Liquidation Fee will be payable to the Special Servicer with respect to each Mortgage Loan repurchased by a Mortgage Loan Seller after the applicable time period (including any applicable extension thereof) in Section 2.03(d) or Specially Serviced Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the Special Servicer recovered any Liquidation Proceeds. As to each such Mortgage Loan repurchased by a Mortgage Loan Seller after the applicable time period (including any applicable extension thereof) in Section 2.03(d) or Specially Serviced Loan and REO Property, the Liquidation Fee will be payable from the related payment or proceeds. Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with (i) the purchase of any Defaulted Mortgage Loan by the Special Servicer or the Controlling Class Representative or any of their Affiliates, (ii) the purchase of all of the Mortgage Loans and REO Properties by the applicable Master Servicer, the Special Servicer or the Controlling Class Representative in connection with the termination of the Trust Fund or the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder pursuant to Section 9.01, (iii) a repurchase of a Mortgage Loan by a Mortgage Loan Seller pursuant to Section 2.03(d) prior to the expiration of the time periods (including any applicable extension thereof) set forth therein, (iv) in the case of the Villas Parkmerced Mortgage Loan, the purchase of the related Mortgage Loan by the holder of a related B Loan pursuant to the related Co-Lender Agreement, except to the extent the related Co-Lender Agreement requires the purchaser to pay such fee or the purchase by Class VPM Certificateholder of the Villas Parkmerced Mortgage Loan pursuant to Section 3.18(m) unless such purchase is more than 90 days following the date such Certificateholder could first exercise such purchase option; (v) in the case of any Arrowhead Shopping Center Mortgage Loan, the purchase of such Mortgage Loan by the holder of the related B Loan pursuant to the related Co-Lender Agreement;
(vi) in the case of any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, the purchase of the related Mortgage Loan by a mezzanine lender, to the extent permitted by the related mezzanine intercreditor agreement, unless the related mezzanine intercreditor agreement or other related agreements require the purchaser to pay such Liquidation Fee or similar fee, or (vii) a Loss of Value Payment by a Mortgage Loan Seller. With respect to any future mezzanine debt, to the extent not prohibited by the Mortgage Loan Documents, the applicable Master Servicer or Special Servicer, as applicable, shall require that the related mezzanine intercreditor agreement provide that in the event of a purchase of a Mortgage Loan by the related mezzanine lender on a date that is more than 90 days following the date that the related option becomes exercisable, such mezzanine lender shall be required to pay a Liquidation Fee equal to the amount that the Special Servicer would otherwise be entitled to under this Agreement with respect to a liquidation of such Mortgage Loan (provided, however, that such Liquidation Fee shall in all circumstances be payable by the related mezzanine lender and shall not, under any circumstance, by payable out of the Trust). If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or any Specially Serviced Loan. In the event that (i) the Special Servicer has been terminated, and (ii) either prior or subsequent to such termination, either (A) a Specially Serviced Loan was liquidated or modified pursuant to an action plan submitted by the initial Special Servicer and approved (or deemed approved) by the Directing Certificateholder, or (B) a Specially Serviced Loan being monitored by the Special Servicer subsequently became a Corrected Mortgage Loan, then in either such event the Special Servicer shall be paid the related Workout Fee or Liquidation Fee, as applicable.

            The Special Servicer will also be entitled to additional fees in the form of Penalty Charges on Specially Serviced Loans it is responsible for servicing hereunder that accrued during such time as such Mortgage Loan or Serviced Companion Loan was a Specially Serviced Loan, but only to the extent actually paid by the related Borrower and to the extent that all amounts then due and payable with respect to the related Mortgage Loan or Serviced Companion Loan (including interest on Advances) have been paid and are not needed to first, (x) reimburse the Trust Fund for Additional Trust Fund Expenses paid in connection therewith during or prior to the Collection Period in which such Penalty Charges were collected and (y) reimburse Advance Interest Amounts paid to the Master Servicers, Trustee or Special Servicer, as applicable, that accrued with respect to the related Mortgage Loan or Serviced Companion Loan during the Collection Period in which such Penalty Charges were collected; provided, that with respect to a Serviced Companion Loan, Penalty Charges with respect to such Serviced Companion Loan shall be paid to the holder of such Serviced Companion Loan as allocated in the related Co-Lender Agreement. The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its sub-servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the Collection Account or if a Serviced Whole Loan is involved, the applicable Serviced Whole Loan Collection Account or the applicable REO Account or as a Property Advance, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            (d) In determining the compensation of the applicable Master Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan (other than with respect to a Serviced Whole Loan, with regard to which Penalty Charges shall be allocated as set forth in the related Co-Lender Agreement) during the related Collection Period shall be applied (as between Default Interest and late payment changes, in the priority set forth in the definition of "Advance Interest Amount") to reimburse (i) the applicable Master Servicer, the Special Servicer or the Trustee for interest on Advances with respect to such Mortgage Loan that accrued in the period that such Penalty Charges were collected, (ii) the Trust Fund for all interest on Advances with respect to such Mortgage Loan or Serviced Whole Loan previously paid to the applicable Master Servicer, the Special Servicer or the Trustee pursuant to
Section 3.06(b)(vi) and (iii) the Trust Fund for any Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan paid in the Collection Period that such Penalty Charges were collected and not previously paid out of Penalty Charges, and any Penalty Charges remaining thereafter shall be distributed pro rata to the applicable Master Servicer and the Special Servicer based upon the amount of Penalty Charges the applicable Master Servicer or the Special Servicer would otherwise have been entitled to receive during such period with respect to such Mortgage Loan without any such application. For the avoidance of doubt, the portion of Penalty Charges allocated to a Mortgage Loan that is part of a Whole Loan (in accordance with the applicable Co-Lender Agreement) shall be allocated in accordance with clauses (i), (ii) and (iii) above.

            (e) [Reserved.]

            (f) Each Master Servicer, the Special Servicer and the Trustee shall be entitled to reimbursement from the Trust Fund (and, in the case of any Serviced Whole Loans, subject to the related Co-Lender Agreement, from the related Serviced B Loan Noteholders) for the costs and expenses incurred by them in the performance of their duties under this Agreement which are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations
Section 1.860G-1(b)(3)(iii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Updated Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(b)(xviii). All such costs and expenses shall be treated as costs and expenses of the Villas Parkmerced Loan REMIC in the case of the Villas Parkmerced Loan REMIC and otherwise of the Lower-Tier REMIC, and if not attributable to a specific Mortgage Loan or Serviced Whole Loan, shall be allocated to the Villas Parkmerced Loan REMIC or Lower-Tier REMIC, as applicable, and, if applicable, the related Serviced Whole Loans.

            (g) No provision of this Agreement or of the Certificates shall require a Master Servicer, the Special Servicer or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of such Master Servicer, Special Servicer or Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans, or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

            If a Master Servicer, the Special Servicer or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would, in such Master Servicer's, the Special Servicer's or the Trustee's good faith business judgment require the assistance of Independent legal counsel or other consultant to such Master Servicer, the Special Servicer or the Trustee, the cost of which would not be an expense of the Trust Fund or any Serviced Companion Loan Noteholder hereunder, then such Master Servicer, the Special Servicer or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless such Borrower, such Certificateholder, or such other Person, as applicable, makes arrangements for the payment of such Master Servicer's, the Special Servicer's or the Trustee's expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to such Master Servicer, the Special Servicer or the Trustee, as the case may be, in its sole discretion. Unless such arrangements have been made, each Master Servicer, the Special Servicer or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

            Section 3.13 Reports to the Trustee; Collection Account Statements.
(a) Each Master Servicer shall deliver to the Trustee no later than 1:00 p.m. (New York City time) one Business Day prior to the Servicer Remittance Date prior to each Distribution Date, the CMSA Loan Periodic Update File with respect to all of the Mortgage Loans that it is servicing for the related Distribution Date (which shall include, without limitation, the amount of Available Funds and Class VPM Available Funds with respect to all of the Mortgage Loans (other than the Villas Parkmerced Non-Pooled Trust Component) or the Villas Parkmerced Non-Pooled Trust Component, as applicable, and with respect to each Loan Group, to the extent applicable) including information therein that states the anticipated P&I Advances for the related Distribution Date. Each Master Servicer's responsibilities under this Section 3.13(a) with respect to REO Loans shall be subject to the satisfaction of the Special Servicer's obligations under
Section 3.26.

            (b) For so long as a Master Servicer makes deposits into or credits to and withdrawals or debits from its Collection Account or any Serviced Whole Loan Collection Account, not later than 15 days after each Distribution Date, such Master Servicer shall forward to the Trustee a statement prepared by such Master Servicer setting forth the status of each of its Collection Account and each Serviced Whole Loan Collection Account as of the close of business on the last Business Day of the prior month and showing the aggregate amount of deposits into and withdrawals from its Collection Account and each Serviced Whole Loan Collection Account of each category of deposit (or credit) specified in Section 3.05 and each category of withdrawal (or debit) specified in Section
3.06 for the related Collection Period, in each case for the Mortgage Loans. The Trustee and its agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of each Master Servicer solely relating to the Mortgage Loans and the performance of its duties hereunder.

            (c) Beginning in May 2006, no later than 4:00 p.m. (New York City time) on each Servicer Remittance Date, each Master Servicer shall deliver or cause to be delivered to the Trustee the following reports (in electronic form) with respect to the Mortgage Loans that it is servicing (and, if applicable, the related REO Properties), providing the required information as of the immediately preceding Determination Date: (i) to the extent such Master Servicer has received the most recent CMSA Special Servicer Loan File from the Special Servicer at the time required, the most recent Delinquent Loan Status Report, Historical Liquidation Report, Historical Loan Modification and Corrected Mortgage Loan Report, CMSA Loan Setup File (with respect to the first Distribution Date) and REO Status Report received from such Special Servicer,
(ii) the most recent CMSA Property File, CMSA Financial File, Comparative Financial Status Report and the Loan Level Reserve/LOC Report (in each case incorporating the data required to be included in the CMSA Special Servicer Loan
File), (iii) the Watch List with information that is current as of such Determination Date and (iv) the Advance Recovery Report.

            The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the applicable Master Servicer at least four Business Days prior to the related Servicer Remittance Date in the form required by Section 3.13(f) or shall be provided by means of such reports so delivered by the Special Servicer to the applicable Master Servicer in the form so required. In the absence of manifest error, the applicable Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and the Trustee shall be entitled to conclusively rely upon the applicable Master Servicer's reports and the Special Servicer's reports without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

            (d) The Master Servicers shall each deliver or cause to be delivered to the Trustee, the Underwriters and to any Rating Agency, the following materials, in each case to the extent that such materials or the information on which they are based have been received by such Master Servicer with respect to the Mortgage Loans that such Master Servicer is servicing:

            (i) At least annually, on or before June 30 of each year, beginning with June 30, 2007, with respect to each Mortgage Loan and REO Loan (to the extent prepared by and received from the Special Servicer (in written format or in electronic media) in the case of any Specially Serviced Loan or REO Loan), an Operating Statement Analysis Report for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (initially, year-end 2006), together with copies of the related operating statements and rent rolls (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent requested by the Special Servicer) for the current trailing 12 months, if available, or year-to-date. The Master Servicers (or the Special Servicer in the case of Specially Serviced Loans and REO Properties) shall use commercially reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls, which efforts shall include a letter sent to the related Borrower (followed up with telephone calls), requesting such annual and other periodic operating statements and related rent rolls until they are received to the extent such action is consistent with applicable law and the terms of the Mortgage Loans. Upon receipt of such annual and other periodic operating statements (including year-to-date statements) and related rent rolls and the applicable Master Servicer shall promptly update the Operating Statement Analysis Report.

            (ii) Within 45 days after receipt by the applicable Master Servicer (or within 60 days of receipt by the Special Servicer in the case of a Specially Serviced Loan or REO Property) of any annual year-end operating statements with respect to any Mortgaged Property or REO Property (to the extent prepared by and received from the Special Servicer in the case of any Specially Serviced Loan or REO Property), an NOI Adjustment Worksheet for such Mortgaged Property (with the annual year-end operating statements attached thereto as an exhibit). The applicable Master Servicer will use the "Normalized" column from the NOI Adjustment Worksheet to update the full year-end data on any Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property (other than any Mortgaged Property which is REO Property or constitutes security for a Specially Serviced Loan) to update the Operating Statement Analysis Report for such Mortgaged Property.

            Each Master Servicer shall maintain one Operating Statement Analysis Report for each Mortgaged Property and REO Property (to the extent prepared by and received from the Special Servicer in the case of any REO Property or any Mortgaged Property constituting security for a Specially Serviced Loan) relating to a Mortgage Loan that it is servicing. The Operating Statement Analysis Report for each Mortgaged Property (other than any such Mortgaged Property which is an REO Property or constitutes security for a Specially Serviced Loan) is to be updated with trailing 12-month information, as available (commencing with the quarter ending December 31, 2006), or year-to-date information until 12-month trailing information is available by the applicable Master Servicer and such updated report shall be delivered to the Trustee in the calendar month following receipt by the applicable Master Servicer of such updated trailing or year-to-date operating statements and related rent rolls for such Mortgaged Property.

            The Special Servicer will be required pursuant to Section 3.13(g) to deliver to the applicable Master Servicer the information required of it pursuant to this Section 3.13(d) with respect to Specially Serviced Loans and REO Loans commencing in May 2006, in addition to within 45 days after its receipt of any operating statement and related rent rolls for any related Mortgaged Property or REO Property.

            (e) In connection with their servicing of the Mortgage Loans, the applicable Master Servicer and the Special Servicer shall provide to each other and to the Trustee, written notice of any event that comes to their knowledge with respect to a Mortgage Loan or REO Property that the applicable Master Servicer or the Special Servicer, respectively, determines, in accordance with the Servicing Standard, would have a material adverse effect on such Mortgage Loan or REO Property, which notice shall include an explanation as to the reason for such material adverse effect.

            (f) At least four Business Days prior to each Servicer Remittance Date, the Special Servicer shall deliver, or cause to be delivered, to the Master Servicers and, upon the request of any of the Trustee, the Depositor, the Controlling Class, the Class VPM Controlling Holder (with respect to the Villas Parkmerced Whole Loan) or any Rating Agency, to such requesting party, the CMSA Specially Serviced Loan File with respect to the Specially Serviced Loans (and, if applicable, the related REO Properties), providing the required information as of the Determination Date (or, upon the reasonable request of any Master Servicer, data files in a form acceptable to such Master Servicer), which CMSA Specially Serviced Loan File shall include data, to enable the applicable Master Servicer to produce the following CMSA Supplement Reports: (i) a Delinquent Loan Status Report; (ii) an Historical Liquidation Report; (iii) an Historical Loan Modification and corrected Mortgage Loan Report; (iv) an REO Status Report; (v) Comparative Financial Status Reports; (vi) CMSA Loan Periodic Update File; (vii) a CMSA Property File; (viii) a CMSA Financial File; (ix) a NOI Adjustment Worksheet; (x) an Operating Statement Analysis Report; and (xi) the Advance Recovery Report. Such reports or data shall be presented in writing and on a computer readable magnetic medium or other electronic format acceptable to the applicable Master Servicer.

            (g) The Special Servicer shall deliver or cause to be delivered to the applicable Master Servicer and, upon the request of any of the Trustee, the Depositor, the Class VPM Controlling Holder (with respect to the Villas Parkmerced Whole Loan), the Controlling Class or any Rating Agency, to such requesting party, without charge, the following materials for Specially Serviced Loans, in each case to the extent that such materials or the information on which they are based have been received by the Special Servicer:

            (i) At least annually, on or before June 1 of each year, commencing with 2007, with respect to each Specially Serviced Loan and REO Loan, an Operating Statement Analysis Report for the related Mortgaged Property or REO Property as of the end of the preceding calendar year, together with copies of the operating statements and rent rolls for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide, such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent requested by the Special Servicer) and for the current trailing 12 months, if available, or year-to-date. The Special Servicer shall use its best reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls with respect to each Mortgaged Property constituting security for a Specially Serviced Loan and each REO Property, which efforts shall include a letter sent to the related Borrower or other appropriate party each quarter (followed up with telephone calls) requesting such annual and other periodic operating statements and rent rolls until they are received.

            (ii) Within 45 days of receipt by the Special Servicer of any annual operating statements with respect to any Mortgaged Property relating to a Specially Serviced Loan, an NOI Adjustment Worksheet for such Mortgaged Property or REO Property (with the annual operating statements attached thereto as an exhibit); provided, however, that, with the consent of the applicable Master Servicer, the Special Servicer may instead provide data files in a form acceptable to such Master Servicer. The Special Servicer will use the "Normalized" column from the NOI Adjustment Worksheet to update the full year-end data on any Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property which is an REO Property or constitutes security for a Specially Serviced Loan to update the Operating Statement Analysis Report for such Mortgaged Property.

            The Special Servicer shall maintain one Operating Statement Analysis Report for each Mortgaged Property securing a Specially Serviced Loan and REO Property. The Operating Statement Analysis Report for each Mortgaged Property which constitutes security for a Specially Serviced Loan or is an REO Property is to be updated by the Special Servicer and such updated report delivered to the applicable Master Servicer within 45 days after receipt by the Special Servicer of updated operating statements for each such Mortgaged Property; provided, however, that, with the consent of the applicable Master Servicer, the Special Servicer may instead provide data files in a form acceptable to such Master Servicer. The Special Servicer shall provide each such report to the applicable Master Servicer in the then applicable CMSA format.

            (h) The Trustee shall be entitled to rely conclusively on and shall not be responsible for the content or accuracy of any information provided to it by the applicable Master Servicer or the Special Servicer pursuant to this Agreement.

            Section 3.14 [Reserved].

            Section 3.15 [Reserved].

            Section 3.16 Access to Certain Documentation. The applicable Master Servicer and Special Servicer shall provide to any Certificateholders and the Serviced Companion Loan Noteholders that are federally insured financial institutions, the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder or Serviced Companion Loan Noteholder is subject, access to the documentation regarding the Mortgage Loans or the Serviced Whole Loans, as applicable, that it is servicing required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable written request and during normal business hours at the offices of the applicable Master Servicer or Special Servicer. In addition, upon reasonable prior written notice to the applicable Master Servicer or the Special Servicer, as the case may be, the Depositor or their accountants or other representatives shall have access to review the documents, correspondence and records of such Master Servicer or the Special Servicer, as the case may be, as they relate to a Mortgaged Property and any REO Property during normal business hours at the offices of such Master Servicer or the Special Servicer, as the case may be. Nothing in this Section
3.16 shall detract from the obligation of the applicable Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Borrowers, and the failure of the applicable Master Servicer and Special Servicer to provide access as provided in this
Section 3.16 as a result of such obligation shall not constitute a breach of this Section 3.16.

            In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder, Serviced Companion Loan Noteholder or any regulatory authority that may exercise authority over a Certificateholder or Serviced Companion Loan Noteholder, the applicable Master Servicer and the Special Servicer may each require payment from such Certificateholder or Serviced Companion Loan Noteholder (to the extent permitted in the related Co-Lender Agreement) of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available under applicable law. In connection with providing Certificateholders access to the information described in the preceding paragraph the applicable Master Servicer and the Special Servicer may require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to such Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book Entry Certificates and will keep such information confidential.

            Upon the reasonable request of any Certificateholder identified to the applicable Master Servicer to such Master Servicer's reasonable satisfaction, such Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder) copies of any operating statements, rent rolls and financial statements obtained by such Master Servicer or the Special Servicer; provided that, in connection therewith, the applicable Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the applicable Master Servicer or Special Servicer, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book Entry Certificates and will keep such information confidential.

            Section 3.17 Title and Management of REO Properties and REO Accounts. (a) In the event that title to any Mortgaged Property is acquired for the benefit of Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trustee, or its nominee (which shall not include either Master Servicer), or a separate Trustee or co-Trustee, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders). The Special Servicer, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders), shall dispose of any REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) the Special Servicer on behalf of the Villas Parkmerced Loan REMIC or the Lower-Tier REMIC, as applicable, has applied for an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell such REO Property within the applicable extension period or (ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund; provided that with respect to the Villas Parkmerced Whole Loan, such expenses shall be allocated first to the Class VPM Certificates (and corresponding Class VPM Lower-Tier Regular Interests and the Villas Parkmerced Loan REMIC Regular Interests (other than the Class VPM-P Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the Villas Parkmerced Pooled Trust Component), addressed to the Special Servicer and the Trustee, to the effect that the holding by the Trust Fund of such REO Property for an additional specified period will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel. The Special Servicer, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders), shall dispose of any REO Property held by the Trust Fund prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.18 hereof. The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a)).

            (b) The Special Servicer shall have full power and authority, subject only to the Servicing Standard and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders and, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such REO Property any "net income from foreclosure property," within the meanings of Section 860G(c) of the Code, which is subject to tax under the REMIC Provisions, only if it has determined, and has so advised the Trustee in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) than an alternative method of operation or rental of such REO Property that would not be subject to such a tax.

            The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an "REO Account"), each of which shall be an Eligible Account and shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass-Through Certificates REO Account." With respect to an REO Property securing a Serviced Whole Loan, the Special Servicer shall establish an REO Account solely with respect to such property (each such account, a "Serviced Whole Loan REO Account"), each of which shall be an Eligible Account and shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass-Through Certificates and the related Serviced Companion Loan Noteholders REO Account," to be held for the benefit of the Certificateholders and the related Serviced Companion Loan Noteholders. The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account or a Serviced Whole Loan REO Account to the extent provided in Section 3.07(b). The Special Servicer shall deposit or cause to be deposited REO Proceeds in the REO Account or the applicable Serviced Whole Loan REO Account within one Business Day after receipt of such REO Proceeds, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

            (i) all insurance premiums due and payable in respect of any REO Property;

            (ii) all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

            (iii) all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property including, if applicable, the payments of any ground rents in respect of such REO Property; and

            (iv) any taxes imposed on the Villas Parkmerced Loan REMIC or the Lower-Tier REMIC, as applicable, in respect of net income from foreclosure property in accordance with Section 4.05; provided that with respect to the Villas Parkmerced Whole Loan, such expenses shall be allocated first to the Class VPM Certificates (and corresponding Class VPM Lower-Tier Regular Interests and the Villas Parkmerced Loan REMIC Regular Interests (other than the Class VPM-P Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the Villas Parkmerced Pooled Trust Component.

            To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above, the applicable Master Servicer shall or, on an emergency basis, in accordance with Section 3.24(b), the Special Servicer may, make such Advance unless such Master Servicer or the Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that such Property Advance would constitute a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the applicable Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.24(d)) and if such Master Servicer does not make any such Advance, the Trustee, to the extent the Trustee has actual knowledge of such Master Servicer's failure to make such Advance, shall make such Advance, unless in each case, the Special Servicer, the applicable Master Servicer or the Trustee, as applicable, determines that such Advance would be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Special Servicer or the applicable Master Servicer, as applicable, that an Advance, if made, would be a Nonrecoverable Advance. The Trustee, when making an independent determination whether or not a proposed Advance would be a Nonrecoverable Advance, shall be subject to the standards applicable to the applicable Master Servicer hereunder. The Special Servicer, applicable Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent permitted by Section 3.06. The Special Servicer shall withdraw from each REO Account or Serviced Whole Loan REO Account, as applicable, and remit to the applicable Master Servicer for deposit into its Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, on a monthly basis prior to or on the related Due Date the Net REO Proceeds received or collected from each REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account or Serviced Whole Loan REO Account, as applicable, reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

            Notwithstanding the foregoing, the Special Servicer shall not:

            (i) permit any New Lease to be entered into, renewed or extended, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

            (ii) permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

            (iii) authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

            (iv) Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer and the Trustee (which opinion shall be an expense of the Trust Fund; provided that with respect to the Villas Parkmerced Whole Loan, such expenses shall be allocated first to the Class VPM Certificates (and corresponding Class VPM Lower-Tier Regular Interests and the Villas Parkmerced Loan REMIC Regular Interests (other than the Class VPM-P Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the Villas Parkmerced Pooled Trust Component) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

            The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of the Serviced Whole Loans, first of the related Serviced B Loan Noteholder, if any, and second, to the extent such expense remains unpaid, the Mortgage Loan) and payable out of REO Proceeds, for the operation and management of any REO Property, within 90 days of the Trust Fund's acquisition thereof (unless the Special Servicer shall have provided the Trustee with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Code
Section 860G(a)(8)) (which opinion shall be an expense of the Trust Fund; provided that with respect to the Villas Parkmerced Whole Loan, such expenses shall be allocated first to the Class VPM Certificates (and corresponding Class VPM Lower-Tier Regular Interests and the Villas Parkmerced Loan REMIC Regular Interests (other than the Class VPM-P Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the Villas Parkmerced Pooled Trust Component), provided that:

            (i) the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

            (ii) any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than 30 days following the receipt thereof by such Independent Contractor;

            (iii) none of the provisions of this Section 3.17(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund, the Trustee on behalf of the Certificateholders or, in the case of a Serviced Whole Loan, the related Serviced B Loan Noteholders, with respect to the operation and management of any such REO Property; and

            (iv) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

            The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

            (c) Promptly following any acquisition by the Special Servicer of an REO Property on behalf of the Trust Fund, the Special Servicer shall notify the applicable Master Servicer thereof, and, upon receipt of such notice, the Special Servicer shall obtain an Updated Valuation thereof, but only in the event that any Updated Valuation with respect thereto is more than 12 months old and the Special Servicer has no actual knowledge of any material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Updated Appraisal, in order to determine the fair market value of such REO Property and shall notify the Depositor and the applicable Master Servicer and with respect to a Serviced Whole Loan, the holder of the related B Loan, if any, of the results of such Appraisal. Any such Appraisal shall be conducted in accordance with Appraisal Institute standards and the cost thereof shall be an expense of the Trust Fund (allocated, to the Principal Balance Certificates in reverse-sequential order) and, in the case of the Serviced Whole Loans, first to the related Serviced B Loan Noteholders, if any, and second, to the extent such cost remains unpaid, to the Mortgage Loan; provided that with respect to the Villas Parkmerced Whole Loan, such expenses shall be allocated first to the Class VPM Certificates (and corresponding Class VPM Lower-Tier Regular Interests and the Villas Parkmerced Loan REMIC Regular Interests (other than the Class VPM-P Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the Villas Parkmerced Pooled Trust Component). The Special Servicer shall obtain a new Updated Valuation or a letter update every 12 months thereafter until the REO Property is sold.

            (d) When and as necessary, the Special Servicer shall send to the Trustee a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(a) and 3.17(b).

            (e) Upon the disposition of any REO Property in accordance with this
Section 3.17, the Special Servicer shall calculate the Excess Liquidation Proceeds allocable to a Mortgage Loan or the applicable Serviced Whole Loan, if any, realized in connection with such sale.

            Section 3.18 Sale of Specially Serviced Loans and REO Properties.
(a) Each of the Controlling Class Representative and the Special Servicer (in that order) may sell or purchase, or permit the sale or purchase of, a Mortgage Loan only on the terms and subject to the conditions set forth in this Section
3.18 or as otherwise expressly provided in or contemplated by Section 2.03(d) and Section 9.01 or in an applicable Co-Lender Agreement.

            (b) Within 60 days after a Mortgage Loan becomes a Defaulted Mortgage Loan (or, in the case of a Balloon Loan, if a payment default shall have occurred with respect to the related Balloon Payment, then after a Servicing Transfer Event shall have occurred with respect to such Balloon Payment default), the Special Servicer shall determine the fair value of such Mortgage Loan in accordance with the Servicing Standard; provided, however, that such determination shall be made without taking into account any effect the restrictions on the sale of such Mortgage Loan contained herein may have on the value of such Defaulted Mortgage Loan; provided, further, that if the Special Servicer is then in the process of obtaining a new Appraisal with respect to the related Mortgaged Property, the Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within 30 days) after its receipt of such new Appraisal. The Special Servicer shall recalculate, from time to time, but not less often than every 90 days, its determination of the fair value of a Defaulted Mortgage Loan based upon changed circumstances, new information or otherwise, in accordance with the Servicing Standard. The Special Servicer shall notify the Trustee, the applicable Master Servicer, each Rating Agency and the Controlling Class Representative (and with respect to the Serviced Whole Loans, the Directing Certificateholder and each Serviced Companion Loan Noteholder or if such Serviced Companion Loan has been securitized, the applicable Serviced Companion Loan Trustee (who shall promptly notify, in writing, the Directing Certificateholder (as defined in the related Serviced Companion Loan Securitization Agreement) of that securitization or an analogous party) promptly upon its fair value determination and any adjustment thereto. In determining the fair value of any Defaulted Mortgage Loan, the Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Mortgage Loan or Serviced Whole Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recovery from the Mortgage Loan if the Special Servicer were to pursue a workout strategy, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in the most recent related Appraisal. Furthermore, the Special Servicer may consider available objective third party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Special Servicer may, to the extent it is reasonable to do so in accordance with the Servicing Standard, conclusively rely on any opinions or reports of qualified Independent experts in real estate or commercial mortgage loan matters with at least five years' experience in valuing or investing in loans similar to the subject Specially Serviced Loan, selected with reasonable care by the Special Servicer, in making such determination. All reasonable costs and expenses incurred by the Special Servicer pursuant to this
Section 3.18(b) shall constitute, and be reimbursable as, Property Advances. The other parties to this Agreement shall cooperate with all reasonable requests for information made by the Special Servicer in order to allow the Special Servicer to perform its duties pursuant to this Section 3.18(b).

            (c) Subject to the terms set forth in Section 2.03 and with respect to any Whole Loan, subject to the purchase option of the related B Loan holder in accordance with the related Co-Lender Agreement, if any, and subject to any purchase option that a mezzanine lender may have in accordance with the related mezzanine intercreditor agreement, in the event a Mortgage Loan becomes a Defaulted Mortgage Loan, the Controlling Class Representative and the Special Servicer (but only if the Controlling Class Representative or the Special Servicer, as applicable, is not an affiliate of the related Mortgage Loan Seller) (in that order) shall have an assignable option (a "Purchase Option") to purchase such Defaulted Mortgage Loan (but not any Serviced Companion Loan) from the Trust Fund at a price (the "Option Price") equal to (i) the Repurchase Price, if the Special Servicer has not yet determined the fair value of the Defaulted Mortgage Loan, or (ii) the fair value of the Defaulted Mortgage Loan as determined by the Special Servicer in the manner described in Section 3.18(b) and in accordance with the Servicing Standard, if the Special Servicer has made such fair value determination. Any holder of a Purchase Option may sell, transfer, assign or otherwise convey its Purchase Option with respect to any Defaulted Mortgage Loan to any party (other than a Person whose purchase of such Defaulted Loan would violate the terms of any related Co-Lender Agreement or mezzanine intercreditor agreement) at any time after the related Mortgage Loan becomes a Defaulted Mortgage Loan. The transferor of any Purchase Option shall notify the Trustee, the Special Servicer and the Master Servicers of such transfer and such notice shall include the transferee's name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee. Notwithstanding the foregoing, the Controlling Class Representative shall have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by the Special Servicer; provided, however, if the Purchase Option is not exercised by the Controlling Class Representative or any assignee thereof within 60 days of a Mortgage Loan becoming a Defaulted Mortgage Loan, then the Special Servicer shall have the right to exercise its Purchase Option prior to any exercise by the Controlling Class Representative and the Special Servicer or its assignee may exercise such Purchase Option at any time during the 15-day period immediately following the expiration of such 60-day period. Following the expiration of such 15-day period, the Controlling Class Representative shall again have the exclusive right to exercise the Purchase Option. If not exercised earlier, the Purchase Option with respect to any Defaulted Mortgage Loan will automatically terminate
(i) once the related Defaulted Mortgage Loan is no longer a Defaulted Mortgage Loan; provided, however, that if such Mortgage Loan subsequently becomes a Defaulted Mortgage Loan, the related Purchase Option shall again be exercisable after a new fair value calculation is made pursuant to clause (b) above, (ii) upon the acquisition, by or on behalf of the Trust Fund, of title to the related Mortgaged Property through foreclosure or deed in lieu of foreclosure, (iii) the modification or pay-off, in full or at a discount, of such Defaulted Mortgage Loan in connection with a workout, (iv) upon a repurchase of a Defaulted Mortgage Loan by the applicable Mortgage Loan Seller due to the Mortgage Loan Seller's breach of a representation or document defect with respect to such Defaulted Mortgage Loan and (v) the purchase of any B Loan holder or mezzanine lender in accordance with the related Co-Lender Agreement, or mezzanine intercreditor agreement, as applicable.

            (d) Upon receipt of notice from the Special Servicer indicating that a Mortgage Loan has become a Defaulted Mortgage Loan, the holder (whether the original grantee of such option or any subsequent transferee) of the Purchase Option may exercise the Purchase Option by providing the applicable Master Servicer, the Special Servicer and the Trustee at least five days prior written notice thereof (the "Purchase Option Notice"), in the form of Exhibit N attached hereto, which notice shall identify the Person that, on its own or through an Affiliate, will acquire the related Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 3.18(c). The exercise of any Purchase Option pursuant to this clause (d) shall be irrevocable.

            (e) If the Special Servicer or, if the Controlling Class Representative is an affiliate of the Special Servicer, the Controlling Class Representative or any of their respective Affiliates is identified in the Purchase Option Notice as the Person expected to acquire the related Mortgage Loan, the applicable Master Servicer shall determine (or, if the Special Servicer has made such determination, shall confirm) the fair value and must retain an appraiser or other Independent third party (either of whom must be an MAI) (at the expense of the Trust Fund; provided that with respect to the Villas Parkmerced Whole Loan, such expenses shall be allocated first to the Class VPM Certificates (and corresponding Class VPM Lower-Tier Regular Interests and the Villas Parkmerced Loan REMIC Regular Interests (other than the Class VPM-P Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the Villas Parkmerced Pooled Trust Component), that the applicable Master Servicer reasonably believes has the requisite experience to assist it to determine the fair value (such person, the "Third Party Appraiser") and obtain from such third party a determination as soon as reasonably practicable after the applicable Master Servicer has received the written notice, of whether the Option Price represents fair value for the Defaulted Mortgage Loan; provided that, if the applicable Master Servicer requests the Third Party Appraiser to perform a new Appraisal with respect to the related Mortgaged Property, then the Third Party Appraiser retained by such Master Servicer shall make its fair value determination with respect to such Mortgage Loan as soon as reasonably practicable (but in any event within forty-five (45) days) after the completion of such new Appraisal. Such fair value determination made by the applicable Master Servicer shall be made in accordance with the Servicing Standard; provided that, absent manifest error, the applicable Master Servicer may conclusively rely on the opinion of the Third Party Appraiser in making such determination; provided that, in choosing such Third Party Appraiser such Master Servicer shall use reasonable care in accordance with the Servicing Standard. In determining the fair value of any Defaulted Mortgage Loan, the Third Party Appraiser retained by the applicable Master Servicer shall take into account, among other factors, the period and amount of the delinquency on such Mortgage Loan or Serviced Whole Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recovery from the Mortgage Loan if a workout strategy were pursued and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the Third Party Appraiser retained by such Master Servicer shall refer to the Servicing Standard and all other relevant information delivered to it by such Master Servicer or otherwise contained in the Mortgage File; provided that the Third Party Appraiser retained by such Master Servicer shall take account of any known change in circumstances regarding the related Mortgaged Property that has occurred subsequent to, and that would, in its reasonable judgment, materially affect the value of the related Mortgaged Property. Furthermore, the Third Party Appraiser retained by the applicable Master Servicer shall consider all available objective third-party information obtained from generally available sources, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Third Party Appraiser retained by the applicable Master Servicer may rely on the opinion and reports of other parties in making such determination and on the most current Appraisal obtained for the related Mortgaged Property pursuant to this Agreement. The costs of the Third Party Appraiser and all appraisals, inspection reports and broker opinions of value, reasonably incurred by such Third Party Appraiser or otherwise incurred pursuant to this subsection shall be advanced by the applicable Master Servicer and shall constitute, and be reimbursable as Property Advances (or if such advance is deemed to be a Nonrecoverable Advance such costs shall be reimbursable as Trust Fund expenses from its Collection Account pursuant to
Section 3.06(b)) or the applicable Serviced Whole Loan Collection Account pursuant to Section 3.06(c). The other parties to this Agreement shall cooperate with all reasonable requests for information.

            (f) Unless and until the Purchase Option with respect to a Defaulted Mortgage Loan is exercised, the Special Servicer shall pursue such other resolution strategies available hereunder with respect to such Defaulted Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate consistent with the Servicing Standard; provided, however, the Special Servicer will not be permitted to sell the Defaulted Mortgage Loan other than in connection with the exercise of the related Purchase Option, or in connection with a repurchase under Section 2.03 by the related Mortgage Loan Seller, or in connection with the exercise of a Class VPM Purchase Option, or, with respect to a Serviced Whole Loan or any Mortgage Loan or Serviced Whole Loan with a related mezzanine loan, the exercise of the purchase option, if any, set forth in the related Co-Lender Agreement or mezzanine intercreditor agreement, as applicable, by the holder of the related B Loan or mezzanine lender. In connection with the foregoing, the Special Servicer may charge prospective bidders, and may retain, fees that approximate the Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or evaluating bids without obligation to deposit such amounts into the applicable Collection Account or in the case of any Serviced Whole Loan, the applicable Serviced Whole Loan Collection Account or the REO Accounts.

            (g) The Special Servicer shall use reasonable efforts to solicit offers for each REO Property in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.17(a). The Special Servicer (with the consent of the Directing Certificateholder) shall accept the first (and, if multiple bids are contemporaneously received, highest) cash bid received from any Person that constitutes a fair price for such REO Property. If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any REO Property within the time constraints imposed by Section 3.17(a), then the Special Servicer (with the consent of the Directing Certificateholder) shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash bid, regardless of from whom received.

            The Special Servicer shall give the Trustee, the Master Servicers and the Directing Certificateholder, not less than ten Business Days' prior written notice of its intention to sell any REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any REO Property pursuant hereto.

            (h) Whether any cash bid constitutes a fair price for any REO Property, as the case may be, for purposes of Section 3.18(g), shall be determined by the Special Servicer, if the highest bidder is a Person other than the Special Servicer or an Affiliate of the Special Servicer, and by the Trustee, if the highest bidder is the Special Servicer or an Affiliate of the Special Servicer; provided, however, that no bid from an Interested Person shall constitute a fair price unless (i) it is the highest bid received and (ii) at least two other bids are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such REO Property, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 12-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an appraiser selected by the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to an REO Property (or by the applicable Master Servicer if the Special Servicer is making such an offer). The cost of any such narrative appraisal shall be covered by, and shall be reimbursable as, a Property Advance. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such REO Property, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 12 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such REO Property, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.17(a). The Repurchase Price (which, in connection with the administration of an REO Property related to a Serviced Whole Loan, shall be construed and calculated as if the loans in such Serviced Whole Loan together constitute a single Mortgage Loan thereunder) for any REO Property shall in all cases be deemed a fair price.

            (i) Subject to subsections (g) and (h) above, the Special Servicer shall act on behalf of the Trustee in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, and the applicable collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the applicable Collection Account or in the case of the Serviced Whole Loans, the applicable Serviced Whole Loan Collection Account. Any sale of an REO Property shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicers, the Depositor or the Trustee shall have any liability to any Certificateholder or Serviced Companion Loan Noteholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

            (j) Any sale of an REO Property shall be for cash only.

            (k) Notwithstanding any of the foregoing paragraphs of this Section 3.18, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in its reasonable and good faith judgment, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, in the best interests of the related Serviced Companion Loan Noteholders, as a collective whole, and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable) and, in the case of any Serviced Whole Loan, in the best interests of the related Serviced Companion Loan Noteholders, as a collective whole.

            (l) [Reserved]

            (m) With respect to the Villas Parkmerced Mortgage Loan, upon such Mortgage Loan becoming a Defaulted Mortgage Loan and with respect to the Arrowhead Shopping Center Mortgage Loan if an event of default enumerated in
Section 8(a) of the Arrowhead Shopping Center Intercreditor Agreement occurs, the Trustee shall promptly notify, in writing, the holder of the related B Loan and the Class VPM Certificateholders, in the case of the Villas Parkmerced Mortgage Loan. The Purchase Option with respect to the Villas Parkmerced Mortgage Loan and the Arrowhead Shopping Center Mortgage Loan, as applicable, shall be subject to the purchase rights of the holder of the related B Loan in accordance with the terms of and as set forth in the related Co-Lender Agreement and the holders of the Class VPM Certificates in accordance with the terms of this Section 3.18(m).

            Subject to the terms set forth in Section 2.03 and subject to any purchase option that a mezzanine lender or B Loan holder may have pursuant to the related mezzanine intercreditor agreement or Co-Lender Agreement, as applicable, in the event Villas Parkmerced Whole Loan becomes a Defaulted Mortgage Loan, the Class VPM Controlling Holder shall have an assignable option (a "Class VPM Purchase Option") to purchase the Villas Parkmerced Mortgage Loan from the Trust Fund at a price (the "Class VPM Option Price") equal to the Repurchase Price. The Class VPM Controlling Holder may sell, transfer, assign or otherwise convey its Class VPM Purchase Option with respect to the Villas Parkmerced Mortgage Loan to any party at any time after the Villas Parkmerced Mortgage Loan becomes a Defaulted Mortgage Loan (other than to a Borrower under the Villas Parkmerced Whole Loan or any Affiliate thereof). The Class VPM Controlling Holder shall notify the Trustee, the Special Servicer and the Midland Master Servicer of such transfer and such notice shall include the transferee's name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee. If the Class VPM Controlling Holder or any assignee thereof exercises the Class VPM Purchase Option more than 90 days after receiving notice of such Class VPM Purchase Option, then the party exercising such option shall pay a Liquidation Fee in connection with the exercise of the Class VPM Purchase Option.

            If not exercised earlier, the Class VPM Purchase Option will automatically terminate (i) once the Villas Parkmerced Mortgage Loan is no longer a Defaulted Mortgage Loan; provided, however, that if the Villas Parkmerced Mortgage Loan subsequently becomes a Defaulted Mortgage Loan, the related Purchase Option shall again be exercisable, (ii) upon the acquisition, by or on behalf of the Trust Fund, of title to the related Mortgaged Property through foreclosure or deed in lieu of foreclosure, (iii) the modification or pay-off, in full or at a discount, of such Defaulted Mortgage Loan in connection with a workout, (iv) upon a repurchase of the Villas Parkmerced Mortgage Loan by the applicable Mortgage Loan Seller due to the Mortgage Loan Seller's breach of a representation with respect to the Villas Parkmerced Mortgage Loan or (v) upon other disposition of the Villas Parkmerced Mortgage Loan or the related Mortgaged Property by the Special Servicer.

            Upon receipt of notice from the Special Servicer indicating that Villas Parkmerced Mortgage Loan has become a Defaulted Mortgage Loan, the holder (whether the original grantee of such option or any subsequent transferee) of Class VPM Purchase Option may exercise the Class VPM Purchase Option by providing the Midland Master Servicer, the Special Servicer and the Trustee at least five days prior written notice thereof (the "Class VPM Purchase Option Notice"), which notice shall identify the Person that, on its own or through an Affiliate, will acquire the Villas Parkmerced Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Class VPM Option Price. The Class VPM Purchase Option Notice shall be delivered in the manner specified in Section 3.18(c). The exercise of any Class VPM Purchase Option pursuant to this paragraph shall be irrevocable.

            Unless and until the Class VPM Purchase Option is exercised, the Special Servicer shall pursue such other resolution strategies available hereunder with respect to the Villas Parkmerced Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate consistent with the Servicing Standard; provided, however, the Special Servicer will not be permitted to sell the Villas Parkmerced Mortgage Loan other than in connection with the exercise of the Class VPM Purchase Option or pursuant to any purchase option in any related mezzanine intercreditor agreement or the Villas Parkmerced Co-Lender Agreement.

            Upon exercise of the Class VPM Purchase Option, the Class VPM Controlling Holder (or its assignee) shall be required to pay the purchase price specified in the Class VPM Purchase Option Notice to the Midland Master Servicer within ten Business Days of exercising the Class VPM Purchase Option. The proceeds of any sale of the Villas Parkmerced Mortgage Loan, after deduction of the expenses of such sale incurred in connection therewith, shall be deposited by the Midland Master Servicer within one Business Day of receipt in the Serviced Whole Loan Collection Account.

            Section 3.19 Additional Obligations of Each Master Servicer and Special Servicer; Inspections. (a) Each Master Servicer (at its own expense) (or, with respect to Specially Serviced Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property securing a Mortgage Loan that it is servicing at such times and in such manner as is consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property with an Allocated Loan Amount of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in 2007 (or at such decreased frequency as each Rating Agency shall have confirmed in writing to the applicable Master Servicer will not result a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of the Certificates); provided, however, that if any Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan, the Special Servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable but in no event less than 60 days after the Mortgage Loan remains a Specially Serviced Loan; provided, further, that a Master Servicer will not be required to inspect a Mortgaged Property that has been inspected in the previous six months. The reasonable cost of each such inspection performed by the Special Servicer will be paid by the applicable Master Servicer as a Property Advance or if such Property Advance would not be recoverable, as an Additional Trust Fund Expense. Each Master Servicer or the Special Servicer, as applicable, will be required to prepare a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property securing a Mortgage Loan that it is servicing and specifying the existence of any material vacancies in such Mortgaged Property, any sale, transfer or abandonment of such Mortgaged Property of which it has actual knowledge, any material adverse change in the condition of the Mortgaged Property, or any visible material waste committed on applicable Mortgaged Property. The applicable Master Servicer or Special Servicer, as applicable, shall send to the Rating Agencies and, upon request, to the Underwriters within 20 days of completion, each inspection report, unless the Rating Agencies and, upon request, the Underwriters, as applicable, notify the applicable Master Servicer or Special Servicer, as applicable, that it does not want such reports.

            (b) With respect to each Mortgage Loan or Serviced Whole Loan, the applicable Master Servicer (or the Special Servicer, in the case of a Specially Serviced Loan) shall enforce the Trustee's rights with respect to the Manager under the related Loan Documents and Management Agreement, if any.

            (c) With respect to any Mortgage Loan (other than a Specially Serviced Loan) that has been subject to a Principal Prepayment and a Prepayment Interest Shortfall (other than at the request of or with the consent of the Controlling Class Representative), the applicable Master Servicer shall deliver to the Trustee on each Servicer Remittance Date for deposit in the Lower-Tier Distribution Account, without any right of reimbursement therefor, a cash payment (a "Servicer Prepayment Interest Shortfall"), in an amount equal to the lesser of (x) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with Principal Prepayments received in respect of the Mortgage Loans (other than a Specially Serviced Loan) during the related Collection Period, and
(y) the aggregate of (A) that portion of its Servicing Fees that is being paid in such Collection Period with respect to the Mortgage Loans (other than a Specially Serviced Loan) and (B) all Prepayment Interest Excess received during the related Collection Period on the Mortgage Loans (other than a Specially Serviced Loan); provided, however, that the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls shall not be cumulative. Notwithstanding the previous sentence, if any Mortgage Loan (other than a Specially Serviced Loan) has been subject to a Principal Prepayment and a Prepayment Interest Shortfall as a result of (i) the payment of insurance proceeds or condemnation proceeds, (ii) subsequent to a default under the related Mortgage Loan Documents (provided that the applicable Master Servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard), (iii) pursuant to applicable law or a court order, the portion of the Servicing Fee described in clause (A) of the preceding sentence shall be limited to that portion of its Servicing Fees computed at a rate of 0.02% per annum and paid in such Collection Period with respect to the Mortgage Loans serviced by it (other than Specially Serviced Loans).

            (d) Each Master Servicer shall, as to each Mortgage Loan or Serviced Whole Loan that is secured by the interest of the related Borrower under a ground lease, promptly (and in any event within 60 days) after the Closing Date notify the related ground lessor of the transfer of such Mortgage Loan or Serviced Whole Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the applicable Master Servicer.

            (e) Each Master Servicer shall, to the extent consistent with the Servicing Standard and permitted by the related Loan Documents, not apply any funds with respect to a Mortgage Loan or Serviced Whole Loan (whether arising in the form of a holdback, earnout reserve, cash trap or other similar feature) to the prepayment of the related Mortgage Loan or Serviced Whole Loan prior to an event of default or imminent event of default with respect to such Mortgage Loan or Serviced Whole Loan. Prior to an event of default or imminent event of default any such amounts described in the immediately preceding sentence shall be held by the applicable Master Servicer as additional collateral for the related Mortgage Loan or Serviced Whole Loan.

            Section 3.20 Authenticating Agent. The Trustee may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Master Servicers and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Master Servicers, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Trustee shall serve as the initial Authenticating Agent and the Trustee hereby accepts such appointment.

            Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

            The Authenticating Agent may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee, the Depositor and the Master Servicers. The Trustee may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor and the Master Servicers. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 3.20, the Trustee may appoint a successor Authenticating Agent, which shall be acceptable to the Master Servicers and the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 3.20.

            The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Trustee. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Trustee.

            Section 3.21 Appointment of Custodians. The Trustee shall be the initial Custodian hereunder. The Trustee may appoint one or more Custodians to hold all or a portion of the Mortgage Files on behalf of the Trustee and otherwise perform the duties set forth in Article II, by entering into a Custodial Agreement with any Custodian who is not the Trustee or the Depositor. The Trustee agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders. The Trustee shall not be liable for any act or omission of the Custodian under the Custodial Agreement. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least "BBB" from S&P and "Baa" from Moody's and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. Each Custodial Agreement may be amended only as provided in
Section 11.07. Any compensation paid to the Custodian shall be an unreimbursable expense of the Trustee. If the Custodian is an entity other than the Trustee, the Custodian shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. The Custodian shall be deemed to have complied with this provision if one of its Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian. In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.21 shall be issued by a Qualified Insurer.

            Section 3.22 [Reserved].

            Section 3.23 Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts. Each Master Servicer shall administer each Lock-Box Account, Cash Collateral Account, Escrow Account and Reserve Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock-Box Agreement, if any relating to the Mortgage Loans it is servicing.

            Section 3.24 Property Advances. (a) Each Master Servicer (or, to the extent provided in Section 3.24(c), the Trustee) to the extent specifically provided for in this Agreement, shall make any Property Advances as and to the extent otherwise required pursuant to the terms hereof with respect to the Mortgage Loans or Serviced Whole Loans that it is servicing. For purposes of distributions to Certificateholders and compensation to the Master Servicers, the Special Servicer or the Trustee, Property Advances shall not be considered to increase the Stated Principal Balance of any Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so provide.

            (b) Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall give the applicable Master Servicer not less than five Business Days' written notice with respect to any Property Advance to be made on any Specially Serviced Loan, before the date on which the applicable Master Servicer is required to make such Property Advance with respect to such Specially Serviced Loan or REO Loan; provided, however, that the Special Servicer shall be required to provide the applicable Master Servicer with only two Business Days' written notice in respect of Property Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Advances required to make tax or insurance payments). In addition, in the event that the Property Advance must be made sooner than the two Business Days referred to in the previous sentence, the Special Servicer may make such Property Advances on an emergency basis with respect to any Specially Serviced Loan or REO Loan.

            (c) The applicable Master Servicer shall notify the Trustee in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it is to be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five Business Days following such notice, the Trustee, subject to the provisions of Section 3.24(d), shall pay the amount of such Property Advance in accordance with such information and instructions.

            (d) The Special Servicer shall promptly furnish any party required to make Property Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Property Advances may reasonably request for purposes of making recoverability determinations. Any request by the Special Servicer that the applicable Master Servicer make a Property Advance shall be deemed to be a determination by the Special Servicer that such requested Property Advance is not a Nonrecoverable Property Advance.

            Notwithstanding anything herein to the contrary, no Property Advance shall be required hereunder if the Person otherwise required to make such Property Advance determines that such Property Advance would, if made, constitute a Nonrecoverable Property Advance. In addition, a Master Servicer shall not make any Property Advance to the extent that it has received written notice that the Special Servicer has determined that such Property Advance would, if made, constitute a Nonrecoverable Property Advance. In making such recoverability determination, such Person will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Property Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the related Serviced Whole Loan, as applicable) as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the applicable Servicing Standard in the case of the applicable Master Servicer or the Special Servicer) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (iv) estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer or the Special Servicer) (among other things) future expenses and (v) estimate and consider (among other things) the timing of recoveries.

            The applicable Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior Property Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed Property Advances. If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 12 month period (and the applicable Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the applicable Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the applicable Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Mortgage Loan.

            Any determination by a Master Servicer, the Special Servicer or the Trustee that it has made a Nonrecoverable Property Advance or that any proposed Property Advance, if made, would constitute a Nonrecoverable Property Advance shall be evidenced in the case of such Master Servicer or the Special Servicer by a certificate of a Servicing Officer delivered to the other, to the other Master Servicer, to the Trustee and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Master Servicers and the Special Servicer, which in each case sets forth such nonrecoverability determination and the considerations of the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, however, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Property Advance previously made or proposed to be made is nonrecoverable and shall deliver to such Master Servicer and the Trustee notice of such determination. Any such determination shall be conclusive and binding on the applicable Master Servicer, the Special Servicer and the Trustee.

            Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that a Property Advance is a Nonrecoverable Advance) and (consistent with the applicable Servicing Standard in the case of the applicable Master Servicer or the Special Servicer) may obtain, at the expense of the Trust (and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Trust Fund), any analysis, Appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination as to the recoverability of any Property Advance shall be conclusive and binding on the Certificateholders and the Serviced Companion Loan Noteholders.

            Notwithstanding the above, (i) the Trustee shall be entitled to rely conclusively on any determination by the applicable Master Servicer or the Special Servicer, as applicable, that a Property Advance, if made, would be a Nonrecoverable Property Advance and (ii) the applicable Master Servicer will be entitled to rely conclusively on any nonrecoverability determination of the Special Servicer. The Trustee, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Property Advance shall be subject to the standards applicable to the applicable Master Servicer hereunder.

            With respect to the payment of insurance premiums and delinquent tax assessments, in the event that a Master Servicer determines that a Property Advance of such amounts would constitute a Nonrecoverable Advance, such Master Servicer shall deliver notice of such determination to the Trustee and the Special Servicer. Upon receipt of such notice, the Special Servicer shall determine (with the reasonable assistance of such Master Servicer) whether the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loans, the related Serviced Companion Loan Noteholders, as a collective whole. If the Special Servicer determines that the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loans, the related Serviced Companion Loan Noteholders, the Special Servicer shall direct the applicable Master Servicer in writing to make such payment and such Master Servicer shall make such payment, to the extent of available funds, from amounts in its Collection Account or, if a Serviced Whole Loan is involved, from amounts in the applicable Serviced Whole Loan Collection Account.

            Notwithstanding anything to the contrary contained in this Section 3.24, a Master Servicer may elect (but shall not be required) to make a payment out of its Collection Account to pay for certain expenses specified in this sentence notwithstanding that such Master Servicer has determined that a Property Advance with respect to such expenditure would be a Nonrecoverable Property Advance (unless, with respect to Specially Serviced Loans or REO Loans, the Special Servicer has notified the applicable Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan; provided that in each instance, the applicable Master Servicer determines in accordance with the Servicing Standard (as evidenced by a certificate of a Servicing Officer delivered to the Trustee) that making such expenditure is in the best interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders), all as a collective whole. The applicable Master Servicer may elect to obtain reimbursement of Nonrecoverable Property Advances from the Trust Fund in accordance with Section 3.06.

            (e) Each Master Servicer, the Special Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06, if applicable, of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and each Master Servicer, the Special Servicer and the Trustee each hereby covenants and agrees to promptly seek and effect the reimbursement of such Property Advances from the related Borrowers to the extent permitted by applicable law and the related Loan Documents.

            Section 3.25 Appointment of Special Servicer. (a) LNR Partners, Inc. is hereby appointed as the initial Special Servicer to service each Specially Serviced Loan.

            (b) The Directing Certificateholder shall be entitled to remove (at its own expense if such removal is without cause) the Special Servicer with or without cause and to appoint a successor Special Servicer with respect to all of the Specially Serviced Loans (including each Specially Serviced Loan that is a Serviced Whole Loan); provided, that in the event that the Directing Certificateholder is not the Controlling Class Representative, such Directing Certificateholder may only terminate and appoint a replacement Special Servicer with respect to the applicable Serviced Whole Loan. If there is a Special Servicer Event of Default, the Special Servicer shall be removed and replaced pursuant to Sections 7.01(c) and 7.02. The Trustee shall, promptly after receiving any such removal notice, so notify each Rating Agency. If the replacement designated in such notice is consented to by the Trustee (such consent not to be unreasonably withheld), the termination of the Special Servicer and appointment of a successor Special Servicer pursuant to this
Section 3.25(b) shall not be effective until (i) each Rating Agency confirms to the Trustee in writing that such appointment, in and of itself, would not cause a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of Certificates, (ii) the successor special servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing reasonably satisfactory to the Trustee and (iii) receipt by the Trustee of an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms. Any successor Special Servicer shall make the representations and warranties provided for in Section 2.04(b) mutatis mutandis. In addition, any replacement Special Servicer that will service any Serviced Whole Loan shall meet any requirements specified in the related Co-Lender Agreement.

            The existing Special Servicer shall be deemed to have been removed simultaneously with such designated Person's becoming the Special Servicer hereunder; provided, however, that the Special Servicer removed pursuant to this Section shall be entitled to receive, and shall have received, all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation and it shall continue to be entitled to any rights that accrued prior to the date of such resignation (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate with respect to any unpaid Property Advances made by such Special Servicer with respect to periods prior to the date of such removal and the right to receive any Workout Fee specified in Section 3.12(c) in the event that the Special Servicer is terminated and any indemnification rights that the Special Servicer is entitled to pursuant to Section 6.03(a)) notwithstanding any such removal. Such removed Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer's responsibilities and rights hereunder, including without limitation the transfer within two Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to the Mortgage Loans.

            (c) The appointment of any such successor Special Servicer shall not relieve the Master Servicers or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the Master Servicers shall not be liable for any actions or any inaction of such successor Special Servicer. Any termination fee payable to the terminated Special Servicer (and it is acknowledged that there is no such fee payable in the event of a termination for breach of this Agreement) shall be paid by the Certificateholders or the Directing Certificateholder, as applicable, so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund or any Serviced Companion Loan Noteholder (unless such Serviced Companion Loan Noteholder is the Directing Certificateholder).

            Section 3.26 Transfer of Servicing Between Each Master Servicer and the Special Servicer; Record Keeping; Asset Status Report. (a) Upon the occurrence of any event specified in the definition of Specially Serviced Loan with respect to any Mortgage Loan or Serviced Whole Loan of which the applicable Master Servicer may notice, such Master Servicer shall immediately give notice thereof to the Special Servicer, the Trustee, the related Mortgage Loan Seller, the Controlling Class Certificateholders and, if applicable, the related Serviced Companion Loan Noteholders and shall use its best efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan or Serviced Whole Loan, as applicable, and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a sub-servicer. The applicable Master Servicer shall use its best efforts to comply with the preceding sentence within five Business Days of the date such Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan and in any event shall continue to act as applicable Master Servicer and administrator of such Mortgage Loan or Serviced Whole Loan until the Special Servicer has commenced the servicing of such Mortgage Loan or Serviced Whole Loan, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. With respect to each Mortgage Loan or Serviced Whole Loan that becomes a Specially Serviced Loan, the applicable Master Servicer shall instruct the related Borrower to continue to remit all payments in respect of such Mortgage Loan or Serviced Whole Loan to the applicable Master Servicer. Notwithstanding the preceding sentence, with respect to each Mortgage Loan or Serviced Whole Loan that becomes a Specially Serviced Loan, the Special Servicer may instruct the related Borrower to remit all payments in respect of such Mortgage Loan or Serviced Whole Loan to the Special Servicer, provided that the payee in respect of such payments shall remain the applicable Master Servicer. The Special Servicer shall remit to the applicable Master Servicer any such payments received by it pursuant to the preceding sentence within one Business Day of receipt. The applicable Master Servicer shall forward any notices it would otherwise send to the Borrower of a Specially Serviced Loan to the Special Servicer who shall send such notice to the related Borrower.

            Upon determining that a Specially Serviced Loan has become a Corrected Mortgage Loan, the Special Servicer shall immediately give notice thereof to the applicable Master Servicer, and upon giving such notice, such Mortgage Loan or Serviced Whole Loan shall cease to be a Specially Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loan, the Special Servicer's obligation to service such Mortgage Loan or Serviced Whole Loan shall terminate and the obligations of the applicable Master Servicer to service and administer such Mortgage Loan or Serviced Whole Loan as a Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan shall resume. In addition, if the related Borrower has been instructed, pursuant to the preceding paragraph, to make payments to the Special Servicer, upon such determination, the Special Servicer shall instruct the related Borrower to remit all payments in respect of such Specially Serviced Loan directly to the applicable Master Servicer.

            (b) In servicing any Specially Serviced Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the applicable Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

            (c) Not later than two Business Days preceding each date on which the Master Servicers are required to furnish a report under Section 3.13(a) to the Trustee, the Special Servicer shall deliver to the Trustee, with a copy to the Master Servicers, a written statement describing, on a loan by loan basis,
(i) the amount of all payments on account of interest received on each Specially Serviced Loan, the amount of all payments on account of principal, including Principal Prepayments, on each Specially Serviced Loan, the amount of Net Insurance Proceeds and Net Liquidation Proceeds received with respect to each Specially Serviced Loan, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to the REO Property relating to each applicable Specially Serviced Loan, in each case in accordance with Section 3.17 (it being understood and agreed that to the extent this information is provided in accordance with Section 3.13(f), this Section 3.26(c) shall be deemed to be satisfied) and (ii) such additional information relating to the Specially Serviced Loans as each Master Servicer or the Trustee reasonably request, to enable it to perform its duties under this Agreement. Such statement and information shall be furnished to the applicable Master Servicer in writing and/or in such electronic media as is acceptable to such Master Servicer.

            (d) Notwithstanding the provisions of the preceding Section 3.26(c), each Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans relating to a Mortgage Loan that it is servicing and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement. The Special Servicer shall provide the applicable Master Servicer with any information reasonably required by such Master Servicer to perform its duties under this Agreement.

            (e) [Reserved.]

            (f) No later than 30 days after a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan, the Special Servicer shall deliver to each Rating Agency, the Master Servicers, the Controlling Class Representative, each related Serviced Companion Loan Noteholder, and upon request, the Underwriters, a report (the "Asset Status Report") with respect to such Mortgage Loan or Serviced Whole Loan and the related Mortgaged Property; provided, however, the Special Servicer shall not be required to deliver an Asset Status Report to the Controlling Class Representative if the Special Servicer and the Controlling Class Representative are the same entity. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

            (i) date of transfer of servicing of such Mortgage Loan or Serviced Whole Loan to the Special Servicer;

            (ii) summary of the status of such Specially Serviced Loan and any negotiations with the related Borrower;

            (iii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan or Serviced Whole Loan and whether outside legal counsel has been retained;

            (iv) the most current rent roll and income or operating statement available for the related Mortgaged Property;

            (v) the Special Servicer's recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any work-out, restructure or debt forgiveness) and returned to the applicable Master Servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Mortgage Loan or REO Property);

            (vi) a copy of the last obtained Appraisal of the Mortgaged Property; and

            (vii) such other information as the Special Servicer deems relevant in light of the Servicing Standard.

            If within 10 Business Days of receiving an Asset Status Report, the Controlling Class Representative (subject to Section 3.31 or 3.34, as applicable) does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that such Special Servicer may not take any action that is contrary to applicable law, this Agreement, the Servicing Standard (taking into consideration the best interests of all the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders, as a collective whole) or the terms of the applicable Loan Documents. If the Controlling Class Representative disapproves such Asset Status Report within such 10 Business Day period, the Special Servicer will revise such Asset Status Report and deliver to the Controlling Class Representative, each related Serviced Companion Loan Noteholder, the Rating Agencies and the applicable Master Servicer a new Asset Status Report as soon as practicable, but in no event later than 30 Business Days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above in this
Section 3.26(f) until the Controlling Class Representative fails to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and the related Serviced Companion Loan Noteholders, if applicable, as a collective whole. In any event, if the Controlling Class Representative does not approve an Asset Status Report within 60 Business Days from the first submission of an Asset Status Report, the Special Servicer may act upon the most recently submitted form of Asset Status Report where required to comply with the Servicing Standard. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section, and in particular, shall modify and resubmit such Asset Status Report to the Controlling Class Representative (with a copy to the Trustee) if (i) the estimated sales proceeds, foreclosure proceeds, work-out or restructure terms or anticipated debt forgiveness varies materially from the amount on which the original report was based or (ii) the related Borrower becomes the subject of bankruptcy proceedings. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a 10 Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders and, if any Serviced Whole Loan is involved, the related Serviced Companion Loan Noteholders, as a collective whole, and it has made a reasonable effort to contact the Controlling Class Representative and, if any Serviced Whole Loan is involved, the related Serviced Companion Loan Noteholders and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interests of all the Certificateholders and, if any Serviced Whole Loan is involved, the related Serviced Companion Loan Noteholders (as a collective whole) pursuant to the Servicing Standard, and, upon making such determination, shall implement the recommended action outlined in the Asset Status Report. The Asset Status Report is not intended to replace or satisfy any specific consent or approval right which the Controlling Class Representative may have. Notwithstanding the foregoing, with respect to any Serviced Whole Loan, the Directing Certificateholder (excluding, in the case of the Arrowhead Shopping Center Whole Loan, the holder of the related Arrowhead Shopping Center B Loan) shall be entitled to a comparable Asset Status Report and the related approval rights, but the procedure and timing for approval by the Directing Certificateholder of the related Asset Status Report shall be governed by the terms set forth in
Section 3.31 or 3.34 of this Agreement, as applicable to the related Serviced Whole Loan.

            The Special Servicer shall have the authority to meet with the Borrower for any Specially Serviced Loan and take such actions consistent with the Servicing Standard and the related Asset Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard, this Agreement, applicable law or the related Loan Documents.

            No direction of the Directing Certificateholder shall (a) require, permit or cause the Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including, but not limited to, Section 3.09, Section 3.18, Section 3.20 and Section 3.29 and the Special Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC, or (b) result in the imposition of a "prohibited transaction" or "contribution" tax under the REMIC Provisions, or (c) expose the Master Servicers, the Special Servicer, the Depositor, the Mortgage Loan Sellers, the Trust Fund, the Trustee or their respective officers, directors, employees or agents to any claim, suit or liability or (d) materially expand the scope of the Special Servicer's, Trustee's or either Master Servicer's responsibilities under this Agreement. The Special Servicer shall not be required to follow any direction of the Directing Certificateholder described in this paragraph.

            (g) Each Master Servicer may, with the consent of the Directing Certificateholder, effect two extensions of up to 6 months each of a Mortgage Loan or Serviced Whole Loan that it is servicing with an original term-to-maturity of 5 years or less; provided, however, that the related Borrower is in default with respect to such Mortgage Loan or Serviced Whole Loan or, in the judgment of the applicable Master Servicer, such default is reasonably foreseeable. In addition, the Special Servicer may, subject to the Servicing Standard and with the consent of the Directing Certificateholder, extend the maturity of any Mortgage Loan or Serviced Whole Loan that is not, at the time of such extension, a Specially Serviced Loan, in each case for up to two years, subject to a limit of a total of four calendar years of extensions; provided that a default on a Balloon Payment with respect to the subject Mortgage Loan or Serviced Whole Loan shall have occurred.

            Section 3.27 [Reserved].

            Section 3.28 Limitations on and Authorizations of the Applicable Master Servicer and Special Servicer with Respect to Certain Mortgage Loans. (a) Prior to taking any action with respect to a Mortgage Loan or a Serviced Whole Loan secured by Mortgaged Properties located in a "one-action" state, the applicable Master Servicer or Special Servicer, as applicable, shall consult with legal counsel, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, from the applicable Serviced Whole Loan Collection Account from amounts allocable to the related Mortgage Loan).

            (b) Each Master Servicer shall send written notice to each Borrower and the related Manager and clearing bank relating to a Mortgage Loan that it is servicing that, if applicable, it and/or the Trustee has been appointed as the "Designee" of the "Lender" under any related Lock-Box Agreement.

            (c) [Reserved.]

            (d) Each Master Servicer (together with its employees, officer and directors) shall not utilize the proprietary and nonpublic information that it becomes aware of in servicing the Mortgage Loans to render advice in connection with, solicit, or otherwise participate in the refinancing of any Mortgage Loans or Serviced Whole Loans (whether at maturity or otherwise, unless the related Mortgage Loan Seller confirms in writing that it will not pursue the refinancing of such Mortgaged Property). Neither a Master Servicer nor the Special Servicer shall make its mortgage loan servicing system available to such Master Servicer's or the Special Servicer's affiliates engaged in the commercial mortgage origination business for the purpose of soliciting additional lending business.

            (e) Without limiting the obligations of the Master Servicers hereunder with respect to the enforcement of a Borrower's obligations under the related Loan Documents, each Master Servicer agrees that it shall, in accordance with the Servicing Standard, enforce the provisions of the Loan Documents relating to the Mortgage Loans that it is servicing with respect to the collection of Prepayment Premiums and Yield Maintenance Charges.

            (f) In the event that a Rating Agency shall charge a fee in connection with providing confirmation hereunder that a proposed action will not result in the downgrade, withdrawal, or qualification of any rating assigned to any Class of Certificates, the applicable Master Servicer shall require the related Borrower to pay such fee to the full extent permitted under the applicable Loan Documents. In the event that such fee remains unpaid, such fee shall be an expense of the Trust Fund (allocated as an Additional Trust Fund Expense in the same manner as Realized Losses as set forth in Section 4.01(f); provided that with respect to the Villas Parkmerced Whole Loan, such expenses shall be allocated first to the Class VPM Certificates (and corresponding Class VPM Lower-Tier Regular Interests and the Villas Parkmerced Loan REMIC Regular Interests (other than the Class VPM-P Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the Villas Parkmerced Pooled Trust Component), the costs of which may be advanced as a Property Advance.

            (g) The Midland Master Servicer shall, in accordance with the Servicing Standard, enforce the right of the Trust to recover any amounts owed by the Serviced Companion Loan Noteholders to the Trust Fund pursuant to the related Co-Lender Agreement (but in the case of any Serviced B Loan, subject to Section 1.03). The cost of such enforcement on behalf of the Trust shall be paid and reimbursable as a Property Advance.

            (h) With respect to a Mortgage Loan or Serviced Whole Loan with a Stated Principal Balance equal to or greater than $20,000,000 to the extent not inconsistent with the related Mortgage Loan or Serviced Whole Loan, a Master Servicer shall not consent to a change of franchise affiliation with respect to a Mortgaged Property or the property manager with respect to a Mortgaged Property unless such Master Servicer obtains written confirmation from Moody's and S&P that such consent would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates.

            Section 3.29 Certain Rights and Obligations of the Special Servicer.
(a) In addition to its rights and obligations with respect to Specially Serviced Loans, the Special Servicer has the right to approve any modification, whether or not the applicable Mortgage Loan is a Specially Serviced Loan, to the extent described under Section 3.30 (subject to Sections 3.31 or 3.34, as applicable) and to approve any waivers of due-on-sale or due-on-encumbrance clauses as described above under Section 3.09, whether or not the applicable Mortgage Loan is a Specially Serviced Loan. With respect to non Specially Serviced Loans, each Master Servicer shall notify the Special Servicer of any request for approval (a "Request for Approval") received relating to the Special Servicer's above-referenced approval rights and forward to the Special Servicer its written recommendation, analysis and any other information or documents reasonably requested by the Special Servicer (to the extent such information or documents are in each such Master Servicer's possession). The Special Servicer shall have 10 Business Days (from the date that the Special Servicer receives the information it requested from the applicable Master Servicer) to analyze and make a recommendation with respect to a Request for Approval with respect to a non Specially Serviced Loan and, immediately following such 10 Business Day period, is required to notify the Controlling Class Representative of such Request for Approval and its recommendation with respect thereto. Following such notice, the Controlling Class Representative shall have five Business Days from the date it receives the Special Servicer recommendation and any other information it may reasonably request (or, with respect to any Serviced Whole Loan, such longer time period as may be provided in the related Co-Lender Agreement) to approve any recommendation of the Special Servicer relating to any Request for Approval. In any event, if the Controlling Class Representative does not respond to a Request for Approval within the required 5 Business Days, the Special Servicer may deem its recommendation approved by the Controlling Class Representative and if the Special Servicer does not respond to a Request for Approval within the required 15 Business Days, the applicable Master Servicer may deem its recommendation approved by the Special Servicer. With respect to a Specially Serviced Loan, the Special Servicer must notify the Controlling Class Representative of any Request for Approval received relating to the Controlling Class Representative's above-referenced approval rights and its recommendation with respect thereto. The Controlling Class Representative shall have 10 Business Days (after receipt of all information reasonably requested) to approve any recommendation of the Special Servicer relating to any such Request for Approval. In any event, if the Controlling Class Representative does not respond to any such Request for Approval within the required 10 Business Days, the Special Servicer may deem its recommendation approved by the Controlling Class Representative. Notwithstanding the foregoing, (i) with respect to any Serviced Whole Loan, the Directing Certificateholder shall be entitled to a comparable Request for Approval, but the procedure and timing for approval by the Directing Certificateholder of the related Request for Approval shall be governed by the terms set forth in the related Intercreditor Agreement and (ii) if the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole) it need not wait for a response from the Controlling Class Representative.

            (b) Neither the Master Servicers nor the Special Servicer shall be required to take or refrain from taking any action pursuant to instructions from the Directing Certificateholder that would cause any one of them to violate applicable law, this Agreement, including the Servicing Standard, or the REMIC Provisions.

            (c) The applicable Master Servicer and the Special Servicer, as applicable, shall discuss with the Controlling Class Representative, on a monthly basis, the performance of any Mortgage Loan or Serviced Whole Loan that is a Specially Serviced Loan, which is delinquent, has been placed on a "Watch List" or has been identified by such Master Servicer or Special Servicer as exhibiting deteriorating performance.

            Section 3.30 Modification, Waiver, Amendment and Consents. (a) Subject to Sections 3.29, 3.30(n), 3.31, 3.32 and 3.34, the applicable Master Servicer or the Special Servicer, as applicable, may agree to any modification, waiver or amendment of any term of, forgive or defer interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing any Mortgage Loan and/or permit the release of the Borrower on or any guarantor of any Mortgage Loan and/or permit any change in the management company or franchise with respect to any Mortgaged Property without the consent of the Trustee, any Certificateholder (other than the Directing Certificateholder), to the extent provided in Section 3.26, subject, however, to each of the following limitations, conditions and restrictions:

            (i) other than as provided in Sections 3.03 and 3.09 and except with respect to any Penalty Charges that the applicable Master Servicer or Special Servicer, as applicable, may be entitled to as additional compensation under this Agreement, neither the applicable Master Servicer nor the Special Servicer shall agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this
      Section 3.30(a) (and, with respect to the Serviced Whole Loans, Section 3.31, 3.32 or 3.34, as applicable) with respect to, any Mortgage Loan or Serviced Whole Loan, as applicable, that would affect the amount or timing of any related payment of principal, interest or other amount payable thereunder or, in the applicable Master Servicer's or the Special Servicer's, as applicable, good faith and reasonable judgment, in accordance with the Servicing Standard, materially impair the security for such Mortgage Loan or Serviced Whole Loan, as applicable, or reduce the likelihood of timely payment of amounts due thereon or materially alter, substitute or increase the security for such Mortgage Loan or Serviced Whole Loan, as applicable (other than the alteration or construction of improvements thereon), or any guaranty or other credit enhancement with respect thereto (other than the substitution of a similar commercially available credit enhancement contract); provided, however, that the Special Servicer may agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.30(a) (and, with respect to the Serviced Whole Loans, Section 3.31, 3.32 or 3.34, as applicable) with respect to a Specially Serviced Loan that would have any such effect, but only if, in the Special Servicer's reasonable and good faith judgment, in accordance with the Servicing Standard, a material default on such Specially Serviced Loan has occurred or a default in respect of payment on such Specially Serviced Loan is reasonably foreseeable, and such modification, waiver, amendment or other action is reasonably likely to produce a greater recovery to Certificateholders (and, in the case of any Serviced Whole Loan, the related Serviced Companion Loan Noteholders), on a present value basis, than would liquidation. Any such action taken by the Special Servicer shall be accompanied by an Officers' Certificate to such effect and to which is attached the present value calculation which establishes the basis for such determination, a copy of which shall be delivered to the Trustee and to the Rating Agencies;

            (ii) the Special Servicer may not extend the Maturity Date of any Specially Serviced Loan beyond the date that is the date occurring later than the earlier of (A) two years prior to the Rated Final Distribution Date and (B) in the case of a Specially Serviced Loan secured by the related Borrower's interest in a ground lease, the date that is 20 years prior to the expiration date of such ground lease (or 10 years prior to the expiration date of such lease with the consent of the Directing Certificateholder if the Special Servicer gives due consideration to the remaining term of such ground lease);

            (iii) the Special Servicer may not agree to or permit any modification, waiver or amendment of any term of any Mortgage Loan or Serviced Loan Combination that is not in default or with respect to which default is not reasonably foreseeable unless it provides the Trustee with an opinion of counsel (at the expense of the related Borrower or such other person requesting such modification or, if such expense cannot be collected from the related Borrower or such other person, to be paid by the Master Servicer as a Servicing Advance) to the effect that the contemplated waiver, modification or amendment (A) would not be a "significant modification" of such Mortgage Loan within the meaning of Treasury Regulations Section 1.860G 2(b) and (B) will not cause (x) any of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC for purposes of the Code or (y) any of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to any tax under the REMIC Provisions;

            (iv) neither the Master Servicers nor the Special Servicer shall permit any Borrower to add or substitute any collateral for an outstanding Mortgage Loan or Serviced Whole Loan, which collateral constitutes real property, unless (A) the applicable Master Servicer or the Special Servicer, as applicable, shall have first determined, in its reasonable and good faith judgment, in accordance with the Servicing Standard, based upon a Phase I environmental assessment (and such additional environmental testing as the applicable Master Servicer or the Special Servicer, as applicable, deems necessary and appropriate) prepared by an Independent Person who regularly conducts environmental assessments (and such additional environmental testing), at the expense of the related Borrower, that such additional or substitute collateral is in compliance with applicable environmental laws and regulations and that there are no circumstances or conditions present with respect to such new collateral relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then-applicable environmental laws and/or regulations, and (B) such addition and/or substitution would not result in the downgrade, qualification or withdrawal of the rating then assigned by any Rating Agency to any Class of Certificates (as confirmed in writing by each Rating Agency at the expense of the related Borrower); and

            (v) neither the applicable Master Servicer nor the Special Servicer shall release or substitute any collateral securing an outstanding Performing Mortgage Loan except as provided in Section 3.10(i) and except in the case of a release where (A) the use of the collateral to be released will not, in such Master Servicer's or the Special Servicer's, as applicable, good faith and reasonable judgment, materially and adversely affect the net operating income being generated by or the use of the related Mortgaged Property, (B) except in the case of the release of non-material parcels, there is a corresponding principal paydown of such Mortgage Loan or Serviced Whole Loan in an amount at least equal to, or a delivery of substitute collateral with an appraised value at least equal to, the appraised value of the collateral to be released, (C) the remaining Mortgaged Property and any substitute collateral is, in such Master Servicer's or the Special Servicer's, as applicable, good faith and reasonable judgment, adequate security for the remaining Mortgage Loan or Serviced Whole Loan and (D) such release and/or substitution would not result in the downgrade, qualification or withdrawal of the rating then assigned by any Rating Agency to any Class of Certificates (as confirmed in writing by each Rating Agency);

provided that notwithstanding clauses (i) through (v) above, neither the applicable Master Servicer nor the Special Servicer shall be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Borrower if in its reasonable and good faith judgment such opposition would not ultimately prevent the confirmation of such plan or one substantially similar. Neither the applicable Master Servicer nor the Special Servicer shall extend the Maturity Date on any Mortgage Loan except pursuant to Section 3.26(g) or this
Section 3.30(a) and with respect to a Serviced Whole Loan, Section 3.31, Section
3.32 or Section 3.34, as applicable, or as otherwise required under the related Loan Documents.

            (b) Neither the applicable Master Servicer nor the Special Servicer shall have any liability to the Trust Fund, the Certificateholders or, if applicable, Serviced Companion Loan Noteholders or any other Person if its analysis and determination that the modification, waiver, amendment or other action contemplated by Section 3.30(a) is reasonably likely to produce a greater recovery to Certificateholders and, if applicable, Serviced Companion Loan Noteholders, as a collective whole, on a present value basis than would liquidation, should prove to be wrong or incorrect, so long as the analysis and determination were made on a reasonable basis in good faith and in accordance with the Servicing Standard by the applicable Master Servicer or the Special Servicer, as applicable, and such Master Servicer or the Special Servicer, as applicable, was not negligent in ascertaining the pertinent facts.

            (c) Any payment of interest, which is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders or, if applicable, Serviced Companion Loan Noteholders, be added to the unpaid principal balance of the related Mortgage Loan or Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loan or such modification, waiver or amendment so permit.

            (d) Except for waivers of penalty charges and notice periods, all material modifications, waivers and amendments of the Mortgage Loans or any Serviced Whole Loan entered into pursuant to this Section 3.30 (and, with respect to the Serviced Whole Loans, Section 3.31, Section 3.32 or Section 3.34, as applicable) shall be in writing.

            (e) The applicable Master Servicer or the Special Servicer, as applicable, shall notify the Trustee in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan or Serviced Whole Loan and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 Business Days) following the execution thereof.

            (f) The applicable Master Servicer or the Special Servicer may (subject to the Servicing Standard), as a condition to granting any request by a Borrower for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Serviced Whole Loan and is permitted by the terms of this Agreement and applicable law, require that such Borrower pay to it (i) as additional servicing compensation, a reasonable and customary fee for the additional services performed in connection with such request (provided that the charging of such fee would not constitute a "significant modification" of the related Mortgage Loan or Serviced Whole Loan, within the meaning of Treasury Regulations Section 1.860G-2(b)), and (ii) any related costs and expenses incurred by it. In no event shall the applicable Master Servicer or the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Borrower.

            (g) The Directing Certificateholder shall have the rights set forth in Sections 3.26 and 3.29 hereof with respect to any modification, waiver, amendment or other action contemplated by Section 3.30(a) (and with respect to a Serviced Whole Loan, the rights set forth in Section 3.31, Section 3.32 or
Section 3.34, as applicable). The Controlling Class Representative shall have no duty to act in the interests of any Class other than the Controlling Class.

            (h) Notwithstanding the foregoing, the Master Servicers shall not permit the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan (or any portion thereof) or Serviced Whole Loan, if any, unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8) and satisfies the conditions set forth in Section 3.09(f).

            (i) Notwithstanding anything herein or in the related Loan Documents to the contrary, the applicable Master Servicer may permit the substitution of direct, non-callable "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan (or any portion thereof) or Serviced Whole Loan in lieu of the defeasance collateral specified in the related Loan Documents or, if applicable, the Serviced Whole Loan; provided that, the applicable Master Servicer reasonably determines that allowing their use would not cause a default or event of default under the related Loan Documents to become reasonably foreseeable and such Master Servicer receives an Opinion of Counsel (at the expense of the Borrower to the extent permitted under the Loan Documents) to the effect that such use would not be and would not constitute a "significant modification" of such Mortgage Loan or Serviced Whole Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise endanger the status of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or result in the imposition of a tax upon the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC, the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property") and provided, further, that the requirements set forth in Section 3.09(f) are satisfied.

            (j) If required under the related Loan Documents or if otherwise consistent with the Servicing Standard, the applicable Master Servicer shall establish and maintain one or more accounts (the "Defeasance Accounts"), into which all payments received by such Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Loan Documents. Each Defeasance Account shall at all times be an Eligible Account. Notwithstanding the foregoing, in no event shall the applicable Master Servicer permit such amounts (other than a nominal amount) to be maintained in the Defeasance Account for a period in excess of 120 days, unless such amounts are reinvested by such Master Servicer in "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8). To the extent not required or permitted to be placed in a separate account, the applicable Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into its Collection Account or, if the Serviced Whole Loan is involved, the Serviced Whole Loan Collection Account and treat any such payments as payments made on the Mortgage Loan or Serviced Whole Loan, as applicable, in advance of its Due Date in accordance with clause (a) of the definition of Principal Distribution Amount, and not as a prepayment of the related Mortgage Loan or Serviced Companion Loan. Notwithstanding anything herein to the contrary, in no event shall the applicable Master Servicer permit such amounts to be maintained in its Collection Account or, if the Serviced Whole Loan is involved, the Serviced Whole Loan Collection Account for a period in excess of 365 days.

            (k) In the event the applicable Master Servicer or Special Servicer determines that a refusal to consent by the Directing Certificateholder or any advice from the Directing Certificateholder would cause such Master Servicer or Special Servicer, as applicable, to violate applicable law, the terms of the applicable Loan Documents, the REMIC Provisions or the terms of this Agreement, including without limitation, the Servicing Standard, the applicable Master Servicer or Special Servicer shall disregard such refusal to consent or advice and notify the Directing Certificateholder, the Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor.

            (l) Any modification, waiver or amendment of or consents or approvals relating to a Mortgage Loan or Serviced Whole Loan that is a Specially Serviced Loan or REO Loan shall be performed by the Special Servicer and not the Master Servicers, and to the extent provided in this Agreement and/or the applicable Co-Lender Agreement, shall be subject to the consent of the Directing Certificateholder or the Controlling Class Representative, as applicable.

            (m) With respect to a defeasance of Mortgage Loan originated or acquired by GACC, to the extent the related Loan Documents provide that the originator of such Mortgage Loan has the right to establish or designate the successor borrower and to purchase or cause to be purchased the related defeasance collateral ("GACC Defeasance Rights and Obligations"), the Midland Master Servicer shall provide, upon receipt of notice of request to cause a defeasance of such Mortgage Loan, written notice of such defeasance to GACC or its assignee. Until such time as GACC provides written notice to the contrary, notice of a defeasance of a Mortgage Loan with GACC Defeasance Rights and Obligations shall be delivered to CDHC, LLC, c/o Defeasance Holding Company, LLC, 11121 Carmel Commons Blvd., Suite 250, Charlotte, North Carolina 28226,
Attention: Legal Department, Tel: (704) 731-6252; Fax: (704) 759-9156.

            (n) For any Mortgage Loan and Serviced Whole Loan (other than a Specially Serviced Loan), subject to the rights of the Special Servicer set forth in this Section 3.30, and further subject to the rights of the Directing Certificateholder set forth herein, including in Sections 3.31, 3.32 and 3.34 and, with respect to any Serviced Whole Loan, further subject to the rights of the related Serviced B Loan Noteholder(s) under the related Co-Lender Agreement, the applicable Master Servicer, without the consent of the Special Servicer or the Directing Certificateholder, as applicable, shall be responsible for any request by a Mortgagor for the consent or approval of the mortgagee with respect to:

            (i) approving routine leasing activity with respect to any lease for less than the lesser of (A) 15,000 square feet and (B) 20% of the related Mortgaged Property; provided that (1) no subordination, non-disturbance and attornment agreement (an "SNDA") exists with respect to such lease and
      (2) no such lease is a Ground Lease; and provided further that, except in the case of the PNC Mortgage Loans (but only up to the limits specified in clauses (A) and (B) above), the applicable Master Servicer shall not grant or approve (but shall forward to the Special Servicer for its approval) any request for (or any waiver, consent, approval, amendment or modification in connection with) an SNDA or approval of a lease that contains an SNDA;

            (ii) approving any waiver affecting the timing of receipt of financial statements from any Borrower; provided that such financial statements are delivered no less than quarterly and within 60 days of the end of the calendar quarter;

            (iii) approving annual budgets for the related Mortgaged Property; provided that no such budget (A) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (B) provides for the payment of any material expenses to any affiliate of the Borrower (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

            (iv) subject to other restrictions herein regarding Principal Prepayments, waiving any provision of a Mortgage Loan requiring a specified number of days notice prior to a Principal Prepayment;

            (v) approving modifications, consents or waivers (except as provided for in Sections 3.30(a)(i)-(v)) in connection with a defeasance permitted by the terms of the related Mortgage Loan or Serviced Whole Loan if the applicable Master Servicer receives an Opinion of Counsel (which Opinion of Counsel shall be an expense of the Borrower) to the effect that such modification, waiver or consent would not cause any Trust REMIC to fail to qualify as a REMIC under the Code or result in a "prohibited transaction" under the REMIC Provisions;

            (vi) approving consents with respect to non-material rights-of-way and non-material easements and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such non-material rights-of-way or easements; and

            (vii) any non-material modifications, waivers or amendments not provided for in clauses (i) through (vi) above, which are necessary to cure any ambiguities or to correct scrivener's errors in the terms of the related Mortgage Loan.

provided, however, in the case of any Serviced Whole Loan, the Midland Master Servicer shall provide written notice of such action to the related Serviced B Loan Noteholder(s); and provided, further, that the applicable Master Servicer shall promptly notify the Special Servicer of any requests not subject to this
Section 3.30(n) for which the Special Servicer is responsible pursuant to this
Section 3.30 and shall deliver to the Special Servicer (which delivery may be by electronic transmission in a format acceptable to such Master Servicer and Special Servicer) a copy of the request, and all information in the possession of such Master Servicer that the Special Servicer may reasonably request related thereto. For the avoidance of doubt, and without limiting the generality of the foregoing, any request for the disbursement of earnouts or holdback amounts with respect to any Mortgage Loan listed on Exhibit X received by the applicable Master Servicer shall be submitted to the Special Servicer for approval (which approval shall be deemed given if the request is not denied by the Special Servicer in writing to the applicable Master Servicer within ten (10) Business Days of the Special Servicer's receipt of such request). For purposes of this Agreement, "disbursement of earnouts or holdback amounts" shall mean the disbursement or funding to a borrower of previously unfunded, escrowed or otherwise reserved portions of the loan proceeds of the applicable Mortgage Loan until certain conditions precedent thereto relating to the satisfaction of performance-related criteria (i.e., project reserve thresholds, lease-up requirements, sales requirements, etc.), as set forth in the applicable loan documents, have been satisfied.

            Section 3.31 Rights of Holders of the Villas Parkmerced Whole Loan; Rights of the Holders of the Class VPM Certificates. (a) The Midland Master Servicer and Special Servicer acknowledge and agree that the Villas Parkmerced Whole Loan is subject to the terms and provisions of the related Co-Lender Agreement and each agrees to service the Villas Parkmerced Whole Loan in accordance with the related Co-Lender Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Co-Lender Agreement and performing the obligations of the "Note A Holder" thereunder. Notwithstanding anything to the contrary in this Agreement, the Midland Master Servicer and Special Servicer agree not to take any action with respect to the Villas Parkmerced Whole Loan or the related Mortgaged Property without the prior consent of the applicable Companion Loan Noteholder to the extent that the related Co-Lender Agreement provides that such Companion Loan Noteholder is entitled or required to consent to such action, to the extent any such action or inaction does not cause a violation of the related Mortgage Loan Documents, applicable law or the Servicing Standard, and to deliver such reports and summaries as required by the related Co-Lender Agreement. Each of the Midland Master Servicer and Special Servicer acknowledges and agrees that such Companion Loan Noteholder has the right to cure certain defaults with respect to the related Mortgage Loan and to purchase the related Mortgage Loan in each case pursuant to the terms and conditions of the related Co-Lender Agreement.

            Additionally, if at any time the Villas Parkmerced Mortgage Loan becomes a Specially Serviced Loan and the Villas Parkmerced Mortgage Loan is subject to a purchase option, as described under Section 11 of the Villas Parkmerced Co-Lender Agreement, or a repurchase option, the holders of the Villas Parkmerced B Loans will have the right to purchase from the purchasing person the Villas Parkmerced Mortgage Loan at a price equal to the price paid for the Villas Parkmerced Mortgage Loan by the purchasing person.

            (b) Subject to the Villas Parkmerced Mortgage Loan Documents, notwithstanding anything to the contrary contained herein (but subject to the last paragraph of this Section 3.31(b)), (i) the Special Servicer shall be required to consult with the Directing Certificateholder upon the occurrence of any Villas Parkmerced Event of Default, to consider alternative actions recommended by the Directing Certificateholder and to consult with the Directing Certificateholder with respect to determinations made pursuant to Section 3.10 or Section 3.18 that require the consent of the Directing Certificateholder and
(ii) at any time (whether or not a Villas Parkmerced Event of Default has occurred) the Midland Master Servicer and the Special Servicer shall be required to (A) consult with the Directing Certificateholder (1) with respect to proposals to take any significant action with respect to the Villas Parkmerced Whole Loan and the related Mortgaged Property and to consider alternative actions recommended by the Directing Certificateholder and (2) to the extent that the related Villas Parkmerced Whole Loan documents grant the lender the right to approve budgets for the related Mortgaged Property, prior to approving any such budget and (B) prior to taking any of the actions set forth in Sections 6(b) and (c) of the Villas Parkmerced Co-Lender Agreement, to notify in writing the Directing Certificateholder of any proposal to take any of such actions (and to provide such Directing Certificateholder with such non-proprietary information reasonably requested by such Directing Certificateholder as may be necessary in the reasonable determination of such Directing Certificateholder in order make a judgment, the expense of providing such information to be an expense of the requesting party) and to receive the prior written approval of such Directing Certificateholder (which approval may be withheld in its sole discretion regarding actions under Section 6(c)) with respect to the actions set forth in Sections 6(b) and (c) of the Villas Parkmerced Co-Lender Agreement; provided, if the Directing Certificateholder fails to notify the Special Servicer or the Midland Master Servicer, as applicable, of its approval or disapproval of any such proposed action requiring its consent within ten Business Days of delivery to the Directing Certificateholder by the Special Servicer or the Midland Master Servicer, as applicable, of written notice of such a proposed action, together with the information reasonably requested by the Directing Certificateholder pursuant to this Section 3.31(b), such action by the Special Servicer or Servicer, as applicable, shall be deemed to have been approved by the Directing Certificateholder pursuant to the Co-Lender Agreement and this Section 3.31(b).

            In connection with any action or determination or proposed action or determination by the Special Servicer referred to in this Section 3.31(b), the Special Servicer shall prepare a summary of such proposed action or determination and an analysis of whether or not such action is reasonably likely to produce a greater recovery on a present value basis than not taking such action or making such determination and shall provide to the Directing Certificateholder such summary and such information as is in its possession or control and is reasonably requested by the Directing Certificateholder as may be necessary in the reasonable judgment of the Directing Certificateholder in order make a determination with respect to each of the matters contained in this
Section 3.31(b) and in Sections 6(b) and (c) of the Villas Parkmerced Co-Lender Agreement.

            The Midland Master Servicer or Special Servicer shall provide to the Directing Certificateholder by hard copy or by electronic means concurrently with the delivery thereof to the related mortgagor, copies of any notice of a Villas Parkmerced Event of Default and any other material notices sent to such mortgagor or with respect to foreclosure or other exercise of remedies or enforcement, modification or waiver with respect to the Villas Parkmerced Whole Loan or the related Mortgaged Property.

            Subject to the provisions of the Villas Parkmerced Co-Lender Agreement, notwithstanding the foregoing, (i) if the Midland Master Servicer or Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that immediate action is necessary to protect the interest of the Certificateholders and the Villas Parkmerced B Loan Holders (as a collective whole), then the Midland Master Servicer or Special Servicer, as applicable may take any such action without waiting for the response of the holder of the Villas Parkmerced B Loan, and (ii) in no event will the Master Servicer or the Special Servicer to take any action at the request of a Villas Parkmerced B Loan Holder or refrain from taking any action to the extent that the Midland Master Servicer or the Special Servicer, as applicable, determines that taking such action or refraining from taking such action would not be in accordance with the Servicing Standard.

            (c) The Midland Master Servicer or Special Servicer, as applicable, shall provide to each Villas Parkmerced B Loan Noteholder any reports and information related to the Villas Parkmerced Mortgage Loan, the Mortgaged Property and/or the related Borrower required to be provided to Villas Parkmerced B Loan Noteholders under the Villas Parkmerced Co-Lender Agreement. Any such documents shall be provided in the time and manner set forth in Section 28 of the Villas Parkmerced Co-Lender Agreement and, to the extent permitted under the Villas Parkmerced Co-Lender Agreement, the Master Servicer or Special Servicer may require the related Villas Parkmerced B Loan Noteholder to cover any costs and expenses incurred in connection with providing any such reports or information.

            Notwithstanding the foregoing, the Midland Master Servicer or Special Servicer, as applicable, shall always comply with Sections 6(d), (e) and
(f) of the Villas Parkmerced Co-Lender Agreement.

            (d) The cure rights of the holder of the Villas Parkmerced Mortgage Loan set forth in Section 9 of the Villas Parkmerced Co-Lender Agreement may also be exercised by any one or more Holders of Class VPM Certificates, subject to the limitations set forth in the Villas Parkmerced Co-Lender Agreement. In the event that such cure rights are exercised by Holders of more than one Class of Class VPM Certificates, the Midland Master Servicer or Special Servicer, as applicable, shall accept the cure from the Holder or Holders of the most subordinate Class of Class VPM Certificates that is exercising cure rights (pro rata (based on Certificate Balance) among the Holders of such Class exercising cure rights), and shall return all funds tendered for cure from the Holders of any other Class of Class VPM Certificates.

            (e) Each Class VPM Certificateholder shall be entitled to avoid a Class VPM Control Appraisal Event caused by application of an Appraisal Reduction Amount upon satisfaction of the following (which must be completed within 30 days of the receipt by such Class VPM Certificateholder that a Class VPM Control Appraisal Event has occurred with respect to the applicable Class VPM Certificate):

            (i) such Class VPM Certificateholder shall have delivered, in the amount specified in clause (ii) below, to the Midland Master Servicer or the Special Servicer (in each case together with documentation reasonably acceptable to the Midland Master Servicer or the Special Servicer to create and perfect a security interest in favor of the Trustee, in such collateral) either (x) cash collateral for the benefit of the Trust, and acceptable to, the Midland Master Servicer or the Special Servicer, as the case may be, or (y) an unconditional and irrevocable standby letter of credit payable on sight demand (with the Trustee as beneficiary) issued by a bank or other financial institutions the long-term unsecured debt obligations of which are rated at least "AA" by S&P and "Aa2" by Moody's or the short term obligations of which are rated at least "A-1+" by S&P and "P-1" by Moody's (either (x) or (y), the "Control Retention Collateral"), and

            (ii) the amounts delivered pursuant to the immediately preceding clause (i) shall be in an amount which, when added to the appraised value of the Mortgaged Property as determined by the Special Servicer in accordance with this Agreement, would cause the Class VPM Control Appraisal Event not to occur.

            If a letter of credit is initially furnished as Control Retention Collateral and if the issuer thereof at any time no longer satisfies the unsecured debt rating requirements set forth above (an "LOC Issuer Downgrade"), the applicable Class VPM Certificateholder shall be required within thirty (30) days of such event to replace such original letter of credit with a replacement letter of credit from an issuer meeting the rating requirements or to post cash collateral meeting the requirements set forth above. If the letter of credit is not replaced (or cash collateral not delivered) within such time period, the original letter of credit shall be drawn upon (and the initial letter of credit must permit such draw) and the proceeds thereof shall be held as Control Retention Collateral until such time as the letter of credit is replaced. In addition, if a letter of credit is furnished as Control Retention Collateral, the applicable Class VPM Certificateholder shall be required to renew such letter of credit not later than 30 days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Control Retention Collateral with an expiration date that is greater than 45 days from the date of substitution. Any letter of credit shall provide that the Midland Master Servicer or the Special Servicer, as the case may be, may draw upon such letter of credit and hold the proceeds thereof as Control Retention Collateral. A Class VPM Control Appraisal Event Cure shall continue until (i) the required appraised value of the Mortgaged Property plus the value of the Control Retention Collateral would not be sufficient to prevent a Class VPM Control Appraisal Event from occurring with respect to the Class VPM Certificateholder that provided the Control Retention Collateral or (ii) the occurrence of a final recovery on the Mortgage Loan. If the appraised value of the Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Control Appraisal Event with respect to the applicable Class VPM Certificateholder without taking into consideration any Control Retention Collateral previously delivered by such Class VPM Certificateholder, any Control Retention Collateral held by the Midland Master Servicer or the Special Servicer shall promptly be returned to such Class VPM Certificateholder (at such Holder's sole expense). For avoidance of doubt, it is intended that no partial releases of Control Retention Collateral shall be permitted.

            (f) Upon the occurrence of a final recovery on the Mortgage Loan, the Control Retention Collateral posted by each Class VPM Certificateholder shall be available to reimburse each Certificateholder that is senior in priority to the Class VPM Certificateholder that provided the Control Retention Collateral (in the order of such priority) for any Realized Loss suffered by each such Holder with respect to the Mortgage Loan after application of the net proceeds of liquidation, in an amount not to exceed each the State Principal Balance of such Class plus accrued and unpaid interest thereon at the applicable interest rate, and all other costs reimbursable under this Agreement related to the Mortgage Loan.

            Any such Collateral Retention Collateral shall be an "outside reserve fund" within the meaning of the REMIC Provisions, and shall be beneficially owned by the related Class VPM Certificateholders who shall be taxable on all income thereon and entitled to any reimbursement from the Trust REMIC with respect thereto.

            Section 3.32 Certain Intercreditor Matters Relating to the Whole Loans. (a) With respect to the Serviced Whole Loans, except for those duties to be performed by, and notices to be furnished by, the Trustee under this Agreement, the Midland Master Servicer or the Special Servicer, as applicable, shall perform such duties and furnish such notices, reports and information on behalf of the Trust Fund as may be the obligation of the Trust under the related Co-Lender Agreement.

            (b) The Midland Master Servicer shall maintain a register (the "Serviced Companion Loan Noteholder Register") on which the Midland Master Servicer shall record the names and addresses of the Serviced Companion Loan Noteholders and wire transfer instructions for such Serviced Companion Loan Noteholders from time to time, to the extent such information is provided in writing to the Midland Master Servicer by a Serviced Companion Loan Noteholder. Each Serviced Companion Loan Noteholder has agreed to inform the Midland Master Servicer of its name, address, taxpayer identification number and wiring instructions (to the extent the foregoing information is not already contained in the related Co-Lender Agreement) and of any transfer thereof (together with any instruments of transfer).

            In no event shall the Midland Master Servicer be obligated to pay any party the amounts payable to a Serviced Companion Loan Noteholder hereunder other than the Person listed as the applicable Serviced Companion Loan Noteholder on the Serviced Companion Loan Noteholder Register. In the event that a Serviced Companion Loan Noteholder transfers the related Serviced Companion Loan without notice to the Midland Master Servicer, the Midland Master Servicer shall have no liability whatsoever for any misdirected payment on such Serviced Companion Loan and shall have no obligation to recover and redirect such payment.

            The Midland Master Servicer shall promptly provide the names and addresses of any Serviced Companion Loan Noteholder to any party hereto, any related B Loan Noteholder or any successor thereto upon written request, and any such party or successor may, without further investigation, conclusively rely upon such information. The Midland Master Servicer shall have no liability to any Person for the provision of any such names and addresses.

            (c) The Directing Certificateholder shall not owe any fiduciary duty to the Trustee, the Midland Master Servicer, any Special Servicer, any Certificateholder (including the Controlling Class Representative, if applicable) or any noteholder of a Serviced Whole Loan, as applicable. The Directing Certificateholder will not have any liability to the Certificateholders (including the Controlling Class Representative, if applicable) or any other noteholder of a Serviced Whole Loan, as applicable, for any action taken, or for refraining from the taking of any action or the giving of any consent, pursuant to this Agreement, or for errors in judgment. By its acceptance of a Certificate, each Certificateholder will be deemed to have confirmed its understanding that the Directing Certificateholder may take or refrain from taking actions that favor the interests of the Directing Certificateholder over the Certificateholders or such other noteholder of a Serviced Whole Loan, as applicable, and that such Directing Certificateholder may have special relationships and interests that conflict with the interests of the Certificateholders or such other noteholder of a Serviced Whole Loan, as applicable, and will be deemed to have agreed to take no action against such Directing Certificateholder or any of its officers, directors, employees, principals or agents as a result of such a special relationship or conflict, and that such Directing Certificateholder shall not be liable by reason of its having acted or refrained from acting solely in the interests of the Directing Certificateholder.

            (d) With respect to any Serviced Whole Loan, the Directing Certificateholder shall be entitled to exercise the consent rights, cure rights and purchase rights, as applicable, to the extent set forth in the applicable Co-Lender Agreement, in accordance with the terms of the related Co-Lender Agreement and this Agreement.

            Section 3.33 [Reserved]

            Section 3.34 Rights of Holders of the Arrowhead Shopping Center Whole Loan. The Midland Master Servicer and Special Servicer acknowledges and agrees that the Arrowhead Shopping Center Whole Loan is subject to the terms and provisions of the Arrowhead Shopping Center Intercreditor Agreement and each agrees to service the Arrowhead Shopping Center Whole Loan in accordance with the Arrowhead Shopping Center Intercreditor Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the Arrowhead Shopping Center Intercreditor Agreement and performing the obligations of the "Note A Holder" thereunder. Notwithstanding anything to the contrary in this Agreement, each of the Midland Master Servicer and the Special Servicer agrees not to take any action with respect any of the Arrowhead Shopping Center Whole Loan or the related Mortgaged Property without the prior consent of the applicable Companion Loan Noteholder to the extent that the Arrowhead Shopping Center Intercreditor Agreement provides that such Companion Loan Noteholder is entitled or required to consent to such action, to the extent such action or inaction does not cause a violation of the terms of the related Mortgage Loan Documents, applicable law or the Servicing Standard, and agree to deliver such reports and summaries as required by the Arrowhead Shopping Center Intercreditor Agreement. Each of the Midland Master Servicer and Special Servicer acknowledges and agrees that such Companion Loan Noteholder has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of the Arrowhead Shopping Center Intercreditor Agreement.

            Further, pursuant to the terms of the Arrowhead Shopping Center Intercreditor Agreement, it is contemplated that the related Borrower under the Arrowhead Shopping Center Whole Loan will remit payments on the Arrowhead Shopping Center Mortgage Loan to the Midland Master Servicer, and for the Arrowhead Shopping Center B Loan (regardless of whether it has been securitized or is securitized in the future), the related Borrower will remit payments on the Arrowhead Shopping Center B Loan directly to the servicer for such B Loan; provided, however, that under the circumstances identified in the Arrowhead Shopping Center Intercreditor Agreement, the related Borrower under the Arrowhead Shopping Center B Loan (even after the Arrowhead Shopping Center B Loan has been securitized) will be required to remit payments on the Arrowhead Shopping Center B Loan directly to the Midland Master Servicer or the Special Servicer under this Agreement.

            Additionally, if at any time with respect to the Arrowhead Shopping Center Whole Loan an event of default enumerated in Section 8(a) of the Arrowhead Shopping Center Intercreditor Agreement occurs and the Arrowhead Shopping Center Mortgage Loan becomes subject to a purchase option, as described under Section 8 of the Arrowhead Shopping Center Intercreditor Agreement, the related Arrowhead Shopping Center B Loan Noteholder will have the right to purchase the Arrowhead Shopping Center Mortgage Loan at the defaulted mortgage loan purchase price described therein.

            Notwithstanding anything to the contrary in this Agreement but subject to the initial paragraph of this Section 3.34, the Midland Master Servicer or the Special Servicer, as applicable, shall be required to obtain the prior written consent of the Arrowhead Shopping Center B Loan Noteholder with respect to any amendment, deferral, extension, waiver or other modification of the Arrowhead Shopping Center Whole Loan enumerated in, and under the circumstances described in, Section 16(a) of the Arrowhead Shopping Center Intercreditor Agreement.

            With respect to the Arrowhead Shopping Center Whole Loan, the Midland Master Servicer or Special Servicer, as applicable, shall, when provided or available to it from time to time, deliver to the Arrowhead Shopping Center B Loan Noteholder (i) a summary of the current status of principal and interest payments on such Serviced Whole Loan, (ii) copies of all financial statements and reports required pursuant to the related Mortgage Loan Documents, to the extent in the Midland Master Servicer's or Special Servicer's, as applicable, possession, (iii) current information, if any, as to the value of the related Mortgage Property, to the extent in the Midland Master Servicer's or Special Servicer's, as applicable, possession, (iv) a copy of any other agreements that govern the administration of such Serviced Whole Loan, (v) copies of any default or acceleration notices sent to the related Borrower, (vi) copies of each other report provided under this Agreement to the Certificateholders and/or the Trustee, including, without limitation, the CMSA reports, (vii) copies of all requests and material correspondence relating to such Serviced Whole Loan and
(viii) other information with respect to the Borrower or such Serviced Whole Loan, reasonably requested by the Arrowhead Shopping Center B Loan Noteholder, to the extent in the Midland Master Servicer's or Special Servicer's, as applicable, possession. Notwithstanding anything to the contrary in this paragraph, the Midland Master Servicer may deliver any information required by this paragraph by making it available on its website.

            Notwithstanding any provision of this Agreement to the contrary, consistent with the Servicing Standard, the servicing rights and obligations of the Special Servicer with respect to the Arrowhead Shopping Center B Loan will be limited pursuant to the terms of the Arrowhead Shopping Center Intercreditor Agreement prior to, or after the discontinuance of, a "Material Default" (as defined in Section 3(b) of the Arrowhead Shopping Center Intercreditor Agreement).

            Section 3.35 Litigation Control.

            (a) The following provisions shall apply to each Mortgage Loan or Serviced Whole Loan that is Serviced by the Midland Master Servicer:

            (i) The Special Servicer, with respect to litigation involving Specially Serviced Loans, and the Midland Master Servicer, with respect to litigation involving non-Specially Serviced Loans, and where the applicable servicer contemplates availing itself of indemnification as provided for under this Agreement, such servicer shall, for the benefit of the Certificateholders, direct, manage, prosecute, defend and/or settle any and all claims and litigation relating to (a) the enforcement of the obligations of a Mortgagor under the related Mortgage Loan documents and
      (b) any action brought against the Trust Fund or any party to this Agreement with respect to any Mortgage Loan (the foregoing rights and obligations, "Litigation Control"). Such Litigation Control shall be carried out in accordance with the terms of this Agreement, including, without limitation, the Servicing Standard. Upon becoming aware of or being named in any such claims or litigation, the Midland Master Servicer shall immediately notify the Controlling Class Representative of such claims or litigation. In addition, the Midland Master Servicer shall prepare and submit a monthly status report regarding any Litigation Control matter to the Controlling Class Representative.

            (ii) Notwithstanding the foregoing, each of the Special Servicer and the Midland Master Servicer, as applicable, shall consult with and keep the Controlling Class Representative advised of any material development including without limitation (i) any material decision concerning Litigation Control and the implementation thereof and (ii) any decision to agree to or propose any terms of settlement, and shall submit any such development or decision to the Controlling Class Representative for its approval or consent. Subject to Sections 3.30, 3.31, 3.32 and 3.34, in each case if and as applicable, and to the last paragraph of this Section 3.35(a), the Special Servicer or the Midland Master Servicer, as applicable, shall not take any action implementing any such material development or decision described in the preceding sentence unless and until it has notified in writing the Controlling Class Representative and the Controlling Class Representative has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Controlling Class Representative has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Special Servicer or the applicable Master Servicer, as applicable, within such 5-Business Day period, then the Controlling Class Representative shall be deemed to have approved the taking of such action); provided that, in the event that the Special Servicer or the applicable Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole), the Special Servicer or the Midland Master Servicer, as applicable, may take such action without waiting for the Directing Certificateholder's response; provided that the Special Servicer or the Midland Master Servicer, as applicable, has confirmation that the Controlling Class Representative has received notice of such action in writing.

            (iii) Notwithstanding anything contained herein to the contrary with respect to any Litigation Control otherwise required to be exercised hereunder by the Midland Master Servicer relating to a Mortgage Loan that has either (i) been satisfied or paid in full, or (ii) as to which a Final Recovery Determination has been made, after receiving the required notice from the Midland Master Servicer set forth above that the Midland Master Servicer became aware of or was named in any such claims or litigation, the initial Controlling Class Representative may direct in writing that the such Litigation Control nevertheless be exercised by the Special Servicer; provided, however, that the Controlling Class Representative and the Special Servicer in accordance with the Servicing Standard have determined and advised the Midland Master Servicer that its actions with respect to such obligations are indemnifiable under Section 6.03 hereof, and accordingly, any loss, liability or expense (including legal fees and expenses incurred up until such date of transfer of Litigation Control to the Special Servicer) arising from the related legal action or claim underlying such Litigation Control and not otherwise paid to the Midland Master Servicer pursuant to Section 6.03 of this Agreement shall be payable by the Trust at the direction of the Special Servicer.

            (iv) Notwithstanding the foregoing, no advice, direction or objection of, or consent withheld by, the Controlling Class Representative shall (i) require or cause the Special Servicer or the Midland Master Servicer, as applicable, to violate the terms of any Mortgage Loan or any related intercreditor, co-lender or similar agreement, applicable law or any provision of this Agreement, including the Special Servicer's and the Midland Master Servicer's obligation to act in accordance with the Servicing Standard and the Mortgage Loan documents for any Mortgage Loan and to maintain the REMIC status of any Trust REMIC, or (ii) result in an Adverse REMIC Event with respect to any Trust REMIC or an Adverse Grantor Trust Event with respect to the Grantor Trust or have adverse tax consequences for the Trust Fund, or (iii) expose any of the Midland Master Servicers, the Special Servicer, the Depositor, any of the Mortgage Loan Sellers, any sub-servicer, the Trust Fund, the Trustee or any of their respective Affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which this Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or (iv) materially expand the scope of the Special Servicer's, the Midland Master Servicer's or the Trustee's responsibilities under this Agreement; and neither the Special Servicer nor the Midland Master Servicer will follow any such advice, direction or objection if given by the Controlling Class Representative or initiate any such actions, that would have the effect described in clauses (i)-(iv) of this sentence.

            (b) The following provisions shall apply to each Mortgage Loan or Serviced Whole Loan that is Serviced by the Wachovia Master Servicer:

            (i) The Special Servicer shall, (1) direct, manage, prosecute and/or defend any action brought by a Mortgagor against the Trust and/or the Special Servicer and (2) represent the interests of the Trust in any litigation relating to the rights and obligations of the Mortgagor or Mortgagee, or the enforcement of the obligations of a Borrower, under the Mortgage Loan documents ("Trust-Related Litigation").

            (ii) To the extent the Wachovia Master Servicer is named in Trust-Related Litigation, and the Trust or Special Servicer is not named, in order to effectuate the role of the Special Servicer as contemplated by
      Section 3.35(b)(i) above, the Wachovia Master Servicer shall (1) notify the Special Servicer of such Trust-Related Litigation within ten (10) days of the Wachovia Master Servicer receiving service of such Trust-Related Litigation; (2) provide monthly status reports to the Special Servicer, regarding such Trust-Related Litigation; (3) seek to have the Trust replace the Wachovia Master Servicer as the appropriate party to the lawsuit; and (4) so long as the Wachovia Master Servicer remains a party to the lawsuit, consult with and act at the direction of the Special Servicer with respect to decisions and resolutions related to the interests of the Trust in such Trust-Related Litigation, including but not limited to the selection of counsel, provided however, if there are claims against the Wachovia Master Servicer and the Wachovia Master Servicer has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to the Wachovia Master Servicer.

            (iii) Notwithstanding the right of the Special Servicer to represent the interests of the Trust in Trust-Related Litigation, and subject to the rights of the Special Servicer to direct the Wachovia Master Servicer's actions in Section 3.35(b)(iv) below, the Wachovia Master Servicer shall retain the right to make determinations relating to claims against the Wachovia Master Servicer, including but not limited to the right to engage separate counsel in the Wachovia Master Servicer's reasonable discretion, the cost of which shall be subject to indemnification pursuant to Section
      6.03. Further, nothing in this section shall require the Wachovia Master Servicer to take or fail to take any action which, in the Wachovia Master Servicer's good faith and reasonable judgment, may (1) result in an Adverse REMIC Event or Adverse Grantor Trust Event or (2) subject the Wachovia Master Servicer to liability or materially expand the scope of the Wachovia Master Servicer's obligations under this Agreement.

            (iv) Notwithstanding the Wachovia Master Servicer's right to make determinations relating to claims against the Wachovia Master Servicer, the Special Servicer shall have the right at any time to (1) direct the Wachovia Master Servicer to settle any claims brought against the Trust, including claims asserted against the Wachovia Master Servicer (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related Litigation) and (2) otherwise reasonably direct the actions of the Wachovia Master Servicer relating to claims against the Wachovia Master Servicer (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related Litigation), provided in either case that (A) such settlement or other direction does not require any admission, or is not likely to result in a finding, of liability or wrongdoing on the part of the Wachovia Master Servicer, (B) the cost of such settlement or any resulting judgment is and shall be paid by the Trust, (C) the Wachovia Master Servicer is and shall be indemnified pursuant to Section 6.03 hereof for all costs and expenses of the Wachovia Master Servicer incurred in defending and settling the Trust-Related Litigation and for any judgment, (D) any such action taken by the Wachovia Master Servicer at the direction of the Special Servicer shall be deemed (as to the Wachovia Master Servicer) to be in compliance with the Servicing Standard and (E) the Special Servicer provides the Wachovia Master Servicer with assurance reasonably satisfactory to the Wachovia Master Servicer as to the items on clauses (A), (B) and (C) .

            (v) In the event both the Wachovia Master Servicer and the Special Servicer or Trust are named in litigation, the Wachovia Master Servicer and the Special Servicer shall cooperate with each other to afford the Wachovia Master Servicer and the Special Servicer the rights afforded to such party in this Section 3.35(b).

            (vi) This Section 3.35(b) shall not apply in the event the Special Servicer authorizes the Wachovia Master Servicer, and the Wachovia Master Servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain Trust-Related Litigation on behalf of the Trust.

            (c) Notwithstanding the foregoing, (i) in the event that any action, suit, litigation or proceeding names the Trustee in its individual capacity, or in the event that any judgment is rendered against the Trustee in its individual capacity, the Trustee, upon prior written notice to the applicable Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim), (ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor or guarantor under the related Mortgage Loan documents or otherwise relating to a Mortgage Loan or Mortgaged Property, neither the Master Servicer nor the Special Servicer shall, without the prior written consent of the Trustee, (A) initiate any action, suit, litigation or proceeding in the name of the Trustee, whether in such capacity or individually,
(B) engage counsel to represent the Trustee, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state (provided that neither the Midland Master Servicer nor the Special Servicer shall be responsible for any delay due to the failure of the Trustee to grant such consent), and (iii) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the Trustee shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interest (but not to otherwise direct, manage or prosecute such litigation or claim).

                                   ARTICLE IV

                       DISTRIBUTIONS TO CERTIFICATEHOLDERS

            Section 4.01 Distributions. (a) (i) [Reserved]

            (ii) On each Distribution Date, immediately following the distributions on the Villas Parkmerced Loan REMIC Regular Interests as set forth in Section 4.01A, amounts held in the Lower-Tier Distribution Account shall be withdrawn (to the extent of the Available Funds, including or reduced by, to the extent required by Section 3.05(f), the Withheld Amounts, plus any amount withdrawn from the Excess Liquidation Proceeds Account pursuant to Section 3.05(j)) in the case of all Classes of Pooled Lower-Tier Regular Interests (such amount, the "Pooled Lower-Tier Distribution Amount"). Each Class of Lower-Tier Regular Interests shall be deemed to have received distributions in respect of principal in an amount equal to the amount of principal actually distributable to its respective Corresponding Certificates as provided in
      Section 4.01(b). As of any date, the principal balance of each Pooled Lower-Tier Regular Interest shall equal the Lower-Tier Principal Balance thereof. On each Distribution Date, distributions of interest made in respect of any Class of Pooled Regular Certificates on each Distribution Date pursuant to Section 4.01(b) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest; provided that each Pooled Lower-Tier Regular Interest shall be deemed to have received distributions in respect of interest in an amount equal to the Interest Accrual Amount and Class Interest Shortfalls in respect of the Class X Strip Rate of its Corresponding Certificates, in each case to the extent actually distributable thereon as provided in Section 4.01(b).

            All distributions of reimbursements of Realized Losses and Additional Trust Fund Expenses made in respect of any Class of Principal Balance Certificates on each Distribution Date pursuant to Section 4.01(b) shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest.

            On each Distribution Date, the Trustee shall apply amounts related to each Prepayment Premium and Yield Maintenance Charge then on deposit in the Lower-Tier Distribution Account (other than with respect to the Villas Parkmerced Non-Pooled Trust Component) and received during or prior to the related Collection Period to the Pooled Lower-Tier Regular Interests in proportion to the amount of principal distributed to each Class of Pooled Lower-Tier Regular Interests on such Distribution Date pursuant to this Section 4.01(a)(ii).

            The Trustee shall be deemed to deposit the Pooled Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and any Yield Maintenance Charges distributed to the Upper-Tier REMIC pursuant to this Section 4.01(a)(ii) into the Upper-Tier Distribution Account. Any amount in respect of the Mortgage Pool that remains in the Lower-Tier Distribution Account on each Distribution Date after distribution of the Pooled Lower-Tier Distribution Amount and distribution of Prepayment Premiums and Yield Maintenance Charges in respect of the Mortgage Pool shall be distributed to the Holders of the Class LR Certificates (but only to the extent of such amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

            (b) On each Distribution Date occurring prior to the Crossover Date, the Trustee shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant to Section 4.01(a)(ii), and distribute such amount to Certificateholders in the amounts and in the order of priority set forth below:

            (i) First, to pay interest, pro rata, (i) on the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates from the portion of the Available Funds for such Distribution Date attributable to Mortgage Loans in Loan Group 1 up to an amount equal to the aggregate Interest Accrual Amount for those Classes, in each case in accordance with their respective interest entitlements; (ii) on the Class A-1A Certificates from the portion of the Available Funds for such Distribution Date attributable to Mortgage Loans in Loan Group 2A up to an amount equal to the aggregate Interest Accrual Amount for such Class; (iii) on the Class A-1B Certificates from the portion of the Available Funds for such Distribution Date attributable to Mortgage Loans in Loan Group 2B; and (iv) on the Class X Certificates from the Available Funds for such Distribution Date up to an amount equal to the Interest Accrual Amount for such Class; provided, however, if on any Distribution Date, the Available Funds (or applicable portion thereof) are insufficient to pay in full the total Interest Accrual Amount to be paid to any of the Classes described in this subclause (i), the Available Funds for such Distribution Date will be allocated among all those Classes pro rata, in accordance with their respective interest entitlements;

            (ii) Second, pro rata, to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B and Class X Certificates, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Classes,

            (iii) Third, in reduction of the Certificate Balances thereof,

                  (A) to the Class A-1, Class A-2, Class A-3, Class A-AB, Class
            A-4 Certificates,

                        (1) first, to the Class A-AB Certificates, in an amount
                  up to the Group 1 Principal Distribution and, after the outstanding Certificate Balance of the Class A-1A and Class A-1B Certificates have been reduced to zero, the Loan Group 2A Principal Distribution Amount and Loan Group 2B Principal Distribution Amount remaining after payments to the Class A-1A and Class A-1B Certificates have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-AB Certificates is reduced to the Class A-AB Planned Principal Balance,

                        (2) then, to the Class A-1 Certificates, in an amount
                  equal to the Group 1 Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-AB Certificates pursuant to (1) above in this clause Third) for such Distribution Date and, after the Class A-1A and Class A-1B Certificates have been reduced to zero, the Loan Group 2A Principal Distribution Amount and Loan Group 2B Principal Distribution Amount remaining after payments to the Class A-1A, Class A-1B Certificates, and after payments to the Class A-AB Certificates pursuant to (1) above in this clause Third have been made on such Distribution Date, until the Class A-1 Certificates are reduced to zero,

                        (3) then, to the Class A-2 Certificates, in an amount
                  equal to the Group 1 Principal Distribution Amount (or the portion thereof remaining after distributions to the Class A-1 Certificates and distributions on the Class A-1 Certificates) for such Distribution Date and, after the Class A-AB Certificates pursuant to (1) above in this clause Third) for such Distribution Date and, after the Class A-1A and Class A-1B Certificates have been reduced to zero, the Loan Group 2A Principal Distribution Amount and Loan Group 2B Principal Distribution Amount remaining after payments to the Class A-1A, Class A-1B, and Class A-1 Certificates and payments to the Class A-AB Certificates pursuant to (1) above in this clause Third have been made on such Distribution Date, until the Class A-2 Certificates are reduced to zero,

                        (4) then, to the Class A-3 Certificates, in an amount
                  equal to the Group 1 Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1 and Class A-2 Certificates and distributions on the Class A-AB Certificates pursuant to (1) above in this clause Third) for such Distribution Date and, after the Class A-1A and Class A-1B Certificates have been reduced to zero, the Loan Group 2A Principal Distribution Amount and Loan Group 2B Principal Distribution Amount remaining after payments to the Class A-1A, Class A-1B, Class A-1 and Class A-2 Certificates and payments to the Class A-AB Certificates pursuant to (1) above in this clause Third have been made on such Distribution Date, until the Class A-3 Certificates have been reduced to zero,

                        (5) then, to the Class A-AB Certificates, in an amount
                  equal to the Group 1 Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1, Class A-2 and Class A-3 Certificates) for such Distribution Date and, after the Class A-1A and Class A-1B Certificates have been reduced to zero, the Loan Group 2A Principal Distribution Amount and Loan Group 2B Principal Distribution Amount remaining after payments to the Class A-1A, Class A-1B, Class A-1, Class A-2 and Class A-3 Certificates have been made on such Distribution Date, until the Class A-AB Certificates have been reduced to zero,

                        (6) then, to the Class A-4 Certificates, in an amount
                  equal to the Group 1 Principal Distribution Amount (or the portion of it remaining after distributions to the Class A-1, Class A-2 and Class A-3 Certificates and distributions on the Class A-AB Certificates pursuant to (1) above in this clause Third) for such Distribution Date and, after the Class A-1A and Class A-1B Certificates have been reduced to zero, the Loan Group 2A Principal Distribution Amount and Loan Group 2B Principal Distribution Amount remaining after payments to the Class A-1A, Class A-1B, Class A-1, Class A-2 and Class A-3 Certificates and payments to the Class A-AB Certificates pursuant to (1) above in this clause Third have been made on such Distribution Date, until the Class A-4 Certificates have been reduced to zero,

                  (B) to the Class A-1A Certificates, in an amount equal to the
            Loan Group 2A Principal Distribution Amount for such Distribution Date and the Loan Group 2B Principal Distribution Amount remaining after payments to the Class A-1B Certificates have been made on such Distribution Date;

                  (C) to the Class A-1B Certificates, in an amount equal to the
            Loan Group 2B Principal Distribution Amount for such Distribution Date and the Loan Group 2A Principal Distribution Amount remaining after payments to the Class A-1A Certificates have been made on such Distribution Date;

                  (D) to the Class A-1A and Class A-1B Certificates, pro rata, in an amount equal to the Loan Group 1 Principal Distribution Amount remaining after payments to the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates have been made on such Distribution Date, until the Class A-1A and Class A-1B Certificates are reduced to zero;

            (iv) Fourth, to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A and Class A-1B Certificates, pro rata, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (v) Fifth, to the Class A-M Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (vi) Sixth, to the Class A-M Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (vii) Seventh, to the Class A-M Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (viii) Eighth, to the Class A-M Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (ix) Ninth, to the Class A-J Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (x) Tenth, to the Class A-J Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xi) Eleventh, to the Class A-J Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xii) Twelfth, to the Class A-J Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xiii) Thirteenth, to the Class B Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xiv) Fourteenth, to the Class B Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xv) Fifteenth, to the Class B Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xvi) Sixteenth, to the Class B Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xvii) Seventeenth, to the Class C Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xviii) Eighteenth, to the Class C Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xix) Nineteenth, to the Class C Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xx) Twentieth, to the Class C Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxi) Twenty-first, to the Class D Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxii) Twenty-second, to the Class D Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxiii) Twenty-third, to the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xxiv) Twenty-fourth, to the Class D Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxv) Twenty-fifth, to the Class E Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxvi) Twenty-sixth, to the Class E Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxvii) Twenty-seventh, to the Class E Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount, less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xxviii) Twenty-eighth, to the Class E Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxix) Twenty-ninth, to the Class F Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxx) Thirtieth, to the Class F Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxxi) Thirty-first, to the Class F Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xxxii) Thirty-second, to the Class F Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxxiii) Thirty-third, to the Class G Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxxiv) Thirty-fourth, to the Class G Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxxv) Thirty-fifth, to the Class G Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xxxvi) Thirty-sixth, to the Class G Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxxvii) Thirty-seventh, to the Class H Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxxviii) Thirty-eighth, to the Class H Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxxix) Thirty-ninth, to the Class H Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xl) Fortieth, to the Class H Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xli) Forty-first, to the Class J Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xlii) Forty-second, to the Class J Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xliii) Forty-third, to the Class J Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xliv) Forty-fourth, to the Class J Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xlv) Forty-fifth, to the Class K Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xlvi) Forty-sixth, to the Class K Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xlvii) Forty-seventh, to the Class K Certificates in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount less amounts of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xlviii) Forty-eighth, to the Class K Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xlix) Forty-ninth, to the Class L Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (l) Fiftieth, to the Class L Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (li) Fifty-first, to the Class L Certificates in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount less amounts of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (lii) Fifty-second, to the Class L Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (liii) Fifty-third, to the Class M Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (liv) Fifty-fourth, to the Class M Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lv) Fifty-fifth, to the Class M Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (lvi) Fifty-sixth, to the Class M Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (lvii) Fifty-seventh, to the Class N Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (lviii) Fifty-eighth, to the Class N Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lix) Fifty-ninth, to the Class N Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (lx) Sixtieth, to the Class N Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (lxi) Sixty-first, to the Class O Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (lxii) Sixty-second, to the Class O Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lxiii) Sixty-third, to the Class O Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (lxiv) Sixty-fourth, to the Class O Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (lxv) Sixty-fifth, to the Class P Certificates, in respect of interest, up to an amount equal to the Interest Accrual Amount of such Class;

            (lxvi) Sixty-sixth, to the Class P Certificates, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lxvii) Sixty-seventh, to the Class P Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses until the Certificate Balance of such Class is reduced to zero;

            (lxviii) Sixty-eighth, to the Class P Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (lxix) Sixty-ninth, to the Class Q Certificates, in respect of interest, up to an amount equal to the Interest Accrual Amount of such Class;

            (lxx) Seventieth, to the Class Q Certificates, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lxxi) Seventy-first, to the Class Q Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses until the Certificate Balance of such Class is reduced to zero;

            (lxxii) Seventy-second, to the Class Q Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class; and

            (lxxiii) Seventy-third, to the Class R and Class LR Certificates.

            All references to "pro rata" in the preceding clauses with respect to interest and Class Interest Shortfalls shall mean pro rata based on the amount distributable pursuant to such clauses, with respect to distribution of principal other than for unreimbursed Realized Losses shall mean pro rata based on Certificate Balance and with respect to distributions with respect to unreimbursed Realized Losses shall mean pro rata based on the amount of unreimbursed Realized Losses previously allocated to the applicable Classes.

            Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, the Principal Distribution Amount will be distributed to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A and Class A-1B Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such Class is reduced to zero.

            (c) On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Pooled Lower-Tier Regular Interests pursuant to Section 4.01(a)(ii), the Trustee shall make distributions of any Prepayment Premiums and Yield Maintenance Charges received in the related Collection Period (other than in respect of the Villas Parkmerced Non-Pooled Trust Component) from amounts deposited in the Upper-Tier Distribution Account pursuant to Section 3.05(g), as follows:

            (i) Prepayment Premiums, Yield Maintenance Charges received with respect to Group 1 Mortgage Loans shall be distributed to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates, in an amount equal to the product of (a) a fraction, not greater than one, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of Prepayment Premiums or Yield Maintenance Charges, as applicable, collected on such Principal Prepayment during the related Due Period. Any Yield Maintenance Charges or Prepayment Premiums collected during the related Collection Period remaining after such distributions will be distributed to the holders of the Class X Certificates. No Prepayment Premiums or Yield Maintenance Charges in respect of the Group 1 Mortgage Loans will be distributed to holders of any other Class of Certificates; and

            (ii) Prepayment Premiums and Yield Maintenance Charges received with respect to the Group 2A Mortgage Loans shall be distributed to the Class A-1A Certificates in an amount equal to the product of (a) a fraction, not greater than one, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1A Certificates on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of Prepayment Premiums or Yield Maintenance Charges, as applicable, collected on such Principal Prepayment during the related Due Period. Any Prepayment Premiums and Yield Maintenance Charges collected during the related Due Period remaining after such distributions shall be distributed to the Holders of the Class X Certificates. No Prepayment Premiums or Yield Maintenance Charges in respect of the Group 2A Mortgage Loans will be distributed to holders of any other Class of Certificates.

            (iii) Prepayment Premiums and Yield Maintenance Charges received with respect to the Group 2B Mortgage Loans shall be distributed to the Class A-1B Certificates in an amount equal to the product of (a) a fraction, not greater than one, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1B Certificates on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of Prepayment Premiums or Yield Maintenance Charges, as applicable, collected on such Principal Prepayment during the related Due Period. Any Prepayment Premiums and Yield Maintenance Charges collected during the related Due Period remaining after such distributions shall be distributed to the Holders of the Class X Certificates. No Prepayment Premiums or Yield Maintenance Charges in respect of the Group 2B Mortgage Loans will be distributed to holders of any other Class of Certificates.

            Following the reduction of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates to zero, the Trustee shall distribute to the Class X Certificates all Prepayment Premiums and Yield Maintenance Charges actually received during the related Due Period with respect to the Mortgage Loans (other than the Villas Parkmerced Non-Pooled Trust Component) and remitted in respect of Lower-Tier Regular Interests pursuant to Section 4.01(d).

            (d) [Reserved]

            (e) On each Distribution Date, the Trustee shall withdraw amounts from the Excess Liquidation Proceeds Account (or sub-account thereof) and shall distribute such amounts in the following manner:

            (i) (A) from amounts in the Excess Liquidation Proceeds Account allocable to a Mortgage Loan (other than the Serviced Whole Loan), to reimburse the Holders of the Principal Balance Certificates (in the order set forth in Section 4.01(b)) up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to them and unreimbursed after application of Available Funds for such Distribution Date and (B) from amounts in the Excess Liquidation Proceeds Account allocable to the Serviced Whole Loans, to reimburse the Holders of the Principal Balance Certificates (in the order set forth in Section 4.01(b)), with respect to amounts allocable to the Serviced Mortgage Loans on a pro rata basis based on the Mortgage Loan's Stated Principal Balance, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to them and unreimbursed after application of Available Funds for such Distribution Date and any remaining amounts to the related Serviced B Loan, if any; and

            (ii) any amounts remaining in the Excess Liquidations Proceeds Account after such distributions on any Distribution Date that (a) are allocable to the Mortgage Loans, shall be applied to offset future Realized Losses and Additional Trust Fund Expenses and, upon termination of the Trust Fund, any amounts remaining in the Excess Liquidations Proceeds Account (other than amounts allocable to the Serviced Whole Loans) shall be distributed by the Trustee to the Class LR Certificates; and (b) are allocable to the Serviced Companion Loans, shall be remitted within one Business Day after each such Distribution Date by the Trustee to the Midland Master Servicer (which shall remit to the Serviced Companion Loan Noteholders in accordance with Section 3.05(i)).

      Amounts paid with respect to the Mortgage Loans from the Excess Liquidation Proceeds Account pursuant to the preceding clauses (i) and
      (ii) shall first be deemed to have been distributed to the Lower-Tier Regular Interests in reimbursement of Realized Losses and Additional Trust Fund Expenses previously allocated thereto in the same manner as provided in Section 4.01(f). Amounts paid from the Excess Liquidation Proceeds Account will not reduce the Certificate Balances of the Principal Balance Certificates receiving such distributions.

            (f) On each Distribution Date, immediately following the distributions to be made on such date pursuant to this Section 4.01(b), the Trustee shall calculate the amount, if any, of Realized Losses. Any allocation of Realized Losses to a Class of Principal Balance Certificates shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Realized Losses allocated to a Class of Principal Balance Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund. Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which any such reimbursement is made. To the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes of Certificates that previously were allocated Realized Losses, in sequential order, in each case up to the amount of the unreimbursed Realized Losses allocated to such Class. If the Certificate Balance of any Class is so increased, the amount of unreimbursed Realized Losses of such Class shall be decreased by such amount.

            The Certificate Balances of each Class of Principal Balance Certificates will be reduced without distribution on any Distribution Date as a write-off to the extent of any Realized Losses allocated to such Class with respect to such date. Any such write-offs will be applied to Classes of Principal Balance Certificates in the following order, in each case until the Certificate Balance of such Class is reduced to zero: first, to the Class Q Certificates, second, to the Class P Certificates; third, to the Class O Certificates; fourth, to the Class N Certificates; fifth, to the Class M Certificates; sixth, to the Class L Certificates; seventh, to the Class K Certificates; eighth, to the Class J Certificates; ninth, to the Class H Certificates; tenth, to the Class G Certificates; eleventh, to the Class F Certificates; twelfth, to the Class E Certificates; thirteenth, to the Class D Certificates; fourteenth, to the Class C Certificates; fifteenth, to the Class B Certificates; sixteenth, to the Class A-M Certificates; seventeenth, to the Class A-J Certificates; and finally, to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A and Class A-1B Certificates, pro rata, based on their respective Certificate Balances. Any amounts recovered in respect of amounts previously written off as Realized Losses shall be distributed to the Classes of Principal Balance Certificates described above in reverse order of allocation of Realized Losses thereto in accordance with Section 4.01(b). Additional Trust Fund Expenses and shortfalls in Available Funds due to extraordinary expenses of the Trust Fund (including indemnification expenses), a reduction in the Mortgage Rate on a Mortgage Loan by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers, or otherwise, shall be treated as and allocated in the same manner as Realized Losses.

            Realized Losses, Additional Trust Fund Expenses and such other amounts described above which are applied to each Class of Principal Balance Certificates will be allocated to reduce the Lower-Tier Principal Balance(s) of the Corresponding Lower-Tier Regular Interests in the same manner as principal is allocated thereto pursuant to Section 4.01(a)(ii); and revenues are applied to the Corresponding Lower-Tier Interests in a similar manner.

            (g) All amounts distributable to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            (h) Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Trustee shall, no later than the fifteenth day of the month in the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made, mail to each Holder of such Class of Certificates on such date a notice to the effect that:

                  (A) the Trustee reasonably expects based upon information
            previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Trustee therein specified, and

                  (B) if such final distribution is made on such Distribution
            Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, however, that the Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates or Lower-Tier Regular Interests outstanding.

            Any funds not distributed to any Holder or Holders of such Classes of Certificates on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this
Section 4.01(h) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Holders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Holders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee hereunder and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Holder on any amount held in trust hereunder or by the Trustee as a result of such Holder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(h). Any such amounts transferred to the Trustee may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

            (i) Shortfalls in Available Funds resulting from Excess Prepayment Interest Shortfalls shall be allocated to, and Servicer Prepayment Interest Shortfalls shall be deemed distributed to, each Class of Pooled Regular Certificates, pro rata, based upon the Interest Accrual Amount distributable to each such Class prior to reduction by such Excess Prepayment Interest Shortfalls. Servicer Prepayment Interest Shortfalls shall be deposited by the applicable Master Servicer into its Collection Account on or prior to the Servicer Remittance Date.

            (j) On each Distribution Date, any Excess Interest received with respect to the Mortgage Loans during the related Collection Period shall be distributed to the Holders of the Class S Certificates from the Grantor Trust Distribution Account established pursuant to Section 3.05(c). Any Excess Interest remaining in the Grantor Trust Distribution Account on the final Distribution Date shall be distributed to the Holders of the Class S Certificates.

            (k) On the final Servicer Remittance Date, each Master Servicer shall withdraw from its Collection Account and deliver to the Trustee who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing transferred from the Loss of Value Reserve Fund to the applicable Collection Account on the immediately preceding Servicer Remittance Date in accordance with Section 3.06(f)(v).

            Section 4.01A Distributions on the Class VPM Certificates(a) . (a)
(i) The initial Villas Parkmerced Loan REMIC Principal Balances of the Villas Parkmerced Loan REMIC Regular Interests as of any date subsequent to the first Distribution Date, and Pass-Through Rate on each Class of Villas Parkmerced Loan REMIC Regular Interests shall be as set forth in the Preliminary Statement and the definition of "Pass-Through Rate." The Villas Parkmerced Loan REMIC Pooled Regular Interest shall be deemed to have received distributions in respect of principal and allocations of Realized Losses and Additional Trust Fund Expenses in an amount equal to the amount of principal actually distributed to, or Realized Losses or Additional Trust Fund Expenses allocated to the Villas Parkmerced Pooled Trust Component pursuant to Section 3.05(l).

            (ii) On each Distribution Date, amounts held in the Villas Parkmerced Loan REMIC Distribution Account shall be withdrawn, to the extent of the Class VPM Available Funds (such amount, the "Class VPM Loan REMIC Distribution Amount"). Each Class of the Class VPM Lower-Tier Regular Interests and the related Villas Parkmerced Loan REMIC Regular Interests (other than the Villas Parkmerced Loan REMIC Pooled Regular Interest) shall be deemed to have received distributions in respect of principal and allocations of Realized Losses and Additional Trust Fund Expenses in an amount equal to the amount of principal actually distributable or allocated to its respective Corresponding Certificates as provided in Section 4.01A(b). As of any date, the Lower-Tier Principal Balance of each Class VPM Lower-Tier Regular Interest and the Villas Parkmerced Loan REMIC Principal Balance of the corresponding Villas Parkmerced Loan REMIC Regular Interest shall equal the Certificate Balance of the Corresponding Certificate with respect thereto. On each Distribution Date, each Class VPM Lower-Tier Regular Interest and corresponding Villas Parkmerced Loan REMIC Regular Interest shall be deemed to have received distributions in respect of interest in an amount equal to the Interest Accrual Amount and Class Interest Shortfalls in respect of its Corresponding Certificates, in each case to the extent actually distributable thereon as provided in Section 4.01A(b). Distributions made in respect of any Class of Class VPM Certificates on each Distribution Date pursuant to Section 4.01A(b) or Section 9.01 shall be deemed to have first been withdrawn from the Lower-Tier Distribution Account and distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest and withdrawn from the Villas Parkmerced Loan REMIC Distribution Account and distributed from the Villas Parkmerced Loan REMIC to the Lower-Tier REMIC in respect of its corresponding Villas Parkmerced Loan REMIC Regular Interest.

            On each Distribution Date, the Trustee shall apply amounts related to each Prepayment Premium and Yield Maintenance Charge with respect to the Villas Parkmerced Non-Pooled Trust Component then on deposit in the Villas Parkmerced Loan REMIC Distribution Account and received during or prior to the related Collection Period to the Villas Parkmerced Loan REMIC Regular Interests for deposit into the Lower-Tier Distribution Account in proportion to the amount of principal distributed to each Class of the Villas Parkmerced Loan REMIC Regular Interests on such Distribution Date under this Section 4.01A(a)(ii), and then to the Upper-Tier REMIC in corresponding amounts on the related Class VPM Lower-Tier Regular Interests.

            The Trustee shall be deemed to deposit the Class VPM Loan REMIC Distribution Amount and the amount of any related Prepayment Premiums and any Yield Maintenance Charges distributed to the Upper-Tier REMIC pursuant to this
Section 4.01A(a)(ii) into the Upper-Tier Distribution Account. Any amount in respect of the Villas Parkmerced Non-Pooled Trust Component that remains in the Lower-Tier Distribution Account on each Distribution Date after distribution of the Class VPM Loan REMIC Distribution Amount and distribution of Prepayment Premiums and Yield Maintenance Charges in respect of the Villas Parkmerced Non-Pooled Trust Component shall be distributed to the Holders of the Class LR Certificates (but only to the extent of such amount for such Distribution Date remaining in the Villas Parkmerced Loan REMIC Distribution Account, if any).

            (b) On each Distribution Date the Trustee shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant to Section 4.01A(a)(ii), and distribute such amount to the Class VPM Certificateholders in the amounts and in the order of priority set forth below:

            (i) first, to distributions of interest to the holders of the Class VPM-1 Certificates in accordance with the amount of the Class VPM Interest Accrual Amount in respect of such Class, in an amount equal to all of the Class VPM Interest Accrual Amount allocable to the Class VPM-1 Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (ii) second, to distributions of principal to the holders of the Class VPM-1 Certificates in an amount up to the Class VPM Principal Distribution Amount for such Distribution Date until the Class VPM-1 Certificates are reduced to zero;

            (iii) third, to distributions to the holders of the Class VPM-1 Certificates to reimburse such holders for (1) any unreimbursed cure payments made by such holder with interest thereon at the Advance Rate and
      (2) all Class VPM Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

            (iv) fourth, to distributions of interest to the holders of the Class VPM-2 Certificates in accordance with the amount of the Class VPM Interest Accrual Amount in respect of such Class, in an amount equal to all of the Class VPM Interest Accrual Amount allocable to the Class VPM-2 Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (v) fifth, to distributions of principal to the holders of the Class VPM-2 Certificates in an amount up to the remaining Class VPM Principal Distribution Amount for such Distribution Date until the Class VPM-2 Certificates are reduced to zero;

            (vi) sixth, to distributions to the holders of the Class VPM-2 Certificates to reimburse such holders for (1) any unreimbursed cure payments made by such holder with interest thereon at the Advance Rate and
      (2) all Class VPM Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

            (vii) seventh, to distributions of interest to the holders of the Class VPM-3 Certificates in accordance with the amount of the Class VPM Interest Accrual Amount in respect of such Class, in an amount equal to all of the Class VPM Interest Accrual Amount allocable to the Class VPM-3 Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (viii) eighth, to distributions of principal to the holders of the Class VPM-3 Certificates in an amount up to the remaining Class VPM Principal Distribution Amount for such Distribution Date until the Class VPM-3 Certificates are reduced to zero;

            (ix) ninth, to distributions to the holders of the Class VPM-3 Certificates to reimburse such holders for (1) any unreimbursed cure payments made by such holder with interest thereon at the Advance Rate and
      (2) all Class VPM Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

            (x) tenth, to distributions of interest to the holders of the Class VPM-4 Certificates in accordance with the amount of the Class VPM Interest Accrual Amount in respect of such Class, in an amount equal to all of the Class VPM Interest Accrual Amount allocable to the Class VPM-4 Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xi) eleventh, to distributions of principal to the holders of the Class VPM-4 Certificates in an amount up to the remaining Class VPM Principal Distribution Amount for such Distribution Date until the Class VPM-4 Certificates are reduced to zero;

            (xii) twelfth, to distributions to the holders of the Class VPM-4 Certificates to reimburse such holders for (1) any unreimbursed cure payments made by such holder with interest thereon at the Advance Rate and
      (2) all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received; and

            (xiii) thirteenth, to distributions to the holders of the Class LR Certificates in an amount equal to the balance, if any, of the Class VPM Available Distribution Amount remaining after the distributions to be made on such Distribution Date as described in clauses (i) through (xii) above.

            (c) [Reserved]

            (d) On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Class VPM Lower-Tier Regular Interests pursuant to Section 4.01A(a)(ii), the Trustee shall make distributions of any Prepayment Premiums and Yield Maintenance Charges received in the related Collection Period on the Villas Parkmerced Non-Pooled Trust Component from amounts deposited in the Upper-Tier Distribution Account pursuant to Section 3.05(g), in proportion to the amount of principal distributed to each Class of Class VPM Certificates on such Distribution Date under Section 4.01A(b).

            (e) The Certificate Balances of each Class of Class VPM Certificates will be reduced without distribution on any Distribution Date as a write-off to the extent of any Class VPM Realized Losses and Additional Trust Fund Expenses attributable to the Villas Parkmerced Mortgage Loan allocated to such Class with respect to such date. Any such write-offs will be applied to the Classes of Class VPM Certificates in the following order, in each case until the Certificate Balance of such Class is reduced to zero: first, to the Class VPM-4 Certificates; second, to the Class VPM-3 Certificates; third, to the Class VPM-2 Certificates; and finally, to the Class VPM-1 Certificates. Any amounts recovered in respect of amounts previously written off as Class VPM Realized Losses and Additional Trust Fund Expenses attributable to the Villas Parkmerced Mortgage Loan shall be distributed to the Classes of Certificates described above in reverse order of allocation of principal thereto in accordance with
Section 4.01A(b).

            Class VPM Realized Losses and Additional Trust Fund Expenses attributable to the Villas Parkmerced Mortgage Loan that are applied to each Class of Certificates will be allocated to reduce the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interests and the Villas Parkmerced Loan REMIC Principal Balances of the Corresponding Villas Parkmerced Loan REMIC Regular Interests in the same manner as principal is allocated thereto pursuant to Section 4.01A(a)(ii).

            (f) On each Distribution Date, Prepayment Interest Shortfalls on the Villas Parkmerced Whole Loan shall be allocated first to interest distributions on the Villas Parkmerced B Loans on such Distribution Date, and second to interest distributions on the Villas Parkmerced Non-Pooled Trust Component on such Distribution Date and third to interest distributions on the Villas Parkmerced Pooled Trust Component on such Distribution Date. Prepayment Interest Shortfalls on the Villas Parkmerced Non-Pooled Trust Component in excess of the Servicer Prepayment Interest Shortfall delivered pursuant to Section 3.19(c) that is related to the Villas Parkmerced Non-Pooled Trust Component included in Available Funds (the "Class VPM Excess Prepayment Interest Shortfall") shall be allocated to and be deemed distributed to, each Class of Class VPM Certificates, pro rata, based upon the Interest Accrual Amount distributable to each such Class prior to reduction by such excess Prepayment Interest Shortfalls and in corresponding amounts to the Corresponding Lower-Tier Regular Interests and the corresponding Villas Parkmerced Loan REMIC Regular Interests.

            Amounts received on the Villas Parkmerced Mortgage Loan that are allocated under this Agreement to the reimbursement of cure payments made pursuant to Section 3.31(d) shall be distributed to the Class VPM Certificateholders (or Beneficial Owners) which made such cure payments, pro rata in accordance with the amount of the cure payment made by each such Class VPM Certificateholder (or Beneficial Owner) and in corresponding amounts to the Corresponding Lower-Tier Regular Interests and the corresponding Villas Parkmerced Loan REMIC Regular Interests.

            Shortfalls in Class VPM Available Funds resulting from Class VPM Excess Prepayment Interest Shortfalls shall be allocated to and be deemed distributed to, each of the Class VPM Certificates, pro rata, based upon the Class VPM Interest Accrual Amount distributable to each such Class prior to reduction by such Class VPM Excess Prepayment Interest Shortfalls. Servicer Prepayment Interest Shortfalls shall be deposited by the Midland Master Servicer into its Collection Account on or prior to the Servicer Remittance Date.

            (g) All amounts distributable to each of the Class VPM Certificates pursuant to this Section 4.01A on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Class VPM Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            (h) Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Trustee shall, no later than the fifteenth day of the month in the month preceding the month in which the final distribution with respect to any of the Class VPM Certificates is expected to be made, mail to each Holder of such Class of Certificates on such date a notice to the effect that:

                  (A) the Trustee reasonably expects based upon information
            previously provided to it that the final distribution with respect to such Class of Class VPM Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Trustee therein specified, and

                  (B) if such final distribution is made on such Distribution
            Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, however, that the Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates or Lower-Tier Regular Interests or Villas Parkmerced Loan REMIC Regular Interests outstanding

            Any funds not distributed to any Holder or Holders of such Classes of Class VPM Certificates on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Class VPM Certificates as to which notice has been given pursuant to this Section 4.01A(i) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Holders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Holders shall be paid out of such funds. If within two years after the second notice any such Class VPM Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee hereunder and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Holder on any amount held in trust hereunder or by the Trustee as a result of such Holder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01A(i). Any such amounts transferred to the Trustee may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

            Section 4.02 Statements to Certificateholders; Reports by Trustee; Other Information Available to the Holders and Others. (a) On each Distribution Date, the Trustee shall make available to the general public a statement (substantially in the form set forth as Exhibit K attached hereto and based on the information set forth in (i) the CMSA Reporting Package prepared by the applicable Master Servicer (other than the Reconciliation of Funds Report and the CMSA Special Servicer Defaulted Loan File) and the other reports prepared by such Master Servicer and Special Servicer relating to such Distribution Date, including the CMSA Special Servicer Defaulted Loan File, upon which information the Trustee may conclusively rely, in accordance with CMSA guidelines and (ii) the Reconciliation of Funds Report prepared by the Trustee) as to distributions made on such Distribution Date (each, a "Distribution Date Statement") setting forth (with respect to each Class of Certificates) the following information:

            (i) the Record Date, Interest Accrual Period, and Determination Date for such Distribution Date;

            (ii) the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates (other than the Class S, Class X, Class R and Class LR Certificates) applied to reduce the respective Certificate Balance thereof;

            (iii) the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates allocable to (A) the Interest Accrual Amount and/or (B) Prepayment Premiums;

            (iv) the aggregate amount of Advances made in respect of the Distribution Date and the amount on interest paid on Advances since the prior Distribution Date (including, to the extent material, the general use of funds advanced and general source of funds for reimbursements);

            (v) the aggregate amount of compensation paid to the Trustee and servicing compensation paid to each Master Servicer and the Special Servicer for the related Determination Date and any other fees or expenses accrued and paid from the Trust Fund;

            (vi) the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans outstanding immediately before and immediately after the Distribution Date;

            (vii) the number (as of the related and the next preceding Determination Date), and the aggregate principal balance, weighted average remaining term to maturity and weighted average mortgage rate (and interest rates by distributional groups or ranges) of the Mortgage Loans as of the related Determination Date;

            (viii) the number and aggregate Stated Principal Balance of the Mortgage Loans or Serviced Whole Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (c) delinquent 90 days or more, (D) that are Specially Serviced Loans that are not delinquent, or (E) current, but not Specially Serviced, as to which foreclosure proceedings have been commenced, but not REO Property;

            (ix) the Available Funds for such Distribution Date, and any other cash flows received on the mortgage loans and applied to pay fees and expenses (including the components of the Available Funds, or such other cash flows);

            (x) the amount of the distribution on the Distribution Date to the holders of any class of Certificates allocable to Prepayment Premiums or Yield Maintenance Charges;

            (xi) the accrued Interest Accrual Amount in respect of each Class of Certificates for such Distribution Date;

            (xii) the Pass-Through Rate for each class of Certificates for the Distribution Date and the next succeeding Distribution Date;

            (xiii) the Principal Distribution Amount for the Distribution Date;

            (xiv) the aggregate Certificate Balance or aggregate Notional Balance, as the case may be, of each Class of Certificates, before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the aggregate Certificate Balance (or, if applicable, the aggregate Notional Balance) of each such Class due to Realized Losses and/or Additional Trust Fund Expenses;

            (xv) the fraction, expressed as a decimal carried to at least eight places, the numerator of which is the then related Certificate Balance, and the denominator of which is the related initial aggregate Certificate Balance, for each class of Certificates (other than the Class S, Class R and Class LR Certificates) immediately following the Distribution Date;

            (xvi) the amount of any Appraisal Reduction Amounts allocated during the related Collection Period on a loan-by-loan basis; the total Appraisal Reduction Amounts allocated during the related Collection Period; and the total Appraisal Reduction Amounts as of such Distribution Date on a loan-by-loan basis;

            (xvii) the number and related Stated Principal Balance of any Mortgage Loans modified, extended or waived during the related Collection Period, on a loan-by-loan basis (including a description of any material modifications, extensions or waivers to Mortgage Loan terms, fees, penalties or payments during the Collection Period or that have cumulatively become material over time);

            (xviii) the amount of any remaining unpaid Interest Shortfalls for each Class of Certificates as of the Distribution Date;

            (xix) a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment (other than Liquidation Proceeds and Insurance Proceeds) during the related Collection Period and the amount of Principal Prepayment occurring, together with the aggregate amount of Principal Prepayments made during the related Collection Period and any Excess Prepayment Interest Shortfall for such Distribution Date;

            (xx) a loan-by-loan listing of each Mortgage Loan which was defeased during the related Collection Period;

            (xxi) the amount of the distribution to the holders of each class of Certificates on the Distribution Date attributable to reimbursement of Realized Losses;

            (xxii) as to any Mortgage Loan repurchased by a Mortgage Loan Seller or otherwise liquidated or disposed of during the related Collection Period, (A) the Loan Number of the related Mortgage Loan and (B) the amount of proceeds of any repurchase of a Mortgage Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Available Funds or Class VPM Available Funds for such Distribution Date;

            (xxiii) the amount on deposit in each account established pursuant to this Agreement before and after giving effect to the distribution made on such Distribution Date (and any material account activity since the prior Distribution Date) provided, however, with respect to any account not maintained by the Trustee, only to the extent the Trustee has received such information and instructions to report such information from the party maintaining such account;

            (xxiv) the original and then current credit support levels for each class of Certificates;

            (xxv) the then current ratings for each class of Certificates;

            (xxvi) with respect to any REO Loan as to which the related Mortgaged Property became an REO Property during the preceding calendar month, the city, state, property type, latest Debt Service Coverage Ratio, the current Stated Principal Balance and the Stated Principal Balance of such Mortgage Loan as of the date each became an REO Loan;

            (xxvii) with respect to any REO Property included in the Trust Fund at the close of business on the related Due Date (A) the Loan Number of the related Mortgage Loan, (B) the value of such REO Property based on the most recent Appraisal or valuation;

            (xxviii) with respect to any REO Property sold or otherwise disposed of during the related Collection Period and for which a Final Recovery Determination has been made, (A) the Loan Number of the related Mortgage Loan, (B) the Realized Loss attributable to such Mortgage Loan, (C) the amount of sale proceeds and other amounts, if any, received in respect of such REO Property during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date, (D) the date of the Final Recovery Determination and (E) the balance of the Excess Liquidations Proceeds Account for such Distribution Date; and

            (xxix) the amount of the distribution on the Distribution Date to the holders of the Class S and Residual Certificates;

            (xxx) material breaches of mortgage loan representations and warranties of which the Trustee, Master Servicers or the Special Servicer has received written notice; and

            (xxxi) the amount of Realized Losses, Additional Trust Fund Expenses and Class Interest Shortfalls, if any, incurred with respect to the Mortgage Loans during the related Collection Period and in the aggregate for all prior Collection Periods (except to the extent reimbursed or paid).

            In the case of information furnished pursuant to subclauses (i),
(ii), (iii), (vi) and (xix) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per $1,000 of original Certificate Balance or Notional Balance, as the case may be.

            On each Distribution Date, the Trustee shall make available to each Holder of a Class R or Class LR Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R or Class LR Certificates on such Distribution Date. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

            Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (i) and (ii) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as may be required to enable such Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

            (b) [Reserved]

            (c) On each Distribution Date, the Trustee shall make available to the general public via its internet website located at "www.ctslink.com" (i) the related Distribution Date Statement (in the form of Exhibit K, attached hereto),
(ii) to the extent received from the Master Servicers, the CMSA Loan Periodic Update File (including the Advance Recovery Report), CMSA Loan Setup File, CMSA Bond Level File and CMSA Collateral Summary File, (iii) as a convenience (and not in furtherance of the distribution thereof under the securities laws), the Prospectus and this Agreement and any other information requested by the Depositor and (iv) any reports on Forms 10-D, 10K and 8-K that have been filed with respect to the Trust through the EDGAR system (to the extent prepared by the Trustee and within one Business Day of filing).

            (d) On each Distribution Date beginning in April 2006, the Trustee shall make available to any Privileged Person via its internet website (as described above), to the extent received from each Master Servicer, to any Privileged Person, the Underwriters and the Initial Purchasers via its internet website, the CMSA Supplemental Servicer Reports, the CMSA Property File, the CMSA Financial File and any other information requested by the Depositor. The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicers four Business Days prior to the related Servicer Remittance Date.

            (e) The information contained in the reports in the preceding paragraph of this Section 4.02 shall be made available to the Trustee electronically by the applicable Master Servicer, if applicable, in the form of, or reflected in, the CMSA Reporting Package and the CMSA Reports, and the Trustee will make such reports and the Reconciliation of Funds Report available via its internet website (as described above); provided, however, that the Trustee will provide Certificateholders with a written copy of such reports upon request in the manner described in such preceding paragraph.

            (f) The Trustee makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor. In addition, the Trustee may disclaim responsibility for any information distributed by it for which it is not the original source. The Trustee shall not be responsible for the accuracy or completeness of any information supplied to it by a Master Servicer or Special Servicer that is included in any reports, statements, materials or information prepared or provided by such Master Servicer or Special Servicer, as applicable, and the Trustee shall be entitled to conclusively rely upon such Master Servicer's reports and the Special Servicer's reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein. In connection with providing access to the Trustee's Internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall not be liable for the dissemination of information in accordance herewith.

            (g) Each Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) the CMSA Reporting Package (including the Reconciliation of Funds Report and the CMSA Special Servicer Defaulted Loan File prepared by the Trustee and the Special Servicer respectively) and any other reports or other information such Master Servicer is required or permitted to provide to any party to this Agreement, the Rating Agencies or any Certificateholder or prospective Certificateholder to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law. In connection with providing access to its Internet website, the applicable Master Servicer shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer. Neither Master Servicer shall be liable for dissemination of this information in accordance with this Agreement, provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. Each Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report. Notwithstanding anything herein to the contrary, the applicable Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website any reports or other information such Master Servicer is required or permitted to provide to any Borrower with respect to such Borrower's Mortgage Loan to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law. If the applicable Master Servicer is required to deliver any statement, report or other information under any provision of this Agreement, then, such Master Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format, or (z) making such statement, report or information available on its website, unless this Agreement expressly specifies a particular method of delivery; provided that all reports required to be delivered to the Trustee shall be delivered in accordance with clause (x) or
(y).

            (h) The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the applicable Master Servicer) provide the applicable Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be reasonably necessary for such Master Servicer to prepare each report and any supplemental information to be provided by such Master Servicer to the Trustee. Neither the Trustee nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicers. Unless the Trustee has actual knowledge that any report or file received from the Master Servicers contains erroneous information, the Trustee is authorized to rely thereon in calculating and making distributions to Certificateholders and allocating Realized Losses to the Certificates in accordance with Section 4.01 and preparing the statements to Certificateholders required by Section 4.02(a).

            (i) As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder, the Trustee shall provide the requesting Certificateholder with such information that is in the Trustee's possession or can reasonably be obtained by the Trustee as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar nor the Trustee shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

            (j) The Trustee shall make available at its offices, during normal business hours, upon not less than two Business Day's prior notice, for review by any Certificateholder, any prospective investor in a Certificate or any Serviced Companion Loan Noteholder (with respect to items (iv) - (vii), only to the extent such information relates to the related Serviced Companion Loan), the Depositor, the Master Servicers, the Special Servicer, any Rating Agency and any other Person to whom the Depositor in its sole judgment, deems that such disclosure is appropriate, originals or copies of documents relating to the Mortgage Loans and any related REO Properties to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or under any of the related Loan Documents): (i) this Agreement and any amendments thereto; (ii) all Distribution Date Statements delivered to the Certificateholders and any Companion Loan Noteholder (or in the case of a Holder of the Class VPM Certificates, all Class VPM Distribution Date Statements) since the Closing Date; (iii) all annual Officer's Certificates and all accountants' reports delivered by the Master Servicers and the Special Servicer to the Trustee since the Closing Date regarding compliance with the relevant agreements; (iv) the most recent property inspection report prepared by or on behalf of the applicable Master Servicer or the Special Servicer in respect of each Mortgaged Property and delivered to the Trustee; (v) the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the related Borrower) and/or lease summaries and retail sales information, if any, collected by or on behalf of the applicable Master Servicer or the Special Servicer in respect to each Mortgaged Property; (vi) any and all modifications, waivers and amendments of the terms of a Mortgage Loan or Serviced Whole Loan entered into by the applicable Master Servicer and/or the Special Servicer and delivered to the Trustee; and (vii) any and all Officer's Certificates and other evidence delivered to or by the Trustee to support the applicable Master Servicer's or the Special Servicer's, as the case may be, determination that any Advance, if made, would be a Nonrecoverable Advance. Copies of any and all of the foregoing items will be available from the Trustee upon request. The Trustee will be permitted to require payment by the requesting party (other than a Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of making such information available and providing any copies thereof. The Trustee's obligation under this Section 4.02(j) to make available any document is subject to the Trustee's receipt of such document.

            (k) On or within two Business Days following each Distribution Date, the Trustee shall prepare and make available or furnish to the Financial Market Publisher and each Underwriter, using commercially reasonable format and media mutually agreed upon by the Trustee, the Financial Market Publisher, each Underwriter and the Depositor, the following information regarding each Mortgage Loan and any other information reasonably requested by each Underwriter and available to the Trustee:

            (i) the Loan Number;

            (ii) each related Mortgage Rate; and

            (iii) the Stated Principal Balance as of such Distribution Date.

            The Trustee shall only be obligated to deliver the statements, reports and information contemplated by Section 4.02 to the extent it receives the necessary underlying information from the Master Servicers or the Special Servicer and shall not be liable for any failure to deliver any thereof on the prescribed due dates, to the extent caused by failure to receive timely such underlying information. Nothing herein shall obligate the Trustee, the Master Servicers or the Special Servicer to violate any applicable law prohibiting disclosure of information with respect to any Borrower and the failure of the Trustee, the Master Servicers or the Special Servicer to disseminate information for such reason shall not be a breach hereof.

            Section 4.03 Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for any such withholding. The Paying Agent agrees that it will not withhold with respect to payments of interest or original issue discount in the case of a Holder that is a non-U.S. Person that has furnished or caused to be furnished (i) an effective Form W-8BEN, Form W-8IMY or Form W-9 or an acceptable substitute form or a successor form and who is not a "10-percent shareholder" within the meaning of Code Section 871(h)(3)(B) or a "controlled foreign corporation" described in Code Section 881(c)(3)(c) with respect to the Trust Fund or the Depositor, or (ii) an effective Form W-8ECI or an acceptable substitute form or a successor form. In the event the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder. Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

            Section 4.04 REMIC Compliance. (a) The parties intend that the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC and shall constitute, and that the affairs of the Villas Parkmerced Loan REMIC, Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a "real estate mortgage investment conduit" as defined in, and in accordance with, the REMIC Provisions at all times any Certificates are outstanding, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Trustee shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each such REMIC and shall on behalf of each such REMIC:

            (i) make an election, on behalf of each of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC, to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions;

            (ii) prepare and file, or cause to be prepared and filed, all required Tax Returns for the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC, using a calendar year as the taxable year for each of such REMIC as required by the REMIC Provisions and other applicable federal, state or local income tax laws;

            (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions of the Code;

            (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this
      Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC or is otherwise required by the Code, prepare and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law;

            (v) within 30 days of the Closing Date, obtain a taxpayer identification number for each of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC on IRS Form SS-4 and (in the case of the Upper-Tier REMIC only), furnish or cause to be furnished to the IRS, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the person that the Certificateholders may contact for tax information relating thereto (and the Trustee shall act as the representative of the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the applicable Master Servicer, the Special Servicer or the Trustee and necessary to make such filing); and

            (vi) maintain such records relating to the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

            The Holder of the largest Percentage Interest in the Class R Certificates shall be the tax matters person of the Upper-Tier REMIC, and the Holder of the largest Percentage Interest in the Class LR Certificates shall be the tax matters persons of the Villas Parkmerced Loan REMIC and the Lower-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d). The Trustee shall sign all Tax Returns and other reports required by this Section 4.04 and promptly either file them or do as otherwise provided by this Section. If more than one Holder shall hold an equal Percentage Interest in the Class R or Class LR Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R or Class LR Certificates shall be such tax matters person. The Trustee shall act as attorney-in-fact and agent for the tax matters person of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC, and each Holder of a Percentage Interest in the Class R or Class LR Certificates, by acceptance hereof, is deemed to have consented to the Trustee's appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Trustee in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

            The Trustee shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Trustee knows that such action or omission (as the case may be) would cause the termination of the REMIC status of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC or the imposition of tax on the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC (other than a tax on income expressly permitted to be received by the terms of this Agreement). Notwithstanding any provision of this paragraph to the contrary, the Trustee shall not be required to take any action that the Trustee in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Trustee be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Trustee shall have no responsibility or liability with respect to any act or omission of the Depositor, the Master Servicers or the Special Servicer which does not enable the Trustee to comply with any of clauses
(i) through (vi) of the first paragraph of this Section 4.04(a) or which results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence. In this regard the Trustee shall (i) exercise reasonable care not to allow the occurrence of any "prohibited transactions" within the meaning of Code
Section 860F(a), unless the party seeking such action shall have delivered to the Trustee an Opinion of Counsel (at such party's expense) that such occurrence would not (A) result in a taxable gain, (B) otherwise subject the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow the Trust Fund to receive any contributions, or any income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause). None of the Master Servicers, the Special Servicer and the Depositor shall be responsible or liable (except in connection with any act or omission referred to in the two preceding sentences or the following sentence) for any failure by the Trustee to comply with the provisions of this Section 4.04. The Depositor, the Master Servicers and the Special Servicer shall cooperate in a timely manner with the Trustee in supplying any information within the Depositor's, the applicable Master Servicer's or the Special Servicer's control (other than any confidential information) that is reasonably necessary to enable the Trustee to perform its duties under this Section 4.04.

            (b) The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans will prepay in accordance with the Prepayment Assumption; (ii) none of the Sole Certificateholder, the Master Servicers, the Special Servicer and the Certificateholder owning a majority of the Percentage Interests in the Controlling Class will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased by a Mortgage Loan Seller pursuant to Article II hereof.

            Section 4.05 Imposition of Tax on the Trust Fund. In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Villas Parkmerced Loan REMIC, the Upper-Tier REMIC or the Lower-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates; provided, that any taxes imposed on any net income from foreclosure property pursuant to Code
Section 860G(d) or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from amounts in the REO Account (and, in the case of any Serviced Whole Loans, from amounts in the Serviced Whole Loan REO Account) allocable to the Mortgage Loans and transfer to the Trustee amounts reasonably determined by the Trustee to be necessary to pay such taxes, which the Trustee shall maintain in a separate, non-interest-bearing account, and the Trustee shall send to the Special Servicer for deposit in the REO Account (or, if applicable, the Serviced Whole Loan REO Account) the excess determined by the Trustee from time to time of the amount in such account over the amount necessary to pay such taxes) and shall be paid therefrom; provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(b)(xiii) or, in the case of any Serviced Whole Loans, in Section 3.06(c)(xiii), and the next sentence. Except as provided in the preceding sentence, the Trustee is hereby authorized to and shall retain or cause to be retained from Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the applicable REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund that (any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Trustee is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income allocable to the Mortgage Loans from any "prohibited transaction" under Code Section 860F(a) or (ii) the amount of any contribution to the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the applicable Collection Account, the Lower-Tier Distribution Account or the Upper-Tier Distribution Account, as the case may be). To the extent that any such tax is paid to the IRS, the Trustee shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R or the Class LR Certificates, as the case may be, and shall distribute such retained amounts to the Holders of Regular Certificates, or the Trustee as Holder of the Lower-Tier Regular Interests, until they are fully reimbursed and then to the Holders of the Class R Certificates or the Class LR Certificates, as applicable. Neither the Master Servicers, the Special Servicer nor the Trustee shall be responsible for any taxes imposed on the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such tax is attributable to a breach of a representation or warranty or the gross negligence or willful misconduct of the applicable Master Servicer, the Special Servicer or the Trustee or an act or omission of the applicable Master Servicer, the Special Servicer or the Trustee in contravention of this Agreement, provided, further, that such breach, act or omission could result in liability under Section 6.03, in the case of either Master Servicer or Section 4.04 or 8.01, in the case of the Trustee. Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicers or the Special Servicer shall not be responsible for Trustee's breaches, acts or omissions, and the Trustee shall not be responsible for the breaches, acts or omissions of the Master Servicers or the Special Servicer.

            Section 4.06 Remittances. (a) "Applicable Monthly Payment" shall mean, for any Mortgage Loan with respect to any month, (A) if such Mortgage Loan is delinquent as to its Balloon Payment (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the related Assumed Scheduled Payment, and (B) if such Mortgage Loan is not described in clause (A) above (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the Monthly Payment (after giving effect to any modification other than as described in (A) above); provided, however, that for purposes of calculating the amount of any P&I Advance required to be made by the applicable Master Servicer or the Trustee, notwithstanding the amount of such Applicable Monthly Payment, interest shall be calculated at the Net Mortgage Pass-Through Rate (plus the Trustee Fee Rate). The Applicable Monthly Payment shall be reduced, for purposes of P&I Advances, by any modifications pursuant to Section 3.31, Section 3.32 or Section 3.34, as applicable, or otherwise and by any reductions by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers.

            (b) On the Servicer Remittance Date immediately preceding each Distribution Date, each Master Servicer with respect to the Mortgage Loans that it is servicing shall:

            (i) remit to the Trustee for deposit in the Lower-Tier Distribution Account or the Villas Parkmerced Loan REMIC Distribution Account, as applicable, an amount equal to Prepayment Premiums and Yield Maintenance Charges, and for deposit in accordance with Section 3.05(j) Excess Liquidation Proceeds, in each case received by the applicable Master Servicer in its Collection Period preceding such Distribution Date;

            (ii) remit to the Trustee for deposit in the Lower-Tier Distribution Account or the Villas Parkmerced Loan REMIC Distribution Account, as applicable, an amount equal to the aggregate of the Available Funds (other than with respect to the Villas Parkmerced Pooled Component) or Villas Parkmerced Available Funds, respectively, for such Distribution Date; and

            (iii) remit to the Trustee for deposit in the Grantor Trust Distribution Account an amount equal to the Excess Interest for the benefit of the Class S Certificateholders received by such Master Servicer in the Collection Period preceding such Distribution Date.

            Section 4.07 P&I Advances. (a) On or before 1:00 p.m. (New York City time) on each Servicer Remittance Date, each Master Servicer shall in the case of all Mortgage Loans either (i) remit to the Trustee for deposit into the Villas Parkmerced Loan REMIC Distribution Account or the Lower-Tier Distribution Account, as applicable, from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in its Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances; provided that such amounts in the applicable Serviced Whole Loan Collection Account shall only be applied up to the related Mortgage Loan's pro rata share of the amounts held therein on such date or (iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by such Master Servicer. Any amounts held in the applicable Collection Account or any Serviced Whole Loan Collection Account, as applicable, for future distribution and so used to make P&I Advances shall be appropriately reflected in the applicable Master Servicer's records and replaced by such Master Servicer by deposit in the applicable Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, on or before the next succeeding P&I Advance Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). Each Master Servicer shall notify the Trustee of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before the P&I Advance Determination Date. If the applicable Master Servicer fails to make a required P&I Advance by 1:00 p.m. (New York City time) on any Servicer Remittance Date, then the Trustee shall make such P&I Advance pursuant to Section 7.06 by 12:00 noon (New York City time) on the related Distribution Date, in each case unless the applicable Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee) by 11:00 a.m. (New York City time) on such Distribution Date or the Trustee determines that such P&I Advance, if made, would be a Nonrecoverable Advance. Neither the Master Servicers nor the Trustee shall be required to make P&I Advances on any Companion Loan.

            (b) Subject to Sections 4.07(c) and 4.07(e) below, the aggregate amount of P&I Advances to be made by each Master Servicer with respect to any Distribution Date shall equal the aggregate of: (i) all Monthly Payments (in each case, net of related Servicing Fees) other than Balloon Payments, that were due during the related Collection Period and delinquent as of the close of business on the P&I Advance Determination Date (or not advanced by the applicable Master Servicer or any sub-servicer on behalf of such Master Servicer) with respect to the Mortgage Loans that it is servicing and (ii) with respect to each Mortgage Loan that such Master Servicer is servicing and as to which the related Balloon Payment was due during or prior to the related Collection Period and was delinquent (including any applicable grace period) as of the end of the related Collection Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of each Master Servicer to make such P&I Advances, with respect to the Mortgage Loans that it is servicing, is mandatory, and with respect to any applicable Mortgage Loan or REO Loan, shall continue until the Distribution Date on which Liquidation Proceeds or REO Proceeds, if any, are to be distributed.

            (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required hereunder if the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. In addition, the applicable Master Servicer shall not make any P&I Advance to the extent that it has received written notice that the Special Servicer has determined that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. In making such recoverability determination, the applicable Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicers or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the related Serviced Whole Loan, as applicable) as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the applicable Servicing Standard in the case of the Master Servicers and the Special Servicer) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (consistent with the applicable Servicing Standard in the case of the Master Servicers and the Special Servicer) (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries.

            Each Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior P&I Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed P&I Advances. None of the Master Servicers or Trustee shall make any P&I Advances with respect to delinquent amounts due on any Companion Loan. If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 12 month period (and the applicable Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the applicable Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the applicable Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, such Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Trust Fund).

            Any such determination by the applicable Master Servicer or the Trustee that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance shall be evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Special Servicer and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the applicable Master Servicer and the Special Servicer, which in each case sets forth such nonrecoverability determination and the considerations of such Master Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by such Master Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, however, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is nonrecoverable and shall deliver to the applicable Master Servicer and the Trustee notice of such determination, together with a certificate of a Servicing Officer and the supporting information described above. Any such determination shall be conclusive and binding on the applicable Master Servicer, the Special Servicer and the Trustee.

            Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that a P&I Advance is a Nonrecoverable Advance) and (consistent with the applicable Servicing Standard in the case of the applicable Master Servicer or the Special Servicer) may obtain, at the expense of the Trust Fund (and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Trust Fund), any analysis, Appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders.

            Notwithstanding the above, (i) the Trustee shall be entitled to rely conclusively on any determination by the applicable Master Servicer or the Special Servicer, as applicable, that a P&I Advance, if made, would be a Nonrecoverable P&I Advance and (ii) the applicable Master Servicer will be entitled to rely conclusively on any nonrecoverability determination of the Special Servicer. The Trustee, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a Nonrecoverable P&I Advance shall be subject to the standards applicable to the applicable Master Servicer hereunder. The Special Servicer shall promptly furnish the applicable Master Servicer and the Trustee with any information in its possession regarding the Specially Serviced Loans and REO Properties as each such party may reasonably request for purposes of making recoverability determinations.

            (d) In connection with the recovery of any P&I Advance out of the applicable Collection Account pursuant to Section 3.06(b) or any Serviced Whole Loan Collection Account pursuant to Section 3.06(c), each Master Servicer shall be entitled to pay itself or the Trustee, as the case may be (in reverse of such order with respect to any Mortgage Loan or REO Property), out of any amounts then on deposit in its Collection Account or the applicable Serviced Whole Loan Collection Account (to the extent amounts therein relate to the Mortgage Loans, taking into account the related Co-Lender Agreement), as applicable, interest at the Advance Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement (or if such P&I Advance was made prior to the end of any grace period applicable to the subject delinquent Monthly Payment, for so long as such P&I Advance is outstanding following the end of such grace period) with respect to the Mortgage Loan that such Master Servicer is servicing. Each Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding P&I Advance as soon as practicably possible after funds available for such purpose are deposited in its Collection Account or the applicable Serviced Whole Loan Collection Account with respect to the Mortgage Loan that such Master Servicer is servicing.

            Notwithstanding the foregoing, (i) neither the applicable Master Servicer nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges or Penalty Charges and (ii) the amount of any P&I Advance with respect to a Mortgage Loan as to which there has been an Appraisal Reduction will be an amount equal to the product of (i) the amount required to be advanced without giving effect to this proviso and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the immediately preceding Determination Date less any Appraisal Reduction Amount applicable to such Mortgage Loan and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of such Determination Date. All P&I Advances for any Mortgage Loans that have been modified shall be calculated on the basis of their terms as modified.

            The portion of any Insurance Proceeds and Net Liquidation Proceeds in respect of a Mortgage Loan or any REO Loan allocable to principal shall equal the total amount of such proceeds minus (i) any portion thereof payable to the applicable Master Servicer, the Special Servicer or the Trustee pursuant to this Agreement and (ii) a portion thereof equal to the interest component of the Monthly Payment(s), as accrued at the related Net Mortgage Rate from the date as to which interest was last paid by the Borrower up to but not including the Due Date in the Collection Period in which such proceeds are received; provided, however, in the event that the interest portion(s) of one or more P&I Advances with respect of such Mortgage Loan or REO Loan, as applicable, were reduced as a result of an Appraisal Reduction Event, the amount of the Net Liquidation Proceeds to be applied to interest shall be reduced by the aggregate amount of such reductions and the portion of such Net Liquidation Proceeds to be applied to principal shall be increased by such amount, and if the amount of the Net Liquidation Proceeds to be applied to principal has been applied to pay the principal of such Mortgage Loan or REO Loan in full, any remaining Net Liquidation Proceeds shall then be applied to pay any remaining accrued and unpaid interest of such Mortgage Loan or REO Loan.

            (e) Each Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes to the extent permitted pursuant to Section 3.06 of this Agreement together with any related Advance Interest Amount in respect of such P&I Advances to the extent permitted pursuant to Section 3.06 and each Master Servicer and the Special Servicer each hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Borrowers to the extent permitted by applicable law and the related Mortgage Loan and this Agreement.

            Section 4.08 Grantor Trust Reporting. The parties intend that the portions of the Trust Fund consisting of Excess Interest and proceeds thereof in the Grantor Trust Distribution Account shall be treated as a "grantor trust" under the Code, and the provisions thereof shall be interpreted consistently with this intention. In furtherance of such intention, the Bond Administrator shall file or cause to be filed with the IRS Form 1041 or such other form as may be applicable and shall furnish or cause to be furnished to the Holders of the Class S Certificates their allocable share of income with respect to Excess Interest as such amounts are received. In addition, the Trustee shall maintain adequate books and records to account for the separate entitlements of the Lower-Tier REMIC and the Grantor Trust.

                                    ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. (a) The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-AB Certificates, the Class A-4 Certificates, the Class A-1A Certificates, the Class A-1B Certificates, the Class X Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates, the Class O Certificates, the Class P Certificates, the Class Q Certificates, the Class VPM-1 Certificates, the Class VPM-2 Certificates, the Class VPM-3 Certificates, the Class VPM-4 Certificates, the Class S Certificates, the Class R Certificates and the Class LR Certificates.

            The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-32, as set forth in the Table of Exhibits hereto. The Certificates of each Class will be issuable in registered form only, in minimum denominations of authorized Certificate Balance or Notional Balance, as applicable, as described in the succeeding table, and multiples of $l in excess thereof (or such lesser amount if the Certificate Balance or Notional Balance, as applicable, is not a multiple of $1). With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount (A) set forth on the face thereof or (B) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the amount set forth on the books and records of the related Depository Participant or Indirect Participant, as applicable, (ii) expressed in terms of Certificate Balance or Notional Balance, as applicable, and (iii) be in an authorized denomination, as set forth below.

                               Minimum              Aggregate Denomination of
       Class                 Denomination           all Certificates of Class
       -----                 ------------           -------------------------
A-1..............               $10,000                    $72,000,000
A-2..............               $10,000                   $239,000,000
A-3..............               $10,000                    $53,000,000
A-AB.............               $10,000                   $111,000,000
A-4..............               $10,000                   $839,906,000
A-1A.............               $10,000                   $308,000,000
A-1B.............               $10,000                   $518,636,000
X................            $1,000,000                 $3,059,345,770
A-M..............               $10,000                   $305,934,000
A-J..............               $10,000                   $217,979,000
B................               $25,000                    $22,945,000
C................               $25,000                    $34,417,000
D................               $25,000                    $38,242,000
E................               $25,000                    $49,714,000
F................               $25,000                    $42,066,000
G................               $25,000                    $38,242,000
H................               $25,000                    $34,418,000
J................               $25,000                    $34,418,000
K................               $25,000                    $15,296,000
L................               $25,000                    $11,473,000
M................               $25,000                    $11,472,000
N................               $25,000                     $7,649,000
O................               $25,000                     $7,648,000
P................               $25,000                     $7,648,000
Q................               $25,000                    $38,242,770
VPM-1............            $1,000,000                    $10,300,000
VPM-2............            $1,000,000                    $18,200,000
VPM-3............            $1,000,000                     $2,700,000
VPM-4............            $1,000,000                    $18,800,000

            Each Certificate will share ratably in all rights of the related Class. The Class S, Class R and Class LR Certificates will each be issuable in one or more registered, definitive physical certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

            The Global Certificates shall be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Beneficial Owners shall hold interests in the Global Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations and Classes as set forth above.

            The Global Certificates shall in all respects be entitled to the same benefits under this Agreement as Individual Certificates authenticated and delivered hereunder.

            (b) Except insofar as pertains to any Individual Certificate, the Trust Fund, the Paying Agent and the Trustee may for all purposes (including the making of payments due on the Global Certificates and the giving of notice to Holders thereof) deal with the Depository as the authorized representative of the Beneficial Owners with respect to the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder; provided, however, that, for purposes of providing information pursuant to Section 3.22 or transmitting communications pursuant to Section 5.05(a), to the extent that the Depositor has provided the Trustee with the names of Beneficial Owners (even if such Certificateholders hold their Certificates through the Depository) the Trustee shall provide such information to such Beneficial Owners directly. The rights of Beneficial Owners with respect to Global Certificates shall be limited to those established by law and agreements between such Certificateholders and the Depository and Depository Participants. Except as set forth in Section 5.01(e) below, Beneficial Owners of Global Certificates shall not be entitled to physical certificates for the Global Certificates as to which they are the Beneficial Owners. Requests and directions from, and votes of, the Depository as Holder of the Global Certificates shall not be deemed inconsistent if they are made with respect to different Beneficial Owners. Subject to the restrictions on transfer set forth in this Section 5.02 and Applicable Procedures, the holder of a beneficial interest in a Private Global Certificate may request that the Trustee cause the Depository (or any Agent Member) to notify the Certificate Registrar and the Certificate Custodian in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Upon receipt of such a request and payment by the related Beneficial Owner of any attendant expenses, the Depositor shall cause the issuance and delivery of such Individual Certificates. The Certificate Registrar may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and give notice to the Depository of such record date. Without the written consent of the Certificate Registrar, no Global Certificate may be transferred by the Depository except to a successor Depository that agrees to hold the Global Certificates for the account of the Beneficial Owners.

            (c) Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

            (d) The Global Certificates (i) shall be delivered by the Certificate Registrar to the Depository or, pursuant to the Depository's instructions on behalf of the Depository to, and deposited with, the Certificate Custodian, and in either case shall be registered in the name of Cede & Co. and
(ii) shall bear a legend substantially to the following effect:

            "Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein."

            The Global Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

            (e) If (i) the Depository advises the Trustee in writing that the Depository is no longer willing, qualified or able properly to discharge its responsibilities as Depository, and the Depositor is unable to locate a qualified successor, (ii) the Depositor, at its sole option, elects to terminate the book-entry system through the Depository with respect to all or any portion of any Class of Certificates or (iii) after the occurrence of an Event of Default, Beneficial Owners owning not less than a majority in Certificate Balance or Notional Balance, as applicable, of the Global Certificate for any Class then outstanding advise the Trustee and the Depository through Depository Participants in writing that the continuation of a book-entry system through the Depository is no longer in the best interests of the Beneficial Owner or Owners of such Global Certificate, the Trustee shall notify the affected Beneficial Owner or Owners through the Depository of the occurrence of such event and the availability of Individual Certificates to such Beneficial Owners requesting them. Upon surrender to the Trustee of Global Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Trustee shall issue the Individual Certificates. Neither the Trustee, the Certificate Registrar, the applicable Master Servicer, the Special Servicer nor the Depositor shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions. Upon the issuance of Individual Certificates, the Trustee, the Certificate Registrar and the applicable Master Servicer shall recognize the Holders of Individual Certificates as Certificateholders hereunder.

            (f) If the Trustee, its agents or the Master Servicers or Special Servicer have instituted or have been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee, the Master Servicers or the Special Servicer have been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee, the Master Servicers or the Special Servicer to obtain possession of the Certificates, the Trustee, the Master Servicers or the Special Servicer may in their sole discretion determine that the Certificates represented by the Global Certificates shall no longer be represented by such Global Certificates. In such event, the Trustee or the Authenticating Agent will execute and authenticate and the Certificate Registrar will deliver, in exchange for such Global Certificates, Individual Certificates (and if the Trustee or the Certificate Custodian has in its possession Individual Certificates previously executed, the Authenticating Agent will authenticate and the Certificate Registrar will deliver such Certificates) in a Denomination equal to the aggregate Denomination of such Global Certificates.

            (g) If the Trust Fund ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Trustee shall make available to each Holder of a Class X, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R or Class LR Certificate, upon request of such a Holder, information, to the extent such information is in its possession, substantially equivalent in scope to the information currently filed by the Master Servicers with the Commission pursuant to the Exchange Act, plus such additional information required to be provided for securities qualifying for resales under Rule 144A under the Act, all of which information referred to in this paragraph shall be provided on a timely basis to the Trustee by the Master Servicers.

            For so long as the Class R or Class LR Certificates remain outstanding, none of the Depositor, the Trustee or the Certificate Registrar shall take any action which would cause the Trust Fund to fail to be subject to
Section 15(d) of the Exchange Act.

            (h) Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the Trustee or the Authenticating Agent and delivered to the Depositor. All Certificates shall be executed by manual or facsimile signature on behalf of the Trustee or Authenticating Agent by an authorized officer or signatory. Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Trustee or Authenticating Agent shall bind the Trustee or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibits A-1 through A-32 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

            (i) If, in connection with any Distribution Date, the Trustee shall have reported the amount of an anticipated distribution to the Depository based on the expected receipt of any monthly payment based on information set forth in any report of the Master Servicers or the Special Servicer, or any other monthly payment, Balloon Payment or prepayment expected to be paid on the last two Business Days preceding such Distribution Date, and the related Borrower fails to make such payments at such time, the Trustee shall use commercially reasonable efforts to cause the Depository to make the revised distribution on a timely basis on such Distribution Date. Any out-of-pocket costs incurred by the Trustee as a consequence of a Borrower failing to make such payments shall be reimbursable to the Trustee as an expense of the Trust Fund.

            Section 5.02 Registration, Transfer and Exchange of Certificates.
(a) The Trustee shall keep or cause to be kept at its offices books (the "Certificate Register") for the registration, transfer and exchange of Certificates (the Trustee, in such capacity, being the "Certificate Registrar"). The Depositor, the Master Servicers and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual Participants holding beneficial interests in the Trust Fund through the Depository. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Depositor, Certificate Registrar, the Master Servicers, Special Servicer, the Trustee, the Trustee, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary. An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements of Sections 5.01(h) and 5.02(c), (d),
(e), (f), (g), (h) and (i). Upon request of the Trustee, the Certificate Registrar shall provide the Trustee with the names, addresses and Percentage Interests of the Holders.

            (b) Upon surrender for registration of transfer of any Individual Certificate, subject to the requirements of Sections 5.02(c), (d), (e), (f),
(g), (h) and (i), the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Individual Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e). Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar. Each new Certificate issued pursuant to this Section 5.02 shall be registered in the name of any Person as the transferring Holder may request, subject to the provisions of Sections 5.01(h) and 5.02(c), (d), (e), (f), (g), (h) and (i).

            (c) In addition to the provisions of Sections 5.01(h) and 5.02(d),
(e), (f), (g), (h) and (i) and the rules of the Depository, the exchange, transfer and registration of transfer of Individual Certificates or beneficial interests in the Private Global Certificates shall be subject to the following restrictions:

            (i) Transfers between Holders of Individual Certificates. With respect to the transfer and registration of transfer of an Individual Certificate representing an interest in the Class S, Class R or Class LR Certificates to a transferee that takes delivery in the form of an Individual Certificate:

                  (A) The Certificate Registrar shall register the transfer of an Individual Certificate if the requested transfer is being made by a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 hereto (an "Investment Representation Letter"), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A;

                  (B) The Certificate Registrar shall register the transfer of an Individual Certificate pursuant to Regulation S after the expiration of the Restricted Period if (1) the transferor has provided the Certificate Registrar with a Regulation S Transfer Certificate substantially in the form of Exhibit G hereto (a "Regulation S Transfer Certificate"), and (2) the transferee furnishes to the Certificate Registrar an Investment Representation Letter; or

                  (C) The Certificate Registrar shall register the transfer of an Individual Certificate if prior to the transfer such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor or to an Affiliated Person in accordance with an applicable exemption under the Act, and (2) an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act;

      and, in each case, the Certificate Registrar shall register the transfer of an Individual Certificate only if prior to the transfer the transferee furnishes to the Certificate Registrar a written undertaking by the transferor to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer. In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certificates, legal opinions or other information (at the transferor's expense) as the Certificate Registrar may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

            (ii) Transfers within the Private Global Certificates. Notwithstanding any provision to the contrary herein, so long as a Private Global Certificate remains outstanding and is held by or on behalf of the Depository, transfers within the Private Global Certificates shall only be made in accordance with this Section 5.02(c)(ii).

                  (A) Rule 144A Global Certificate to Regulation S Global
            Certificate During the Restricted Period. If, during the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such Beneficial Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the "Applicable Procedures"), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(A). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit H hereto given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the ease may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

                  (B) Rule 144A Global Certificate to Regulation S Global
            Certificate After the Restricted Period. If, after the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(B). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit I hereto given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

                  (C) Regulation S Global Certificate to Rule 144A Global
            Certificate. If the Beneficial Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Rule 144A Global Certificate, such Beneficial Owner may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Rule 144A Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(C). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Rule 144A Global Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be, to be debited for, such beneficial interest, and
            (3) with respect to a transfer of a beneficial interest in a Regulation S Global Certificate for a beneficial interest in the related Rule 144A Global Certificate (i) during the Restricted Period, a certificate in the form of Exhibit J hereto given by the holder of such beneficial interest or (ii) after the Restricted Period, an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, and, concurrently with such reduction, to increase the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Rule 144A Global Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Global Certificate was reduced upon such transfer.

            (iii) Transfers from the Private Global Certificates to Individual Certificates. Any and all transfers from a Private Global Certificate to a transferee wishing to take delivery in the form of an Individual Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Individual Certificate described in a legend set forth on the face of such Certificate substantially in the form of Exhibit F as attached hereto (the "Securities Legend"), and such transferee agrees that it will transfer such Individual Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(c)(iii).

                  (A) Transfers of a beneficial interest in a Private Global
            Certificate to an Institutional Accredited Investor will require delivery in the form of an Individual Certificate and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Section 5.02(c)(i)(c).

                  (B) Transfers of a beneficial interest in a Private Global
            Certificate to a Qualified Institutional Buyer or a Regulation S Investor wishing to take delivery in the form of an Individual Certificate will be registered by the Certificate Registrar only upon compliance with the provisions of Sections 5.02(c)(i)(A) and
            (B), respectively.

                  (C) Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Global Certificate to an Individual Certificate pursuant to Subparagraph (B) above shall be made prior to the expiration of the Restricted Period.

      Upon acceptance for exchange or transfer of a beneficial interest in a Private Global Certificate for an Individual Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Private Global Certificate (or on a continuation of such schedule affixed to such Private Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Private Global Certificate equal to the Denomination of such Individual Certificate issued in exchange therefor or upon transfer thereof. Unless determined otherwise by the Certificate Registrar and the Depositor in accordance with applicable law, an Individual Certificate issued upon transfer of or exchange for a beneficial interest in the Private Global Certificate shall bear the Securities Legend.

            (iv) Transfers of Individual Certificates to the Private Global Certificates. If a Holder of an Individual Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate or the related Rule 144A Global Certificate, such transfer may be effected only in accordance with the Applicable Procedures and this Section 5.02(c)(iv). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (l) the Individual Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a),
      (2) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to a specified Agent Member's account a beneficial interest in such Regulation S Global Certificate or such Rule 144A Global Certificate, as the case may be, in an amount equal to the Denomination of the Individual Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with such beneficial interest, and (4) (x) an Investment Representation Letter from the transferee and, if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer if delivery is to be taken in the form of a beneficial interest in the Rule 144A Global Certificate, the Certificate Registrar shall cancel such Individual Certificate, execute and deliver a new Individual Certificate for the Denomination of the Individual Certificate not so transferred, registered in the name of the Holder or the Holder's transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to increase the Denomination of the Regulation S Global Certificate or the Rule 144A Global Certificate, as the case may be, by the Denomination of the Individual Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions who, in the case of any increase in the Regulation S Global Certificate during the Restricted Period, shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be, a corresponding Denomination of the Rule 144A Global Certificate or the Regulation S Global Certificate, as the case may be.

      It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Private Global Certificate.

            (v) All Transfers. An exchange of a beneficial interest in a Private Global Certificate for an Individual Certificate or Certificates, an exchange of an Individual Certificate or Certificates for a beneficial interest in a Private Global Certificate and an exchange of an Individual Certificate or Certificates for another Individual Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Private Global Certificates, so long as the Private Global Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

            (d) If Certificates are issued upon the transfer, exchange or replacement of Certificates not bearing the Securities Legend, the Certificates so issued shall not bear the Securities Legend. If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing the Securities Legend, or if a request is made to remove the Securities Legend on a Certificate, the Certificates so issued shall bear the Securities Legend, or the Securities Legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an opinion of counsel (at the expense of the party requesting the removal of such legend) familiar with United States securities laws, as may be reasonably required by the Certificate Registrar, that neither the Securities Legend nor the restrictions on transfers set forth therein are required to ensure that transfers of any Certificate comply with the provisions of Rule 144A or Rule 144 under the Act or that such Certificate is not a "restricted security" within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall execute and deliver a Certificate that does not bear the Securities Legend.

            (e) Subject to the restrictions on transfer and exchange set forth in Section 5.01(i) and in this Section 5.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the office of the Trustee or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange, in the case of exchange. Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at such office of the Trustee or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the office of the Trustee or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first-class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the office of the Trustee or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

            (f) An Individual Certificate (other than an Individual Certificate issued in exchange for a beneficial interest in a Global Certificate pursuant to
Section 5.01) or a beneficial interest in a Private Global Certificate may only be transferred to Eligible Investors, as described herein. In the event that a Responsible Officer of the Certificate Registrar becomes aware that such an Individual Certificate or beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Individual Certificate or beneficial interest in a Private Global Certificate to an Eligible Investor within fourteen days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

            (g) Subject to the provisions of this Section 5.02 regarding transfer and exchange, transfers of the Global Certificates shall be limited to transfers of such Global Certificates in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor's nominee.

            (h) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than for transfers to Institutional Accredited Investors, as provided herein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            (i) Subject to Section 5.02(e), transfers of the Class S, Class R and Class LR Certificates may be made only in accordance with this Section 5.02(i). The Certificate Registrar shall register the transfer of a Class S, Class R or Class LR Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer, an Affiliated Person or an Institutional Accredited Investor and (y) prior to such transfer the transferee furnishes to the Certificate Registrar an Investment Representation Letter. In addition, the Certificate Registrar may as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information (at the transferor's expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

            (j) Neither the Depositor, the Master Servicers, the Trustee nor the Certificate Registrar are obligated to register or qualify the Class X, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R or Class LR Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any Certificateholder desiring to affect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Master Servicers, the Trustee and the Certificate Registrar, against any loss, liability or expense that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            (k) No transfer of any Class K, Class L, Class M, Class N and Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R or Class LR Certificate (each, a "Restricted Certificate") shall be made to (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, or Section 4975 of the Code, or a governmental plan, as defined in Section 3(32) of ERISA, subject to any federal, state or local law ("Similar Law") which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a "Plan") or (ii) a collective investment fund in which a Plan is invested, an insurance company that is using the assets of any insurance company separate account or general account in which the assets of any such Plan are invested (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) to acquire any such Restricted Certificate or any other Person acting on behalf of any Plan or using the assets of any Plan to acquire any such Restricted Certificate, other than (with respect to transfer of Restricted Certificates other than the Class S Certificates and the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the "prohibited transaction" provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. Each prospective transferee of a Restricted Certificate shall either (i) deliver to the Depositor, the Certificate Registrar and the Trustee, a transfer or representation letter, substantially in the form of Exhibit D-2 hereto, stating that the prospective transferee is not a Person referred to in (i) or (ii) above or (ii) in the event the transferee is such an entity specified in (i) or (ii) above (except in the case of a Class S Certificate or a Residual Certificate, which may not be transferred unless the transferee represents it is not such an entity), such entity shall provide any opinions of counsel, officers' certificates or agreements as may be required by, and in form and substance satisfactory to, the Depositor, the Trustee and the Certificate Registrar, to the effect that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Sections 406 and 407 of ERISA and Section 4975 of the Code, and will not subject the Master Servicers, the Special Servicer, the Depositor, the Trustee or the Certificate Registrar to any obligation or liability. None of the Trustee or the Certificate Registrar shall register a Class S, Class R or Class LR Certificate in any Person's name unless such Person has provided the letter referred to in clause (i) of the preceding sentence. The transferee of a beneficial interest in a Global Certificate that is a Restricted Certificate shall be deemed to represent that it is not a Plan or a Person acting on behalf of any Plan or using the assets of any Plan to acquire such interest other than (with respect to transfers of beneficial interests in Global Certificates which are Restricted Certificates other than the Class S Certificates and the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the "prohibited transaction" provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. Any transfer of a Restricted Certificate that would violate or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or Similar Law shall be deemed absolutely null and void ab initio.

            (l) Each Person who has or acquires any Ownership Interest shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest are expressly subject to the following provisions:

            (i) Each Person acquiring or holding any Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.02(l) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

            (ii) No Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor an affidavit in substantially the form attached as Exhibit C-1 (a "Transferee Affidavit") of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest,
      (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (v) the proposed transferee will not cause income from the Class R or Class LR Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the proposed transferee or any other U.S. Person and (vi) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.02(l) and
      (y) other than in connection with the initial issuance of the Class R and Class LR Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the "Transferor Letter"), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee's statements in the preceding clauses (x)(B)(i) or (iii) are false.

            (iii) Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.

            Neither the Trustee nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction or transfer imposed under Article V of this Agreement or under applicable law with respect to any transfer of any Certificate, or any interest therein, other than to require delivery of the certification(s) and/or opinions of counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register. The Trustee and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Beneficial Owners made in violation of applicable restrictions.

            Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest, or such agent, the Certificate Registrar and the Trustee agree to furnish to the IRS and the transferor of such Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R or Class LR Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar and the Trustee, the Certificate Registrar and the Trustee may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it, the Trustee and the Master Servicers harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Trustee or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest. Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Appointment of Paying Agent. The Trustee may appoint a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.01. The Trustee shall cause such Paying Agent, if other than the Trustee or the Master Servicers, to execute and deliver to the Master Servicers and the Trustee an instrument in which such Paying Agent shall agree with the Master Servicers and the Trustee that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Trustee. Except for the Trustee, as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least "A+" by S&P and "A1" by Moody's, or shall be otherwise acceptable to each Rating Agency.

            Section 5.05 Access to Certificateholders' Names and Addresses. (a) If any Certificateholder (for purposes of this Section 5.05, an "Applicant") applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date, at the expense of the Applicant.

            (b) Every Certificateholder, by receiving and holding its Certificate, agrees with the Trustee that the Trustee and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Actions of Certificateholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, when required, to the applicable Master Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee and the applicable Master Servicer, if made in the manner provided in this Section.

            (b) The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

            (c) Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee or the applicable Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

            (d) The Trustee or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.06 as it shall deem necessary.

                                   ARTICLE VI

          THE DEPOSITOR, THE MASTER SERVICERS AND THE SPECIAL SERVICER

            Section 6.01 Liability of the Depositor, the Master Servicers and the Special Servicer. The Depositor, each Master Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

            Section 6.02 Merger or Consolidation of either Master Servicer. Subject to the following paragraph, each Master Servicer will keep in full effect its existence, rights and good standing (i) as a corporation under the laws of the State of Delaware (with respect to the Midland Master Servicer or (ii) as a national banking association under the laws of the United States (with respect to the Wachovia Master Servicer) and will not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties securing the Mortgage Loans that it is servicing are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans that it is servicing and to perform its respective duties under this Agreement.

            Each Master Servicer, the Special Servicer or the Depositor may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of such Master Servicer, the Special Servicer or the Depositor hereunder, and shall be deemed to have assumed all of the liabilities of such Master Servicer, the Special Servicer or the Depositor hereunder, if each of the Rating Agencies has confirmed in writing that such merger or consolidation or transfer of assets and succession, in and of itself, will not cause a downgrade, qualification or withdrawal of the then-current ratings assigned by such Rating Agency to any Class of Certificates. Notwithstanding the foregoing, prior to the date upon which the Trust's Exchange Act reporting obligation is suspended by the filing of the Form 15 as contemplated by Section 10.10, no Master Servicer or Special Servicer may remain the Master Servicer or Special Servicer under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or
(y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) such Master Servicer or Special Servicer is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

            Section 6.03 Limitation on Liability of the Depositor, the Master Servicers and Others. (a) Neither the Depositor, the Master Servicers nor the Special Servicer nor any of the directors, officers, employees, members, managers or agents (including sub-servicers) of the Depositor, the Master Servicers or the Special Servicer shall be under any liability to the Trust Fund, the Certificateholders or any Serviced Companion Loan Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement (including actions taken or not taken at the direction of the Directing Certificateholder), or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the applicable Master Servicer or the Special Servicer, or any member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, such Master Servicer or the Special Servicer, against any breach of warranties or representations made herein, or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith, fraud or negligence (or in the case of the applicable Master Servicer or Special Servicer, by reason of any specific liability imposed hereunder for a breach of the Servicing Standard) in the performance of duties or by reason of negligent disregard of obligations or duties hereunder. The Depositor, each Master Servicer, the Special Servicer, and any member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, such Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. The Depositor, each Master Servicer, the Special Servicer and any member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, such Master Servicer or the Special Servicer shall be indemnified and held harmless by the Trust Fund out of the applicable Collection Account (in accordance with Section 3.06(b) or, if such matter relates directly to any Serviced Whole Loan, first out of the applicable Serviced Whole Loan Collection Account; provided that such expenses will first be allocated to the related Serviced B Loan, if any, and then will be allocated to the related Mortgage Loan, and then, if funds therein are insufficient, out of the Collection Accounts in accordance with Section 3.06, provided, that with respect to the Arrowhead Shopping Center Whole Loan, (i) such allocation first to the related B Loan shall only apply during the occurrence and continuance of a material default under the Mortgage Loan Documents related to the Arrowhead Shopping Center Whole Loan as defined in Section 3(b) of the Arrowhead Shopping Center Intercreditor Agreement and (ii) the Depositor and its members, managers, directors, officers, employees and agents will not be entitled to such reimbursement out of funds allocated to the Arrowhead Shopping Center B Loan; provided, however, that if such losses and liabilities relate solely to the Villas Parkmerced Mortgage Loan, then such indemnification shall be payable first from amounts in the applicable Collection Account that relate to the Villas Parkmerced Non-Pooled Component and then from other amounts in the Collection Account; provided, further, that with respect to losses and liabilities relating solely to the Villas Parkmerced Mortgage Loan, to the extent amounts in the Collection Account that relate to the Villas Parkmerced Non-Pooled Component are insufficient to pay for such indemnification, and such indemnification is paid from other amounts in the Collection Account, subsequent collections on the Villas Parkmerced Non-Pooled Component shall be used to reimburse the Trust Fund for any such indemnification) against any loss, liability or expense (including legal fees and expenses) incurred in connection with any claim or legal action relating to this Agreement or the Certificates, other than any loss, liability or expense (i) incurred by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder or by reason of negligent disregard of obligations or duties hereunder, in each case by the Person being indemnified or (ii) in the case of the Depositor and any of its directors, officers, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities laws. For the avoidance of doubt, such losses or liabilities shall not be deemed to relate solely to a Serviced B Loan for the sole reason that the related legal action was instituted by or against the Serviced B Loan Noteholder.

            None of the Depositor, the Master Servicers or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not expose it to any expense or liability; provided, however, that the Depositor, the applicable Master Servicer or the Special Servicer may in its discretion undertake any action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and, in the case of any Serviced Whole Loan, first out of amounts allocated to the related B Loan, if any, out of the related Serviced Whole Loan Collection Account, provided, that with respect to the Arrowhead Shopping Center B Loan, such allocation first to the related B Loan shall only apply during the occurrence and continuance of a material default under the Mortgage Loan Documents related to the Arrowhead Shopping Center Whole Loan as defined in Section 3(b) of the Arrowhead Shopping Center Intercreditor Agreement and the Depositor will not be entitled to such reimbursement, and then such amounts will be allocated to the related Mortgage Loan, and then if funds therein are insufficient, out of the Collection Accounts in accordance with
Section 3.06; provided, however, that if such losses and liabilities relate solely to the Villas Parkmerced Mortgage Loan, then such losses and liabilities shall be payable first from amounts in the applicable Collection Account that relate to the Villas Parkmerced Non-Pooled Component and then from other amounts in the Collection Account; provided, further, that with respect to losses and liabilities relating solely to the Villas Parkmerced Mortgage Loan, to the extent amounts in the Collection Account that relate to the Villas Parkmerced Non-Pooled Component are insufficient to pay for such losses and liabilities, and such losses and liabilities are paid from other amounts in the Collection Account, subsequent collections on the Villas Parkmerced Non-Pooled Component shall be used to reimburse the Trust Fund for any such payments. For the avoidance of doubt, such losses or liabilities shall not be deemed to relate solely to the Serviced B Loan for the sole reason that the related legal action was instituted by or against the Serviced B Loan Noteholder.

            The terms of this Section 6.03 shall survive the termination of any party hereto or of this Agreement.

            (b) The Directing Certificateholder shall have no liability whatsoever to the Trust Fund or any Certificateholder (except that if the Directing Certificateholder is the Controlling Class Representative, the Directing Certificateholder shall have no liability to any Controlling Class Certificateholder for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that, with respect to Controlling Class Certificateholders, the Controlling Class Representative shall not be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties). By its acceptance of a Certificate, each Certificateholder confirms its understanding that the Directing Certificateholder may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates or one or more Companion Loan Noteholders over Certificateholders or other Companion Loan Noteholders, and that the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates or other Companion Loan Noteholders, that the Directing Certificateholder may act solely in its own interest (and if the Directing Certificateholder is the Controlling Class Representative, the interests of the Holders of the Controlling Class), that the Directing Certificateholder does not have any duties to the Holders of any Class of Certificates or other Companion Loan Noteholders (and if the Directing Certificateholder is the Controlling Class Representative, other than the Controlling Class), that the Directing Certificateholder that is not the Controlling Class Representative may take actions that favor its own interest over the interests of the Certificateholders or other Companion Loan Noteholders (and if the Directing Certificateholder is the Controlling Class Representative, such Directing Certificateholder may favor the interests of the Holders of the Controlling Class over the interests of the Holders of one or more other classes of Certificates), that the Directing Certificateholder that is not the Controlling Class Representative, absent willful misfeasance, bad faith or negligence, shall not be deemed to have been negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance, by reason of its having acted solely in its own interests (and if the Directing Certificateholder is the Controlling Class Representative, in the interests of the Holders of the Controlling Class), and that the Directing Certificateholder shall have no liability whatsoever for having so acted, and no Certificateholder or Companion Loan Noteholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal thereof for having so acted.

            Section 6.04 Limitation on Resignation of either Master Servicer and the Special Servicer; Termination of either Master Servicer and the Special Servicer. (a) Each Master Servicer and the Special Servicer may assign their respective rights and delegate their respective duties and obligations under this Agreement in connection with the sale or transfer of a substantial portion of their mortgage servicing or asset management portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution, organized and doing business under the laws of any state of the United States or the District of Columbia, authorized under such laws to perform the duties of such Master Servicer or Special Servicer or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02,
(B) shall be acceptable to each Rating Agency as confirmed by a letter from each Rating Agency delivered to the Trustee that such assignment or delegation will not cause a downgrade, withdrawal or qualification of the then-current ratings of the Certificates, (C) shall execute and deliver to the Trustee an agreement that contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by such Master Servicer or Special Servicer, as applicable under this Agreement from and after the date of such agreement and (D) shall not be a Prohibited Party; (ii) as confirmed by a letter from each Rating Agency delivered to the Trustee, each Rating Agency's rating or ratings of the Certificates in effect immediately prior to such assignment, sale or transfer will not be qualified, downgraded or withdrawn as a result of such assignment, sale or transfer; (iii) such Master Servicer or the Special Servicer shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; and (iv) the rate at which the Servicer Compensation or Special Servicer Compensation, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer or Special Servicer, as applicable, hereunder.

            (b) Except as provided in Section 6.02 and this Section 6.04, each Master Servicer and the Special Servicer shall not resign from its respective obligations and duties hereby imposed on it except upon determination that such duties hereunder are no longer permissible under applicable law. Any such determination permitting the resignation of a Master Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer's or Special Servicer's expense) to such effect delivered to the Trustee.

            (c) The Trustee shall be permitted to remove either Master Servicer or the Special Servicer upon a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable. Without limiting the generality of the succeeding paragraph, no such removal shall be effective unless and until (i) the applicable Master Servicer or the Special Servicer has been paid any unpaid Servicer Compensation or Special Servicer Compensation, as applicable, unreimbursed Advances (including Advance Interest Amounts thereon to which it is entitled) and all other amounts to which the applicable Master Servicer or the Special Servicer is entitled hereunder to the extent such amounts accrue prior to such effective date and (ii) with respect to a resignation by the applicable Master Servicer, the successor Master Servicer has deposited into the Investment Accounts from which amounts were withdrawn to reimburse the terminated Master Servicer, an amount equal to the amounts so withdrawn, to the extent such amounts would not have been permitted to be withdrawn except pursuant to this paragraph, in which case the successor Master Servicer shall, immediately upon deposit, have the same right of reimbursement or payment as the terminated Master Servicer had immediately prior to its termination without regard to the operation of this paragraph.

            No resignation or removal of either Master Servicer or the Special Servicer as contemplated by the preceding paragraphs shall become effective until the Trustee or a successor Master Servicer or Special Servicer shall have assumed the resigning or terminated Master Servicer's or the Special Servicer's responsibilities, duties, liabilities and obligations hereunder. If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer or Special Servicer would have been entitled, additional amounts payable to such successor Master Servicer or Special Servicer shall be treated as Realized Losses.

            Section 6.05 Rights of the Depositor and the Trustee in Respect of each Master Servicer and the Special Servicer. Each Master Servicer and the Special Servicer shall afford the Depositor, the Underwriters, the Trustee and the Rating Agencies, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations. Upon request, each Master Servicer and/or the Special Servicer, as applicable, shall furnish to the Depositor, the Master Servicers, Special Servicer and the Trustee its most recent publicly available financial statements (or, with respect to the applicable Master Servicer, those of its ultimate parent) and such other non-proprietary information as the applicable Master Servicer or Special Servicer, as the case may be, shall determine in its sole and absolute discretion as it possesses, which is relevant to the performance of its duties hereunder and which it is not prohibited by applicable law or contract from disclosing. The Depositor may, but is not obligated to, enforce the obligations of the applicable Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise its rights hereunder, provided that the applicable Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. In the event the Depositor or its designee undertakes any such action, it will be reimbursed by the Trust Fund from the Collection Accounts (or with respect to a Serviced Whole Loan, to the extent such reimbursement is allocable to such Serviced Whole Loan Collection Account, as applicable, provided, that with respect to the Arrowhead Shopping Center Whole Loan, the Depositor will not be entitled to such reimbursement), as provided in Section 3.06 and Section 6.03(a) hereof to the extent not recoverable from the applicable Master Servicer or Special Servicer, as applicable. Neither the Depositor nor the Trustee and neither the applicable Master Servicer, with respect to the Special Servicer, or the Special Servicer, with respect to the applicable Master Servicer, shall have any responsibility or liability for any action or failure to act by the applicable Master Servicer or the Special Servicer and neither such Person is obligated to monitor or supervise the performance of the applicable Master Servicer or the Special Servicer under this Agreement or otherwise. Neither the Master Servicers nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

            Section 6.06 The Master Servicers or Special Servicer as Owners of a Certificate. Each Master Servicer or an Affiliate of each Master Servicer, or the Special Servicer or an Affiliate of the Special Servicer, may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate with the same rights it would have if it were not a Master Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which either Master Servicer or the Special Servicer or an Affiliate of either Master Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate, such Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in such Master Servicer's or the Special Servicer's good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in such Master Servicer's or the Special Servicer's good faith judgment, be considered by other Persons to violate the Servicing Standard, such Master Servicer or the Special Servicer may but need not seek the approval of the Certificateholders to such action by delivering to the Trustee a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by such Master Servicer or the Special Servicer or an Affiliate of such Master Servicer or the Special Servicer, and
(iii) describes in reasonable detail the action that such Master Servicer or the Special Servicer proposes to take. The Trustee, upon receipt of such notice, shall forward it to the Certificateholders (other than the applicable Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Trustee shall reasonably determine. If at any time Certificateholders holding a majority of the Voting Rights of all Certificateholders and the Controlling Class Representative (calculated without regard to the Certificates beneficially owned by the applicable Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as applicable) shall have consented in writing to the proposal described in the written notice, and if the applicable Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Trustee shall be entitled to reimbursement from the applicable Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Trustee incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the applicable Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

                                   ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default. (a) "Master Servicer Event of Default," wherever used herein, means any one of the following events, provided, that the Master Servicer Events of Default enumerated below in this Section 7.01 shall apply to each of the Midland Master Servicer and the Wachovia Master Servicer, but the occurrence of a Master Servicer Event of Default with respect to one Master Servicer shall not be a Master Servicer Event of Default with respect to the other Master Servicer and provided, further, that no Master Servicer Event of Default with respect to a Serviced Companion Loan shall apply to the Wachovia Master Servicer:

            (i) (A) any failure by the Master Servicer to make any deposit required to its Collection Account on the day and by the time such deposit was first required to be made under the terms of this Agreement, which failure is not remedied within one Business Day or (B) any failure by the Master Servicer to deposit into, or remit to the Trustee for deposit into, any Distribution Account any amount required to be so deposited or remitted (including, without limitation, any required P&I Advance, unless the Master Servicer determines such P&I Advance is a Nonrecoverable Advance), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the Master servicer does not timely make such remittance to the Trustee, the Master Servicer shall pay the Trustee for the account of the Trustee interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or any failure by the Master Servicer to remit to any holder of a Serviced Companion Loan, as and when required by this Agreement or any related Co-Lender Agreement, any amount required to be so remitted;

            (ii) any failure on the part of the Master Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days (15 days in the case of the Master Servicer's failure to make a Property Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by such Master Servicer pursuant to the Pooling and Servicing Agreement or in any event such shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage if the Master Servicer had prior notice or knowledge of the related borrower's failure to pay such taxes, assessments or insurance premium) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer, by any other party hereto, with a copy to each other party to this Agreement by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Serviced Companion Loan Noteholder; provided, however, if such failure is capable of being cured and the Master Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

            (iii) any breach on the part of the Master Servicer of any representation or warranty contained in Section 2.04(a) which materially and adversely affects the interests of any Class of Certificateholders or Serviced Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer by the Depositor or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Serviced Companion Loan Noteholder; provided, however, if such breach is capable of being cured and the Master Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

            (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

            (v) the Master Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or of or relating to all or substantially all of its property;

            (vi) the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

            (vii) the Master Servicer has been removed from S&P's Select Servicer List as a U.S. Commercial Mortgage Master Servicer and any of the ratings assigned to the Certificates have been qualified, downgraded or withdrawn in connection with such removal;

            (viii) a servicing officer of the Master Servicer obtains actual knowledge that Moody's has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (ii) has placed one or more Classes of Certificates on "watch status" in contemplation of a ratings downgrade or withdrawal (and such "watch status" placement shall not have been withdrawn by Moody's within 60 days of the date such servicing officer obtained such actual knowledge) and, in the case of either of clauses (i) or (ii), cited servicing concerns with the Master Servicer as the sole or material factor in such rating action; or

            (ix) subject to Section 10.16(c), the Master Servicer shall fail to deliver any Exchange Act reporting items required to be delivered by such servicer under Article X (other than items to be delivered by a Loan Seller Sub-Servicer) by the time required under Article X after any applicable grace periods) (but that with respect to any primary servicer, sub-servicer or Servicing Function Participant (such entity, the "Sub-Servicing Entity") retained by (x) the Midland Master Servicer (but excluding any Loan Seller Sub-Servicer) the Sub-Servicing Entity will be automatically terminated if it defaults in accordance with the provision of this clause (ix) and the Midland Master Servicer will be required to provide the reports required by the Sub-Servicing Entity and if the Midland Master Servicer fails to do so (beyond the applicable grace period) it shall be an event of default with respect to the Midland Master Servicer or (y) the Wachovia Master Servicer (but excluding any Loan Seller Sub-Servicer), the Wachovia Master Servicer will be in default if such Sub-Servicing Entity defaults (beyond the applicable grace period) in accordance with the provision of this clause (ix)).

Then, and in each and every such case, so long as a Master Servicer Event of Default shall not have been remedied, the Trustee may (and shall at the written direction of the Depositor with respect to clause (ix) above), and at the written direction of the Holders of at least 51% of the aggregate Voting Rights of all Certificates shall terminate all of the rights and obligations of the applicable Master Servicer (other than the rights to indemnification provided in Section 6.03 and compensation provided in Section 3.12). In the case of clauses
(vii) and (viii) above, the Trustee shall be required to notify Certificateholders of such Master Servicer Event of Default and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Noteholders favor such termination.

            In the event that either Master Servicer is also the Special Servicer and such Master Servicer is terminated as provided in this Section 7.01, then such Master Servicer shall also be terminated as Special Servicer.

            (b) "Special Servicer Event of Default," wherever used herein, means any one of the following events:

            (i) any failure by the Special Servicer to deposit into the REO Account, or to remit to the applicable Master Servicer for deposit into, the related Collection Account (or, in the case of a Serviced Whole Loan, the related Serviced Whole Loan Collection Account) any amount required to be so deposited or remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; provided, however, that the failure of the Special Servicer to remit such amount to the applicable Master Servicer shall not be an Event of Default if such failure is remedied within one Business Day and if the Special Servicer has compensated the applicable Master Servicer for any loss of income on such amount suffered by such Master Servicer due to and caused by the late remittance of the Special Servicer and reimburse the Trust for any resulting advance interest due to such Master Servicer; or

            (ii) any failure on the part of the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer, by any other party hereto, with a copy to each other party to this Agreement by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Serviced Companion Loan Noteholder; provided, however, if such failure is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

            (iii) any breach on the part of the Special Servicer of any representation or warranty contained in Section 2.04(b) which materially and adversely affects the interests of any Class of Certificateholders or Serviced Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Special Servicer by the Depositor or the Trustee, or to the applicable Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Serviced Companion Loan Noteholder; provided, however, if such breach is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

            (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

            (v) the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Special Servicer or of or relating to all or substantially all of its property;

            (vi) the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

            (vii) the Special Servicer has been removed from S&P's Select Servicer List as a U.S. Commercial Mortgage Special Servicer and any of the ratings assigned to the Certificates have been qualified, downgraded or withdrawn in connection with such removal, whichever is earlier;

            (viii) a servicing officer of the Special Servicer obtains actual knowledge that Moody's has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (ii) has placed one or more Classes of Certificates on "watch status" in contemplation of a ratings downgrade or withdrawal (and such "watch status" placement shall not have been withdrawn by Moody's within 60 days of the date such servicing officer obtained such actual knowledge) and, in the case of either of clauses (i) or (ii), cited servicing concerns with the Special Servicer as the sole or material factor in such rating action; or

            (ix) subject to Section 10.16(c) and 10.16(d), the Special Servicer shall fail to deliver any Exchange Act reporting items required to be delivered by such servicer under Article X by the time required under
      Article X (after any applicable notice, grace and cure periods) but that with respect to any primary servicer, sub-servicer or Servicing Function Participant (such entity, the "Sub-Servicing Entity") retained by the Special Servicer (but excluding one which the Special Servicer has been directed to retain by a Sponsor or Mortgage Loan Seller) the Sub-Servicing Entity will be automatically terminated if it defaults in accordance with the provision of this clause (ix) and the Special Servicer will be required to provide the reports required by the Sub-Servicing Entity and if the Special Servicer fails to do so (beyond the applicable grace period) it shall be an event of default with respect to the Special Servicer.

Then, and in each and every such case, so long as a Special Servicer Event of Default shall not have been remedied, the Trustee may (and shall at the written direction of the Depositor with respect to clause (ix) above), and at the written direction of the Holders of at least 51% of the aggregate Voting Rights of all Certificates shall terminate all of the rights and obligations of the Special Servicer (other than the rights to indemnification provided in Section 6.03(a) and compensation provided in Section 3.12(c)). In the case of clauses
(vii) and (viii) above, the Trustee shall be required to notify Certificateholders and Serviced Companion Loan Noteholders of such Special Servicer Event of Default and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Noteholders, favor such termination.

            (c) In the event that a Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee (the "Terminating Party") shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the "Terminated Party"), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights the Terminated Party may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 notwithstanding any such termination, and with respect to (i) the Midland Master Servicer (or its third party assignee) it shall also be entitled to the Excess Servicing Strip and (ii) the Special Servicer, shall also be entitled to receive any Workout Fee subsequent to its termination as Special Servicer, pursuant to Section 3.12(c) and any successor Special Servicer shall not be entitled to such Workout Fee received by the terminated Special Servicer). On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder), the Mortgage Loans, the Serviced Companion Loans, or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Each Master Servicer and the Special Servicer each agree in the event it is terminated pursuant to this Section 7.01 to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or Special Servicer or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the applicable Master Servicer or the Special Servicer to its Collection Account, the applicable Serviced Whole Loan Collection Account, any REO Account, any Excess Liquidation Proceeds Account, Lock-Box Account or Cash Collateral Account or which shall thereafter be received with respect to the Mortgage Loans, and shall promptly provide the Terminating Party or such successor Master Servicer or successor Special Servicer (which may include the Trustee) all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Master Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume such Master Servicer's or Special Servicer's function hereunder. All reasonable costs and expenses of the Terminating Party or the successor Master Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Master Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Terminating Party or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. If and to the extent that the Terminated Party has not reimbursed such costs and expenses, the Terminating Party shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust Fund.

            Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the applicable Master Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01, the Terminating Party (subject to Sections 7.01(c)) shall be its successor in all respects in its capacity as a Master Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the applicable Master Servicer or Special Servicer by the terms and provisions hereof, provided, however, that (i) the Terminating Party shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the applicable Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party's failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a default by such successor hereunder. The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided to the applicable Master Servicer or Special Servicer, as applicable, under this Agreement prior to such Master Servicer's or the Special Servicer's termination. The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as a Master Servicer or Special Servicer. The Terminating Party shall not be liable for any of the representations and warranties of the applicable Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by such Master Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan or any Serviced Companion Loan hereunder. As compensation therefor, the Terminating Party as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Compensation (subject to the Midland Master Servicer's (or its third party assignee) right to the Excess Servicing Strip in accordance with Section 3.12) or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans or the Serviced Companion Loans that accrue after the date of the Terminating Party's succession to which such predecessor Master Servicer or Special Servicer would have been entitled if such predecessor Master Servicer or Special Servicer, as applicable, had continued to act hereunder. In the event any Advances made by the applicable Master Servicer or the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall (i) if it is unable to so act, (ii) if the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights or an affected Serviced Companion Loan Noteholder so request in writing to the Trustee or if the Trustee is not an "approved" servicer by any of the Rating Agencies for mortgage pools similar to the Trust Fund, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which will not result in a downgrade, qualification or withdrawal of the then-current rating or ratings assigned to any Class of Certificates, evidenced in writing by each Rating Agency, as the successor to the applicable Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer or Special Servicer hereunder. No appointment of a successor to the applicable Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the applicable Master Servicer's or Special Servicer's responsibilities, duties and liabilities hereunder. Pending appointment of a successor to the applicable Master Servicer (or the Special Servicer if the Special Servicer is also a Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided. Pending the appointment of a successor to the Special Servicer, the Trustee shall act in such capacity. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans, Serviced Companion Loans, or otherwise as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted to the Terminated Party hereunder, provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder after consultation with the Controlling Class Representative or if such default relates solely to a Serviced Whole Loan, the Directing Certificateholder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses. The Depositor, the Trustee, the applicable Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

            Section 7.03 Notification to Certificateholders and Other Persons.
(a) Upon any termination pursuant to Section 7.01 above or appointment of a successor to the applicable Master Servicer or the Special Servicer, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, to each Rating Agency and to each Serviced Companion Loan Noteholder at its address appearing in the Serviced Companion Loan Noteholder Register.

            (b) Within 30 days after the occurrence of any Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to all Holders of Certificates, each Rating Agency, each Serviced Companion Loan Noteholder notice of such Event of Default, unless such Event of Default shall have been cured or waived.

            Section 7.04 Other Remedies of Trustee. During the continuance of any Servicer Event of Default or a Special Servicer Event of Default, so long as such Master Servicer Event of Default or Special Servicer Event of Default, if applicable, shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name as Trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and, in the case of any Serviced Companion Loan, of the related Serviced Companion Loan Noteholder (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (and, in the case of any Serviced Whole Loan first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Trust Fund on a pro rata basis based on the Mortgage Loan's Stated Principal Balance; provided, that with respect to the Arrowhead Shopping Center Whole Loan, such allocation first to the related Serviced B Loan Noteholders shall only apply during the occurrence and continuance of a material default under the Mortgage Loan Documents related to the Arrowhead Shopping Center Whole Loan as defined in Section 3(b) of the Arrowhead Shopping Center Intercreditor Agreement) and the Trustee shall be entitled to be reimbursed therefor from the applicable Collection Account (and, if applicable, the applicable Serviced Whole Loan Collection Account) as provided in Section 3.06. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Event of Default or Special Servicer Event of Default, if applicable.

            Section 7.05 Waiver of Past Events of Default; Termination. The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates may, together with each affected Serviced Companion Loan Noteholder (to the extent they are adversely affected by such Event of Default), on behalf of all Holders of Certificates may waive any default by either Master Servicer or Special Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including, with respect to the applicable Master Servicer, P&I Advances) to or payments from its Collection Account, any Serviced Whole Loan Collection Account or the Lower-Tier Distribution Account, in remitting payments as received or providing the items required by Section 10.08, 10.11, 10.12, 10.13, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

            Section 7.06 Trustee as Maker of Advances. In the event that any Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five Business Days of the Event of Default resulting from such failure by such Master Servicer with respect to Property Advances to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Property Advances and (y) by 12:00 noon (New York City time) on the related Distribution Date with respect to P&I Advances pursuant to the Trustee's notice of failure pursuant to Section 4.07(a) unless the Trustee has received notice that such failure has been cured by 11:00 a.m. on such Distribution Date. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of such Master Servicer's rights with respect to Advances hereunder, including, without limitation, such Master Servicer's rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Property Advance, as the case may be (without regard to any impairment of any such rights of reimbursement caused by such Master Servicer's default in its obligations hereunder); provided, however, that if Advances made by the Trustee and the applicable Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of such Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance or any determination of nonrecoverability in connection therewith by the Master Servicers hereunder.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            Section 8.01 Duties of Trustee. (a) The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Sections 7.02 and 7.05 shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            (b) The Trustee, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, however, that, the Trustee shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee shall request the provider of such instrument to have the instrument corrected, and if the instrument is not corrected to the Trustee's reasonable satisfaction, the Trustee will provide notice thereof to the Certificateholders.

            (c) Neither the Trustee nor any of its officers, directors, employees, agents or "control" persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided, that, subject to Section 8.02, no provision of this Agreement shall be construed to relieve the Trustee, or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

            (i) The Trustee's duties and obligations shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee that conform on their face to the requirements of this Agreement to the extent set forth herein without responsibility for investigating the contents thereof;

            (ii) The Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

            (iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than a majority of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement;

            (iv) Neither the Trustee nor any of its directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not an Affiliate of the Trustee and that is selected other than by the Trustee, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicers, Special Servicer, the Depositor or any other Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

            (v) The Trustee shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee in accordance with this Agreement (and, if it does, all legal expenses and costs of such action shall be expenses and costs of the Trust Fund and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Trust Fund; provided, that with respect to the Arrowhead Shopping Center Whole Loan, such allocation first to the related Serviced B Loan Noteholders shall only apply during the occurrence and continuance of a material default under the Mortgage Loan Documents related to the Arrowhead Shopping Center Whole Loan as defined in Section 3(b) of the Arrowhead Shopping Center Intercreditor Agreement), and the Trustee shall be entitled, as provided in Section 3.06 hereof, to be reimbursed therefor from amounts on deposit in the applicable Collection Account and with respect to the Serviced Whole Loans, the related Serviced Whole Loan Collection Account and identified on the Trust Ledger, unless such legal action arises out of the negligence or bad faith of the Trustee or any breach of an obligation, representation, warranty or covenant of the Trustee contained herein; and

            (vi) The Trustee shall not be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the Trustee may be required to act, unless a Responsible Officer of the Trustee obtains actual knowledge of such failure. The Trustee shall not be deemed to have actual knowledge of either Master Servicer's or the Special Servicer's failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee pursuant to this Agreement.

            None of the provisions contained in this Agreement shall require either the Trustee, in its capacity as Trustee to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the applicable Master Servicer or the Special Servicer under this Agreement, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, either Master Servicer or the Special Servicer in accordance with the terms of this Agreement. The Trustee shall not be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement. Notwithstanding any other provision hereof, however, whenever acting as or instead of a Master Servicer or Special Servicer hereunder or the Trustee shall comply with the Servicing Standard.

            Section 8.02 Certain Matters Affecting the Trustee. (a) Except as otherwise provided in Section 8.01:

            (i) The Trustee may request and/or rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall not have responsibility to ascertain or confirm the genuineness of any such party or parties;

            (ii) The Trustee may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

            (iii) (A) The Trustee shall not be under any obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby, provided that nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of an Event of Default (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs; and (B) the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of any such act;

            (iv) Neither the Trustee nor any of its directors, officers, employees, Affiliates, agents or "control" persons within the meaning of the Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% (or such other percentage as is specified herein) of the Percentage Interests of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the applicable Master Servicer or the Special Servicer if an Event of Default shall have occurred and be continuing relating to such Master Servicer, or the Special Servicer, respectively, and otherwise by the Certificateholders requesting the investigation; and

            (vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of the obligations hereunder, provided, however, that the Trustee may not perform any duties hereunder through any Person that is a Prohibited Party.

            (b) Following the Startup Day, the Trustee shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC, or the Grantor Trust to fail to qualify as a grantor trust, at any time that any Certificates are outstanding, or subject the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances, or cause the Grantor Trust not to be treated as a grantor trust.

            (c) All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

            The Trustee shall not have a duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Mortgage Loan Seller pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

            Section 8.03 Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Master Servicers, or the Special Servicer and the Trustee, the Master Servicers and the Special Servicer assume no responsibility for their correctness. The Trustee, the Master Servicers and the Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any prospectus used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan, or related document. The Trustee shall not at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, the Trustee shall not be liable or responsible for: (i) the existence, condition and ownership of any Mortgaged Property; (ii) the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of either Master Servicer or the Special Servicer pursuant to Section 7.02) or the enforceability thereof; (iii) the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of either Master Servicer or the Special Servicer pursuant to Section 7.02); (iv) the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; (v) the completeness of any Mortgage File; the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of either Master Servicer or the Special Servicer pursuant to Section 7.02); (vi) the compliance by the Depositor, the Master Servicers or the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee's receipt of notice or other discovery of any non-compliance therewith or any breach thereof; (vii) any investment of monies by or at the direction of either Master Servicer or any loss resulting therefrom, the acts or omissions of any of the Depositor, the Master Servicers or the Special Servicer (other than if the Trustee shall assume the duties of either Master Servicer or Special Servicer pursuant to Section 7.02) or any sub-servicer or any Borrower; any action of the Master Servicers or Special Servicer (other than if the Trustee shall assume the duties of either Master Servicer or Special Servicer pursuant to Section 7.02) or any sub-servicer taken in the name of the Trustee, except to the extent such action is taken at the express written direction of the Trustee; (viii) the failure of either Master Servicer or the Special Servicer or any sub-servicer to act or perform any duties required of them on behalf of the Trust Fund or the Trustee hereunder; or (ix) any action by or omission of the Trustee taken at the instruction of either Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of either Master Servicer or the Special Servicer pursuant to Section 7.02) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee of its obligation to perform its duties as specifically set forth in this Agreement. The Trustee shall not be accountable for the use or application by the Depositor, the Master Servicers or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Master Servicers or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Accounts, any Serviced Whole Loan Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Grantor Trust Distribution Account, the Lock-Box Account, the Cash Collateral Account, the Reserve Accounts, the Interest Reserve Account, any REO Account or any Excess Liquidation Proceeds Account or any other account maintained by or on behalf of the Master Servicers or the Special Servicer, other than any funds held by the Trustee. The Trustee shall not have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Master Servicer) or to record this Agreement. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate "to the extent permitted by applicable law," the Trustee shall assume that such payment is so permitted unless a Responsible Officer of the Trustee has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law. The Depositor is not obligated to monitor or supervise the performance of the Trustee under this Agreement or otherwise.

            Section 8.04 Trustee May Own Certificates. The Trustee and any agent of the Trustee in its individual capacity or any other capacity may become the owner or pledgee of Certificates, and may deal with the Depositor, the Master Servicers, the Special Servicer, the Initial Purchasers and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee or such agent, as the case may be.

            Section 8.05 Payment of Trustee's Fees and Expenses; Indemnification. (a) On each Distribution Date, prior to the distribution of amounts to the Certificateholders, the Trustee shall be entitled to pay itself the Trustee Fee as reasonable compensation from amounts remitted to the Lower-Tier Distribution Account (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder at the Trustee Fee Rate.

            (b) In the event that the Trustee assumes the servicing responsibilities of either Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of such Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which such Master Servicer or the Special Servicer, as the case may be, would have been entitled (other than the rights of the Special Servicer to receive any Workout Fee specified in Section 3.12(c) in the event that the Special Servicer is terminated).

            (c) The Trustee shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), which, to the extent not previously paid pursuant to Section 3.06(d), the Trustee will be entitled to withdraw from the Distribution Accounts prior to the distribution to Certificateholders to the extent set forth herein and to the extent such payments are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its negligence or bad faith; provided, however, that, subject to the last paragraph of Section 8.01, the Trustee shall not refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee Fee and the Trustee's expenses. The term "unanticipated expenses incurred by the REMIC" shall include any fees, expenses and disbursement of any separate Trustee or co-Trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and are attributable to the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust and the losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement attributable to the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of
Section 3.11, Section 4.05 and Section 7.01.

            Each Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable expenses, disbursements and advances incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of such Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of such Master Servicer or Special Servicer (except in the case of removal of the Special Servicer without cause), as applicable, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence or bad faith of the Trustee.

            (d) Each of the Paying Agent, the Certificate Registrar, the Custodian, the Depositor, the Master Servicers and the Special Servicer (each, in such context, an "Indemnifying Party") shall indemnify the Trustee and its Affiliates and each of the directors, officers, employees and agents of the Trustee and its Affiliates (each, in such context, an "Indemnified Party"), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to each such Indemnifying Party's respective willful misconduct, bad faith, fraud or negligence in the performance of each of its respective duties hereunder or by reason of reckless disregard of its respective obligations and duties hereunder (including in the case of any Master Servicer, any agent of such Master Servicer or sub-servicer).

            (e) The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all losses, liabilities, damages, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement, the Mortgage Loans or the Certificates other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct of the Indemnified Party and (ii) those as to which such Indemnified Party is entitled to indemnification pursuant to Section 8.05(d). The right of reimbursement of the Indemnified Parties under this Section 8.05(e) shall be senior to the rights of all Certificateholders.

            (f) Notwithstanding anything herein to the contrary, this Section
8.05 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee, as the case may be, regarding rights accrued prior to such resignation or removal and (with respect to any acts or omissions during its respective tenures) the resignation, removal or termination of the applicable Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar or the Custodian.

            (g) This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

            (h) The Trustee (the "Indemnifying Party") shall indemnify the Master Servicers and the Special Servicer and their respective Affiliates and each of the directors, officers, employees and agents of the Master Servicers and the Special Servicer and their respective Affiliates (each, in such context, an "Indemnified Party"), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to the Indemnifying Party's willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of reckless disregard of its obligations and duties hereunder.

            Section 8.06 Eligibility Requirements for Trustee. The Trustee hereunder shall at all times (i) be a corporation or association organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, (iii) have a combined capital and surplus of at least $50,000,000, (iv) have its long-term unsecured debt obligations rated at least "A+" by S&P and "Aa3" by Moody's, and have its short-term unsecured debt obligations rated at least "A-1" by S&P or, in each case, such other ratings acceptable to the Rating Agencies, (v) be subject to supervision or examination by federal or state authority and shall not be an Affiliate of either Master Servicer (except during any period when the Trustee has assumed the duties of a Master Servicer pursuant to Section 7.02) and (vi) not be a Prohibited Party. If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of any Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax and continue as Trustee or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07.

            Section 8.07 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Trustee, the Depositor, the Master Servicers, the Special Servicer and each Rating Agency. Upon such notice of resignation from the Trustee, the Master Servicers shall promptly appoint a successor trustee, the appointment of which is subject to the requirements contained in Section
8.06. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or either Master Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee (or of its property) shall be appointed, or any public officer shall take charge or control of the Trustee (or of its property or affairs) for the purpose of rehabilitation, conservation or liquidation, then the Depositor or either Master Servicer may remove the Trustee and the Depositor or either Master Servicer shall promptly appoint a successor trustee by written instrument, which shall be delivered to the Trustee so removed and to the successor trustee.

            The Holders of Certificates entitled to at least a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in seven originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to each Master Servicer and Special Servicer, one complete set to the Trustee so removed, and one complete set to the successor trustee.

            In addition, if the Trustee is terminated without cause, the terminating party shall pay all of the expenses of the Trustee necessary to affect the transfer of its responsibilities to the successor trustee.

            In the event that the Trustee is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal).

            Section 8.08 Successor Trustee. (a) Any successor trustee shall execute, acknowledge and deliver to the Depositor, the Master Servicers and to the predecessor Trustee, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee herein, provided that such successor trustee shall satisfy the requirements contained in Section 8.06. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties and obligations. No successor trustee shall accept appointment as provided in this
Section 8.08 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            (b) Any successor trustee appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

            Section 8.09 Merger or Consolidation of Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such corporation shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trustee) as co-Trustee or co-Trustees, jointly with the Trustee, or separate Trustee or separate Trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-Trustee or separate Trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder. No co-Trustee or separate Trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-Trustee(s) or separate Trustee(s) shall be required under Section 8.08 hereof.

            In the case of any appointment of a co-Trustee or separate Trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate Trustee or co-Trustee jointly (it being understood that such separate Trustee or co-Trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the applicable Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate Trustee or co-Trustee solely at the direction of the Trustee.

            No Trustee under this Agreement shall be personally liable by reason of any act or omission of any other Trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate Trustee or co-Trustee, or if the separate Trustee or co-Trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate Trustee or co-Trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate Trustees and co-Trustees, as effectively as if given to each of them. Every instrument appointing any separate Trustee or co-Trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate Trustee and co-Trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate Trustee or co-Trustee be entitled to any provision relating to the conduct of, affecting the liability of or affording protection to such separate Trustee or co-Trustee that imposes a standard of conduct less stringent than that imposed by the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

            Any separate Trustee or co-Trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate Trustee or co-Trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination. (a) The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor and the Trustee created hereby with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders, the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and the applicable Master Servicer, as the case may be, required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c); (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to this Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            For purposes of this Section 9.01, the Sole Certificateholder shall have the first option to terminate the Trust Fund, pursuant to subsection (g), and then the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Midland Master Servicer, the Wachovia Master Servicer and the Special Servicer, in that order, pursuant to subsection (c).

            (b) The Trust Fund, the Villas Parkmerced Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC shall be terminated and the assets of the Trust Fund shall be sold or otherwise disposed of in connection therewith, only pursuant to a "plan of complete liquidation" within the meaning of Code Section 860F(a)(4)(A) providing for the actions contemplated by the provisions hereof and pursuant to which the applicable Notice of Termination is given, and requiring that the Trust Fund, the Villas Parkmerced Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Midland Master Servicer in the final federal income tax returns of the Villas Parkmerced Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC. Notwithstanding the termination of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund, the Trustee shall be responsible for filing the final Tax Returns for each such REMIC and for the Grantor Trust for the period ending with such termination, and shall retain books and records with respect to such REMICs and the Grantor Trust for the same period of retention for which it maintains its own tax returns or such other reasonable period. The Trustee shall sign all Tax Returns and other reports required by this Section.

            (c) The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Master Servicer and if the Midland Master Servicer does not exercise such option, the Wachovia Master Servicer and if the Wachovia Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i) the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each
            Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with
            interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In the event that the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, any Master Servicer or the Special Servicer purchases all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund in accordance with this Section 9.01(c), the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, such Master Servicer or the Special Servicer, as applicable, shall deposit in the Villas Parkmerced Loan REMIC Distribution Account or the Lower-Tier Distribution Account, as applicable, not later than the Servicer Remittance Date relating to the Anticipated Termination Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the applicable Collection Account). In addition, each Master Servicer shall transfer to the Trustee for deposit in the Villas Parkmerced Loan REMIC Distribution Account or Lower-Tier Distribution Account, as applicable, all amounts required to be transferred thereto on the Servicer Remittance Date from its Collection Account, together with any other amounts on deposit in the applicable Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made, the Trustee shall, release or cause to be released to the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the applicable Master Servicer or the Special Servicer, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by such purchasing party as shall be necessary to effectuate transfer of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX.

            As a condition to the purchase of the assets of the Trust Fund pursuant to this Section 9.01(c), the purchaser shall deliver to the Trustee an Opinion of Counsel, which shall be at the expense of such purchaser, stating that such termination will be a "qualified liquidation" under Section 860F(a)(4)(A) of the Code. All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this
Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection (c).

            (d) If the Trust Fund has not been previously terminated pursuant to subsection (c) of this Section 9.01, the Trustee shall determine as soon as practicable the Distribution Date on which the Trustee reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, and to the Trustee in respect of outstanding Villas Parkmerced Loan REMIC Regular Interests and Lower-Tier Regular Interests, notwithstanding that such distribution may be insufficient to distribute in full the Certificate Balance, Lower-Tier Principal Balance or Villas Parkmerced Loan REMIC Principal Balance of each Class of Certificates, Lower-Tier Regular Interest or Villas Parkmerced Loan REMIC Regular Interest, respectively, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01(a), (b), or (c) and (ii) if no such Classes of Certificates are then outstanding, to the Holders of the Class LR Certificates of any amount remaining in the Collection Accounts, the Villas Parkmerced Loan REMIC Distribution Account or the Lower-Tier Distribution Account, and to the Holders of the Class R Certificates of any amount remaining in the Upper-Tier Distribution Account.

            (e) Notice of any termination of the Trust Fund pursuant to this
Section 9.01 shall be mailed by the Trustee to affected Certificateholders with a copy to each Master Servicer and each Rating Agency at their addresses shown in the Certificate Registrar as soon as practicable after the Trustee shall have received, given or been deemed to have received a Notice of Termination but in any event not more than 30 days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Trustee to affected Certificateholders shall:

            (i) specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

            (ii) specify the amount of any such final distribution, if known;
      and

            (iii) state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Trustee shall promptly mail notice thereof to each affected Certificateholder.

            (f) Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee hereunder and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01. Any amounts remaining in the Grantor Trust Distribution Account representing Excess Interest shall be distributed to the Class S Certificates.

            (g) Following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X, Class VPM-1, Class VPM-2, Class VPM-3 and Class VPM-4 Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange. In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X, Class VPM-1, Class VPM-2, Class VPM-3 and Class VPM-4 Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the applicable Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the applicable Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.06(b) or that may be withdrawn from the Distribution Accounts pursuant to
Section 3.06(a), but only to the extent that such amounts are not already on deposit in the applicable Collection Account. In addition, each Master Servicer shall transfer all amounts required to be transferred to the Trustee for deposit in the Villas Parkmerced Loan REMIC Distribution Account or Lower-Tier Distribution Account, as applicable, on such Servicer Remittance Date from its Collection Account pursuant to Section 3.05. Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class S, Class R and Class LR Certificates) on the final Distribution Date, the Trustee shall, upon receipt of a Request for Release from the applicable Master Servicer, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this
Article IX. The remaining Mortgage Loans and REO Properties are deemed distributed to the Sole Certificateholder in liquidation of the Trust Fund pursuant to this Article IX. Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Villas Parkmerced Loan REMIC and the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of its Certificates (other than the Class S, Class R and Class LR Certificates), plus accrued, unpaid interest with respect thereto, and the Trustee shall credit such amounts against amounts distributable in respect of the Villas Parkmerced Loan REMIC Regular Interests, the Lower-Tier Regular Interests and such Certificates.

                                    ARTICLE X

               EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

            Section 10.01 Intent of the Parties; Reasonableness. Except with respect to Section 10.08, Section 10.11, Section 10.13, Section 10.14, Section 10.15, Section 10.16 and Section 10.17 the parties hereto acknowledge and agree that the purpose of Article X of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Depositor nor the Trustee shall exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties to this Agreement acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff and agree to comply with reasonable requests made by the Depositor or the Trustee in reasonable good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the Deutsche Mortgage & Asset Receiving Corporation, Series CD 2006-CD2 transaction, subject to the preceding sentence, each of the parties to this agreement shall cooperate fully with the Depositor and the Trustee, as applicable, to deliver or make available to the Depositor or the Trustee, as applicable (including any of their assignees or designees), any and all information in its possession and necessary in the reasonable good faith determination of the Depositor or the Trustee, as applicable, to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosure relating to either Master Servicer, the Special Servicer and the Trustee, as applicable, and any Servicing Function Participant, or the Servicing of the Mortgage Loans, reasonably believed by the Depositor or the Trustee, as applicable, in good faith to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 10.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor or the Trustee, as applicable, to satisfy any related filing requirements.

            Section 10.02 [Reserved]

            Section 10.03 Information to be Provided by each Master Servicer and the Special Servicer. (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act, (in addition to any requirements contained in Section 10.09) in connection with the succession to a Master Servicer and Special Servicer or any Servicing Function Participant (if such Servicing Function Participant is a servicer as contemplated by Item 1108(a)(2) of Regulation AB) as servicer or Sub-Servicer under this Agreement by any Person
(i) into which a Master Servicer and Special Servicer or such Servicing Function Participant may be merged or consolidated, (ii) which may be appointed as a sub-servicer by a Master Servicer or Special Servicer, or (iii) that is appointed as a successor Master Servicer or successor Special Servicer pursuant
Section 7.02, such Master Servicer or the Special Servicer (with respect to the foregoing clauses (i) and (ii)) or the successor Master Servicer or the successor Special Servicer (with respect to the foregoing clause (iii)) shall provide to the Depositor, at least 5 calendar days (other than a succession or appointment pursuant to Section 7.01(b) for which notice shall be delivered as reasonably practicable) prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Trustee and the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Trustee and the Depositor, all information relating to such successor reasonably requested by the Depositor so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates.

            Section 10.04 Information to be Provided by the Trustee. (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act, (in addition to any requirements contained in Section 10.06) in connection with the succession to the Trustee as Trustee or co-Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, (ii) which may be appointed as a co-Trustee or separate Trustee pursuant to Section 8.10, or (iii) that is appointed as a successor Trustee pursuant Section 8.08, the Trustee (with respect to the foregoing clauses (i) and (ii)) or the successor Trustee (with respect to the foregoing clause (iii)) shall provide to the Depositor, at least 5 calendar days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably requested by the Depositor so that it may comply with its reporting obligation under Item
6.02 of Form 8-K with respect to any Class of Certificates.

            Section 10.05 Filing Obligations. Each Master Servicer, the Special Servicer and the Trustee shall and each Master Servicer, the Special Servicer and the Trustee, as applicable, shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to reasonably cooperate with the Trustee and the Depositor in connection with the Trustee's and Depositor's good faith efforts to satisfy the Trust's reporting requirements under the Exchange Act.

            Section 10.06 Form 10-D Filings. Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act) (the "10-D Filing Deadline"), the Trustee shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act and the rules and regulations of the Commission thereunder, in form and substance as required by the Exchange Act and such rules and regulations. A duly authorized representative of the Depositor shall sign each Form 10-D filed on behalf of the Trust. The Trustee shall file each Form 10-D with a copy of the related Monthly Certificateholder's Report attached thereto. Any disclosure in addition to the Monthly Certificateholder's Report that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule III and directed to the Depositor and the Trustee for approval by the Depositor. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule III) absent such reporting, direction and approval.

            For so long as the Trust is subject to the reporting requirements of the Exchange Act, within 5 calendar days after the related Distribution Date,
(i) the parties listed on Schedule III hereto shall be required to provide to the Trustee and the Depositor, to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of the Additional Form 10-D Disclosure described on Schedule III applicable to such party, (ii) include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as
Exhibit V and (iii) the Trustee shall, at any time prior to filing the related Form 10-D, provide prompt notice to the Depositor to the extent that the Trustee is notified of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from the applicable party. No later than the 7th calendar day after the Distribution Date, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D; provided that if the Trustee does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-D Disclosure. Other than to the extent provided for in clause (iii) above, the Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule III of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Trustee in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

            After preparing the Form 10-D, the Trustee shall forward electronically a copy of the Form 10-D to the Depositor for review and approval; provided that the Trustee shall use its reasonable best efforts to provide such copy to the Depositor by the 3rd Business Day prior to the 15th calendar day after the Distribution Date. No later than the end of business on the 13th calendar day after the related Distribution Date, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any charges to or approval of such Form 10-D, and no later than the end of business on the 13th calendar day after the related Distribution Date, a duly authorized representative of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee. The Trustee shall file such Form 10-D, upon signature thereof as provided in Section 10.16, not later than
(i) 5:30 pm (New York City time) on the 15th calendar day after the related Distribution Date or (ii) such other time as the Depositor and the Trustee mutually agree is permitted by the Commission for the filing such Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Trustee shall, pursuant to
Section 4.02(c), make available on its internet website a final executed copy of each Form 10-D. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 10.6 related to the timely preparation and filing of Form 10-D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section
10.6. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare or file such Form 10-D where such failure results from the Trustee's inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

            Section 10.07 Form 10-K Filings. Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "10-K Filing Deadline") (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2007, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable time frames set forth in this Agreement:

            (i) an annual compliance statement for each applicable Certifying Servicer, as described under Section 10.11;

            (ii) (A) the annual reports on assessment of compliance with servicing criteria for each applicable Reporting Servicer, as described under Section 10.12, and (B) if any Reporting Servicer's report on assessment of compliance with servicing criteria described under Section
      10.12 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer's report on assessment of compliance with servicing criteria described under
      Section 10.12 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included;

            (iii) (A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 10.13, and (B) if any registered public accounting firm attestation report described under
      Section 10.13 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included; and

            (iv) a Sarbanes-Oxley Certification as described in Section 10.8.

            Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule IV hereto to the Depositor and the Trustee and approved by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule IV) absent such reporting and approval.

            Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, each Master Servicer, the Special Servicer and the Trustee shall provide the other parties to this Agreement with written notice of the name and address of each Servicing Function Participant retained by such party.

            For so long as the Trust is subject to the reporting requirements of the Exchange Act, by March 1st (with a grace period through March 15th), commencing in March 2007 (i) the parties listed on Schedule IV hereto shall be required to provide to the Trustee and the Depositor, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than with respect to Items 1117 and 1119(a) of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other form as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of the Additional Form 10-K Disclosure described on Schedule IV applicable to such party, (ii) include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit V and (iii) the Trustee shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent that the Trustee is notified of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from the applicable party. No later than March 15th, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K; provided that if the Trustee does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-K Disclosure. Other than to the extent provided for in clause (iii) above, the Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule IV of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Trustee in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

            After preparing the Form 10-K, on or prior to the 6th Business Day prior to the 10-K Filing Deadline, the Trustee shall (i) forward electronically a copy of the Form 10-K to the Depositor for review and approval and (ii) if not already given, forward any LNR 10-K Notice required by Section 10.16(d). Within three Business Days after receipt of such copy, but no later than March 24th, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approved of such Form 10-K. No later than 5:00 p.m. New York City time on the 4th Business Day prior to the 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee. The Trustee shall file such Form 10-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 pm (New York City time) on the 10-K Filing Deadline or (ii) such other time as the Depositor and the Trustee mutually agree is permitted by the Commission for the filing such Form 10-K, of each year in which a report on Form 10-K is required to be filed by the Trust. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Trustee shall, pursuant to
Section 4.02(c), make available on its internet website a final executed copy of each Form 10-K. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 10.07 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article X. The Trustee shall have no liability with respect to any failure to properly prepare or file such Form 10-K resulting from the Trustee's inability or failure to receive from any other party any information needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

            Section 10.08 Sarbanes-Oxley Certification. Each Form 10-K shall include a certification (the "Sarbanes-Oxley Certification"), as set forth in Exhibit Y attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act. Each Reporting Servicer shall, and each Reporting Servicer shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to provide to the Person who signs the Sarbanes-Oxley Certification (the "Certifying Person"), by March 1st (with a grace period through March 15th) of each year in which the Trust is subject to the reporting requirements of the Exchange Act, a certification (each, a "Performance Certification"), in the form attached hereto as Exhibit M, O, P or Q, as applicable, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity's officers, directors and Affiliates (collectively with the Certifying Person, "Certification Parties") can reasonably rely. The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust. The Certifying Person at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 60 Wall Street, New York, New York 10005, Attention:
Lainie Kaye, with a copy to Jay Straus, Esq. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement, as the case may be, such Reporting Servicer shall provide a Performance Certification to the Certifying Person pursuant to this
Section 10.08 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing agreement, as the case may be.

            Each Performance Certification shall include a reasonable reliance provision enabling the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 10.11, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section
10.12 and (iii) registered public accounting firm attestation report provided pursuant to Section 10.13.

            Section 10.09 Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure (the "8-K Filing Deadline") under Form 8-K (each a "Reportable Event"), to the extent it receives the Form 8-K Disclosure Information described below, the Trustee shall prepare and, at the direction of the Depositor, file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K ("Form 8-K Disclosure Information") shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule V to which such Reportable Event relates and such Form 8-K Disclosure Information shall be delivered to the Depositor and the Trustee and approved by the Depositor. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on
Schedule V) absent such reporting and approval.

            For so long as the Trust is subject to the reporting requirements of the Exchange Act, the parties listed on Schedule V hereto shall, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (or any officer thereof with respect to Items 1117 and 1119 or Regulation AB as to such party), use their reasonable efforts to provide to the Depositor and the Trustee within 1 Business Day after the occurrence of the Reportable Event, but shall provide in no event later than noon (New York City time) on the 2nd Business Day after the occurrence of the Reportable Event, the form and substance of the Form 8-K Disclosure Information described on Schedule V as applicable to such party, in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Trustee and the Depositor and such party and accompanied by an Additional Disclosure Notification in the form attached hereto as Exhibit V. The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K by the end of business on the 2nd Business Day after the Reportable Event; provided that if the Trustee does not receive a response from the Depositor by such time as required under this Agreement the Depositor will be deemed to have consented to such Form 8-K Disclosure Information. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on
Schedule V of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided that to the extent that the Trustee is notified of such Reportable Event and it does not receive the necessary Form 8-K Disclosure Information, it shall notify the Depositor that it has not received such information and, provided, further, that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Trustee or any party that the Trustee has engaged to perform its obligations under this Agreement. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Trustee in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.

            After preparing the Form 8-K, the Trustee shall, no later than the end of the Business Day (New York City time) on the 3rd Business Day after the Reportable Event, forward electronically a copy of the Form 8-K to the Depositor for review and approval and the Depositor shall promptly notify the Trustee in writing (which may be furnished electronically) of any changes to the Form 8-K. No later than noon on the 4th Business Day (New York City time) after the Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee. The Trustee shall file such Form 8-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 pm (New York City time) on the 4th Business Day following the reportable event or (ii) such other time as the Depositor and the Trustee mutually agree is permitted by the Commission for the filing such Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Trustee will, pursuant to
Section 4.02(c), make available on its internet website a final executed copy of each Form 8-K. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 10.9 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.9. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Trustee's inability or failure to receive approved Form 8-K Disclosure Information within the applicable timeframes set forth in this Section 10.09 and not resulting from the Trustee's own negligence, bad faith or willful misconduct (provided that to the extent that the Trustee is notified of such Reportable Event and it does not receive the necessary Form 8-K Disclosure Information, it will notify the Depositor that it has not received such information and further provided that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Trustee or any party that the Trustee has engaged to perform its obligations under this Agreement).

            Section 10.10 Form 15 Filing; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports. (a) On or before January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act. With respect to any reporting period occuring after the filing of Form 15, the obligations of the parties to this Agreement under Sections 10.01, 10.03, 10.06, 10.07, 10.08 and 10.09 shall be suspended.

            (b) If the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed by this Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Trustee shall promptly notify (which notice (which may be sent by fax or by email notwithstanding the provisions of Section 11.04) shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) the Depositor and each Reporting Servicer that failed to make such delivery. In the case of Form 10-D and Form 10-K, each such Reporting Servicer shall cooperate with the Depositor and the Trustee to prepare and file a Form 12b-25 and a Form 10-D/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trustee shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D that is required to be filed on behalf of the Trust. In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Trustee shall notify the Depositor and such other parties as needed and such parties shall cooperate to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by the Depositor. The parties to this agreement acknowledge that the performance by the Trustee of its duties under this Section 10.10 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicers, the Special Servicer and the Depositor performing their duties under this Section. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            Section 10.11 Annual Compliance Statements. Each Master Servicer, the Special Servicer, the Trustee and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (each a "Certifying Servicer") shall and the Master Servicer, the Special Servicer and the Trustee shall use commercially reasonable efforts to cause each Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (other than (x) any party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to deliver to the Depositor and the Trustee on or before March 1 (subject to a grace period through March 15th) with respect to each Master Servicer, the Special Servicer, any Additional Servicer or the Trustee, of each year, commencing in March 2007, an Officer's Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer's activities during the preceding calendar year or portion thereof and of such Certifying Servicer's performance under this Agreement, or the applicable sub-servicing agreement in the case of an Additional Servicer, has been made under such officer's supervision and (B) that, to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Promptly after receipt of each such Officer's Certificate, the Depositor shall have the right to review such Officer's Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, in the fulfillment of any of the Certifying Servicer's obligations hereunder or under the applicable sub-servicing agreement. None of the Certifying Servicers or any Additional Servicer or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such Officer's Certificate until April 15, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            Section 10.12 Annual Reports on Assessment of Compliance with Servicing Criteria. By March 1st (subject to a grace period through March 15th) of each year, commencing in March 2007, each Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Trustee, and each Servicing Function Participant, each at its own expense, shall furnish, (and each of the preceding parties, as applicable, shall use commercially reasonable efforts to cause, by March 1st (subject to grace period through March 15th), each Servicing Function Participant (other than (x) a party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans to the Trustee and the Depositor a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria,
(B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 10.07, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for such period.

            No later than the end of each fiscal year for the Trust for which a Form 10-K is required to be filed, each Master Servicer, the Special Servicer and Trustee shall each forward to the Trustee and the Depositor the name and contact information of each Servicing Function Participant engaged by it and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the applicable Master Servicer, the Special Servicer, the Trustee and each Servicing Function Participant submit their respective assessments by March 1st (subject to grace period through March 15th), as applicable, to the Trustee, each such party shall also at such time, if it has received the assessment (and attestation pursuant to Section 10.13) of each Servicing Function Participant engaged by it, include such assessment (and attestation) in its submission to the Trustee.

            Promptly after receipt of each such report on assessment of compliance, (i) the Depositor shall have the right to review each such report and, if applicable, consult with the Master Servicers, the Special Servicer, the Trustee and any Servicing Function Participant as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by the applicable Master Servicer, the Special Servicer, the Trustee or any Servicing Function Participant, and (ii) the Trustee shall confirm that the assessments, taken individually address the Relevant Servicing Criteria for each party as set forth on Schedule II and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicer, the Trustee or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this Section 10.12 by a Master Servicer, the Special Servicer or the Trustee shall not, as a result of being so reported, in and of itself, constitute a breach of such parties' obligations, as applicable, under this Agreement unless otherwise provided for in this Agreement.

            Section 10.13 Annual Independent Public Accountants' Servicing Report. By March 1st (subject to a grace period through March 15th), of each year, commencing in March 2007, each Master Servicer, the Special Servicer and the Trustee, each at its own expense, shall use reasonable efforts to cause, and each of the preceding parties, as applicable, shall use commercially reasonable efforts to cause, by March 1 (subject to a 15 calendar day grace period), each Servicing Function Participant (other than (x) a party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause, each at its own expense), a registered public accounting firm (which may also render other services to the applicable Master Servicer, the Special Servicer, the Trustee, such Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee and the Depositor to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer's compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria. If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language.

            Promptly after receipt of such report from the applicable Master Servicer, the Special Servicer, the Trustee, any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement), (i) the Depositor shall have the right to review the report and, if applicable, consult with the applicable Master Servicer, the Special Servicer, the Trustee, any such Servicing Function Participant as to the nature of any material instance of noncompliance by such Master Servicer, the Special Servicer, the Trustee or any such Servicing Function Participant with the Servicing Criteria applicable to such person, as the case may be, in the fulfillment of any of the applicable Master Servicer's, the Special Servicer's, the Trustee's or the applicable Servicing Function Participant's obligations hereunder or under any applicable sub-servicing agreement, and (ii) the Trustee shall confirm that each assessment submitted pursuant to Section 10.12 is coupled with an attestation meeting the requirements of this Section and notify the Depositor of any exceptions. None of the Master Servicer, the Special Servicer, the Trustee nor any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding fiscal year.

            Section 10.14 Exchange Act Reporting Indemnification. Each of the Master Servicers, the Special Servicer and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor, their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of the failure to perform its obligations to the Depositor or Trustee under this Article X by the time required after giving effect to any applicable grace or cure period.

            The Master Servicers, the Special Servicer and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans to indemnify and hold harmless each Certification Party from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable Sub-Servicing Agreement, as applicable.

            If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then each Master Servicer, the Special Servicer, the Trustee, each Additional Servicer or other Servicing Function Participant (the "Performing Party") shall and the Master Servicer, the Special Servicer and the Trustee shall use reasonable efforts to cause each Servicing Function Participant with which it has entered into a servicing relationship (other than (x) a party to this Agreement or (y) any Loan Seller Sub-Servicer) with respect to the Mortgage Loans to contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party's obligations pursuant to this Article X. The applicable Master Servicer, the Special Servicer and the Trustee shall use reasonable efforts to cause each Servicing Function Participant (other than Loan Seller Sub-Servicers) with which it has entered into a servicing relationship with respect to the Mortgage Loans to agree to the foregoing indemnification and contribution obligations.

            Section 10.15 Amendments. This Article X may be amended by the written consent of all the parties hereto pursuant to Section 11.07 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage backed securities market without, in each case, any Opinions of Counsel, Officer's Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that no such amendment without Certificateholder consent shall eliminate the reports or statements required under Section 10.11 or Section 10.13.

            Section 10.16 Exchange Act Report Signatures; Delivery of Notices; Interpretation of Grace Periods. (a) Each Form 8-K report, Form 10-D report and Form 10-K report shall be signed by the Depositor in accordance with procedures to be agreed upon by the Depositor and the Trustee. The signing party at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 60 Wall Street, New York, New York 10005, Attention: Lainie Kaye, with a copy to Jay Straus, Esq.

            (b) Notwithstanding anything in Section 11.04 to the contrary, any notice required to be delivered to the Depositor under this Article X shall be properly given if sent by facsimile to (212) 797-4487, Attention: Lainie Kaye, with a copy to (212) 504-6666, Attention: Anna Glick (or such other number as the Depositor may instruct) and by email to Lainie.Kaye@db.com, with a copy to Anna.Glick@cwt.com (or such other email address as the Depositor may instruct).

            (c) For the avoidance of doubt:

            (i) No Master Servicer or Special Servicer shall be subject to a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable, pursuant to either the last clause of the definition of Master Servicer Event of Default or the last clause of the definition of Special Servicer Event of Default, as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article X, provided, that if any such party fails to comply with the delivery requirements of this Article X by the expiration of any applicable grace period such failure shall constitute a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable; and

            (ii) No Master Servicer or Special Servicer shall be subject to a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable, pursuant to either the last clause of the definition of Master Servicer Event of Default or the last clause of the definition of Special Servicer Event of Default, as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article X by the time required hereunder with respect to any reporting period for which the Trust is not required to file Exchange Act reports (which reporting periods will include any occurring after the Trustee files the Form 15 relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act).

            (d) No later than the date the Trustee is required to deliver to the Depositor the Form 10-K pursuant to the first sentence of the last paragraph of
Section 10.07, the Trustee, shall, and the Depositor or counsel to the Depositor may, deliver a notice to LNR (which notice may be given by fax to (305) 695-5601, with a copy to (305) 351-2229 or by email to rwolpert@lnrproperty.com, with a copy to akazan@bilzin.com notwithstanding the requirements of Section 11.04) listing any documents required to be delivered to the Trustee by LNR pursuant to Sections 10.08, 10.11, 10.12 and 10.13 that the Trustee has not received (the "LNR 10-K Notice"). Following the delivery of the LNR 10-K Notice, LNR shall have until the expiration of the LNR Cure Period to deliver all of the items required by Sections 10.08, 10.11, 10.12 and 10.13. For the avoidance of doubt, LNR shall not be deemed to have failed to perform its obligations under such Sections for purposes of Section 10.14 or be deemed to be in a Special Servicer Event of Default if LNR has delivered all of the items required by Sections 10.08, 10.11, 10.12 and 10.13 prior to the expiration of the LNR Cure Period.

            Section 10.17 Termination of the Trustee. (a) Notwithstanding anything to the contrary contained in this Agreement, the Depositor may immediately terminate the Trustee if the Trustee fails to comply with any of its obligations under this Article X; provided that (a) such termination shall not be effective until a successor trustee shall have accepted the appointment, (b) the Trustee may not be terminated if it cannot perform its obligations due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Trustee's inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, (c) if, following the Trustee's failure to comply with any of such obligations under Sections 10.06, 10.07, 10.09, 10.11, 10.12 or 10.13 on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections the Trustee subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 10.17 and (d) the Trustee may not be terminated if the Trustee's failure to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Trustee under this Section 10.17 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

            Section 11.01 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 11.02 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, or entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, and nothing herein set forth, or contained in the terms of the Certificates, shall be construed so as to constitute the Certificateholders from time to time as partners or members of an association; and no Certificateholder shall be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder or any Serviced Companion Loan Noteholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless such Certificateholder or such Serviced Companion Loan Noteholder, as applicable, previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also such Serviced Companion Loan Noteholder or the Certificateholders representing Percentage Interests of at least 25% of each affected Class of Certificates, as applicable, have (or in the case of the Serviced Companion Loan Noteholder, has) made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and have (or in the case of the Serviced Companion Loan Noteholder, has) offered to the Trustee such reasonable security or indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, shall have failed or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by the Serviced Companion Loan Noteholder and by each Certificateholder with every other Certificateholder and the Trustee, that no Serviced Companion Loan Noteholder or one or more Certificateholder of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of Serviced Companion Loan Noteholder or the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Companion Loan Noteholder or Certificateholder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Companion Loan Noteholders and Holders of Certificates of such Class, as applicable. For the protection and enforcement of the provisions of this Section, each and every Companion Loan Noteholder, Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 11.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 11.04 Notices. Unless otherwise specified in this Agreement, all demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of Class R and Class LR Certificates or Holders of any Class of Certificates no longer held through a Depository and instead held in registered, definitive form shall be deemed to have been given upon being sent by first-class mail, postage prepaid or by overnight courier) as follows:

            If to the Trustee or Paying Agent, to:

                  Wells Fargo Bank, N.A.
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045-1951
                  Attention: Corporate Trust Services (CMBS), CD 2006-CD2

            If to the Depositor, to:

                  Deutsche Mortgage & Asset Receiving Corporation
                  60 Wall Street
                  New York, New York 10005
                  Attention: Helaine M. Kaplan

                  with a copy to:

                  Cadwalader, Wickersham & Taft LLP
                  One World Financial Center
                  New York, New York 10281
                  Attention: Anna H. Glick

            If to the Midland Master Servicer, to:

                  Midland Loan Services, Inc.
                  10851 Mastin, Building 82, 7th Floor
                  Overland Park, Kansas  66210
                  Attention: President
                  Telecopy No.: (913) 253-9001

                  with a copy to:

                  Dechert LLP
                  30 Rockefeller Plaza
                  New York, New York 10112
                  Attention: Stephanie M. Tita
                  Telecopy No.: (212) - 698-3599

            If to the Wachovia Master Servicer, to:

                  Wachovia Bank, National Association
                  8739 Research Drive, URP4
                  Charlotte, North Carolina 28262,1075
                  Attention: CD 2006-CD2
                  Telecopy No.: (704) 715-0036

                  with a copy to:

                  Mayer, Brown, Rowe & Maw LLP
                  214 North Tryon Street, Suite 3800
                  Charlotte, NC 28202
                  Attention: Christopher J. Brady
                  Telecopy No.: (704) 377-2033

            If to the Special Servicer, to:

                  LNR Partners, Inc.
                  1601 Washington Avenue, Suite 700
                  Miami Beach, Florida  33139
                  Attention: Randy Wolpert
                  Telecopy No.: (305) 695-5601
                  email: rwolpert@lnrproperty.com

            with a copy to:

                  Bilzin Sumberg Baena Price & Axelrod LLP
                  200 South Biscayne Blvd., Suite 2500
                  Miami, Florida 33131
                  Attention: Alan Kazan, Esq.
                  Telecopy No.: (305) 351-2229

            if such notice is provided pursuant to Article X to:

                  Thomas Nealon
                  Telecopy No: (305) 695-5601
                  email: tnealon@lnrproperty.com

                  Javier Benedit
                  Telecopy No: (305) 695-5199
                  email: jbenedit@lnrproperty.com

            If to the German American Capital Corporation, to:

                  German American Capital Corporation
                  60 Wall Street
                  New York, New York  10005
                  Attention: Lainie Kaye

            If to Citigroup Global Markets Realty Corp., as Mortgage Loan
                  Seller, to:

                  Citigroup Global Markets Realty Corp.
                  388 Greenwich Street, 11th Floor
                  New York, New York 10013
                  Attention: Angela Vleck
                  Telecopy No.: (212) 816-8307

            If to PNC Bank, as Mortgage Loan Seller, to:

                  PNC Bank, National Association
                  10851 Mastin, Suite 300 (Bldg 82)
                  Overland Park, Kansas  66210
                  Attention: Harry Funk
                  Telecopy No.: (913) 253-9717

            with a copy to:

                  PNC Bank, National Association
                  One PNC Plaza, 21st Floor
                  249 Fifth Avenue
                  Pittsburgh, Pennsylvania  15222
                  Attention: Gretchen Lengel Kelly
                  Telecopy No.: (412) 762-4334

            If to the Underwriters, to:

                  Deutsche Bank Securities, Inc.
                  Commercial Mortgage-Backed Securities
                  60 Wall Street
                  New York, New York  10005
                  Attention:  Lainie Kaye

                  Citigroup Global Markets, Inc.
                  388 Greenwich Street, 11th Floor
                  New York, New York 10013
                  Attention: Angela Vleck
                  Telecopy No.: (212) 816-8307

                  PNC Capital Markets, Inc.
                  One PNC Plaza, 26th Floor
                  249 Fifth Avenue
                  Pittsburgh, Pennsylvania 15222
                  Attention: Scott Manning
                  Telecopy No.: (913) 253-9717

                  J.P. Morgan Securities Inc.
                  270 Park Avenue, 6th Floor
                  New York, New York 10017

                  Wachovia Capital Markets, LLC
                  301 South College Street
                  Charlotte, North Carolina 28288
                  Attention:  CMBS Securitization
                  Telecopy No.: (704) 715-0066

                  Nomura Securities International, Inc.
                  2 World Financial Center, Building B
                  New York, New York, 10281

            If to any Certificateholder, to:

                  the address set forth in the Certificate Register,

            If to the initial Controlling Class Representative

                  LNR Securities Holdings, LLC,
                  1601 Washington Avenue, Suite 800
                  Miami Beach, Florida 33139
                  Attention: Steven N. Bjerke
                  Telecopy No.: (305) 695-5449

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

            Section 11.05 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.06 Notice to the Depositor and Each Rating Agency. (a) The Trustee shall use its best efforts to promptly provide notice (and, in the case of subsection (vii), promptly furnish or make available) to the Depositor, the Underwriters, the Controlling Class Representative and each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the merger, consolidation, resignation or termination of either Master Servicer, the Special Servicer or the Trustee;

            (iv) the repurchase of Mortgage Loans pursuant to Section 2.03(d);

            (v) the final payment to any Class of Certificateholders;

            (vi) any change in the location of a Collection Account, the Serviced Whole Loan Collection Account, the Distribution Accounts, the Interest Reserve Account, or the Excess Liquidation Proceeds Account; and

            (vii) each report to Certificateholders described in Section 4.02,
      Section 3.13 and Section 3.22.

            (b) Each Master Servicer shall promptly furnish to each Rating Agency copies of the following:

            (i) each of its annual statements as to compliance described in
      Section 10.11;

            (ii) each of its annual independent public accountants' servicing reports described in Section 10.13;

            (iii) a copy of each rent roll and each operating and other financial statement and occupancy reports, to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 3.03;

            (iv) a copy of any notice with respect to a breach of a representation or warranty with respect to any Mortgage Loan;

            (v) any event that would result in the voluntary or involuntary termination of any insurance of the accounts of such Master Servicer;

            (vi) any change in the lien priority of a Mortgage Loan;

            (vii) any new lease of an anchor or a termination of an anchor lease at a retail Mortgaged Property;

            (viii) any material damage to a Mortgaged Property; and

            (ix) any amendment, modification, consent or waiver to or of any provision of a Mortgage Loan.

            (c) The Trustee, the applicable Master Servicer and the Special Servicer, as applicable, shall furnish to each Rating Agency with respect to the Trust Fund, a Mortgaged Property, a Borrower and a Specially Serviced Loan such information as the Rating Agency and the Depositor shall reasonably request and which the Trustee, such Master Servicer or the Special Servicer, can reasonably provide in accordance with applicable law and without violating the terms of this Agreement or any Loan Documents. The Rating Agencies shall not be charged any fee or expense in connection therewith. Each party hereto shall send copies to the Depositor of any information that it provided to any Rating Agency. Notwithstanding anything to the contrary herein, nothing in this Section 11.06 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items.

            (d) Notices to each Rating Agency shall be addressed as follows:

                Standard & Poor's Ratings Services
                55 Water Street
                New York, New York 10041
                Attention: Commercial Mortgage Surveillance Group
                Telecopy: (212) 438-2657

                Moody's Investors Services, Inc.
                99 Church Street, 4th Floor
                New York, New York 10041
                Attention: Commercial Mortgage Surveillance Group
                Telecopy: (212) 553-0300

or in each case to such other address as either Rating Agency shall specify by written notice to the parties hereto.

            Section 11.07 Amendment. This Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus, the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or this Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision hereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of this Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            This Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class VPM Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class VPM Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under this Agreement;

            (iii) alter the Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section hereof which relates to the amendment of this Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class VPM Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Master Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            In the event that neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 11.07 shall be effective with the consent of the Trustee, the Master Servicers and the Special Servicer, in writing, and to the extent required by this Section 11.07, the Certificateholders and Serviced Companion Loan Noteholders. Promptly after the execution of any amendment, the Master Servicers shall forward to the Trustee and the Special Servicer, and the Trustee shall furnish written notification of the substance of such amendment to each Certificateholder, each Serviced Companion Loan Noteholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 11.07 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders and, if applicable, Serviced Companion Loan Noteholders, shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

            Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless the Trustee has received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii) or (iii) of the first sentence of this Section, then at the expense of the Trust Fund; provided that with respect to such amounts attributable to the Villas Parkmerced Mortgage Loan, after any allocation to the related B Loans to the extent permitted under the Villas Parkmerced Co-Lender Agreement, such amounts shall be applied first to the Class VPM Certificates in reverse sequential order and second to the Villas Parkmerced Pooled Trust Component) to the effect that such amendment is permitted hereunder and such amendment will not cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, or cause the Grantor Trust to fail to qualify as a Grantor Trust, or cause a tax to be imposed on the Trust Fund, any such REMIC or the Grantor Trust.

            Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Special Servicer and the Master Servicers may request and shall be entitled to rely conclusively upon an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in the first sentence of this Section 11.07 (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee), then at the expense of the Trust Fund; provided that with respect to such amounts attributable to the Villas Parkmerced Mortgage Loan, after any allocation to the related B Loans to the extent permitted under the Villas Parkmerced Co-Lender Agreement, such amounts shall be applied first to the Class VPM Certificates in reverse sequential order and second to the Villas Parkmerced Pooled Trust Component) stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee's own rights, duties or immunities under this Agreement.

            Notwithstanding any contrary provision contained in this Agreement, no amendment shall be made to this Agreement which shall affect the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            Section 11.08 Confirmation of Intent. It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans) by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement and the sale by the Depositor of the Certificates be, and be treated for all purposes as, a sale by the Depositor of the undivided portion of the beneficial interest in the Trust Fund represented by the Certificates. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in all of the Depositor's right, title and interest in and to the Trust Fund and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Accounts, any Serviced Whole Loan Collection Account, the Distribution Accounts, the Interest Reserve Account, any REO Account and any Excess Liquidation Proceeds Account whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-313 of the Delaware Uniform Commercial Code; and
(d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Trustee pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. The Depositor shall, and upon the request of either Master Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund), take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans or Serviced Whole Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

            Section 11.09 No Intended Third-Party Beneficiaries. Except as specified in Section 11.12, no Person other than a party to this Agreement, any Mortgage Loan Seller or any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing, the parties to this Agreement specifically state that no Borrower, Manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

            Section 11.10 [Reserved]

            Section 11.11 Entire Agreement. This Agreement and with respect to each Serviced Companion Loan Noteholder, the related Co-Lender Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersedes any course of performance or usage of the trade inconsistent with any of the terms hereof.

            Section 11.12 Third Party Beneficiaries. (a) Each of the Trustee and the Master Servicers acknowledges that each holder of a Serviced Companion Loan is an intended third party beneficiary in respect of the rights afforded it under this Agreement and may directly enforce such rights.

            IN WITNESS WHEREOF, the Depositor, the Midland Master Servicer, the Wachovia Master Servicer, the Special Servicer, the Trustee and the Paying Agent have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

                                         DEUTSCHE MORTGAGE & ASSET
                                         RECEIVING CORPORATION,
                                         as Depositor


                                         By:   /s/ John C. Griffin
                                            ------------------------------------
                                            Name:  John C. Griffin
                                                 -------------------------------
                                            Title: Vice President
                                                  ------------------------------






                                         By:   /s/ Andrew Cherrick
                                            ------------------------------------
                                            Name:  Andrew Cherrick
                                                 -------------------------------
                                            Title: Vice President
                                                  ------------------------------






                                         Midland Loan Services, Inc.,
                                         as Midland Master Servicer


                                         By:   /s/ Lawrence D. Ashley
                                            ------------------------------------
                                            Name:  Lawrence D. Ashley
                                                 -------------------------------
                                            Title: Senior Vice President
                                                  ------------------------------






                                         Wachovia Bank, National Association,
                                         as Wachovia Master Servicer


                                         By:   /s/ Nisarg d. Meta
                                            ------------------------------------
                                            Name:  Nisarg d. Meta
                                                 -------------------------------
                                            Title: Associate
                                                  ------------------------------






                                         LNR PARTNERS, INC.,
                                         as Special Servicer


                                         By:   /s/ Steven N. Bjerke
                                            ------------------------------------
                                            Name:  Steven N. Bjerke
                                                 -------------------------------
                                            Title: Vice President
                                                  ------------------------------







                                         WELLS FARGO BANK, N.A.,
                                         as Trustee and Paying Agent


                                         By:   /s/ Deborah Daniels
                                            ------------------------------------
                                            Name:  Deborah Daniels
                                                 -------------------------------
                                            Title: Vice President
                                                  ------------------------------

                                   EXHIBIT A-1

                      FORM OF CLASS A-1 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-1

Class A-1 Pass-Through Rate: 5.302%            CUSIP: 12513XAA0

                                               ISIN: US12513XAA00

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-1 Certificates: $72,000,000        this Certificate: $72,000,000

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: A-1
December 15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class A-1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-l Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-1 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-1 Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class A-l Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006

                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-2

                      FORM OF CLASS A-2 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-2

Class A-2 Pass-Through Rate: 5.408%            CUSIP: 12513XAB8

                                               ISIN: US12513XAB82

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-2 Certificates: $239,000,000       this Certificate: $239,000,000

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: A-2-1
March 15, 2011

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-3, Class AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class A-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-2 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-2 Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class A-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-3

                      FORM OF CLASS A-3 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-3

Class A-3 Pass-Through Rate: Variable          CUSIP: 12513XAC6

                                               ISIN: US12513XAC65

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-3 Certificates: $53,000,000        this Certificate: $53,000,000

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: A-3-1
January 15, 2013

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class A-3 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Market Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-3 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-3 Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class A-3 Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006

                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-4

                      FORM OF CLASS A-AB GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-AB

Class A-AB Pass-Through Rate: Variable         CUSIP: 12513XAD4

                                               ISIN: US12513XAD49

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-AB Certificates: $111,000,000      this Certificate: $111,000,000

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: A-AB-1
May 15, 2015

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-AB Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-1A, Class A-1B, Class A-X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class A-AB Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-AB Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-AB Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-AB Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class A-AB Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006

                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-5

                      FORM OF CLASS A-4 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-4

Class A-4 Pass-Through Rate: Variable          CUSIP: 12513XAE2

                                               ISIN: US12513XAE22

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class A-4 Certificates: $839,906,000       [$500,000,000] [$339,906,000]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: A-4-[ ]
December 15, 2015

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-4 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-3, Class S, Class R and Class LR Certificates (together with the Class A-4 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-4 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-4 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-4 Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class A-4 Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006

                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-6

                      FORM OF CLASS A-1A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                         CD 2006-CD2 COMMERCIAL MORTGAGE

                      PASS-THROUGH CERTIFICATES, CLASS A-1A

Class A-1A Pass-Through Rate: Variable         CUSIP: 126513XAF9

                                               ISIN: US12513XAF96

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-1A Certificates: $308,000,000      this Certificate: $308,000,000

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: A-1A-1
January 15, 2011

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1A Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class A-1A Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1A Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-1A Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-1A Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class A-1A Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006

                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-7

                      FORM OF CLASS A-1B GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

THIS CLASS A-1B CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-1B

Class A-1B Pass-Through Rate: Variable         CUSIP: 12513XBE1

                                               ISIN: US12513XBE13

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class A-1B Certificates: $518,636,000      [$500,000,000] [$18,636,000]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: A-1B-[  ]
January 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1B Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class A-1B Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-1B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-1B Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class A-1B Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006

                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                  Authorized Office

                                   EXHIBIT A-8

                                 FORM OF CLASS X
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS X

Class X Pass-Through Rate: Variable            CUSIP:
                                               [12513XAN2](2) [U1252RAA8]

                                               ISIN:
                                               [US12513XAN21](2) [USU1252RAA87]

                                               Initial Notional Balance of this
Original Aggregate Notional Balance of         Certificate: [$500,000,000]
the Class X Certificates: $3,059,345,770       [$59,345,770]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: X-[  ]
N/A

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class X Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, Yield Maintenance Charges and the Yorktowne Plaza Yield Maintenance Amount as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class X Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class X Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class X Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                     Class X
                                   Schedule A

                                            Remaining Notional
            Notional Balance                Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
---------   -----------------------------   -----------------------   ----------

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---------   -----------------------------   -----------------------   ----------

---------   -----------------------------   -----------------------   ----------

---------   -----------------------------   -----------------------   ----------

---------   -----------------------------   -----------------------   ----------

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---------   -----------------------------   -----------------------   ----------

                                   EXHIBIT A-9

                      FORM OF CLASS A-M GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-M

Class A-J Pass-Through Rate: Variable          CUSIP: 12513XAG7

                                               ISIN: US12513XAG79

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-M Certificates: $305,934,000       this Certificate: $305,934,000

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: A-M-1
January 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class A-M Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-M Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-M Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-M Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class A-M Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006

                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-10

                      FORM OF CLASS A-J GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-J

Class A-J Pass-Through Rate: Variable          CUSIP: 12513XAH5

                                               ISIN: US12513XAH52

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-J Certificates: $217,979,000       this Certificate: $217,979,000

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: A-J-1
February 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-J Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class A-J Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-J Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-J Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-J Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class A-J Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006

                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-11

                       FORM OF CLASS B GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS B

Class B Pass-Through Rate: Variable            CUSIP: 12513XAJ1

                                               ISIN: US12513XAJ19

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class B Certificates: $22,945,000          this Certificate: $22,945,000

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: B-1
February 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class B Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class B Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class B Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006

                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-12

                       FORM OF CLASS C GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS C

Class C Pass-Through Rate: Variable            CUSIP: 12513XAK8

                                               ISIN: US12513XAK81

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class C Certificates: $34,417,000          this Certificate: $34,417,000

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: C-1
February 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class C Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class C Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class C Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class C Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006

                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-13

                       FORM OF CLASS D GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS D

Class D Pass-Through Rate: Variable            CUSIP: 12513XAL6

                                               ISIN: US12513XAL64

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class D Certificates: $38,242,000          this Certificate: $38,242,000

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: D-1
February 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class D Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class D Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class D Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class D Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006

                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-14

                       FORM OF CLASS E GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS E

Class D Pass-Through Rate: Variable            CUSIP: 12513XAM4

                                               ISIN: US12513XAM48

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class D Certificates: $49,714,000          this Certificate: $49,714,000

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: E-1
February 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class E Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class E Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class E Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class E Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006

                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-15

                                 FORM OF CLASS F
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS F CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS F

Class F Pass-Through Rate: Variable            CUSIP:
                                               [12513XAP7](2) [U1252RAB6](1)

                                               ISIN:
                                               [US12513XAP78](2)
                                               [USU1252RAB60](1)

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class F Certificates: $42,066,000          [$__________](2) [$0](1)

First Distribution Date: April 17, 2006        Cut-off Date:  The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: F-1
February 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class F Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class F Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class F Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class F Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                     Class F
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-16

                                 FORM OF CLASS G
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS G CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS G

Class G Pass-Through Rate: Variable            CUSIP:
                                               [12513XAQ5](2) [U1252RAC4]

                                               ISIN:
                                               [US12513XAQ51](2) [USU1252RAC44]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class G Certificates: $38,242,000          [$_________](2) [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: G-1
February 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class G Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class G Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class G Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class G Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                     Class G
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-17

                                 FORM OF CLASS H
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS H CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS H

Class H Pass-Through Rate: Variable            CUSIP:
                                               [12513XAR3](2) [U1252RAD2]

                                               ISIN:
                                               [US12513XAR35](2) [USU1252RAD27]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate: [__________]2
the Class H Certificates: $34,418,000          [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: H-1
March 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class H Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class H Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class H Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class H Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class H Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class H Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                     Class H
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-18

                                 FORM OF CLASS J
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS J CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS J

Class J Pass-Through Rate: Variable            CUSIP:
                                               [12513XAS1](2) [U1252RAE0]

                                               ISIN:
                                               [US12513XAS18](2) [USU1252RAE00]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate: [$_________]2
the Class J Certificates: $34,418,000          [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: J-1
March 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class J Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class J Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class J Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class J Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee Administrator has caused this Class J Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class J Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                     Class J
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-19

                                 FORM OF CLASS K
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS K CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS K

Class K Pass-Through Rate: Variable            CUSIP:
                                               [12513XAT9](2) [U1252RAF7]

                                               ISIN:
                                               [US12513XAT90](2) [USU1252RAF74]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class K Certificates: $15,296,000          [$_________](2) [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: K-1
March 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class K Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class K Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class K Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class K Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class ECertificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class K Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class K Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                     Class K
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-20

                                 FORM OF CLASS L
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS L CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS L

Class L Pass-Through Rate: Variable            CUSIP:
                                               [12513XAU6](2) [U1252RAG5]

                                               ISIN:
                                               [US12513XAU63](2) [USU1252RAG57]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class L Certificates: $11,473,000          [$_________](2) [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: L-1
March 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class L Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class L Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2005 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class L Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class L Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class L Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class L Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                     Class L
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-21

                                 FORM OF CLASS M
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS M CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS M

Class M Pass-Through Rate: Variable            CUSIP:
                                               [12513XAV4](2) [U1252RAH3]

                                               ISIN:
                                               [US12513XAV47](2) [USU1252RAH31]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate: [$_________]2
the Class M Certificates: $11,472,000          [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: M-1
June 15, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class M Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class M Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class M Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class M Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class M Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                     Class M
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-22

                                 FORM OF CLASS N
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS N CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS N

Class N Pass-Through Rate: Variable            CUSIP:
                                               [12513XAW2](2) [U1252RAJ9]

                                               ISIN:
                                               [US12513XAW20](2) [USU1252RAJ96]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class N Certificates: $7,649,000           [$_________](2) [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: N-1
June 15, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class N Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class N Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class N Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class N Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i) the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class N Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class N Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                     Class N
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-23

                                 FORM OF CLASS O
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS O CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)

----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS O

Class O Pass-Through Rate: Variable            CUSIP:
                                               [12513XAX0](2) [U1252RAK6]

                                               ISIN:
                                               [US12513XAX03](2) [USU1252RAK69]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class O Certificates: $7,648,000           [$_________](2) [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: O-1
June 15, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class O Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class O Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class O Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class O Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class O Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class O Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                     Class O
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-24

                                 FORM OF CLASS P
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS P CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS P

Class P Pass-Through Rate: Variable            CUSIP:
                                               [12513XAY8](2) [U1252RAL4]

                                               ISIN:
                                               [US12513XAY85](2) [USU1252RAL43]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class P Certificates: $7,648,000           [$_________](2) [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: P-1
January 15, 2018

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class P Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class P Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class P Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class P Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class P Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class P Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                     Class P
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-25

                                 FORM OF CLASS Q
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS P CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS Q

Class Q Pass-Through Rate: Variable            CUSIP:
                                               [12513XAZ5](2) [U1252RAM2]

                                               ISIN:
                                               [US12513XAZ50](2)[USU1252RAM26]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class Q Certificates: $38,242,770          [$_________](2) [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: Q-1
January 15, 2024

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class Q Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class Q Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class P Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class Q Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class Q Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class Q Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                     Class Q
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-26

                               FORM OF CLASS VPM-1
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS VPM-1 CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS VPM-1

Class VPM-1 Pass-Through Rate: Variable        CUSIP:
                                               [12513XBA9](2) [U1252RAN0]

                                               ISIN:
                                               [US12513XBA90](2)[USU1252RAN09]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class VPM-1 Certificates: $10,300,000      [$_________](2) [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: VPM-1-1
October 15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class VPM-1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-2, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class VPM-1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class VPM-l Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class VPM-1 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Serviced Companion Loan Securities by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates or Serviced Companion Loan Securities that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates or any Serviced Companion Loan Securities, as applicable. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of the Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise its option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise its option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X Certificates and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of
Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class VPM-1 Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class VPM-1 Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class VPM-1
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-27

                               FORM OF CLASS VPM-2
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS VPM-2 CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS VPM-2

Class VPM-2 Pass-Through Rate: Variable        CUSIP:
                                               [12513XBB7](2) [U1252RAP5]

                                               ISIN:
                                               [US12513XBB73](2)[USU1252RAP56]

Original Aggregate Certificate Balance         Initial Certificate Balance of
of the Class VPM-2 Certificates: $18,200,000   this Certificate:
                                               [$_________](2) [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: VPM-2-1
October 15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class VPM-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-3, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class VPM-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class VPM-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class VPM-2 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Serviced Companion Loan Securities by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates or Serviced Companion Loan Securities that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates or any Serviced Companion Loan Securities, as applicable. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of the Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise its option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise its option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X Certificates and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of
Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class VPM-2 Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class VPM-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class VPM-2
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-28

                               FORM OF CLASS VPM-3
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS VPM-3 CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS VPM-3

Class VPM-3 Pass-Through Rate: Variable       CUSIP:
                                               [12513XBC5](2) [U1252RAQ3]

                                               ISIN:
                                               [US12513XBC56](2)[USU1252RAQ30]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class VPM-3 Certificates: $2,700,000      [$_________](2) [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: VPM-3-1
October 15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class VPM-3 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-4, Class S, Class R and Class LR Certificates (together with the Class VPM-3 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class VPM-3 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class VPM-3 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Services, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Serviced Companion Loan Securities by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates or Serviced Companion Loan Securities that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates or any Serviced Companion Loan Securities, as applicable. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of the Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise its option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise its option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X Certificates and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of
Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class VPM-3 Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class VPM-3 Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class VPM-3
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-29

                               FORM OF CLASS VPM-4
                     [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS VPM-4 CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


----------

(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS VPM-4

Class VPM-4 Pass-Through Rate: Variable        CUSIP:
                                               [12513XBD3](2) [U1252RAR1]

                                               ISIN:
                                               [US12513XBD30](2)[USU1252RAR13]

                                               Initial Certificate Balance of
Original Aggregate Certificate Balance of      this Certificate:
the Class VPM-4 Certificates: $18,800,000      [$_________](2) [$0]

First Distribution Date: April 17, 2006        Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in March 2006

Scheduled Final Distribution Date:             No.: VPM-4-1
October 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class VPM-4 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class S, Class R and Class LR Certificates (together with the Class VPM-4 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class VPM-4 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class VPM-4 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Serviced Companion Loan Securities by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates or Serviced Companion Loan Securities that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates or any Serviced Companion Loan Securities, as applicable. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of the Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise its option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise its option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X Certificates and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of
Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class VPM-4 Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class VPM-4 Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class VPM-4
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-30

                           FORM OF CLASS S CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE OR ANY GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS S

                      No.:  S   Percentage Interest: 100%

            This certifies that [____________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class S Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class R and Class LR Certificates (together with the Class S Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Trustee has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in April 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of Excess Interest then distributable, if any, allocable to the Class S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Bond Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to Excess Interest, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Serviced Companion Loan Securities by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates or Serviced Companion Loan Securities that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates or any Serviced Companion Loan Securities, as applicable. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of the Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise its option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X Certificates and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of
Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class S Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class S Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006



                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agenet



                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-31

                           FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST", AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE UPPER-TIER REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN
SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                         CD 2006-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS R

No.: R-1                                               Percentage Interest: 100%


            This certifies that [________] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R Certificateholder is not entitled to interest or principal distributions. The Class R Certificateholder will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC, if any, on the Final Scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Regular Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, ClassA-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S and Class LR Certificates (together with the Class R Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association, as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class R Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A.
                                       not in its individual capacity but
                                       solely as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class R Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-32

                          FORM OF CLASS LR CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF A "RESIDUAL INTEREST" IN TWO "REAL ESTATE MORTGAGE INVESTMENT CONDUITS" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST", AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE LOWER-TIER REMIC AND THE VILLAS PARKMERCED LOAN REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN
SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                         CD 2005-CD2 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS LR

No.: LR-1                                              Percentage Interest: 100%


            This certifies that [_______] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class LR Certificateholder is not entitled to interest or principal distributions. The Class LR Certificateholder will be entitled to receive the proceeds of the remaining assets of the Lower-Tier REMIC, if any, on the Final Scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Lower-Tier Regular Interests to zero. It is not anticipated that there will be any assets remaining in the Lower-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Lower-Tier Regular Interests. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P Class Q, Class VPM-1, Class VPM-2, Class VPM-3, Class VPM-4, Class S and Class R Certificates (together with the Class LR Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as servicer with respect to all of the Mortgage Loans other than the mortgage loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Midland Servicer") and Wachovia Bank, National Association as Servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively with the Midland Servicer the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Wells Fargo Bank, N.A., as Trustee and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Villas Parkmerced Loan REMIC Regular Interests; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error;
(ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (including without limitation the Holders of the Class VPM Certificates, if affected thereby) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation the holders of the Class VPM Certificates, if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Villas Parkmerced Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Midland Servicer, and if the Midland Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-1B, Class A-M, Class A-J, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S, Class R and Class LR Certificates), including the Class X and the Class VPM Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class LR Certificate to be duly executed.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., N.A., not in
                                       its individual capacity but solely as
                                       Trustee



                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class LR Certificates referred to in the Pooling and Servicing Agreement.

Dated: March 14, 2006


                                       WELLS FARGO BANK, N.A., not in its
                                       individual capacity but solely as
                                       Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT B-1

                             MORTGAGE LOAN SCHEDULE


         Mortgage
         Loan
ID       Seller (1)   City                      State         Zip Code
------   ----------   -----------------------   -----------   -----------
     1   GACC         San Francisco             CA                  94132
     2   GACC         Dallas                    TX                  75240
     3   GACC         Orlando                   FL                  32801
     4   GACC         Philadelphia              PA                  19103
     5   CGM          Spokane                   WA                  99201
     6   GACC         Woodbury                  MN                  55125
     7   CGM          Various                   PA            Various
   7.1   CGM          Harrisburg                PA                  17112
   7.2   CGM          Harrisburg                PA                  17110
   7.3   CGM          Mechanicsburg             PA                  17055
   7.4   CGM          Harrisburg                PA                  17112
         GACC         Various                   Various       Various
     8   GACC         Phoenix                   AZ                  85012
     9   GACC         Germantown                TN                  38138
    10   PNC          Hollywood                 CA                  90028
    11   GACC         Anaheim                   CA                  92806
    12   CGM          Cherry Hill               NJ                  08003
    13   CGM          East Hartford             CT                  06108
    14   CGM          Rockville                 MD                  20850
    15   GACC         Brisbane                  CA                  94005
  15.1   GACC         Brisbane                  CA                  94005
  15.2   GACC         Brisbane                  CA                  94005
    16   PNC          Bloomingdale              IL                  60108
    17   CGM          New York                  NY                  10023
    18   PNC          Austin                    TX                  78727
    19   CGM          Phoenix                   AZ                  85021
         GACC         Memphis                   TN                  38134
    20   GACC         Memphis                   TN                  38134
    21   GACC         Memphis                   TN                  38134
    22   GACC         Memphis                   TN                  38134
    23   GACC         Memphis                   TN                  38134
    24   GACC         Memphis                   TN                  38134
    25   CGM          San Diego                 CA                  92121
    26   GACC         Albuquerque               NM                  87114
         CGM          Various                   Various       Various
    27   CGM          Auburn                    WA                  98002
    28   CGM          Vancouver                 WA                  98684
    29   CGM          Tukwila                   WA                  98168
    30   CGM          Roseburg                  OR                  97470
    31   GACC         Springfield               MA                  01129
    32   CGM          Saint Louis               MO                  63117
    33   GACC         Various                   TN            Various
  33.1   GACC         Madison                   TN                  37115
  33.2   GACC         Nashville                 TN                  37214
    34   CGM          West Lafayette            IN                  47906
    35   PNC          Warren                    MI                  48092
    36   GACC         Various                   TX            Various
  36.1   GACC         Rockwall                  TX                  75087
  36.2   GACC         Mesquite                  TX                  75150
    37   PNC          Chula Vista               CA                  91910
    38   CGM          Wappingers Falls          NY                  12590
    39   GACC         Greensboro                NC                  27407
    40   PNC          Plano                     TX                  75093
    41   GACC         Virginia Beach            VA                  23464
    42   CGM          San Jose                  CA                  95122
    43   CGM          Pittsburgh                PA                  15205
    44   CGM          Tallahassee               FL                  32312
    45   CGM          Austell                   GA                  30106
    46   CGM          Fort Lauderdale           FL                  33309
  46.1   CGM          Fort Lauderdale           FL                  33309
  46.2   CGM          Fort Lauderdale           FL                  33309
    47   GACC         Smyrna                    GA                  30080
    48   GACC         Alpharetta                GA                  30022
  48.1   GACC         Alpharetta                GA                  30022
  48.2   GACC         Alpharetta                GA                  30022
    49   PNC          Detroit                   MI                  48226
    50   CGM          Austin                    TX                  78750
    51   GACC         Dix Hills                 NY                  11731
    52   CGM          Rochester Hills           MI                  48307
    53   CGM          Bowie                     MD                  20716
         GACC         Various                   SC            Various
    54   GACC         Greenville                SC                  29607
    55   GACC         Greenville                SC                  29615
    56   GACC         Anderson                  SC                  29625
    57   GACC         Anderson                  SC                  29621
    58   GACC         Hawthorne                 CA                  90250
    59   GACC         New York                  NY                  10010
    60   PNC          Memphis                   TN                  38018
    61   CGM          San Antonio               TX                  78256
    62   GACC         Coppell                   TX                  75019
    63   GACC         Coral Gables              FL                  33134
    64   CGM          Charlotte                 NC                  28211
    65   CGM          Buena Park                CA                  90620
    66   CGM          Shelton                   CT                  06484
    67   GACC         Henderson                 NV                  89014
    68   CGM          Columbia                  SC                  29204
    69   CGM          Various                   Various       Various
  69.1   CGM          Fort Wayne                IN                  46804
  69.2   CGM          Fayetteville              NC                  28312
  69.3   CGM          Lafayette                 IN                  47905
  69.4   CGM          Warsaw                    IN                  46582
  69.5   CGM          Marion                    IN                  46952
    70   CGM          Orlando                   FL                  32837
    71   GACC         New York                  NY                  10017
    72   GACC         Durham                    NC                  27707
    73   CGM          Ames                      IA                  50010
    74   CGM          New York                  NY                  10003
    75   CGM          Colonial Heights          VA                  23834
    76   CGM          Aston Township            PA                  19014
    77   CGM          Chelmsford                MA                  01824
    78   GACC         Charlotte                 NC                  28217
    79   CGM          Westminster               MD                  21158
    80   CGM          Southaven                 MS                  38671
    81   CGM          Sunnyvale                 CA                  94087
    82   CGM          New Berlin                WI                  53151
    83   CGM          Houston                   TX                  77080
    84   GACC         Roswell                   GA                  30076
    85   GACC         Chantilly                 VA                  20151
    86   CGM          Boynton Beach             FL                  33437
    87   CGM          Glendale                  AZ                  85306
    88   PNC          Tampa                     FL                  33615
    89   CGM          Bradenton                 FL                  34207
    90   PNC          Erlanger                  KY                  41018
    91   GACC         Various                   TX            Various
  91.1   GACC         Allen                     TX                  75013
  91.2   GACC         Dallas                    TX                  75220
    92   PNC          Erlanger                  KY                  41018
    93   PNC          Ontario                   CA                  91761
    94   CGM          Monroeville               PA                  15146
    95   CGM          Clayton                   MO                  63105
    96   PNC          Lincolnshire              IL                  60069
    97   GACC         Winston-Salem             NC                  27104
    98   PNC          Glenview                  IL                  60026
    99   GACC         Newport Beach             CA                  92660
   100   CGM          Martinez                  CA                  94553
   101   CGM          Haltom City               TX                  76137
   102   CGM          South Strabane Township   PA                  15301
   103   PNC          Auburn Hills              MI                  48326
   104   CGM          Huntington                NY                  11743
   105   CGM          New Albany                OH                  43054
   106   PNC          Chantilly                 VA                  20151
   107   CGM          Lakeland                  FL                  33809
   108   CGM          San Diego                 CA                  92154
   109   CGM          Newport News              VA                  23602
   110   CGM          Hemet                     CA                  92543
   111   CGM          San Rafael                CA                  94901
   112   CGM          Richmond                  VA                  23230
   113   CGM          Terre Haute               IN                  47802
   114   CGM          Various                   CA            Various
114.11   CGM          Cathedral City            CA                  92234
114.22   CGM          Palm Desert               CA                  92211
   115   CGM          Windham                   NH                  03087
   116   PNC          Brookfield                WI                  53005
   117   GACC         Fairfield                 OH                  45014
   118   CGM          Lewisville                NC                  27023
   119   CGM          Daytona Beach             FL                  32118
   120   CGM          Chesapeake                VA                  23320
   121   PNC          East Orange               NJ                  07017
   122   GACC         Wilmington                DE                  19803
   123   CGM          Canoga Park               CA                  91303
   124   GACC         Chelmsford                MA                  01824
   125   CGM          Henderson                 NV                  89015
   126   CGM          Littleton                 NH                  03561
   127   CGM          Boston                    MA                  02108
   128   CGM          Boston                    MA                  02215
   129   PNC          Belleville                NJ                  07109
   130   GACC         Greenville                NC                  27834
   131   GACC         Phoenix                   AZ                  85029
   132   PNC          Alexandria                VA                  22314
   133   CGM          Corona                    CA                  92879
   134   CGM          Birmingham                AL                  35209
   135   CGM          Poughkeepsie              NY                  12601
   136   CGM          Lake Zurich               IL                  60047
   137   CGM          Menomonee Falls           WI                  53051
   138   GACC         Stafford                  VA                  22554
   139   CGM          Lebanon                   NJ                  08833
   140   PNC          Savannah                  GA                  31405
   141   CGM          Creve Coeur               MO                  63141
   142   GACC         Greenville                NC                  27858
   143   CGM          St. Charles               IL                  60174
   144   CGM          Manassas                  VA                  20109
   145   GACC         Brooklyn                  NY                  11203
   146   PNC          Cypress                   CA                  90630
   147   CGM          Moon Township             PA                  15108
   148   GACC         New York                  NY                  10016
   149   CGM          Wausau                    WI                  54401
   150   CGM          Diamond Bar               CA                  91765
   151   PNC          North Brunswick           NJ                  08982
   152   GACC         Seattle                   WA                  98125
   153   CGM          Englewood                 OH                  45315
   154   CGM          Radford                   VA                  24141
   155   CGM          Philadelphia              PA                  19145
   156   PNC          Lake Oswego               OR                  97035
   157   CGM          Whittier                  CA                  90603
   158   CGM          Fresno                    CA                  93702
   159   PNC          Newark                    DE                  19711
   160   CGM          Grasonville               MD                  21638
   161   CGM          Daytona Beach             FL                  32118
   162   CGM          Leesburg                  VA                  20176
   163   CGM          Miami Beach               FL                  33139
   164   CGM          Staunton                  VA                  24401
   165   PNC          Tucson                    AZ                  85706
   166   CGM          Seattle                   WA                  98101
   167   CGM          Charleston                SC                  29407
   168   GACC         Beaver Creek              OH                  45324
   169   CGM          Syracuse                  NY                  13212
   170   CGM          Charleston                SC                  29407
   171   GACC         Woods Cross               UT                  84047
   172   CGM          Delafield                 WI                  53018
   173   CGM          Tell City                 IN                  47586
   174   CGM          Durham                    NC                  27713
   175   GACC         Las Vegas                 NV                  89128
   176   PNC          Mountainside              NJ                  07092
   177   GACC         Inglewood                 CA                  90304
   178   CGM          Manchester                VT                  05254
   179   CGM          Duluth                    GA                  30096
   180   CGM          Darien                    CT                  06820
   181   CGM          Chicago                   IL                  60606
   182   PNC          Independence              MO                  64056
   183   GACC         West Covina               CA                  91790
   184   CGM          Fife                      WA                  98424
   185   CGM          Puyallup                  WA                  98373
   186   GACC         Mount Kisco               NY                  10549
   187   PNC          Mesa                      AZ                  85207
   188   GACC         Napa                      CA                  94559
   189   CGM          Grass Valley              CA                  95945
   190   PNC          Grand Forks               ND                  58201
   191   GACC         Paris                     TN                  38242
   192   GACC         Brooklyn                  NY                  11229
   193   PNC          Batavia                   OH                  45103
   194   PNC          Toms River                NJ                  08753
   195   PNC          Columbus                  IN                  47201
   196   PNC          Hagerstown                MD                  21742
   197   CGM          Charlottesville           VA                  22901

                                                                                                Cut-off
                                                                      Interest    Original      Date
  ID      Address                                                         Rate        Balance       Balance
  ---     -------------------------------------------------------------   ---------   -----------   --------
    1     3711 19th Avenue                                                  5.6480%   300,000,000   300,000,000
    2     13331 Preston Road                                                5.7180%   125,000,000   125,000,000
    3     200 South Orange Avenue                                           5.3360%    77,000,000    77,000,000
    4     99 South 17th Street at Liberty Place                             6.1570%    72,000,000    72,000,000
    5     1330 North Washington Street                                      5.2150%    70,630,000    70,384,463
    6     9000 Hudson Road                                                  5.4500%    65,000,000    65,000,000
    7     Various                                                           5.3000%    61,000,000    61,000,000
  7.1     6340, 6345, 6360, 6375, 6380, 6385, 6400 and 6405 Flank Drive                27,835,724    27,835,724
  7.2     2605 Interstate Drive and 2601 Market Place                                  15,349,413    15,349,413
  7.3     5070 A, 5070 B and 5035 Ritter Road                                          10,975,228    10,975,228
  7.4     75, 85 and 95 Shannon Road                                                    6,839,635     6,839,635
          Various                                                           5.7680%    60,640,000    60,640,000
    8     411 East Indian School Road                                       5.7680%    38,500,000    38,500,000
    9     7491 Wyndhurst Place                                              5.7680%    22,140,000    22,140,000
   10     6255 Sunset Boulevard                                             5.2300%    55,000,000    55,000,000
   11     1900 South State College Boulevard                                5.6560%    52,000,000    52,000,000
   12     101 Woodcrest Road                                                5.0859%    50,400,000    50,400,000
   13     99-101 East River Drive                                           5.2900%    44,000,000    44,000,000
   14     1801 & 1803 Research Boulevard                                    5.7800%    43,000,000    43,000,000
   15     Various                                                           5.7960%    39,625,000    39,625,000
          15.1 7000 Marina Boulevard                                                   24,450,000    24,450,000
          15.2 5000 Marina Boulevard                                                   15,175,000    15,175,000
   16     140-166 S. Gary Avenue                                            5.6100%    39,000,000    39,000,000
   17     2109 Broadway                                                     5.2000%    38,000,000    38,000,000
   18     5400 West Parmer Lane                                             5.2400%    33,100,000    33,100,000
   19     2510-2512 West Dunlap Avenue                                      5.6700%    31,750,000    31,750,000
          Various                                                           5.5310%    31,000,000    31,000,000
   20     1620, 1640, 1680 Century Center Parkway                           5.5310%    14,600,000    14,600,000
   21     1610 Century Center Parkway                                       5.5310%     4,900,000     4,900,000
   22     1670 Century Center Parkway                                       5.5310%     4,400,000     4,400,000
   23     1600 Century Center Parkway                                       5.5310%     3,600,000     3,600,000
   24     1590 Century Center Parkway                                       5.5310%     3,500,000     3,500,000
   25     9808 and 9868 Scranton Road                                       5.9000%    31,000,000    31,000,000
   26     10600 Cibola Loop NW                                              5.1840%    30,700,000    30,700,000
          Various                                                           5.3000%    29,800,000    29,800,000
   27     1702 Auburn Way North                                             5.3000%     8,800,000     8,800,000
   28     13719 Southeast Mill Plain Boulevard                              5.3000%     8,000,000     8,000,000
   29     3725 South 144th Street                                           5.3000%     7,000,000     7,000,000
   30     2553 Northwest Stewart Parkway                                    5.3000%     6,000,000     6,000,000
   31     1655 Boston Road (US Route 20)                                    5.2800%    29,760,000    29,760,000
   32     1034 South Brentwood Boulevard                                    5.3250%    28,700,000    28,700,000
   33     Various                                                           5.7300%    28,600,000    28,600,000
  33.1    510 Heritage Drive                                                           15,379,661    15,379,661
  33.2    3555 Bell Road                                                               13,220,339    13,220,339
   34     2053 Willowbrook Drive                                            5.6900%    28,600,000    28,600,000
   35     7500 Tank Avenue                                                  5.1600%    27,000,000    26,845,171
   36     Various                                                           5.5000%    26,650,000    26,650,000
  36.1    923 Yellow Jacket Lane                                                       13,921,642    13,921,642
  36.2    801 Interstate Highway 30                                                    12,728,358    12,728,358
   37     503-599 Telegraph Canyon Road                                     5.5000%    24,850,000    24,850,000
   38     1357 Route 9                                                      5.4000%    24,000,000    24,000,000
   39     1521 Bridford Parkway                                             5.4970%    23,700,000    23,700,000
   40     5900 Baywater Drive                                               5.5300%    22,475,000    22,475,000
   41     1601 Hiawatha Drive                                               5.6290%    22,000,000    22,000,000
   42     1824 Story Road                                                   5.1880%    21,630,000    21,630,000
   43     6511-6541 Steubenville Pike                                       4.9900%    21,000,000    21,000,000
   44     2915 Sharer Road                                                  5.3300%    21,000,000    21,000,000
   45     2222 East-West Connector                                          5.2300%    20,750,000    20,750,000
   46     Various                                                           5.5350%    20,440,000    20,440,000
          46.1 5300-5310 Northwest 33rd Avenue                                         11,406,592    11,406,592
          46.2 2200 West Commercial Boulevard                                           9,033,408     9,033,408
   47     5000 South Lincoln Trace Avenue                                   5.5840%    20,000,000    20,000,000
   48     3005 Old Alabama Road                                             5.7450%    20,000,000    20,000,000
          48.1 3005 Old Alabama Road                                                   17,214,765    17,214,765
          48.2 3005 Old Alabama Road                                                    2,785,235     2,785,235
   49     1900 St. Antonie St                                               5.5000%    20,000,000    19,962,738
   50     13729 Research Boulevard                                          5.0000%    19,500,000    19,500,000
   51     1914-1968 Jericho Turnpike                                        5.5900%    19,000,000    19,000,000
   52     1701 East South Boulevard                                         5.5450%    19,000,000    19,000,000
   53     4201 Northview Drive                                              5.1000%    17,825,000    17,825,000
          Various                                                           5.5280%    17,800,000    17,800,000
   54     151 Century Drive                                                 5.5280%     6,270,000     6,270,000
   55     230 Pelham Road                                                   5.5280%     4,660,000     4,660,000
   56     200 Country Club Lane                                             5.5280%     4,400,000     4,400,000
   57     201 Miracle Mile Drive                                            5.5280%     2,470,000     2,470,000
   58     2831-2851-2909 West 120th Street                                  5.6300%    17,300,000    17,300,000
   59     928 Broadway                                                      5.5620%    17,000,000    17,000,000
   60     8920 Walnut Grove Road                                            5.7800%    17,000,000    17,000,000
   61     15651 Chase Hill Boulevard                                        5.2100%    16,850,000    16,850,000
   62     1177 Beltline Road                                                5.7540%    16,600,000    16,600,000
   63     150 Alhambra Circle                                               5.7170%    16,500,000    16,500,000
   64     2100 & 2115 Rexford Road                                          5.4950%    16,200,000    16,200,000
   65     5825 & 5955 Lincoln Avenue                                        5.2950%    15,750,000    15,750,000
   66     2 Trap Falls Road                                                 5.6100%    15,800,000    15,684,327
   67     601-617 Mall Ring Circle                                          5.7470%    15,500,000    15,500,000
   68     3400 Forest Drive                                                 5.7800%    15,500,000    15,451,536
   69     Various                                                           5.9700%    14,830,000    14,743,407
  69.1    5775 Coventry Lane                                                            4,445,356     4,419,400
  69.2    1957 Cedar Creek Road                                                         3,570,860     3,550,010
  69.3    31 Frontage Road                                                              3,097,174     3,079,090
  69.4    3328 East Center Street                                                       2,040,491     2,028,577
  69.5    1345 North Baldwin Avenue                                                     1,676,118     1,666,331
   70     12700 South Orange Blossom Trail                                  5.0700%    14,400,000    14,400,000
   71     145-157 East 42nd Street                                          5.4070%    14,000,000    14,000,000
   72     4655 Hope Valley Road                                             5.4970%    13,950,000    13,950,000
   73     416-616 Billy Sunday Road                                         5.2700%    13,755,000    13,755,000
   74     21 Astor Place                                                    5.3500%    13,670,000    13,670,000
   75     3107 Boulevard                                                    5.6800%    13,215,000    13,215,000
   76     3400 Concord Road                                                 5.8900%    13,250,000    13,195,758
   77     5 Omni Way                                                        5.5150%    13,250,000    13,164,324
   78     905 Pineville Point Avenue                                        5.4750%    13,000,000    13,000,000
   79     444 WMC Drive                                                     5.0000%    13,000,000    12,937,156
   80     8786 North Creek Boulevard                                        5.4850%    12,720,000    12,720,000
   81     760 East El Camino Real                                           5.6200%    12,529,000    12,529,000
   82     3115 Fountain Square Boulevard                                    5.1300%    12,500,000    12,500,000
   83     8520 Pitner Road                                                  5.0150%    12,375,000    12,375,000
   84     2300 Holcomb Bridge Road                                          5.7440%    12,000,000    12,000,000
   85     5160 & 5180 Parkstone Drive                                       5.6150%    11,800,000    11,800,000
   86     6056-6080 Boynton Beach Boulevard                                 5.1500%    11,500,000    11,500,000
   87     5757 West Thunderbird Road                                        5.1700%    11,400,000    11,400,000
   88     10005 West Hillsborough Avenue                                    5.5900%    11,400,000    11,400,000
   89     613-900 Cortez Road West                                          5.2000%    11,000,000    11,000,000
   90     3990 Olympic Boulevard                                            5.7300%    11,000,000    11,000,000
   91     Various                                                           5.9400%    10,600,000    10,581,064
  91.1    500 West Bethany Drive                                                        6,200,000     6,188,924
  91.2    10003 West Technology Boulevard                                               4,400,000     4,392,140
   92     2811 Circleport Drive                                             5.7300%    10,500,000    10,500,000
   93     3300 E. Guasti Road                                               5.7000%    10,500,000    10,476,162
   94     900 Macbeth Drive                                                 5.3200%    10,400,000    10,400,000
   95     8112 Maryland Avenue                                              5.2830%    10,300,000    10,300,000
   96     100 Barclay Blvd                                                  6.0600%    10,300,000    10,277,953
   97     400 Magnolia Branch Drive                                         5.4970%    10,150,000    10,150,000
   98     2600 Lehigh Ave                                                   6.0600%    10,050,000    10,028,489
   99     4100 MacArthur Boulevard                                          5.8100%    10,000,000    10,000,000
  100     1125-1175 Arnold Drive                                            5.2200%    10,000,000    10,000,000
  101     5600 North Beach Street                                           5.0450%    10,000,000    10,000,000
  102     One Clubhouse Circle                                              5.1250%    10,000,000    10,000,000
  103     3850 Hamlin Rd                                                    5.4600%    10,000,000    10,000,000
  104     1815-1819 East Jericho Turnpike                                   5.2400%    10,050,000     9,981,454
  105     7277 Smith's Mill Road                                            5.5050%     9,600,000     9,600,000
  106     4050 Westfax Drive                                                5.9200%     9,500,000     9,470,625
  107     4212-4314 Highway 98 North                                        5.0050%     9,300,000     9,300,000
  108     8851 Kerns Street                                                 5.4000%     9,230,000     9,230,000
  109     180 Regal Way                                                     5.7900%     9,000,000     8,971,674
  110     501-571 South San Jacinto Street                                  5.2700%     8,900,000     8,900,000
  111     1033 Third Street                                                 5.6000%     8,750,000     8,750,000
  112     6600 West Broad Street                                            5.5800%     8,550,000     8,550,000
  113     4650-4700 South US Highway 41                                     5.1000%     8,280,000     8,280,000
  114     Various                                                           5.2350%     8,250,000     8,250,000
114.1     36-405/411, 36-555 Bankside, 36605 Sunair                                     4,125,000     4,125,000
114.2     77-585 Enfield, 39-740, 39-750, 39-760, 39-770 Garand                         4,125,000     4,125,000
  115     Route 111- Indian Rock Road                                       5.4100%     8,250,000     8,222,344
  116     13040 & 13100 W. Lisbon                                           5.6100%     8,100,000     8,100,000
  117     5877 Ross Road                                                    5.6950%     8,000,000     8,000,000
  118     104-189 Lowes Foods Drive                                         5.5900%     7,950,000     7,950,000
  119     2225 South Atlantic Avenue                                        5.5150%     8,000,000     7,949,950
  120     1560 Crossways Boulevard                                          5.3300%     8,025,000     7,949,358
  121     545 Park Avenue                                                   5.8600%     7,800,000     7,789,485
  122     5209 Concord Pike                                                 5.5660%     7,800,000     7,781,899
  123     22235 Sherman Way                                                 5.7600%     7,738,000     7,713,714
  124     300 Billerica Road                                                5.6890%     7,500,000     7,500,000
  125     525 Harris Street                                                 5.1900%     7,419,000     7,384,371
  126     625 Meadow Street                                                 5.5100%     7,400,000     7,367,457
  127     44 Bromfield Street                                               5.4100%     7,350,000     7,350,000
  128     1-9 Lansdowne Street, 145 Ipswich Street                          5.6550%     7,350,000     7,318,545
  129     125 Franklin St                                                   5.5400%     7,290,000     7,255,499
  130     2798, 2800, 2804, 2808, 2812, and 2816 Stantonsburg Road          5.4700%     7,250,000     7,250,000
  131     2532 West Peoria Avenue                                           5.9600%     7,200,000     7,200,000
  132     1240 & 1250 N. Pitt Street                                        5.6500%     7,049,000     7,049,000
  133     135, 175, & 265 East Ontario Avenue                               5.3100%     6,800,000     6,800,000
  134     100 Green Springs Highway                                         5.4300%     6,800,000     6,777,290
  135     837 South Road                                                    5.2536%     6,823,000     6,754,436
  136     1325 Ensell Road                                                  5.6500%     6,595,000     6,573,866
  137     N94 West 16855 Richfield Way                                      4.9890%     6,500,000     6,446,382
  138     190 White Pine Circle                                             5.2600%     6,400,000     6,400,000
  139     1392 US Highway 22                                                5.1300%     6,440,000     6,387,464
  140     5400 Habersham Road                                               5.5700%     6,307,000     6,307,000
  141     12601-12653 Olive Boulevard                                       5.3000%     6,250,000     6,250,000
  142     2419-2473 County Home Road                                        5.5500%     6,200,000     6,185,574
  143     215 5th Avenue                                                    5.2600%     6,200,000     6,171,434
  144     10640 Davidson Place                                              5.2543%     5,800,000     5,741,724
  145     5002-5012 Church Avenue                                           5.6970%     5,750,000     5,736,939
  146     10741 Walker Street                                               5.8600%     5,700,000     5,682,446
  147     1132-1136 Thorn Run Road                                          5.2700%     5,650,000     5,650,000
  148     425 Fifth Avenue                                                  5.5700%     5,600,000     5,600,000
  149     3300-3400 Rib Mountain Drive                                      5.3050%     5,500,000     5,473,128
  150     3333 South Brea Canyon Road                                       5.1700%     5,400,000     5,400,000
  151     1555 Livingston Avenue                                            5.5400%     5,350,000     5,324,680
  152     3116 NE 130th Street                                              5.5500%     5,300,000     5,300,000
  153     7700-7734 Hoke Road                                               5.4600%     5,300,000     5,300,000
  154     1501 Tyler Avenue                                                 5.4300%     5,300,000     5,250,200
  155     2014-24 South Broad Street                                        5.3100%     5,240,000     5,210,818
  156     6100 Southwest Meadows Road                                       6.0000%     5,200,000     5,184,095
  157     15214 Whittier Boulevard                                          5.7700%     5,140,000     5,128,464
  158     3136-3300 East Tulare Avenue                                      5.2690%     5,088,000     5,088,000
  159     400 Wollaston Avenue                                              5.7700%     5,094,000     5,082,567
  160     3101 Main Street                                                  5.9800%     5,000,000     4,970,849
  161     2001 South Atlantic Avenue                                        5.5150%     5,000,000     4,968,719
  162     726 East Market Street                                            5.4300%     5,000,000     4,953,018
  163     510 South Ocean Drive                                             5.5900%     4,800,000     4,779,206
  164     1302 Richmond Avenue                                              5.4300%     4,800,000     4,754,898
  165     6955 S. Tucson Blvd                                               6.1300%     4,750,000     4,739,948
  166     1918-1922 1st Avenue                                              5.2900%     4,650,000     4,650,000
  167     1551 Sam Rittenberg Boulevard                                     5.2600%     4,640,000     4,640,000
  168     2907 Centre Drive                                                 5.5320%     4,600,000     4,593,582
  169     7282 William Barry Boulevard                                      5.8100%     4,600,000     4,585,699
  170     1515 Ashley River Road                                            5.2600%     4,480,000     4,480,000
  171     750 South 500 West                                                5.8970%     4,400,000     4,400,000
  172     2726-2736 Hillside Drive                                          5.0250%     4,400,000     4,400,000
  173     730 US Highway 66 East                                            5.1450%     4,400,000     4,369,436
  174     6405 Fayetteville Road                                            5.2800%     4,261,500     4,261,500
  175     2100, 2110, & 2120 North Rampart Boulevard                        5.6400%     4,200,000     4,200,000
  176     1229 Route 22 East                                                5.5400%     4,200,000     4,180,123
  177     10000-10048 Hawthorne Boulevard                                   5.6760%     4,175,000     4,175,000
  178     4757 Main Street                                                  5.4400%     4,100,000     4,069,071
  179     3502-3522 Satellite Boulevard                                     5.4800%     4,025,000     3,994,880
  180     14-20 Grove Street                                                5.3300%     4,000,000     3,980,748
  181     215 West Lake Street                                              5.3600%     3,900,000     3,900,000
  182     17911-18011 E. 24 Highway                                         5.6900%     3,800,000     3,794,786
  183     1705 West Garvey Avenue North                                     5.6000%     3,750,000     3,744,805
  184     4716 Pacific Highway East                                         5.6300%     3,760,000     3,743,833
  185     10409 Canyon Road East                                            5.1100%     3,800,000     3,715,134
  186     77 Carpenter Avenue                                               5.2600%     3,600,000     3,591,216
  187     2723-2733 N. Power Rd                                             5.7000%     3,500,000     3,495,203
  188     1802 F Street                                                     5.4600%     3,500,000     3,491,735
  189     126 West Berryhill Drive                                          5.2400%     3,441,000     3,425,087
  190     2401 & 2451 36th Ave South                                        5.7400%     3,250,000     3,242,670
  191     1150 Mineral Wells Avenue                                         5.7700%     3,200,000     3,200,000
  192     3165 Norstrand Avenue                                             5.3700%     3,000,000     2,995,740
  193     4486 Timber Glen Drive                                            5.3300%     2,850,000     2,850,000
  194     1929 Rt. 37 East                                                  5.5400%     2,750,000     2,715,098
  195     1455 N. National Rd                                               6.0400%     2,640,000     2,636,506
  196     20014 Rosebank Way                                                7.0000%     2,470,000     2,465,462
  197     1807 Emmet Street                                                 5.4300%     2,300,000     2,278,389

                                   Monthly                            CTL Tenant                           Interest
        Maturity / ARD   Payment   Debt          CTL      CTL         Corporate Credit   Administrative    Accrual      ARD
   ID   Balance          Date      Service (3)   Tenant   Guarantor   Rating (S/M)       Fee Rate (2)      Basis        (Yes/No)
-----   --------------   -------   -----------   ------   ---------   ----------------   --------------    ----------   --------
    1      300,000,000         1     1,431,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
    2      125,000,000         1       603,898   N/A      N/A         N/A                        0.0301%   Actual/360   No
    3       77,000,000         1       347,149   N/A      N/A         N/A                        0.0301%   Actual/360   No
    4       72,000,000         1       374,551   N/A      N/A         N/A                        0.0301%   Actual/360   No
    5       58,467,359        11       388,492   N/A      N/A         N/A                        0.0251%   Actual/360   No
    6       65,000,000         1       299,308   N/A      N/A         N/A                        0.0301%   Actual/360   No
    7       55,453,318        11       338,736   N/A      N/A         N/A                        0.0301%   Actual/360   No
  7.1                                            N/A      N/A         N/A
  7.2                                            N/A      N/A         N/A
  7.3                                            N/A      N/A         N/A
  7.4                                            N/A      N/A         N/A
            56,547,346         1       354,572   N/A      N/A         N/A                        0.0301%   Actual/360   No
    8       35,901,597         1       225,116   N/A      N/A         N/A                        0.0301%   Actual/360   No
    9       20,645,749         1       129,456   N/A      N/A         N/A                        0.0301%   Actual/360   No
   10       50,895,648         1       303,031   N/A      N/A         N/A                        0.0401%   Actual/360   No
   11       52,000,000         1       248,497   N/A      N/A         N/A                        0.0301%   Actual/360   No
   12       46,539,410        11       273,209   N/A      N/A         N/A                        0.0301%   Actual/360   No
   13       40,754,001        11       244,061   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
   14       39,493,219        11       238,862   N/A      N/A         N/A                        0.0301%   Actual/360   No
   15       39,625,000         1       194,047   N/A      N/A         N/A                        0.0301%   Actual/360   No
 15.1                                            N/A      N/A         N/A
 15.2                                            N/A      N/A         N/A
   16       34,960,983         1       224,137   N/A      N/A         N/A                        0.0401%   Actual/360   No
   17       38,000,000        11       166,954   N/A      N/A         N/A                        0.0301%   Actual/360   No
   18       29,447,474         1       182,574   N/A      N/A         N/A                        0.0601%   Actual/360   No
   19       28,455,660        11       183,674   N/A      N/A         N/A                        0.0501%   Actual/360   No
            27,744,849         1       176,618   N/A      N/A         N/A                        0.0301%   Actual/360   No
   20       13,066,929         1        83,181   N/A      N/A         N/A                        0.0301%   Actual/360   No
   21        4,385,476         1        27,917   N/A      N/A         N/A                        0.0301%   Actual/360   No
   22        3,937,979         1        25,068   N/A      N/A         N/A                        0.0301%   Actual/360   No
   23        3,221,982         1        20,510   N/A      N/A         N/A                        0.0301%   Actual/360   No
   24        3,132,483         1        19,941   N/A      N/A         N/A                        0.0301%   Actual/360   No
   25       26,574,199        11       183,872   N/A      N/A         N/A                        0.0301%   Actual/360   No
   26       28,389,786         1       168,274   N/A      N/A         N/A                        0.0301%   Actual/360   No
            26,545,223        11       165,481   N/A      N/A         N/A                        0.0701%   Actual/360   No
   27        7,838,858        11        48,867   N/A      N/A         N/A                        0.0701%   Actual/360   No
   28        7,126,234        11        44,424   N/A      N/A         N/A                        0.0701%   Actual/360   No
   29        6,235,455        11        38,871   N/A      N/A         N/A                        0.0701%   Actual/360   No
   30        5,344,676        11        33,318   N/A      N/A         N/A                        0.0701%   Actual/360   No
   31       26,499,833         1       164,889   N/A      N/A         N/A                        0.0301%   Actual/360   No
   32       28,700,000        11       129,125   N/A      N/A         N/A                        0.0301%   Actual/360   No
   33       26,653,718         1       166,539   N/A      N/A         N/A                        0.0301%   Actual/360   No
 33.1                                            N/A      N/A         N/A
 33.2                                            N/A      N/A         N/A
   34       25,679,446        11       165,813   N/A      N/A         N/A                        0.0301%   Actual/360   No
   35       22,311,659         1       147,593   N/A      N/A         N/A                        0.0501%   Actual/360   No
   36       24,758,496         1       151,316   N/A      N/A         N/A                        0.0301%   Actual/360   No
 36.1                                            N/A      N/A         N/A
 36.2                                            N/A      N/A         N/A
   37       20,763,718         1       141,096   N/A      N/A         N/A                        0.0601%   Actual/360   No
   38       22,263,937        11       134,767   N/A      N/A         N/A                        0.0301%   Actual/360   No
   39       22,743,788         1       134,521   N/A      N/A         N/A                        0.0301%   Actual/360   No
   40       20,114,604         1       128,034   N/A      N/A         N/A                        0.0601%   Actual/360   No
   41       20,113,239         1       126,700   N/A      N/A         N/A                        0.0301%   Actual/360   No
   42       19,221,666        11       118,612   N/A      N/A         N/A                        0.0701%   Actual/360   No
   43       18,582,567        11       112,604   N/A      N/A         N/A                        0.0301%   Actual/360   No
   44       18,718,409        11       117,006   N/A      N/A         N/A                        0.0501%   Actual/360   No
   45       18,839,486        11       114,325   N/A      N/A         N/A                        0.0301%   Actual/360   No
   46       18,657,807        11       116,505   N/A      N/A         N/A                        0.0401%   Actual/360   No
 46.1                                            N/A      N/A         N/A
 46.2                                            N/A      N/A         N/A
   47       18,601,859         1       114,614   N/A      N/A         N/A                        0.0301%   Actual/360   No
   48       20,000,000         1        97,080   N/A      N/A         N/A                        0.0301%   Actual/360   No
 48.1                                            N/A      N/A         N/A
 48.2                                            N/A      N/A         N/A
   49       13,183,647         1       122,818   N/A      N/A         N/A                        0.0401%   Actual/360   No
   50       16,872,443        11       104,680   N/A      N/A         N/A                        0.0301%   Actual/360   No
   51       17,672,588         1       108,955   N/A      N/A         N/A                        0.0301%   Actual/360   No
   52       17,662,717        11       108,417   N/A      N/A         N/A                        0.0301%   Actual/360   No
   53       16,463,758        11        96,781   N/A      N/A         N/A                        0.0301%   Actual/360   No
            15,929,937         1       101,379   N/A      N/A         N/A                        0.0301%   Actual/360   No
   54        5,611,276         1        35,711   N/A      N/A         N/A                        0.0301%   Actual/360   No
   55        4,170,421         1        26,541   N/A      N/A         N/A                        0.0301%   Actual/360   No
   56        3,937,738         1        25,060   N/A      N/A         N/A                        0.0301%   Actual/360   No
   57        2,210,502         1        14,068   N/A      N/A         N/A                        0.0301%   Actual/360   No
   58       16,100,364         1        99,643   N/A      N/A         N/A                        0.0601%   Actual/360   No
   59       15,806,097         1        97,186   N/A      N/A         N/A                        0.0301%   Actual/360   No
   60       15,580,947         1        99,532   N/A      N/A         N/A                        0.0601%   Actual/360   No
   61       15,293,246        11        92,629   N/A      N/A         N/A                        0.0801%   Actual/360   No
   62       15,475,448         1        96,915   N/A      N/A         N/A                        0.0301%   Actual/360   No
   63       13,879,084         1        95,944   N/A      N/A         N/A                        0.0301%   Actual/360   No
   64       16,200,000        11        75,213   N/A      N/A         N/A                        0.0301%   Actual/360   No
   65       13,728,948        11        87,412   N/A      N/A         N/A                        0.0401%   Actual/360   No
   66       10,585,990        11        93,339   N/A      N/A         N/A                        0.0701%   Actual/360   No
   67       14,453,323         1        90,424   N/A      N/A         N/A                        0.0301%   Actual/360   No
   68       14,456,059        11        90,749   N/A      N/A         N/A                        0.0301%   Actual/360   No
   69       11,469,857        11        95,278   N/A      N/A         N/A                        0.0501%   Actual/360   No
 69.1                                            N/A      N/A         N/A
 69.2                                            N/A      N/A         N/A
 69.3                                            N/A      N/A         N/A
 69.4                                            N/A      N/A         N/A
 69.5                                            N/A      N/A         N/A
   70       12,181,637        11        77,920   N/A      N/A         N/A                        0.0301%   Actual/360   No
   71       14,000,000         1        63,958   N/A      N/A         N/A                        0.0301%   Actual/360   No
   72       13,387,166         1        79,180   N/A      N/A         N/A                        0.0301%   Actual/360   No
   73       11,982,008        11        76,126   N/A      N/A         N/A                        0.0301%   Actual/360   No
   74       12,672,574        11        76,335   N/A      N/A         N/A                        0.0301%   Actual/360   No
   75       11,864,037        11        76,533   N/A      N/A         N/A                        0.0501%   Actual/360   No
   76       11,198,125        11        78,506   N/A      N/A         N/A                        0.0301%   Actual/360   No
   77       11,071,721        11        75,357   N/A      N/A         N/A                        0.0301%   Actual/360   No
   78       12,072,582         1        73,609   N/A      N/A         N/A                        0.0301%   Actual/360   No
   79       10,686,270        11        69,787   N/A      N/A         N/A                        0.0501%   Actual/360   No
   80       11,374,251        11        72,103   N/A      N/A         N/A                        0.0801%   Actual/360   No
   81       11,007,076        11        72,084   N/A      N/A         N/A                        0.0301%   Actual/360   No
   82       11,550,202        11        68,099   N/A      N/A         N/A                        0.0301%   Actual/360   No
   83       10,956,937        11        66,545   N/A      N/A         N/A                        0.0301%   Actual/360   No
   84       12,000,000         1        58,238   N/A      N/A         N/A                        0.0301%   Actual/360   No
   85       10,363,960         1        67,853   N/A      N/A         N/A                        0.0301%   Actual/360   No
   86        9,988,705        11        62,793   N/A      N/A         N/A                        0.0301%   Actual/360   No
   87       10,127,460        11        62,388   N/A      N/A         N/A                        0.0601%   Actual/360   No
   88       10,006,721         1        65,373   N/A      N/A         N/A                        0.0601%   Actual/360   No
   89        9,778,367        11        60,402   N/A      N/A         N/A                        0.0901%   Actual/360   No
   90        9,688,118         1        64,053   N/A      N/A         N/A                        0.0401%   Actual/360   No
   91        9,574,087         1        67,908   N/A      N/A         N/A                        0.0301%   Actual/360   No
 91.1                                            N/A      N/A         N/A
 91.2                                            N/A      N/A         N/A
   92        9,247,749         1        61,142   N/A      N/A         N/A                        0.0401%   Actual/360   No
   93        8,823,271         1        60,942   N/A      N/A         N/A                        0.0701%   Actual/360   No
   94        9,070,872        11        57,881   N/A      N/A         N/A                        0.0501%   Actual/360   No
   95       10,300,000        11        45,976   N/A      N/A         N/A                        0.0301%   Actual/360   No
   96        8,748,451         1        62,152   N/A      N/A         N/A                        0.0901%   Actual/360   No
   97        9,740,483         1        57,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
   98        8,536,110         1        60,643   N/A      N/A         N/A                        0.0901%   Actual/360   No
   99       10,000,000         1        49,089   N/A      N/A         N/A                        0.0301%   Actual/360   No
  100        9,252,395        11        55,035   N/A      N/A         N/A                        0.0401%   Actual/360   No
  101        8,662,879        11        53,958   N/A      N/A         N/A                        0.0301%   Actual/360   No
  102        8,680,297        11        54,449   N/A      N/A         N/A                        0.0701%   Actual/360   No
  103        8,937,415         1        56,528   N/A      N/A         N/A                        0.0401%   Actual/360   No
  104        8,325,626        11        55,434   N/A      N/A         N/A                        0.0501%   Actual/360   No
  105        8,219,377        11        54,538   N/A      N/A         N/A                        0.0301%   Actual/360   No
  106        7,334,876         1        60,745   N/A      N/A         N/A                        0.0401%   Actual/360   No
  107        8,577,330        11        49,953   N/A      N/A         N/A                        0.0401%   Actual/360   No
  108        8,239,443        11        51,829   N/A      N/A         N/A                        0.0301%   Actual/360   No
  109        6,918,134        11        56,837   N/A      N/A         N/A                        0.0601%   Actual/360   No
  110        8,242,131        11        49,257   N/A      N/A         N/A                        0.0301%   Actual/360   No
  111        7,683,599        11        50,232   N/A      N/A         N/A                        0.0901%   Actual/360   No
  112        7,504,010        11        48,976   N/A      N/A         N/A                        0.0301%   Actual/360   No
  113        7,344,325        11        44,956   N/A      N/A         N/A                        0.0301%   Actual/360   No
  114        7,634,969        11        45,480   N/A      N/A         N/A                        0.0301%   Actual/360   No
114.1                                            N/A      N/A         N/A
114.2                                            N/A      N/A         N/A
  115        6,871,561        11        46,378   N/A      N/A         N/A                        0.0301%   Actual/360   No
  116        6,955,053         1        46,551   N/A      N/A         N/A                        0.0701%   Actual/360   No
  117        7,575,049         1        46,407   N/A      N/A         N/A                        0.0301%   Actual/360   No
  118        7,263,522        11        45,589   N/A      N/A         N/A                        0.0301%   Actual/360   No
  119        6,091,378        11        49,199   N/A      N/A         N/A                        0.0501%   Actual/360   No
  120        5,123,748        11        54,435   N/A      N/A         N/A                        0.0301%   Actual/360   No
  121        6,585,351         1        46,065   N/A      N/A         N/A                        0.0701%   Actual/360   No
  122        6,527,657         1        44,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
  123        6,514,804        11        45,206   N/A      N/A         N/A                        0.0401%   Actual/360   No
  124        7,500,000         1        36,050   N/A      N/A         N/A                        0.0301%   Actual/360   No
  125        6,136,126        11        40,693   N/A      N/A         N/A                        0.0301%   Actual/360   No
  126        6,182,356        11        42,063   N/A      N/A         N/A                        0.0301%   Actual/360   No
  127        6,424,494        11        41,318   N/A      N/A         N/A                        0.0301%   Actual/360   No
  128        6,167,992        11        42,450   N/A      N/A         N/A                        0.0301%   Actual/360   No
  129        4,693,181         1        50,312   N/A      N/A         N/A                        0.0401%   Actual/360   No
  130        6,732,062         1        41,028   N/A      N/A         N/A                        0.0301%   Actual/360   No
  131        6,935,543         1        42,983   N/A      N/A         N/A                        0.0301%   Actual/360   No
  132        6,326,674         1        40,689   N/A      N/A         N/A                        0.0601%   Actual/360   No
  133        5,929,598        11        37,803   N/A      N/A         N/A                        0.0301%   Actual/360   No
  134        5,667,375        11        38,312   N/A      N/A         N/A                        0.0301%   Actual/360   No
  135        5,655,363        11        37,692   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
  136        5,533,981        11        38,069   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
  137        5,341,743        11        34,850   N/A      N/A         N/A                        0.0301%   Actual/360   No
  138        5,896,509         1        35,381   N/A      N/A         N/A                        0.0301%   Actual/360   No
  139        4,837,450        11        38,137   N/A      N/A         N/A                        0.0301%   Actual/360   No
  140        5,534,519         1        36,088   N/A      N/A         N/A                        0.0401%   Actual/360   No
  141        5,567,668        11        34,707   N/A      N/A         N/A                        0.0601%   Actual/360   No
  142        5,186,095         1        35,398   N/A      N/A         N/A                        0.0301%   Actual/360   No
  143        5,139,368        11        34,275   N/A      N/A         N/A                        0.0301%   Actual/360   No
  144        4,807,538        11        32,043   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
  145        4,831,352         1        33,362   N/A      N/A         N/A                        0.0301%   Actual/360   No
  146        4,813,389         1        33,663   N/A      N/A         N/A                        0.0401%   Actual/360   No
  147        4,921,726        11        31,270   N/A      N/A         N/A                        0.0901%   Actual/360   No
  148        5,016,256         1        32,043   N/A      N/A         N/A                        0.0301%   Actual/360   No
  149        4,497,047        11        30,991   N/A      N/A         N/A                        0.0301%   Actual/360   No
  150        4,692,340        11        29,552   N/A      N/A         N/A                        0.0901%   Actual/360   No
  151        3,444,241         1        36,923   N/A      N/A         N/A                        0.0401%   Actual/360   No
  152        4,647,833         1        30,259   N/A      N/A         N/A                        0.0901%   Actual/360   No
  153        4,638,219        11        29,960   N/A      N/A         N/A                        0.0301%   Actual/360   No
  154        4,023,620        11        32,325   N/A      N/A         N/A                        0.0301%   Actual/360   No
  155        4,350,867        11        29,131   N/A      N/A         N/A                        0.0901%   Actual/360   No
  156        4,025,743         1        33,504   N/A      N/A         N/A                        0.0901%   Actual/360   No
  157        4,328,348        11        30,061   N/A      N/A         N/A                        0.0601%   Actual/360   No
  158        4,710,840        11        28,156   N/A      N/A         N/A                        0.0301%   Actual/360   No
  159        4,289,611         1        29,792   N/A      N/A         N/A                        0.0401%   Actual/360   No
  160        3,868,418        11        32,154   N/A      N/A         N/A                        0.0301%   Actual/360   No
  161        3,807,111        11        30,749   N/A      N/A         N/A                        0.0801%   Actual/360   No
  162        3,795,868        11        30,496   N/A      N/A         N/A                        0.0301%   Actual/360   No
  163        4,020,076        11        27,526   N/A      N/A         N/A                        0.1101%   Actual/360   No
  164        3,644,034        11        29,276   N/A      N/A         N/A                        0.0301%   Actual/360   No
  165        4,042,705         1        28,877   N/A      N/A         N/A                        0.0401%   Actual/360   No
  166        4,052,613        11        25,793   N/A      N/A         N/A                        0.1201%   Actual/360   No
  167        4,640,000        11        20,621   N/A      N/A         N/A                        0.0301%   Actual/360   No
  168        3,845,245         1        26,211   N/A      N/A         N/A                        0.0301%   Actual/360   No
  169        3,878,680        11        27,020   N/A      N/A         N/A                        0.0901%   Actual/360   No
  170        4,480,000        11        19,910   N/A      N/A         N/A                        0.0301%   Actual/360   No
  171        3,721,212         1        26,090   N/A      N/A         N/A                        0.0601%   Actual/360   No
  172        3,896,695        11        23,687   N/A      N/A         N/A                        0.0301%   Actual/360   No
  173        3,633,988        11        24,012   N/A      N/A         N/A                        0.0901%   Actual/360   No
  174        3,231,025        11        23,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
  175        4,200,000         1        20,014   N/A      N/A         N/A                        0.0301%   Actual/360   No
  176        2,703,890         1        28,986   N/A      N/A         N/A                        0.0401%   Actual/360   No
  177        3,814,685         1        24,168   N/A      N/A         N/A                        0.0301%   Actual/360   No
  178        3,418,311        11        23,125   N/A      N/A         N/A                        0.0801%   Actual/360   No
  179        3,359,964        11        22,803   N/A      N/A         N/A                        0.0501%   Actual/360   No
  180        3,026,143        11        24,159   N/A      N/A         N/A                        0.0301%   Actual/360   No
  181        3,478,459        11        21,802   N/A      N/A         N/A                        0.0301%   Actual/360   No
  182        3,191,894         1        22,031   N/A      N/A         N/A                        0.0901%   Actual/360   No
  183        3,141,267         1        21,528   N/A      N/A         N/A                        0.0301%   Actual/360   No
  184        3,152,920        11        21,657   N/A      N/A         N/A                        0.0901%   Actual/360   No
  185        1,627,346        11        30,268   N/A      N/A         N/A                        0.0901%   Actual/360   No
  186        2,984,086         1        19,902   N/A      N/A         N/A                        0.0301%   Actual/360   No
  187        2,940,793         1        20,314   N/A      N/A         N/A                        0.0901%   Actual/360   No
  188        2,919,488         1        19,785   N/A      N/A         N/A                        0.0301%   Actual/360   No
  189        2,850,536        11        18,980   N/A      N/A         N/A                        0.0301%   Actual/360   No
  190        2,734,321         1        18,945   N/A      N/A         N/A                        0.0901%   Actual/360   No
  191        2,696,030         1        18,715   N/A      N/A         N/A                        0.0301%   Actual/360   No
  192        2,495,164         1        16,790   N/A      N/A         N/A                        0.0301%   Actual/360   No
  193        2,540,423         1        15,879   N/A      N/A         N/A                        0.0401%   Actual/360   No
  194           17,070         1        29,899   N/A      N/A         N/A                        0.0401%   Actual/360   No
  195        2,240,760         1        15,896   N/A      N/A         N/A                        0.0401%   Actual/360   No
  196        1,678,477         1        16,433   N/A      N/A         N/A                        0.0401%   Actual/360   No
  197        1,746,099        11        14,028   N/A      N/A         N/A                        0.0301%   Actual/360   No


            Revised
    ID      Rate
    --      -------
     1      N/A
     2      N/A
     3      N/A
     4      N/A
     5
     6      N/A
     7
   7.1
   7.2
   7.3
   7.4
            N/A
     8      N/A
     9      N/A
    10      N/A
    11      N/A
    12
    13      Greater of (i) 2.0% plus Initial Interest Rate or (ii) Annualized Yield plus 3%
    14
    15      N/A
  15.1      N/A
  15.2      N/A
    16      N/A
    17
    18      N/A
    19
            N/A
    20      N/A
    21      N/A
    22      N/A
    23      N/A
    24      N/A
    25
    26      N/A

    27
    28
    29
    30
    31      N/A
    32
    33      N/A
  33.1      N/A
  33.2      N/A
    34
    35      N/A
    36      N/A
  36.1      N/A
  36.2      N/A
    37      N/A
    38
    39      N/A
    40      N/A
    41      N/A
    42
    43
    44
    45
    46
  46.1
  46.2
    47      N/A
    48      N/A
  48.1      N/A
  48.2      N/A
    49      N/A
    50
    51      N/A
    52
    53
            N/A
    54      N/A
    55      N/A
    56      N/A
    57      N/A
    58      N/A
    59      N/A
    60      N/A
    61
    62      N/A
    63      N/A
    64
    65
    66
    67      N/A
    68
    69
  69.1
  69.2
  69.3
  69.4
  69.5
    70
    71      N/A
    72      N/A
    73
    74
    75
    76
    77
    78      N/A
    79
    80
    81
    82
    83
    84      N/A
    85      N/A
    86
    87
    88      N/A
    89
    90      N/A
    91      N/A
  91.1      N/A
  91.2      N/A
    92      N/A
    93      N/A
    94
    95
    96      N/A
    97      N/A
    98      N/A
    99      N/A
    100
    101
    102
    103     N/A
    104
    105
    106     N/A
    107
    108
    109
    110
    111
    112
    113
    114
114.111
114.222
    115
    116     N/A
    117     N/A
    118
    119
    120
    121     N/A
    122     N/A
    123
    124     N/A
    125
    126
    127
    128
    129     N/A
    130     N/A
    131     N/A
    132     N/A
    133
    134
    135     2% plus Initial Interest Rate
    136     Greater of: (i) 2.0% plus Initial Interest Rate or (ii) 3.0% plus the annualized Treasury yield
    137     2% plus Initial Interest Rate
    138     N/A
    139
    140     N/A
    141
    142     N/A
    143
    144     2% plus Initial Interest Rate
    145     N/A
    146     N/A
    147
    148     N/A
    149
    150
    151     N/A
    152     N/A
    153
    154
    155
    156     N/A
    157
    158
    159     N/A
    160
    161
    162
    163
    164
    165     N/A
    166
    167
    168     N/A
    169
    170
    171     N/A
    172
    173
    174
    175     N/A
    176     N/A
    177     N/A
    178
    179
    180
    181
    182     N/A
    183     N/A
    184
    185
    186     N/A
    187     N/A
    188     N/A
    189
    190     N/A
    191     N/A
    192     N/A
    193     N/A
    194     N/A
    195     N/A
    196     N/A
    197

                                         Crossed                         Net
                                         With              Loan Group    Rentable Area
  ID   Lockbox (4)                       Other Loans       1, 2A or 2B   SF/Units
----   -------------------------------   ---------------   -----------   -------------
   1   Soft                              No                         2A           3,221
   2   Hard                              No                          1         733,459
   3   Hard                              No                          1         646,281
   4   Hard                              No                          1             290
   5   Hard                              No                          1         565,746
   6   Hard                              No                          1         304,445
   7   Hard                              No                          1         671,759
 7.1                                                                           353,954
 7.2                                                                           144,867
 7.3                                                                           117,212
 7.4                                                                            55,726
       Soft                              Yes - Beyman               2B             651
   8   Soft                              Yes - Beyman               2B             399
   9   Soft                              Yes - Beyman               2B             252
  10   Hard                              No                          1         314,435
  11   None                              No                          1         272,827
  12   Hard                              No                          1         333,275
  13   None at Closing, Springing Hard   No                          1         321,205
  14   Hard                              No                          1         257,280
  15   Hard                              No                          1         167,177
15.1                                                                           104,092
15.2                                                                            63,085
  16   None at Closing, Springing Hard   No                          1         358,385
  17   Hard                              No                          1         103,928
  18   None                              No                         2B             434
  19   None                              No                          1         301,696
       Hard                              Yes - Century               1         520,052
  20   Hard                              Yes - Century               1         225,869
  21   Hard                              Yes - Century               1          48,495
  22   Hard                              Yes - Century               1          33,688
  23   Hard                              Yes - Century               1          94,000
  24   Hard                              Yes - Century               1         118,000
  25   None at Closing, Springing Hard   No                          1         199,458
  26   Soft at Closing, Springing Hard   No                         2B             572
       None at Closing, Springing Hard   Yes - AG                    1         265,459
  27   None at Closing, Springing Hard   Yes - AG                    1          71,983
  28   None at Closing, Springing Hard   Yes - AG                    1          68,164
  29   None at Closing, Springing Hard   Yes - AG                    1          57,084
  30   None at Closing, Springing Hard   Yes - AG                    1          68,228
  31   Hard                              No                          1         274,300
  32   None                              No                          1         272,942
  33   None at Closing, Springing Hard   No                         2B             649
       33.1                                                                        349
       33.2                                                                        300
  34   None at Closing, Springing Hard   No                         2B             360
  35   Hard                              No                          1         268,000
  36   None at Closing, Springing Hard   No                         2B             444
36.1                                                                               224
36.2                                                                               220
  37   None at Closing, Springing Hard   No                          1         117,594
  38   None at Closing, Springing Soft   No                          1         209,200
  39   None                              No                          1             360
  40   None                              No                          1             181
  41   None                              No                         2B             296
  42   None at Closing, Springing Hard   No                          1          61,819
  43   None                              No                          1         120,344
  44   Hard                              No                         2B             324
  45   Soft                              No                         2B             324
  46   Hard                              No                          1         167,824
46.1                                                                            98,631
46.2                                                                            69,193
  47   None at Closing, Springing Hard   No                         2B             416
  48   None                              No                          1         103,168
48.1                                                                            89,128
48.2                                                                            14,040
  49   None at Closing, Springing Hard   No                          1         105,980
  50   None                              No                          1         263,055
  51   None                              No                          1          85,929
  52   None                              No                          1          92,597
  53   Hard                              No                          1         101,837
       None                              Yes - Wilkinson            2B             764
  54   None                              Yes - Wilkinson            2B             212
  55   None                              Yes - Wilkinson            2B             236
  56   None                              Yes - Wilkinson            2B             180
  57   None                              Yes - Wilkinson            2B             136
  58   None                              No                          1          60,304
  59   None                              No                          1          76,625
  60   None                              No                         2B             360
  61   None                              No                         2B             258
  62   Hard                              No                          1         150,000
  63   None                              No                          1         105,580
  64   None                              No                          1         136,299
  65   None at Closing, Springing Hard   No                          1         103,973
  66   None                              No                          1         158,462
  67   None                              No                          1          64,211
  68   Hard                              No                          1         231,477
  69   None                              No                          1             443
69.1                                                                               128
69.2                                                                               120
69.3                                                                                62
69.4                                                                                71
69.5                                                                                62
  70   None at Closing, Springing Hard   No                          1          88,103
  71   None                              No                          1          28,593
  72   None                              No                         2B             264
  73   None at Closing, Springing Soft   No                         2B             209
  74   None                              No                          1          11,121
  75   None                              No                          1         169,026
  76   None                              No                          1          55,000
  77   Hard                              No                          1         131,252
  78   None                              No                         2B             264
  79   None                              No                          1          81,332
  80   None                              No                         2B             250
  81   None at Closing, Springing Hard   No                          1          30,071
  82   None                              No                         2B             256
  83   Soft                              No                         2B             466
  84   None                              No                          1          95,876
  85   Hard                              No                          1          88,183
  86   None at Closing, Springing Hard   No                          1          56,077
  87   None at Closing, Springing Hard   No                          1          86,492
  88   None at Closing, Springing Hard   No                          1         117,176
  89   None at Closing, Springing Hard   No                          1         169,330
  90   None                              No                          1             120
  91   None                              No                          1         120,318
91.1                                                                            84,518
91.2                                                                            35,800
  92   None                              No                          1             150
  93   None at Closing, Springing Hard   No                          1          61,298
  94   None                              No                         2B             337
  95   None                              No                          1          80,120
  96   None                              No                          1             118
  97   None                              No                          1             172
  98   None                              No                          1             120
  99   None at Closing, Springing Hard   No                          1          45,890
 100   None                              No                          1          79,863
 101   None                              No                         2B             288
 102   None                              No                         2B             130
 103   Hard                              No                          1          64,633
 104   None at Closing, Springing Hard   No                          1          51,800
 105   None at Closing, Springing Hard   No                          1          59,044
 106   None                              No                          1             137
 107   None                              No                          1         134,548
 108   None at Closing, Springing Soft   No                          1         115,290
 109   None                              No                          1             122
 110   None at Closing, Springing Hard   No                          1         128,388
 111   None at Closing, Springing Hard   No                          1          34,025
 112   Hard                              No                          1          91,875
 113   None at Closing, Springing Hard   No                          1         129,631
 114   None                              No                          1          91,142
       114.1                                                                    32,602
       114.2                                                                    58,540
 115   None                              No                          1          63,500
 116   None                              No                          1         118,871
 117   None                              No                         2A             194
 118   None at Closing, Springing Hard   No                          1          75,824
 119   None                              No                          1             132
 120   None                              No                          1             105
 121   None                              No                         2B             130
 122   None                              No                          1          34,495
 123   None                              No                          1         101,000
 124   Hard                              No                          1         110,882
 125   None                              No                         2B             160
 126   Hard                              No                          1          54,985
 127   None at Closing, Springing Hard   No                          1          42,053
 128   None at Closing, Springing Hard   No                          1          97,007
 129   None                              No                          1           1,151
 130   None                              No                         2B             120
 131   None                              No                          1             250
 132   None at Closing, Springing Hard   No                          1          40,355
 133   None at Closing, Springing Hard   No                          1          20,000
 134   None at Closing, Springing Hard   No                          1         114,198
 135   None at Closing, Springing Hard   No                          1          42,000
 136   None at Closing, Springing Hard   No                          1          94,000
 137   None at Closing, Springing Hard   No                          1          30,519
 138   None                              No                         2B              64
 139   None                              No                          1          54,025
 140   None                              No                          1          63,432
 141   None                              No                          1          39,528
 142   None                              No                          1             136
 143   None                              No                          1          50,640
 144   None at Closing, Springing Hard   No                          1          33,879
 145   None                              No                          1          18,500
 146   Hard                              No                          1          67,000
 147   None                              No                          1          47,165
 148   Hard                              No                          1          10,195
 149   None at Closing, Springing Hard   No                          1          54,688
 150   None                              No                          1          40,184
 151   None                              No                          1             891
 152   None                              No                          1             821
 153   None at Closing, Springing Hard   No                          1          28,800
 154   None                              No                          1             104
 155   None                              No                          1          13,396
 156   None                              No                          1             124
 157   None at Closing, Springing Hard   No                          1          33,160
 158   None                              No                          1          41,870
 159   None                              No                         2B              84
 160   None at Closing, Springing Soft   No                          1              92
 161   None                              No                          1              95
 162   None                              No                          1              99
 163   None at Closing, Springing Hard   No                          1           9,232
 164   None at Closing, Springing Hard   No                          1              98
 165   None                              No                          1              86
 166   None at Closing, Springing Hard   No                         2B              49
 167   None                              No                         2B             138
 168   None                              No                          1          45,000
 169   None                              No                          1          71,880
 170   None                              No                         2B             115
 171   Soft at Closing, Springing Hard   No                          1          55,279
 172   None                              No                          1          17,120
 173   None                              No                          1          72,113
 174   None                              No                          1          13,650
 175   None at Closing, Springing Hard   No                          1          16,991
 176   None                              No                          1             640
 177   None                              No                          1          16,103
 178   None                              No                          1          18,054
 179   None                              No                          1          31,315
 180   None                              No                          1          15,415
 181   None                              No                          1          72,000
 182   None at Closing, Springing Hard   No                          1          70,849
 183   None                              No                          1          29,096
 184   None                              No                          1          12,502
 185   None at Closing, Springing Hard   No                          1          45,859
 186   None                              No                         2B              99
 187   None                              No                          1          17,671
 188   None                              No                          1              30
 189   None                              No                         2B              96
 190   None                              No                         2B              72
 191   Soft                              No                          1          53,219
 192   None                              No                         2B             110
 193   None                              No                         2B              72
 194   None                              No                          1             756
 195   None at Closing, Springing Hard   No                          1          18,000
 196   None                              No                         2B             120
 197   None at Closing, Springing Hard   No                          1              64

         Mortgage
         Loan
ID       Seller (1)   City                      State     Zip Code
------   ----------   -----------------------   -------   --------
     1   GACC         San Francisco             CA           94132
     2   GACC         Dallas                    TX           75240
     3   GACC         Orlando                   FL           32801
     4   GACC         Philadelphia              PA           19103
     5   CGM          Spokane                   WA           99201
     6   GACC         Woodbury                  MN           55125
     7   CGM          Various                   PA        Various
   7.1   CGM          Harrisburg                PA           17112
   7.2   CGM          Harrisburg                PA           17110
   7.3   CGM          Mechanicsburg             PA           17055
   7.4   CGM          Harrisburg                PA           17112
         GACC         Various                   Various   Various
     8   GACC         Phoenix                   AZ           85012
     9   GACC         Germantown                TN           38138
    10   PNC          Hollywood                 CA           90028
    11   GACC         Anaheim                   CA           92806
    12   CGM          Cherry Hill               NJ           08003
    13   CGM          East Hartford             CT           06108
    14   CGM          Rockville                 MD           20850
    15   GACC         Brisbane                  CA           94005
  15.1   GACC         Brisbane                  CA           94005
  15.2   GACC         Brisbane                  CA           94005
    16   PNC          Bloomingdale              IL           60108
    17   CGM          New York                  NY           10023
    18   PNC          Austin                    TX           78727
    19   CGM          Phoenix                   AZ           85021
         GACC         Memphis                   TN           38134
    20   GACC         Memphis                   TN           38134
    21   GACC         Memphis                   TN           38134
    22   GACC         Memphis                   TN           38134
    23   GACC         Memphis                   TN           38134
    24   GACC         Memphis                   TN           38134
    25   CGM          San Diego                 CA           92121
    26   GACC         Albuquerque               NM           87114
         CGM          Various                   Various   Various
    27   CGM          Auburn                    WA           98002
    28   CGM          Vancouver                 WA           98684
    29   CGM          Tukwila                   WA           98168
    30   CGM          Roseburg                  OR           97470
    31   GACC         Springfield               MA           01129
    32   CGM          Saint Louis               MO           63117
    33   GACC         Various                   TN        Various
  33.1   GACC         Madison                   TN           37115
  33.2   GACC         Nashville                 TN           37214
    34   CGM          West Lafayette            IN           47906
    35   PNC          Warren                    MI           48092
    36   GACC         Various                   TX        Various
  36.1   GACC         Rockwall                  TX           75087
  36.2   GACC         Mesquite                  TX           75150
    37   PNC          Chula Vista               CA           91910
    38   CGM          Wappingers Falls          NY           12590
    39   GACC         Greensboro                NC           27407
    40   PNC          Plano                     TX           75093
    41   GACC         Virginia Beach            VA           23464
    42   CGM          San Jose                  CA           95122
    43   CGM          Pittsburgh                PA           15205
    44   CGM          Tallahassee               FL           32312
    45   CGM          Austell                   GA           30106
    46   CGM          Fort Lauderdale           FL           33309
  46.1   CGM          Fort Lauderdale           FL           33309
  46.2   CGM          Fort Lauderdale           FL           33309
    47   GACC         Smyrna                    GA           30080
    48   GACC         Alpharetta                GA           30022
  48.1   GACC         Alpharetta                GA           30022
  48.2   GACC         Alpharetta                GA           30022
    49   PNC          Detroit                   MI           48226
    50   CGM          Austin                    TX           78750
    51   GACC         Dix Hills                 NY           11731
    52   CGM          Rochester Hills           MI           48307
    53   CGM          Bowie                     MD           20716
         GACC         Various                   SC        Various
    54   GACC         Greenville                SC           29607
    55   GACC         Greenville                SC           29615
    56   GACC         Anderson                  SC           29625
    57   GACC         Anderson                  SC           29621
    58   GACC         Hawthorne                 CA           90250
    59   GACC         New York                  NY           10010
    60   PNC          Memphis                   TN           38018
    61   CGM          San Antonio               TX           78256
    62   GACC         Coppell                   TX           75019
    63   GACC         Coral Gables              FL           33134
    64   CGM          Charlotte                 NC           28211
    65   CGM          Buena Park                CA           90620
    66   CGM          Shelton                   CT           06484
    67   GACC         Henderson                 NV           89014
    68   CGM          Columbia                  SC           29204
    69   CGM          Various                   Various   Various
  69.1   CGM          Fort Wayne                IN           46804
  69.2   CGM          Fayetteville              NC           28312
  69.3   CGM          Lafayette                 IN           47905
  69.4   CGM          Warsaw                    IN           46582
  69.5   CGM          Marion                    IN           46952
    70   CGM          Orlando                   FL           32837
    71   GACC         New York                  NY           10017
    72   GACC         Durham                    NC           27707
    73   CGM          Ames                      IA           50010
    74   CGM          New York                  NY           10003
    75   CGM          Colonial Heights          VA           23834
    76   CGM          Aston Township            PA           19014
    77   CGM          Chelmsford                MA           01824
    78   GACC         Charlotte                 NC           28217
    79   CGM          Westminster               MD           21158
    80   CGM          Southaven                 MS           38671
    81   CGM          Sunnyvale                 CA           94087
    82   CGM          New Berlin                WI           53151
    83   CGM          Houston                   TX           77080
    84   GACC         Roswell                   GA           30076
    85   GACC         Chantilly                 VA           20151
    86   CGM          Boynton Beach             FL           33437
    87   CGM          Glendale                  AZ           85306
    88   PNC          Tampa                     FL           33615
    89   CGM          Bradenton                 FL           34207
    90   PNC          Erlanger                  KY           41018
    91   GACC         Various                   TX        Various
  91.1   GACC         Allen                     TX           75013
  91.2   GACC         Dallas                    TX           75220
    92   PNC          Erlanger                  KY           41018
    93   PNC          Ontario                   CA           91761
    94   CGM          Monroeville               PA           15146
    95   CGM          Clayton                   MO           63105
    96   PNC          Lincolnshire              IL           60069
    97   GACC         Winston-Salem             NC           27104
    98   PNC          Glenview                  IL           60026
    99   GACC         Newport Beach             CA           92660
   100   CGM          Martinez                  CA           94553
   101   CGM          Haltom City               TX           76137
   102   CGM          South Strabane Township   PA           15301
   103   PNC          Auburn Hills              MI           48326
   104   CGM          Huntington                NY           11743
   105   CGM          New Albany                OH           43054
   106   PNC          Chantilly                 VA           20151
   107   CGM          Lakeland                  FL           33809
   108   CGM          San Diego                 CA           92154
   109   CGM          Newport News              VA           23602
   110   CGM          Hemet                     CA           92543
   111   CGM          San Rafael                CA           94901
   112   CGM          Richmond                  VA           23230
   113   CGM          Terre Haute               IN           47802
   114   CGM          Various                   CA        Various
 114.1   CGM          Cathedral City            CA           92234
 114.2   CGM          Palm Desert               CA           92211
   115   CGM          Windham                   NH           03087
   116   PNC          Brookfield                WI           53005
   117   GACC         Fairfield                 OH           45014
   118   CGM          Lewisville                NC           27023
   119   CGM          Daytona Beach             FL           32118
   120   CGM          Chesapeake                VA           23320
   121   PNC          East Orange               NJ           07017
   122   GACC         Wilmington                DE           19803
   123   CGM          Canoga Park               CA           91303
   124   GACC         Chelmsford                MA           01824
   125   CGM          Henderson                 NV           89015
   126   CGM          Littleton                 NH           03561
   127   CGM          Boston                    MA           02108
   128   CGM          Boston                    MA           02215
   129   PNC          Belleville                NJ           07109
   130   GACC         Greenville                NC           27834
   131   GACC         Phoenix                   AZ           85029
   132   PNC          Alexandria                VA           22314
   133   CGM          Corona                    CA           92879
   134   CGM          Birmingham                AL           35209
   135   CGM          Poughkeepsie              NY           12601
   136   CGM          Lake Zurich               IL           60047
   137   CGM          Menomonee Falls           WI           53051
   138   GACC         Stafford                  VA           22554
   139   CGM          Lebanon                   NJ           08833
   140   PNC          Savannah                  GA           31405
   141   CGM          Creve Coeur               MO           63141
   142   GACC         Greenville                NC           27858
   143   CGM          St. Charles               IL           60174
   144   CGM          Manassas                  VA           20109
   145   GACC         Brooklyn                  NY           11203
   146   PNC          Cypress                   CA           90630
   147   CGM          Moon Township             PA           15108
   148   GACC         New York                  NY           10016
   149   CGM          Wausau                    WI           54401
   150   CGM          Diamond Bar               CA           91765
   151   PNC          North Brunswick           NJ           08982
   152   GACC         Seattle                   WA           98125
   153   CGM          Englewood                 OH           45315
   154   CGM          Radford                   VA           24141
   155   CGM          Philadelphia              PA           19145
   156   PNC          Lake Oswego               OR           97035
   157   CGM          Whittier                  CA           90603
   158   CGM          Fresno                    CA           93702
   159   PNC          Newark                    DE           19711
   160   CGM          Grasonville               MD           21638
   161   CGM          Daytona Beach             FL           32118
   162   CGM          Leesburg                  VA           20176
   163   CGM          Miami Beach               FL           33139
   164   CGM          Staunton                  VA           24401
   165   PNC          Tucson                    AZ           85706
   166   CGM          Seattle                   WA           98101
   167   CGM          Charleston                SC           29407
   168   GACC         Beaver Creek              OH           45324
   169   CGM          Syracuse                  NY           13212
   170   CGM          Charleston                SC           29407
   171   GACC         Woods Cross               UT           84047
   172   CGM          Delafield                 WI           53018
   173   CGM          Tell City                 IN           47586
   174   CGM          Durham                    NC           27713
   175   GACC         Las Vegas                 NV           89128
   176   PNC          Mountainside              NJ           07092
   177   GACC         Inglewood                 CA           90304
   178   CGM          Manchester                VT           05254
   179   CGM          Duluth                    GA           30096
   180   CGM          Darien                    CT           06820
   181   CGM          Chicago                   IL           60606
   182   PNC          Independence              MO           64056
   183   GACC         West Covina               CA           91790
   184   CGM          Fife                      WA           98424
   185   CGM          Puyallup                  WA           98373
   186   GACC         Mount Kisco               NY           10549
   187   PNC          Mesa                      AZ           85207
   188   GACC         Napa                      CA           94559
   189   CGM          Grass Valley              CA           95945
   190   PNC          Grand Forks               ND           58201
   191   GACC         Paris                     TN           38242
   192   GACC         Brooklyn                  NY           11229

                                                                                                   Cut-off
                                                                         Interest    Original      Date
ID       Address                                                         Rate        Balance       Balance
------   ------------------------------------------------------------   ---------  -------------   -----------
     1   3711 19th Avenue                                                  5.6480%   300,000,000   300,000,000
     2   13331 Preston Road                                                5.7180%   125,000,000   125,000,000
     3   200 South Orange Avenue                                           5.3360%    77,000,000    77,000,000
     4   99 South 17th Street at Liberty Place                             6.1570%    72,000,000    72,000,000
     5   1330 North Washington Street                                      5.2150%    70,630,000    70,384,463
     6   9000 Hudson Road                                                  5.4500%    65,000,000    65,000,000
     7   Various                                                           5.3000%    61,000,000    61,000,000
   7.1   6340, 6345, 6360, 6375, 6380, 6385, 6400 and 6405 Flank Drive                27,835,724    27,835,724
   7.2   2605 Interstate Drive and 2601 Market Place                                  15,349,413    15,349,413
   7.3   5070 A, 5070 B and 5035 Ritter Road                                          10,975,228    10,975,228
   7.4   75, 85 and 95 Shannon Road                                                    6,839,635     6,839,635
         Various                                                           5.7680%    60,640,000    60,640,000
     8   411 East Indian School Road                                       5.7680%    38,500,000    38,500,000
     9   7491 Wyndhurst Place                                              5.7680%    22,140,000    22,140,000
    10   6255 Sunset Boulevard                                             5.2300%    55,000,000    55,000,000
    11   1900 South State College Boulevard                                5.6560%    52,000,000    52,000,000
    12   101 Woodcrest Road                                                5.0859%    50,400,000    50,400,000
    13   99-101 East River Drive                                           5.2900%    44,000,000    44,000,000
    14   1801 & 1803 Research Boulevard                                    5.7800%    43,000,000    43,000,000
    15   Various                                                           5.7960%    39,625,000    39,625,000
  15.1   7000 Marina Boulevard                                                        24,450,000    24,450,000
  15.2   5000 Marina Boulevard                                                        15,175,000    15,175,000
    16   140-166 S. Gary Avenue                                            5.6100%    39,000,000    39,000,000
    17   2109 Broadway                                                     5.2000%    38,000,000    38,000,000
    18   5400 West Parmer Lane                                             5.2400%    33,100,000    33,100,000
    19   2510-2512 West Dunlap Avenue                                      5.6700%    31,750,000    31,750,000
         Various                                                           5.5310%    31,000,000    31,000,000
    20   1620, 1640, 1680 Century Center Parkway                           5.5310%    14,600,000    14,600,000
    21   1610 Century Center Parkway                                       5.5310%     4,900,000     4,900,000
    22   1670 Century Center Parkway                                       5.5310%     4,400,000     4,400,000
    23   1600 Century Center Parkway                                       5.5310%     3,600,000     3,600,000
    24   1590 Century Center Parkway                                       5.5310%     3,500,000     3,500,000
    25   9808 and 9868 Scranton Road                                       5.9000%    31,000,000    31,000,000
    26   10600 Cibola Loop NW                                              5.1840%    30,700,000    30,700,000
         Various                                                           5.3000%    29,800,000    29,800,000
    27   1702 Auburn Way North                                             5.3000%     8,800,000     8,800,000
    28   13719 Southeast Mill Plain Boulevard                              5.3000%     8,000,000     8,000,000
    29   3725 South 144th Street                                           5.3000%     7,000,000     7,000,000
    30   2553 Northwest Stewart Parkway                                    5.3000%     6,000,000     6,000,000
    31   1655 Boston Road (US Route 20)                                    5.2800%    29,760,000    29,760,000
    32   1034 South Brentwood Boulevard                                    5.3250%    28,700,000    28,700,000
    33   Various                                                           5.7300%    28,600,000    28,600,000
  33.1   510 Heritage Drive                                                           15,379,661    15,379,661
  33.2   3555 Bell Road                                                               13,220,339    13,220,339
    34   2053 Willowbrook Drive                                            5.6900%    28,600,000    28,600,000
    35   7500 Tank Avenue                                                  5.1600%    27,000,000    26,845,171
    36   Various                                                           5.5000%    26,650,000    26,650,000
  36.1   923 Yellow Jacket Lane                                                       13,921,642    13,921,642
  36.2   801 Interstate Highway 30                                                    12,728,358    12,728,358
    37   503-599 Telegraph Canyon Road                                     5.5000%    24,850,000    24,850,000
    38   1357 Route 9                                                      5.4000%    24,000,000    24,000,000
    39   1521 Bridford Parkway                                             5.4970%    23,700,000    23,700,000
    40   5900 Baywater Drive                                               5.5300%    22,475,000    22,475,000
    41   1601 Hiawatha Drive                                               5.6290%    22,000,000    22,000,000
    42   1824 Story Road                                                   5.1880%    21,630,000    21,630,000
    43   6511-6541 Steubenville Pike                                       4.9900%    21,000,000    21,000,000
    44   2915 Sharer Road                                                  5.3300%    21,000,000    21,000,000
    45   2222 East-West Connector                                          5.2300%    20,750,000    20,750,000
    46   Various                                                           5.5350%    20,440,000    20,440,000
  46.1   5300-5310 Northwest 33rd Avenue                                              11,406,592    11,406,592
  46.2   2200 West Commercial Boulevard                                                9,033,408     9,033,408
    47   5000 South Lincoln Trace Avenue                                   5.5840%    20,000,000    20,000,000
    48   3005 Old Alabama Road                                             5.7450%    20,000,000    20,000,000
  48.1   3005 Old Alabama Road                                                        17,214,765    17,214,765
  48.2   3005 Old Alabama Road                                                         2,785,235     2,785,235
    49   1900 St. Antonie St                                               5.5000%    20,000,000    19,962,738
    50   13729 Research Boulevard                                          5.0000%    19,500,000    19,500,000
    51   1914-1968 Jericho Turnpike                                        5.5900%    19,000,000    19,000,000
    52   1701 East South Boulevard                                         5.5450%    19,000,000    19,000,000
    53   4201 Northview Drive                                              5.1000%    17,825,000    17,825,000
         Various                                                           5.5280%    17,800,000    17,800,000
    54   151 Century Drive                                                 5.5280%     6,270,000     6,270,000
    55   230 Pelham Road                                                   5.5280%     4,660,000     4,660,000
    56   200 Country Club Lane                                             5.5280%     4,400,000     4,400,000
    57   201 Miracle Mile Drive                                            5.5280%     2,470,000     2,470,000
    58   2831-2851-2909 West 120th Street                                  5.6300%    17,300,000    17,300,000
    59   928 Broadway                                                      5.5620%    17,000,000    17,000,000
    60   8920 Walnut Grove Road                                            5.7800%    17,000,000    17,000,000
    61   15651 Chase Hill Boulevard                                        5.2100%    16,850,000    16,850,000
    62   1177 Beltline Road                                                5.7540%    16,600,000    16,600,000
    63   150 Alhambra Circle                                               5.7170%    16,500,000    16,500,000
    64   2100 & 2115 Rexford Road                                          5.4950%    16,200,000    16,200,000
    65   5825 & 5955 Lincoln Avenue                                        5.2950%    15,750,000    15,750,000
    66   2 Trap Falls Road                                                 5.6100%    15,800,000    15,684,327
    67   601-617 Mall Ring Circle                                          5.7470%    15,500,000    15,500,000
    68   3400 Forest Drive                                                 5.7800%    15,500,000    15,451,536
    69   Various                                                           5.9700%    14,830,000    14,743,407
  69.1   5775 Coventry Lane                                                            4,445,356     4,419,400
  69.2   1957 Cedar Creek Road                                                         3,570,860     3,550,010
  69.3   31 Frontage Road                                                              3,097,174     3,079,090
  69.4   3328 East Center Street                                                       2,040,491     2,028,577
  69.5   1345 North Baldwin Avenue                                                     1,676,118     1,666,331
    70   12700 South Orange Blossom Trail                                  5.0700%    14,400,000    14,400,000
    71   145-157 East 42nd Street                                          5.4070%    14,000,000    14,000,000
    72   4655 Hope Valley Road                                             5.4970%    13,950,000    13,950,000
    73   416-616 Billy Sunday Road                                         5.2700%    13,755,000    13,755,000
    74   21 Astor Place                                                    5.3500%    13,670,000    13,670,000
    75   3107 Boulevard                                                    5.6800%    13,215,000    13,215,000
    76   3400 Concord Road                                                 5.8900%    13,250,000    13,195,758
    77   5 Omni Way                                                        5.5150%    13,250,000    13,164,324
    78   905 Pineville Point Avenue                                        5.4750%    13,000,000    13,000,000
    79   444 WMC Drive                                                     5.0000%    13,000,000    12,937,156
    80   8786 North Creek Boulevard                                        5.4850%    12,720,000    12,720,000
    81   760 East El Camino Real                                           5.6200%    12,529,000    12,529,000
    82   3115 Fountain Square Boulevard                                    5.1300%    12,500,000    12,500,000
    83   8520 Pitner Road                                                  5.0150%    12,375,000    12,375,000
    84   2300 Holcomb Bridge Road                                          5.7440%    12,000,000    12,000,000
    85   5160 & 5180 Parkstone Drive                                       5.6150%    11,800,000    11,800,000
    86   6056-6080 Boynton Beach Boulevard                                 5.1500%    11,500,000    11,500,000
    87   5757 West Thunderbird Road                                        5.1700%    11,400,000    11,400,000
    88   10005 West Hillsborough Avenue                                    5.5900%    11,400,000    11,400,000
    89   613-900 Cortez Road West                                          5.2000%    11,000,000    11,000,000
    90   3990 Olympic Boulevard                                            5.7300%    11,000,000    11,000,000
    91   Various                                                           5.9400%    10,600,000    10,581,064
  91.1   500 West Bethany Drive                                                        6,200,000     6,188,924
  91.2   10003 West Technology Boulevard                                               4,400,000     4,392,140
    92   2811 Circleport Drive                                             5.7300%    10,500,000    10,500,000
    93   3300 E. Guasti Road                                               5.7000%    10,500,000    10,476,162
    94   900 Macbeth Drive                                                 5.3200%    10,400,000    10,400,000
    95   8112 Maryland Avenue                                              5.2830%    10,300,000    10,300,000
    96   100 Barclay Blvd                                                  6.0600%    10,300,000    10,277,953
    97   400 Magnolia Branch Drive                                         5.4970%    10,150,000    10,150,000
    98   2600 Lehigh Ave                                                   6.0600%    10,050,000    10,028,489
    99   4100 MacArthur Boulevard                                          5.8100%    10,000,000    10,000,000
   100   1125-1175 Arnold Drive                                            5.2200%    10,000,000    10,000,000
   101   5600 North Beach Street                                           5.0450%    10,000,000    10,000,000
   102   One Clubhouse Circle                                              5.1250%    10,000,000    10,000,000
   103   3850 Hamlin Rd                                                    5.4600%    10,000,000    10,000,000
   104   1815-1819 East Jericho Turnpike                                   5.2400%    10,050,000     9,981,454
   105   7277 Smith's Mill Road                                            5.5050%     9,600,000     9,600,000
   106   4050 Westfax Drive                                                5.9200%     9,500,000     9,470,625
   107   4212-4314 Highway 98 North                                        5.0050%     9,300,000     9,300,000
   108   8851 Kerns Street                                                 5.4000%     9,230,000     9,230,000
   109   180 Regal Way                                                     5.7900%     9,000,000     8,971,674
   110   501-571 South San Jacinto Street                                  5.2700%     8,900,000     8,900,000
   111   1033 Third Street                                                 5.6000%     8,750,000     8,750,000
   112   6600 West Broad Street                                            5.5800%     8,550,000     8,550,000
   113   4650-4700 South US Highway 41                                     5.1000%     8,280,000     8,280,000
   114   Various                                                           5.2350%     8,250,000     8,250,000
 114.1   36-405/411, 36-555 Bankside, 36605 Sunair                                     4,125,000     4,125,000
 114.2   77-585 Enfield, 39-740, 39-750, 39-760, 39-770 Garand                         4,125,000     4,125,000
   115   Route 111- Indian Rock Road                                       5.4100%     8,250,000     8,222,344
   116   13040 & 13100 W. Lisbon                                           5.6100%     8,100,000     8,100,000
   117   5877 Ross Road                                                    5.6950%     8,000,000     8,000,000
   118   104-189 Lowes Foods Drive                                         5.5900%     7,950,000     7,950,000
   119   2225 South Atlantic Avenue                                        5.5150%     8,000,000     7,949,950
   120   1560 Crossways Boulevard                                          5.3300%     8,025,000     7,949,358
   121   545 Park Avenue                                                   5.8600%     7,800,000     7,789,485
   122   5209 Concord Pike                                                 5.5660%     7,800,000     7,781,899
   123   22235 Sherman Way                                                 5.7600%     7,738,000     7,713,714
   124   300 Billerica Road                                                5.6890%     7,500,000     7,500,000
   125   525 Harris Street                                                 5.1900%     7,419,000     7,384,371
   126   625 Meadow Street                                                 5.5100%     7,400,000     7,367,457
   127   44 Bromfield Street                                               5.4100%     7,350,000     7,350,000
   128   1-9 Lansdowne Street, 145 Ipswich Street                          5.6550%     7,350,000     7,318,545
   129   125 Franklin St                                                   5.5400%     7,290,000     7,255,499
   130   2798, 2800, 2804, 2808, 2812, and 2816 Stantonsburg Road          5.4700%     7,250,000     7,250,000
   131   2532 West Peoria Avenue                                           5.9600%     7,200,000     7,200,000
   132   1240 & 1250 N. Pitt Street                                        5.6500%     7,049,000     7,049,000
   133   135, 175, & 265 East Ontario Avenue                               5.3100%     6,800,000     6,800,000
   134   100 Green Springs Highway                                         5.4300%     6,800,000     6,777,290
   135   837 South Road                                                    5.2536%     6,823,000     6,754,436
   136   1325 Ensell Road                                                  5.6500%     6,595,000     6,573,866
   137   N94 West 16855 Richfield Way                                      4.9890%     6,500,000     6,446,382
   138   190 White Pine Circle                                             5.2600%     6,400,000     6,400,000
   139   1392 US Highway 22                                                5.1300%     6,440,000     6,387,464
   140   5400 Habersham Road                                               5.5700%     6,307,000     6,307,000
   141   12601-12653 Olive Boulevard                                       5.3000%     6,250,000     6,250,000
   142   2419-2473 County Home Road                                        5.5500%     6,200,000     6,185,574
   143   215 5th Avenue                                                    5.2600%     6,200,000     6,171,434
   144   10640 Davidson Place                                              5.2543%     5,800,000     5,741,724
   145   5002-5012 Church Avenue                                           5.6970%     5,750,000     5,736,939
   146   10741 Walker Street                                               5.8600%     5,700,000     5,682,446
   147   1132-1136 Thorn Run Road                                          5.2700%     5,650,000     5,650,000
   148   425 Fifth Avenue                                                  5.5700%     5,600,000     5,600,000
   149   3300-3400 Rib Mountain Drive                                      5.3050%     5,500,000     5,473,128
   150   3333 South Brea Canyon Road                                       5.1700%     5,400,000     5,400,000
   151   1555 Livingston Avenue                                            5.5400%     5,350,000     5,324,680
   152   3116 NE 130th Street                                              5.5500%     5,300,000     5,300,000
   153   7700-7734 Hoke Road                                               5.4600%     5,300,000     5,300,000
   154   1501 Tyler Avenue                                                 5.4300%     5,300,000     5,250,200
   155   2014-24 South Broad Street                                        5.3100%     5,240,000     5,210,818
   156   6100 Southwest Meadows Road                                       6.0000%     5,200,000     5,184,095
   157   15214 Whittier Boulevard                                          5.7700%     5,140,000     5,128,464
   158   3136-3300 East Tulare Avenue                                      5.2690%     5,088,000     5,088,000
   159   400 Wollaston Avenue                                              5.7700%     5,094,000     5,082,567
   160   3101 Main Street                                                  5.9800%     5,000,000     4,970,849
   161   2001 South Atlantic Avenue                                        5.5150%     5,000,000     4,968,719
   162   726 East Market Street                                            5.4300%     5,000,000     4,953,018
   163   510 South Ocean Drive                                             5.5900%     4,800,000     4,779,206
   164   1302 Richmond Avenue                                              5.4300%     4,800,000     4,754,898
   165   6955 S. Tucson Blvd                                               6.1300%     4,750,000     4,739,948
   166   1918-1922 1st Avenue                                              5.2900%     4,650,000     4,650,000
   167   1551 Sam Rittenberg Boulevard                                     5.2600%     4,640,000     4,640,000
   168   2907 Centre Drive                                                 5.5320%     4,600,000     4,593,582
   169   7282 William Barry Boulevard                                      5.8100%     4,600,000     4,585,699
   170   1515 Ashley River Road                                            5.2600%     4,480,000     4,480,000
   171   750 South 500 West                                                5.8970%     4,400,000     4,400,000
   172   2726-2736 Hillside Drive                                          5.0250%     4,400,000     4,400,000
   173   730 US Highway 66 East                                            5.1450%     4,400,000     4,369,436
   174   6405 Fayetteville Road                                            5.2800%     4,261,500     4,261,500
   175   2100, 2110, & 2120 North Rampart Boulevard                        5.6400%     4,200,000     4,200,000
   176   1229 Route 22 East                                                5.5400%     4,200,000     4,180,123
   177   10000-10048 Hawthorne Boulevard                                   5.6760%     4,175,000     4,175,000
   178   4757 Main Street                                                  5.4400%     4,100,000     4,069,071
   179   3502-3522 Satellite Boulevard                                     5.4800%     4,025,000     3,994,880
   180   14-20 Grove Street                                                5.3300%     4,000,000     3,980,748
   181   215 West Lake Street                                              5.3600%     3,900,000     3,900,000
   182   17911-18011 E. 24 Highway                                         5.6900%     3,800,000     3,794,786
   183   1705 West Garvey Avenue North                                     5.6000%     3,750,000     3,744,805
   184   4716 Pacific Highway East                                         5.6300%     3,760,000     3,743,833
   185   10409 Canyon Road East                                            5.1100%     3,800,000     3,715,134
   186   77 Carpenter Avenue                                               5.2600%     3,600,000     3,591,216
   187   2723-2733 N. Power Rd                                             5.7000%     3,500,000     3,495,203
   188   1802 F Street                                                     5.4600%     3,500,000     3,491,735
   189   126 West Berryhill Drive                                          5.2400%     3,441,000     3,425,087
   190   2401 & 2451 36th Ave South                                        5.7400%     3,250,000     3,242,670
   191   1150 Mineral Wells Avenue                                         5.7700%     3,200,000     3,200,000
   192   3165 Norstrand Avenue                                             5.3700%     3,000,000     2,995,740

                                    Monthly                            CTL Tenant                           Interest
         Maturity / ARD   Payment   Debt          CTL      CTL         Corporate Credit   Administrative    Accrual      ARD
ID       Balance          Date      Service (3)   Tenant   Guarantor   Rating (S/M)       Fee Rate (2)      Basis        (Yes/No)
------   --------------   -------   -----------   ------   ---------   ----------------   --------------    ----------   --------
     1      300,000,000         1     1,431,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
     2      125,000,000         1       603,898   N/A      N/A         N/A                        0.0301%   Actual/360   No
     3       77,000,000         1       347,149   N/A      N/A         N/A                        0.0301%   Actual/360   No
     4       72,000,000         1       374,551   N/A      N/A         N/A                        0.0301%   Actual/360   No
     5       58,467,359        11       388,492   N/A      N/A         N/A                        0.0251%   Actual/360   No
     6       65,000,000         1       299,308   N/A      N/A         N/A                        0.0301%   Actual/360   No
     7       55,453,318        11       338,736   N/A      N/A         N/A                        0.0301%   Actual/360   No
   7.1                                            N/A      N/A         N/A
   7.2                                            N/A      N/A         N/A
   7.3                                            N/A      N/A         N/A
   7.4                                            N/A      N/A         N/A
             56,547,346         1       354,572   N/A      N/A         N/A                        0.0301%   Actual/360   No
     8       35,901,597         1       225,116   N/A      N/A         N/A                        0.0301%   Actual/360   No
     9       20,645,749         1       129,456   N/A      N/A         N/A                        0.0301%   Actual/360   No
    10       50,895,648         1       303,031   N/A      N/A         N/A                        0.0401%   Actual/360   No
    11       52,000,000         1       248,497   N/A      N/A         N/A                        0.0301%   Actual/360   No
    12       46,539,410        11       273,209   N/A      N/A         N/A                        0.0301%   Actual/360   No
    13       40,754,001        11       244,061   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
    14       39,493,219        11       238,862   N/A      N/A         N/A                        0.0301%   Actual/360   No
    15       39,625,000         1       194,047   N/A      N/A         N/A                        0.0301%   Actual/360   No
  15.1                                            N/A      N/A         N/A
  15.2                                            N/A      N/A         N/A
    16       34,960,983         1       224,137   N/A      N/A         N/A                        0.0401%   Actual/360   No
    17       38,000,000        11       166,954   N/A      N/A         N/A                        0.0301%   Actual/360   No
    18       29,447,474         1       182,574   N/A      N/A         N/A                        0.0601%   Actual/360   No
    19       28,455,660        11       183,674   N/A      N/A         N/A                        0.0501%   Actual/360   No
             27,744,849         1       176,618   N/A      N/A         N/A                        0.0301%   Actual/360   No
    20       13,066,929         1        83,181   N/A      N/A         N/A                        0.0301%   Actual/360   No
    21        4,385,476         1        27,917   N/A      N/A         N/A                        0.0301%   Actual/360   No
    22        3,937,979         1        25,068   N/A      N/A         N/A                        0.0301%   Actual/360   No
    23        3,221,982         1        20,510   N/A      N/A         N/A                        0.0301%   Actual/360   No
    24        3,132,483         1        19,941   N/A      N/A         N/A                        0.0301%   Actual/360   No
    25       26,574,199        11       183,872   N/A      N/A         N/A                        0.0301%   Actual/360   No
    26       28,389,786         1       168,274   N/A      N/A         N/A                        0.0301%   Actual/360   No
             26,545,223        11       165,481   N/A      N/A         N/A                        0.0701%   Actual/360   No
    27        7,838,858        11        48,867   N/A      N/A         N/A                        0.0701%   Actual/360   No
    28        7,126,234        11        44,424   N/A      N/A         N/A                        0.0701%   Actual/360   No
    29        6,235,455        11        38,871   N/A      N/A         N/A                        0.0701%   Actual/360   No
    30        5,344,676        11        33,318   N/A      N/A         N/A                        0.0701%   Actual/360   No
    31       26,499,833         1       164,889   N/A      N/A         N/A                        0.0301%   Actual/360   No
    32       28,700,000        11       129,125   N/A      N/A         N/A                        0.0301%   Actual/360   No
    33       26,653,718         1       166,539   N/A      N/A         N/A                        0.0301%   Actual/360   No
  33.1                                            N/A      N/A         N/A
  33.2                                            N/A      N/A         N/A
    34       25,679,446        11       165,813   N/A      N/A         N/A                        0.0301%   Actual/360   No
    35       22,311,659         1       147,593   N/A      N/A         N/A                        0.0501%   Actual/360   No
    36       24,758,496         1       151,316   N/A      N/A         N/A                        0.0301%   Actual/360   No
  36.1                                            N/A      N/A         N/A
  36.2                                            N/A      N/A         N/A
    37       20,763,718         1       141,096   N/A      N/A         N/A                        0.0601%   Actual/360   No
    38       22,263,937        11       134,767   N/A      N/A         N/A                        0.0301%   Actual/360   No
    39       22,743,788         1       134,521   N/A      N/A         N/A                        0.0301%   Actual/360   No
    40       20,114,604         1       128,034   N/A      N/A         N/A                        0.0601%   Actual/360   No
    41       20,113,239         1       126,700   N/A      N/A         N/A                        0.0301%   Actual/360   No
    42       19,221,666        11       118,612   N/A      N/A         N/A                        0.0701%   Actual/360   No
    43       18,582,567        11       112,604   N/A      N/A         N/A                        0.0301%   Actual/360   No
    44       18,718,409        11       117,006   N/A      N/A         N/A                        0.0501%   Actual/360   No
    45       18,839,486        11       114,325   N/A      N/A         N/A                        0.0301%   Actual/360   No
    46       18,657,807        11       116,505   N/A      N/A         N/A                        0.0401%   Actual/360   No
  46.1                                            N/A      N/A         N/A
  46.2                                            N/A      N/A         N/A
    47       18,601,859         1       114,614   N/A      N/A         N/A                        0.0301%   Actual/360   No
    48       20,000,000         1        97,080   N/A      N/A         N/A                        0.0301%   Actual/360   No
  48.1                                            N/A      N/A         N/A
  48.2                                            N/A      N/A         N/A
    49       13,183,647         1       122,818   N/A      N/A         N/A                        0.0401%   Actual/360   No
    50       16,872,443        11       104,680   N/A      N/A         N/A                        0.0301%   Actual/360   No
    51       17,672,588         1       108,955   N/A      N/A         N/A                        0.0301%   Actual/360   No
    52       17,662,717        11       108,417   N/A      N/A         N/A                        0.0301%   Actual/360   No
    53       16,463,758        11        96,781   N/A      N/A         N/A                        0.0301%   Actual/360   No
             15,929,937         1       101,379   N/A      N/A         N/A                        0.0301%   Actual/360   No
    54        5,611,276         1        35,711   N/A      N/A         N/A                        0.0301%   Actual/360   No
    55        4,170,421         1        26,541   N/A      N/A         N/A                        0.0301%   Actual/360   No
    56        3,937,738         1        25,060   N/A      N/A         N/A                        0.0301%   Actual/360   No
    57        2,210,502         1        14,068   N/A      N/A         N/A                        0.0301%   Actual/360   No
    58       16,100,364         1        99,643   N/A      N/A         N/A                        0.0601%   Actual/360   No
    59       15,806,097         1        97,186   N/A      N/A         N/A                        0.0301%   Actual/360   No
    60       15,580,947         1        99,532   N/A      N/A         N/A                        0.0601%   Actual/360   No
    61       15,293,246        11        92,629   N/A      N/A         N/A                        0.0801%   Actual/360   No
    62       15,475,448         1        96,915   N/A      N/A         N/A                        0.0301%   Actual/360   No
    63       13,879,084         1        95,944   N/A      N/A         N/A                        0.0301%   Actual/360   No
    64       16,200,000        11        75,213   N/A      N/A         N/A                        0.0301%   Actual/360   No
    65       13,728,948        11        87,412   N/A      N/A         N/A                        0.0401%   Actual/360   No
    66       10,585,990        11        93,339   N/A      N/A         N/A                        0.0701%   Actual/360   No
    67       14,453,323         1        90,424   N/A      N/A         N/A                        0.0301%   Actual/360   No
    68       14,456,059        11        90,749   N/A      N/A         N/A                        0.0301%   Actual/360   No
    69       11,469,857        11        95,278   N/A      N/A         N/A                        0.0501%   Actual/360   No
  69.1                                            N/A      N/A         N/A
  69.2                                            N/A      N/A         N/A
  69.3                                            N/A      N/A         N/A
  69.4                                            N/A      N/A         N/A
  69.5                                            N/A      N/A         N/A
    70       12,181,637        11        77,920   N/A      N/A         N/A                        0.0301%   Actual/360   No
    71       14,000,000         1        63,958   N/A      N/A         N/A                        0.0301%   Actual/360   No
    72       13,387,166         1        79,180   N/A      N/A         N/A                        0.0301%   Actual/360   No
    73       11,982,008        11        76,126   N/A      N/A         N/A                        0.0301%   Actual/360   No
    74       12,672,574        11        76,335   N/A      N/A         N/A                        0.0301%   Actual/360   No
    75       11,864,037        11        76,533   N/A      N/A         N/A                        0.0501%   Actual/360   No
    76       11,198,125        11        78,506   N/A      N/A         N/A                        0.0301%   Actual/360   No
    77       11,071,721        11        75,357   N/A      N/A         N/A                        0.0301%   Actual/360   No
    78       12,072,582         1        73,609   N/A      N/A         N/A                        0.0301%   Actual/360   No
    79       10,686,270        11        69,787   N/A      N/A         N/A                        0.0501%   Actual/360   No
    80       11,374,251        11        72,103   N/A      N/A         N/A                        0.0801%   Actual/360   No
    81       11,007,076        11        72,084   N/A      N/A         N/A                        0.0301%   Actual/360   No
    82       11,550,202        11        68,099   N/A      N/A         N/A                        0.0301%   Actual/360   No
    83       10,956,937        11        66,545   N/A      N/A         N/A                        0.0301%   Actual/360   No
    84       12,000,000         1        58,238   N/A      N/A         N/A                        0.0301%   Actual/360   No
    85       10,363,960         1        67,853   N/A      N/A         N/A                        0.0301%   Actual/360   No
    86        9,988,705        11        62,793   N/A      N/A         N/A                        0.0301%   Actual/360   No
    87       10,127,460        11        62,388   N/A      N/A         N/A                        0.0601%   Actual/360   No
    88       10,006,721         1        65,373   N/A      N/A         N/A                        0.0601%   Actual/360   No
    89        9,778,367        11        60,402   N/A      N/A         N/A                        0.0901%   Actual/360   No
    90        9,688,118         1        64,053   N/A      N/A         N/A                        0.0401%   Actual/360   No
    91        9,574,087         1        67,908   N/A      N/A         N/A                        0.0301%   Actual/360   No
  91.1                                            N/A      N/A         N/A
  91.2                                            N/A      N/A         N/A
    92        9,247,749         1        61,142   N/A      N/A         N/A                        0.0401%   Actual/360   No
    93        8,823,271         1        60,942   N/A      N/A         N/A                        0.0701%   Actual/360   No
    94        9,070,872        11        57,881   N/A      N/A         N/A                        0.0501%   Actual/360   No
    95       10,300,000        11        45,976   N/A      N/A         N/A                        0.0301%   Actual/360   No
    96        8,748,451         1        62,152   N/A      N/A         N/A                        0.0901%   Actual/360   No
    97        9,740,483         1        57,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
    98        8,536,110         1        60,643   N/A      N/A         N/A                        0.0901%   Actual/360   No
    99       10,000,000         1        49,089   N/A      N/A         N/A                        0.0301%   Actual/360   No
   100        9,252,395        11        55,035   N/A      N/A         N/A                        0.0401%   Actual/360   No
   101        8,662,879        11        53,958   N/A      N/A         N/A                        0.0301%   Actual/360   No
   102        8,680,297        11        54,449   N/A      N/A         N/A                        0.0701%   Actual/360   No
   103        8,937,415         1        56,528   N/A      N/A         N/A                        0.0401%   Actual/360   No
   104        8,325,626        11        55,434   N/A      N/A         N/A                        0.0501%   Actual/360   No
   105        8,219,377        11        54,538   N/A      N/A         N/A                        0.0301%   Actual/360   No
   106        7,334,876         1        60,745   N/A      N/A         N/A                        0.0401%   Actual/360   No
   107        8,577,330        11        49,953   N/A      N/A         N/A                        0.0401%   Actual/360   No
   108        8,239,443        11        51,829   N/A      N/A         N/A                        0.0301%   Actual/360   No
   109        6,918,134        11        56,837   N/A      N/A         N/A                        0.0601%   Actual/360   No
   110        8,242,131        11        49,257   N/A      N/A         N/A                        0.0301%   Actual/360   No
   111        7,683,599        11        50,232   N/A      N/A         N/A                        0.0901%   Actual/360   No
   112        7,504,010        11        48,976   N/A      N/A         N/A                        0.0301%   Actual/360   No
   113        7,344,325        11        44,956   N/A      N/A         N/A                        0.0301%   Actual/360   No
   114        7,634,969        11        45,480   N/A      N/A         N/A                        0.0301%   Actual/360   No
 114.1                                            N/A      N/A         N/A
 114.2                                            N/A      N/A         N/A
   115        6,871,561        11        46,378   N/A      N/A         N/A                        0.0301%   Actual/360   No
   116        6,955,053         1        46,551   N/A      N/A         N/A                        0.0701%   Actual/360   No
   117        7,575,049         1        46,407   N/A      N/A         N/A                        0.0301%   Actual/360   No
   118        7,263,522        11        45,589   N/A      N/A         N/A                        0.0301%   Actual/360   No
   119        6,091,378        11        49,199   N/A      N/A         N/A                        0.0501%   Actual/360   No
   120        5,123,748        11        54,435   N/A      N/A         N/A                        0.0301%   Actual/360   No
   121        6,585,351         1        46,065   N/A      N/A         N/A                        0.0701%   Actual/360   No
   122        6,527,657         1        44,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
   123        6,514,804        11        45,206   N/A      N/A         N/A                        0.0401%   Actual/360   No
   124        7,500,000         1        36,050   N/A      N/A         N/A                        0.0301%   Actual/360   No
   125        6,136,126        11        40,693   N/A      N/A         N/A                        0.0301%   Actual/360   No
   126        6,182,356        11        42,063   N/A      N/A         N/A                        0.0301%   Actual/360   No
   127        6,424,494        11        41,318   N/A      N/A         N/A                        0.0301%   Actual/360   No
   128        6,167,992        11        42,450   N/A      N/A         N/A                        0.0301%   Actual/360   No
   129        4,693,181         1        50,312   N/A      N/A         N/A                        0.0401%   Actual/360   No
   130        6,732,062         1        41,028   N/A      N/A         N/A                        0.0301%   Actual/360   No
   131        6,935,543         1        42,983   N/A      N/A         N/A                        0.0301%   Actual/360   No
   132        6,326,674         1        40,689   N/A      N/A         N/A                        0.0601%   Actual/360   No
   133        5,929,598        11        37,803   N/A      N/A         N/A                        0.0301%   Actual/360   No
   134        5,667,375        11        38,312   N/A      N/A         N/A                        0.0301%   Actual/360   No
   135        5,655,363        11        37,692   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
   136        5,533,981        11        38,069   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
   137        5,341,743        11        34,850   N/A      N/A         N/A                        0.0301%   Actual/360   No
   138        5,896,509         1        35,381   N/A      N/A         N/A                        0.0301%   Actual/360   No
   139        4,837,450        11        38,137   N/A      N/A         N/A                        0.0301%   Actual/360   No
   140        5,534,519         1        36,088   N/A      N/A         N/A                        0.0401%   Actual/360   No
   141        5,567,668        11        34,707   N/A      N/A         N/A                        0.0601%   Actual/360   No
   142        5,186,095         1        35,398   N/A      N/A         N/A                        0.0301%   Actual/360   No
   143        5,139,368        11        34,275   N/A      N/A         N/A                        0.0301%   Actual/360   No
   144        4,807,538        11        32,043   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
   145        4,831,352         1        33,362   N/A      N/A         N/A                        0.0301%   Actual/360   No
   146        4,813,389         1        33,663   N/A      N/A         N/A                        0.0401%   Actual/360   No
   147        4,921,726        11        31,270   N/A      N/A         N/A                        0.0901%   Actual/360   No
   148        5,016,256         1        32,043   N/A      N/A         N/A                        0.0301%   Actual/360   No
   149        4,497,047        11        30,991   N/A      N/A         N/A                        0.0301%   Actual/360   No
   150        4,692,340        11        29,552   N/A      N/A         N/A                        0.0901%   Actual/360   No
   151        3,444,241         1        36,923   N/A      N/A         N/A                        0.0401%   Actual/360   No
   152        4,647,833         1        30,259   N/A      N/A         N/A                        0.0901%   Actual/360   No
   153        4,638,219        11        29,960   N/A      N/A         N/A                        0.0301%   Actual/360   No
   154        4,023,620        11        32,325   N/A      N/A         N/A                        0.0301%   Actual/360   No
   155        4,350,867        11        29,131   N/A      N/A         N/A                        0.0901%   Actual/360   No
   156        4,025,743         1        33,504   N/A      N/A         N/A                        0.0901%   Actual/360   No
   157        4,328,348        11        30,061   N/A      N/A         N/A                        0.0601%   Actual/360   No
   158        4,710,840        11        28,156   N/A      N/A         N/A                        0.0301%   Actual/360   No
   159        4,289,611         1        29,792   N/A      N/A         N/A                        0.0401%   Actual/360   No
   160        3,868,418        11        32,154   N/A      N/A         N/A                        0.0301%   Actual/360   No
   161        3,807,111        11        30,749   N/A      N/A         N/A                        0.0801%   Actual/360   No
   162        3,795,868        11        30,496   N/A      N/A         N/A                        0.0301%   Actual/360   No
   163        4,020,076        11        27,526   N/A      N/A         N/A                        0.1101%   Actual/360   No
   164        3,644,034        11        29,276   N/A      N/A         N/A                        0.0301%   Actual/360   No
   165        4,042,705         1        28,877   N/A      N/A         N/A                        0.0401%   Actual/360   No
   166        4,052,613        11        25,793   N/A      N/A         N/A                        0.1201%   Actual/360   No
   167        4,640,000        11        20,621   N/A      N/A         N/A                        0.0301%   Actual/360   No
   168        3,845,245         1        26,211   N/A      N/A         N/A                        0.0301%   Actual/360   No
   169        3,878,680        11        27,020   N/A      N/A         N/A                        0.0901%   Actual/360   No
   170        4,480,000        11        19,910   N/A      N/A         N/A                        0.0301%   Actual/360   No
   171        3,721,212         1        26,090   N/A      N/A         N/A                        0.0601%   Actual/360   No
   172        3,896,695        11        23,687   N/A      N/A         N/A                        0.0301%   Actual/360   No
   173        3,633,988        11        24,012   N/A      N/A         N/A                        0.0901%   Actual/360   No
   174        3,231,025        11        23,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
   175        4,200,000         1        20,014   N/A      N/A         N/A                        0.0301%   Actual/360   No
   176        2,703,890         1        28,986   N/A      N/A         N/A                        0.0401%   Actual/360   No
   177        3,814,685         1        24,168   N/A      N/A         N/A                        0.0301%   Actual/360   No
   178        3,418,311        11        23,125   N/A      N/A         N/A                        0.0801%   Actual/360   No
   179        3,359,964        11        22,803   N/A      N/A         N/A                        0.0501%   Actual/360   No
   180        3,026,143        11        24,159   N/A      N/A         N/A                        0.0301%   Actual/360   No
   181        3,478,459        11        21,802   N/A      N/A         N/A                        0.0301%   Actual/360   No
   182        3,191,894         1        22,031   N/A      N/A         N/A                        0.0901%   Actual/360   No
   183        3,141,267         1        21,528   N/A      N/A         N/A                        0.0301%   Actual/360   No
   184        3,152,920        11        21,657   N/A      N/A         N/A                        0.0901%   Actual/360   No
   185        1,627,346        11        30,268   N/A      N/A         N/A                        0.0901%   Actual/360   No
   186        2,984,086         1        19,902   N/A      N/A         N/A                        0.0301%   Actual/360   No
   187        2,940,793         1        20,314   N/A      N/A         N/A                        0.0901%   Actual/360   No
   188        2,919,488         1        19,785   N/A      N/A         N/A                        0.0301%   Actual/360   No
   189        2,850,536        11        18,980   N/A      N/A         N/A                        0.0301%   Actual/360   No
   190        2,734,321         1        18,945   N/A      N/A         N/A                        0.0901%   Actual/360   No
   191        2,696,030         1        18,715   N/A      N/A         N/A                        0.0301%   Actual/360   No
   192        2,495,164         1        16,790   N/A      N/A         N/A                        0.0301%   Actual/360   No

         Revised
ID       Rate
------   -----------------------------------------------------------------------------------------------
     1   N/A
     2   N/A
     3   N/A
     4   N/A
     5
     6   N/A
     7
   7.1
   7.2
   7.3
   7.4
         N/A
     8   N/A
     9   N/A
    10   N/A
    11   N/A
    12
    13   Greater of (i) 2.0% plus Initial Interest Rate or (ii) Annualized Yield plus 3%
    14
    15   N/A
  15.1   N/A
  15.2   N/A
    16   N/A
    17
    18   N/A
    19
         N/A
    20   N/A
    21   N/A
    22   N/A
    23   N/A
    24   N/A
    25
    26   N/A
"""   """""""""""""""""""""""""""""""""""""""""""""""
    27
    28
    29
    30
    31   N/A
    32
    33   N/A
  33.1   N/A
  33.2   N/A
    34
    35   N/A
    36   N/A
  36.1   N/A
  36.2   N/A
    37   N/A
    38
    39   N/A
    40   N/A
    41   N/A
    42
    43
    44
    45
    46
  46.1
  46.2
    47   N/A
    48   N/A
  48.1   N/A
  48.2   N/A
    49   N/A
    50
    51   N/A
    52
    53
         N/A
    54   N/A
    55   N/A
    56   N/A
    57   N/A
    58   N/A
    59   N/A
    60   N/A
    61
    62   N/A
    63   N/A
    64
    65
    66
    67   N/A
    68
    69
  69.1
  69.2
  69.3
  69.4
  69.5
    70
    71   N/A
    72   N/A
    73
    74
    75
    76
    77
    78   N/A
    79
    80
    81
    82
    83
    84   N/A
    85   N/A
    86
    87
    88   N/A
    89
    90   N/A
    91   N/A
  91.1   N/A
  91.2   N/A
    92   N/A
    93   N/A
    94
    95
    96   N/A
    97   N/A
    98   N/A
    99   N/A
   100
   101
   102
   103   N/A
   104
   105
   106   N/A
   107
   108
   109
   110
   111
   112
   113
   114
 114.1
 114.2
   115
   116   N/A
   117   N/A
   118
   119
   120
   121   N/A
   122   N/A
   123
   124   N/A
   125
   126
   127
   128
   129   N/A
   130   N/A
   131   N/A
   132   N/A
   133
   134
   135   2% plus Initial Interest Rate
   136   Greater of: (i) 2.0% plus Initial Interest Rate or (ii) 3.0% plus the annualized Treasury yield
   137   2% plus Initial Interest Rate
   138   N/A
   139
   140   N/A
   141
   142   N/A
   143
   144   2% plus Initial Interest Rate
   145   N/A
   146   N/A
   147
   148   N/A
   149
   150
   151   N/A
   152   N/A
   153
   154
   155
   156   N/A
   157
   158
   159   N/A
   160
   161
   162
   163
   164
   165   N/A
   166
   167
   168   N/A
   169
   170
   171   N/A
   172
   173
   174
   175   N/A
   176   N/A
   177   N/A
   178
   179
   180
   181
   182   N/A
   183   N/A
   184
   185
   186   N/A
   187   N/A
   188   N/A
   189
   190   N/A
   191   N/A
   192   N/A

                                           Crossed                         Net
                                           With              Loan Group    Rentable Area
ID       Lockbox (4)                       Other Loans       1, 2A or 2B   SF/Units
------   -------------------------------   ---------------   -----------   -------------
     1   Soft                              No                2A                    3,221
     2   Hard                              No                          1         733,459
     3   Hard                              No                          1         646,281
     4   Hard                              No                          1             290
     5   Hard                              No                          1         565,746
     6   Hard                              No                          1         304,445
     7   Hard                              No                          1         671,759
   7.1                                                                           353,954
   7.2                                                                           144,867
   7.3                                                                           117,212
   7.4                                                                            55,726
         Soft                              Yes - Beyman      2B                      651
     8   Soft                              Yes - Beyman      2B                      399
     9   Soft                              Yes - Beyman      2B                      252
    10   Hard                              No                          1         314,435
    11   None                              No                          1         272,827
    12   Hard                              No                          1         333,275
    13   None at Closing, Springing Hard   No                          1         321,205
    14   Hard                              No                          1         257,280
    15   Hard                              No                          1         167,177
  15.1                                                                           104,092
  15.2                                                                            63,085
    16   None at Closing, Springing Hard   No                          1         358,385
    17   Hard                              No                          1         103,928
    18   None                              No                2B                      434
    19   None                              No                          1         301,696
         Hard                              Yes - Century               1         520,052
    20   Hard                              Yes - Century               1         225,869
    21   Hard                              Yes - Century               1          48,495
    22   Hard                              Yes - Century               1          33,688
    23   Hard                              Yes - Century               1          94,000
    24   Hard                              Yes - Century               1         118,000
    25   None at Closing, Springing Hard   No                          1         199,458
    26   Soft at Closing, Springing Hard   No                2B                      572
         None at Closing, Springing Hard   Yes - AG                    1         265,459
    27   None at Closing, Springing Hard   Yes - AG                    1          71,983
    28   None at Closing, Springing Hard   Yes - AG                    1          68,164
    29   None at Closing, Springing Hard   Yes - AG                    1          57,084
    30   None at Closing, Springing Hard   Yes - AG                    1          68,228
    31   Hard                              No                          1         274,300
    32   None                              No                          1         272,942
    33   None at Closing, Springing Hard   No                2B                      649
  33.1                                                                               349
  33.2                                                                               300
    34   None at Closing, Springing Hard   No                2B                      360
    35   Hard                              No                          1         268,000
    36   None at Closing, Springing Hard   No                2B                      444
  36.1                                                                               224
  36.2                                                                               220
    37   None at Closing, Springing Hard   No                          1         117,594
    38   None at Closing, Springing Soft   No                          1         209,200
    39   None                              No                          1             360
    40   None                              No                          1             181
    41   None                              No                2B                      296
    42   None at Closing, Springing Hard   No                          1          61,819
    43   None                              No                          1         120,344
    44   Hard                              No                2B                      324
    45   Soft                              No                2B                      324
    46   Hard                              No                          1         167,824
  46.1                                                                            98,631
  46.2                                                                            69,193
    47   None at Closing, Springing Hard   No                2B                      416
    48   None                              No                          1         103,168
  48.1                                                                            89,128
  48.2                                                                            14,040
    49   None at Closing, Springing Hard   No                          1         105,980
    50   None                              No                          1         263,055
    51   None                              No                          1          85,929
    52   None                              No                          1          92,597
    53   Hard                              No                          1         101,837
         None                              Yes - Wilkinson   2B                      764
    54   None                              Yes - Wilkinson   2B                      212
    55   None                              Yes - Wilkinson   2B                      236
    56   None                              Yes - Wilkinson   2B                      180
    57   None                              Yes - Wilkinson   2B                      136
    58   None                              No                          1          60,304
    59   None                              No                          1          76,625
    60   None                              No                2B                      360
    61   None                              No                2B                      258
    62   Hard                              No                          1         150,000
    63   None                              No                          1         105,580
    64   None                              No                          1         136,299
    65   None at Closing, Springing Hard   No                          1         103,973
    66   None                              No                          1         158,462
    67   None                              No                          1          64,211
    68   Hard                              No                          1         231,477
    69   None                              No                          1             443
  69.1                                                                               128
  69.2                                                                               120
  69.3                                                                                62
  69.4                                                                                71
  69.5                                                                                62
    70   None at Closing, Springing Hard   No                          1          88,103
    71   None                              No                          1          28,593
    72   None                              No                2B                      264
    73   None at Closing, Springing Soft   No                2B                      209
    74   None                              No                          1          11,121
    75   None                              No                          1         169,026
    76   None                              No                          1          55,000
    77   Hard                              No                          1         131,252
    78   None                              No                2B                      264
    79   None                              No                          1          81,332
    80   None                              No                2B                      250
    81   None at Closing, Springing Hard   No                          1          30,071
    82   None                              No                2B                      256
    83   Soft                              No                2B                      466
    84   None                              No                          1          95,876
    85   Hard                              No                          1          88,183
    86   None at Closing, Springing Hard   No                          1          56,077
    87   None at Closing, Springing Hard   No                          1          86,492
    88   None at Closing, Springing Hard   No                          1         117,176
    89   None at Closing, Springing Hard   No                          1         169,330
    90   None                              No                          1             120
    91   None                              No                          1         120,318
  91.1                                                                            84,518
  91.2                                                                            35,800
    92   None                              No                          1             150
    93   None at Closing, Springing Hard   No                          1          61,298
    94   None                              No                2B                      337
    95   None                              No                          1          80,120
    96   None                              No                          1             118
    97   None                              No                          1             172
    98   None                              No                          1             120
    99   None at Closing, Springing Hard   No                          1          45,890
   100   None                              No                          1          79,863
   101   None                              No                2B                      288
   102   None                              No                2B                      130
   103   Hard                              No                          1          64,633
   104   None at Closing, Springing Hard   No                          1          51,800
   105   None at Closing, Springing Hard   No                          1          59,044
   106   None                              No                          1             137
   107   None                              No                          1         134,548
   108   None at Closing, Springing Soft   No                          1         115,290
   109   None                              No                          1             122
   110   None at Closing, Springing Hard   No                          1         128,388
   111   None at Closing, Springing Hard   No                          1          34,025
   112   Hard                              No                          1          91,875
   113   None at Closing, Springing Hard   No                          1         129,631
   114   None                              No                          1          91,142
 114.1                                                                            32,602
 114.2                                                                            58,540
   115   None                              No                          1          63,500
   116   None                              No                          1         118,871
   117   None                              No                2A                      194
   118   None at Closing, Springing Hard   No                          1          75,824
   119   None                              No                          1             132
   120   None                              No                          1             105
   121   None                              No                2B                      130
   122   None                              No                          1          34,495
   123   None                              No                          1         101,000
   124   Hard                              No                          1         110,882
   125   None                              No                2B                      160
   126   Hard                              No                          1          54,985
   127   None at Closing, Springing Hard   No                          1          42,053
   128   None at Closing, Springing Hard   No                          1          97,007
   129   None                              No                          1           1,151
   130   None                              No                2B                      120
   131   None                              No                          1             250
   132   None at Closing, Springing Hard   No                          1          40,355
   133   None at Closing, Springing Hard   No                          1          20,000
   134   None at Closing, Springing Hard   No                          1         114,198
   135   None at Closing, Springing Hard   No                          1          42,000
   136   None at Closing, Springing Hard   No                          1          94,000
   137   None at Closing, Springing Hard   No                          1          30,519
   138   None                              No                2B                       64
   139   None                              No                          1          54,025
   140   None                              No                          1          63,432
   141   None                              No                          1          39,528
   142   None                              No                          1             136
   143   None                              No                          1          50,640
   144   None at Closing, Springing Hard   No                          1          33,879
   145   None                              No                          1          18,500
   146   Hard                              No                          1          67,000
   147   None                              No                          1          47,165
   148   Hard                              No                          1          10,195
   149   None at Closing, Springing Hard   No                          1          54,688
   150   None                              No                          1          40,184
   151   None                              No                          1             891
   152   None                              No                          1             821
   153   None at Closing, Springing Hard   No                          1          28,800
   154   None                              No                          1             104
   155   None                              No                          1          13,396
   156   None                              No                          1             124
   157   None at Closing, Springing Hard   No                          1          33,160
   158   None                              No                          1          41,870
   159   None                              No                2B                       84
   160   None at Closing, Springing Soft   No                          1              92
   161   None                              No                          1              95
   162   None                              No                          1              99
   163   None at Closing, Springing Hard   No                          1           9,232
   164   None at Closing, Springing Hard   No                          1              98
   165   None                              No                          1              86
   166   None at Closing, Springing Hard   No                2B                       49
   167   None                              No                2B                      138
   168   None                              No                          1          45,000
   169   None                              No                          1          71,880
   170   None                              No                2B                      115
   171   Soft at Closing, Springing Hard   No                          1          55,279
   172   None                              No                          1          17,120
   173   None                              No                          1          72,113
   174   None                              No                          1          13,650
   175   None at Closing, Springing Hard   No                          1          16,991
   176   None                              No                          1             640
   177   None                              No                          1          16,103
   178   None                              No                          1          18,054
   179   None                              No                          1          31,315
   180   None                              No                          1          15,415
   181   None                              No                          1          72,000
   182   None at Closing, Springing Hard   No                          1          70,849
   183   None                              No                          1          29,096
   184   None                              No                          1          12,502
   185   None at Closing, Springing Hard   No                          1          45,859
   186   None                              No                2B                       99
   187   None                              No                          1          17,671
   188   None                              No                          1              30
   189   None                              No                2B                       96
   190   None                              No                2B                       72
   191   Soft                              No                          1          53,219
   192   None                              No                2B                      110

         Mortgage
         Loan
ID       Seller (1)   City                      State     Zip Code
------   ----------   -----------------------   -------   --------
    10   PNC          Hollywood                 CA           90028
    11   GACC         Anaheim                   CA           92806
    12   CGM          Cherry Hill               NJ           08003
    13   CGM          East Hartford             CT           06108
    14   CGM          Rockville                 MD           20850
    15   GACC         Brisbane                  CA           94005
  15.1   GACC         Brisbane                  CA           94005
  15.2   GACC         Brisbane                  CA           94005
    16   PNC          Bloomingdale              IL           60108
    17   CGM          New York                  NY           10023
    18   PNC          Austin                    TX           78727
    19   CGM          Phoenix                   AZ           85021
         GACC         Memphis                   TN           38134
    20   GACC         Memphis                   TN           38134
    21   GACC         Memphis                   TN           38134
    22   GACC         Memphis                   TN           38134
    23   GACC         Memphis                   TN           38134
    24   GACC         Memphis                   TN           38134
    25   CGM          San Diego                 CA           92121
    26   GACC         Albuquerque               NM           87114
         CGM          Various                   Various   Various
    27   CGM          Auburn                    WA           98002
    28   CGM          Vancouver                 WA           98684
    29   CGM          Tukwila                   WA           98168
    30   CGM          Roseburg                  OR           97470
    31   GACC         Springfield               MA           01129
    32   CGM          Saint Louis               MO           63117
    33   GACC         Various                   TN        Various
  33.1   GACC         Madison                   TN           37115
  33.2   GACC         Nashville                 TN           37214
    34   CGM          West Lafayette            IN           47906
    35   PNC          Warren                    MI           48092
    36   GACC         Various                   TX        Various
  36.1   GACC         Rockwall                  TX           75087
  36.2   GACC         Mesquite                  TX           75150
    37   PNC          Chula Vista               CA           91910
    38   CGM          Wappingers Falls          NY           12590
    39   GACC         Greensboro                NC           27407
    40   PNC          Plano                     TX           75093
    41   GACC         Virginia Beach            VA           23464
    42   CGM          San Jose                  CA           95122
    43   CGM          Pittsburgh                PA           15205
    44   CGM          Tallahassee               FL           32312
    45   CGM          Austell                   GA           30106
    46   CGM          Fort Lauderdale           FL           33309
  46.1   CGM          Fort Lauderdale           FL           33309
  46.2   CGM          Fort Lauderdale           FL           33309
    47   GACC         Smyrna                    GA           30080
    48   GACC         Alpharetta                GA           30022
  48.1   GACC         Alpharetta                GA           30022
  48.2   GACC         Alpharetta                GA           30022
    49   PNC          Detroit                   MI           48226
    50   CGM          Austin                    TX           78750
    51   GACC         Dix Hills                 NY           11731
    52   CGM          Rochester Hills           MI           48307
    53   CGM          Bowie                     MD           20716
         GACC         Various                   SC        Various
    54   GACC         Greenville                SC           29607
    55   GACC         Greenville                SC           29615
    56   GACC         Anderson                  SC           29625
    57   GACC         Anderson                  SC           29621
    58   GACC         Hawthorne                 CA           90250
    59   GACC         New York                  NY           10010
    60   PNC          Memphis                   TN           38018
    61   CGM          San Antonio               TX           78256
    62   GACC         Coppell                   TX           75019
    63   GACC         Coral Gables              FL           33134
    64   CGM          Charlotte                 NC           28211
    65   CGM          Buena Park                CA           90620
    66   CGM          Shelton                   CT           06484
    67   GACC         Henderson                 NV           89014
    68   CGM          Columbia                  SC           29204
    69   CGM          Various                   Various   Various
  69.1   CGM          Fort Wayne                IN           46804
  69.2   CGM          Fayetteville              NC           28312
  69.3   CGM          Lafayette                 IN           47905
  69.4   CGM          Warsaw                    IN           46582
  69.5   CGM          Marion                    IN           46952
    70   CGM          Orlando                   FL           32837
    71   GACC         New York                  NY           10017
    72   GACC         Durham                    NC           27707
    73   CGM          Ames                      IA           50010
    74   CGM          New York                  NY           10003
    75   CGM          Colonial Heights          VA           23834
    76   CGM          Aston Township            PA           19014
    77   CGM          Chelmsford                MA           01824
    78   GACC         Charlotte                 NC           28217
    79   CGM          Westminster               MD           21158
    80   CGM          Southaven                 MS           38671
    81   CGM          Sunnyvale                 CA           94087
    82   CGM          New Berlin                WI           53151
    83   CGM          Houston                   TX           77080
    84   GACC         Roswell                   GA           30076
    85   GACC         Chantilly                 VA           20151
    86   CGM          Boynton Beach             FL           33437
    87   CGM          Glendale                  AZ           85306
    88   PNC          Tampa                     FL           33615
    89   CGM          Bradenton                 FL           34207
    90   PNC          Erlanger                  KY           41018
    91   GACC         Various                   TX        Various
  91.1   GACC         Allen                     TX           75013
  91.2   GACC         Dallas                    TX           75220
    92   PNC          Erlanger                  KY           41018
    93   PNC          Ontario                   CA           91761
    94   CGM          Monroeville               PA           15146
    95   CGM          Clayton                   MO           63105
    96   PNC          Lincolnshire              IL           60069
    97   GACC         Winston-Salem             NC           27104
    98   PNC          Glenview                  IL           60026
    99   GACC         Newport Beach             CA           92660
   100   CGM          Martinez                  CA           94553
   101   CGM          Haltom City               TX           76137
   102   CGM          South Strabane Township   PA           15301
   103   PNC          Auburn Hills              MI           48326
   104   CGM          Huntington                NY           11743
   105   CGM          New Albany                OH           43054
   106   PNC          Chantilly                 VA           20151
   107   CGM          Lakeland                  FL           33809
   108   CGM          San Diego                 CA           92154
   109   CGM          Newport News              VA           23602
   110   CGM          Hemet                     CA           92543
   111   CGM          San Rafael                CA           94901
   112   CGM          Richmond                  VA           23230
   113   CGM          Terre Haute               IN           47802
   114   CGM          Various                   CA        Various
 114.1   CGM          Cathedral City            CA           92234
 114.2   CGM          Palm Desert               CA           92211
   115   CGM          Windham                   NH           03087
   116   PNC          Brookfield                WI           53005
   117   GACC         Fairfield                 OH           45014
   118   CGM          Lewisville                NC           27023
   119   CGM          Daytona Beach             FL           32118
   120   CGM          Chesapeake                VA           23320
   121   PNC          East Orange               NJ           07017
   122   GACC         Wilmington                DE           19803
   123   CGM          Canoga Park               CA           91303
   124   GACC         Chelmsford                MA           01824
   125   CGM          Henderson                 NV           89015
   126   CGM          Littleton                 NH           03561
   127   CGM          Boston                    MA           02108
   128   CGM          Boston                    MA           02215
   129   PNC          Belleville                NJ           07109
   130   GACC         Greenville                NC           27834
   131   GACC         Phoenix                   AZ           85029
   132   PNC          Alexandria                VA           22314
   133   CGM          Corona                    CA           92879
   134   CGM          Birmingham                AL           35209
   135   CGM          Poughkeepsie              NY           12601
   136   CGM          Lake Zurich               IL           60047
   137   CGM          Menomonee Falls           WI           53051
   138   GACC         Stafford                  VA           22554
   139   CGM          Lebanon                   NJ           08833
   140   PNC          Savannah                  GA           31405
   141   CGM          Creve Coeur               MO           63141
   142   GACC         Greenville                NC           27858
   143   CGM          St. Charles               IL           60174
   144   CGM          Manassas                  VA           20109
   145   GACC         Brooklyn                  NY           11203
   146   PNC          Cypress                   CA           90630
   147   CGM          Moon Township             PA           15108
   148   GACC         New York                  NY           10016
   149   CGM          Wausau                    WI           54401
   150   CGM          Diamond Bar               CA           91765
   151   PNC          North Brunswick           NJ           08982
   152   GACC         Seattle                   WA           98125
   153   CGM          Englewood                 OH           45315
   154   CGM          Radford                   VA           24141
   155   CGM          Philadelphia              PA           19145
   156   PNC          Lake Oswego               OR           97035
   157   CGM          Whittier                  CA           90603
   158   CGM          Fresno                    CA           93702
   159   PNC          Newark                    DE           19711
   160   CGM          Grasonville               MD           21638
   161   CGM          Daytona Beach             FL           32118
   162   CGM          Leesburg                  VA           20176
   163   CGM          Miami Beach               FL           33139
   164   CGM          Staunton                  VA           24401
   165   PNC          Tucson                    AZ           85706
   166   CGM          Seattle                   WA           98101
   167   CGM          Charleston                SC           29407
   168   GACC         Beaver Creek              OH           45324
   169   CGM          Syracuse                  NY           13212
   170   CGM          Charleston                SC           29407
   171   GACC         Woods Cross               UT           84047
   172   CGM          Delafield                 WI           53018
   173   CGM          Tell City                 IN           47586
   174   CGM          Durham                    NC           27713
   175   GACC         Las Vegas                 NV           89128
   176   PNC          Mountainside              NJ           07092
   177   GACC         Inglewood                 CA           90304
   178   CGM          Manchester                VT           05254
   179   CGM          Duluth                    GA           30096
   180   CGM          Darien                    CT           06820
   181   CGM          Chicago                   IL           60606
   182   PNC          Independence              MO           64056
   183   GACC         West Covina               CA           91790
   184   CGM          Fife                      WA           98424
   185   CGM          Puyallup                  WA           98373
   186   GACC         Mount Kisco               NY           10549
   187   PNC          Mesa                      AZ           85207
   188   GACC         Napa                      CA           94559
   189   CGM          Grass Valley              CA           95945
   190   PNC          Grand Forks               ND           58201
   191   GACC         Paris                     TN           38242
   192   GACC         Brooklyn                  NY           11229
   193   PNC          Batavia                   OH           45103
   194   PNC          Toms River                NJ           08753
   195   PNC          Columbus                  IN           47201
   196   PNC          Hagerstown                MD           21742

                                                                                             Cut-off
                                                                    Interest    Original     Date         Maturity / ARD
ID       Address                                                    Rate        Balance      Balance      Balance
------   --------------------------------------------------------   --------    ----------   ----------   --------------
    10   6255 Sunset Boulevard                                        5.2300%   55,000,000   55,000,000       50,895,648
    11   1900 South State College Boulevard                           5.6560%   52,000,000   52,000,000       52,000,000
    12   101 Woodcrest Road                                           5.0859%   50,400,000   50,400,000       46,539,410
    13   99-101 East River Drive                                      5.2900%   44,000,000   44,000,000       40,754,001
    14   1801 & 1803 Research Boulevard                               5.7800%   43,000,000   43,000,000       39,493,219
    15   Various                                                      5.7960%   39,625,000   39,625,000       39,625,000
  15.1   7000 Marina Boulevard                                                  24,450,000   24,450,000
  15.2   5000 Marina Boulevard                                                  15,175,000   15,175,000
    16   140-166 S. Gary Avenue                                       5.6100%   39,000,000   39,000,000       34,960,983
    17   2109 Broadway                                                5.2000%   38,000,000   38,000,000       38,000,000
    18   5400 West Parmer Lane                                        5.2400%   33,100,000   33,100,000       29,447,474
    19   2510-2512 West Dunlap Avenue                                 5.6700%   31,750,000   31,750,000       28,455,660
         Various                                                      5.5310%   31,000,000   31,000,000       27,744,849
    20   1620, 1640, 1680 Century Center Parkway                      5.5310%   14,600,000   14,600,000       13,066,929
    21   1610 Century Center Parkway                                  5.5310%    4,900,000    4,900,000        4,385,476
    22   1670 Century Center Parkway                                  5.5310%    4,400,000    4,400,000        3,937,979
    23   1600 Century Center Parkway                                  5.5310%    3,600,000    3,600,000        3,221,982
    24   1590 Century Center Parkway                                  5.5310%    3,500,000    3,500,000        3,132,483
    25   9808 and 9868 Scranton Road                                  5.9000%   31,000,000   31,000,000       26,574,199
    26   10600 Cibola Loop NW                                         5.1840%   30,700,000   30,700,000       28,389,786
         Various                                                      5.3000%   29,800,000   29,800,000       26,545,223
    27   1702 Auburn Way North                                        5.3000%    8,800,000    8,800,000        7,838,858
    28   13719 Southeast Mill Plain Boulevard                         5.3000%    8,000,000    8,000,000        7,126,234
    29   3725 South 144th Street                                      5.3000%    7,000,000    7,000,000        6,235,455
    30   2553 Northwest Stewart Parkway                               5.3000%    6,000,000    6,000,000        5,344,676
    31   1655 Boston Road (US Route 20)                               5.2800%   29,760,000   29,760,000       26,499,833
    32   1034 South Brentwood Boulevard                               5.3250%   28,700,000   28,700,000       28,700,000
    33   Various                                                      5.7300%   28,600,000   28,600,000       26,653,718
  33.1   510 Heritage Drive                                                     15,379,661   15,379,661
  33.2   3555 Bell Road                                                         13,220,339   13,220,339
    34   2053 Willowbrook Drive                                       5.6900%   28,600,000   28,600,000       25,679,446
    35   7500 Tank Avenue                                             5.1600%   27,000,000   26,845,171       22,311,659
    36   Various                                                      5.5000%   26,650,000   26,650,000       24,758,496
  36.1   923 Yellow Jacket Lane                                                 13,921,642   13,921,642
  36.2   801 Interstate Highway 30                                              12,728,358   12,728,358
    37   503-599 Telegraph Canyon Road                                5.5000%   24,850,000   24,850,000       20,763,718
    38   1357 Route 9                                                 5.4000%   24,000,000   24,000,000       22,263,937
    39   1521 Bridford Parkway                                        5.4970%   23,700,000   23,700,000       22,743,788
    40   5900 Baywater Drive                                          5.5300%   22,475,000   22,475,000       20,114,604
    41   1601 Hiawatha Drive                                          5.6290%   22,000,000   22,000,000       20,113,239
    42   1824 Story Road                                              5.1880%   21,630,000   21,630,000       19,221,666
    43   6511-6541 Steubenville Pike                                  4.9900%   21,000,000   21,000,000       18,582,567
    44   2915 Sharer Road                                             5.3300%   21,000,000   21,000,000       18,718,409
    45   2222 East-West Connector                                     5.2300%   20,750,000   20,750,000       18,839,486
    46   Various                                                      5.5350%   20,440,000   20,440,000       18,657,807
  46.1   5300-5310 Northwest 33rd Avenue                                        11,406,592   11,406,592
  46.2   2200 West Commercial Boulevard                                          9,033,408    9,033,408
    47   5000 South Lincoln Trace Avenue                              5.5840%   20,000,000   20,000,000       18,601,859
    48   3005 Old Alabama Road                                        5.7450%   20,000,000   20,000,000       20,000,000
  48.1   3005 Old Alabama Road                                                  17,214,765   17,214,765
  48.2   3005 Old Alabama Road                                                   2,785,235    2,785,235
    49   1900 St. Antonie St                                          5.5000%   20,000,000   19,962,738       13,183,647
    50   13729 Research Boulevard                                     5.0000%   19,500,000   19,500,000       16,872,443
    51   1914-1968 Jericho Turnpike                                   5.5900%   19,000,000   19,000,000       17,672,588
    52   1701 East South Boulevard                                    5.5450%   19,000,000   19,000,000       17,662,717
    53   4201 Northview Drive                                         5.1000%   17,825,000   17,825,000       16,463,758
         Various                                                      5.5280%   17,800,000   17,800,000       15,929,937
    54   151 Century Drive                                            5.5280%    6,270,000    6,270,000        5,611,276
    55   230 Pelham Road                                              5.5280%    4,660,000    4,660,000        4,170,421
    56   200 Country Club Lane                                        5.5280%    4,400,000    4,400,000        3,937,738
    57   201 Miracle Mile Drive                                       5.5280%    2,470,000    2,470,000        2,210,502
    58   2831-2851-2909 West 120th Street                             5.6300%   17,300,000   17,300,000       16,100,364
    59   928 Broadway                                                 5.5620%   17,000,000   17,000,000       15,806,097
    60   8920 Walnut Grove Road                                       5.7800%   17,000,000   17,000,000       15,580,947
    61   15651 Chase Hill Boulevard                                   5.2100%   16,850,000   16,850,000       15,293,246
    62   1177 Beltline Road                                           5.7540%   16,600,000   16,600,000       15,475,448
    63   150 Alhambra Circle                                          5.7170%   16,500,000   16,500,000       13,879,084
    64   2100 & 2115 Rexford Road                                     5.4950%   16,200,000   16,200,000       16,200,000
    65   5825 & 5955 Lincoln Avenue                                   5.2950%   15,750,000   15,750,000       13,728,948
    66   2 Trap Falls Road                                            5.6100%   15,800,000   15,684,327       10,585,990
    67   601-617 Mall Ring Circle                                     5.7470%   15,500,000   15,500,000       14,453,323
    68   3400 Forest Drive                                            5.7800%   15,500,000   15,451,536       14,456,059
    69   Various                                                      5.9700%   14,830,000   14,743,407       11,469,857
  69.1   5775 Coventry Lane                                                      4,445,356    4,419,400
  69.2   1957 Cedar Creek Road                                                   3,570,860    3,550,010
  69.3   31 Frontage Road                                                        3,097,174    3,079,090
  69.4   3328 East Center Street                                                 2,040,491    2,028,577
  69.5   1345 North Baldwin Avenue                                               1,676,118    1,666,331
    70   12700 South Orange Blossom Trail                             5.0700%   14,400,000   14,400,000       12,181,637
    71   145-157 East 42nd Street                                     5.4070%   14,000,000   14,000,000       14,000,000
    72   4655 Hope Valley Road                                        5.4970%   13,950,000   13,950,000       13,387,166
    73   416-616 Billy Sunday Road                                    5.2700%   13,755,000   13,755,000       11,982,008
    74   21 Astor Place                                               5.3500%   13,670,000   13,670,000       12,672,574
    75   3107 Boulevard                                               5.6800%   13,215,000   13,215,000       11,864,037
    76   3400 Concord Road                                            5.8900%   13,250,000   13,195,758       11,198,125
    77   5 Omni Way                                                   5.5150%   13,250,000   13,164,324       11,071,721
    78   905 Pineville Point Avenue                                   5.4750%   13,000,000   13,000,000       12,072,582
    79   444 WMC Drive                                                5.0000%   13,000,000   12,937,156       10,686,270
    80   8786 North Creek Boulevard                                   5.4850%   12,720,000   12,720,000       11,374,251
    81   760 East El Camino Real                                      5.6200%   12,529,000   12,529,000       11,007,076
    82   3115 Fountain Square Boulevard                               5.1300%   12,500,000   12,500,000       11,550,202
    83   8520 Pitner Road                                             5.0150%   12,375,000   12,375,000       10,956,937
    84   2300 Holcomb Bridge Road                                     5.7440%   12,000,000   12,000,000       12,000,000
    85   5160 & 5180 Parkstone Drive                                  5.6150%   11,800,000   11,800,000       10,363,960
    86   6056-6080 Boynton Beach Boulevard                            5.1500%   11,500,000   11,500,000        9,988,705
    87   5757 West Thunderbird Road                                   5.1700%   11,400,000   11,400,000       10,127,460
    88   10005 West Hillsborough Avenue                               5.5900%   11,400,000   11,400,000       10,006,721
    89   613-900 Cortez Road West                                     5.2000%   11,000,000   11,000,000        9,778,367
    90   3990 Olympic Boulevard                                       5.7300%   11,000,000   11,000,000        9,688,118
    91   Various                                                      5.9400%   10,600,000   10,581,064        9,574,087
  91.1   500 West Bethany Drive                                                  6,200,000    6,188,924
  91.2   10003 West Technology Boulevard                                         4,400,000    4,392,140
    92   2811 Circleport Drive                                        5.7300%   10,500,000   10,500,000        9,247,749
    93   3300 E. Guasti Road                                          5.7000%   10,500,000   10,476,162        8,823,271
    94   900 Macbeth Drive                                            5.3200%   10,400,000   10,400,000        9,070,872
    95   8112 Maryland Avenue                                         5.2830%   10,300,000   10,300,000       10,300,000
    96   100 Barclay Blvd                                             6.0600%   10,300,000   10,277,953        8,748,451
    97   400 Magnolia Branch Drive                                    5.4970%   10,150,000   10,150,000        9,740,483
    98   2600 Lehigh Ave                                              6.0600%   10,050,000   10,028,489        8,536,110
    99   4100 MacArthur Boulevard                                     5.8100%   10,000,000   10,000,000       10,000,000
   100   1125-1175 Arnold Drive                                       5.2200%   10,000,000   10,000,000        9,252,395
   101   5600 North Beach Street                                      5.0450%   10,000,000   10,000,000        8,662,879
   102   One Clubhouse Circle                                         5.1250%   10,000,000   10,000,000        8,680,297
   103   3850 Hamlin Rd                                               5.4600%   10,000,000   10,000,000        8,937,415
   104   1815-1819 East Jericho Turnpike                              5.2400%   10,050,000    9,981,454        8,325,626
   105   7277 Smith's Mill Road                                       5.5050%    9,600,000    9,600,000        8,219,377
   106   4050 Westfax Drive                                           5.9200%    9,500,000    9,470,625        7,334,876
   107   4212-4314 Highway 98 North                                   5.0050%    9,300,000    9,300,000        8,577,330
   108   8851 Kerns Street                                            5.4000%    9,230,000    9,230,000        8,239,443
   109   180 Regal Way                                                5.7900%    9,000,000    8,971,674        6,918,134
   110   501-571 South San Jacinto Street                             5.2700%    8,900,000    8,900,000        8,242,131
   111   1033 Third Street                                            5.6000%    8,750,000    8,750,000        7,683,599
   112   6600 West Broad Street                                       5.5800%    8,550,000    8,550,000        7,504,010
   113   4650-4700 South US Highway 41                                5.1000%    8,280,000    8,280,000        7,344,325
   114   Various                                                      5.2350%    8,250,000    8,250,000        7,634,969
 114.1   36-405/411, 36-555 Bankside, 36605 Sunair                               4,125,000    4,125,000
 114.2   77-585 Enfield, 39-740, 39-750, 39-760, 39-770 Garand                   4,125,000    4,125,000
   115   Route 111- Indian Rock Road                                  5.4100%    8,250,000    8,222,344        6,871,561
   116   13040 & 13100 W. Lisbon                                      5.6100%    8,100,000    8,100,000        6,955,053
   117   5877 Ross Road                                               5.6950%    8,000,000    8,000,000        7,575,049
   118   104-189 Lowes Foods Drive                                    5.5900%    7,950,000    7,950,000        7,263,522
   119   2225 South Atlantic Avenue                                   5.5150%    8,000,000    7,949,950        6,091,378
   120   1560 Crossways Boulevard                                     5.3300%    8,025,000    7,949,358        5,123,748
   121   545 Park Avenue                                              5.8600%    7,800,000    7,789,485        6,585,351
   122   5209 Concord Pike                                            5.5660%    7,800,000    7,781,899        6,527,657
   123   22235 Sherman Way                                            5.7600%    7,738,000    7,713,714        6,514,804
   124   300 Billerica Road                                           5.6890%    7,500,000    7,500,000        7,500,000
   125   525 Harris Street                                            5.1900%    7,419,000    7,384,371        6,136,126
   126   625 Meadow Street                                            5.5100%    7,400,000    7,367,457        6,182,356
   127   44 Bromfield Street                                          5.4100%    7,350,000    7,350,000        6,424,494
   128   1-9 Lansdowne Street, 145 Ipswich Street                     5.6550%    7,350,000    7,318,545        6,167,992
   129   125 Franklin St                                              5.5400%    7,290,000    7,255,499        4,693,181
   130   2798, 2800, 2804, 2808, 2812, and 2816 Stantonsburg Road     5.4700%    7,250,000    7,250,000        6,732,062
   131   2532 West Peoria Avenue                                      5.9600%    7,200,000    7,200,000        6,935,543
   132   1240 & 1250 N. Pitt Street                                   5.6500%    7,049,000    7,049,000        6,326,674
   133   135, 175, & 265 East Ontario Avenue                          5.3100%    6,800,000    6,800,000        5,929,598
   134   100 Green Springs Highway                                    5.4300%    6,800,000    6,777,290        5,667,375
   135   837 South Road                                               5.2536%    6,823,000    6,754,436        5,655,363
   136   1325 Ensell Road                                             5.6500%    6,595,000    6,573,866        5,533,981
   137   N94 West 16855 Richfield Way                                 4.9890%    6,500,000    6,446,382        5,341,743
   138   190 White Pine Circle                                        5.2600%    6,400,000    6,400,000        5,896,509
   139   1392 US Highway 22                                           5.1300%    6,440,000    6,387,464        4,837,450
   140   5400 Habersham Road                                          5.5700%    6,307,000    6,307,000        5,534,519
   141   12601-12653 Olive Boulevard                                  5.3000%    6,250,000    6,250,000        5,567,668
   142   2419-2473 County Home Road                                   5.5500%    6,200,000    6,185,574        5,186,095
   143   215 5th Avenue                                               5.2600%    6,200,000    6,171,434        5,139,368
   144   10640 Davidson Place                                         5.2543%    5,800,000    5,741,724        4,807,538
   145   5002-5012 Church Avenue                                      5.6970%    5,750,000    5,736,939        4,831,352
   146   10741 Walker Street                                          5.8600%    5,700,000    5,682,446        4,813,389
   147   1132-1136 Thorn Run Road                                     5.2700%    5,650,000    5,650,000        4,921,726
   148   425 Fifth Avenue                                             5.5700%    5,600,000    5,600,000        5,016,256
   149   3300-3400 Rib Mountain Drive                                 5.3050%    5,500,000    5,473,128        4,497,047
   150   3333 South Brea Canyon Road                                  5.1700%    5,400,000    5,400,000        4,692,340
   151   1555 Livingston Avenue                                       5.5400%    5,350,000    5,324,680        3,444,241
   152   3116 NE 130th Street                                         5.5500%    5,300,000    5,300,000        4,647,833
   153   7700-7734 Hoke Road                                          5.4600%    5,300,000    5,300,000        4,638,219
   154   1501 Tyler Avenue                                            5.4300%    5,300,000    5,250,200        4,023,620
   155   2014-24 South Broad Street                                   5.3100%    5,240,000    5,210,818        4,350,867
   156   6100 Southwest Meadows Road                                  6.0000%    5,200,000    5,184,095        4,025,743
   157   15214 Whittier Boulevard                                     5.7700%    5,140,000    5,128,464        4,328,348
   158   3136-3300 East Tulare Avenue                                 5.2690%    5,088,000    5,088,000        4,710,840
   159   400 Wollaston Avenue                                         5.7700%    5,094,000    5,082,567        4,289,611
   160   3101 Main Street                                             5.9800%    5,000,000    4,970,849        3,868,418
   161   2001 South Atlantic Avenue                                   5.5150%    5,000,000    4,968,719        3,807,111
   162   726 East Market Street                                       5.4300%    5,000,000    4,953,018        3,795,868
   163   510 South Ocean Drive                                        5.5900%    4,800,000    4,779,206        4,020,076
   164   1302 Richmond Avenue                                         5.4300%    4,800,000    4,754,898        3,644,034
   165   6955 S. Tucson Blvd                                          6.1300%    4,750,000    4,739,948        4,042,705
   166   1918-1922 1st Avenue                                         5.2900%    4,650,000    4,650,000        4,052,613
   167   1551 Sam Rittenberg Boulevard                                5.2600%    4,640,000    4,640,000        4,640,000
   168   2907 Centre Drive                                            5.5320%    4,600,000    4,593,582        3,845,245
   169   7282 William Barry Boulevard                                 5.8100%    4,600,000    4,585,699        3,878,680
   170   1515 Ashley River Road                                       5.2600%    4,480,000    4,480,000        4,480,000
   171   750 South 500 West                                           5.8970%    4,400,000    4,400,000        3,721,212
   172   2726-2736 Hillside Drive                                     5.0250%    4,400,000    4,400,000        3,896,695
   173   730 US Highway 66 East                                       5.1450%    4,400,000    4,369,436        3,633,988
   174   6405 Fayetteville Road                                       5.2800%    4,261,500    4,261,500        3,231,025
   175   2100, 2110, & 2120 North Rampart Boulevard                   5.6400%    4,200,000    4,200,000        4,200,000
   176   1229 Route 22 East                                           5.5400%    4,200,000    4,180,123        2,703,890
   177   10000-10048 Hawthorne Boulevard                              5.6760%    4,175,000    4,175,000        3,814,685
   178   4757 Main Street                                             5.4400%    4,100,000    4,069,071        3,418,311
   179   3502-3522 Satellite Boulevard                                5.4800%    4,025,000    3,994,880        3,359,964
   180   14-20 Grove Street                                           5.3300%    4,000,000    3,980,748        3,026,143
   181   215 West Lake Street                                         5.3600%    3,900,000    3,900,000        3,478,459
   182   17911-18011 E. 24 Highway                                    5.6900%    3,800,000    3,794,786        3,191,894
   183   1705 West Garvey Avenue North                                5.6000%    3,750,000    3,744,805        3,141,267
   184   4716 Pacific Highway East                                    5.6300%    3,760,000    3,743,833        3,152,920
   185   10409 Canyon Road East                                       5.1100%    3,800,000    3,715,134        1,627,346
   186   77 Carpenter Avenue                                          5.2600%    3,600,000    3,591,216        2,984,086
   187   2723-2733 N. Power Rd                                        5.7000%    3,500,000    3,495,203        2,940,793
   188   1802 F Street                                                5.4600%    3,500,000    3,491,735        2,919,488
   189   126 West Berryhill Drive                                     5.2400%    3,441,000    3,425,087        2,850,536
   190   2401 & 2451 36th Ave South                                   5.7400%    3,250,000    3,242,670        2,734,321
   191   1150 Mineral Wells Avenue                                    5.7700%    3,200,000    3,200,000        2,696,030
   192   3165 Norstrand Avenue                                        5.3700%    3,000,000    2,995,740        2,495,164
   193   4486 Timber Glen Drive                                       5.3300%    2,850,000    2,850,000        2,540,423
   194   1929 Rt. 37 East                                             5.5400%    2,750,000    2,715,098           17,070
   195   1455 N. National Rd                                          6.0400%    2,640,000    2,636,506        2,240,760
   196   20014 Rosebank Way                                           7.0000%    2,470,000    2,465,462        1,678,477

                   Monthly                            CTL Tenant                           Interest
         Payment   Debt          CTL      CTL         Corporate Credit   Administrative    Accrual      ARD
ID       Date      Service (3)   Tenant   Guarantor   Rating (S/M)       Fee Rate (2)      Basis        (Yes/No)
------   -------   -----------   ------   ---------   ----------------   --------------    ----------   --------
    10         1       303,031   N/A      N/A         N/A                        0.0401%   Actual/360   No
    11         1       248,497   N/A      N/A         N/A                        0.0301%   Actual/360   No
    12        11       273,209   N/A      N/A         N/A                        0.0301%   Actual/360   No
    13        11       244,061   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
    14        11       238,862   N/A      N/A         N/A                        0.0301%   Actual/360   No
    15         1       194,047   N/A      N/A         N/A                        0.0301%   Actual/360   No
  15.1                           N/A      N/A         N/A
  15.2                           N/A      N/A         N/A
    16         1       224,137   N/A      N/A         N/A                        0.0401%   Actual/360   No
    17        11       166,954   N/A      N/A         N/A                        0.0301%   Actual/360   No
    18         1       182,574   N/A      N/A         N/A                        0.0601%   Actual/360   No
    19        11       183,674   N/A      N/A         N/A                        0.0501%   Actual/360   No
               1       176,618   N/A      N/A         N/A                        0.0301%   Actual/360   No
    20         1        83,181   N/A      N/A         N/A                        0.0301%   Actual/360   No
    21         1        27,917   N/A      N/A         N/A                        0.0301%   Actual/360   No
    22         1        25,068   N/A      N/A         N/A                        0.0301%   Actual/360   No
    23         1        20,510   N/A      N/A         N/A                        0.0301%   Actual/360   No
    24         1        19,941   N/A      N/A         N/A                        0.0301%   Actual/360   No
    25        11       183,872   N/A      N/A         N/A                        0.0301%   Actual/360   No
    26         1       168,274   N/A      N/A         N/A                        0.0301%   Actual/360   No
              11       165,481   N/A      N/A         N/A                        0.0701%   Actual/360   No
    27        11        48,867   N/A      N/A         N/A                        0.0701%   Actual/360   No
    28        11        44,424   N/A      N/A         N/A                        0.0701%   Actual/360   No
    29        11        38,871   N/A      N/A         N/A                        0.0701%   Actual/360   No
    30        11        33,318   N/A      N/A         N/A                        0.0701%   Actual/360   No
    31         1       164,889   N/A      N/A         N/A                        0.0301%   Actual/360   No
    32        11       129,125   N/A      N/A         N/A                        0.0301%   Actual/360   No
    33         1       166,539   N/A      N/A         N/A                        0.0301%   Actual/360   No
  33.1                           N/A      N/A         N/A
  33.2                           N/A      N/A         N/A
    34        11       165,813   N/A      N/A         N/A                        0.0301%   Actual/360   No
    35         1       147,593   N/A      N/A         N/A                        0.0501%   Actual/360   No
    36         1       151,316   N/A      N/A         N/A                        0.0301%   Actual/360   No
  36.1                           N/A      N/A         N/A
  36.2                           N/A      N/A         N/A
    37         1       141,096   N/A      N/A         N/A                        0.0601%   Actual/360   No
    38        11       134,767   N/A      N/A         N/A                        0.0301%   Actual/360   No
    39         1       134,521   N/A      N/A         N/A                        0.0301%   Actual/360   No
    40         1       128,034   N/A      N/A         N/A                        0.0601%   Actual/360   No
    41         1       126,700   N/A      N/A         N/A                        0.0301%   Actual/360   No
    42        11       118,612   N/A      N/A         N/A                        0.0701%   Actual/360   No
    43        11       112,604   N/A      N/A         N/A                        0.0301%   Actual/360   No
    44        11       117,006   N/A      N/A         N/A                        0.0501%   Actual/360   No
    45        11       114,325   N/A      N/A         N/A                        0.0301%   Actual/360   No
    46        11       116,505   N/A      N/A         N/A                        0.0401%   Actual/360   No
  46.1                           N/A      N/A         N/A
  46.2                           N/A      N/A         N/A
    47         1       114,614   N/A      N/A         N/A                        0.0301%   Actual/360   No
    48         1        97,080   N/A      N/A         N/A                        0.0301%   Actual/360   No
  48.1                           N/A      N/A         N/A
  48.2                           N/A      N/A         N/A
    49         1       122,818   N/A      N/A         N/A                        0.0401%   Actual/360   No
    50        11       104,680   N/A      N/A         N/A                        0.0301%   Actual/360   No
    51         1       108,955   N/A      N/A         N/A                        0.0301%   Actual/360   No
    52        11       108,417   N/A      N/A         N/A                        0.0301%   Actual/360   No
    53        11        96,781   N/A      N/A         N/A                        0.0301%   Actual/360   No
               1       101,379   N/A      N/A         N/A                        0.0301%   Actual/360   No
    54         1        35,711   N/A      N/A         N/A                        0.0301%   Actual/360   No
    55         1        26,541   N/A      N/A         N/A                        0.0301%   Actual/360   No
    56         1        25,060   N/A      N/A         N/A                        0.0301%   Actual/360   No
    57         1        14,068   N/A      N/A         N/A                        0.0301%   Actual/360   No
    58         1        99,643   N/A      N/A         N/A                        0.0601%   Actual/360   No
    59         1        97,186   N/A      N/A         N/A                        0.0301%   Actual/360   No
    60         1        99,532   N/A      N/A         N/A                        0.0601%   Actual/360   No
    61        11        92,629   N/A      N/A         N/A                        0.0801%   Actual/360   No
    62         1        96,915   N/A      N/A         N/A                        0.0301%   Actual/360   No
    63         1        95,944   N/A      N/A         N/A                        0.0301%   Actual/360   No
    64        11        75,213   N/A      N/A         N/A                        0.0301%   Actual/360   No
    65        11        87,412   N/A      N/A         N/A                        0.0401%   Actual/360   No
    66        11        93,339   N/A      N/A         N/A                        0.0701%   Actual/360   No
    67         1        90,424   N/A      N/A         N/A                        0.0301%   Actual/360   No
    68        11        90,749   N/A      N/A         N/A                        0.0301%   Actual/360   No
    69        11        95,278   N/A      N/A         N/A                        0.0501%   Actual/360   No
  69.1                           N/A      N/A         N/A
  69.2                           N/A      N/A         N/A
  69.3                           N/A      N/A         N/A
  69.4                           N/A      N/A         N/A
  69.5                           N/A      N/A         N/A
    70        11        77,920   N/A      N/A         N/A                        0.0301%   Actual/360   No
    71         1        63,958   N/A      N/A         N/A                        0.0301%   Actual/360   No
    72         1        79,180   N/A      N/A         N/A                        0.0301%   Actual/360   No
    73        11        76,126   N/A      N/A         N/A                        0.0301%   Actual/360   No
    74        11        76,335   N/A      N/A         N/A                        0.0301%   Actual/360   No
    75        11        76,533   N/A      N/A         N/A                        0.0501%   Actual/360   No
    76        11        78,506   N/A      N/A         N/A                        0.0301%   Actual/360   No
    77        11        75,357   N/A      N/A         N/A                        0.0301%   Actual/360   No
    78         1        73,609   N/A      N/A         N/A                        0.0301%   Actual/360   No
    79        11        69,787   N/A      N/A         N/A                        0.0501%   Actual/360   No
    80        11        72,103   N/A      N/A         N/A                        0.0801%   Actual/360   No
    81        11        72,084   N/A      N/A         N/A                        0.0301%   Actual/360   No
    82        11        68,099   N/A      N/A         N/A                        0.0301%   Actual/360   No
    83        11        66,545   N/A      N/A         N/A                        0.0301%   Actual/360   No
    84         1        58,238   N/A      N/A         N/A                        0.0301%   Actual/360   No
    85         1        67,853   N/A      N/A         N/A                        0.0301%   Actual/360   No
    86        11        62,793   N/A      N/A         N/A                        0.0301%   Actual/360   No
    87        11        62,388   N/A      N/A         N/A                        0.0601%   Actual/360   No
    88         1        65,373   N/A      N/A         N/A                        0.0601%   Actual/360   No
    89        11        60,402   N/A      N/A         N/A                        0.0901%   Actual/360   No
    90         1        64,053   N/A      N/A         N/A                        0.0401%   Actual/360   No
    91         1        67,908   N/A      N/A         N/A                        0.0301%   Actual/360   No
  91.1                           N/A      N/A         N/A
  91.2                           N/A      N/A         N/A
    92         1        61,142   N/A      N/A         N/A                        0.0401%   Actual/360   No
    93         1        60,942   N/A      N/A         N/A                        0.0701%   Actual/360   No
    94        11        57,881   N/A      N/A         N/A                        0.0501%   Actual/360   No
    95        11        45,976   N/A      N/A         N/A                        0.0301%   Actual/360   No
    96         1        62,152   N/A      N/A         N/A                        0.0901%   Actual/360   No
    97         1        57,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
    98         1        60,643   N/A      N/A         N/A                        0.0901%   Actual/360   No
    99         1        49,089   N/A      N/A         N/A                        0.0301%   Actual/360   No
   100        11        55,035   N/A      N/A         N/A                        0.0401%   Actual/360   No
   101        11        53,958   N/A      N/A         N/A                        0.0301%   Actual/360   No
   102        11        54,449   N/A      N/A         N/A                        0.0701%   Actual/360   No
   103         1        56,528   N/A      N/A         N/A                        0.0401%   Actual/360   No
   104        11        55,434   N/A      N/A         N/A                        0.0501%   Actual/360   No
   105        11        54,538   N/A      N/A         N/A                        0.0301%   Actual/360   No
   106         1        60,745   N/A      N/A         N/A                        0.0401%   Actual/360   No
   107        11        49,953   N/A      N/A         N/A                        0.0401%   Actual/360   No
   108        11        51,829   N/A      N/A         N/A                        0.0301%   Actual/360   No
   109        11        56,837   N/A      N/A         N/A                        0.0601%   Actual/360   No
   110        11        49,257   N/A      N/A         N/A                        0.0301%   Actual/360   No
   111        11        50,232   N/A      N/A         N/A                        0.0901%   Actual/360   No
   112        11        48,976   N/A      N/A         N/A                        0.0301%   Actual/360   No
   113        11        44,956   N/A      N/A         N/A                        0.0301%   Actual/360   No
   114        11        45,480   N/A      N/A         N/A                        0.0301%   Actual/360   No
 114.1                           N/A      N/A         N/A
 114.2                           N/A      N/A         N/A
   115        11        46,378   N/A      N/A         N/A                        0.0301%   Actual/360   No
   116         1        46,551   N/A      N/A         N/A                        0.0701%   Actual/360   No
   117         1        46,407   N/A      N/A         N/A                        0.0301%   Actual/360   No
   118        11        45,589   N/A      N/A         N/A                        0.0301%   Actual/360   No
   119        11        49,199   N/A      N/A         N/A                        0.0501%   Actual/360   No
   120        11        54,435   N/A      N/A         N/A                        0.0301%   Actual/360   No
   121         1        46,065   N/A      N/A         N/A                        0.0701%   Actual/360   No
   122         1        44,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
   123        11        45,206   N/A      N/A         N/A                        0.0401%   Actual/360   No
   124         1        36,050   N/A      N/A         N/A                        0.0301%   Actual/360   No
   125        11        40,693   N/A      N/A         N/A                        0.0301%   Actual/360   No
   126        11        42,063   N/A      N/A         N/A                        0.0301%   Actual/360   No
   127        11        41,318   N/A      N/A         N/A                        0.0301%   Actual/360   No
   128        11        42,450   N/A      N/A         N/A                        0.0301%   Actual/360   No
   129         1        50,312   N/A      N/A         N/A                        0.0401%   Actual/360   No
   130         1        41,028   N/A      N/A         N/A                        0.0301%   Actual/360   No
   131         1        42,983   N/A      N/A         N/A                        0.0301%   Actual/360   No
   132         1        40,689   N/A      N/A         N/A                        0.0601%   Actual/360   No
   133        11        37,803   N/A      N/A         N/A                        0.0301%   Actual/360   No
   134        11        38,312   N/A      N/A         N/A                        0.0301%   Actual/360   No
   135        11        37,692   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
   136        11        38,069   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
   137        11        34,850   N/A      N/A         N/A                        0.0301%   Actual/360   No
   138         1        35,381   N/A      N/A         N/A                        0.0301%   Actual/360   No
   139        11        38,137   N/A      N/A         N/A                        0.0301%   Actual/360   No
   140         1        36,088   N/A      N/A         N/A                        0.0401%   Actual/360   No
   141        11        34,707   N/A      N/A         N/A                        0.0601%   Actual/360   No
   142         1        35,398   N/A      N/A         N/A                        0.0301%   Actual/360   No
   143        11        34,275   N/A      N/A         N/A                        0.0301%   Actual/360   No
   144        11        32,043   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
   145         1        33,362   N/A      N/A         N/A                        0.0301%   Actual/360   No
   146         1        33,663   N/A      N/A         N/A                        0.0401%   Actual/360   No
   147        11        31,270   N/A      N/A         N/A                        0.0901%   Actual/360   No
   148         1        32,043   N/A      N/A         N/A                        0.0301%   Actual/360   No
   149        11        30,991   N/A      N/A         N/A                        0.0301%   Actual/360   No
   150        11        29,552   N/A      N/A         N/A                        0.0901%   Actual/360   No
   151         1        36,923   N/A      N/A         N/A                        0.0401%   Actual/360   No
   152         1        30,259   N/A      N/A         N/A                        0.0901%   Actual/360   No
   153        11        29,960   N/A      N/A         N/A                        0.0301%   Actual/360   No
   154        11        32,325   N/A      N/A         N/A                        0.0301%   Actual/360   No
   155        11        29,131   N/A      N/A         N/A                        0.0901%   Actual/360   No
   156         1        33,504   N/A      N/A         N/A                        0.0901%   Actual/360   No
   157        11        30,061   N/A      N/A         N/A                        0.0601%   Actual/360   No
   158        11        28,156   N/A      N/A         N/A                        0.0301%   Actual/360   No
   159         1        29,792   N/A      N/A         N/A                        0.0401%   Actual/360   No
   160        11        32,154   N/A      N/A         N/A                        0.0301%   Actual/360   No
   161        11        30,749   N/A      N/A         N/A                        0.0801%   Actual/360   No
   162        11        30,496   N/A      N/A         N/A                        0.0301%   Actual/360   No
   163        11        27,526   N/A      N/A         N/A                        0.1101%   Actual/360   No
   164        11        29,276   N/A      N/A         N/A                        0.0301%   Actual/360   No
   165         1        28,877   N/A      N/A         N/A                        0.0401%   Actual/360   No
   166        11        25,793   N/A      N/A         N/A                        0.1201%   Actual/360   No
   167        11        20,621   N/A      N/A         N/A                        0.0301%   Actual/360   No
   168         1        26,211   N/A      N/A         N/A                        0.0301%   Actual/360   No
   169        11        27,020   N/A      N/A         N/A                        0.0901%   Actual/360   No
   170        11        19,910   N/A      N/A         N/A                        0.0301%   Actual/360   No
   171         1        26,090   N/A      N/A         N/A                        0.0601%   Actual/360   No
   172        11        23,687   N/A      N/A         N/A                        0.0301%   Actual/360   No
   173        11        24,012   N/A      N/A         N/A                        0.0901%   Actual/360   No
   174        11        23,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
   175         1        20,014   N/A      N/A         N/A                        0.0301%   Actual/360   No
   176         1        28,986   N/A      N/A         N/A                        0.0401%   Actual/360   No
   177         1        24,168   N/A      N/A         N/A                        0.0301%   Actual/360   No
   178        11        23,125   N/A      N/A         N/A                        0.0801%   Actual/360   No
   179        11        22,803   N/A      N/A         N/A                        0.0501%   Actual/360   No
   180        11        24,159   N/A      N/A         N/A                        0.0301%   Actual/360   No
   181        11        21,802   N/A      N/A         N/A                        0.0301%   Actual/360   No
   182         1        22,031   N/A      N/A         N/A                        0.0901%   Actual/360   No
   183         1        21,528   N/A      N/A         N/A                        0.0301%   Actual/360   No
   184        11        21,657   N/A      N/A         N/A                        0.0901%   Actual/360   No
   185        11        30,268   N/A      N/A         N/A                        0.0901%   Actual/360   No
   186         1        19,902   N/A      N/A         N/A                        0.0301%   Actual/360   No
   187         1        20,314   N/A      N/A         N/A                        0.0901%   Actual/360   No
   188         1        19,785   N/A      N/A         N/A                        0.0301%   Actual/360   No
   189        11        18,980   N/A      N/A         N/A                        0.0301%   Actual/360   No
   190         1        18,945   N/A      N/A         N/A                        0.0901%   Actual/360   No
   191         1        18,715   N/A      N/A         N/A                        0.0301%   Actual/360   No
   192         1        16,790   N/A      N/A         N/A                        0.0301%   Actual/360   No
   193         1        15,879   N/A      N/A         N/A                        0.0401%   Actual/360   No
   194         1        29,899   N/A      N/A         N/A                        0.0401%   Actual/360   No
   195         1        15,896   N/A      N/A         N/A                        0.0401%   Actual/360   No
   196         1        16,433   N/A      N/A         N/A                        0.0401%   Actual/360   No


         Revised
ID       Rate
------   -----------------------------------------------------------------------------------------------
    10   N/A
    11   N/A
    12
    13   Greater of (i) 2.0% plus Initial Interest Rate or (ii) Annualized Yield plus 3%
    14
    15   N/A
  15.1   N/A
  15.2   N/A
    16   N/A
    17
    18   N/A
    19
         N/A
    20   N/A
    21   N/A
    22   N/A
    23   N/A
    24   N/A
    25
    26   N/A

    27
    28
    29
    30
    31   N/A
    32
    33   N/A
  33.1   N/A
  33.2   N/A
    34
    35   N/A
    36   N/A
  36.1   N/A
  36.2   N/A
    37   N/A
    38
    39   N/A
    40   N/A
    41   N/A
    42
    43
    44
    45
    46
  46.1
  46.2
    47   N/A
    48   N/A
  48.1   N/A
  48.2   N/A
    49   N/A
    50
    51   N/A
    52
    53
         N/A
    54   N/A
    55   N/A
    56   N/A
    57   N/A
    58   N/A
    59   N/A
    60   N/A
    61
    62   N/A
    63   N/A
    64
    65
    66
    67   N/A
    68
    69
  69.1
  69.2
  69.3
  69.4
  69.5
    70
    71   N/A
    72   N/A
    73
    74
    75
    76
    77
    78   N/A
    79
    80
    81
    82
    83
    84   N/A
    85   N/A
    86
    87
    88   N/A
    89
    90   N/A
    91   N/A
  91.1   N/A
  91.2   N/A
    92   N/A
    93   N/A
    94
    95
    96   N/A
    97   N/A
    98   N/A
    99   N/A
   100
   101
   102
   103   N/A
   104
   105
   106   N/A
   107
   108
   109
   110
   111
   112
   113
   114
 114.1
 114.2
   115
   116   N/A
   117   N/A
   118
   119
   120
   121   N/A
   122   N/A
   123
   124   N/A
   125
   126
   127
   128
   129   N/A
   130   N/A
   131   N/A
   132   N/A
   133
   134
   135   2% plus Initial Interest Rate
   136   Greater of: (i) 2.0% plus Initial Interest Rate or (ii) 3.0% plus the annualized Treasury yield
   137   2% plus Initial Interest Rate
   138   N/A
   139
   140   N/A
   141
   142   N/A
   143
   144   2% plus Initial Interest Rate
   145   N/A
   146   N/A
   147
   148   N/A
   149
   150
   151   N/A
   152   N/A
   153
   154
   155
   156   N/A
   157
   158
   159   N/A
   160
   161
   162
   163
   164
   165   N/A
   166
   167
   168   N/A
   169
   170
   171   N/A
   172
   173
   174
   175   N/A
   176   N/A
   177   N/A
   178
   179
   180
   181
   182   N/A
   183   N/A
   184
   185
   186   N/A
   187   N/A
   188   N/A
   189
   190   N/A
   191   N/A
   192   N/A
   193   N/A
   194   N/A
   195   N/A
   196   N/A

                                           Crossed                         Net
                                           With              Loan Group    Rentable Area
ID       Lockbox (4)                       Other Loans       1, 2A or 2B   SF/Units
------   -------------------------------   ---------------   -----------   -------------
    10   Hard                              No                          1         314,435
    11   None                              No                          1         272,827
    12   Hard                              No                          1         333,275
    13   None at Closing, Springing Hard   No                          1         321,205
    14   Hard                              No                          1         257,280
    15   Hard                              No                          1         167,177
  15.1                                                                           104,092
  15.2                                                                            63,085
    16   None at Closing, Springing Hard   No                          1         358,385
    17   Hard                              No                          1         103,928
    18   None                              No                2B                      434
    19   None                              No                          1         301,696
         Hard                              Yes - Century               1         520,052
    20   Hard                              Yes - Century               1         225,869
    21   Hard                              Yes - Century               1          48,495
    22   Hard                              Yes - Century               1          33,688
    23   Hard                              Yes - Century               1          94,000
    24   Hard                              Yes - Century               1         118,000
    25   None at Closing, Springing Hard   No                          1         199,458
    26   Soft at Closing, Springing Hard   No                2B                      572
         None at Closing, Springing Hard   Yes - AG                    1         265,459
    27   None at Closing, Springing Hard   Yes - AG                    1          71,983
    28   None at Closing, Springing Hard   Yes - AG                    1          68,164
    29   None at Closing, Springing Hard   Yes - AG                    1          57,084
    30   None at Closing, Springing Hard   Yes - AG                    1          68,228
    31   Hard                              No                          1         274,300
    32   None                              No                          1         272,942
    33   None at Closing, Springing Hard   No                2B                      649
  33.1                                                                               349
  33.2                                                                               300
    34   None at Closing, Springing Hard   No                2B                      360
    35   Hard                              No                          1         268,000
    36   None at Closing, Springing Hard   No                2B                      444
  36.1                                                                               224
  36.2                                                                               220
    37   None at Closing, Springing Hard   No                          1         117,594
    38   None at Closing, Springing Soft   No                          1         209,200
    39   None                              No                          1             360
    40   None                              No                          1             181
    41   None                              No                2B                      296
    42   None at Closing, Springing Hard   No                          1          61,819
    43   None                              No                          1         120,344
    44   Hard                              No                2B                      324
    45   Soft                              No                2B                      324
    46   Hard                              No                          1         167,824
  46.1                                                                            98,631
  46.2                                                                            69,193
    47   None at Closing, Springing Hard   No                2B                      416
    48   None                              No                          1         103,168
  48.1                                                                            89,128
  48.2                                                                            14,040
    49   None at Closing, Springing Hard   No                          1         105,980
    50   None                              No                          1         263,055
    51   None                              No                          1          85,929
    52   None                              No                          1          92,597
    53   Hard                              No                          1         101,837
         None                              Yes - Wilkinson   2B                      764
    54   None                              Yes - Wilkinson   2B                      212
    55   None                              Yes - Wilkinson   2B                      236
    56   None                              Yes - Wilkinson   2B                      180
    57   None                              Yes - Wilkinson   2B                      136
    58   None                              No                          1          60,304
    59   None                              No                          1          76,625
    60   None                              No                2B                      360
    61   None                              No                2B                      258
    62   Hard                              No                          1         150,000
    63   None                              No                          1         105,580
    64   None                              No                          1         136,299
    65   None at Closing, Springing Hard   No                          1         103,973
    66   None                              No                          1         158,462
    67   None                              No                          1          64,211
    68   Hard                              No                          1         231,477
    69   None                              No                          1             443
  69.1                                                                               128
  69.2                                                                               120
  69.3                                                                                62
  69.4                                                                                71
  69.5                                                                                62
    70   None at Closing, Springing Hard   No                          1          88,103
    71   None                              No                          1          28,593
    72   None                              No                2B                      264
    73   None at Closing, Springing Soft   No                2B                      209
    74   None                              No                          1          11,121
    75   None                              No                          1         169,026
    76   None                              No                          1          55,000
    77   Hard                              No                          1         131,252
    78   None                              No                2B                      264
    79   None                              No                          1          81,332
    80   None                              No                2B                      250
    81   None at Closing, Springing Hard   No                          1          30,071
    82   None                              No                2B                      256
    83   Soft                              No                2B                      466
    84   None                              No                          1          95,876
    85   Hard                              No                          1          88,183
    86   None at Closing, Springing Hard   No                          1          56,077
    87   None at Closing, Springing Hard   No                          1          86,492
    88   None at Closing, Springing Hard   No                          1         117,176
    89   None at Closing, Springing Hard   No                          1         169,330
    90   None                              No                          1             120
    91   None                              No                          1         120,318
  91.1                                                                            84,518
  91.2                                                                            35,800
    92   None                              No                          1             150
    93   None at Closing, Springing Hard   No                          1          61,298
    94   None                              No                2B                      337
    95   None                              No                          1          80,120
    96   None                              No                          1             118
    97   None                              No                          1             172
    98   None                              No                          1             120
    99   None at Closing, Springing Hard   No                          1          45,890
   100   None                              No                          1          79,863
   101   None                              No                2B                      288
   102   None                              No                2B                      130
   103   Hard                              No                          1          64,633
   104   None at Closing, Springing Hard   No                          1          51,800
   105   None at Closing, Springing Hard   No                          1          59,044
   106   None                              No                          1             137
   107   None                              No                          1         134,548
   108   None at Closing, Springing Soft   No                          1         115,290
   109   None                              No                          1             122
   110   None at Closing, Springing Hard   No                          1         128,388
   111   None at Closing, Springing Hard   No                          1          34,025
   112   Hard                              No                          1          91,875
   113   None at Closing, Springing Hard   No                          1         129,631
   114   None                              No                          1          91,142
 114.1                                                                            32,602
 114.2                                                                            58,540
   115   None                              No                          1          63,500
   116   None                              No                          1         118,871
   117   None                              No                2A                      194
   118   None at Closing, Springing Hard   No                          1          75,824
   119   None                              No                          1             132
   120   None                              No                          1             105
   121   None                              No                2B                      130
   122   None                              No                          1          34,495
   123   None                              No                          1         101,000
   124   Hard                              No                          1         110,882
   125   None                              No                2B                      160
   126   Hard                              No                          1          54,985
   127   None at Closing, Springing Hard   No                          1          42,053
   128   None at Closing, Springing Hard   No                          1          97,007
   129   None                              No                          1           1,151
   130   None                              No                2B                      120
   131   None                              No                          1             250
   132   None at Closing, Springing Hard   No                          1          40,355
   133   None at Closing, Springing Hard   No                          1          20,000
   134   None at Closing, Springing Hard   No                          1         114,198
   135   None at Closing, Springing Hard   No                          1          42,000
   136   None at Closing, Springing Hard   No                          1          94,000
   137   None at Closing, Springing Hard   No                          1          30,519
   138   None                              No                2B                       64
   139   None                              No                          1          54,025
   140   None                              No                          1          63,432
   141   None                              No                          1          39,528
   142   None                              No                          1             136
   143   None                              No                          1          50,640
   144   None at Closing, Springing Hard   No                          1          33,879
   145   None                              No                          1          18,500
   146   Hard                              No                          1          67,000
   147   None                              No                          1          47,165
   148   Hard                              No                          1          10,195
   149   None at Closing, Springing Hard   No                          1          54,688
   150   None                              No                          1          40,184
   151   None                              No                          1             891
   152   None                              No                          1             821
   153   None at Closing, Springing Hard   No                          1          28,800
   154   None                              No                          1             104
   155   None                              No                          1          13,396
   156   None                              No                          1             124
   157   None at Closing, Springing Hard   No                          1          33,160
   158   None                              No                          1          41,870
   159   None                              No                2B                       84
   160   None at Closing, Springing Soft   No                          1              92
   161   None                              No                          1              95
   162   None                              No                          1              99
   163   None at Closing, Springing Hard   No                          1           9,232
   164   None at Closing, Springing Hard   No                          1              98
   165   None                              No                          1              86
   166   None at Closing, Springing Hard   No                2B                       49
   167   None                              No                2B                      138
   168   None                              No                          1          45,000
   169   None                              No                          1          71,880
   170   None                              No                2B                      115
   171   Soft at Closing, Springing Hard   No                          1          55,279
   172   None                              No                          1          17,120
   173   None                              No                          1          72,113
   174   None                              No                          1          13,650
   175   None at Closing, Springing Hard   No                          1          16,991
   176   None                              No                          1             640
   177   None                              No                          1          16,103
   178   None                              No                          1          18,054
   179   None                              No                          1          31,315
   180   None                              No                          1          15,415
   181   None                              No                          1          72,000
   182   None at Closing, Springing Hard   No                          1          70,849
   183   None                              No                          1          29,096
   184   None                              No                          1          12,502
   185   None at Closing, Springing Hard   No                          1          45,859
   186   None                              No                2B                       99
   187   None                              No                          1          17,671
   188   None                              No                          1              30
   189   None                              No                2B                       96
   190   None                              No                2B                       72
   191   Soft                              No                          1          53,219
   192   None                              No                2B                      110
   193   None                              No                2B                       72
   194   None                              No                          1             756
   195   None at Closing, Springing Hard   No                          1          18,000
   196   None                              No                2B                      120

         Mortgage
         Loan
ID       Seller (1)   City                      State     Zip Code
------   ----------   -----------------------   -------   --------
     5   CGM          Spokane                   WA           99201
     6   GACC         Woodbury                  MN           55125
     7   CGM          Various                   PA        Various
   7.1   CGM          Harrisburg                PA           17112
   7.2   CGM          Harrisburg                PA           17110
   7.3   CGM          Mechanicsburg             PA           17055
   7.4   CGM          Harrisburg                PA           17112
         GACC         Various                   Various   Various
     8   GACC         Phoenix                   AZ           85012
     9   GACC         Germantown                TN           38138
    10   PNC          Hollywood                 CA           90028
    11   GACC         Anaheim                   CA           92806
    12   CGM          Cherry Hill               NJ           08003
    13   CGM          East Hartford             CT           06108
    14   CGM          Rockville                 MD           20850
    15   GACC         Brisbane                  CA           94005
  15.1   GACC         Brisbane                  CA           94005
  15.2   GACC         Brisbane                  CA           94005
    16   PNC          Bloomingdale              IL           60108
    17   CGM          New York                  NY           10023
    18   PNC          Austin                    TX           78727
    19   CGM          Phoenix                   AZ           85021
         GACC         Memphis                   TN           38134
    20   GACC         Memphis                   TN           38134
    21   GACC         Memphis                   TN           38134
    22   GACC         Memphis                   TN           38134
    23   GACC         Memphis                   TN           38134
    24   GACC         Memphis                   TN           38134
    25   CGM          San Diego                 CA           92121
    26   GACC         Albuquerque               NM           87114
         CGM          Various                   Various   Various
    27   CGM          Auburn                    WA           98002
    28   CGM          Vancouver                 WA           98684
    29   CGM          Tukwila                   WA           98168
    30   CGM          Roseburg                  OR           97470
    31   GACC         Springfield               MA           01129
    32   CGM          Saint Louis               MO           63117
    33   GACC         Various                   TN        Various
  33.1   GACC         Madison                   TN           37115
  33.2   GACC         Nashville                 TN           37214
    34   CGM          West Lafayette            IN           47906
    35   PNC          Warren                    MI           48092
    36   GACC         Various                   TX        Various
  36.1   GACC         Rockwall                  TX           75087
  36.2   GACC         Mesquite                  TX           75150
    37   PNC          Chula Vista               CA           91910
    38   CGM          Wappingers Falls          NY           12590
    39   GACC         Greensboro                NC           27407
    40   PNC          Plano                     TX           75093
    41   GACC         Virginia Beach            VA           23464
    42   CGM          San Jose                  CA           95122
    43   CGM          Pittsburgh                PA           15205
    44   CGM          Tallahassee               FL           32312
    45   CGM          Austell                   GA           30106
    46   CGM          Fort Lauderdale           FL           33309
  46.1   CGM          Fort Lauderdale           FL           33309
  46.2   CGM          Fort Lauderdale           FL           33309
    47   GACC         Smyrna                    GA           30080
    48   GACC         Alpharetta                GA           30022
  48.1   GACC         Alpharetta                GA           30022
  48.2   GACC         Alpharetta                GA           30022
    49   PNC          Detroit                   MI           48226
    50   CGM          Austin                    TX           78750
    51   GACC         Dix Hills                 NY           11731
    52   CGM          Rochester Hills           MI           48307
    53   CGM          Bowie                     MD           20716
         GACC         Various                   SC        Various
    54   GACC         Greenville                SC           29607
    55   GACC         Greenville                SC           29615
    56   GACC         Anderson                  SC           29625
    57   GACC         Anderson                  SC           29621
    58   GACC         Hawthorne                 CA           90250
    59   GACC         New York                  NY           10010
    60   PNC          Memphis                   TN           38018
    61   CGM          San Antonio               TX           78256
    62   GACC         Coppell                   TX           75019
    63   GACC         Coral Gables              FL           33134
    64   CGM          Charlotte                 NC           28211
    65   CGM          Buena Park                CA           90620
    66   CGM          Shelton                   CT           06484
    67   GACC         Henderson                 NV           89014
    68   CGM          Columbia                  SC           29204
    69   CGM          Various                   Various   Various
  69.1   CGM          Fort Wayne                IN           46804
  69.2   CGM          Fayetteville              NC           28312
  69.3   CGM          Lafayette                 IN           47905
  69.4   CGM          Warsaw                    IN           46582
  69.5   CGM          Marion                    IN           46952
    70   CGM          Orlando                   FL           32837
    71   GACC         New York                  NY           10017
    72   GACC         Durham                    NC           27707
    73   CGM          Ames                      IA           50010
    74   CGM          New York                  NY           10003
    75   CGM          Colonial Heights          VA           23834
    76   CGM          Aston Township            PA           19014
    77   CGM          Chelmsford                MA           01824
    78   GACC         Charlotte                 NC           28217
    79   CGM          Westminster               MD           21158
    80   CGM          Southaven                 MS           38671
    81   CGM          Sunnyvale                 CA           94087
    82   CGM          New Berlin                WI           53151
    83   CGM          Houston                   TX           77080
    84   GACC         Roswell                   GA           30076
    85   GACC         Chantilly                 VA           20151
    86   CGM          Boynton Beach             FL           33437
    87   CGM          Glendale                  AZ           85306
    88   PNC          Tampa                     FL           33615
    89   CGM          Bradenton                 FL           34207
    90   PNC          Erlanger                  KY           41018
    91   GACC         Various                   TX        Various
  91.1   GACC         Allen                     TX           75013
  91.2   GACC         Dallas                    TX           75220
    92   PNC          Erlanger                  KY           41018
    93   PNC          Ontario                   CA           91761
    94   CGM          Monroeville               PA           15146
    95   CGM          Clayton                   MO           63105
    96   PNC          Lincolnshire              IL           60069
    97   GACC         Winston-Salem             NC           27104
    98   PNC          Glenview                  IL           60026
    99   GACC         Newport Beach             CA           92660
   100   CGM          Martinez                  CA           94553
   101   CGM          Haltom City               TX           76137
   102   CGM          South Strabane Township   PA           15301
   103   PNC          Auburn Hills              MI           48326
   104   CGM          Huntington                NY           11743
   105   CGM          New Albany                OH           43054
   106   PNC          Chantilly                 VA           20151
   107   CGM          Lakeland                  FL           33809
   108   CGM          San Diego                 CA           92154
   109   CGM          Newport News              VA           23602
   110   CGM          Hemet                     CA           92543
   111   CGM          San Rafael                CA           94901
   112   CGM          Richmond                  VA           23230
   113   CGM          Terre Haute               IN           47802
   114   CGM          Various                   CA        Various
 114.1   CGM          Cathedral City            CA           92234
 114.2   CGM          Palm Desert               CA           92211
   115   CGM          Windham                   NH           03087
   116   PNC          Brookfield                WI           53005
   117   GACC         Fairfield                 OH           45014
   118   CGM          Lewisville                NC           27023
   119   CGM          Daytona Beach             FL           32118
   120   CGM          Chesapeake                VA           23320
   121   PNC          East Orange               NJ           07017
   122   GACC         Wilmington                DE           19803
   123   CGM          Canoga Park               CA           91303
   124   GACC         Chelmsford                MA           01824
   125   CGM          Henderson                 NV           89015
   126   CGM          Littleton                 NH           03561
   127   CGM          Boston                    MA           02108
   128   CGM          Boston                    MA           02215
   129   PNC          Belleville                NJ           07109
   130   GACC         Greenville                NC           27834
   131   GACC         Phoenix                   AZ           85029
   132   PNC          Alexandria                VA           22314
   133   CGM          Corona                    CA           92879
   134   CGM          Birmingham                AL           35209
   135   CGM          Poughkeepsie              NY           12601
   136   CGM          Lake Zurich               IL           60047
   137   CGM          Menomonee Falls           WI           53051
   138   GACC         Stafford                  VA           22554
   139   CGM          Lebanon                   NJ           08833
   140   PNC          Savannah                  GA           31405
   141   CGM          Creve Coeur               MO           63141
   142   GACC         Greenville                NC           27858
   143   CGM          St. Charles               IL           60174
   144   CGM          Manassas                  VA           20109
   145   GACC         Brooklyn                  NY           11203
   146   PNC          Cypress                   CA           90630
   147   CGM          Moon Township             PA           15108
   148   GACC         New York                  NY           10016
   149   CGM          Wausau                    WI           54401
   150   CGM          Diamond Bar               CA           91765
   151   PNC          North Brunswick           NJ           08982
   152   GACC         Seattle                   WA           98125
   153   CGM          Englewood                 OH           45315
   154   CGM          Radford                   VA           24141
   155   CGM          Philadelphia              PA           19145
   156   PNC          Lake Oswego               OR           97035
   157   CGM          Whittier                  CA           90603
   158   CGM          Fresno                    CA           93702
   159   PNC          Newark                    DE           19711
   160   CGM          Grasonville               MD           21638
   161   CGM          Daytona Beach             FL           32118
   162   CGM          Leesburg                  VA           20176
   163   CGM          Miami Beach               FL           33139
   164   CGM          Staunton                  VA           24401
   165   PNC          Tucson                    AZ           85706
   166   CGM          Seattle                   WA           98101
   167   CGM          Charleston                SC           29407
   168   GACC         Beaver Creek              OH           45324
   169   CGM          Syracuse                  NY           13212
   170   CGM          Charleston                SC           29407
   171   GACC         Woods Cross               UT           84047
   172   CGM          Delafield                 WI           53018
   173   CGM          Tell City                 IN           47586
   174   CGM          Durham                    NC           27713
   175   GACC         Las Vegas                 NV           89128
   176   PNC          Mountainside              NJ           07092
   177   GACC         Inglewood                 CA           90304
   178   CGM          Manchester                VT           05254
   179   CGM          Duluth                    GA           30096
   180   CGM          Darien                    CT           06820
   181   CGM          Chicago                   IL           60606
   182   PNC          Independence              MO           64056
   183   GACC         West Covina               CA           91790
   184   CGM          Fife                      WA           98424
   185   CGM          Puyallup                  WA           98373
   186   GACC         Mount Kisco               NY           10549
   187   PNC          Mesa                      AZ           85207
   188   GACC         Napa                      CA           94559
   189   CGM          Grass Valley              CA           95945
   190   PNC          Grand Forks               ND           58201
   191   GACC         Paris                     TN           38242
   192   GACC         Brooklyn                  NY           11229
   193   PNC          Batavia                   OH           45103
   194   PNC          Toms River                NJ           08753
   195   PNC          Columbus                  IN           47201
   196   PNC          Hagerstown                MD           21742
   197   CGM          Charlottesville           VA           22901

                                                                                                  Cut-off
                                                                         Interest    Original     Date
ID       Address                                                         Rate        Balance      Balance
------   -------------------------------------------------------------   --------    ----------   ----------
     5   1330 North Washington Street                                      5.2150%   70,630,000   70,384,463
     6   9000 Hudson Road                                                  5.4500%   65,000,000   65,000,000
     7   Various                                                           5.3000%   61,000,000   61,000,000
   7.1   6340, 6345, 6360, 6375, 6380, 6385, 6400 and 6405 Flank Drive               27,835,724   27,835,724
   7.2   2605 Interstate Drive and 2601 Market Place                                 15,349,413   15,349,413
   7.3   5070 A, 5070 B and 5035 Ritter Road                                         10,975,228   10,975,228
   7.4   75, 85 and 95 Shannon Road                                                   6,839,635    6,839,635
         Various                                                           5.7680%   60,640,000   60,640,000
     8   411 East Indian School Road                                       5.7680%   38,500,000   38,500,000
     9   7491 Wyndhurst Place                                              5.7680%   22,140,000   22,140,000
    10   6255 Sunset Boulevard                                             5.2300%   55,000,000   55,000,000
    11   1900 South State College Boulevard                                5.6560%   52,000,000   52,000,000
    12   101 Woodcrest Road                                                5.0859%   50,400,000   50,400,000
    13   99-101 East River Drive                                           5.2900%   44,000,000   44,000,000
    14   1801 & 1803 Research Boulevard                                    5.7800%   43,000,000   43,000,000
    15   Various                                                           5.7960%   39,625,000   39,625,000
  15.1   7000 Marina Boulevard                                                       24,450,000   24,450,000
  15.2   5000 Marina Boulevard                                                       15,175,000   15,175,000
    16   140-166 S. Gary Avenue                                            5.6100%   39,000,000   39,000,000
    17   2109 Broadway                                                     5.2000%   38,000,000   38,000,000
    18   5400 West Parmer Lane                                             5.2400%   33,100,000   33,100,000
    19   2510-2512 West Dunlap Avenue                                      5.6700%   31,750,000   31,750,000
         Various                                                           5.5310%   31,000,000   31,000,000
    20   1620, 1640, 1680 Century Center Parkway                           5.5310%   14,600,000   14,600,000
    21   1610 Century Center Parkway                                       5.5310%    4,900,000    4,900,000
    22   1670 Century Center Parkway                                       5.5310%    4,400,000    4,400,000
    23   1600 Century Center Parkway                                       5.5310%    3,600,000    3,600,000
    24   1590 Century Center Parkway                                       5.5310%    3,500,000    3,500,000
    25   9808 and 9868 Scranton Road                                       5.9000%   31,000,000   31,000,000
    26   10600 Cibola Loop NW                                              5.1840%   30,700,000   30,700,000
         Various                                                           5.3000%   29,800,000   29,800,000
    27   1702 Auburn Way North                                             5.3000%    8,800,000    8,800,000
    28   13719 Southeast Mill Plain Boulevard                              5.3000%    8,000,000    8,000,000
    29   3725 South 144th Street                                           5.3000%    7,000,000    7,000,000
    30   2553 Northwest Stewart Parkway                                    5.3000%    6,000,000    6,000,000
    31   1655 Boston Road (US Route 20)                                    5.2800%   29,760,000   29,760,000
    32   1034 South Brentwood Boulevard                                    5.3250%   28,700,000   28,700,000
    33   Various                                                           5.7300%   28,600,000   28,600,000
  33.1   510 Heritage Drive                                                          15,379,661   15,379,661
  33.2   3555 Bell Road                                                              13,220,339   13,220,339
    34   2053 Willowbrook Drive                                            5.6900%   28,600,000   28,600,000
    35   7500 Tank Avenue                                                  5.1600%   27,000,000   26,845,171
    36   Various                                                           5.5000%   26,650,000   26,650,000
  36.1   923 Yellow Jacket Lane                                                      13,921,642   13,921,642
  36.2   801 Interstate Highway 30                                                   12,728,358   12,728,358
    37   503-599 Telegraph Canyon Road                                     5.5000%   24,850,000   24,850,000
    38   1357 Route 9                                                      5.4000%   24,000,000   24,000,000
    39   1521 Bridford Parkway                                             5.4970%   23,700,000   23,700,000
    40   5900 Baywater Drive                                               5.5300%   22,475,000   22,475,000
    41   1601 Hiawatha Drive                                               5.6290%   22,000,000   22,000,000
    42   1824 Story Road                                                   5.1880%   21,630,000   21,630,000
    43   6511-6541 Steubenville Pike                                       4.9900%   21,000,000   21,000,000
    44   2915 Sharer Road                                                  5.3300%   21,000,000   21,000,000
    45   2222 East-West Connector                                          5.2300%   20,750,000   20,750,000
    46   Various                                                           5.5350%   20,440,000   20,440,000
  46.1   5300-5310 Northwest 33rd Avenue                                             11,406,592   11,406,592
  46.2   2200 West Commercial Boulevard                                               9,033,408    9,033,408
    47   5000 South Lincoln Trace Avenue                                   5.5840%   20,000,000   20,000,000
    48   3005 Old Alabama Road                                             5.7450%   20,000,000   20,000,000
  48.1   3005 Old Alabama Road                                                       17,214,765   17,214,765
  48.2   3005 Old Alabama Road                                                        2,785,235    2,785,235
    49   1900 St. Antonie St                                               5.5000%   20,000,000   19,962,738
    50   13729 Research Boulevard                                          5.0000%   19,500,000   19,500,000
    51   1914-1968 Jericho Turnpike                                        5.5900%   19,000,000   19,000,000
    52   1701 East South Boulevard                                         5.5450%   19,000,000   19,000,000
    53   4201 Northview Drive                                              5.1000%   17,825,000   17,825,000
         Various                                                           5.5280%   17,800,000   17,800,000
    54   151 Century Drive                                                 5.5280%    6,270,000    6,270,000
    55   230 Pelham Road                                                   5.5280%    4,660,000    4,660,000
    56   200 Country Club Lane                                             5.5280%    4,400,000    4,400,000
    57   201 Miracle Mile Drive                                            5.5280%    2,470,000    2,470,000
    58   2831-2851-2909 West 120th Street                                  5.6300%   17,300,000   17,300,000
    59   928 Broadway                                                      5.5620%   17,000,000   17,000,000
    60   8920 Walnut Grove Road                                            5.7800%   17,000,000   17,000,000
    61   15651 Chase Hill Boulevard                                        5.2100%   16,850,000   16,850,000
    62   1177 Beltline Road                                                5.7540%   16,600,000   16,600,000
    63   150 Alhambra Circle                                               5.7170%   16,500,000   16,500,000
    64   2100 & 2115 Rexford Road                                          5.4950%   16,200,000   16,200,000
    65   5825 & 5955 Lincoln Avenue                                        5.2950%   15,750,000   15,750,000
    66   2 Trap Falls Road                                                 5.6100%   15,800,000   15,684,327
    67   601-617 Mall Ring Circle                                          5.7470%   15,500,000   15,500,000
    68   3400 Forest Drive                                                 5.7800%   15,500,000   15,451,536
    69   Various                                                           5.9700%   14,830,000   14,743,407
  69.1   5775 Coventry Lane                                                           4,445,356    4,419,400
  69.2   1957 Cedar Creek Road                                                        3,570,860    3,550,010
  69.3   31 Frontage Road                                                             3,097,174    3,079,090
  69.4   3328 East Center Street                                                      2,040,491    2,028,577
  69.5   1345 North Baldwin Avenue                                                    1,676,118    1,666,331
    70   12700 South Orange Blossom Trail                                  5.0700%   14,400,000   14,400,000
    71   145-157 East 42nd Street                                          5.4070%   14,000,000   14,000,000
    72   4655 Hope Valley Road                                             5.4970%   13,950,000   13,950,000
    73   416-616 Billy Sunday Road                                         5.2700%   13,755,000   13,755,000
    74   21 Astor Place                                                    5.3500%   13,670,000   13,670,000
    75   3107 Boulevard                                                    5.6800%   13,215,000   13,215,000
    76   3400 Concord Road                                                 5.8900%   13,250,000   13,195,758
    77   5 Omni Way                                                        5.5150%   13,250,000   13,164,324
    78   905 Pineville Point Avenue                                        5.4750%   13,000,000   13,000,000
    79   444 WMC Drive                                                     5.0000%   13,000,000   12,937,156
    80   8786 North Creek Boulevard                                        5.4850%   12,720,000   12,720,000
    81   760 East El Camino Real                                           5.6200%   12,529,000   12,529,000
    82   3115 Fountain Square Boulevard                                    5.1300%   12,500,000   12,500,000
    83   8520 Pitner Road                                                  5.0150%   12,375,000   12,375,000
    84   2300 Holcomb Bridge Road                                          5.7440%   12,000,000   12,000,000
    85   5160 & 5180 Parkstone Drive                                       5.6150%   11,800,000   11,800,000
    86   6056-6080 Boynton Beach Boulevard                                 5.1500%   11,500,000   11,500,000
    87   5757 West Thunderbird Road                                        5.1700%   11,400,000   11,400,000
    88   10005 West Hillsborough Avenue                                    5.5900%   11,400,000   11,400,000
    89   613-900 Cortez Road West                                          5.2000%   11,000,000   11,000,000
    90   3990 Olympic Boulevard                                            5.7300%   11,000,000   11,000,000
    91   Various                                                           5.9400%   10,600,000   10,581,064
  91.1   500 West Bethany Drive                                                       6,200,000    6,188,924
  91.2   10003 West Technology Boulevard                                              4,400,000    4,392,140
    92   2811 Circleport Drive                                             5.7300%   10,500,000   10,500,000
    93   3300 E. Guasti Road                                               5.7000%   10,500,000   10,476,162
    94   900 Macbeth Drive                                                 5.3200%   10,400,000   10,400,000
    95   8112 Maryland Avenue                                              5.2830%   10,300,000   10,300,000
    96   100 Barclay Blvd                                                  6.0600%   10,300,000   10,277,953
    97   400 Magnolia Branch Drive                                         5.4970%   10,150,000   10,150,000
    98   2600 Lehigh Ave                                                   6.0600%   10,050,000   10,028,489
    99   4100 MacArthur Boulevard                                          5.8100%   10,000,000   10,000,000
   100   1125-1175 Arnold Drive                                            5.2200%   10,000,000   10,000,000
   101   5600 North Beach Street                                           5.0450%   10,000,000   10,000,000
   102   One Clubhouse Circle                                              5.1250%   10,000,000   10,000,000
   103   3850 Hamlin Rd                                                    5.4600%   10,000,000   10,000,000
   104   1815-1819 East Jericho Turnpike                                   5.2400%   10,050,000    9,981,454
   105   7277 Smith's Mill Road                                            5.5050%    9,600,000    9,600,000
   106   4050 Westfax Drive                                                5.9200%    9,500,000    9,470,625
   107   4212-4314 Highway 98 North                                        5.0050%    9,300,000    9,300,000
   108   8851 Kerns Street                                                 5.4000%    9,230,000    9,230,000
   109   180 Regal Way                                                     5.7900%    9,000,000    8,971,674
   110   501-571 South San Jacinto Street                                  5.2700%    8,900,000    8,900,000
   111   1033 Third Street                                                 5.6000%    8,750,000    8,750,000
   112   6600 West Broad Street                                            5.5800%    8,550,000    8,550,000
   113   4650-4700 South US Highway 41                                     5.1000%    8,280,000    8,280,000
   114   Various                                                           5.2350%    8,250,000    8,250,000
 114.1   36-405/411, 36-555 Bankside, 36605 Sunair                                    4,125,000    4,125,000
 114.2   77-585 Enfield, 39-740, 39-750, 39-760, 39-770 Garand                        4,125,000    4,125,000
   115   Route 111- Indian Rock Road                                       5.4100%    8,250,000    8,222,344
   116   13040 & 13100 W. Lisbon                                           5.6100%    8,100,000    8,100,000
   117   5877 Ross Road                                                    5.6950%    8,000,000    8,000,000
   118   104-189 Lowes Foods Drive                                         5.5900%    7,950,000    7,950,000
   119   2225 South Atlantic Avenue                                        5.5150%    8,000,000    7,949,950
   120   1560 Crossways Boulevard                                          5.3300%    8,025,000    7,949,358
   121   545 Park Avenue                                                   5.8600%    7,800,000    7,789,485
   122   5209 Concord Pike                                                 5.5660%    7,800,000    7,781,899
   123   22235 Sherman Way                                                 5.7600%    7,738,000    7,713,714
   124   300 Billerica Road                                                5.6890%    7,500,000    7,500,000
   125   525 Harris Street                                                 5.1900%    7,419,000    7,384,371
   126   625 Meadow Street                                                 5.5100%    7,400,000    7,367,457
   127   44 Bromfield Street                                               5.4100%    7,350,000    7,350,000
   128   1-9 Lansdowne Street, 145 Ipswich Street                          5.6550%    7,350,000    7,318,545
   129   125 Franklin St                                                   5.5400%    7,290,000    7,255,499
   130   2798, 2800, 2804, 2808, 2812, and 2816 Stantonsburg Road          5.4700%    7,250,000    7,250,000
   131   2532 West Peoria Avenue                                           5.9600%    7,200,000    7,200,000
   132   1240 & 1250 N. Pitt Street                                        5.6500%    7,049,000    7,049,000
   133   135, 175, & 265 East Ontario Avenue                               5.3100%    6,800,000    6,800,000
   134   100 Green Springs Highway                                         5.4300%    6,800,000    6,777,290
   135   837 South Road                                                    5.2536%    6,823,000    6,754,436
   136   1325 Ensell Road                                                  5.6500%    6,595,000    6,573,866
   137   N94 West 16855 Richfield Way                                      4.9890%    6,500,000    6,446,382
   138   190 White Pine Circle                                             5.2600%    6,400,000    6,400,000
   139   1392 US Highway 22                                                5.1300%    6,440,000    6,387,464
   140   5400 Habersham Road                                               5.5700%    6,307,000    6,307,000
   141   12601-12653 Olive Boulevard                                       5.3000%    6,250,000    6,250,000
   142   2419-2473 County Home Road                                        5.5500%    6,200,000    6,185,574
   143   215 5th Avenue                                                    5.2600%    6,200,000    6,171,434
   144   10640 Davidson Place                                              5.2543%    5,800,000    5,741,724
   145   5002-5012 Church Avenue                                           5.6970%    5,750,000    5,736,939
   146   10741 Walker Street                                               5.8600%    5,700,000    5,682,446
   147   1132-1136 Thorn Run Road                                          5.2700%    5,650,000    5,650,000
   148   425 Fifth Avenue                                                  5.5700%    5,600,000    5,600,000
   149   3300-3400 Rib Mountain Drive                                      5.3050%    5,500,000    5,473,128
   150   3333 South Brea Canyon Road                                       5.1700%    5,400,000    5,400,000
   151   1555 Livingston Avenue                                            5.5400%    5,350,000    5,324,680
   152   3116 NE 130th Street                                              5.5500%    5,300,000    5,300,000
   153   7700-7734 Hoke Road                                               5.4600%    5,300,000    5,300,000
   154   1501 Tyler Avenue                                                 5.4300%    5,300,000    5,250,200
   155   2014-24 South Broad Street                                        5.3100%    5,240,000    5,210,818
   156   6100 Southwest Meadows Road                                       6.0000%    5,200,000    5,184,095
   157   15214 Whittier Boulevard                                          5.7700%    5,140,000    5,128,464
   158   3136-3300 East Tulare Avenue                                      5.2690%    5,088,000    5,088,000
   159   400 Wollaston Avenue                                              5.7700%    5,094,000    5,082,567
   160   3101 Main Street                                                  5.9800%    5,000,000    4,970,849
   161   2001 South Atlantic Avenue                                        5.5150%    5,000,000    4,968,719
   162   726 East Market Street                                            5.4300%    5,000,000    4,953,018
   163   510 South Ocean Drive                                             5.5900%    4,800,000    4,779,206
   164   1302 Richmond Avenue                                              5.4300%    4,800,000    4,754,898
   165   6955 S. Tucson Blvd                                               6.1300%    4,750,000    4,739,948
   166   1918-1922 1st Avenue                                              5.2900%    4,650,000    4,650,000
   167   1551 Sam Rittenberg Boulevard                                     5.2600%    4,640,000    4,640,000
   168   2907 Centre Drive                                                 5.5320%    4,600,000    4,593,582
   169   7282 William Barry Boulevard                                      5.8100%    4,600,000    4,585,699
   170   1515 Ashley River Road                                            5.2600%    4,480,000    4,480,000
   171   750 South 500 West                                                5.8970%    4,400,000    4,400,000
   172   2726-2736 Hillside Drive                                          5.0250%    4,400,000    4,400,000
   173   730 US Highway 66 East                                            5.1450%    4,400,000    4,369,436
   174   6405 Fayetteville Road                                            5.2800%    4,261,500    4,261,500
   175   2100, 2110, & 2120 North Rampart Boulevard                        5.6400%    4,200,000    4,200,000
   176   1229 Route 22 East                                                5.5400%    4,200,000    4,180,123
   177   10000-10048 Hawthorne Boulevard                                   5.6760%    4,175,000    4,175,000
   178   4757 Main Street                                                  5.4400%    4,100,000    4,069,071
   179   3502-3522 Satellite Boulevard                                     5.4800%    4,025,000    3,994,880
   180   14-20 Grove Street                                                5.3300%    4,000,000    3,980,748
   181   215 West Lake Street                                              5.3600%    3,900,000    3,900,000
   182   17911-18011 E. 24 Highway                                         5.6900%    3,800,000    3,794,786
   183   1705 West Garvey Avenue North                                     5.6000%    3,750,000    3,744,805
   184   4716 Pacific Highway East                                         5.6300%    3,760,000    3,743,833
   185   10409 Canyon Road East                                            5.1100%    3,800,000    3,715,134
   186   77 Carpenter Avenue                                               5.2600%    3,600,000    3,591,216
   187   2723-2733 N. Power Rd                                             5.7000%    3,500,000    3,495,203
   188   1802 F Street                                                     5.4600%    3,500,000    3,491,735
   189   126 West Berryhill Drive                                          5.2400%    3,441,000    3,425,087
   190   2401 & 2451 36th Ave South                                        5.7400%    3,250,000    3,242,670
   191   1150 Mineral Wells Avenue                                         5.7700%    3,200,000    3,200,000
   192   3165 Norstrand Avenue                                             5.3700%    3,000,000    2,995,740
   193   4486 Timber Glen Drive                                            5.3300%    2,850,000    2,850,000
   194   1929 Rt. 37 East                                                  5.5400%    2,750,000    2,715,098
   195   1455 N. National Rd                                               6.0400%    2,640,000    2,636,506
   196   20014 Rosebank Way                                                7.0000%    2,470,000    2,465,462
   197   1807 Emmet Street                                                 5.4300%    2,300,000    2,278,389

                                Monthly                            CTL Tenant                           Interest
     Maturity / ARD   Payment   Debt          CTL      CTL         Corporate Credit   Administrative    Accrual      ARD
ID   Balance          Date      Service (3)   Tenant   Guarantor   Rating (S/M)       Fee Rate (2)      Basis        (Yes/No)
--   --------------   -------   -----------   ------   ---------   ----------------   --------------    ----------   --------
 5       58,467,359        11       388,492   N/A      N/A         N/A                        0.0251%   Actual/360   No
 6       65,000,000         1       299,308   N/A      N/A         N/A                        0.0301%   Actual/360   No
 7       55,453,318        11       338,736   N/A      N/A         N/A                        0.0301%   Actual/360   No
7.1                                           N/A      N/A         N/A
7.2                                           N/A      N/A         N/A
7.3                                           N/A      N/A         N/A
7.4                                           N/A      N/A         N/A
         56,547,346         1       354,572   N/A      N/A         N/A                        0.0301%   Actual/360   No
 8       35,901,597         1       225,116   N/A      N/A         N/A                        0.0301%   Actual/360   No
 9       20,645,749         1       129,456   N/A      N/A         N/A                        0.0301%   Actual/360   No
10       50,895,648         1       303,031   N/A      N/A         N/A                        0.0401%   Actual/360   No
11       52,000,000         1       248,497   N/A      N/A         N/A                        0.0301%   Actual/360   No
12       46,539,410        11       273,209   N/A      N/A         N/A                        0.0301%   Actual/360   No
13       40,754,001        11       244,061   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
14       39,493,219        11       238,862   N/A      N/A         N/A                        0.0301%   Actual/360   No
15       39,625,000         1       194,047   N/A      N/A         N/A                        0.0301%   Actual/360   No
15.1                                          N/A      N/A         N/A
15.2                                          N/A      N/A         N/A
16       34,960,983         1       224,137   N/A      N/A         N/A                        0.0401%   Actual/360   No
17       38,000,000        11       166,954   N/A      N/A         N/A                        0.0301%   Actual/360   No
18       29,447,474         1       182,574   N/A      N/A         N/A                        0.0601%   Actual/360   No
19       28,455,660        11       183,674   N/A      N/A         N/A                        0.0501%   Actual/360   No
         27,744,849         1       176,618   N/A      N/A         N/A                        0.0301%   Actual/360   No
20       13,066,929         1        83,181   N/A      N/A         N/A                        0.0301%   Actual/360   No
21        4,385,476         1        27,917   N/A      N/A         N/A                        0.0301%   Actual/360   No
22        3,937,979         1        25,068   N/A      N/A         N/A                        0.0301%   Actual/360   No
23        3,221,982         1        20,510   N/A      N/A         N/A                        0.0301%   Actual/360   No
24        3,132,483         1        19,941   N/A      N/A         N/A                        0.0301%   Actual/360   No
25       26,574,199        11       183,872   N/A      N/A         N/A                        0.0301%   Actual/360   No
26       28,389,786         1       168,274   N/A      N/A         N/A                        0.0301%   Actual/360   No
         26,545,223        11       165,481   N/A      N/A         N/A                        0.0701%   Actual/360   No
27        7,838,858        11        48,867   N/A      N/A         N/A                        0.0701%   Actual/360   No
28        7,126,234        11        44,424   N/A      N/A         N/A                        0.0701%   Actual/360   No
29        6,235,455        11        38,871   N/A      N/A         N/A                        0.0701%   Actual/360   No
30        5,344,676        11        33,318   N/A      N/A         N/A                        0.0701%   Actual/360   No
31       26,499,833         1       164,889   N/A      N/A         N/A                        0.0301%   Actual/360   No
32       28,700,000        11       129,125   N/A      N/A         N/A                        0.0301%   Actual/360   No
33       26,653,718         1       166,539   N/A      N/A         N/A                        0.0301%   Actual/360   No
33.1                                          N/A      N/A         N/A
33.2                                          N/A      N/A         N/A
34       25,679,446        11       165,813   N/A      N/A         N/A                        0.0301%   Actual/360   No
35       22,311,659         1       147,593   N/A      N/A         N/A                        0.0501%   Actual/360   No
36       24,758,496         1       151,316   N/A      N/A         N/A                        0.0301%   Actual/360   No
36.1                                          N/A      N/A         N/A
36.2                                          N/A      N/A         N/A
37       20,763,718         1       141,096   N/A      N/A         N/A                        0.0601%   Actual/360   No
38       22,263,937        11       134,767   N/A      N/A         N/A                        0.0301%   Actual/360   No
39       22,743,788         1       134,521   N/A      N/A         N/A                        0.0301%   Actual/360   No
40       20,114,604         1       128,034   N/A      N/A         N/A                        0.0601%   Actual/360   No
41       20,113,239         1       126,700   N/A      N/A         N/A                        0.0301%   Actual/360   No
42       19,221,666        11       118,612   N/A      N/A         N/A                        0.0701%   Actual/360   No
43       18,582,567        11       112,604   N/A      N/A         N/A                        0.0301%   Actual/360   No
44       18,718,409        11       117,006   N/A      N/A         N/A                        0.0501%   Actual/360   No
45       18,839,486        11       114,325   N/A      N/A         N/A                        0.0301%   Actual/360   No
46       18,657,807        11       116,505   N/A      N/A         N/A                        0.0401%   Actual/360   No
46.1                                          N/A      N/A         N/A
46.2                                          N/A      N/A         N/A
47       18,601,859         1       114,614   N/A      N/A         N/A                        0.0301%   Actual/360   No
48       20,000,000         1        97,080   N/A      N/A         N/A                        0.0301%   Actual/360   No
48.1                                          N/A      N/A         N/A
48.2                                          N/A      N/A         N/A
49       13,183,647         1       122,818   N/A      N/A         N/A                        0.0401%   Actual/360   No
50       16,872,443        11       104,680   N/A      N/A         N/A                        0.0301%   Actual/360   No
51       17,672,588         1       108,955   N/A      N/A         N/A                        0.0301%   Actual/360   No
52       17,662,717        11       108,417   N/A      N/A         N/A                        0.0301%   Actual/360   No
53       16,463,758        11        96,781   N/A      N/A         N/A                        0.0301%   Actual/360   No
         15,929,937         1       101,379   N/A      N/A         N/A                        0.0301%   Actual/360   No
54        5,611,276         1        35,711   N/A      N/A         N/A                        0.0301%   Actual/360   No
55        4,170,421         1        26,541   N/A      N/A         N/A                        0.0301%   Actual/360   No
56        3,937,738         1        25,060   N/A      N/A         N/A                        0.0301%   Actual/360   No
57        2,210,502         1        14,068   N/A      N/A         N/A                        0.0301%   Actual/360   No
58       16,100,364         1        99,643   N/A      N/A         N/A                        0.0601%   Actual/360   No
59       15,806,097         1        97,186   N/A      N/A         N/A                        0.0301%   Actual/360   No
60       15,580,947         1        99,532   N/A      N/A         N/A                        0.0601%   Actual/360   No
61       15,293,246        11        92,629   N/A      N/A         N/A                        0.0801%   Actual/360   No
62       15,475,448         1        96,915   N/A      N/A         N/A                        0.0301%   Actual/360   No
63       13,879,084         1        95,944   N/A      N/A         N/A                        0.0301%   Actual/360   No
64       16,200,000        11        75,213   N/A      N/A         N/A                        0.0301%   Actual/360   No
65       13,728,948        11        87,412   N/A      N/A         N/A                        0.0401%   Actual/360   No
66       10,585,990        11        93,339   N/A      N/A         N/A                        0.0701%   Actual/360   No
67       14,453,323         1        90,424   N/A      N/A         N/A                        0.0301%   Actual/360   No
68       14,456,059        11        90,749   N/A      N/A         N/A                        0.0301%   Actual/360   No
69       11,469,857        11        95,278   N/A      N/A         N/A                        0.0501%   Actual/360   No
69.1                                          N/A      N/A         N/A
69.2                                          N/A      N/A         N/A
69.3                                          N/A      N/A         N/A
69.4                                          N/A      N/A         N/A
69.5                                          N/A      N/A         N/A
70       12,181,637        11        77,920   N/A      N/A         N/A                        0.0301%   Actual/360   No
71       14,000,000         1        63,958   N/A      N/A         N/A                        0.0301%   Actual/360   No
72       13,387,166         1        79,180   N/A      N/A         N/A                        0.0301%   Actual/360   No
73       11,982,008        11        76,126   N/A      N/A         N/A                        0.0301%   Actual/360   No
74       12,672,574        11        76,335   N/A      N/A         N/A                        0.0301%   Actual/360   No
75       11,864,037        11        76,533   N/A      N/A         N/A                        0.0501%   Actual/360   No
76       11,198,125        11        78,506   N/A      N/A         N/A                        0.0301%   Actual/360   No
77       11,071,721        11        75,357   N/A      N/A         N/A                        0.0301%   Actual/360   No
78       12,072,582         1        73,609   N/A      N/A         N/A                        0.0301%   Actual/360   No
79       10,686,270        11        69,787   N/A      N/A         N/A                        0.0501%   Actual/360   No
80       11,374,251        11        72,103   N/A      N/A         N/A                        0.0801%   Actual/360   No
81       11,007,076        11        72,084   N/A      N/A         N/A                        0.0301%   Actual/360   No
82       11,550,202        11        68,099   N/A      N/A         N/A                        0.0301%   Actual/360   No
83       10,956,937        11        66,545   N/A      N/A         N/A                        0.0301%   Actual/360   No
84       12,000,000         1        58,238   N/A      N/A         N/A                        0.0301%   Actual/360   No
85       10,363,960         1        67,853   N/A      N/A         N/A                        0.0301%   Actual/360   No
86        9,988,705        11        62,793   N/A      N/A         N/A                        0.0301%   Actual/360   No
87       10,127,460        11        62,388   N/A      N/A         N/A                        0.0601%   Actual/360   No
88       10,006,721         1        65,373   N/A      N/A         N/A                        0.0601%   Actual/360   No
89        9,778,367        11        60,402   N/A      N/A         N/A                        0.0901%   Actual/360   No
90        9,688,118         1        64,053   N/A      N/A         N/A                        0.0401%   Actual/360   No
91        9,574,087         1        67,908   N/A      N/A         N/A                        0.0301%   Actual/360   No
91.1                                          N/A      N/A         N/A
91.2                                          N/A      N/A         N/A
92        9,247,749         1        61,142   N/A      N/A         N/A                        0.0401%   Actual/360   No
93        8,823,271         1        60,942   N/A      N/A         N/A                        0.0701%   Actual/360   No
94        9,070,872        11        57,881   N/A      N/A         N/A                        0.0501%   Actual/360   No
95       10,300,000        11        45,976   N/A      N/A         N/A                        0.0301%   Actual/360   No
96        8,748,451         1        62,152   N/A      N/A         N/A                        0.0901%   Actual/360   No
97        9,740,483         1        57,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
98        8,536,110         1        60,643   N/A      N/A         N/A                        0.0901%   Actual/360   No
99       10,000,000         1        49,089   N/A      N/A         N/A                        0.0301%   Actual/360   No
100       9,252,395        11        55,035   N/A      N/A         N/A                        0.0401%   Actual/360   No
101       8,662,879        11        53,958   N/A      N/A         N/A                        0.0301%   Actual/360   No
102       8,680,297        11        54,449   N/A      N/A         N/A                        0.0701%   Actual/360   No
103       8,937,415         1        56,528   N/A      N/A         N/A                        0.0401%   Actual/360   No
104       8,325,626        11        55,434   N/A      N/A         N/A                        0.0501%   Actual/360   No
105       8,219,377        11        54,538   N/A      N/A         N/A                        0.0301%   Actual/360   No
106       7,334,876         1        60,745   N/A      N/A         N/A                        0.0401%   Actual/360   No
107       8,577,330        11        49,953   N/A      N/A         N/A                        0.0401%   Actual/360   No
108       8,239,443        11        51,829   N/A      N/A         N/A                        0.0301%   Actual/360   No
109       6,918,134        11        56,837   N/A      N/A         N/A                        0.0601%   Actual/360   No
110       8,242,131        11        49,257   N/A      N/A         N/A                        0.0301%   Actual/360   No
111       7,683,599        11        50,232   N/A      N/A         N/A                        0.0901%   Actual/360   No
112       7,504,010        11        48,976   N/A      N/A         N/A                        0.0301%   Actual/360   No
113       7,344,325        11        44,956   N/A      N/A         N/A                        0.0301%   Actual/360   No
114       7,634,969        11        45,480   N/A      N/A         N/A                        0.0301%   Actual/360   No
114.1                                         N/A      N/A         N/A
114.2                                         N/A      N/A         N/A
115       6,871,561        11        46,378   N/A      N/A         N/A                        0.0301%   Actual/360   No
116       6,955,053         1        46,551   N/A      N/A         N/A                        0.0701%   Actual/360   No
117       7,575,049         1        46,407   N/A      N/A         N/A                        0.0301%   Actual/360   No
118       7,263,522        11        45,589   N/A      N/A         N/A                        0.0301%   Actual/360   No
119       6,091,378        11        49,199   N/A      N/A         N/A                        0.0501%   Actual/360   No
120       5,123,748        11        54,435   N/A      N/A         N/A                        0.0301%   Actual/360   No
121       6,585,351         1        46,065   N/A      N/A         N/A                        0.0701%   Actual/360   No
122       6,527,657         1        44,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
123       6,514,804        11        45,206   N/A      N/A         N/A                        0.0401%   Actual/360   No
124       7,500,000         1        36,050   N/A      N/A         N/A                        0.0301%   Actual/360   No
125       6,136,126        11        40,693   N/A      N/A         N/A                        0.0301%   Actual/360   No
126       6,182,356        11        42,063   N/A      N/A         N/A                        0.0301%   Actual/360   No
127       6,424,494        11        41,318   N/A      N/A         N/A                        0.0301%   Actual/360   No
128       6,167,992        11        42,450   N/A      N/A         N/A                        0.0301%   Actual/360   No
129       4,693,181         1        50,312   N/A      N/A         N/A                        0.0401%   Actual/360   No
130       6,732,062         1        41,028   N/A      N/A         N/A                        0.0301%   Actual/360   No
131       6,935,543         1        42,983   N/A      N/A         N/A                        0.0301%   Actual/360   No
132       6,326,674         1        40,689   N/A      N/A         N/A                        0.0601%   Actual/360   No
133       5,929,598        11        37,803   N/A      N/A         N/A                        0.0301%   Actual/360   No
134       5,667,375        11        38,312   N/A      N/A         N/A                        0.0301%   Actual/360   No
135       5,655,363        11        37,692   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
136       5,533,981        11        38,069   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
137       5,341,743        11        34,850   N/A      N/A         N/A                        0.0301%   Actual/360   No
138       5,896,509         1        35,381   N/A      N/A         N/A                        0.0301%   Actual/360   No
139       4,837,450        11        38,137   N/A      N/A         N/A                        0.0301%   Actual/360   No
140       5,534,519         1        36,088   N/A      N/A         N/A                        0.0401%   Actual/360   No
141       5,567,668        11        34,707   N/A      N/A         N/A                        0.0601%   Actual/360   No
142       5,186,095         1        35,398   N/A      N/A         N/A                        0.0301%   Actual/360   No
143       5,139,368        11        34,275   N/A      N/A         N/A                        0.0301%   Actual/360   No
144       4,807,538        11        32,043   N/A      N/A         N/A                        0.0301%   Actual/360   Yes
145       4,831,352         1        33,362   N/A      N/A         N/A                        0.0301%   Actual/360   No
146       4,813,389         1        33,663   N/A      N/A         N/A                        0.0401%   Actual/360   No
147       4,921,726        11        31,270   N/A      N/A         N/A                        0.0901%   Actual/360   No
148       5,016,256         1        32,043   N/A      N/A         N/A                        0.0301%   Actual/360   No
149       4,497,047        11        30,991   N/A      N/A         N/A                        0.0301%   Actual/360   No
150       4,692,340        11        29,552   N/A      N/A         N/A                        0.0901%   Actual/360   No
151       3,444,241         1        36,923   N/A      N/A         N/A                        0.0401%   Actual/360   No
152       4,647,833         1        30,259   N/A      N/A         N/A                        0.0901%   Actual/360   No
153       4,638,219        11        29,960   N/A      N/A         N/A                        0.0301%   Actual/360   No
154       4,023,620        11        32,325   N/A      N/A         N/A                        0.0301%   Actual/360   No
155       4,350,867        11        29,131   N/A      N/A         N/A                        0.0901%   Actual/360   No
156       4,025,743         1        33,504   N/A      N/A         N/A                        0.0901%   Actual/360   No
157       4,328,348        11        30,061   N/A      N/A         N/A                        0.0601%   Actual/360   No
158       4,710,840        11        28,156   N/A      N/A         N/A                        0.0301%   Actual/360   No
159       4,289,611         1        29,792   N/A      N/A         N/A                        0.0401%   Actual/360   No
160       3,868,418        11        32,154   N/A      N/A         N/A                        0.0301%   Actual/360   No
161       3,807,111        11        30,749   N/A      N/A         N/A                        0.0801%   Actual/360   No
162       3,795,868        11        30,496   N/A      N/A         N/A                        0.0301%   Actual/360   No
163       4,020,076        11        27,526   N/A      N/A         N/A                        0.1101%   Actual/360   No
164       3,644,034        11        29,276   N/A      N/A         N/A                        0.0301%   Actual/360   No
165       4,042,705         1        28,877   N/A      N/A         N/A                        0.0401%   Actual/360   No
166       4,052,613        11        25,793   N/A      N/A         N/A                        0.1201%   Actual/360   No
167       4,640,000        11        20,621   N/A      N/A         N/A                        0.0301%   Actual/360   No
168       3,845,245         1        26,211   N/A      N/A         N/A                        0.0301%   Actual/360   No
169       3,878,680        11        27,020   N/A      N/A         N/A                        0.0901%   Actual/360   No
170       4,480,000        11        19,910   N/A      N/A         N/A                        0.0301%   Actual/360   No
171       3,721,212         1        26,090   N/A      N/A         N/A                        0.0601%   Actual/360   No
172       3,896,695        11        23,687   N/A      N/A         N/A                        0.0301%   Actual/360   No
173       3,633,988        11        24,012   N/A      N/A         N/A                        0.0901%   Actual/360   No
174       3,231,025        11        23,611   N/A      N/A         N/A                        0.0301%   Actual/360   No
175       4,200,000         1        20,014   N/A      N/A         N/A                        0.0301%   Actual/360   No
176       2,703,890         1        28,986   N/A      N/A         N/A                        0.0401%   Actual/360   No
177       3,814,685         1        24,168   N/A      N/A         N/A                        0.0301%   Actual/360   No
178       3,418,311        11        23,125   N/A      N/A         N/A                        0.0801%   Actual/360   No
179       3,359,964        11        22,803   N/A      N/A         N/A                        0.0501%   Actual/360   No
180       3,026,143        11        24,159   N/A      N/A         N/A                        0.0301%   Actual/360   No
181       3,478,459        11        21,802   N/A      N/A         N/A                        0.0301%   Actual/360   No
182       3,191,894         1        22,031   N/A      N/A         N/A                        0.0901%   Actual/360   No
183       3,141,267         1        21,528   N/A      N/A         N/A                        0.0301%   Actual/360   No
184       3,152,920        11        21,657   N/A      N/A         N/A                        0.0901%   Actual/360   No
185       1,627,346        11        30,268   N/A      N/A         N/A                        0.0901%   Actual/360   No
186       2,984,086         1        19,902   N/A      N/A         N/A                        0.0301%   Actual/360   No
187       2,940,793         1        20,314   N/A      N/A         N/A                        0.0901%   Actual/360   No
188       2,919,488         1        19,785   N/A      N/A         N/A                        0.0301%   Actual/360   No
189       2,850,536        11        18,980   N/A      N/A         N/A                        0.0301%   Actual/360   No
190       2,734,321         1        18,945   N/A      N/A         N/A                        0.0901%   Actual/360   No
191       2,696,030         1        18,715   N/A      N/A         N/A                        0.0301%   Actual/360   No
192       2,495,164         1        16,790   N/A      N/A         N/A                        0.0301%   Actual/360   No
193       2,540,423         1        15,879   N/A      N/A         N/A                        0.0401%   Actual/360   No
194          17,070         1        29,899   N/A      N/A         N/A                        0.0401%   Actual/360   No
195       2,240,760         1        15,896   N/A      N/A         N/A                        0.0401%   Actual/360   No
196       1,678,477         1        16,433   N/A      N/A         N/A                        0.0401%   Actual/360   No
197       1,746,099        11        14,028   N/A      N/A         N/A                        0.0301%   Actual/360   No

         Revised
ID       Rate
------   0------
     5
     6   N/A
     7
   7.1
   7.2
   7.3
   7.4
         N/A
     8   N/A
     9   N/A
    10   N/A
    11   N/A
    12
    13   Greater of (i) 2.0% plus Initial Interest Rate or (ii) Annualized Yield plus 3%
    14
    15   N/A
  15.1   N/A
  15.2   N/A
    16   N/A
    17
    18   N/A
    19
         N/A
    20   N/A
    21   N/A
    22   N/A
    23   N/A
    24   N/A
    25
    26   N/A

    27
    28
    29
    30
    31   N/A
    32
    33   N/A
  33.1   N/A
  33.2   N/A
    34
    35   N/A
    36   N/A
  36.1   N/A
  36.2   N/A
    37   N/A
    38
    39   N/A
    40   N/A
    41   N/A
    42
    43
    44
    45
    46
  46.1
  46.2
    47   N/A
    48   N/A
  48.1   N/A
  48.2   N/A
    49   N/A
    50
    51   N/A
    52
    53
         N/A
    54   N/A
    55   N/A
    56   N/A
    57   N/A
    58   N/A
    59   N/A
    60   N/A
    61
    62   N/A
    63   N/A
    64
    65
    66
    67   N/A
    68
    69
  69.1
  69.2
  69.3
  69.4
  69.5
    70
    71   N/A
    72   N/A
    73
    74
    75
    76
    77
    78   N/A
    79
    80
    81
    82
    83
    84   N/A
    85   N/A
    86
    87
    88   N/A
    89
    90   N/A
    91   N/A
  91.1   N/A
  91.2   N/A
    92   N/A
    93   N/A
    94
    95
    96   N/A
    97   N/A
    98   N/A
    99   N/A
   100
   101
   102
   103   N/A
   104
   105
   106   N/A
   107
   108
   109
   110
   111
   112
   113
   114
 114.1
 114.2
   115
   116   N/A
   117   N/A
   118
   119
   120
   121   N/A
   122   N/A
   123
   124   N/A
   125
   126
   127
   128
   129   N/A
   130   N/A
   131   N/A
   132   N/A
   133
   134
   135   2% plus Initial Interest Rate
   136   Greater of: (i) 2.0% plus Initial Interest Rate or (ii) 3.0% plus the annualized Treasury yield
   137   2% plus Initial Interest Rate
   138   N/A
   139
   140   N/A
   141
   142   N/A
   143
   144   2% plus Initial Interest Rate
   145   N/A
   146   N/A
   147
   148   N/A
   149
   150
   151   N/A
   152   N/A
   153
   154
   155
   156   N/A
   157
   158
   159   N/A
   160
   161
   162
   163
   164
   165   N/A
   166
   167
   168   N/A
   169
   170
   171   N/A
   172
   173
   174
   175   N/A
   176   N/A
   177   N/A
   178
   179
   180
   181
   182   N/A
   183   N/A
   184
   185
   186   N/A
   187   N/A
   188   N/A
   189
   190   N/A
   191   N/A
   192   N/A
   193   N/A
   194   N/A
   195   N/A
   196   N/A
   197

                                           Crossed                         Net
                                           With              Loan Group    Rentable Area
ID       Lockbox (4)                       Other Loans       1, 2A or 2B   SF/Units
------   -------------------------------   ---------------   -----------   -------------
     5   Hard                              No                          1         565,746
     6   Hard                              No                          1         304,445
     7   Hard                              No                          1         671,759
   7.1                                                                           353,954
   7.2                                                                           144,867
   7.3                                                                           117,212
   7.4                                                                            55,726
         Soft                              Yes - Beyman      2B                      651
     8   Soft                              Yes - Beyman      2B                      399
     9   Soft                              Yes - Beyman      2B                      252
    10   Hard                              No                          1         314,435
    11   None                              No                          1         272,827
    12   Hard                              No                          1         333,275
    13   None at Closing, Springing Hard   No                          1         321,205
    14   Hard                              No                          1         257,280
    15   Hard                              No                          1         167,177
  15.1                                                                           104,092
  15.2                                                                            63,085
    16   None at Closing, Springing Hard   No                          1         358,385
    17   Hard                              No                          1         103,928
    18   None                              No                2B                      434
    19   None                              No                          1         301,696
         Hard                              Yes - Century               1         520,052
    20   Hard                              Yes - Century               1         225,869
    21   Hard                              Yes - Century               1          48,495
    22   Hard                              Yes - Century               1          33,688
    23   Hard                              Yes - Century               1          94,000
    24   Hard                              Yes - Century               1         118,000
    25   None at Closing, Springing Hard   No                          1         199,458
    26   Soft at Closing, Springing Hard   No                2B                      572
         None at Closing, Springing Hard   Yes - AG                    1         265,459
    27   None at Closing, Springing Hard   Yes - AG                    1          71,983
    28   None at Closing, Springing Hard   Yes - AG                    1          68,164
    29   None at Closing, Springing Hard   Yes - AG                    1          57,084
    30   None at Closing, Springing Hard   Yes - AG                    1          68,228
    31   Hard                              No                          1         274,300
    32   None                              No                          1         272,942
    33   None at Closing, Springing Hard   No                2B                      649
  33.1                                                                               349
  33.2                                                                               300
    34   None at Closing, Springing Hard   No                2B                      360
    35   Hard                              No                          1         268,000
    36   None at Closing, Springing Hard   No                2B                      444
  36.1                                                                               224
  36.2                                                                               220
    37   None at Closing, Springing Hard   No                          1         117,594
    38   None at Closing, Springing Soft   No                          1         209,200
    39   None                              No                          1             360
    40   None                              No                          1             181
    41   None                              No                2B                      296
    42   None at Closing, Springing Hard   No                          1          61,819
    43   None                              No                          1         120,344
    44   Hard                              No                2B                      324
    45   Soft                              No                2B                      324
    46   Hard                              No                          1         167,824
  46.1                                                                            98,631
  46.2                                                                            69,193
    47   None at Closing, Springing Hard   No                2B                      416
    48   None                              No                          1         103,168
  48.1                                                                            89,128
  48.2                                                                            14,040
    49   None at Closing, Springing Hard   No                          1         105,980
    50   None                              No                          1         263,055
    51   None                              No                          1          85,929
    52   None                              No                          1          92,597
    53   Hard                              No                          1         101,837
         None                              Yes - Wilkinson   2B                      764
    54   None                              Yes - Wilkinson   2B                      212
    55   None                              Yes - Wilkinson   2B                      236
    56   None                              Yes - Wilkinson   2B                      180
    57   None                              Yes - Wilkinson   2B                      136
    58   None                              No                          1          60,304
    59   None                              No                          1          76,625
    60   None                              No                2B                      360
    61   None                              No                2B                      258
    62   Hard                              No                          1         150,000
    63   None                              No                          1         105,580
    64   None                              No                          1         136,299
    65   None at Closing, Springing Hard   No                          1         103,973
    66   None                              No                          1         158,462
    67   None                              No                          1          64,211
    68   Hard                              No                          1         231,477
    69   None                              No                          1             443
  69.1                                                                               128
  69.2                                                                               120
  69.3                                                                                62
  69.4                                                                                71
  69.5                                                                                62
    70   None at Closing, Springing Hard   No                          1          88,103
    71   None                              No                          1          28,593
    72   None                              No                2B                      264
    73   None at Closing, Springing Soft   No                2B                      209
    74   None                              No                          1          11,121
    75   None                              No                          1         169,026
    76   None                              No                          1          55,000
    77   Hard                              No                          1         131,252
    78   None                              No                2B                      264
    79   None                              No                          1          81,332
    80   None                              No                2B                      250
    81   None at Closing, Springing Hard   No                          1          30,071
    82   None                              No                2B                      256
    83   Soft                              No                2B                      466
    84   None                              No                          1          95,876
    85   Hard                              No                          1          88,183
    86   None at Closing, Springing Hard   No                          1          56,077
    87   None at Closing, Springing Hard   No                          1          86,492
    88   None at Closing, Springing Hard   No                          1         117,176
    89   None at Closing, Springing Hard   No                          1         169,330
    90   None                              No                          1             120
    91   None                              No                          1         120,318
  91.1                                                                            84,518
  91.2                                                                            35,800
    92   None                              No                          1             150
    93   None at Closing, Springing Hard   No                          1          61,298
    94   None                              No                2B                      337
    95   None                              No                          1          80,120
    96   None                              No                          1             118
    97   None                              No                          1             172
    98   None                              No                          1             120
    99   None at Closing, Springing Hard   No                          1          45,890
   100   None                              No                          1          79,863
   101   None                              No                2B                      288
   102   None                              No                2B                      130
   103   Hard                              No                          1          64,633
   104   None at Closing, Springing Hard   No                          1          51,800
   105   None at Closing, Springing Hard   No                          1          59,044
   106   None                              No                          1             137
   107   None                              No                          1         134,548
   108   None at Closing, Springing Soft   No                          1         115,290
   109   None                              No                          1             122
   110   None at Closing, Springing Hard   No                          1         128,388
   111   None at Closing, Springing Hard   No                          1          34,025
   112   Hard                              No                          1          91,875
   113   None at Closing, Springing Hard   No                          1         129,631
   114   None                              No                          1          91,142
 114.1                                                                            32,602
 114.2                                                                            58,540
   115   None                              No                          1          63,500
   116   None                              No                          1         118,871
   117   None                              No                2A                      194
   118   None at Closing, Springing Hard   No                          1          75,824
   119   None                              No                          1             132
   120   None                              No                          1             105
   121   None                              No                2B                      130
   122   None                              No                          1          34,495
   123   None                              No                          1         101,000
   124   Hard                              No                          1         110,882
   125   None                              No                2B                      160
   126   Hard                              No                          1          54,985
   127   None at Closing, Springing Hard   No                          1          42,053
   128   None at Closing, Springing Hard   No                          1          97,007
   129   None                              No                          1           1,151
   130   None                              No                2B                      120
   131   None                              No                          1             250
   132   None at Closing, Springing Hard   No                          1          40,355
   133   None at Closing, Springing Hard   No                          1          20,000
   134   None at Closing, Springing Hard   No                          1         114,198
   135   None at Closing, Springing Hard   No                          1          42,000
   136   None at Closing, Springing Hard   No                          1          94,000
   137   None at Closing, Springing Hard   No                          1          30,519
   138   None                              No                2B                       64
   139   None                              No                          1          54,025
   140   None                              No                          1          63,432
   141   None                              No                          1          39,528
   142   None                              No                          1             136
   143   None                              No                          1          50,640
   144   None at Closing, Springing Hard   No                          1          33,879
   145   None                              No                          1          18,500
   146   Hard                              No                          1          67,000
   147   None                              No                          1          47,165
   148   Hard                              No                          1          10,195
   149   None at Closing, Springing Hard   No                          1          54,688
   150   None                              No                          1          40,184
   151   None                              No                          1             891
   152   None                              No                          1             821
   153   None at Closing, Springing Hard   No                          1          28,800
   154   None                              No                          1             104
   155   None                              No                          1          13,396
   156   None                              No                          1             124
   157   None at Closing, Springing Hard   No                          1          33,160
   158   None                              No                          1          41,870
   159   None                              No                2B                       84
   160   None at Closing, Springing Soft   No                          1              92
   161   None                              No                          1              95
   162   None                              No                          1              99
   163   None at Closing, Springing Hard   No                          1           9,232
   164   None at Closing, Springing Hard   No                          1              98
   165   None                              No                          1              86
   166   None at Closing, Springing Hard   No                2B                       49
   167   None                              No                2B                      138
   168   None                              No                          1          45,000
   169   None                              No                          1          71,880
   170   None                              No                2B                      115
   171   Soft at Closing, Springing Hard   No                          1          55,279
   172   None                              No                          1          17,120
   173   None                              No                          1          72,113
   174   None                              No                          1          13,650
   175   None at Closing, Springing Hard   No                          1          16,991
   176   None                              No                          1             640
   177   None                              No                          1          16,103
   178   None                              No                          1          18,054
   179   None                              No                          1          31,315
   180   None                              No                          1          15,415
   181   None                              No                          1          72,000
   182   None at Closing, Springing Hard   No                          1          70,849
   183   None                              No                          1          29,096
   184   None                              No                          1          12,502
   185   None at Closing, Springing Hard   No                          1          45,859
   186   None                              No                2B                       99
   187   None                              No                          1          17,671
   188   None                              No                          1              30
   189   None                              No                2B                       96
   190   None                              No                2B                       72
   191   Soft                              No                          1          53,219
   192   None                              No                2B                      110
   193   None                              No                2B                       72
   194   None                              No                          1             756
   195   None at Closing, Springing Hard   No                          1          18,000
   196   None                              No                2B                      120
   197   None at Closing, Springing Hard   No                          1              64

                                   EXHIBIT B-2

                           SERVICING FEE RATE SCHEDULE


Annex ID   Property Name                                Primary Servicer Fee    Master Servicer Fee    Trustee Fee Rate
--------   ------------------------------------------   --------------------    -------------------    ----------------
       1   Villas Parkmerced                                         0.02000%               0.01000%            0.00010%
       2   Valley View Center                                        0.02000%               0.01000%            0.00010%
       3   SunTrust Center                                           0.02000%               0.01000%            0.00010%
       4   Westin Philadelphia Hotel                                 0.02000%               0.01000%            0.00010%
       5   Rock Pointe Corporate Center                                                     0.01000%            0.00010%
       6   Woodbury Lakes                                            0.02000%               0.01000%            0.00010%
       7   The Harrisburg Portfolio                                  0.02000%               0.01000%            0.00010%
       8   Empirian at Steele Park                                   0.02000%               0.01000%            0.00010%
       9   Colonnade at Germantown                                   0.02000%               0.01000%            0.00010%
      10   Sunset Media Tower                                        0.03000%               0.01000%            0.00010%
      11   Stadium Gateway                                           0.02000%               0.01000%            0.00010%
      12   Woodcrest Corporate Center                                                       0.01000%            0.00010%
      13   Riverview Square                                          0.02000%               0.01000%            0.00010%
      14   Research Boulevard Center                                 0.02000%               0.01000%            0.00010%
      15   Shorenstein Brisbane                                      0.02000%               0.01000%            0.00010%
      16   Stratford Plaza                                           0.03000%               0.01000%            0.00010%
      17   The Ansonia                                                                      0.01000%            0.00010%
      18   Lodge at Stone Oak Ranch Apartment Homes                  0.05000%               0.01000%            0.00010%
      19   Canyon Corporate Plaza                                                           0.01000%            0.00010%
      20   1620, 1640, 1680 Century Center Parkway                   0.02000%               0.01000%            0.00010%
      21   1610 Century Center Parkway                               0.02000%               0.01000%            0.00010%
      22   1670 Century Center Parkway                               0.02000%               0.01000%            0.00010%
      23   1600 Century Center Parkway                               0.02000%               0.01000%            0.00010%
      24   1590 Century Center Parkway                               0.02000%               0.01000%            0.00010%
      25   Conexant Building                                         0.02000%               0.01000%            0.00010%
      26   Vistas at Seven Bar Ranch                                 0.02000%               0.01000%            0.00010%
      27   Top Food & Drug - Auburn, WA                              0.00000%               0.01000%            0.00010%
      28   Safeway - Vancouver, WA                                   0.00000%               0.01000%            0.00010%
      29   Larry's Market - Tukwila, WA                              0.00000%               0.01000%            0.00010%
      30   Sherm's Thunderbird Market - Roseburg, OR                 0.00000%               0.01000%            0.00010%
      31   Eastfield Mall                                            0.02000%               0.01000%            0.00010%
      32   University Club Tower                                     0.02000%               0.01000%            0.00010%
      33   Mission Madison Priest Lake Apartments                    0.02000%               0.01000%            0.00010%
      34   Willowbrook West Apartments                               0.02000%               0.01000%            0.00010%
      35   Johnson Control Building                                  0.04000%               0.01000%            0.00010%
      36   Mission Rockwall and Fairways Apartments                  0.02000%               0.01000%            0.00010%
      37   Canyon Plaza Shopping Center                              0.05000%               0.01000%            0.00010%
      38   Alpine Commons Shopping Center                            0.02000%               0.01000%            0.00010%
      39   Abbington Place                                           0.02000%               0.01000%            0.00010%
      40   Heritage at Lakeside Apartment Homes                      0.05000%               0.01000%            0.00010%
      41   Indian Lakes Apartments                                   0.02000%               0.01000%            0.00010%
      42   Story and King Plaza                                                             0.01000%            0.00010%
      43   Robinson Crossroads                                       0.02000%               0.01000%            0.00010%
      44   The Exchange at Tallahassee Apts                                                 0.01000%            0.00010%
      45   Tramore Village Apartments                                0.02000%               0.01000%            0.00010%
      46   Trafalgar Plaza Portfolio                                                        0.01000%            0.00010%
      47   Mission Galleria Apartments                               0.02000%               0.01000%            0.00010%
      48   Old Alabama                                               0.02000%               0.01000%            0.00010%
      49   Pricewaterhouse Coopers Office                            0.03000%               0.01000%            0.00010%
      50   Lake Creek Festival Center                                0.02000%               0.01000%            0.00010%
      51   Elwood Shopping Center                                    0.02000%               0.01000%            0.00010%
      52   Wellpointe Medical Building                               0.02000%               0.01000%            0.00010%
      53   One Town Center                                           0.02000%               0.01000%            0.00010%
      54   Magnolia Run                                              0.02000%               0.01000%            0.00010%
      55   Breckenridge                                              0.02000%               0.01000%            0.00010%
      56   Country Club                                              0.02000%               0.01000%            0.00010%
      57   Willow Pointe                                             0.02000%               0.01000%            0.00010%
      58   Hawthorne Exchange                                        0.02000%               0.01000%            0.00010%
      59   928 Broadway                                              0.02000%               0.01000%            0.00010%
      60   Walnut Hills Apartments                                   0.05000%               0.01000%            0.00010%
      61   Maverick Creek Villas                                                            0.01000%            0.00010%
      62   IBM Call Center                                           0.02000%               0.01000%            0.00010%
      63   Alhambra Center International                             0.02000%               0.01000%            0.00010%
      64   Rexford Park                                              0.02000%               0.01000%            0.00010%
      65   Buena Park Promenade                                                             0.01000%            0.00010%
      66   Shelton Pointe                                                                   0.01000%            0.00010%
      67   Galleria Pavilion                                         0.02000%               0.01000%            0.00010%
      68   Verizon Call Center                                       0.02000%               0.01000%            0.00010%
      69   Supertel Hotel Portfolio                                                         0.01000%            0.00010%
      70   Deerfield Plaza                                           0.02000%               0.01000%            0.00010%
      71   Chrysler Retail                                           0.02000%               0.01000%            0.00010%
      72   Woods Edge                                                0.02000%               0.01000%            0.00010%
      73   South Duff Community Park I & II                          0.02000%               0.01000%            0.00010%
      74   21 Astor Place                                            0.02000%               0.01000%            0.00010%
      75   Colonial Square                                                                  0.01000%            0.00010%
      76   Aston Township Giant Food                                 0.02000%               0.01000%            0.00010%
      77   5 Omni                                                    0.02000%               0.01000%            0.00010%
      78   Ashford Place Apartments                                  0.02000%               0.01000%            0.00010%
      79   College Square Shopping Center                                                   0.01000%            0.00010%
      80   The Links at North Creek                                  0.02000%               0.01000%            0.00010%
      81   Best Buy - Sunnyvale, CA                                  0.02000%               0.01000%            0.00010%
      82   Fountain Square Apartments                                0.02000%               0.01000%            0.00010%
      83   Northwest Corners Apartments                              0.02000%               0.01000%            0.00010%
      84   Centennial Village                                        0.02000%               0.01000%            0.00010%
      85   Wynwood Office Buildings                                  0.02000%               0.01000%            0.00010%
      86   El Clair Medical Building                                 0.02000%               0.01000%            0.00010%
      87   Sunwest Medical Center                                                           0.01000%            0.00010%
      88   Colony Crossings                                          0.05000%               0.01000%            0.00010%
      89   Cortez Plaza East                                                                0.01000%            0.00010%
      90   Courtyard by Marriot - Erlanger                           0.03000%               0.01000%            0.00010%
      91   Bethany and ATI Buildings                                 0.02000%               0.01000%            0.00010%
      92   Residence Inn - Cincinnati Airport                        0.03000%               0.01000%            0.00010%
      93   Centrelake Corporate Center                               0.06000%               0.01000%            0.00010%
      94   Birnam Wood Apartments                                                           0.01000%            0.00010%
      95   Maryland Place                                            0.02000%               0.01000%            0.00010%
      96   Staybridge Suites-Lincolnshire                            0.08000%               0.01000%            0.00010%
      97   Savannah Place                                            0.02000%               0.01000%            0.00010%
      98   Staybridge Suites-Glenview                                0.08000%               0.01000%            0.00010%
      99   4100 MacArthur Boulevard                                  0.02000%               0.01000%            0.00010%
     100   Village Oaks Shopping Center                                                     0.01000%            0.00010%
     101   Fossil Ridge Apartments                                   0.02000%               0.01000%            0.00010%
     102   Stonecreek Apartments-Phase I                                                    0.01000%            0.00010%
     103   Auburn Ridge Office Center                                0.03000%               0.01000%            0.00010%
     104   1815-1819 East Jericho Turnpike                                                  0.01000%            0.00010%
     105   New Albany Medical Office Building                        0.02000%               0.01000%            0.00010%
     106   Hampton Inn Dulles Airport                                0.03000%               0.01000%            0.00010%
     107   Village Plaza                                                                    0.01000%            0.00010%
     108   Siempre Viva                                              0.02000%               0.01000%            0.00010%
     109   Hilton Garden Inn - Newport News, VA                                             0.01000%            0.00010%
     110   Civic Plaza Shopping Center                               0.02000%               0.01000%            0.00010%
     111   1033 Third Street                                                                0.01000%            0.00010%
     112   Brookfield Commons                                        0.02000%               0.01000%            0.00010%
     113   Wabash Valley Plaza                                       0.02000%               0.01000%            0.00010%
     114   Garand Lane                                               0.02000%               0.01000%            0.00010%
     115   Shaw's Supermarket - Windham, NH                          0.02000%               0.01000%            0.00010%
     116   Eastgate Business Center                                  0.06000%               0.01000%            0.00010%
     117   Woodstock                                                 0.02000%               0.01000%            0.00010%
     118   Lewisville Commons                                        0.02000%               0.01000%            0.00010%
     119   Aku Tiki Inn                                                                     0.01000%            0.00010%
     120   Fairfield Inn by Marriott - Chesapeake, VA                0.02000%               0.01000%            0.00010%
     121   Prospect Park Apartments                                  0.06000%               0.01000%            0.00010%
     122   5209 Concord Pike                                         0.02000%               0.01000%            0.00010%
     123   Spectrum Fitness                                                                 0.01000%            0.00010%
     124   300 Billerica Road                                        0.02000%               0.01000%            0.00010%
     125   Morrell Park Apartments                                   0.02000%               0.01000%            0.00010%
     126   Shaw's Supermarket - Littleton, NH                        0.02000%               0.01000%            0.00010%
     127   44 Bromfield Street                                       0.02000%               0.01000%            0.00010%
     128   Jillians Boston                                           0.02000%               0.01000%            0.00010%
     129   Lackland Self Storage - Belleville                        0.03000%               0.01000%            0.00010%
     130   Waterford Phase III                                       0.02000%               0.01000%            0.00010%
     131   Crowne Plaza Phoenix                                      0.02000%               0.01000%            0.00010%
     132   Pitt Street Center                                        0.05000%               0.01000%            0.00010%
     133   Main Street Village                                       0.02000%               0.01000%            0.00010%
     134   Hillcrest Shopping Center                                 0.02000%               0.01000%            0.00010%
     135   Circuit City - Poughkeepsie, NY                           0.02000%               0.01000%            0.00010%
     136   Peapod Distribution Warehouse                             0.02000%               0.01000%            0.00010%
     137   Best Buy - Menomonee Falls, WI                            0.02000%               0.01000%            0.00010%
     138   Aquia Terrace Phase II                                    0.02000%               0.01000%            0.00010%
     139   Hunterdon Hills Plaza                                     0.02000%               0.01000%            0.00010%
     140   Habersham Village                                         0.03000%               0.01000%            0.00010%
     141   West Park Retail                                                                 0.01000%            0.00010%
     142   Trafalgar Square Apartments                               0.02000%               0.01000%            0.00010%
     143   Heritage Square - St. Charles, IL                         0.02000%               0.01000%            0.00010%
     144   Circuit City - Manassas, VA                               0.02000%               0.01000%            0.00010%
     145   5002-5012 Church Avenue                                   0.02000%               0.01000%            0.00010%
     146   Cypress Corporate Park                                    0.03000%               0.01000%            0.00010%
     147   Thorn Run Crossing                                                               0.01000%            0.00010%
     148   425 Fifth Avenue                                          0.02000%               0.01000%            0.00010%
     149   Barnes & Noble Retail Center                              0.02000%               0.01000%            0.00010%
     150   Metro Center Diamond Bar                                                         0.01000%            0.00010%
     151   Lackland Self Storage - N. Brunswick                      0.03000%               0.01000%            0.00010%
     152   Lake City Mini-Storage                                    0.02000%               0.01000%            0.00010%
     153   Hoke Plaza                                                0.02000%               0.01000%            0.00010%
     154   Best Western - Radford, VA                                0.02000%               0.01000%            0.00010%
     155   Walgreens - Philadelphia, PA                                                     0.01000%            0.00010%
     156   Fairfield Inn & Suites - Lake Oswego                      0.08000%               0.01000%            0.00010%
     157   Whittier Plaza                                                                   0.01000%            0.00010%
     158   Heritage Square - Fresno, CA                              0.02000%               0.01000%            0.00010%
     159   Ivy Hall Apartments                                       0.03000%               0.01000%            0.00010%
     160   Best Western - Grasonville, MD                            0.02000%               0.01000%            0.00010%
     161   Bahama House                                                                     0.01000%            0.00010%
     162   Best Western - Leesburg, VA                               0.02000%               0.01000%            0.00010%
     163   Bentley Retail                                                                   0.01000%            0.00010%
     164   Comfort Inn - Staunton, VA                                0.02000%               0.01000%            0.00010%
     165   Fairfield Inn - Tucson Airport                            0.03000%               0.01000%            0.00010%
     166   Oxford Apartments                                                                0.01000%            0.00010%
     167   Charleston Arms Apartments                                0.02000%               0.01000%            0.00010%
     168   Best Buy Beaver Creek                                     0.02000%               0.01000%            0.00010%
     169   The Gaylord Building                                                             0.01000%            0.00010%
     170   Spanish Oaks Apartments                                   0.02000%               0.01000%            0.00010%
     171   Woods Cross Center                                        0.02000%               0.01000%            0.00010%
     172   Hillside Terrace Shopping Center                          0.02000%               0.01000%            0.00010%
     173   Super Walmart - Tell City, IN                                                    0.01000%            0.00010%
     174   Walgreens - Durham, NC                                    0.02000%               0.01000%            0.00010%
     175   Pueblo Place                                              0.02000%               0.01000%            0.00010%
     176   Lackland Self Storage - Mountainside                      0.03000%               0.01000%            0.00010%
     177   Century Square                                            0.02000%               0.01000%            0.00010%
     178   Battenkill Plaza                                                                 0.01000%            0.00010%
     179   Satellite Shoppes                                                                0.01000%            0.00010%
     180   Grove Street Plaza                                        0.02000%               0.01000%            0.00010%
     181   215 West Lake Street                                      0.02000%               0.01000%            0.00010%
     182   Arrowhead Shopping Center                                 0.08000%               0.01000%            0.00010%
     183   1705 West Garvey                                          0.02000%               0.01000%            0.00010%
     184   Pacific Willow Center                                                            0.01000%            0.00010%
     185   Summit Trading Company - Puyallup, WA                                            0.01000%            0.00010%
     186   Tara Close Apartments                                     0.02000%               0.01000%            0.00010%
     187   Red Mountain Shopping Center                              0.08000%               0.01000%            0.00010%
     188   Lincoln Gardens Apartments                                0.02000%               0.01000%            0.00010%
     189   Berryhill Apartments                                      0.02000%               0.01000%            0.00010%
     190   Autumn Ridge Apartments                                   0.08000%               0.01000%            0.00010%
     191   Memorial Plaza                                            0.02000%               0.01000%            0.00010%
     192   3165 Nostrand Avenue                                      0.02000%               0.01000%            0.00010%
     193   Timber Glen II                                            0.03000%               0.01000%            0.00010%
     194   Lackland Self Storage - Dover #2                          0.03000%               0.01000%            0.00010%
     195   National Road Marketplace                                 0.03000%               0.01000%            0.00010%
     196   Francis Murphy Senior Apartments                          0.03000%               0.01000%            0.00010%
     197   Comfort Inn - Charlottesville, VA                         0.02000%               0.01000%            0.00010%

Annex ID   Property Name                                Subservicing Fee Rate    Total Administrative Fee
--------   ------------------------------------------   ---------------------    ------------------------
       1   Villas Parkmerced                                          0.00000%                     0.0301%
       2   Valley View Center                                         0.00000%                     0.0301%
       3   SunTrust Center                                            0.00000%                     0.0301%
       4   Westin Philadelphia Hotel                                  0.00000%                     0.0301%
       5   Rock Pointe Corporate Center                               0.01500%                     0.0251%
       6   Woodbury Lakes                                             0.00000%                     0.0301%
       7   The Harrisburg Portfolio                                   0.00000%                     0.0301%
       8   Empirian at Steele Park                                    0.00000%                     0.0301%
       9   Colonnade at Germantown                                    0.00000%                     0.0301%
      10   Sunset Media Tower                                         0.00000%                     0.0401%
      11   Stadium Gateway                                            0.00000%                     0.0301%
      12   Woodcrest Corporate Center                                 0.02000%                     0.0301%
      13   Riverview Square                                           0.00000%                     0.0301%
      14   Research Boulevard Center                                  0.00000%                     0.0301%
      15   Shorenstein Brisbane                                       0.00000%                     0.0301%
      16   Stratford Plaza                                            0.00000%                     0.0401%
      17   The Ansonia                                                0.02000%                     0.0301%
      18   Lodge at Stone Oak Ranch Apartment Homes                   0.00000%                     0.0601%
      19   Canyon Corporate Plaza                                     0.04000%                     0.0501%
      20   1620, 1640, 1680 Century Center Parkway                    0.00000%                     0.0301%
      21   1610 Century Center Parkway                                0.00000%                     0.0301%
      22   1670 Century Center Parkway                                0.00000%                     0.0301%
      23   1600 Century Center Parkway                                0.00000%                     0.0301%
      24   1590 Century Center Parkway                                0.00000%                     0.0301%
      25   Conexant Building                                          0.00000%                     0.0301%
      26   Vistas at Seven Bar Ranch                                  0.00000%                     0.0301%
      27   Top Food & Drug - Auburn, WA                               0.06000%                     0.0701%
      28   Safeway - Vancouver, WA                                    0.06000%                     0.0701%
      29   Larry's Market - Tukwila, WA                               0.06000%                     0.0701%
      30   Sherm's Thunderbird Market - Roseburg, OR                  0.06000%                     0.0701%
      31   Eastfield Mall                                             0.00000%                     0.0301%
      32   University Club Tower                                      0.00000%                     0.0301%
      33   Mission Madison Priest Lake Apartments                     0.00000%                     0.0301%
      34   Willowbrook West Apartments                                0.00000%                     0.0301%
      35   Johnson Control Building                                   0.00000%                     0.0501%
      36   Mission Rockwall and Fairways Apartments                   0.00000%                     0.0301%
      37   Canyon Plaza Shopping Center                               0.00000%                     0.0601%
      38   Alpine Commons Shopping Center                             0.00000%                     0.0301%
      39   Abbington Place                                            0.00000%                     0.0301%
      40   Heritage at Lakeside Apartment Homes                       0.00000%                     0.0601%
      41   Indian Lakes Apartments                                    0.00000%                     0.0301%
      42   Story and King Plaza                                       0.06000%                     0.0701%
      43   Robinson Crossroads                                        0.00000%                     0.0301%
      44   The Exchange at Tallahassee Apts                           0.04000%                     0.0501%
      45   Tramore Village Apartments                                 0.00000%                     0.0301%
      46   Trafalgar Plaza Portfolio                                  0.03000%                     0.0401%
      47   Mission Galleria Apartments                                0.00000%                     0.0301%
      48   Old Alabama                                                0.00000%                     0.0301%
      49   Pricewaterhouse Coopers Office                             0.00000%                     0.0401%
      50   Lake Creek Festival Center                                 0.00000%                     0.0301%
      51   Elwood Shopping Center                                     0.00000%                     0.0301%
      52   Wellpointe Medical Building                                0.00000%                     0.0301%
      53   One Town Center                                            0.00000%                     0.0301%
      54   Magnolia Run                                               0.00000%                     0.0301%
      55   Breckenridge                                               0.00000%                     0.0301%
      56   Country Club                                               0.00000%                     0.0301%
      57   Willow Pointe                                              0.00000%                     0.0301%
      58   Hawthorne Exchange                                         0.03000%                     0.0601%
      59   928 Broadway                                               0.00000%                     0.0301%
      60   Walnut Hills Apartments                                    0.00000%                     0.0601%
      61   Maverick Creek Villas                                      0.07000%                     0.0801%
      62   IBM Call Center                                            0.00000%                     0.0301%
      63   Alhambra Center International                              0.00000%                     0.0301%
      64   Rexford Park                                               0.00000%                     0.0301%
      65   Buena Park Promenade                                       0.03000%                     0.0401%
      66   Shelton Pointe                                             0.06000%                     0.0701%
      67   Galleria Pavilion                                          0.00000%                     0.0301%
      68   Verizon Call Center                                        0.00000%                     0.0301%
      69   Supertel Hotel Portfolio                                   0.04000%                     0.0501%
      70   Deerfield Plaza                                            0.00000%                     0.0301%
      71   Chrysler Retail                                            0.00000%                     0.0301%
      72   Woods Edge                                                 0.00000%                     0.0301%
      73   South Duff Community Park I & II                           0.00000%                     0.0301%
      74   21 Astor Place                                             0.00000%                     0.0301%
      75   Colonial Square                                            0.04000%                     0.0501%
      76   Aston Township Giant Food                                  0.00000%                     0.0301%
      77   5 Omni                                                     0.00000%                     0.0301%
      78   Ashford Place Apartments                                   0.00000%                     0.0301%
      79   College Square Shopping Center                             0.04000%                     0.0501%
      80   The Links at North Creek                                   0.05000%                     0.0801%
      81   Best Buy - Sunnyvale, CA                                   0.00000%                     0.0301%
      82   Fountain Square Apartments                                 0.00000%                     0.0301%
      83   Northwest Corners Apartments                               0.00000%                     0.0301%
      84   Centennial Village                                         0.00000%                     0.0301%
      85   Wynwood Office Buildings                                   0.00000%                     0.0301%
      86   El Clair Medical Building                                  0.00000%                     0.0301%
      87   Sunwest Medical Center                                     0.05000%                     0.0601%
      88   Colony Crossings                                           0.00000%                     0.0601%
      89   Cortez Plaza East                                          0.08000%                     0.0901%
      90   Courtyard by Marriot - Erlanger                            0.00000%                     0.0401%
      91   Bethany and ATI Buildings                                  0.00000%                     0.0301%
      92   Residence Inn - Cincinnati Airport                         0.00000%                     0.0401%
      93   Centrelake Corporate Center                                0.00000%                     0.0701%
      94   Birnam Wood Apartments                                     0.04000%                     0.0501%
      95   Maryland Place                                             0.00000%                     0.0301%
      96   Staybridge Suites-Lincolnshire                             0.00000%                     0.0901%
      97   Savannah Place                                             0.00000%                     0.0301%
      98   Staybridge Suites-Glenview                                 0.00000%                     0.0901%
      99   4100 MacArthur Boulevard                                   0.00000%                     0.0301%
     100   Village Oaks Shopping Center                               0.03000%                     0.0401%
     101   Fossil Ridge Apartments                                    0.00000%                     0.0301%
     102   Stonecreek Apartments-Phase I                              0.06000%                     0.0701%
     103   Auburn Ridge Office Center                                 0.00000%                     0.0401%
     104   1815-1819 East Jericho Turnpike                            0.04000%                     0.0501%
     105   New Albany Medical Office Building                         0.00000%                     0.0301%
     106   Hampton Inn Dulles Airport                                 0.00000%                     0.0401%
     107   Village Plaza                                              0.03000%                     0.0401%
     108   Siempre Viva                                               0.00000%                     0.0301%
     109   Hilton Garden Inn - Newport News, VA                       0.05000%                     0.0601%
     110   Civic Plaza Shopping Center                                0.00000%                     0.0301%
     111   1033 Third Street                                          0.08000%                     0.0901%
     112   Brookfield Commons                                         0.00000%                     0.0301%
     113   Wabash Valley Plaza                                        0.00000%                     0.0301%
     114   Garand Lane                                                0.00000%                     0.0301%
     115   Shaw's Supermarket - Windham, NH                           0.00000%                     0.0301%
     116   Eastgate Business Center                                   0.00000%                     0.0701%
     117   Woodstock                                                  0.00000%                     0.0301%
     118   Lewisville Commons                                         0.00000%                     0.0301%
     119   Aku Tiki Inn                                               0.04000%                     0.0501%
     120   Fairfield Inn by Marriott - Chesapeake, VA                 0.00000%                     0.0301%
     121   Prospect Park Apartments                                   0.00000%                     0.0701%
     122   5209 Concord Pike                                          0.00000%                     0.0301%
     123   Spectrum Fitness                                           0.03000%                     0.0401%
     124   300 Billerica Road                                         0.00000%                     0.0301%
     125   Morrell Park Apartments                                    0.00000%                     0.0301%
     126   Shaw's Supermarket - Littleton, NH                         0.00000%                     0.0301%
     127   44 Bromfield Street                                        0.00000%                     0.0301%
     128   Jillians Boston                                            0.00000%                     0.0301%
     129   Lackland Self Storage - Belleville                         0.00000%                     0.0401%
     130   Waterford Phase III                                        0.00000%                     0.0301%
     131   Crowne Plaza Phoenix                                       0.00000%                     0.0301%
     132   Pitt Street Center                                         0.00000%                     0.0601%
     133   Main Street Village                                        0.00000%                     0.0301%
     134   Hillcrest Shopping Center                                  0.00000%                     0.0301%
     135   Circuit City - Poughkeepsie, NY                            0.00000%                     0.0301%
     136   Peapod Distribution Warehouse                              0.00000%                     0.0301%
     137   Best Buy - Menomonee Falls, WI                             0.00000%                     0.0301%
     138   Aquia Terrace Phase II                                     0.00000%                     0.0301%
     139   Hunterdon Hills Plaza                                      0.00000%                     0.0301%
     140   Habersham Village                                          0.00000%                     0.0401%
     141   West Park Retail                                           0.05000%                     0.0601%
     142   Trafalgar Square Apartments                                0.00000%                     0.0301%
     143   Heritage Square - St. Charles, IL                          0.00000%                     0.0301%
     144   Circuit City - Manassas, VA                                0.00000%                     0.0301%
     145   5002-5012 Church Avenue                                    0.00000%                     0.0301%
     146   Cypress Corporate Park                                     0.00000%                     0.0401%
     147   Thorn Run Crossing                                         0.08000%                     0.0901%
     148   425 Fifth Avenue                                           0.00000%                     0.0301%
     149   Barnes & Noble Retail Center                               0.00000%                     0.0301%
     150   Metro Center Diamond Bar                                   0.08000%                     0.0901%
     151   Lackland Self Storage - N. Brunswick                       0.00000%                     0.0401%
     152   Lake City Mini-Storage                                     0.06000%                     0.0901%
     153   Hoke Plaza                                                 0.00000%                     0.0301%
     154   Best Western - Radford, VA                                 0.00000%                     0.0301%
     155   Walgreens - Philadelphia, PA                               0.08000%                     0.0901%
     156   Fairfield Inn & Suites - Lake Oswego                       0.00000%                     0.0901%
     157   Whittier Plaza                                             0.05000%                     0.0601%
     158   Heritage Square - Fresno, CA                               0.00000%                     0.0301%
     159   Ivy Hall Apartments                                        0.00000%                     0.0401%
     160   Best Western - Grasonville, MD                             0.00000%                     0.0301%
     161   Bahama House                                               0.07000%                     0.0801%
     162   Best Western - Leesburg, VA                                0.00000%                     0.0301%
     163   Bentley Retail                                             0.10000%                     0.1101%
     164   Comfort Inn - Staunton, VA                                 0.00000%                     0.0301%
     165   Fairfield Inn - Tucson Airport                             0.00000%                     0.0401%
     166   Oxford Apartments                                          0.11000%                     0.1201%
     167   Charleston Arms Apartments                                 0.00000%                     0.0301%
     168   Best Buy Beaver Creek                                      0.00000%                     0.0301%
     169   The Gaylord Building                                       0.08000%                     0.0901%
     170   Spanish Oaks Apartments                                    0.00000%                     0.0301%
     171   Woods Cross Center                                         0.03000%                     0.0601%
     172   Hillside Terrace Shopping Center                           0.00000%                     0.0301%
     173   Super Walmart - Tell City, IN                              0.08000%                     0.0901%
     174   Walgreens - Durham, NC                                     0.00000%                     0.0301%
     175   Pueblo Place                                               0.00000%                     0.0301%
     176   Lackland Self Storage - Mountainside                       0.00000%                     0.0401%
     177   Century Square                                             0.00000%                     0.0301%
     178   Battenkill Plaza                                           0.07000%                     0.0801%
     179   Satellite Shoppes                                          0.04000%                     0.0501%
     180   Grove Street Plaza                                         0.00000%                     0.0301%
     181   215 West Lake Street                                       0.00000%                     0.0301%
     182   Arrowhead Shopping Center                                  0.00000%                     0.0901%
     183   1705 West Garvey                                           0.00000%                     0.0301%
     184   Pacific Willow Center                                      0.08000%                     0.0901%
     185   Summit Trading Company - Puyallup, WA                      0.08000%                     0.0901%
     186   Tara Close Apartments                                      0.00000%                     0.0301%
     187   Red Mountain Shopping Center                               0.00000%                     0.0901%
     188   Lincoln Gardens Apartments                                 0.00000%                     0.0301%
     189   Berryhill Apartments                                       0.00000%                     0.0301%
     190   Autumn Ridge Apartments                                    0.00000%                     0.0901%
     191   Memorial Plaza                                             0.00000%                     0.0301%
     192   3165 Nostrand Avenue                                       0.00000%                     0.0301%
     193   Timber Glen II                                             0.00000%                     0.0401%
     194   Lackland Self Storage - Dover #2                           0.00000%                     0.0401%
     195   National Road Marketplace                                  0.00000%                     0.0401%
     196   Francis Murphy Senior Apartments                           0.00000%                     0.0401%
     197   Comfort Inn - Charlottesville, VA                          0.00000%                     0.0301%

Annex ID   Line #   Loan Number   Property Flag   Mortgage Loan Seller   Properties per Loan
--------   ------   -----------   -------------   --------------------   -------------------
     157        1             2               3                      4                     5
       1     1000       GA24119   Loan            GACC                                     1

       2        2       GA25038   Loan            GACC                                     1
       3        3       GA24855   Loan            GACC                                     1
       4        4       GA23737   Loan            GACC                                     1
       6        5       GA24948   Loan            GACC                                     1
                6        Beyman   Rollup          GACC                                     2
       8        7      DBM24294   Loan            GACC                                     1
       9        8      DBM24290   Loan            GACC                                     1
      11       10      DBM24865   Loan            GACC                                     1

      15       12      DBM24928   Loan            GACC                                     2
    15.1       14    DBM24928-2   Property        GACC                                     1
    15.2       13    DBM24928-1   Property        GACC                                     1
               15       Century   Rollup          GACC                                     5
      20       16      DBM24990   Loan            GACC                                     1
      21       18      DBM24993   Loan            GACC                                     1
      22       19      DBM24994   Loan            GACC                                     1
      23       20      DBM24989   Loan            GACC                                     1
      24       21      DBM24754   Loan            GACC                                     1
      26       23      DBM24762   Loan            GACC                                     1
      31       25      DBM23944   Loan            GACC                                     1
      33       26      DBM25025   Loan            GACC                                     2
    33.1       29    DBM25025-2   Property        GACC                                     1
    33.2       27    DBM25025-1   Property        GACC                                     1
      36       31      DBM24431   Loan            GACC                                     2
    36.1       30    DBM24431-2   Property        GACC                                     1
    36.2       28    DBM24431-1   Property        GACC                                     1
      39       32      DBM25028   Loan            GACC                                     1
      41       33      DBM24772   Loan            GACC                                     1
      47       34      DBM24731   Loan            GACC                                     1
      48       35      DBM25026   Loan            GACC                                     2
    48.1       36    DBM25026-1   Property        GACC                                     1
    48.2       38    DBM25026-2   Property        GACC                                     1
      51       41      DBM24873   Loan            GACC                                     1
               42     Wilkinson   Rollup          GACC                                     4
      54       40      DBM25186   Loan            GACC                                     1
      55       43      DBM25184   Loan            GACC                                     1
      56       44      DBM25185   Loan            GACC                                     1
      57       45      DBM25187   Loan            GACC                                     1
      58       46      DBM23779   Loan            GACC                                     1
      59       47      DBM24942   Loan            GACC                                     1
      62       48      DBM24961   Loan            GACC                                     1
      63       49      DBM24881   Loan            GACC                                     1
      67       50      DBM24768   Loan            GACC                                     1

      71       51      DBM24729   Loan            GACC                                     1
      72       52      DBM25032   Loan            GACC                                     1
      78       53      DBM24889   Loan            GACC                                     1
      84       54      DBM25029   Loan            GACC                                     1
      85       55      DBM24644   Loan            GACC                                     1
      91       56      DBM24864   Loan            GACC                                     2
    91.1       57    DBM24864-1   Property        GACC                                     1
    91.2       58    DBM24864-2   Property        GACC                                     1
      97       59      DBM25030   Loan            GACC                                     1
      99       60      DBM23999   Loan            GACC                                     1
     117       61      DBM24464   Loan            GACC                                     1
     122       62      DBM24742   Loan            GACC                                     1
     124       63      DBM24979   Loan            GACC                                     1
     130       67      DBM24890   Loan            GACC                                     1
     131       68      DBM25047   Loan            GACC                                     1
     138       69      DBM23646   Loan            GACC                                     1
     142       70      DBM24907   Loan            GACC                                     1
     145       72      DBM24736   Loan            GACC                                     1
     148       73      DBM25128   Loan            GACC                                     1
     152       74      DBM24867   Loan            GACC                                     1
     168       75      DBM25101   Loan            GACC                                     1
     171       76      DBM24796   Loan            GACC                                     1
     175       77      DBM24877   Loan            GACC                                     1
     177       78      DBM24737   Loan            GACC                                     1
     183       79      DBM24411   Loan            GACC                                     1
     186       80      DBM24759   Loan            GACC                                     1
     188       81      DBM24334   Loan            GACC                                     1
     191       82      DBM24636   Loan            GACC                                     1
     192       83      DBM24637   Loan            GACC                                     1
       5      200       7015375   Loan            CGM                                      1
       7      201       7014916   Loan            CGM                                      4
     7.1      202      7014916a   Property        CGM                                      1
     7.2      203      7014916b   Property        CGM                                      1
     7.3      204      7014916c   Property        CGM                                      1
     7.4      205      7014916d   Property        CGM                                      1
      12      206       7016202   Loan            CGM                                      1

      13      207       7014615   Loan            CGM                                      1
      14      208       7015639   Loan            CGM                                      1

      17      210       7013595   Loan            CGM                                      1
      19      211       7015363   Loan            CGM                                      1
      25      212       7015193   Loan            CGM                                      1
              213                 ROLLUP          CGM                                      4
      27      214       7015075   Loan            CGM                                      1

      28      215       7015076   Loan            CGM                                      1

      29      216       7015074   Loan            CGM                                      1

      30      217       7015077   Loan            CGM                                      1

      32      218       7015165   Loan            CGM                                      1
      34      219       7016073   Loan            CGM                                      1
      38      220       7015821   Loan            CGM                                      1
      42      221       7013766   Loan            CGM                                      1
      43      222       7015106   Loan            CGM                                      1
      44      223       7013835   Loan            CGM                                      1

      45      224       7014901   Loan            CGM                                      1








      46      225       7015352   Loan            CGM                                      2

    46.1      226      7015352a   Property        CGM                                      1
    46.2      227      7015352b   Property        CGM                                      1
      50      229       7015103   Loan            CGM                                      1
      52      230       7013122   Loan            CGM                                      1
      53      231       7013845   Loan            CGM                                      1
      61      233       7013793   Loan            CGM                                      1
      64      234       7015341   Loan            CGM                                      1
      65      236       7014629   Loan            CGM                                      1

      66      237       7013925   Loan            CGM                                      1
      68      238       7015049   Loan            CGM                                      1
      69      239       7014862   Loan            CGM                                      5
    69.1      240      7014862a   Property        CGM                                      1
    69.2      241      7014862b   Property        CGM                                      1
    69.3      242      7014862c   Property        CGM                                      1
    69.4      243      7014862d   Property        CGM                                      1
    69.5      244      7014862e   Property        CGM                                      1
      70      245       7014331   Loan            CGM                                      1
      73      246       7015095   Loan            CGM                                      1





      74      247       7014930   Loan            CGM                                      1
      75      248       7014489   Loan            CGM                                      1
      76      249       7011957   Loan            CGM                                      1
      77      250       7014018   Loan            CGM                                      1

      79      251       7014606   Loan            CGM                                      1
      80      252       7016142   Loan            CGM                                      1
      81      253       7015121   Loan            CGM                                      1
      82      254       7014297   Loan            CGM                                      1
      83      255       7014358   Loan            CGM                                      1
      86      257       7011637   Loan            CGM                                      1

      87      258       7014832   Loan            CGM                                      1
      89      260       7014616   Loan            CGM                                      1
      94      261       7011315   Loan            CGM                                      1
      95      263       7015166   Loan            CGM                                      1
     100      264       7015546   Loan            CGM                                      1
     101      265       7014421   Loan            CGM                                      1
     102      266       7014696   Loan            CGM                                      1
     104      267       7014048   Loan            CGM                                      1
     105      268       7012303   Loan            CGM                                      1
     107      270       7013756   Loan            CGM                                      1
     108      271       7014962   Loan            CGM                                      1

     109      272       7015732   Loan            CGM                                      1
     110      273       7014194   Loan            CGM                                      1
     111      274       7014785   Loan            CGM                                      1
     112      275       7014052   Loan            CGM                                      1

     113      277       7015295   Loan            CGM                                      1
     114      278       7013840   Loan            CGM                                      2
   114.1      279      7013840a   Property        CGM                                      1
   114.2      280      7013840b   Property        CGM                                      1
     115      281       7014833   Loan            CGM                                      1
     120      282       7014741   Loan            CGM                                      1
     119      283       7014911   Loan            CGM                                      1
     118      284       7014199   Loan            CGM                                      1




     123      285       7015631   Loan            CGM                                      1
     125      286       7015319   Loan            CGM                                      1
     126      287       7014882   Loan            CGM                                      1
     127      288       7013536   Loan            CGM                                      1
     128      289       7014969   Loan            CGM                                      1
     133      290       7014554   Loan            CGM                                      1
     134      291       7015009   Loan            CGM                                      1

     135      292       7013378   Loan            CGM                                      1
     136      293       7014746   Loan            CGM                                      1
     137      294       7014197   Loan            CGM                                      1
     139      295       7014757   Loan            CGM                                      1
     141      296       7014828   Loan            CGM                                      1
     143      297       7014493   Loan            CGM                                      1
     144      299       7013375   Loan            CGM                                      1
     147      300       7014602   Loan            CGM                                      1
     149      301       7013000   Loan            CGM                                      1
     150      302       7014556   Loan            CGM                                      1
     153      303       7014942   Loan            CGM                                      1
     154      304       7014056   Loan            CGM                                      1
     155      305       7014605   Loan            CGM                                      1
     157      306       7015698   Loan            CGM                                      1
     158      307       7013131   Loan            CGM                                      1
     160      308       7014054   Loan            CGM                                      1
     161      309       7014910   Loan            CGM                                      1
     162      310       7014055   Loan            CGM                                      1
     163      313       7013201   Loan            CGM                                      1
     164      315       7014300   Loan            CGM                                      1
     166      316       7015004   Loan            CGM                                      1
     167      317       7013588   Loan            CGM                                      1
     169      318       7015177   Loan            CGM                                      1
     170      319       7013591   Loan            CGM                                      1
     172      320       7014255   Loan            CGM                                      1
     173      321       7014670   Loan            CGM                                      1
     174      322       7014356   Loan            CGM                                      1
     178      323       7013467   Loan            CGM                                      1

     179      324       7013410   Loan            CGM                                      1
     180      325       7015138   Loan            CGM                                      1
     181      326       7012519   Loan            CGM                                      1
     184      328       7015543   Loan            CGM                                      1
     185      329       7014239   Loan            CGM                                      1
     189      331       7015318   Loan            CGM                                      1
     197      333       7014049   Loan            CGM                                      1
     196      401     880255760   Loan            PNC                                      1
     187      402     940951718   Loan            PNC                                      1
      49      404     940951944   Loan            PNC                                      1
     156      405     940951954   Loan            PNC                                      1
      37      406     940951981   Loan            PNC                                      1
     129      407     940952030   Loan            PNC                                      1
     165      408     940952118   Loan            PNC                                      1
      96      411     940952167   Loan            PNC                                      1
      98      412     940952168   Loan            PNC                                      1
      35      414     940952212   Loan            PNC                                      1
     121      415     940952216   Loan            PNC                                      1
      18      416     940952218   Loan            PNC                                      1
      10      417     940952229   Loan            PNC                                      1
     106      418     940952239   Loan            PNC                                      1
     190      419     940952266   Loan            PNC                                      1
      40      420     940952282   Loan            PNC                                      1




     159      421     940952283   Loan            PNC                                      1
     146      422     940952287   Loan            PNC                                      1
     116      423     940952290   Loan            PNC                                      1
     140      424     940952297   Loan            PNC                                      1
     193      425     940952299   Loan            PNC                                      1
      93      427     940952303   Loan            PNC                                      1
     132      428     940952311   Loan            PNC                                      1
      60      429     940952314   Loan            PNC                                      1
     182      430     940952315   Loan            PNC                                      1
     103      431     940952321   Loan            PNC                                      1
      92      432     940952324   Loan            PNC                                      1
      90      433     940952325   Loan            PNC                                      1
     194      434     940952327   Loan            PNC                                      1
     176      435     940952328   Loan            PNC                                      1
     151      436     940952329   Loan            PNC                                      1
      88      439     940952347   Loan            PNC                                      1
      16      440     940952349   Loan            PNC                                      1
     195      441     940952356   Loan            PNC                                      1

Annex ID   Property Name
--------   ------------------------------------------
     157                                            6
       1   Villas Parkmerced

       2   Valley View Center
       3   SunTrust Center
       4   Westin Philadelphia Hotel
       6   Woodbury Lakes
           Beyman Multifamily Portfolio
       8   Empirian at Steele Park
       9   Colonnade at Germantown
      11   Stadium Gateway

      15   Shorenstein Brisbane
    15.1   7000 Marina Boulevard
    15.2   5000 Marina Boulevard
           Century Center Parkway Portfolio
      20   1620, 1640, 1680 Century Center Parkway
      21   1610 Century Center Parkway
      22   1670 Century Center Parkway
      23   1600 Century Center Parkway
      24   1590 Century Center Parkway
      26   Vistas at Seven Bar Ranch
      31   Eastfield Mall
      33   Mission Madison Priest Lake Apartments
    33.1   Mission Madison Square Apartments
    33.2   Mission Priest Lake Apartments
      36   Mission Rockwall and Fairways Apartments
    36.1   Mission Rockwall Apartments
    36.2   Mission Fairways Apartments
      39   Abbington Place
      41   Indian Lakes Apartments
      47   Mission Galleria Apartments
      48   Old Alabama
    48.1   Old Alabama - Phase I
    48.2   Old Alabama - Phase II
      51   Elwood Shopping Center
           Wilkinson Portfolio
      54   Magnolia Run
      55   Breckenridge
      56   Country Club
      57   Willow Pointe
      58   Hawthorne Exchange
      59   928 Broadway
      62   IBM Call Center
      63   Alhambra Center International
      67   Galleria Pavilion

      71   Chrysler Retail
      72   Woods Edge
      78   Ashford Place Apartments
      84   Centennial Village
      85   Wynwood Office Buildings
      91   Bethany and ATI Buildings
    91.1   Bethany Building
    91.2   ATI Building
      97   Savannah Place
      99   4100 MacArthur Boulevard
     117   Woodstock
     122   5209 Concord Pike
     124   300 Billerica Road
     130   Waterford Phase III
     131   Crowne Plaza Phoenix
     138   Aquia Terrace Phase II
     142   Trafalgar Square Apartments
     145   5002-5012 Church Avenue
     148   425 Fifth Avenue
     152   Lake City Mini-Storage
     168   Best Buy Beaver Creek
     171   Woods Cross Center
     175   Pueblo Place
     177   Century Square
     183   1705 West Garvey
     186   Tara Close Apartments
     188   Lincoln Gardens Apartments
     191   Memorial Plaza
     192   3165 Nostrand Avenue
       5   Rock Pointe Corporate Center
       7   The Harrisburg Portfolio
     7.1   Gateway Office Center - Flank Drive
     7.2   Commerce Business Park
     7.3   Rossmoyne Business Park
     7.4   Gateway Office Center - Shannon Road
      12   Woodcrest Corporate Center

      13   Riverview Square
      14   Research Boulevard Center

      17   The Ansonia
      19   Canyon Corporate Plaza
      25   Conexant Building
           AG Portfolio
      27   Top Food & Drug - Auburn, WA

      28   Safeway - Vancouver, WA

      29   Larry's Market - Tukwila, WA

      30   Sherm's Thunderbird Market - Roseburg, OR

      32   University Club Tower
      34   Willowbrook West Apartments
      38   Alpine Commons Shopping Center
      42   Story and King Plaza
      43   Robinson Crossroads
      44   The Exchange at Tallahassee Apts

      45   Tramore Village Apartments








      46   Trafalgar Plaza Portfolio

    46.1   Trafalgar Plaza
    46.2   Zimmerman Corporate Center
      50   Lake Creek Festival Center
      52   Wellpointe Medical Building
      53   One Town Center
      61   Maverick Creek Villas
      64   Rexford Park
      65   Buena Park Promenade

      66   Shelton Pointe
      68   Verizon Call Center
      69   Supertel Hotel Portfolio
    69.1   Comfort Suites - Fort Wayne, IN
    69.2   Comfort Inn - Fayetteville, NC
    69.3   Comfort Suites - Lafayette, IN
    69.4   Hampton Inn & Suites - Warsaw, IN
    69.5   Comfort Suites - Marion, IN
      70   Deerfield Plaza
      73   South Duff Community Park I & II





      74   21 Astor Place
      75   Colonial Square
      76   Aston Township Giant Food
      77   5 Omni

      79   College Square Shopping Center
      80   The Links at North Creek
      81   Best Buy - Sunnyvale, CA
      82   Fountain Square Apartments
      83   Northwest Corners Apartments
      86   El Clair Medical Building

      87   Sunwest Medical Center
      89   Cortez Plaza East
      94   Birnam Wood Apartments
      95   Maryland Place
     100   Village Oaks Shopping Center
     101   Fossil Ridge Apartments
     102   Stonecreek Apartments-Phase I
     104   1815-1819 East Jericho Turnpike
     105   New Albany Medical Office Building
     107   Village Plaza
     108   Siempre Viva

     109   Hilton Garden Inn - Newport News, VA
     110   Civic Plaza Shopping Center
     111   1033 Third Street
     112   Brookfield Commons

     113   Wabash Valley Plaza
     114   Garand Lane
   114.1   Bankside Business Park
   114.2   Country Club Business Park
     115   Shaw's Supermarket - Windham, NH
     120   Fairfield Inn by Marriott - Chesapeake, VA
     119   Aku Tiki Inn
     118   Lewisville Commons




     123   Spectrum Fitness
     125   Morrell Park Apartments
     126   Shaw's Supermarket - Littleton, NH
     127   44 Bromfield Street
     128   Jillians Boston
     133   Main Street Village
     134   Hillcrest Shopping Center

     135   Circuit City - Poughkeepsie, NY
     136   Peapod Distribution Warehouse
     137   Best Buy - Menomonee Falls, WI
     139   Hunterdon Hills Plaza
     141   West Park Retail
     143   Heritage Square - St. Charles, IL
     144   Circuit City - Manassas, VA
     147   Thorn Run Crossing
     149   Barnes & Noble Retail Center
     150   Metro Center Diamond Bar
     153   Hoke Plaza
     154   Best Western - Radford, VA
     155   Walgreens - Philadelphia, PA
     157   Whittier Plaza
     158   Heritage Square - Fresno, CA
     160   Best Western - Grasonville, MD
     161   Bahama House
     162   Best Western - Leesburg, VA
     163   Bentley Retail
     164   Comfort Inn - Staunton, VA
     166   Oxford Apartments
     167   Charleston Arms Apartments
     169   The Gaylord Building
     170   Spanish Oaks Apartments
     172   Hillside Terrace Shopping Center
     173   Super Walmart - Tell City, IN
     174   Walgreens - Durham, NC
     178   Battenkill Plaza

     179   Satellite Shoppes
     180   Grove Street Plaza
     181   215 West Lake Street
     184   Pacific Willow Center
     185   Summit Trading Company - Puyallup, WA
     189   Berryhill Apartments
     197   Comfort Inn - Charlottesville, VA
     196   Francis Murphy Senior Apartments
     187   Red Mountain Shopping Center
      49   Pricewaterhouse Coopers Office
     156   Fairfield Inn & Suites - Lake Oswego
      37   Canyon Plaza Shopping Center
     129   Lackland Self Storage - Belleville
     165   Fairfield Inn - Tucson Airport
      96   Staybridge Suites-Lincolnshire
      98   Staybridge Suites-Glenview
      35   Johnson Control Building
     121   Prospect Park Apartments
      18   Lodge at Stone Oak Ranch Apartment Homes
      10   Sunset Media Tower
     106   Hampton Inn Dulles Airport
     190   Autumn Ridge Apartments
      40   Heritage at Lakeside Apartment Homes




     159   Ivy Hall Apartments
     146   Cypress Corporate Park
     116   Eastgate Business Center
     140   Habersham Village
     193   Timber Glen II
      93   Centrelake Corporate Center
     132   Pitt Street Center
      60   Walnut Hills Apartments
     182   Arrowhead Shopping Center
     103   Auburn Ridge Office Center
      92   Residence Inn - Cincinnati Airport
      90   Courtyard by Marriot - Erlanger
     194   Lackland Self Storage - Dover #2
     176   Lackland Self Storage - Mountainside
     151   Lackland Self Storage - N. Brunswick
      88   Colony Crossings
      16   Stratford Plaza
     195   National Road Marketplace

Annex ID   Address                                                         City
--------   -------------------------------------------------------------   -----------------------
     157                                                               7                         8
       1   3711 19th Avenue                                                San Francisco

       2   13331 Preston Road                                              Dallas
       3   200 South Orange Avenue                                         Orlando
       4   99 South 17th Street at Liberty Place                           Philadelphia
       6   9000 Hudson Road                                                Woodbury
           Various                                                         Various
       8   411 East Indian School Road                                     Phoenix
       9   7491 Wyndhurst Place                                            Germantown
      11   1900 South State College Boulevard                              Anaheim

      15   Various                                                         Brisbane
    15.1   7000 Marina Boulevard                                           Brisbane
    15.2   5000 Marina Boulevard                                           Brisbane
           Various                                                         Memphis
      20   1620, 1640, 1680 Century Center Parkway                         Memphis
      21   1610 Century Center Parkway                                     Memphis
      22   1670 Century Center Parkway                                     Memphis
      23   1600 Century Center Parkway                                     Memphis
      24   1590 Century Center Parkway                                     Memphis
      26   10600 Cibola Loop NW                                            Albuquerque
      31   1655 Boston Road (US Route 20)                                  Springfield
      33   Various                                                         Various
    33.1   510 Heritage Drive                                              Madison
    33.2   3555 Bell Road                                                  Nashville
      36   Various                                                         Various
    36.1   923 Yellow Jacket Lane                                          Rockwall
    36.2   801 Interstate Highway 30                                       Mesquite
      39   1521 Bridford Parkway                                           Greensboro
      41   1601 Hiawatha Drive                                             Virginia Beach
      47   5000 South Lincoln Trace Avenue                                 Smyrna
      48   3005 Old Alabama Road                                           Alpharetta
    48.1   3005 Old Alabama Road                                           Alpharetta
    48.2   3005 Old Alabama Road                                           Alpharetta
      51   1914-1968 Jericho Turnpike                                      Dix Hills
           Various                                                         Various
      54   151 Century Drive                                               Greenville
      55   230 Pelham Road                                                 Greenville
      56   200 Country Club Lane                                           Anderson
      57   201 Miracle Mile Drive                                          Anderson
      58   2831-2851-2909 West 120th Street                                Hawthorne
      59   928 Broadway                                                    New York
      62   1177 Beltline Road                                              Coppell
      63   150 Alhambra Circle                                             Coral Gables
      67   601-617 Mall Ring Circle                                        Henderson

      71   145-157 East 42nd Street                                        New York
      72   4655 Hope Valley Road                                           Durham
      78   905 Pineville Point Avenue                                      Charlotte
      84   2300 Holcomb Bridge Road                                        Roswell
      85   5160 & 5180 Parkstone Drive                                     Chantilly
      91   Various                                                         Various
    91.1   500 West Bethany Drive                                          Allen
    91.2   10003 West Technology Boulevard                                 Dallas
      97   400 Magnolia Branch Drive                                       Winston-Salem
      99   4100 MacArthur Boulevard                                        Newport Beach
     117   5877 Ross Road                                                  Fairfield
     122   5209 Concord Pike                                               Wilmington
     124   300 Billerica Road                                              Chelmsford
     130   2798, 2800, 2804, 2808, 2812, and 2816 Stantonsburg Road        Greenville
     131   2532 West Peoria Avenue                                         Phoenix
     138   190 White Pine Circle                                           Stafford
     142   2419-2473 County Home Road                                      Greenville
     145   5002-5012 Church Avenue                                         Brooklyn
     148   425 Fifth Avenue                                                New York
     152   3116 NE 130th Street                                            Seattle
     168   2907 Centre Drive                                               Beaver Creek
     171   750 South 500 West                                              Woods Cross
     175   2100, 2110, & 2120 North Rampart Boulevard                      Las Vegas
     177   10000-10048 Hawthorne Boulevard                                 Inglewood
     183   1705 West Garvey Avenue North                                   West Covina
     186   77 Carpenter Avenue                                             Mount Kisco
     188   1802 F Street                                                   Napa
     191   1150 Mineral Wells Avenue                                       Paris
     192   3165 Norstrand Avenue                                           Brooklyn
       5   1330 North Washington Street                                    Spokane
       7   Various                                                         Various
     7.1   6340, 6345, 6360, 6375, 6380, 6385, 6400 and 6405 Flank Drive   Harrisburg
     7.2   2605 Interstate Drive and 2601 Market Place                     Harrisburg
     7.3   5070 A, 5070 B and 5035 Ritter Road                             Mechanicsburg
     7.4   75, 85 and 95 Shannon Road                                      Harrisburg
      12   101 Woodcrest Road                                              Cherry Hill

      13   99-101 East River Drive                                         East Hartford
      14   1801 & 1803 Research Boulevard                                  Rockville

      17   2109 Broadway                                                   New York
      19   2510-2512 West Dunlap Avenue                                    Phoenix
      25   9808 and 9868 Scranton Road                                     San Diego
           Various                                                         Various
      27   1702 Auburn Way North                                           Auburn

      28   13719 Southeast Mill Plain Boulevard                            Vancouver

      29   3725 South 144th Street                                         Tukwila

      30   2553 Northwest Stewart Parkway                                  Roseburg

      32   1034 South Brentwood Boulevard                                  Saint Louis
      34   2053 Willowbrook Drive                                          West Lafayette
      38   1357 Route 9                                                    Wappingers Falls
      42   1824 Story Road                                                 San Jose
      43   6511-6541 Steubenville Pike                                     Pittsburgh
      44   2915 Sharer Road                                                Tallahassee

      45   2222 East-West Connector                                        Austell








      46   Various                                                         Fort Lauderdale

    46.1   5300-5310 Northwest 33rd Avenue                                 Fort Lauderdale
    46.2   2200 West Commercial Boulevard                                  Fort Lauderdale
      50   13729 Research Boulevard                                        Austin
      52   1701 East South Boulevard                                       Rochester Hills
      53   4201 Northview Drive                                            Bowie
      61   15651 Chase Hill Boulevard                                      San Antonio
      64   2100 & 2115 Rexford Road                                        Charlotte
      65   5825 & 5955 Lincoln Avenue                                      Buena Park

      66   2 Trap Falls Road                                               Shelton
      68   3400 Forest Drive                                               Columbia
      69   Various                                                         Various
    69.1   5775 Coventry Lane                                              Fort Wayne
    69.2   1957 Cedar Creek Road                                           Fayetteville
    69.3   31 Frontage Road                                                Lafayette
    69.4   3328 East Center Street                                         Warsaw
    69.5   1345 North Baldwin Avenue                                       Marion
      70   12700 South Orange Blossom Trail                                Orlando
      73   416-616 Billy Sunday Road                                       Ames





      74   21 Astor Place                                                  New York
      75   3107 Boulevard                                                  Colonial Heights
      76   3400 Concord Road                                               Aston Township
      77   5 Omni Way                                                      Chelmsford

      79   444 WMC Drive                                                   Westminster
      80   8786 North Creek Boulevard                                      Southaven
      81   760 East El Camino Real                                         Sunnyvale
      82   3115 Fountain Square Boulevard                                  New Berlin
      83   8520 Pitner Road                                                Houston
      86   6056-6080 Boynton Beach Boulevard                               Boynton Beach

      87   5757 West Thunderbird Road                                      Glendale
      89   613-900 Cortez Road West                                        Bradenton
      94   900 Macbeth Drive                                               Monroeville
      95   8112 Maryland Avenue                                            Clayton
     100   1125-1175 Arnold Drive                                          Martinez
     101   5600 North Beach Street                                         Haltom City
     102   One Clubhouse Circle                                            South Strabane Township
     104   1815-1819 East Jericho Turnpike                                 Huntington
     105   7277 Smith's Mill Road                                          New Albany
     107   4212-4314 Highway 98 North                                      Lakeland
     108   8851 Kerns Street                                               San Diego

     109   180 Regal Way                                                   Newport News
     110   501-571 South San Jacinto Street                                Hemet
     111   1033 Third Street                                               San Rafael
     112   6600 West Broad Street                                          Richmond

     113   4650-4700 South US Highway 41                                   Terre Haute
     114   Various                                                         Various
   114.1   36-405/411, 36-555 Bankside, 36605 Sunair                       Cathedral City
   114.2   77-585 Enfield, 39-740, 39-750, 39-760, 39-770 Garand           Palm Desert
     115   Route 111- Indian Rock Road                                     Windham
     120   1560 Crossways Boulevard                                        Chesapeake
     119   2225 South Atlantic Avenue                                      Daytona Beach
     118   104-189 Lowes Foods Drive                                       Lewisville




     123   22235 Sherman Way                                               Canoga Park
     125   525 Harris Street                                               Henderson
     126   625 Meadow Street                                               Littleton
     127   44 Bromfield Street                                             Boston
     128   1-9 Lansdowne Street, 145 Ipswich Street                        Boston
     133   135, 175, & 265 East Ontario Avenue                             Corona
     134   100 Green Springs Highway                                       Birmingham

     135   837 South Road                                                  Poughkeepsie
     136   1325 Ensell Road                                                Lake Zurich
     137   N94 West 16855 Richfield Way                                    Menomonee Falls
     139   1392 US Highway 22                                              Lebanon
     141   12601-12653 Olive Boulevard                                     Creve Coeur
     143   215 5th Avenue                                                  St. Charles
     144   10640 Davidson Place                                            Manassas
     147   1132-1136 Thorn Run Road                                        Moon Township
     149   3300-3400 Rib Mountain Drive                                    Wausau
     150   3333 South Brea Canyon Road                                     Diamond Bar
     153   7700-7734 Hoke Road                                             Englewood
     154   1501 Tyler Avenue                                               Radford
     155   2014-24 South Broad Street                                      Philadelphia
     157   15214 Whittier Boulevard                                        Whittier
     158   3136-3300 East Tulare Avenue                                    Fresno
     160   3101 Main Street                                                Grasonville
     161   2001 South Atlantic Avenue                                      Daytona Beach
     162   726 East Market Street                                          Leesburg
     163   510 South Ocean Drive                                           Miami Beach
     164   1302 Richmond Avenue                                            Staunton
     166   1918-1922 1st Avenue                                            Seattle
     167   1551 Sam Rittenberg Boulevard                                   Charleston
     169   7282 William Barry Boulevard                                    Syracuse
     170   1515 Ashley River Road                                          Charleston
     172   2726-2736 Hillside Drive                                        Delafield
     173   730 US Highway 66 East                                          Tell City
     174   6405 Fayetteville Road                                          Durham
     178   4757 Main Street                                                Manchester

     179   3502-3522 Satellite Boulevard                                   Duluth
     180   14-20 Grove Street                                              Darien
     181   215 West Lake Street                                            Chicago
     184   4716 Pacific Highway East                                       Fife
     185   10409 Canyon Road East                                          Puyallup
     189   126 West Berryhill Drive                                        Grass Valley
     197   1807 Emmet Street                                               Charlottesville
     196   20014 Rosebank Way                                              Hagerstown
     187   2723-2733 N. Power Rd                                           Mesa
      49   1900 St. Antonie St                                             Detroit
     156   6100 Southwest Meadows Road                                     Lake Oswego
      37   503-599 Telegraph Canyon Road                                   Chula Vista
     129   125 Franklin St                                                 Belleville
     165   6955 S. Tucson Blvd                                             Tucson
      96   100 Barclay Blvd                                                Lincolnshire
      98   2600 Lehigh Ave                                                 Glenview
      35   7500 Tank Avenue                                                Warren
     121   545 Park Avenue                                                 East Orange
      18   5400 West Parmer Lane                                           Austin
      10   6255 Sunset Boulevard                                           Hollywood
     106   4050 Westfax Drive                                              Chantilly
     190   2401 & 2451 36th Ave South                                      Grand Forks
      40   5900 Baywater Drive                                             Plano




     159   400 Wollaston Avenue                                            Newark
     146   10741 Walker Street                                             Cypress
     116   13040 & 13100 W. Lisbon                                         Brookfield
     140   5400 Habersham Road                                             Savannah
     193   4486 Timber Glen Drive                                          Batavia
      93   3300 E. Guasti Road                                             Ontario
     132   1240 & 1250 N. Pitt Street                                      Alexandria
      60   8920 Walnut Grove Road                                          Memphis
     182   17911-18011 E. 24 Highway                                       Independence
     103   3850 Hamlin Rd                                                  Auburn Hills
      92   2811 Circleport Drive                                           Erlanger
      90   3990 Olympic Boulevard                                          Erlanger
     194   1929 Rt. 37 East                                                Toms River
     176   1229 Route 22 East                                              Mountainside
     151   1555 Livingston Avenue                                          North Brunswick
      88   10005 West Hillsborough Avenue                                  Tampa
      16   140-166 S. Gary Avenue                                          Bloomingdale
     195   1455 N. National Rd                                             Columbus

Annex ID   County                  State     Zip Code   Property Type   Property Sub-Type                   Year Built
--------   ---------------------   -------   --------   -------------   ----------------------   ---------------------
     157                       9        10         11              12                       13                      14
       1   San Francisco           CA           94132   Multifamily     Conventional                         1944-1951

       2   Dallas                  TX           75240   Retail          Anchored                                  1965
       3   Orange                  FL           32801   Office          CBD                                       1988
       4   Philadelphia            PA           19103   Hotel           Full Service                              1989
       6   Washington              MN           55125   Retail          Anchored                                  2005
           Various                 Various    Various   Multifamily     Conventional                           Various
       8   Maricopa                AZ           85012   Multifamily     Conventional                              1999
       9   Shelby                  TN           38138   Multifamily     Conventional                              1997
      11   Orange                  CA           92806   Office          CBD                                       2001

      15   San Mateo               CA           94005   Office          Suburban                               Various
    15.1   San Mateo               CA           94005   Office          Suburban                                  1986
    15.2   San Mateo               CA           94005   Office          Suburban                                  2000
           Shelby                  TN           38134   Mixed Use       Industrial / Office                    Various
      20   Shelby                  TN           38134   Industrial      Flex                                1990, 1995
      21   Shelby                  TN           38134   Office          Suburban                                  2001
      22   Shelby                  TN           38134   Office          Suburban                                  2004
      23   Shelby                  TN           38134   Industrial      Flex                                      1995
      24   Shelby                  TN           38134   Industrial      Warehouse                                 1995
      26   Bernalillo              NM           87114   Multifamily     Conventional                        1986, 1996
      31   Hampden                 MA           01129   Retail          Anchored                                  1968
      33   Davidson                TN         Various   Multifamily     Conventional                           Various
    33.1   Davidson                TN           37115   Multifamily     Conventional                        1973, 1979
    33.2   Davidson                TN           37214   Multifamily     Conventional                        1984, 2002
      36   Various                 TX         Various   Multifamily     Conventional                           Various
    36.1   Rockwall                TX           75087   Multifamily     Conventional                              1998
    36.2   Dallas                  TX           75150   Multifamily     Conventional                              1999
      39   Guilford                NC           27407   Multifamily     Conventional                              1995
      41   Princess Anne           VA           23464   Multifamily     Conventional                              1985
      47   Cobb                    GA           30080   Multifamily     Conventional                              1975
      48   Fulton                  GA           30022   Retail          Various                                Various
    48.1   Fulton                  GA           30022   Retail          Anchored                                  2000
    48.2   Fulton                  GA           30022   Retail          Anchored                                  2002
      51   Suffolk                 NY           11731   Retail          Unanchored                                1960
           Various                 SC         Various   Multifamily     Conventional                           Various
      54   Greenville              SC           29607   Multifamily     Conventional                              1974
      55   Greenville              SC           29615   Multifamily     Conventional                              1972
      56   Anderson                SC           29625   Multifamily     Conventional                              1974
      57   Anderson                SC           29621   Multifamily     Conventional                              1972
      58   Los Angeles             CA           90250   Retail          Anchored                                  2005
      59   New York                NY           10010   Office          CBD                                       1909
      62   Dallas                  TX           75019   Office          Suburban                                  1998
      63   Miami-Dade              FL           33134   Office          Suburban                                  1984
      67   Clark                   NV           89014   Retail          Anchored                                  2003

      71   New York                NY           10017   Retail          Unanchored                          1925, 1935
      72   Durham                  NC           27707   Multifamily     Conventional                              1985
      78   Mecklenburg             NC           28217   Multifamily     Conventional                              2001
      84   Fulton                  GA           30076   Retail          Anchored                                  1999
      85   Fairfax                 VA           20151   Office          Suburban                                  1991
      91   Various                 TX         Various   Office          Suburban                               Various
    91.1   Collin                  TX           75013   Office          Suburban                                  1999
    91.2   Dallas                  TX           75220   Office          Suburban                                  2000
      97   Forsyth                 NC           27104   Multifamily     Conventional                              1990
      99   Orange                  CA           92660   Office          Suburban                                  1976
     117   Butler                  OH           45014   Multifamily     Conventional                              1975
     122   New Castle              DE           19803   Retail          Unanchored                          1972, 1985
     124   Middlesex               MA           01824   Office          Flex                                      1984
     130   Pitt                    NC           27834   Multifamily     Conventional                              2004
     131   Maricopa                AZ           85029   Hotel           Full Service                              1981
     138   Stafford                VA           22554   Multifamily     Conventional                              2005
     142   Pitt                    NC           27858   Multifamily     Conventional                         2003-2005
     145   Kings                   NY           11203   Retail          Anchored                                  1952
     148   New York                NY           10016   Retail          Single Tenant                             2002
     152   Kings                   WA           98125   Self Storage    Self Storage                              1988
     168   Greene                  OH           45324   Retail          Single Tenant                             1994
     171   Davis                   UT           84047   Retail          Anchored                                  1997
     175   Clark                   NV           89128   Retail          Unanchored                                2005
     177   Los Angeles             CA           90304   Retail          Unanchored                                1986
     183   Los Angeles             CA           91790   Mixed Use       Industrial / Warehouse                    1984
     186   Westchester             NY           10549   Multifamily     Co-Op                                     1969
     188   Napa                    CA           94559   Multifamily     Conventional                              2004
     191   Henry                   TN           38242   Retail          Anchored                                  1997
     192   Kings                   NY           11229   Multifamily     Co-Op                                     1953
       5   Spokane                 WA           99201   Office          CBD                                  1987-1998
       7   Various                 PA         Various   Office          Suburban                               Various
     7.1   Dauphin                 PA           17112   Office          Suburban                             1988-2000
     7.2   Dauphin                 PA           17110   Office          Suburban                             1989-1990
     7.3   Cumberland              PA           17055   Office          Suburban                             1988-1989
     7.4   Dauphin                 PA           17112   Office          Suburban                                  2000
      12   Camden                  NJ           08003   Office          Suburban                             1960-1975

      13   Hartford                CT           06108   Office          Suburban                           1982 & 1983
      14   Montgomery              MD           20850   Office          Suburban                           1980 & 1983

      17   New York                NY           10023   Mixed Use       Retail/Office                             1904
      19   Maricopa                AZ           85021   Office          Suburban                           1989 & 1999
      25   San Diego               CA           92121   Office          Suburban                           1986 & 1993
           Various                 Various    Various   Retail          Anchored                                  1993
      27   King                    WA           98002   Retail          Anchored                                  1993

      28   Clark                   WA           98684   Retail          Anchored                                  1993

      29   King                    WA           98168   Retail          Anchored                                  1993

      30   Douglas                 OR           97470   Retail          Anchored                                  1993

      32   Saint Louis             MO           63117   Office          Suburban                                  1973
      34   Tippecanoe              IN           47906   Multifamily     Student Housing                      2000-2002
      38   Dutchess                NY           12590   Retail          Anchored                             1992-1997
      42   Santa Clara             CA           95122   Retail          Anchored                                  2005
      43   Allegheny               PA           15205   Retail          Anchored                                  1997
      44   Leon                    FL           32312   Multifamily     Student Housing                           2001

      45   Cobb                    GA           30106   Multifamily     Conventional                         1998-1999








      46   Broward                 FL           33309   Office          Suburban                               Various

    46.1   Broward                 FL           33309   Office          Suburban                                  1986
    46.2   Broward                 FL           33309   Office          Suburban                                  1984
      50   Williamson              TX           78750   Retail          Anchored                                  1990
      52   Oakland                 MI           48307   Office          Medical Office                            2004
      53   Prince George's         MD           20716   Office          Suburban                                  1986
      61   Bexar                   TX           78256   Multifamily     Student Housing                           1998
      64   Mecklenburg             NC           28211   Office          Suburban                           1979 & 1980
      65   Orange                  CA           90620   Retail          Anchored                                  1966

      66   Fairfield               CT           06484   Office          Suburban                                  1985
      68   Richland                SC           29204   Office          Call Center                               1990
      69   Various                 Various    Various   Hotel           Limited Service                        Various
    69.1   Allen                   IN           46804   Hotel           Limited Service                           1996
    69.2   Cumberland              NC           28312   Hotel           Limited Service                           1985
    69.3   Tippecanoe              IN           47905   Hotel           Limited Service                           1997
    69.4   Kosciusko               IN           46582   Hotel           Limited Service                           1997
    69.5   Grant                   IN           46952   Hotel           Limited Service                           1995
      70   Orange                  FL           32837   Retail          Anchored                                  2004
      73   Story                   IA           50010   Multifamily     Student Housing                      2000-2006





      74   New York                NY           10003   Retail          Anchored                                  1904
      75   Colonial Heights City   VA           23834   Retail          Anchored                                  1967
      76   Delaware                PA           19014   Retail          Anchored                                  2005
      77   Middlesex               MA           01824   Office          Suburban                                  1985

      79   Carroll                 MD           21158   Retail          Anchored                                  1999
      80   Desoto                  MS           38671   Multifamily     Conventional                              2002
      81   Santa Clara             CA           94087   Retail          Anchored                                  2005
      82   Waukesha                WI           53151   Multifamily     Conventional                1988 & 1991 & 1998
      83   Harris                  TX           77080   Multifamily     Conventional                              1973
      86   Palm Beach              FL           33437   Office          Medical Office                            2004

      87   Maricopa                AZ           85306   Office          Medical Office                            1984
      89   Manatee                 FL           34207   Retail          Anchored                                  1968
      94   Allegheny               PA           15146   Multifamily     Conventional                         1964-1967
      95   Saint Louis             MO           63105   Office          Suburban                                  1987
     100   Contra Costa            CA           94553   Retail          Anchored                                  1984
     101   Tarrant                 TX           76137   Multifamily     Conventional                              1986
     102   Washington              PA           15301   Multifamily     Conventional                         2002-2005
     104   Suffolk                 NY           11743   Retail          Anchored                                  1996
     105   Franklin                OH           43054   Office          Medical Office                       2004-2005
     107   Polk                    FL           33809   Retail          Anchored                                  1989
     108   San Diego               CA           92154   Industrial      Industrial                                2003

     109   Newport News City       VA           23602   Hotel           Limited Service                           2004
     110   Riverside               CA           92543   Mixed Use       Office/Retail                             1971
     111   Marin                   CA           94901   Office          Medical Office                            1999
     112   Henrico                 VA           23230   Office          CBD                                       1976

     113   Vigo                    IN           47802   Retail          Anchored                                  1988
     114   Riverside               CA         Various   Industrial      Various                                Various
   114.1   Riverside               CA           92234   Industrial      Flex                                      1988
   114.2   Riverside               CA           92211   Industrial      Warehouse                                 2000
     115   Rockingham              NH           03087   Land            Retail                                    2005
     120   Chesapeake City         VA           23320   Hotel           Limited Service                           1995
     119   Volusia                 FL           32118   Hotel           Full Service                              1968
     118   Forsyth                 NC           27023   Retail          Anchored                                  1999




     123   Los Angeles             CA           91303   Other           Health Club                          1980-1981
     125   Clark                   NV           89015   Multifamily     Conventional                              1981
     126   Grafton                 NH           03561   Retail          Anchored                                  2001
     127   Suffolk                 MA           02108   Mixed Use       Office/Retail                             1913
     128   Suffolk                 MA           02215   Retail          Unanchored                                1890
     133   Riverside               CA           92879   Retail          Unanchored                                2005
     134   Jefferson               AL           35209   Retail          Anchored                                  1971

     135   Dutchess                NY           12601   Retail          Anchored                                  1996
     136   Lake                    IL           60047   Industrial      Warehouse                                 1999
     137   Waukesha                WI           53051   Retail          Anchored                                  2005
     139   Hunterdon               NJ           08833   Mixed Use       Office/Retail                        1985-2004
     141   Saint Louis             MO           63141   Retail          Unanchored                           1987-1990
     143   Kane                    IL           60174   Mixed Use       Multifamily/Office       1900-1920 & 2002-2004
     144   Prince William          VA           20109   Retail          Anchored                                  1996
     147   Allegheny               PA           15108   Retail          Unanchored                                1989
     149   Marathon                WI           54401   Retail          Unanchored                                2002
     150   Los Angeles             CA           91765   Office          Suburban                                  1982
     153   Montgomery              OH           45315   Retail          Unanchored                                2005
     154   Radford                 VA           24141   Hotel           Limited Service                    1983 & 1984
     155   Philadelphia            PA           19145   Retail          Anchored                                  1996
     157   Los Angeles             CA           90603   Retail          Anchored                                  1960
     158   Fresno                  CA           93702   Retail          Anchored                                  1984
     160   Queen Anne's            MD           21638   Hotel           Limited Service                           1990
     161   Volusia                 FL           32118   Hotel           Limited Service                           1994
     162   Loudoun                 VA           20176   Hotel           Limited Service                           1986
     163   Miami-Dade              FL           33139   Retail          Unanchored                                1920
     164   Shenandoah              VA           24401   Hotel           Limited Service                           1987
     166   King                    WA           98101   Multifamily     Conventional                              1909
     167   Charleston              SC           29407   Multifamily     Conventional                              1966
     169   Onondaga                NY           13212   Industrial      Flex                                      2005
     170   Charleston              SC           29407   Multifamily     Conventional                              1972
     172   Waukesha                WI           53018   Retail          Unanchored                                2003
     173   Perry                   IN           47586   Retail          Anchored                                  1992
     174   Durham                  NC           27713   Retail          Anchored                                  2004
     178   Bennington              VT           05254   Retail          Unanchored                                1850

     179   Gwinnett                GA           30096   Retail          Unanchored                                1987
     180   Fairfield               CT           06820   Mixed Use       Multifamily/Retail                        2005
     181   Cook                    IL           60606   Other           Parking Garage                            1929
     184   Pierce                  WA           98424   Retail          Unanchored                                2005
     185   Pierce                  WA           98373   Retail          Anchored                                  1995
     189   Nevada                  CA           95945   Multifamily     Conventional                              1981
     197   Charlottesville City    VA           22901   Hotel           Limited Service                           1988
     196   Washington              MD           21742   Multifamily     Section 42                                2002
     187   Maricopa                AZ           85207   Retail          Anchored                                  2000
      49   Wayne                   MI           48226   Office          CBD                                       2005
     156   Clackamus               OR           97035   Hotel           Limited Service                           1999
      37   San Diego               CA           91910   Retail          Anchored                                  1979
     129   Essex                   NJ           07109   Self Storage    Self Storage                              2001
     165   Pima                    AZ           85706   Hotel           Limited Service                           1998
      96   Lake                    IL           60069   Hotel           Extended Stay                             2003
      98   Cook                    IL           60026   Hotel           Extended Stay                             2003
      35   Macomb                  MI           48092   Industrial      Industrial                                2000
     121   Essex                   NJ           07017   Multifamily     Retirement                                1977
      18   Travis                  TX           78727   Multifamily     Conventional                              2001
      10   Los Angeles             CA           90028   Office          Suburban                                  1972
     106   Fairfax                 VA           20151   Hotel           Limited Service                           1989
     190   Maricopa                ND           58201   Multifamily     Conventional                              2005
      40   Collin                  TX           75093   Multifamily     Conventional                              2001




     159   New Castle              DE           19711   Multifamily     Student Housing                           1959
     146   Orange                  CA           90630   Industrial      Flex                                      2001
     116   Waukesha                WI           53005   Industrial      Flex                                      2000
     140   Chatham                 GA           31405   Retail          Unanchored                                1953
     193   Clermont                OH           45103   Multifamily     Conventional                              1995
      93   San Bernardino          CA           91761   Office          Suburban                                  2005
     132   Alexandria              VA           22314   Office          Suburban                                  1986
      60   Shelby                  TN           38018   Multifamily     Conventional                              2000
     182   Jackson                 MO           64056   Retail          Anchored                                  1987
     103   Oakland                 MI           48326   Mixed Use       Office/Industrial                         2004
      92   Boone                   KY           41018   Hotel           Extended Stay                             1997
      90   Boone                   KY           41018   Hotel           Full Service                              2000
     194   Ocean                   NJ           08753   Self Storage    Self Storage                              2002
     176   Union                   NJ           07092   Self Storage    Self Storage                              2001
     151   Middlesex               NJ           08982   Self Storage    Self Storage                              1984
      88   Hillsborough            FL           33615   Retail          Anchored                                  1989
      16   Dupage                  IL           60108   Retail          Anchored                                  1992
     195   Bartholomew             IN           47201   Retail          Unanchored                                2005

Annex ID   Year Renovated   Units/Rentable Square Ft.   Primary Unit of Measure   Original Balance   Cut-off Date
--------   --------------   -------------------------   -----------------------   ----------------   ------------
     157               15                          16                        17                 18             19
       1          Ongoing                       3,221   Units                         $300,000,000   3/1/2006

       2             2004                     733,459   Sq. Ft.                       $125,000,000   3/1/2006
       3          Ongoing                     646,281   Sq. Ft.                        $77,000,000   3/1/2006
       4             1999                         290   Rooms                          $72,000,000   3/1/2006
       6              NAP                     304,445   Sq. Ft.                        $65,000,000   3/1/2006
                                                  651   Units                          $60,640,000   3/1/2006
       8              NAP                         399   Units                          $38,500,000   3/1/2006
       9              NAP                         252   Units                          $22,140,000   3/1/2006
      11              NAP                     272,827   Sq. Ft.                        $52,000,000   3/1/2006

      15              NAP                     167,177   Sq. Ft.                        $39,625,000   3/1/2006
    15.1              NAP                     104,092   Sq. Ft.                        $24,450,000   3/1/2006
    15.2              NAP                      63,085   Sq. Ft.                        $15,175,000   3/1/2006
                                              520,052   Sq. Ft.                        $31,000,000   3/1/2006
      20              NAP                     225,869   Sq. Ft.                        $14,600,000   3/1/2006
      21              NAP                      48,495   Sq. Ft.                         $4,900,000   3/1/2006
      22              NAP                      33,688   Sq. Ft.                         $4,400,000   3/1/2006
      23              NAP                      94,000   Sq. Ft.                         $3,600,000   3/1/2006
      24              NAP                     118,000   Sq. Ft.                         $3,500,000   3/1/2006
      26              NAP                         572   Units                          $30,700,000   3/1/2006
      31       1986, 1999                     274,300   Sq. Ft.                        $29,760,000   3/1/2006
      33              NAP                         649   Units                          $28,600,000   3/1/2006
    33.1              NAP                         349   Units                          $15,379,661   3/1/2006
    33.2              NAP                         300   Units                          $13,220,339   3/1/2006
      36              NAP                         444   Units                          $26,650,000   3/1/2006
    36.1              NAP                         224   Units                          $13,921,642   3/1/2006
    36.2              NAP                         220   Units                          $12,728,358   3/1/2006
      39              NAP                         360   Units                          $23,700,000   3/1/2006
      41              NAP                         296   Units                          $22,000,000   3/1/2006
      47             2000                         416   Units                          $20,000,000   3/1/2006
      48              NAP                     103,168   Sq. Ft.                        $20,000,000   3/1/2006
    48.1              NAP                      89,128   Sq. Ft.                        $17,214,765   3/1/2006
    48.2              NAP                      14,040   Sq. Ft.                         $2,785,235   3/1/2006
      51             1997                      85,929   Sq. Ft.                        $19,000,000   3/1/2006
                                                  764   Units                          $17,800,000   3/1/2006
      54              NAP                         212   Units                           $6,270,000   3/1/2006
      55              NAP                         236   Units                           $4,660,000   3/1/2006
      56              NAP                         180   Units                           $4,400,000   3/1/2006
      57              NAP                         136   Units                           $2,470,000   3/1/2006
      58              NAP                      60,304   Sq. Ft.                        $17,300,000   3/1/2006
      59        2004-2005                      76,625   Sq. Ft.                        $17,000,000   3/1/2006
      62              NAP                     150,000   Sq. Ft.                        $16,600,000   3/1/2006
      63              NAP                     105,580   Sq. Ft.                        $16,500,000   3/1/2006
      67              NAP                      64,211   Sq. Ft.                        $15,500,000   3/1/2006

      71       2003, 2005                      28,593   Sq. Ft.                        $14,000,000   3/1/2006
      72              NAP                         264   Units                          $13,950,000   3/1/2006
      78              NAP                         264   Units                          $13,000,000   3/1/2006
      84              NAP                      95,876   Sq. Ft.                        $12,000,000   3/1/2006
      85              NAP                      88,183   Sq. Ft.                        $11,800,000   3/1/2006
      91              NAP                     120,318   Sq. Ft.                        $10,600,000   3/1/2006
    91.1              NAP                      84,518   Sq. Ft.                         $6,200,000   3/1/2006
    91.2              NAP                      35,800   Sq. Ft.                         $4,400,000   3/1/2006
      97              NAP                         172   Units                          $10,150,000   3/1/2006
      99              NAP                      45,890   Sq. Ft.                        $10,000,000   3/1/2006
     117              NAP                         194   Units                           $8,000,000   3/1/2006
     122              NAP                      34,495   Sq. Ft.                         $7,800,000   3/1/2006
     124             2005                     110,882   Sq. Ft.                         $7,500,000   3/1/2006
     130              NAP                         120   Units                           $7,250,000   3/1/2006
     131       1998, 2004                         250   Rooms                           $7,200,000   3/1/2006
     138              NAP                          64   Units                           $6,400,000   3/1/2006
     142              NAP                         136   Units                           $6,200,000   3/1/2006
     145              NAP                      18,500   Sq. Ft.                         $5,750,000   3/1/2006
     148             2004                      10,195   Sq. Ft.                         $5,600,000   3/1/2006
     152             2004                         821   Units                           $5,300,000   3/1/2006
     168              NAP                      45,000   Sq. Ft.                         $4,600,000   3/1/2006
     171              NAP                      55,279   Sq. Ft.                         $4,400,000   3/1/2006
     175              NAP                      16,991   Sq. Ft.                         $4,200,000   3/1/2006
     177              NAP                      16,103   Sq. Ft.                         $4,175,000   3/1/2006
     183              NAP                      29,096   Sq. Ft.                         $3,750,000   3/1/2006
     186             2005                          99   Units                           $3,600,000   3/1/2006
     188              NAP                          30   Units                           $3,500,000   3/1/2006
     191              NAP                      53,219   Sq. Ft.                         $3,200,000   3/1/2006
     192             1999                         110   Units                           $3,000,000   3/1/2006
       5      2003 & 2004                     565,746   Sq. Ft.                        $70,630,000   3/11/2006
       7             2004                     671,759   Sq. Ft.                        $61,000,000   3/11/2006
     7.1             2004                     353,954   Sq. Ft.                        $27,835,724
     7.2                                      144,867   Sq. Ft.                        $15,349,413
     7.3                                      117,212   Sq. Ft.                        $10,975,228
     7.4                                       55,726   Sq. Ft.                         $6,839,635
      12             2004                     333,275   Sq. Ft.                        $50,400,000   3/11/2006

      13                                      321,205   Sq. Ft.                        $44,000,000   3/11/2006
      14             1995                     257,280   Sq. Ft.                        $43,000,000   3/11/2006

      17             1982                     103,928   Sq. Ft.                        $38,000,000   3/11/2006
      19                                      301,696   Sq. Ft.                        $31,750,000   3/11/2006
      25                                      199,458   Sq. Ft.                        $31,000,000   3/11/2006
                                              265,459   Sq. Ft.                        $29,800,000   3/11/2006
      27                                       71,983   Sq. Ft.                         $8,800,000   3/11/2006

      28                                       68,164   Sq. Ft.                         $8,000,000   3/11/2006

      29                                       57,084   Sq. Ft.                         $7,000,000   3/11/2006

      30                                       68,228   Sq. Ft.                         $6,000,000   3/11/2006

      32                                      272,942   Sq. Ft.                        $28,700,000   3/11/2006
      34                                          360   Units                          $28,600,000   3/11/2006
      38                                      209,200   Sq. Ft.                        $24,000,000   3/11/2006
      42                                       61,819   Sq. Ft.                        $21,630,000   3/11/2006
      43                                      120,344   Sq. Ft.                        $21,000,000   3/11/2006
      44                                          324   Units                          $21,000,000   3/11/2006

      45                                          324   Units                          $20,750,000   3/11/2006








      46                                      167,824   Sq. Ft.                        $20,440,000   3/11/2006

    46.1                                       98,631   Sq. Ft.                        $11,406,592
    46.2                                       69,193   Sq. Ft.                         $9,033,408
      50                                      263,055   Sq. Ft.                        $19,500,000   3/11/2006
      52                                       92,597   Sq. Ft.                        $19,000,000   3/11/2006
      53             2004                     101,837   Sq. Ft.                        $17,825,000   3/11/2006
      61                                          258   Units                          $16,850,000   3/11/2006
      64      1995 & 2000                     136,299   Sq. Ft.                        $16,200,000   3/11/2006
      65             2005                     103,973   Sq. Ft.                        $15,750,000   3/11/2006

      66             1992                     158,462   Sq. Ft.                        $15,800,000   3/11/2006
      68             1996                     231,477   Sq. Ft.                        $15,500,000   3/11/2006
      69             2005                         443   Rooms                          $14,830,000   3/11/2006
    69.1             2005                         128   Rooms                           $4,445,356
    69.2                                          120   Rooms                           $3,570,860
    69.3                                           62   Rooms                           $3,097,174
    69.4                                           71   Rooms                           $2,040,491
    69.5                                           62   Rooms                           $1,676,118
      70                                       88,103   Sq. Ft.                        $14,400,000   3/11/2006
      73                                          209   Units                          $13,755,000   3/11/2006





      74             2003                      11,121   Sq. Ft.                        $13,670,000   3/11/2006
      75      1996 & 1997                     169,026   Sq. Ft.                        $13,215,000   3/11/2006
      76                                       55,000   Sq. Ft.                        $13,250,000   3/11/2006
      77             2003                     131,252   Sq. Ft.                        $13,250,000   3/11/2006

      79                                       81,332   Sq. Ft.                        $13,000,000   3/11/2006
      80                                          250   Units                          $12,720,000   3/11/2006
      81                                       30,071   Sq. Ft.                        $12,529,000   3/11/2006
      82             2005                         256   Units                          $12,500,000   3/11/2006
      83             2001                         466   Units                          $12,375,000   3/11/2006
      86                                       56,077   Sq. Ft.                        $11,500,000   3/11/2006

      87             2003                      86,492   Sq. Ft.                        $11,400,000   3/11/2006
      89             2004                     169,330   Sq. Ft.                        $11,000,000   3/11/2006
      94             2003                         337   Units                          $10,400,000   3/11/2006
      95                                       80,120   Sq. Ft.                        $10,300,000   3/11/2006
     100             2001                      79,863   Sq. Ft.                        $10,000,000   3/11/2006
     101             2003                         288   Units                          $10,000,000   3/11/2006
     102                                          130   Units                          $10,000,000   3/11/2006
     104                                       51,800   Sq. Ft.                        $10,050,000   3/11/2006
     105                                       59,044   Sq. Ft.                         $9,600,000   3/11/2006
     107             2003                     134,548   Sq. Ft.                         $9,300,000   3/11/2006
     108                                      115,290   Sq. Ft.                         $9,230,000   3/11/2006

     109                                          122   Rooms                           $9,000,000   3/11/2006
     110             2004                     128,388   Sq. Ft.                         $8,900,000   3/11/2006
     111                                       34,025   Sq. Ft.                         $8,750,000   3/11/2006
     112             1993                      91,875   Sq. Ft.                         $8,550,000   3/11/2006

     113             2005                     129,631   Sq. Ft.                         $8,280,000   3/11/2006
     114             2002                      91,142   Sq. Ft.                         $8,250,000   3/11/2006
   114.1                                       32,602   Sq. Ft.                         $4,125,000
   114.2             2002                      58,540   Sq. Ft.                         $4,125,000
     115                                       63,500   Sq. Ft.                         $8,250,000   3/11/2006
     120             2004                         105   Rooms                           $8,025,000   3/11/2006
     119             2005                         132   Rooms                           $8,000,000   3/11/2006
     118                                       75,824   Sq. Ft.                         $7,950,000   3/11/2006




     123             1999                     101,000   Sq. Ft.                         $7,738,000   3/11/2006
     125                                          160   Units                           $7,419,000   3/11/2006
     126                                       54,985   Sq. Ft.                         $7,400,000   3/11/2006
     127             2003                      42,053   Sq. Ft.                         $7,350,000   3/11/2006
     128             1985                      97,007   Sq. Ft.                         $7,350,000   3/11/2006
     133                                       20,000   Sq. Ft.                         $6,800,000   3/11/2006
     134             1989                     114,198   Sq. Ft.                         $6,800,000   3/11/2006

     135                                       42,000   Sq. Ft.                         $6,823,000   3/11/2006
     136                                       94,000   Sq. Ft.                         $6,595,000   3/11/2006
     137                                       30,519   Sq. Ft.                         $6,500,000   3/11/2006
     139             2002                      54,025   Sq. Ft.                         $6,440,000   3/11/2006
     141                                       39,528   Sq. Ft.                         $6,250,000   3/11/2006
     143             2004                      50,640   Sq. Ft.                         $6,200,000   3/11/2006
     144             2002                      33,879   Sq. Ft.                         $5,800,000   3/11/2006
     147             1996                      47,165   Sq. Ft.                         $5,650,000   3/11/2006
     149                                       54,688   Sq. Ft.                         $5,500,000   3/11/2006
     150                                       40,184   Sq. Ft.                         $5,400,000   3/11/2006
     153                                       28,800   Sq. Ft.                         $5,300,000   3/11/2006
     154             2004                         104   Rooms                           $5,300,000   3/11/2006
     155                                       13,396   Sq. Ft.                         $5,240,000   3/11/2006
     157             2005                      33,160   Sq. Ft.                         $5,140,000   3/11/2006
     158                                       41,870   Sq. Ft.                         $5,088,000   3/11/2006
     160             2004                          92   Rooms                           $5,000,000   3/11/2006
     161             2005                          95   Rooms                           $5,000,000   3/11/2006
     162             2004                          99   Rooms                           $5,000,000   3/11/2006
     163             1998                       9,232   Sq. Ft.                         $4,800,000   3/11/2006
     164             2004                          98   Rooms                           $4,800,000   3/11/2006
     166             1987                          49   Units                           $4,650,000   3/11/2006
     167                                          138   Units                           $4,640,000   3/11/2006
     169                                       71,880   Sq. Ft.                         $4,600,000   3/11/2006
     170             2004                         115   Units                           $4,480,000   3/11/2006
     172                                       17,120   Sq. Ft.                         $4,400,000   3/11/2006
     173             2004                      72,113   Sq. Ft.                         $4,400,000   3/11/2006
     174                                       13,650   Sq. Ft.                         $4,261,500   3/11/2006
     178             2005                      18,054   Sq. Ft.                         $4,100,000   3/11/2006

     179             2005                      31,315   Sq. Ft.                         $4,025,000   3/11/2006
     180                                       15,415   Sq. Ft.                         $4,000,000   3/11/2006
     181             1990                      72,000   Sq. Ft.                         $3,900,000   3/11/2006
     184                                       12,502   Sq. Ft.                         $3,760,000   3/11/2006
     185                                       45,859   Sq. Ft.                         $3,800,000   3/11/2006
     189                                           96   Units                           $3,441,000   3/11/2006
     197             2005                          64   Rooms                           $2,300,000   3/11/2006
     196             2004                         120   Units                           $2,470,000   3/1/2006
     187              NAP                      17,671   Sq. Ft.                         $3,500,000   3/1/2006
      49              NAP                     105,980   Sq. Ft.                        $20,000,000   3/1/2006
     156             2001                         124   Rooms                           $5,200,000   3/1/2006
      37             2004                     117,594   Sq. Ft.                        $24,850,000   3/1/2006
     129             2004                       1,151   Units                           $7,290,000   3/1/2006
     165             2002                          86   Rooms                           $4,750,000   3/1/2006
      96              NAP                         118   Rooms                          $10,300,000   3/1/2006
      98              NAP                         120   Rooms                          $10,050,000   3/1/2006
      35             2003                     268,000   Sq. Ft.                        $27,000,000   3/1/2006
     121              NAP                         130   Units                           $7,800,000   3/1/2006
      18              NAP                         434   Units                          $33,100,000   3/1/2006
      10             1990                     314,435   Sq. Ft.                        $55,000,000   3/1/2006
     106             2005                         137   Rooms                           $9,500,000   3/1/2006
     190              NAP                          72   Units                           $3,250,000   3/1/2006
      40              NAP                         181   Units                          $22,475,000   3/1/2006




     159             1990                          84   Units                           $5,094,000   3/1/2006
     146              NAP                      67,000   Sq. Ft.                         $5,700,000   3/1/2006
     116              NAP                     118,871   Sq. Ft.                         $8,100,000   3/1/2006
     140             1977                      63,432   Sq. Ft.                         $6,307,000   3/1/2006
     193              NAP                          72   Units                           $2,850,000   3/1/2006
      93              NAP                      61,298   Sq. Ft.                        $10,500,000   3/1/2006
     132              NAP                      40,355   Sq. Ft.                         $7,049,000   3/1/2006
      60              NAP                         360   Units                          $17,000,000   3/1/2006
     182             2005                      70,849   Sq. Ft.                         $3,800,000   3/1/2006
     103              NAP                      64,633   Sq. Ft.                        $10,000,000   3/1/2006
      92             2005                         150   Rooms                          $10,500,000   3/1/2006
      90              NAP                         120   Rooms                          $11,000,000   3/1/2006
     194             2005                         756   Units                           $2,750,000   3/1/2006
     176              NAP                         640   Units                           $4,200,000   3/1/2006
     151              NAP                         891   Units                           $5,350,000   3/1/2006
      88             2002                     117,176   Sq. Ft.                        $11,400,000   3/1/2006
      16              NAP                     358,385   Sq. Ft.                        $39,000,000   3/1/2006
     195              NAP                      18,000   Sq. Ft.                         $2,640,000   3/1/2006

Annex ID   Cut-off Balance   LTV at Cut-off    Maturity Balance   LTV at Maturity    Appraisal "As Cured" App. Value
--------   ---------------   --------------    ----------------   ---------------    -------------------------------
     157                20               21                  22                23                                 24
       1       300,000,000            42.43%        300,000,000             42.43%                      $707,000,000

       2       125,000,000            73.96%        125,000,000             73.96%                      $169,000,000
       3        77,000,000            50.33%         77,000,000             50.33%                      $153,000,000
       4        72,000,000            79.12%         72,000,000             79.12%                       $91,000,000
       6        65,000,000            70.27%         65,000,000             70.27%                       $92,500,000
                60,640,000            78.96%         56,547,346             73.63%                       $76,800,000
       8        38,500,000            78.96%         35,901,597             73.63%                       $48,800,000
       9        22,140,000            78.96%         20,645,749             73.63%                       $28,000,000
      11        52,000,000            64.20%         52,000,000             64.20%                       $81,000,000

      15        39,625,000            49.53%         39,625,000             49.53%                       $80,000,000
    15.1        24,450,000            49.53%                                49.53%                       $47,300,000
    15.2        15,175,000            49.53%                                49.53%                       $32,700,000
                31,000,000            77.50%         27,744,849             69.36%                       $40,000,000
      20        14,600,000            77.50%         13,066,929             69.36%                       $19,400,000
      21         4,900,000            77.50%          4,385,476             69.36%                        $6,200,000
      22         4,400,000            77.50%          3,937,979             69.36%                        $5,500,000
      23         3,600,000            77.50%          3,221,982             69.36%                        $4,500,000
      24         3,500,000            77.50%          3,132,483             69.36%                        $4,400,000
      26        30,700,000            71.31%         28,389,786             65.95%                       $43,050,000
      31        29,760,000            80.00%         26,499,833             71.24%                       $37,200,000
      33        28,600,000            75.16%         26,653,718             70.05%                       $38,050,000
    33.1        15,379,661            75.16%                                70.05%                       $20,100,000
    33.2        13,220,339            75.16%                                70.05%                       $17,950,000
      36        26,650,000            79.55%         24,758,496             73.91%                       $33,500,000
    36.1        13,921,642            79.55%                                73.91%                       $17,500,000
    36.2        12,728,358            79.55%                                73.91%                       $16,000,000
      39        23,700,000            72.26%         22,743,788             69.34%                       $32,800,000
      41        22,000,000            72.89%         20,113,239             66.24%                       $28,400,000
      47        20,000,000            68.26%         18,601,859             63.49%                       $29,300,000
      48        20,000,000            67.11%         20,000,000             67.11%                       $29,800,000
    48.1        17,214,765            67.11%                                67.11%                       $25,650,000
    48.2         2,785,235            67.11%                                67.11%                        $4,150,000
      51        19,000,000            77.55%         17,672,588             72.13%                       $24,500,000
                17,800,000            78.04%         15,929,937             69.84%                       $22,810,000
      54         6,270,000            78.04%          5,611,276             69.84%                        $8,050,000
      55         4,660,000            78.04%          4,170,421             69.84%                        $6,010,000
      56         4,400,000            78.04%          3,937,738             69.84%                        $5,610,000
      57         2,470,000            78.04%          2,210,502             69.84%                        $3,140,000
      58        17,300,000            62.95%         16,100,364             57.50%                       $22,000,000
      59        17,000,000            76.58%         15,806,097             71.20%                       $22,200,000
      62        16,600,000            73.78%         15,475,448             68.78%                       $22,500,000
      63        16,500,000            78.57%         13,879,084             66.09%                       $21,000,000
      67        15,500,000            63.57%         14,453,323             58.59%                       $21,000,000

      71        14,000,000            76.09%         14,000,000             76.09%                       $18,400,000
      72        13,950,000            71.43%         13,387,166             68.55%                       $19,530,000
      78        13,000,000            77.38%         12,072,582             71.86%                       $16,800,000
      84        12,000,000            58.82%         12,000,000             58.82%                       $20,400,000
      85        11,800,000            78.67%         10,363,960             69.09%                       $15,000,000
      91        10,581,064            68.26%          9,574,087             61.77%                       $15,500,000
    91.1         6,188,924            68.26%                                61.77%                        $9,550,000
    91.2         4,392,140            68.26%                                61.77%                        $5,950,000
      97        10,150,000            73.55%          9,740,483             70.58%                       $13,800,000
      99        10,000,000            76.92%         10,000,000             76.92%                       $13,000,000
     117         8,000,000            75.47%          7,575,049             71.46%                       $10,600,000
     122         7,781,899            74.11%          6,527,657             62.17%                       $10,500,000
     124         7,500,000            74.26%          7,500,000             74.26%                       $10,100,000
     130         7,250,000            76.32%          6,732,062             70.86%                        $9,500,000
     131         7,200,000            48.65%          6,935,543             46.86%                       $14,800,000
     138         6,400,000            74.42%          5,896,509             68.56%                        $8,600,000
     142         6,185,574            79.30%          5,186,095             66.49%                        $7,800,000
     145         5,736,939            75.49%          4,831,352             63.57%                        $7,600,000
     148         5,600,000            77.78%          5,016,256             69.67%                        $7,200,000
     152         5,300,000            74.54%          4,647,833             65.37%                        $7,110,000
     168         4,593,582            66.57%          3,845,245             55.73%                        $6,900,000
     171         4,400,000            63.95%          3,721,212             54.09%                        $6,880,000
     175         4,200,000            58.01%          4,200,000             58.01%                        $7,240,000
     177         4,175,000            61.85%          3,814,685             56.51%                        $6,750,000
     183         3,744,805            65.93%          3,141,267             55.30%                        $5,680,000
     186         3,591,216            34.53%          2,984,086             28.69%                       $10,400,000
     188         3,491,735            61.26%          2,919,488             51.22%                        $5,700,000
     191         3,200,000            76.19%          2,696,030             64.19%                        $4,200,000
     192         2,995,740            36.09%          2,495,164             30.06%                        $8,300,000
       5        70,384,463            77.77%         58,467,359             64.60%                       $90,500,000
       7        61,000,000            79.53%         55,453,318             72.30%                       $76,700,000
     7.1        27,835,724            79.53%                                72.30%                       $35,000,000
     7.2        15,349,413            79.53%                                72.30%                       $19,300,000
     7.3        10,975,228            79.53%                                72.30%                       $13,800,000
     7.4         6,839,635            79.53%                                72.30%                        $8,600,000
      12        50,400,000            72.00%         46,539,410             66.48%                       $70,000,000

      13        44,000,000            75.86%         40,754,001             70.27%                       $58,000,000
      14        43,000,000            76.11%         39,493,219             69.90%                       $56,500,000

      17        38,000,000            53.07%         38,000,000             53.07%                       $71,600,000
      19        31,750,000            73.84%         28,455,660             66.18%                       $43,000,000
      25        31,000,000            70.45%         26,574,199             60.40%                       $44,000,000
               $29,800,000            69.97%         26,545,223             62.33%                       $42,590,000
      27         8,800,000            69.97%          7,838,858             62.33%                       $11,600,000

      28         8,000,000            69.97%          7,126,234             62.33%                       $10,900,000

      29         7,000,000            69.97%          6,235,455             62.33%                       $11,950,000

      30         6,000,000            69.97%          5,344,676             62.33%                        $8,140,000

      32        28,700,000            69.32%         28,700,000             69.32%                       $41,400,000
      34        28,600,000            71.14%         25,679,446             63.88%                       $40,200,000
      38        24,000,000            77.42%         22,263,937             71.82%                       $31,000,000
      42        21,630,000            77.25%         19,221,666             68.65%                       $28,000,000
      43        21,000,000            79.77%         18,582,567             70.59%                       $26,325,000
      44        21,000,000            73.68%         18,718,409             65.68%                       $28,500,000

      45        20,750,000            73.06%         18,839,486             66.34%                       $28,400,000








      46        20,440,000            76.55%         18,657,807             69.88%                       $26,700,000

    46.1        11,406,592            76.55%                                69.88%                       $14,900,000
    46.2         9,033,408            76.55%                                69.88%                       $11,800,000
      50        19,500,000            60.94%         16,872,443             52.73%                       $32,000,000
      52        19,000,000            76.61%         17,662,717             71.22%                       $24,800,000
      53        17,825,000            73.35%         16,463,758             67.75%                       $24,300,000
      61        16,850,000            78.37%         15,293,246             71.13%                       $21,500,000
      64        16,200,000            75.00%         16,200,000             75.00%                       $21,600,000
      65        15,750,000            72.58%         13,728,948             63.27%                       $21,700,000

      66        15,684,327            78.42%         10,585,990             52.93%                       $20,000,000
      68        15,451,536            69.41%         14,456,059             64.94%                       $22,260,000
      69        14,743,407            72.45%         11,469,857             56.36%                       $20,350,000
    69.1         4,419,400            72.45%                                56.36%                        $6,100,000
    69.2         3,550,010            72.45%                                56.36%                        $4,900,000
    69.3         3,079,090            72.45%                                56.36%                        $4,250,000
    69.4         2,028,577            72.45%                                56.36%                        $2,800,000
    69.5         1,666,331            72.45%                                56.36%                        $2,300,000
      70        14,400,000            80.00%         12,181,637             67.68%                       $18,000,000
      73        13,755,000            70.72%         11,982,008             61.60%                       $19,450,000





      74        13,670,000            72.71%         12,672,574             67.41%                       $18,800,000
      75        13,215,000            77.28%         11,864,037             69.38%                       $17,100,000
      76        13,195,758            77.62%         11,198,125             65.87%                       $17,000,000
      77        13,164,324            69.29%         11,071,721             58.27%                       $19,000,000

      79        12,937,156            79.61%         10,686,270             65.76%                       $16,250,000
      80        12,720,000            76.17%         11,374,251             68.11%                       $16,700,000
      81        12,529,000            69.91%         11,007,076             61.42%                       $17,922,000
      82        12,500,000            78.86%         11,550,202             72.87%                       $15,850,000
      83        12,375,000            75.00%         10,956,937             66.41%                       $16,500,000
      86        11,500,000            77.18%          9,988,705             67.04%                       $14,900,000

      87        11,400,000            70.37%         10,127,460             62.52%                       $16,200,000
      89        11,000,000            73.33%          9,778,367             65.19%                       $15,000,000
      94        10,400,000            79.27%          9,070,872             69.14%                       $13,120,000
      95        10,300,000            68.85%         10,300,000             68.85%                       $14,960,000
     100        10,000,000            60.61%          9,252,395             56.08%                       $16,500,000
     101        10,000,000            78.74%          8,662,879             68.21%                       $12,700,000
     102        10,000,000            79.05%          8,680,297             68.62%                       $12,650,000
     104         9,981,454            76.19%          8,325,626             63.55%                       $13,100,000
     105         9,600,000            73.63%          8,219,377             60.09%                       $10,200,000
     107         9,300,000            57.06%          8,577,330             52.62%                       $16,300,000
     108         9,230,000            76.92%          8,239,443             68.66%                       $12,000,000

     109         8,971,674            72.35%          6,918,134             55.79%                       $12,400,000
     110         8,900,000            68.46%          8,242,131             63.40%                       $13,000,000
     111         8,750,000            72.49%          7,683,599             63.66%                       $12,070,000
     112         8,550,000            79.17%          7,504,010             69.48%                       $10,800,000

     113         8,280,000            80.00%          7,344,325             70.96%                       $10,350,000
     114         8,250,000            71.43%          7,634,969             66.10%                       $11,550,000
   114.1         4,125,000            71.43%                                66.10%
   114.2         4,125,000            71.43%                                66.10%
     115         8,222,344            76.84%          6,871,561             64.22%                       $10,700,000
     120         7,949,358            74.29%          5,123,748             47.89%                       $10,700,000
     119         7,949,950            65.16%          6,091,378             49.93%                       $12,200,000
     118         7,950,000            75.00%          7,263,522             68.52%                       $10,600,000




     123         7,713,714            68.87%          6,514,804             58.17%                       $11,200,000
     125         7,384,371            70.66%          6,136,126             58.72%                       $10,450,000
     126         7,367,457            79.86%          6,182,356             67.02%                        $9,225,000
     127         7,350,000            72.77%          6,424,494             63.61%                       $10,100,000
     128         7,318,545            55.03%          6,167,992             46.38%                       $13,300,000
     133         6,800,000            64.76%          5,929,598             56.47%                       $10,500,000
     134         6,777,290            79.73%          5,667,375             66.67%                        $8,500,000

     135         6,754,436            74.22%          5,655,363             62.15%                        $9,100,000
     136         6,573,866            73.04%          5,533,981             61.49%                        $9,000,000
     137         6,446,382            77.20%          5,341,743             63.97%                        $8,350,000
     139         6,387,464            69.43%          4,837,450             52.58%                        $9,200,000
     141         6,250,000            67.42%          5,567,668             60.06%                        $9,270,000
     143         6,171,434            76.19%          5,139,368             63.45%                        $8,100,000
     144         5,741,724            79.20%          4,807,538             66.31%                        $7,250,000
     147         5,650,000            79.58%          4,921,726             69.32%                        $7,100,000
     149         5,473,128            78.19%          4,497,047             64.24%                        $7,000,000
     150         5,400,000            75.00%          4,692,340             65.17%                        $7,200,000
     153         5,300,000            79.70%          4,638,219             69.75%                        $6,650,000
     154         5,250,200            73.95%          4,023,620             56.67%                        $7,100,000
     155         5,210,818            78.36%          4,350,867             65.43%                        $6,650,000
     157         5,128,464            67.48%          4,328,348             56.95%                        $7,600,000
     158         5,088,000            80.00%          4,710,840             74.07%                        $6,360,000
     160         4,970,849            67.17%          3,868,418             52.28%                        $7,400,000
     161         4,968,719            52.86%          3,807,111             40.50%                        $9,400,000
     162         4,953,018            54.13%          3,795,868             41.48%                        $9,150,000
     163         4,779,206            71.33%          4,020,076             60.00%                        $6,700,000
     164         4,754,898            72.04%          3,644,034             55.21%                        $6,600,000
     166         4,650,000            70.88%          4,052,613             61.78%                        $6,560,000
     167         4,640,000            87.55%          4,640,000             87.55%                        $5,300,000
     169         4,585,699            79.75%          3,878,680             67.46%                        $5,750,000
     170         4,480,000            81.45%          4,480,000             81.45%                        $5,500,000
     172         4,400,000            78.57%          3,896,695             69.58%                        $5,600,000
     173         4,369,436            74.06%          3,633,988             61.59%                        $5,900,000
     174         4,261,500            73.79%          3,231,025             55.95%                        $5,775,000
     178         4,069,071            73.98%          3,418,311             62.15%                        $5,500,000

     179         3,994,880            76.82%          3,359,964             64.61%                        $5,200,000
     180         3,980,748            64.21%          3,026,143             48.81%                        $6,200,000
     181         3,900,000            75.73%          3,478,459             67.54%                        $5,150,000
     184         3,743,833            70.64%          3,152,920             59.49%                        $5,300,000
     185         3,715,134            51.24%          1,627,346             22.45%                        $7,250,000
     189         3,425,087            53.73%          2,850,536             44.71%                        $6,375,000
     197         2,278,389            69.04%          1,746,099             52.91%                        $3,300,000
     196         2,465,462            83.86%          1,678,477             57.09%                        $2,940,000
     187         3,495,203            63.32%          2,940,793             53.28%                        $5,520,000
      49        19,962,738            75.33%         13,183,647             49.75%                       $26,500,000
     156         5,184,095            53.44%          4,025,743             41.50%                        $9,700,000
      37        24,850,000            74.18%         20,763,718             61.98%                       $33,500,000
     129         7,255,499            65.36%          4,693,181             42.28%                       $11,100,000
     165         4,739,948            64.93%          4,042,705             55.38%                        $7,300,000
      96        10,277,953            73.94%          8,748,451             62.94%                       $13,900,000
      98        10,028,489            71.63%          8,536,110             60.97%                       $14,000,000
      35        26,845,171            78.96%         22,311,659             65.62%                       $34,000,000
     121         7,789,485            70.81%          6,585,351             59.87%                       $11,000,000
      18        33,100,000            79.95%         29,447,474             71.13%                       $41,400,000
      10        55,000,000            66.67%         50,895,648             61.69%                       $82,500,000
     106         9,470,625            68.13%          7,334,876             52.77%                       $13,900,000
     190         3,242,670            72.06%          2,734,321             60.76%                        $4,500,000
      40        22,475,000            77.50%         20,114,604             69.36%                       $29,000,000




     159         5,082,567            71.18%          4,289,611             60.08%                        $7,140,000
     146         5,682,446            76.69%          4,813,389             64.96%                        $7,410,000
     116         8,100,000            72.97%          6,955,053             62.66%                       $11,100,000
     140         6,307,000            75.08%          5,534,519             65.89%                        $8,400,000
     193         2,850,000            75.00%          2,540,423             66.85%                        $3,800,000
      93        10,476,162            78.06%          8,823,271             65.75%                       $13,420,000
     132         7,049,000            73.43%          6,326,674             65.90%                        $9,600,000
      60        17,000,000            66.02%         15,580,947             60.51%                       $25,750,000
     182         3,794,786            79.89%          3,191,894             67.20%                        $4,750,000
     103        10,000,000            76.34%          8,937,415             68.22%                       $13,100,000
      92        10,500,000            72.92%          9,247,749             64.22%                       $14,400,000
      90        11,000,000            74.83%          9,688,118             65.91%                       $14,700,000
     194         2,715,098            26.41%             17,070              0.17%                       $10,280,000
     176         4,180,123            52.91%          2,703,890             34.23%                        $7,900,000
     151         5,324,680            69.60%          3,444,241             45.02%                        $7,650,000
      88        11,400,000            72.38%         10,006,721             63.53%                       $15,750,000
      16        39,000,000            75.14%         34,960,983             67.36%                       $51,900,000
     195         2,636,506            79.89%          2,240,760             67.90%                        $3,300,000

Annex ID   Date of Valuation   Note Date    First Payment Date   Interest Rate    Interest Calculation (30/360 / Actual/360)
--------   -----------------   ----------   ------------------   -------------    ------------------------------------------
     157                  25           26                   27              28                                            29
       1   8/22/2005           9/30/2005    11/1/2005                    5.648%   Actual/360

       2   12/9/2005           12/28/2005   2/1/2006                     5.718%   Actual/360
       3   11/14/2005          12/14/2005   2/1/2006                     5.336%   Actual/360
       4   9/1/2005            11/8/2005    1/1/2006                     6.157%   Actual/360
       6   12/19/2005          12/29/2005   2/1/2006                     5.450%   Actual/360
           Various             11/30/2005   1/1/2006                     5.768%   Actual/360
       8   9/27/2005           11/30/2005   1/1/2006                     5.768%   Actual/360
       9   9/21/2005           11/30/2005   1/1/2006                     5.768%   Actual/360
      11   11/18/2005          1/6/2006     3/1/2006                     5.656%   Actual/360

      15   11/10/2005          12/16/2005   2/1/2006                     5.796%   Actual/360
    15.1   11/10/2005                                                    5.796%
    15.2   11/10/2005                                                    5.796%
           11/10/2005          1/27/2006    3/1/2006                     5.531%   Actual/360
      20   11/10/2005          1/27/2006    3/1/2006                     5.531%   Actual/360
      21   11/10/2005          1/27/2006    3/1/2006                     5.531%   Actual/360
      22   11/10/2005          1/27/2006    3/1/2006                     5.531%   Actual/360
      23   11/10/2005          1/27/2006    3/1/2006                     5.531%   Actual/360
      24   11/10/2005          1/27/2006    3/1/2006                     5.531%   Actual/360
      26   10/26/2005          12/28/2005   2/1/2006                     5.184%   Actual/360
      31   6/7/2005            9/28/2005    11/1/2005                    5.280%   Actual/360
      33   12/8/2005           1/31/2006    3/1/2006                     5.730%   Actual/360
    33.1   12/8/2005                                                     5.730%
    33.2   12/8/2005                                                     5.730%
      36   11/1/2005           11/22/2005   1/1/2006                     5.500%   Actual/360
    36.1   11/1/2005                                                     5.500%
    36.2   11/1/2005                                                     5.500%
      39   10/11/2005          12/29/2005   2/1/2006                     5.497%   Actual/360
      41   10/4/2005           12/8/2005    2/1/2006                     5.629%   Actual/360
      47   10/26/2005          12/15/2005   2/1/2006                     5.584%   Actual/360
      48   12/4/2005           1/31/2006    3/1/2006                     5.745%   Actual/360
    48.1   12/4/2005                                                     5.745%
    48.2   12/4/2005                                                     5.745%
      51   11/23/2005          2/1/2006     3/1/2006                     5.590%   Actual/360
           1/1/2007            1/11/2006    3/1/2006                     5.528%   Actual/360
      54   1/1/2007            1/11/2006    3/1/2006                     5.528%   Actual/360
      55   1/1/2007            1/11/2006    3/1/2006                     5.528%   Actual/360
      56   1/1/2007            1/11/2006    3/1/2006                     5.528%   Actual/360
      57   1/1/2007            1/11/2006    3/1/2006                     5.528%   Actual/360
      58   1/1/2006            1/25/2006    3/1/2006                     5.630%   Actual/360
      59   12/1/2005           1/18/2006    3/1/2006                     5.562%   Actual/360
      62   12/15/2005          1/20/2006    3/1/2006                     5.754%   Actual/360
      63   12/21/2005          2/2/2006     4/1/2006                     5.717%   Actual/360
      67   11/1/2005           2/17/2006    4/1/2006                     5.747%   Actual/360

      71   11/9/2005           11/23/2005   1/1/2006                     5.407%   Actual/360
      72   10/12/2005          12/29/2005   2/1/2006                     5.497%   Actual/360
      78   11/17/2005          12/23/2005   2/1/2006                     5.475%   Actual/360
      84   12/4/2005           1/31/2006    3/1/2006                     5.744%   Actual/360
      85   11/14/2005          1/27/2006    3/1/2006                     5.615%   Actual/360
      91   12/2/2005           1/27/2006    3/1/2006                     5.940%   Actual/360
    91.1   12/2/2005                                                     5.940%
    91.2   12/2/2005                                                     5.940%
      97   10/10/2005          12/29/2005   2/1/2006                     5.497%   Actual/360
      99   11/2/2005           12/22/2005   2/1/2006                     5.810%   Actual/360
     117   10/11/2005          12/15/2005   2/1/2006                     5.695%   Actual/360
     122   10/28/2005          12/19/2005   2/1/2006                     5.566%   Actual/360
     124   11/28/2005          12/20/2005   2/1/2006                     5.689%   Actual/360
     130   12/13/2005          1/27/2006    3/1/2006                     5.470%   Actual/360
     131   12/14/2005          2/2/2006     4/1/2006                     5.960%   Actual/360
     138   3/31/2006           12/19/2005   2/1/2006                     5.260%   Actual/360
     142   12/15/2005          12/23/2005   2/1/2006                     5.550%   Actual/360
     145   11/1/2005           12/16/2005   2/1/2006                     5.697%   Actual/360
     148   12/1/2005           12/23/2005   2/1/2006                     5.570%   Actual/360
     152   11/18/2005          1/10/2006    3/1/2006                     5.550%   Actual/360
     168   12/20/2005          1/6/2006     3/1/2006                     5.532%   Actual/360
     171   11/1/2006           2/2/2006     4/1/2006                     5.897%   Actual/360
     175   12/5/2005           2/3/2006     4/1/2006                     5.640%   Actual/360
     177   11/7/2005           12/7/2005    2/1/2006                     5.676%   Actual/360
     183   10/3/2005           1/3/2006     3/1/2006                     5.600%   Actual/360
     186   11/11/2005          12/28/2005   2/1/2006                     5.260%   Actual/360
     188   9/30/2005           12/20/2005   2/1/2006                     5.460%   Actual/360
     191   10/21/2005          2/7/2006     4/1/2006                     5.770%   Actual/360
     192   11/1/2005           1/10/2006    3/1/2006                     5.370%   Actual/360
       5   10/12/2005          11/21/2005   1/11/2006                    5.215%   Actual/360
       7   9/1/2005            9/29/2005    11/11/2005                   5.300%   Actual/360
     7.1   9/1/2005                                                      5.300%
     7.2   9/1/2005                                                      5.300%
     7.3   9/1/2005                                                      5.300%
     7.4   9/1/2005                                                      5.300%
      12   11/30/2005          1/11/2006    2/11/2006                    5.086%   Actual/360

      13   8/23/2005           9/29/2005    11/11/2005                   5.290%   Actual/360
      14   10/13/2005          11/17/2005   1/11/2006                    5.780%   Actual/360

      17   7/1/2005            12/2/2005    1/11/2006                    5.200%   Actual/360
      19   9/22/2005           11/2/2005    12/11/2005                   5.670%   Actual/360
      25   11/16/2005          12/12/2005   2/11/2006                    5.900%   Actual/360
           Various             10/17/2005   12/11/2005                   5.300%   Actual/360
      27   8/25/2005           10/17/2005   12/11/2005                   5.300%   Actual/360

      28   8/22/2005           10/17/2005   12/11/2005                   5.300%   Actual/360

      29   8/25/2005           10/17/2005   12/11/2005                   5.300%   Actual/360

      30   8/22/2005           10/17/2005   12/11/2005                   5.300%   Actual/360

      32   8/18/2005           9/29/2005    11/11/2005                   5.325%   Actual/360
      34   11/2/2005           1/31/2006    3/11/2006                    5.690%   Actual/360
      38   10/21/2005          12/29/2005   2/11/2006                    5.400%   Actual/360
      42   1/1/2006            12/20/2005   2/11/2006                    5.188%   Actual/360
      43   9/1/2005            10/13/2005   12/11/2005                   4.990%   Actual/360
      44   4/8/2005            8/18/2005    10/11/2005                   5.330%   Actual/360

      45   8/8/2005            11/30/2005   1/11/2006                    5.230%   Actual/360








      46   9/13/2005           12/6/2005    1/11/2006                    5.535%   Actual/360

    46.1   9/13/2005                                                     5.535%
    46.2   9/13/2005                                                     5.535%
      50   8/22/2005           10/12/2005   12/11/2005                   5.000%   Actual/360
      52   6/7/2005            11/14/2005   1/11/2006                    5.545%   Actual/360
      53   7/18/2005           9/15/2005    11/11/2005                   5.100%   Actual/360
      61   6/3/2005            9/29/2005    11/11/2005                   5.210%   Actual/360
      64   9/14/2005           10/19/2005   12/11/2005                   5.495%   Actual/360
      65   9/1/2005            11/23/2005   1/11/2006                    5.295%   Actual/360

      66   6/1/2006            8/17/2005    10/11/2005                   5.610%   Actual/360
      68   10/1/2005           11/30/2005   1/11/2006                    5.780%   Actual/360
      69   Various             11/9/2005    12/11/2005                   5.970%   Actual/360
    69.1   10/3/2005                                                     5.970%
    69.2   10/5/2005                                                     5.970%
    69.3   10/3/2005                                                     5.970%
    69.4   10/3/2005                                                     5.970%
    69.5   10/3/2005                                                     5.970%
      70   8/11/2005           9/26/2005    11/11/2005                   5.070%   Actual/360
      73   8/15/2005           10/20/2005   12/11/2005                   5.270%   Actual/360





      74   8/15/2005           9/27/2005    11/11/2005                   5.350%   Actual/360
      75   9/26/2005           11/3/2005    12/11/2005                   5.680%   Actual/360
      76   9/30/2005           11/7/2005    12/11/2005                   5.890%   Actual/360
      77   6/30/2005           8/22/2005    10/11/2005                   5.515%   Actual/360

      79   8/11/2005           10/21/2005   12/11/2005                   5.000%   Actual/360
      80   12/1/2005           1/6/2006     2/11/2006                    5.485%   Actual/360
      81   9/28/2005           11/14/2005   1/11/2006                    5.620%   Actual/360
      82   8/9/2005            10/14/2005   12/11/2005                   5.130%   Actual/360
      83   6/22/2005           9/22/2005    11/11/2005                   5.015%   Actual/360
      86   1/1/2006            7/20/2005    9/11/2005                    5.150%   Actual/360

      87   8/15/2005           9/30/2005    11/11/2005                   5.170%   Actual/360
      89   7/27/2005           9/21/2005    11/11/2005                   5.200%   Actual/360
      94   8/20/2004           9/30/2004    11/11/2004                   5.320%   Actual/360
      95   8/18/2005           9/19/2005    11/11/2005                   5.283%   Actual/360
     100   10/11/2005          12/13/2005   2/11/2006                    5.220%   Actual/360
     101   7/5/2005            9/29/2005    11/11/2005                   5.045%   Actual/360
     102   7/29/2005           9/20/2005    11/11/2005                   5.125%   Actual/360
     104   7/18/2005           9/2/2005     10/11/2005                   5.240%   Actual/360
     105   9/28/2005           2/6/2006     3/11/2006                    5.505%   Actual/360
     107   2/1/2006            9/9/2005     10/11/2005                   5.005%   Actual/360
     108   10/5/2005           11/14/2005   1/11/2006                    5.400%   Actual/360

     109   11/22/2005          1/6/2006     2/11/2006                    5.790%   Actual/360
     110   7/20/2005           9/9/2005     10/11/2005                   5.270%   Actual/360
     111   8/25/2005           10/6/2005    11/11/2005                   5.600%   Actual/360
     112   7/23/2005           8/24/2005    10/11/2005                   5.580%   Actual/360

     113   9/22/2005           10/28/2005   12/11/2005                   5.100%   Actual/360
     114   6/22/2005           10/13/2005   12/11/2005                   5.235%   Actual/360
   114.1   6/22/2005                                                     5.235%
   114.2   6/22/2005                                                     5.235%
     115   10/21/2005          11/22/2005   1/11/2006                    5.410%   Actual/360
     120   8/18/2005           11/1/2005    12/11/2005                   5.330%   Actual/360
     119   10/1/2005           10/27/2005   12/11/2005                   5.515%   Actual/360
     118   7/14/2005           8/26/2005    10/11/2005                   5.590%   Actual/360




     123   10/24/2005          12/1/2005    1/11/2006                    5.760%   Actual/360
     125   9/16/2005           10/26/2005   12/11/2005                   5.190%   Actual/360
     126   9/16/2005           11/2/2005    12/11/2005                   5.510%   Actual/360
     127   9/7/2005            10/25/2005   12/11/2005                   5.410%   Actual/360
     128   9/26/2005           11/2/2005    12/11/2005                   5.655%   Actual/360
     133   8/13/2005           11/23/2005   1/11/2006                    5.310%   Actual/360
     134   10/21/2005          11/23/2005   1/11/2006                    5.430%   Actual/360

     135   3/21/2005           5/31/2005    7/11/2005                    5.254%   Actual/360
     136   8/23/2005           11/15/2005   1/11/2006                    5.650%   Actual/360
     137   9/1/2005            7/29/2005    9/11/2005                    4.989%   Actual/360
     139   8/16/2005           10/11/2005   11/11/2005                   5.130%   Actual/360
     141   8/11/2005           10/7/2005    11/11/2005                   5.300%   Actual/360
     143   7/22/2005           10/21/2005   12/11/2005                   5.260%   Actual/360
     144   3/14/2005           5/31/2005    7/11/2005                    5.254%   Actual/360
     147   8/16/2005           10/14/2005   12/11/2005                   5.270%   Actual/360
     149   9/15/2005           10/14/2005   12/11/2005                   5.305%   Actual/360
     150   9/12/2005           10/26/2005   12/11/2005                   5.170%   Actual/360
     153   12/1/2005           10/31/2005   12/11/2005                   5.460%   Actual/360
     154   8/12/2005           9/7/2005     10/11/2005                   5.430%   Actual/360
     155   8/11/2005           9/29/2005    11/11/2005                   5.310%   Actual/360
     157   10/26/2005          1/4/2006     2/11/2006                    5.770%   Actual/360
     158   4/10/2005           1/31/2006    3/11/2006                    5.269%   Actual/360
     160   8/10/2005           10/17/2005   12/11/2005                   5.980%   Actual/360
     161   10/1/2005           10/27/2005   12/11/2005                   5.515%   Actual/360
     162   8/9/2005            9/7/2005     10/11/2005                   5.430%   Actual/360
     163   5/3/2005            10/31/2005   12/11/2005                   5.590%   Actual/360
     164   8/15/2005           9/7/2005     10/11/2005                   5.430%   Actual/360
     166   6/10/2005           10/14/2005   12/11/2005                   5.290%   Actual/360
     167   5/17/2005           6/17/2005    8/11/2005                    5.260%   Actual/360
     169   9/13/2005           11/16/2005   1/11/2006                    5.810%   Actual/360
     170   5/17/2005           6/17/2005    8/11/2005                    5.260%   Actual/360
     172   6/21/2005           8/8/2005     9/11/2005                    5.025%   Actual/360
     173   7/27/2005           9/9/2005     10/11/2005                   5.145%   Actual/360
     174   8/5/2005            9/30/2005    11/11/2005                   5.280%   Actual/360
     178   4/26/2005           8/11/2005    9/11/2005                    5.440%   Actual/360

     179   5/1/2005            8/11/2005    9/11/2005                    5.480%   Actual/360
     180   10/1/2005           11/23/2005   1/11/2006                    5.330%   Actual/360
     181   6/10/2005           8/25/2005    10/11/2005                   5.360%   Actual/360
     184   10/12/2005          11/1/2005    12/11/2005                   5.630%   Actual/360
     185   6/26/2005           8/15/2005    10/11/2005                   5.110%   Actual/360
     189   9/19/2005           10/26/2005   12/11/2005                   5.240%   Actual/360
     197   8/12/2005           9/7/2005     10/11/2005                   5.430%   Actual/360
     196   10/26/2005          12/21/2005   2/1/2006                     7.000%   Actual/360
     187   10/21/2005          1/27/2006    3/1/2006                     5.700%   Actual/360
      49   12/1/2005           1/5/2006     3/1/2006                     5.500%   Actual/360
     156   11/1/2005           12/29/2005   2/1/2006                     6.000%   Actual/360
      37   8/15/2005           2/7/2006     4/1/2006                     5.500%   Actual/360
     129   11/4/2005           12/12/2005   2/1/2006                     5.540%   Actual/360
     165   10/7/2005           12/20/2005   2/1/2006                     6.130%   Actual/360
      96   11/1/2005           12/23/2005   2/1/2006                     6.060%   Actual/360
      98   11/1/2005           12/23/2005   2/1/2006                     6.060%   Actual/360
      35   9/8/2005            9/22/2005    11/1/2005                    5.160%   Actual/360
     121   9/27/2005           1/9/2006     3/1/2006                     5.860%   Actual/360
      18   9/19/2005           11/1/2005    12/1/2005                    5.240%   Actual/360
      10   9/30/2005           12/27/2005   2/1/2006                     5.230%   Actual/360
     106   10/10/2005          12/28/2005   2/1/2006                     5.920%   Actual/360
     190   10/19/2005          12/29/2005   2/1/2006                     5.740%   Actual/360
      40   10/20/2005          12/29/2005   3/1/2006                     5.530%   Actual/360




     159   10/18/2005          12/15/2005   2/1/2006                     5.770%   Actual/360
     146   10/5/2005           11/21/2005   1/1/2006                     5.860%   Actual/360
     116   9/27/2005           12/1/2005    2/1/2006                     5.610%   Actual/360
     140   11/11/2005          2/3/2006     4/1/2006                     5.570%   Actual/360
     193   10/12/2005          11/28/2005   1/1/2006                     5.330%   Actual/360
      93   12/21/2005          12/30/2005   2/1/2006                     5.700%   Actual/360
     132   11/30/2005          2/1/2006     4/1/2006                     5.650%   Actual/360
      60   11/23/2005          1/18/2006    3/1/2006                     5.780%   Actual/360
     182   11/5/2005           1/6/2006     3/1/2006                     5.690%   Actual/360
     103   12/1/2005           12/19/2005   2/1/2006                     5.460%   Actual/360
      92   11/29/2005          12/16/2005   2/1/2006                     5.730%   Actual/360
      90   11/29/2005          12/16/2005   2/1/2006                     5.730%   Actual/360
     194   11/4/2005           12/12/2005   2/1/2006                     5.540%   Actual/360
     176   11/4/2005           12/12/2005   2/1/2006                     5.540%   Actual/360
     151   11/4/2005           12/12/2005   2/1/2006                     5.540%   Actual/360
      88   12/5/2005           1/4/2006     3/1/2006                     5.590%   Actual/360
      16   11/4/2005           1/13/2006    3/1/2006                     5.610%   Actual/360
     195   1/1/2006            1/25/2006    3/1/2006                     6.040%   Actual/360

Annex ID   Original Amort. Term (Months)   Original Balloon Term (Months)   Original Interest Only Period (Months)
--------   -----------------------------   ------------------------------   --------------------------------------
     157                              30                               31                                       32
       1                               0                               60                                       60

       2                               0                               60                                       60
       3                               0                              120                                      120
       4                               0                               60                                       60
       6                               0                              120                                      120
                                     360                              120                                       60
       8                             360                              120                                       60
       9                             360                              120                                       60
      11                               0                              120                                      120

      15                               0                               84                                       84
    15.1
    15.2
                                     360                              120                                       36
      20                             360                              120                                       36
      21                             360                              120                                       36
      22                             360                              120                                       36
      23                             360                              120                                       36
      24                             360                              120                                       36
      26                             360                              120                                       60
      31                             360                              120                                       36
      33                             360                              120                                       60
    33.1
    33.2
      36                             360                              120                                       60
    36.1
    36.2
      39                             360                              120                                       84
      41                             360                              120                                       48
      47                             360                              120                                       60
      48                               0                              120                                      120
    48.1
    48.2
      51                             360                              120                                       60
                                     360                              120                                       36
      54                             360                              120                                       36
      55                             360                              120                                       36
      56                             360                              120                                       36
      57                             360                              120                                       36
      58                             360                              120                                       60
      59                             360                              120                                       60
      62                             360                              120                                       60
      63                             360                              120                                        0
      67                             360                              120                                       60

      71                               0                              120                                      120
      72                             360                              120                                       84
      78                             360                              120                                       60
      84                               0                              120                                      120
      85                             360                              120                                       24
      91                             300                               60                                        0
    91.1
    91.2
      97                             360                              120                                       84
      99                               0                               60                                       60
     117                             360                               60                                       12
     122                             360                              120                                        0
     124                               0                              120                                      120
     130                             360                              120                                       60
     131                             360                               60                                       24
     138                             360                               99                                       36
     142                             360                              120                                        0
     145                             360                              120                                        0
     148                             360                              120                                       36
     152                             360                              120                                       24
     168                             360                              120                                        0
     171                             360                              120                                        0
     175                               0                              120                                      120
     177                             360                              120                                       47
     183                             360                              120                                        0
     186                             360                              120                                        0
     188                             360                              120                                        0
     191                             360                              120                                        0
     192                             360                              120                                        0
       5                             360                              120                                        0
       7                             360                              120                                       48
     7.1
     7.2
     7.3
     7.4
      12                             360                              120                                       60

      13                             360                              120                                       60
      14                             420                              120                                       24

      17                               0                              120                                      120
      19                             360                              120                                       35
      25                             360                              137                                       24
                                     360                              120                                       36
      27                             360                              120                                       36

      28                             360                              120                                       36

      29                             360                              120                                       36

      30                             360                              120                                       36

      32                               0                              120                                      120
      34                             360                              120                                       36
      38                             360                              120                                       60
      42                             360                              120                                       36
      43                             360                              120                                       36
      44                             360                              120                                       36

      45                             360                              120                                       48








      46                             360                              120                                       48

    46.1
    46.2
      50                             360                              120                                       24
      52                             360                              120                                       60
      53                             360                              120                                       60
      61                             360                              120                                       48
      64                               0                              120                                      120
      65                             360                              120                                       24

      66                             336                              180                                        0
      68                             360                               60                                        0
      69                             300                              120                                        0
    69.1
    69.2
    69.3
    69.4
    69.5
      70                             360                              120                                       12
      73                             360                              120                                       24





      74                             360                              120                                       60
      75                             360                              120                                       36
      76                             360                              120                                        0
      77                             360                              120                                        0

      79                             360                              120                                        0
      80                             360                              120                                       36
      81                             360                              120                                       24
      82                             360                              120                                       60
      83                             360                              120                                       36
      86                             360                              120                                       24

      87                             360                              120                                       36
      89                             360                              120                                       36
      94                             360                              120                                       24
      95                               0                              120                                      120
     100                             360                              120                                       60
     101                             360                              120                                       24
     102                             360                              120                                       24
     104                             360                              120                                        0
     105                             360                              120                                       12
     107                             360                              120                                       60
     108                             360                              120                                       36

     109                             300                              120                                        0
     110                             360                               84                                       24
     111                             360                              120                                       24
     112                             360                              120                                       24

     113                             360                              120                                       36
     114                             360                              120                                       60
   114.1
   114.2
     115                             360                              120                                        0
     120                             240                              120                                        0
     119                             300                              120                                        0
     118                             360                              120                                       48




     123                             360                              120                                        0
     125                             360                              120                                        0
     126                             360                              120                                        0
     127                             360                              120                                       24
     128                             360                              120                                        0
     133                             360                              120                                       24
     134                             360                              120                                        0

     135                             360                              120                                        0
     136                             360                              120                                        0
     137                             360                              120                                        0
     139                             300                              120                                        0
     141                             360                              120                                       36
     143                             360                              120                                        0
     144                             360                              120                                        0
     147                             360                              120                                       24
     149                             348                              120                                        0
     150                             360                              120                                       24
     153                             360                              120                                       24
     154                             300                              120                                        0
     155                             360                              120                                        0
     157                             360                              120                                        0
     158                             360                              120                                       60
     160                             300                              120                                        0
     161                             300                              120                                        0
     162                             300                              120                                        0
     163                             360                              120                                        0
     164                             300                              120                                        0
     166                             360                              120                                       24
     167                               0                              120                                      120
     169                             360                              120                                        0
     170                               0                              120                                      120
     172                             360                              120                                       36
     173                             360                              120                                        0
     174                             360                              180                                       24
     178                             360                              120                                        0

     179                             360                              120                                        0
     180                             300                              120                                        0
     181                             360                              120                                       36
     184                             360                              120                                        0
     185                             180                              120                                        0
     189                             360                              120                                        0
     197                             300                              120                                        0
     196                             360                              216                                        0
     187                             360                              120                                        0
      49                             300                              156                                        0
     156                             300                              120                                        0
      37                             360                              120                                        0
     129                             240                              120                                        0
     165                             360                              120                                        0
      96                             360                              120                                        0
      98                             360                              120                                        0
      35                             360                              120                                        0
     121                             360                              120                                        0
      18                             360                              120                                       36
      10                             360                              120                                       60
     106                             300                              120                                        0
     190                             360                              120                                        0
      40                             360                              120                                       36




     159                             360                              120                                        0
     146                             360                              120                                        0
     116                             360                              144                                       36
     140                             360                              120                                       24
     193                             360                              120                                       36
      93                             360                              120                                        0
     132                             360                              120                                       36
      60                             360                              120                                       48
     182                             360                              120                                        0
     103                             360                              120                                       36
      92                             360                              120                                       24
      90                             360                              120                                       24
     194                             120                              120                                        0
     176                             240                              120                                        0
     151                             240                              120                                        0
      88                             360                              120                                       24
      16                             360                              120                                       36
     195                             360                              120                                        0

Annex ID   Rem IO Period   Monthly Debt Service Payment   Seasoning as of Cut-off Date (Months)
--------   -------------   ----------------------------   -------------------------------------
     157              33                             34                                      35
       1              55                  $1,431,611.11                                       5

       2              58                    $603,897.57                                       2
       3             118                    $347,148.80                                       2
       4              57                    $374,550.83                                       3
       6             118                    $299,308.45                                       2
                      57                    $354,572.29                                       3
       8              57                    $225,115.98                                       3
       9              57                    $129,456.31                                       3
      11             119                    $248,497.41                                       1

      15              82                    $194,046.93                                       2
    15.1
    15.2
                      35                    $176,618.00                                       1
      20              35                     $83,181.38                                       1
      21              35                     $27,917.04                                       1
      22              35                     $25,068.36                                       1
      23              35                     $20,510.48                                       1
      24              35                     $19,940.74                                       1
      26              58                    $168,273.73                                       2
      31              31                    $164,889.24                                       5
      33              59                    $166,538.64                                       1
    33.1
    33.2
      36              57                    $151,315.76                                       3
    36.1
    36.2
      39              82                    $134,521.39                                       2
      41              46                    $126,699.97                                       2
      47              58                    $114,614.09                                       2
      48             119                     $97,079.86                                       1
    48.1
    48.2
      51              59                    $108,955.23                                       1
                      35                    $101,379.35                                       1
      54              35                     $35,710.59                                       1
      55              35                     $26,540.89                                       1
      56              35                     $25,060.06                                       1
      57              35                     $14,067.81                                       1
      58              59                     $99,643.18                                       1
      59              59                     $97,186.46                                       1
      62              59                     $96,915.28                                       1
      63               0                     $95,943.89                                       0
      67              60                     $90,424.25                                       0

      71             117                     $63,957.80                                       3
      72              82                     $79,180.31                                       2
      78              58                     $73,608.78                                       2
      84             119                     $58,237.78                                       1
      85              23                     $67,852.97                                       1
      91               0                     $67,907.70                                       1
    91.1
    91.2
      97              82                     $57,611.48                                       2
      99              58                     $49,089.12                                       2
     117              10                     $46,406.69                                       2
     122               0                     $44,611.07                                       2
     124             118                     $36,050.09                                       2
     130              59                     $41,028.34                                       1
     131              24                     $42,982.65                                       0
     138              34                     $35,380.69                                       2
     142               0                     $35,397.66                                       2
     145               0                     $33,362.09                                       2
     148              34                     $32,042.56                                       2
     152              23                     $30,259.29                                       1
     168               0                     $26,210.72                                       1
     171               0                     $26,089.56                                       0
     175             120                     $20,014.17                                       0
     177              45                     $24,168.25                                       2
     183               0                     $21,527.96                                       1
     186               0                     $19,901.64                                       2
     188               0                     $19,784.87                                       2
     191               0                     $18,715.01                                       0
     192               0                     $16,789.79                                       1
       5               0                    $388,491.75                                       3
       7              43                    $338,735.84                                       5
     7.1
     7.2
     7.3
     7.4
      12              58                    $273,208.64                                       2

      13              55                    $244,060.88                                       5
      14              21                    $238,861.88                                       3

      17             117                    $166,953.70                                       3
      19              31                    $183,673.97                                       4
      25              22                    $183,872.32                                       2
                      32                    $165,480.79                                       4
      27              32                     $48,866.81                                       4

      28              32                     $44,424.37                                       4

      29              32                     $38,871.33                                       4

      30              32                     $33,318.28                                       4

      32             115                    $129,125.09                                       5
      34              35                    $165,813.33                                       1
      38              58                    $134,767.39                                       2
      42              34                    $118,612.39                                       2
      43              32                    $112,604.23                                       4
      44              30                    $117,005.51                                       6

      45              45                    $114,325.36                                       3








      46              45                    $116,505.32                                       3

    46.1
    46.2
      50              20                    $104,680.22                                       4
      52              57                    $108,416.96                                       3
      53              55                     $96,780.80                                       5
      61              43                     $92,629.30                                       5
      64             116                     $75,212.81                                       4
      65              21                     $87,411.59                                       3

      66               0                     $93,339.45                                       6
      68               0                     $90,749.41                                       3
      69               0                     $95,278.12                                       4
    69.1
    69.2
    69.3
    69.4
    69.5
      70               7                     $77,919.53                                       5
      73              20                     $76,126.10                                       4





      74              55                     $76,335.15                                       5
      75              32                     $76,532.51                                       4
      76               0                     $78,505.82                                       4
      77               0                     $75,356.79                                       6

      79               0                     $69,786.81                                       4
      80              34                     $72,103.10                                       2
      81              21                     $72,084.44                                       3
      82              56                     $68,099.33                                       4
      83              31                     $66,545.17                                       5
      86              17                     $62,793.02                                       7

      87              31                     $62,387.54                                       5
      89              31                     $60,402.20                                       5
      94               7                     $57,880.92                                      17
      95             115                     $45,975.55                                       5
     100              58                     $55,034.70                                       2
     101              19                     $53,957.52                                       5
     102              19                     $54,448.70                                       5
     104               0                     $55,434.24                                       6
     105              11                     $54,537.86                                       1
     107              54                     $49,952.83                                       6
     108              33                     $51,829.29                                       3

     109               0                     $56,837.33                                       2
     110              18                     $49,256.86                                       6
     111              19                     $50,231.91                                       5
     112              18                     $48,975.98                                       6

     113              32                     $44,956.24                                       4
     114              56                     $45,480.19                                       4
   114.1
   114.2
     115               0                     $46,377.80                                       3
     120               0                     $54,435.28                                       4
     119               0                     $49,198.69                                       4
     118              42                     $45,589.16                                       6




     123               0                     $45,206.04                                       3
     125               0                     $40,692.72                                       4
     126               0                     $42,062.83                                       4
     127              20                     $41,318.41                                       4
     128               0                     $42,450.06                                       4
     133              21                     $37,802.96                                       3
     134               0                     $38,311.53                                       3

     135               0                     $37,692.07                                       9
     136               0                     $38,068.70                                       3
     137               0                     $34,849.72                                       7
     139               0                     $38,136.98                                       5
     141              31                     $34,706.54                                       5
     143               0                     $34,275.04                                       4
     144               0                     $32,043.26                                       9
     147              20                     $31,269.54                                       4
     149               0                     $30,991.48                                       4
     150              20                     $29,551.99                                       4
     153              20                     $29,959.94                                       4
     154               0                     $32,325.45                                       6
     155               0                     $29,130.51                                       5
     157               0                     $30,060.98                                       2
     158              59                     $28,156.03                                       1
     160               0                     $32,153.97                                       4
     161               0                     $30,749.18                                       4
     162               0                     $30,495.71                                       6
     163               0                     $27,525.53                                       4
     164               0                     $29,275.88                                       6
     166              20                     $25,792.80                                       4
     167             112                     $20,621.15                                       8
     169               0                     $27,019.94                                       3
     170             112                     $19,910.07                                       8
     172              29                     $23,687.42                                       7
     173               0                     $24,011.60                                       6
     174              19                     $23,611.41                                       5
     178               0                     $23,125.24                                       7

     179               0                     $22,803.03                                       7
     180               0                     $24,159.07                                       3
     181              30                     $21,802.42                                       6
     184               0                     $21,656.55                                       4
     185               0                     $30,268.35                                       6
     189               0                     $18,980.02                                       4
     197               0                     $14,028.03                                       6
     196                                     $16,432.97                                       2
     187                                     $20,314.02                                       1
      49                                    $122,817.50                                       1
     156               0                     $33,503.67                                       2
      37                                    $141,095.57                                       0
     129               0                     $50,311.82                                       2
     165               0                     $28,876.86                                       2
      96               0                     $62,151.59                                       2
      98               0                     $60,643.05                                       2
      35               0                    $147,593.48                                       5
     121                                     $46,065.20                                       1
      18              32                    $182,574.47                                       4
      10              58                    $303,031.08                                       2
     106               0                     $60,744.90                                       2
     190               0                     $18,945.48                                       2
      40              35                    $128,033.93                                       1




     159               0                     $29,791.95                                       2
     146               0                     $33,663.03                                       3
     116              34                     $46,551.49                                       2
     140              24                     $36,087.94                                       0
     193              33                     $15,879.32                                       3
      93                                     $60,942.04                                       2
     132              36                     $40,689.35                                       0
      60              47                     $99,531.61                                       1
     182                                     $22,031.14                                       1
     103              34                     $56,528.19                                       2
      92              22                     $61,141.81                                       2
      90              22                     $64,053.32                                       2
     194               0                     $29,899.26                                       2
     176               0                     $28,986.24                                       2
     151               0                     $36,922.94                                       2
      88              23                     $65,373.14                                       1
      16              35                    $224,136.79                                       1
     195                                     $15,896.09                                       1

Annex ID   Remaining Term to Amortization (Months)   Remaining Term to Maturity (Months)   Maturity Date   ARD
--------   ---------------------------------------   -----------------------------------   -------------   ---
     157                                        36                                    37              38    39
       1                                         0                                    55   10/1/2010       No

       2                                         0                                    58   1/1/2011        No
       3                                         0                                   118   1/1/2016        No
       4                                         0                                    57   12/1/2010       No
       6                                         0                                   118   1/1/2016        No
                                               360                                   117   12/1/2015       No
       8                                       360                                   117   12/1/2015       No
       9                                       360                                   117   12/1/2015       No
      11                                         0                                   119   2/1/2016        No

      15                                         0                                    82   1/1/2013        No
    15.1                                                                              82                   No
    15.2                                                                              82                   No
                                               360                                   119   2/1/2016        No
      20                                       360                                   119   2/1/2016        No
      21                                       360                                   119   2/1/2016        No
      22                                       360                                   119   2/1/2016        No
      23                                       360                                   119   2/1/2016        No
      24                                       360                                   119   2/1/2016        No
      26                                       360                                   118   1/1/2016        No
      31                                       360                                   115   10/1/2015       No
      33                                       360                                   119   2/1/2016        No
    33.1                                                                             119                   No
    33.2                                                                             119                   No
      36                                       360                                   117   12/1/2015       No
    36.1                                                                             117                   No
    36.2                                                                             117                   No
      39                                       360                                   118   1/1/2016        No
      41                                       360                                   118   1/1/2016        No
      47                                       360                                   118   1/1/2016        No
      48                                         0                                   119   2/1/2016        No
    48.1                                                                             119                   No
    48.2                                                                             119                   No
      51                                       360                                   119   2/1/2016        No
                                               360                                   119   2/1/2016        No
      54                                       360                                   119   2/1/2016        No
      55                                       360                                   119   2/1/2016        No
      56                                       360                                   119   2/1/2016        No
      57                                       360                                   119   2/1/2016        No
      58                                       360                                   119   2/1/2016        No
      59                                       360                                   119   2/1/2016        No
      62                                       360                                   119   2/1/2016        No
      63                                       360                                   120   3/1/2016        No
      67                                       360                                   120   3/1/2016        No

      71                                         0                                   117   12/1/2015       No
      72                                       360                                   118   1/1/2016        No
      78                                       360                                   118   1/1/2016        No
      84                                         0                                   119   2/1/2016        No
      85                                       360                                   119   2/1/2016        No
      91                                       299                                    59   2/1/2011        No
    91.1                                                                              59                   No
    91.2                                                                              59                   No
      97                                       360                                   118   1/1/2016        No
      99                                         0                                    58   1/1/2011        No
     117                                       360                                    58   1/1/2011        No
     122                                       358                                   118   1/1/2016        No
     124                                         0                                   118   1/1/2016        No
     130                                       360                                   119   2/1/2016        No
     131                                       360                                    60   3/1/2011        No
     138                                       360                                    97   4/1/2014        No
     142                                       358                                   118   1/1/2016        No
     145                                       358                                   118   1/1/2016        No
     148                                       360                                   118   1/1/2016        No
     152                                       360                                   119   2/1/2016        No
     168                                       359                                   119   2/1/2016        No
     171                                       360                                   120   3/1/2016        No
     175                                         0                                   120   3/1/2016        No
     177                                       360                                   118   1/1/2016        No
     183                                       359                                   119   2/1/2016        No
     186                                       358                                   118   1/1/2016        No
     188                                       358                                   118   1/1/2016        No
     191                                       360                                   120   3/1/2016        No
     192                                       359                                   119   2/1/2016        No
       5                                       357                                   117   12/11/2015      No
       7                                       360                                   115   10/11/2015      No
     7.1                                                                             115
     7.2                                                                             115
     7.3                                                                             115
     7.4                                                                             115
      12                                       360                                   118   1/11/2016       No

      13                                       360                                   115   10/11/2035      Yes
      14                                       420                                   117   12/11/2015      No

      17                                         0                                   117   12/11/2015      No
      19                                       360                                   116   11/11/2015      No
      25                                       360                                   135   6/11/2017       No
                                               360                                   116   11/11/2015      No
      27                                       360                                   116   11/11/2015      No

      28                                       360                                   116   11/11/2015      No

      29                                       360                                   116   11/11/2015      No

      30                                       360                                   116   11/11/2015      No

      32                                         0                                   115   10/11/2015      No
      34                                       360                                   119   2/11/2016       No
      38                                       360                                   118   1/11/2016       No
      42                                       360                                   118   1/11/2016       No
      43                                       360                                   116   11/11/2015      No
      44                                       360                                   114   9/11/2015       No

      45                                       360                                   117   12/11/2015      No








      46                                       360                                   117   12/11/2015      No

    46.1                                                                             117
    46.2                                                                             117
      50                                       360                                   116   11/11/2015      No
      52                                       360                                   117   12/11/2015      No
      53                                       360                                   115   10/11/2015      No
      61                                       360                                   115   10/11/2015      No
      64                                         0                                   116   11/11/2015      No
      65                                       360                                   117   12/11/2015      No

      66                                       330                                   174   9/11/2020       No
      68                                       357                                    57   12/11/2010      No
      69                                       296                                   116   11/11/2015      No
    69.1                                                                             116
    69.2                                                                             116
    69.3                                                                             116
    69.4                                                                             116
    69.5                                                                             116
      70                                       360                                   115   10/11/2015      No
      73                                       360                                   116   11/11/2015      No





      74                                       360                                   115   10/11/2015      No
      75                                       360                                   116   11/11/2015      No
      76                                       356                                   116   11/11/2015      No
      77                                       354                                   114   9/11/2015       No

      79                                       356                                   116   11/11/2015      No
      80                                       360                                   118   1/11/2016       No
      81                                       360                                   117   12/11/2015      No
      82                                       360                                   116   11/11/2015      No
      83                                       360                                   115   10/11/2015      No
      86                                       360                                   113   8/11/2015       No

      87                                       360                                   115   10/11/2015      No
      89                                       360                                   115   10/11/2015      No
      94                                       360                                   103   10/11/2014      No
      95                                         0                                   115   10/11/2015      No
     100                                       360                                   118   1/11/2016       No
     101                                       360                                   115   10/11/2015      No
     102                                       360                                   115   10/11/2015      No
     104                                       354                                   114   9/11/2015       No
     105                                       360                                   119   2/11/2016       No
     107                                       360                                   114   9/11/2015       No
     108                                       360                                   117   12/11/2015      No

     109                                       298                                   118   1/11/2016       No
     110                                       360                                    78   9/11/2012       No
     111                                       360                                   115   10/11/2015      No
     112                                       360                                   114   9/11/2015       No

     113                                       360                                   116   11/11/2015      No
     114                                       360                                   116   11/11/2015      No
   114.1                                                                             116
   114.2                                                                             116
     115                                       357                                   117   12/11/2015      No
     120                                       236                                   116   11/11/2015      No
     119                                       296                                   116   11/11/2015      No
     118                                       360                                   114   9/11/2015       No




     123                                       357                                   117   12/11/2015      No
     125                                       356                                   116   11/11/2015      No
     126                                       356                                   116   11/11/2015      No
     127                                       360                                   116   11/11/2015      No
     128                                       356                                   116   11/11/2015      No
     133                                       360                                   117   12/11/2015      No
     134                                       357                                   117   12/11/2015      No

     135                                       351                                   111   6/11/2035       Yes
     136                                       357                                   117   12/11/2035      Yes
     137                                       353                                   113   8/11/2015       No
     139                                       295                                   115   10/11/2015      No
     141                                       360                                   115   10/11/2015      No
     143                                       356                                   116   11/11/2015      No
     144                                       351                                   111   6/11/2035       Yes
     147                                       360                                   116   11/11/2015      No
     149                                       344                                   116   11/11/2015      No
     150                                       360                                   116   11/11/2015      No
     153                                       360                                   116   11/11/2015      No
     154                                       294                                   114   9/11/2015       No
     155                                       355                                   115   10/11/2015      No
     157                                       358                                   118   1/11/2016       No
     158                                       360                                   119   2/11/2016       No
     160                                       296                                   116   11/11/2015      No
     161                                       296                                   116   11/11/2015      No
     162                                       294                                   114   9/11/2015       No
     163                                       356                                   116   11/11/2015      No
     164                                       294                                   114   9/11/2015       No
     166                                       360                                   116   11/11/2015      No
     167                                         0                                   112   7/11/2015       No
     169                                       357                                   117   12/11/2015      No
     170                                         0                                   112   7/11/2015       No
     172                                       360                                   113   8/11/2015       No
     173                                       354                                   114   9/11/2015       No
     174                                       360                                   175   10/11/2020      No
     178                                       353                                   113   8/11/2015       No

     179                                       353                                   113   8/11/2015       No
     180                                       297                                   117   12/11/2015      No
     181                                       360                                   114   9/11/2015       No
     184                                       356                                   116   11/11/2015      No
     185                                       174                                   114   9/11/2015       No
     189                                       356                                   116   11/11/2015      No
     197                                       294                                   114   9/11/2015       No
     196                                       358                                   214   1/1/2024        No
     187                                       359                                   119   2/1/2016        No
      49                                       299                                   155   2/1/2019        No
     156                                       298                                   118   1/1/2016        No
      37                                       360                                   120   3/1/2016        No
     129                                       238                                   118   1/1/2016        No
     165                                       358                                   118   1/1/2016        No
      96                                       358                                   118   1/1/2016        No
      98                                       358                                   118   1/1/2016        No
      35                                       355                                   115   10/1/2015       No
     121                                       359                                   119   2/1/2016        No
      18                                       360                                   116   11/1/2015       No
      10                                       360                                   118   1/1/2016        No
     106                                       298                                   118   1/1/2016        No
     190                                       358                                   118   1/1/2016        No
      40                                       360                                   119   2/1/2016        No




     159                                       358                                   118   1/1/2016        No
     146                                       357                                   117   12/1/2015       No
     116                                       360                                   142   1/1/2018        No
     140                                       360                                   120   3/1/2016        No
     193                                       360                                   117   12/1/2015       No
      93                                       358                                   118   1/1/2016        No
     132                                       360                                   120   3/1/2016        No
      60                                       360                                   119   2/1/2016        No
     182                                       359                                   119   2/1/2016        No
     103                                       360                                   118   1/1/2016        No
      92                                       360                                   118   1/1/2016        No
      90                                       360                                   118   1/1/2016        No
     194                                       118                                   118   1/1/2016        No
     176                                       238                                   118   1/1/2016        No
     151                                       238                                   118   1/1/2016        No
      88                                       360                                   119   2/1/2016        No
      16                                       360                                   119   2/1/2016        No
     195                                       359                                   119   2/1/2016        No

Annex ID   Maturity/ARD Date   Cash Management (Y/N)             Prepayment Provision   Amort. Type        Lien Position
--------   -----------------   -------------------------------   --------------------   ----------------   -------------
     157                  40                                41                     42                 43              44
       1   10/1/2010           Soft                              L(24);YM1(32);O(4)     Interest Only      First

       2   1/1/2011            Hard                              L(26);D(29);O(5)       Interest Only      First
       3   1/1/2016            Hard                              L(26);D(89);O(5)       Interest Only      First
       4   12/1/2010           Hard                              L(27);D(29);O(4)       Interest Only      First
       6   1/1/2016            Hard                              L(23);YM1(93);O(4)     Interest Only      First
           12/1/2015           Soft                              L(27);D(89);O(4)       IO, Balloon        First
       8   12/1/2015           Soft                              L(27);D(89);O(4)       IO, Balloon        First
       9   12/1/2015           Soft                              L(27);D(89);O(4)       IO, Balloon        First
      11   2/1/2016            None                              L(18);YM1(89);O(13)    Interest Only      First

      15   1/1/2013            Hard                              L(26);D(54);O(4)       Interest Only      First
    15.1   1/1/2013                                                                     Interest Only
    15.2   1/1/2013                                                                     Interest Only
           2/1/2016            Hard                              L(25);YM1(88);O(7)     IO, Balloon        First
      20   2/1/2016            Hard                              L(25);YM1(88);O(7)     IO, Balloon        First
      21   2/1/2016            Hard                              L(25);YM1(88);O(7)     IO, Balloon        First
      22   2/1/2016            Hard                              L(25);YM1(88);O(7)     IO, Balloon        First
      23   2/1/2016            Hard                              L(25);YM1(88);O(7)     IO, Balloon        First
      24   2/1/2016            Hard                              L(25);YM1(88);O(7)     IO, Balloon        First
      26   1/1/2016            Soft at Closing, Springing Hard   L(26);D(90);O(4)       IO, Balloon        First
      31   10/1/2015           Hard                              L(29);D(87);O(4)       IO, Balloon        First
      33   2/1/2016            None at Closing, Springing Hard   L(25);D(91);O(4)       IO, Balloon        First
    33.1                                                                                IO, Balloon
    33.2                                                                                IO, Balloon
      36   12/1/2015           None at Closing, Springing Hard   L(27);D(89);O(4)       IO, Balloon        First
    36.1                                                                                IO, Balloon
    36.2                                                                                IO, Balloon
      39   1/1/2016            None                              L(26);D(90);O(4)       IO, Balloon        First
      41   1/1/2016            None                              L(26);D(90);O(4)       IO, Balloon        First
      47   1/1/2016            None at Closing, Springing Hard   L(26);D(90);O(4)       IO, Balloon        First
      48   2/1/2016            None                              L(25);D(91);O(4)       Interest Only      First
    48.1                                                                                Interest Only
    48.2                                                                                Interest Only
      51   2/1/2016            None                              L(25);D(91);O(4)       IO, Balloon        First
           2/1/2016            None                              L(25);D(91);O(4)       IO, Balloon        First
      54   2/1/2016            None                              L(25);D(91);O(4)       IO, Balloon        First
      55   2/1/2016            None                              L(25);D(91);O(4)       IO, Balloon        First
      56   2/1/2016            None                              L(25);D(91);O(4)       IO, Balloon        First
      57   2/1/2016            None                              L(25);D(91);O(4)       IO, Balloon        First
      58   2/1/2016            None                              L(25);D(91);O(4)       IO, Balloon        First
      59   2/1/2016            None                              L(25);D(82);O(13)      IO, Balloon        First
      62   2/1/2016            Hard                              L(25);D(89);O(6)       IO, Balloon        First
      63   3/1/2016            None                              L(24);D(92);O(4)       Balloon            First
      67   3/1/2016            None                              L(24);D(92);O(4)       IO, Balloon        First

      71   12/1/2015           None                              L(27);D(89);O(4)       Interest Only      First
      72   1/1/2016            None                              L(26);D(90);O(4)       IO, Balloon        First
      78   1/1/2016            None                              L(26);D(90);O(4)       IO, Balloon        First
      84   2/1/2016            None                              L(25);D(91);O(4)       Interest Only      First
      85   2/1/2016            Hard                              L(25);D(91);O(4)       IO, Balloon        First
      91   2/1/2011            None                              L(25);D(31);O(4)       Balloon            First
    91.1   2/1/2011                                                                     Balloon
    91.2   2/1/2011                                                                     Balloon
      97   1/1/2016            None                              L(26);D(90);O(4)       IO, Balloon        First
      99   1/1/2011            None at Closing, Springing Hard   L(26);D(30);O(4)       Interest Only      First
     117   1/1/2011            None                              L(26);D(30);O(4)       IO, Balloon        First
     122   1/1/2016            None                              L(26);D(90);O(4)       Balloon            First
     124   1/1/2016            Hard                              L(26);YM1(69);O(25)    Interest Only      First
     130   2/1/2016            None                              L(25);D(91);O(4)       IO, Balloon        First
     131   3/1/2011            None                              L(24);D(32);O(4)       IO, Balloon        First
     138   4/1/2014            None                              L(26);D(69);O(4)       IO, Balloon        First
     142   1/1/2016            None                              L(26);D(90);O(4)       Balloon            First
     145   1/1/2016            None                              L(26);D(90);O(4)       Balloon            First
     148   1/1/2016            Hard                              L(26);D(90);O(4)       IO, Balloon        First
     152   2/1/2016            None                              L(25);D(91);O(4)       IO, Balloon        First
     168   2/1/2016            None                              L(25);D(91);O(4)       Balloon            First
     171   3/1/2016            Soft at Closing, Springing Hard   L(24);D(92);O(4)       Balloon            First
     175   3/1/2016            None at Closing, Springing Hard   L(24);D(92);O(4)       Interest Only      First
     177   1/1/2016            None                              L(26);D(88);O(6)       IO, Balloon        First
     183   2/1/2016            None                              L(25);D(91);O(4)       Balloon            First
     186   1/1/2016            None                              L(26);D(90);O(4)       Balloon            First
     188   1/1/2016            None                              L(26);D(90);O(4)       Balloon            First
     191   3/1/2016            Soft                              L(24);D(92);O(4)       Balloon            First
     192   2/1/2016            None                              L(25);D(91);O(4)       Balloon            First
       5   12/11/2015          Hard                              L(27);D(89);O(4)       Balloon            First
       7   10/11/2015          Hard                              L(29);D(89);O(2)       IO, Balloon        First
     7.1                       Hard
     7.2                       Hard
     7.3                       Hard
     7.4                       Hard
      12   1/11/2016           Hard                              L(26);D(90);O(4)       IO, Balloon        First

      13   10/11/2015          None at Closing, Springing Hard   L(29);D(88);O(3)       IO, ARD            First
      14   12/11/2015          Hard                              L(27);D(90);O(3)       IO, Balloon        First

      17   12/11/2015          Hard                              L(27);D(90);O(3)       Interest Only      First
      19   11/11/2015          None                              L(12);YM1(104);O(4)    IO, Balloon        First
      25   6/11/2017           None at Closing, Springing Hard   L(11);YM1(122);O(4)    IO, Balloon        First
           11/11/2015          None at Closing, Springing Hard   L(28);D(89);O(3)       IO, Balloon        First
      27   11/11/2015          None at Closing, Springing Hard   L(28);D(89);O(3)       IO, Balloon        First

      28   11/11/2015          None at Closing, Springing Hard   L(28);D(89);O(3)       IO, Balloon        First

      29   11/11/2015          None at Closing, Springing Hard   L(28);D(89);O(3)       IO, Balloon        First

      30   11/11/2015          None at Closing, Springing Hard   L(28);D(89);O(3)       IO, Balloon        First

      32   10/11/2015          None                              L(29);YM+1(88);O(3)    Interest Only      First
      34   2/11/2016           None at Closing, Springing Hard   L(25);D(92);O(3)       IO, Balloon        First
      38   1/11/2016           None at Closing, Springing Soft   L(26);D(90);O(4)       IO, Balloon        First
      42   1/11/2016           None at Closing, Springing Hard   L(26);D(91);O(3)       IO, Balloon        First
      43   11/11/2015          None                              L(28);D(89);O(3)       IO, Balloon        First
      44   9/11/2015           Hard                              L(30);D(86);O(4)       IO, Balloon        First

      45   12/11/2015          Soft                              L(27);D(89);O(4)       IO, Balloon        First








      46   12/11/2015          Hard                              L(27);D(90);O(3)       IO, Balloon        First

    46.1                       Hard
    46.2                       Hard
      50   11/11/2015          None                              L(28);D(89);O(3)       IO, Balloon        First
      52   12/11/2015          None                              L(27);D(86);O(7)       IO, Balloon        First
      53   10/11/2015          Hard                              L(29);D(88);O(3)       IO, Balloon        First
      61   10/11/2015          None                              L(29);YM1(88);O(3)     IO, Balloon        First
      64   11/11/2015          None                              L(28);YM+1(89);O(3)    Interest Only      First
      65   12/11/2015          None at Closing, Springing Hard   L(27);D(90);O(3)       IO, Balloon        First

      66   9/11/2020           None                              L(30);D(147);O(3)      Balloon            First
      68   12/11/2010          Hard                              L(27);D(30);O(3)       Balloon            First
      69   11/11/2015          None                              L(28);D(89);O(3)       Balloon            First
    69.1                       None
    69.2                       None
    69.3                       None
    69.4                       None
    69.5                       None
      70   10/11/2015          None at Closing, Springing Hard   L(29);D(88);O(3)       IO, Balloon        First
      73   11/11/2015          None at Closing, Springing Soft   L(28);D(89);O(3)       IO, Balloon        First





      74   10/11/2015          None                              L(29);D(88);O(3)       IO, Balloon        First
      75   11/11/2015          None                              L(28);D(89);O(3)       IO, Balloon        First
      76   11/11/2015          None                              L(28);D(89);O(3)       Balloon            First
      77   9/11/2015           Hard                              L(30);D(87);O(3)       Balloon            First

      79   11/11/2015          None                              L(28);D(88);O(4)       Balloon            First
      80   1/11/2016           None                              L(26);D(91);O(3)       IO, Balloon        First
      81   12/11/2015          None at Closing, Springing Hard   L(27);D(90);O(3)       IO, Balloon        First
      82   11/11/2015          None                              L(28);D(89);O(3)       IO, Balloon        First
      83   10/11/2015          Soft                              L(29);D(87);O(4)       IO, Balloon        First
      86   8/11/2015           None at Closing, Springing Hard   L(31);YM2(86);O(3)     IO, Balloon        First

      87   10/11/2015          None at Closing, Springing Hard   L(29);D(88);O(3)       IO, Balloon        First
      89   10/11/2015          None at Closing, Springing Hard   L(29);D(88);O(3)       IO, Balloon        First
      94   10/11/2014          None                              L(41);D(76);O(3)       IO, Balloon        First
      95   10/11/2015          None                              L(29);YM+1(88);O(3)    Interest Only      First
     100   1/11/2016           None                              L(26);D(91);O(3)       IO, Balloon        First
     101   10/11/2015          None                              L(29);D(87);O(4)       IO, Balloon        First
     102   10/11/2015          None                              L(29);D(88);O(3)       IO, Balloon        First
     104   9/11/2015           None at Closing, Springing Hard   L(30);D(87);O(3)       Balloon            First
     105   2/11/2016           None at Closing, Springing Hard   L(25);D(92);O(3)       IO, Balloon        First
     107   9/11/2015           None                              L(30);D(87);O(3)       IO, Balloon        First
     108   12/11/2015          None at Closing, Springing Soft   L(27);D(90);O(3)       IO, Balloon        First

     109   1/11/2016           None                              L(26);D(91);O(3)       Balloon            First
     110   9/11/2012           None at Closing, Springing Hard   L(30);D(51);O(3)       IO, Balloon        First
     111   10/11/2015          None at Closing, Springing Hard   L(29);D(88);O(3)       IO, Balloon        First
     112   9/11/2015           Hard                              L(30);D(87);O(3)       IO, Balloon        First

     113   11/11/2015          None at Closing, Springing Hard   L(28);D(89);O(3)       IO, Balloon        First
     114   11/11/2015          None                              L(28);D(89);O(3)       IO, Balloon        First
   114.1                       None
   114.2                       None
     115   12/11/2015          None                              L(27);D(89);O(4)       Balloon            First
     120   11/11/2015          None                              L(28);D(89);O(3)       Balloon            First
     119   11/11/2015          None                              L(28);D(89);O(3)       Balloon            First
     118   9/11/2015           None at Closing, Springing Hard   L(30);D(87);O(3)       IO, Balloon        First




     123   12/11/2015          None                              L(27);D(90);O(3)       Balloon            First
     125   11/11/2015          None                              L(28);D(89);O(3)       Balloon            First
     126   11/11/2015          Hard                              L(28);D(89);O(3)       Balloon            First
     127   11/11/2015          None at Closing, Springing Hard   L(28);D(89);O(3)       IO, Balloon        First
     128   11/11/2015          None at Closing, Springing Hard   L(28);D(89);O(3)       Balloon            First
     133   12/11/2015          None at Closing, Springing Hard   L(27);D(90);O(3)       IO, Balloon        First
     134   12/11/2015          None at Closing, Springing Hard   L(27);D(90);O(3)       Balloon            First

     135   6/11/2015           None at Closing, Springing Hard   L(33);YM1(85);O(2)     ARD                First
     136   12/11/2015          None at Closing, Springing Hard   L(27);D(90);O(3)       ARD                First
     137   8/11/2015           None at Closing, Springing Hard   L(31);D(86);O(3)       Balloon            First
     139   10/11/2015          None                              L(29);D(88);O(3)       Balloon            First
     141   10/11/2015          None                              L(29);D(88);O(3)       IO, Balloon        First
     143   11/11/2015          None                              L(28);D(89);O(3)       Balloon            First
     144   6/11/2015           None at Closing, Springing Hard   L(33);YM1(85);O(2)     ARD                First
     147   11/11/2015          None                              L(28);D(89);O(3)       IO, Balloon        First
     149   11/11/2015          None at Closing, Springing Hard   L(28);D(89);O(3)       Balloon            First
     150   11/11/2015          None                              L(28);D(88);O(4)       IO, Balloon        First
     153   11/11/2015          None at Closing, Springing Hard   L(28);D(89);O(3)       IO, Balloon        First
     154   9/11/2015           None                              L(30);D(87);O(3)       Balloon            First
     155   10/11/2015          None                              L(29);D(88);O(3)       Balloon            First
     157   1/11/2016           None at Closing, Springing Hard   L(26);D(91);O(3)       Balloon            First
     158   2/11/2016           None                              L(25);D(92);O(3)       IO, Balloon        First
     160   11/11/2015          None at Closing, Springing Soft   L(28);D(89);O(3)       Balloon            First
     161   11/11/2015          None                              L(28);D(89);O(3)       Balloon            First
     162   9/11/2015           None                              L(30);D(87);O(3)       Balloon            First
     163   11/11/2015          None at Closing, Springing Hard   L(28);D(89);O(3)       Balloon            First
     164   9/11/2015           None at Closing, Springing Hard   L(30);D(87);O(3)       Balloon            First
     166   11/11/2015          None at Closing, Springing Hard   L(28);D(89);O(3)       IO, Balloon        First
     167   7/11/2015           None                              L(32);D(85);O(3)       Interest Only      First
     169   12/11/2015          None                              L(27);D(90);O(3)       Balloon            First
     170   7/11/2015           None                              L(32);D(85);O(3)       Interest Only      First
     172   8/11/2015           None                              L(31);D(86);O(3)       IO, Balloon        First
     173   9/11/2015           None                              L(30);D(87);O(3)       Balloon            First
     174   10/11/2020          None                              L(29);D(146);O(5)      IO, Balloon        First
     178   8/11/2015           None                              L(31);D(85);O(4)       Balloon            First

     179   8/11/2015           None                              L(31);D(86);O(3)       Balloon            First
     180   12/11/2015          None                              L(27);D(89);O(4)       Balloon            First
     181   9/11/2015           None                              L(30);YM1(87);O(3)     IO, Balloon        First
     184   11/11/2015          None                              L(28);D(89);O(3)       Balloon            First
     185   9/11/2015           None at Closing, Springing Hard   L(30);D(87);O(3)       Balloon            First
     189   11/11/2015          None                              L(28);D(89);O(3)       Balloon            First
     197   9/11/2015           None at Closing, Springing Hard   L(30);D(87);O(3)       Balloon            First
     196   1/1/2024            None                              L(36);D(176);O(4)      Balloon            First Lien
     187   2/1/2016            None                              L(36);D(81);O(3)       Balloon            First Lien
      49   2/1/2019            None at Closing, Springing Hard   L(36);D(116);O(4)      Balloon            First Lien
     156   1/1/2016            None                              L(35);YM1(81);O(4)     Balloon            First Lien
      37   3/1/2016            None at Closing, Springing Hard   L(36);D(80);O(4)       Balloon            First Lien
     129   1/1/2016            None                              L(36);D(80);O(4)       Balloon            First Lien
     165   1/1/2016            None                              L(59);YM1(58);O(3)     Balloon            First Lien
      96   1/1/2016            None                              L(35);YM(81);O(4)      Balloon            First Lien
      98   1/1/2016            None                              L(35);YM(81);O(4)      Balloon            First Lien
      35   10/1/2015           Hard                              L(36);D(80);O(4)       Balloon            First Lien
     121   2/1/2016            None                              L(36);D(80);O(4)       Balloon            First Lien
      18   11/1/2015           None                              L(35);YM1(81);O(4)     IO, Balloon        First Lien
      10   1/1/2016            Hard                              L(36);D(80);O(4)       IO, Balloon        First Lien
     106   1/1/2016            None                              L(36);D(81);O(3)       Balloon            First Lien
     190   1/1/2016            None                              L(36);D(81);O(3)       Balloon            First Lien
      40   2/1/2016            None                              L(36);D(80);O(4)       IO, Balloon        First Lien




     159   1/1/2016            None                              L(36);D(80);O(4)       Balloon            First Lien
     146   12/1/2015           Hard                              L(36);D(80);O(4)       Balloon            First Lien
     116   1/1/2018            None                              L(26);D(114);O(4)      IO, Balloon        First Lien
     140   3/1/2016            None                              L(36);D(80);O(4)       IO, Balloon        First Lien
     193   12/1/2015           None                              L(27);D(90);O(3)       IO, Balloon        First Lien
      93   1/1/2016            None at Closing, Springing Hard   L(36);D(80);O(4)       Balloon            First Lien
     132   3/1/2016            None at Closing, Springing Hard   L(36);D(81);O(3)       IO, Balloon        First Lien
      60   2/1/2016            None                              L(36);D(81);O(3)       IO, Balloon        First Lien
     182   2/1/2016            None at Closing, Springing Hard   L(36);D(80);O(4)       Balloon            First Lien
     103   1/1/2016            Hard                              L(36);D(80);O(4)       IO, Balloon        First Lien
      92   1/1/2016            None                              L(36);D(80);O(4)       IO, Balloon        First Lien
      90   1/1/2016            None                              L(36);D(80);O(4)       IO, Balloon        First Lien
     194   1/1/2016            None                              L(36);D(80);O(4)       Fully Amortizing   First Lien
     176   1/1/2016            None                              L(36);D(80);O(4)       Balloon            First Lien
     151   1/1/2016            None                              L(36);D(80);O(4)       Balloon            First Lien
      88   2/1/2016            None at Closing, Springing Hard   L(36);D(80);O(4)       IO, Balloon        First Lien
      16   2/1/2016            None at Closing, Springing Hard   L(25);D(91);O(4)       IO, Balloon        First Lien
     195   2/1/2016            None at Closing, Springing Hard   L(36);D(81);O(3)       Balloon            First Lien

Annex ID   Fee Simple / Leasehold   Cross-Collateralized   Existing Additional Debt   Existing Additional Debt Amount
--------   ----------------------   --------------------   ------------------------   -------------------------------
     157                       45                     46                         47                                48
       1   Fee Simple                                      Yes                                            278,000,000

       2   Fee Simple                                      No
       3   Fee Simple                                      No
       4   Fee Simple                                      Yes                                              5,500,000
       6   Fee Simple                                      No
           Fee Simple               Yes - Beyman           No
       8   Fee Simple               Yes - Beyman           No
       9   Fee Simple               Yes - Beyman           No
      11   Fee Simple                                      No

      15   Fee Simple                                      No
    15.1   Fee Simple
    15.2   Fee Simple
           Fee Simple               Yes - Century          No
      20   Fee Simple/Leasehold     Yes - Century          No
      21   Fee Simple               Yes - Century          No
      22   Fee Simple/Leasehold     Yes - Century          No
      23   Fee Simple               Yes - Century          No
      24   Fee Simple               Yes - Century          No
      26   Fee Simple                                      No
      31   Fee Simple                                      No
      33   Fee Simple                                      No
    33.1   Fee Simple
    33.2   Fee Simple
      36   Fee Simple                                      No
    36.1   Fee Simple
    36.2   Fee Simple
      39   Fee Simple                                      No
      41   Fee Simple                                      No
      47   Fee Simple                                      No
      48   Fee Simple                                      No
    48.1   Fee Simple
    48.2   Fee Simple
      51   Fee Simple                                      No
           Fee Simple               Yes - Wilkinson        No
      54   Fee Simple               Yes - Wilkinson        No
      55   Fee Simple               Yes - Wilkinson        No
      56   Fee Simple               Yes - Wilkinson        No
      57   Fee Simple               Yes - Wilkinson        No
      58   Fee Simple                                      No
      59   Fee Simple                                      No
      62   Fee Simple                                      Yes                                              3,920,000
      63   Fee Simple                                      No
      67   Fee Simple                                      No

      71   Fee Simple                                      No
      72   Fee Simple                                      No
      78   Fee Simple                                      No
      84   Fee Simple                                      No
      85   Fee Simple                                      No
      91   Fee Simple                                      No
    91.1   Fee Simple
    91.2   Fee Simple
      97   Fee Simple                                      No
      99   Fee Simple                                      No
     117   Fee Simple                                      No
     122   Fee Simple                                      No
     124   Fee Simple                                      No
     130   Fee Simple                                      No
     131   Fee Simple                                      No
     138   Fee Simple                                      No
     142   Fee Simple                                      No
     145   Fee Simple                                      No
     148   Fee Simple                                      No
     152   Fee Simple                                      No
     168   Fee Simple                                      No
     171   Fee Simple                                      No
     175   Fee Simple                                      No
     177   Fee Simple                                      No
     183   Fee Simple                                      No
     186   Fee Simple                                      No
     188   Fee Simple                                      No
     191   Fee Simple                                      No
     192   Fee Simple                                      No
       5   Fee Simple               No                     No
       7   Fee Simple               No                     Yes                                              5,600,000
     7.1   Fee Simple
     7.2   Fee Simple
     7.3   Fee Simple
     7.4   Fee Simple
      12   Fee Simple               No                     Yes                                                200,000

      13   Fee Simple               No                     No
      14   Fee Simple               No                     Yes                                              2,500,000

      17   Fee Simple               No                     No
      19   Fee Simple               No                     No
      25   Fee Simple               No                     No
           Fee Simple               Yes - AG               No
      27   Fee Simple               Yes - AG               No

      28   Fee Simple               Yes - AG               No

      29   Fee Simple               Yes - AG               No

      30   Fee Simple               Yes - AG               No

      32   Fee Simple               No                     No
      34   Fee Simple               No                     No
      38   Fee Simple               No                     No
      42   Fee Simple               No                     No
      43   Fee Simple               No                     No
      44   Fee Simple               No                     No

      45   Fee Simple               No                     No








      46   Fee Simple               No                     No

    46.1   Fee Simple
    46.2   Fee Simple
      50   Fee Simple               No                     No
      52   Fee Simple               No                     No
      53   Fee Simple               No                     No
      61   Fee Simple               No                     No
      64   Fee Simple               No                     No
      65   Fee Simple               No                     No

      66   Fee Simple               No                     No
      68   Fee Simple               No                     No
      69   Fee Simple               No                     No
    69.1   Fee Simple
    69.2   Fee Simple
    69.3   Fee Simple
    69.4   Fee Simple
    69.5   Fee Simple
      70   Fee Simple               No                     No
      73   Fee Simple               No                     No





      74   Fee Simple               No                     No
      75   Fee Simple               No                     No
      76   Fee Simple               No                     No
      77   Fee Simple               No                     No

      79   Leasehold                No                     No
      80   Fee Simple               No                     No
      81   Fee Simple               No                     No
      82   Fee Simple               No                     No
      83   Fee Simple               No                     No
      86   Fee Simple               No                     No

      87   Fee Simple               No                     No
      89   Fee Simple               No                     No
      94   Fee Simple               No                     No
      95   Fee Simple               No                     No
     100   Fee Simple               No                     No
     101   Fee Simple               No                     No
     102   Fee Simple               No                     No
     104   Fee Simple               No                     No
     105   Fee Simple               No                     No
     107   Fee Simple               No                     No
     108   Fee Simple               No                     Yes                                                425,000

     109   Fee Simple               No                     No
     110   Fee Simple               No                     No
     111   Fee Simple               No                     No
     112   Fee Simple               No                     No

     113   Fee Simple               No                     No
     114   Fee Simple               No
   114.1   Fee Simple
   114.2   Fee Simple
     115   Fee Simple               No                     No
     120   Fee Simple               No                     No
     119   Fee Simple               No                     No
     118   Fee Simple               No                     No




     123   Fee Simple               No                     No
     125   Fee Simple               No                     No
     126   Fee Simple               No                     No
     127   Fee Simple               No                     No
     128   Fee Simple               No                     No
     133   Fee Simple               No                     No
     134   Fee Simple               No                     No

     135   Fee Simple               No                     No
     136   Fee Simple               No                     No
     137   Fee Simple               No                     No
     139   Fee Simple               No                     No
     141   Fee Simple               No                     No
     143   Fee Simple               No                     No
     144   Fee Simple               No                     No
     147   Fee Simple               No                     No
     149   Fee Simple               No                     No
     150   Fee Simple               No                     No
     153   Fee Simple               No                     No
     154   Fee Simple               No                     No
     155   Fee Simple               No                     No
     157   Fee Simple               No                     No
     158   Fee Simple               No                     No
     160   Fee Simple               No                     No
     161   Fee Simple               No                     No
     162   Fee Simple               No                     No
     163   Fee Simple               No                     No
     164   Fee Simple               No                     No
     166   Fee Simple               No                     No
     167   Fee Simple               No                     No
     169   Fee Simple               No                     No
     170   Fee Simple               No                     No
     172   Fee Simple               No                     No
     173   Fee Simple               No                     No
     174   Fee Simple               No                     No
     178   Fee Simple               No                     No

     179   Fee Simple               No                     No
     180   Fee Simple               No                     No
     181   Fee Simple               No                     No
     184   Fee Simple               No                     No
     185   Fee Simple               No                     No
     189   Fee Simple               No                     No
     197   Fee Simple               No                     No
     196   Fee Simple               No                     No
     187   Fee Simple               No                     No
      49   Leasehold                No                     No
     156   Fee Simple               No                     No
      37   Fee Simple               No                     No
     129   Fee Simple               No                     No
     165   Fee Simple               No                     No
      96   Fee Simple               No                     No
      98   Fee Simple               No                     No
      35   Fee Simple               No                     No
     121   Fee Simple               No                     No
      18   Fee Simple               No                     No
      10   Fee Simple               No                     No
     106   Fee Simple               No                     No
     190   Fee Simple               No                     No
      40   Fee Simple               No                     No




     159   Fee Simple               No                     No
     146   Fee Simple               No                     No
     116   Fee Simple               No                     No
     140   Fee Simple               No                     No
     193   Fee Simple               No                     No
      93   Fee Simple               No                     No
     132   Fee Simple               No                     No
      60   Fee Simple               No                     No
     182   Fee Simple               No                     Yes                                                237,500
     103   Fee Simple               No                     No
      92   Fee Simple               No                     No
      90   Fee Simple               No                     No
     194   Fee Simple               No                     No
     176   Fee Simple               No                     No
     151   Fee Simple               No                     No
      88   Fee Simple               No                     No
      16   Fee Simple               No                     No
     195   Fee Simple               No                     No

Annex ID   Existing Additional Debt Description
--------   ----------------------------------------------------------------------------------------
     157                                                                                         49
       1   $50 Non-Pooled Rake Bonds, $200MM B-notes (four $50MM B-notes) and $28MM Mezzanine Debt.

       2
       3
       4   Mezzanine
       6

       8
       9
      11

      15
    15.1
    15.2

      20
      21
      22
      23
      24
      26
      31
      33
    33.1
    33.2
      36
    36.1
    36.2
      39
      41
      47
      48
    48.1
    48.2
      51

      54
      55
      56
      57
      58
      59
      62   Mezzanine
      63
      67

      71
      72
      78
      84
      85
      91
    91.1
    91.2
      97
      99
     117
     122
     124
     130
     131
     138
     142
     145
     148
     152
     168
     171
     175
     177
     183
     186
     188
     191
     192
       5
       7   Mezzanine
     7.1
     7.2
     7.3
     7.4
      12   Unsecured Sub debt. Debt holder is seller. Matures 1 year from Loan closing, and relates to a holdback of the purchase price
      13
      14   Mezzanine

      17
      19
      25

      27

      28

      29

      30

      32
      34
      38
      42
      43
      44

      45








      46

    46.1
    46.2
      50
      52
      53
      61
      64
      65

      66
      68
      69
    69.1
    69.2
    69.3
    69.4
    69.5
      70
      73





      74
      75
      76
      77

      79
      80
      81
      82
      83
      86

      87
      89
      94
      95
     100
     101
     102
     104
     105
     107
     108   Mezzanine

     109
     110
     111
     112

     113
     114
   114.1
   114.2
     115
     120
     119
     118




     123
     125
     126
     127
     128
     133
     134

     135
     136
     137
     139
     141
     143
     144
     147
     149
     150
     153
     154
     155
     157
     158
     160
     161
     162
     163
     164
     166
     167
     169
     170
     172
     173
     174
     178

     179
     180
     181
     184
     185
     189
     197
     196
     187
      49
     156
      37
     129
     165
      96
      98
      35
     121
      18
      10
     106
     190
      40




     159
     146
     116
     140
     193
      93
     132
      60
     182   Subordinate MezzCap B Note
     103
      92
      90
     194
     176
     151
      88
      16
     195

Annex ID   Future Mortgage Debt Permitted?   Future Mortgage Debt Amount Permitted
--------   -------------------------------   ----------------------------------------------------------------------
     157                                50                                                                       51
       1   Yes                                                                                           24,000,000

       2   No
       3   No
       4   Yes                                                                                            9,500,000
       6   No
           No
       8   No
       9   No
      11   Yes

      15   Yes                                                                            DSCR >= 1.25x, LTV <= 74%
    15.1   Yes                                                                            DSCR >= 1.25x, LTV <= 74%
    15.2   Yes                                                                            DSCR >= 1.25x, LTV <= 74%
           No
      20   No
      21   No
      22   No
      23   No
      24   No
      26   No
      31   No
      33   No
    33.1   No
    33.2   No
      36   No
    36.1   No
    36.2   No
      39   No
      41   Yes                                                                            DSCR >= 1.15x, LTV <= 85%
      47   No
      48   No
    48.1   No
    48.2   No
      51   No
           No
      54   No
      55   No
      56   No
      57   No
      58   No
      59   No
      62   No
      63   No
      67   No

      71   No
      72   No
      78   No
      84   No
      85   No
      91   No
    91.1   No
    91.2   No
      97   No
      99   No
     117   No
     122   No
     124   No
     130   No
     131   Yes                                                                            DSCR >= 1.45x, LTV <= 75%
     138   No
     142   No
     145   No
     148   No
     152   No
     168   No
     171   No
     175   No
     177   No
     183   No
     186   Yes                                                                                 LTV=<30%; $1,000,000
     188   No
     191   No
     192   Yes                                                                                 LTV=<30%; $1,000,000
       5   No
       7   No
     7.1
     7.2
     7.3
     7.4
      12   Yes                                                                                LTV<=80%, DSCR>=1.10x

      13   No
      14   Yes                                                                              LTV<=81.5%, DSCR>=1.10x

      17   Yes                                                                                LTV<=75%, DSCR>=1.50x
      19   No
      25   Yes                                                                                LTV<=75%, DSCR>=1.10x
           No
      27   No

      28   No

      29   No

      30   No

      32   No
      34   Yes                                                                                LTV<=90%, DSCR>=1.04x
      38   No
      42   Yes                                                                                LTV<=85%, DSCR>=1.10x
      43   No
      44   No

      45   No








      46   No

    46.1
    46.2
      50   No
      52   No
      53   No
      61   No
      64   No
      65   No

      66   No
      68   No
      69   No
    69.1
    69.2
    69.3
    69.4
    69.5
      70   Yes                                                                                LTV<=90%, DSCR>=1.10x
      73   No





      74   No
      75   No
      76   No
      77   No

      79   No
      80   Yes                                                                                LTV<=90%, DSCR>=1.07x
      81   No
      82   No
      83   No
      86   No

      87   No
      89   No
      94   No
      95   No
     100   No
     101   No
     102   No
     104   No
     105   No
     107   Yes                                                 LTV<=80%, Debt holder would be Ramco/Lion Venture LP
     108   No

     109   No
     110   No
     111   No
     112   No

     113   No
     114
   114.1
   114.2
     115   No
     120   No
     119   No
     118   No




     123   Yes                                                                                LTV<=85%, DSCR>=1.10x
     125   No
     126   No
     127   Yes                               Combined LTV <= 85%, DSC of 1.1x (unless mezz from RAIT, DSC of 1.07x)
     128   No
     133   No
     134   No

     135   No
     136   No
     137   Yes                                                                                LTV<=90%, DSCR>=1.10x
     139   No
     141   No
     143   No
     144   No
     147   No
     149   No
     150   No
     153   No
     154   No
     155   No
     157   No
     158   No
     160   No
     161   No
     162   No
     163   No
     164   No
     166   Yes                                                                                LTV<=90%, DSCR>=1.10x
     167   No
     169   No
     170   No
     172   No
     173   No
     174   No
     178   No

     179   No
     180   No
     181   No
     184   No
     185   No
     189   No
     197   No
     196   No
     187   No
      49   No
     156   No
      37   Yes                                                             Up to combined LTV of 85%, DSCR >= 1.20x
     129   No
     165   No
      96   No
      98   No
      35   No
     121   No
      18   No
      10   No
     106   No
     190   No
      40   No




     159   No
     146   No
     116   Yes                                                             Up to combined LTV of 70%, DSCR >= 1.30x
     140   No
     193   No
      93   No
     132   No
      60   No
     182   No
     103   No
      92   Yes                                                                   Subject to DSCR >=1.25x, LTV <=80%
      90   Yes                                                                   Subject to DSCR >=1.25x, LTV <=80%
     194   No
     176   No
     151   No
      88   No
      16   No
     195   No

Annex ID   Future Mortgage Debt Description
--------   -------------------------------------------------------------------------------------------------
     157                                                                                                  52
       1   Debt may funded in the future in order to pay for 80% of the cost of improvements and renovations to the property, with Sponsor equity required for the remaining 20% of such future costs.
       2
       3
       4   Mezzanine Debt
       6

       8
       9
      11   Maguire may pledge indirect ownership interest in Grantor to an institutional lender as security for a corporate line of credit
      15   Mezzanine Debt
    15.1   Mezzanine Debt
    15.2   Mezzanine Debt

      20
      21
      22
      23
      24
      26
      31
      33
    33.1
    33.2
      36
    36.1
    36.2
      39
      41   Mezzanine Debt
      47
      48
    48.1
    48.2
      51

      54
      55
      56
      57
      58
      59
      62
      63
      67

      71
      72
      78
      84
      85
      91
    91.1
    91.2
      97
      99
     117
     122
     124
     130
     131   Mezzanine Debt by direct owner of borrower in connection with a sale
     138
     142
     145
     148
     152
     168
     171
     175
     177
     183
     186   Unsecured Line of Credit
     188
     191
     192   Unsecured Line of Credit
       5
       7
     7.1
     7.2
     7.3
     7.4
      12   Mezzanine Debt

      13
      14   Mezzanine Debt

      17   Mezzanine Debt
      19
      25   Mezzanine Debt

      27

      28

      29

      30

      32
      34   Mezzanine Debt
      38
      42   Mezzanine Debt
      43
      44

      45








      46

    46.1
    46.2
      50
      52
      53
      61
      64
      65

      66
      68
      69
    69.1
    69.2
    69.3
    69.4
    69.5
      70   Mezzanine Debt
      73





      74
      75
      76
      77

      79
      80   Mezzanine Debt
      81
      82
      83
      86

      87
      89
      94
      95
     100
     101
     102
     104
     105
     107   Unsecured Subordinate Debt
     108

     109
     110
     111
     112

     113
     114
   114.1
   114.2
     115
     120
     119
     118




     123   Mezzanine Debt
     125
     126
     127   Mezzanine Debt
     128
     133
     134

     135
     136
     137   Mezzanine Debt
     139
     141
     143
     144
     147
     149
     150
     153
     154
     155
     157
     158
     160
     161
     162
     163
     164
     166   Mezzanine Debt
     167
     169
     170
     172
     173
     174
     178

     179
     180
     181
     184
     185
     189
     197
     196
     187
      49
     156
      37   Mezzanine Debt
     129
     165
      96
      98
      35
     121
      18
      10
     106
     190
      40




     159
     146
     116   Secured Subordinate Loan
     140
     193
      93
     132
      60
     182
     103
      92   Mezzanine Debt
      90   Mezzanine Debt
     194
     176
     151
      88
      16
     195

Annex ID   Physical Occupancy at UW    Rent Roll/Census Date
--------   ------------------------    ---------------------
     157                         53                       54
       1                      96.62%   10/31/2005

       2                      91.04%   11/30/2005
       3                      85.82%   12/9/2005
       4                      79.90%   10/31/2005
       6                      84.51%   1/1/2006
                              96.62%   Various
       8                      94.99%   10/28/2005
       9                      99.20%   11/22/2005
      11                     100.00%   12/31/2005

      15                     100.00%   9/20/2005
    15.1                     100.00%   9/20/2005
    15.2                     100.00%   9/20/2005
                              97.03%   12/1/2005
      20                      93.16%   12/1/2005
      21                     100.00%   12/1/2005
      22                     100.00%   12/1/2005
      23                     100.00%   12/1/2005
      24                     100.00%   12/1/2005
      26                      96.85%   10/24/2005
      31                      94.97%   9/28/2005
      33                      97.86%   11/11/2005
    33.1                      98.60%   11/11/2005
    33.2                      97.00%   11/11/2005
      36                      94.37%   11/21/2005
    36.1                      94.20%   11/21/2005
    36.2                      94.55%   11/21/2005
      39                      95.00%   12/9/2005
      41                      91.89%   11/30/2005
      47                      95.65%   12/9/2005
      48                      93.86%   1/5/2006
    48.1                      94.49%   1/5/2006
    48.2                      89.86%   1/5/2006
      51                     100.00%   11/22/2005
                              89.66%   Various
      54                      88.21%   12/12/2005
      55                      89.41%   12/14/2005
      56                      95.00%   12/14/2005
      57                      85.29%   12/13/2005
      58                      76.56%   1/1/2006
      59                      97.30%   1/11/2006
      62                     100.00%   1/20/2006
      63                      95.76%   1/31/2006
      67                      69.72%   2/15/2006

      71                     100.00%   11/1/2005
      72                      96.59%   12/9/2005
      78                      93.56%   12/21/2005
      84                     100.00%   1/5/2006
      85                     100.00%   1/24/2006
      91                     100.00%   1/1/2006
    91.1                     100.00%   1/1/2006
    91.2                     100.00%   1/1/2006
      97                      91.28%   12/1/2005
      99                      92.65%   12/1/2005
     117                      85.57%   2/1/2006
     122                     100.00%   11/30/2005
     124                     100.00%   12/20/2005
     130                      92.50%   1/26/2006
     131                      65.54%   11/30/2005
     138                      92.00%   12/16/2005
     142                      91.00%   12/21/2005
     145                     100.00%   12/2/2005
     148                     100.00%   12/16/2005
     152                      94.88%   1/4/2006
     168                     100.00%   1/5/2006
     171                      78.97%   10/31/2005
     175                     100.00%   1/31/2006
     177                      92.55%   12/6/2005
     183                     100.00%   8/31/2005
     186                     100.00%   10/31/2005
     188                      80.00%   10/13/2005
     191                     100.00%   11/29/2005
     192                     100.00%   11/9/2005
       5                      91.71%   11/1/2005
       7                      89.35%   12/8/2005
     7.1                      82.50%   12/8/2005
     7.2                      95.69%   12/8/2005
     7.3                      97.14%   12/8/2005
     7.4                     100.00%   12/8/2005
      12                      93.54%   12/28/2005

      13                     100.00%   9/15/2005
      14                      80.01%   11/16/2005

      17                      93.63%   12/1/2005
      19                      92.21%   10/10/2005
      25                     100.00%   8/1/2005
                             100.00%   10/11/2005
      27                     100.00%   10/11/2005

      28                     100.00%   10/11/2005

      29                     100.00%   10/11/2005

      30                     100.00%   10/11/2005

      32                      84.86%   2/10/2006
      34                      98.89%   11/10/2005
      38                     100.00%   12/13/2005
      42                      89.34%   12/1/2005
      43                     100.00%   9/30/2005
      44                      99.69%   9/29/2005

      45                      96.00%   9/30/2005








      46                      93.83%   12/31/2005

    46.1                      91.17%   12/31/2005
    46.2                      97.61%   12/31/2005
      50                      99.14%   10/1/2005
      52                      93.72%   11/2/2005
      53                      99.46%   1/1/2006
      61                      95.74%   8/31/2005
      64                      90.81%   12/7/2005
      65                     100.00%   11/17/2005

      66                      89.69%   8/1/2005
      68                     100.00%   10/31/2005
      69                      68.44%   8/31/2005
    69.1                      64.43%   8/31/2005
    69.2                      65.02%   8/31/2005
    69.3                      72.93%   8/31/2005
    69.4                      71.27%   8/31/2005
    69.5                      75.59%   8/31/2005
      70                      97.59%   9/21/2005
      73                     100.00%   8/31/2005





      74                     100.00%   9/27/2005
      75                      98.58%   8/30/2005
      76                     100.00%   12/31/2005
      77                     100.00%   8/17/2005

      79                     100.00%   9/30/2005
      80                      99.20%   11/30/2005
      81                     100.00%   10/1/2005
      82                      88.67%   12/14/2005
      83                      92.70%   5/11/2005
      86                      97.61%   6/30/2005

      87                      92.20%   9/30/2005
      89                      95.12%   10/1/2005
      94                      90.80%   11/1/2005
      95                      98.44%   9/14/2005
     100                      95.77%   1/4/2006
     101                      94.06%   9/23/2005
     102                      97.67%   8/17/2005
     104                     100.00%   9/2/2005
     105                      86.34%   1/18/2006
     107                      85.43%   8/30/2005
     108                      90.66%   9/12/2005

     109                      68.31%   12/31/2005
     110                      80.09%   9/30/2005
     111                     100.00%   9/28/2005
     112                      99.25%   11/23/2005

     113                     100.00%   10/27/2005
     114                      94.01%   9/20/2005
   114.1                      83.25%   9/20/2005
   114.2                     100.00%   9/20/2005
     115                     100.00%   11/15/2005
     120                      78.90%   7/31/2005
     119                      74.15%   7/31/2005
     118                     100.00%   12/1/2005




     123                     100.00%   10/11/2005
     125                      98.13%   9/25/2005
     126                     100.00%   9/2/2005
     127                      88.88%   1/9/2006
     128                     100.00%   10/27/2005
     133                     100.00%   1/12/2006
     134                     100.00%   10/31/2005

     135                     100.00%   4/3/2005
     136                     100.00%   10/20/2005
     137                     100.00%   6/13/2005
     139                      92.77%   10/6/2005
     141                     100.00%   8/30/2005
     143                      97.88%   10/13/2005
     144                     100.00%   4/3/2005
     147                      83.36%   8/23/2005
     149                     100.00%   9/15/2005
     150                     100.00%   10/13/2005
     153                     100.00%   10/31/2005
     154                      75.80%   5/31/2005
     155                     100.00%   9/27/2005
     157                     100.00%   12/28/2005
     158                     100.00%   1/24/2006
     160                      67.10%   5/31/2005
     161                      78.36%   7/31/2005
     162                      75.00%   5/31/2005
     163                     100.00%   8/31/2005
     164                      64.90%   5/31/2005
     166                      95.92%   10/11/2005
     167                      92.65%   9/27/2005
     169                     100.00%   11/10/2005
     170                      96.52%   9/26/2005
     172                      90.39%   8/8/2005
     173                     100.00%   9/1/2005
     174                     100.00%   9/7/2005
     178                      91.69%   11/30/2005

     179                      95.53%   9/30/2005
     180                     100.00%   10/1/2005
     181                     100.00%   8/31/2005
     184                      86.69%   10/25/2005
     185                     100.00%   8/5/2005
     189                      97.92%   9/25/2005
     197                      73.84%   5/31/2005
     196                     100.00%   8/31/2005
     187                      88.68%   9/16/2005
      49                      79.73%   12/31/2005
     156                      68.80%   12/20/2005
      37                     100.00%   12/1/2005
     129                      77.10%   10/26/2005
     165                      77.70%   10/31/2005
      96                      83.43%   9/30/2005
      98                      78.67%   9/30/2005
      35                     100.00%   8/31/2005
     121                      92.31%   11/30/2005
      18                      93.80%   9/19/2005
      10                      93.50%   12/12/2005
     106                      79.42%   10/31/2005
     190                      95.83%   11/7/2005
      40                      97.24%   10/17/2005




     159                      98.80%   12/1/2005
     146                     100.00%   11/18/2005
     116                      93.90%   10/1/2005
     140                     100.00%   1/10/2006
     193                      95.83%   11/17/2005
      93                     100.00%   11/1/2005
     132                      94.50%   11/30/2005
      60                      88.06%   11/7/2005
     182                     100.00%   12/19/2005
     103                      82.09%   9/30/2005
      92                      69.10%   10/31/2005
      90                      70.00%   10/31/2005
     194                      67.70%   10/26/2005
     176                      74.40%   10/25/2005
     151                      76.80%   10/26/2005
      88                      95.49%   10/1/2005
      16                      96.40%   12/6/2005
     195                      91.11%   10/28/2005

Annex ID   Major Tenant Name # 1
--------   -----------------------------------------------------------------------------------------------------------
     157                                                                                                            55
       1

       2   J.C. Penny
       3   SunTrust Banks, Inc.
       4
       6   Linens 'N Things

       8
       9
      11   New Horizons Worlwide

      15   Wal-Mart.Com, Inc.
    15.1   Wal-Mart.Com, Inc.
    15.2   Wal-Mart.Com, Inc.

      20   Accredo Health
      21   Advertising Checking
      22   Accredo Health
      23   Clear Channel
      24   Caroline Records
      26
      31   National Amusements Inc.
      33
    33.1
    33.2
      36
    36.1
    36.2
      39
      41
      47
      48
    48.1   Fresh Market
    48.2   Aaron Brothers, Inc.
      51   Annie Sez

      54
      55
      56
      57
      58   24 Hr Fitness
      59   Greg Centeno Design & Co.
      62   IBM Corporation
      63   Great Florida Bank
      67   Tower Records

      71   Capital Grille Holdings
      72
      78
      84   Kroger
      85   Integrity Applications
      91
    91.1   Xtera Communications, Inc.
    91.2   ATI Enterprises, Inc.
      97
      99   Makar Management, LLC
     117
     122   Wilmington Piano
     124   Kronros Incorporated
     130
     131
     138
     142
     145   R.E.F Realty Corp, dba Planet Kids
     148   Sleepy's
     152
     168   Best Buy
     171   Office Max
     175   Shepherd Eye Center
     177   Burger King
     183   Belle Marmick, Inc.
     186
     188
     191   Peebles, Inc.
     192
       5   State of Washington
       7
     7.1   Lancaster-Lebanon Int.
     7.2   P.E.M.A.
     7.3   Admin. Office of PA Courts
     7.4   New World Pasta Company
      12   EDS/Towers Perrin

      13   State of Connecticut
      14   Adventist Healthcare, Inc.

      17   A&P (sub-Gristede's)
      19   American Express Travel Related
      25   Conexant Systems, Inc.
           Associated Grocers, Inc.
      27   Associated Grocers, Inc.

      28   Associated Grocers, Inc.

      29   Associated Grocers, Inc.

      30   Associated Grocers, Inc.

      32   University Club St Louis
      34
      38   BJ's Wholesale Club
      42   FAMSA
      43   Giant Eagle
      44

      45








      46

    46.1   Quickquote
    46.2   Zimmerman & Partners
      50   Burlington
      52   Academic Cardiology Associates
      53   R & R/Remax
      61
      64   Nucor Corporation
      65   Marshall's

      66   Nielson Media - Office Space
      68   Verizon Wireless
      69
    69.1
    69.2
    69.3
    69.4
    69.5
      70   LA Fitness Sports Club
      73





      74   Kinko's of Manhattan, Inc.
      75   Ukrop's Super Markets
      76   Giant Food Stores, LLC
      77   Goodrich Corporation

      79   Safeway
      80
      81   Best Buy Company
      82
      83
      86   JFK Hospital

      87   The Children's Medical Group, Ltd., Agnes Lardizabal, M.D., Jeffrey Maxcy, M.D., and Madhura Bhuskute, M.C.
      89   Service Merchandise
      94
      95   Fiduciary Asset Management
     100   Albertson's (Ground Lease)
     101
     102
     104   DSW Shoe Warehousing, Inc.
     105   New Albany Musculoskeletal and Neurologic, LLC
     107   Circuit City
     108   U.S Joiner

     109
     110   County Riverside
     111   Kaiser Foundation Health Plan
     112   University of Phoenix

     113   Hobby Lobby
     114
   114.1   Consolidated Electrical
   114.2   JPS Surface Solutions
     115   Shaw's Supermarket, Inc.
     120
     119
     118   Lowes Foods




     123   Spectrum Club Holding Company
     125
     126   Shaw's Supermarket
     127   Commonwealth of Mass.
     128   Jillian's Billiard Club, Inc.
     133   24-Hour Fitness
     134   Office Depot

     135   Circuit City
     136   Peapod, Inc.
     137   Best Buy
     139   Kiddie Academy
     141   Advanced Vision Institute, Inc.
     143   Midwest Community Bank
     144   Circuit City
     147   Hunan Pavilion
     149   Jo-Ann Stores, Inc.
     150   Global Pronex, Inc.
     153   LaRosa's Pizza
     154
     155   Walgreens
     157   Smart & Final Stores Corp.
     158   Rite Aid Corp.
     160
     161
     162
     163   TGI Friday's
     164
     166
     167
     169   Gaylord Bros., Inc.
     170
     172   Pizza Hut
     173   Wal-Mart
     174   Walgreens
     178   The Gap, Inc.

     179   Enterprise
     180   Melting Pot
     181   Valet Parking Services, Inc.
     184   Jiffy Lube
     185   Associated Grocers, Inc.
     189
     197
     196   N/A
     187   Blockbuster
      49   PricewaterhouseCoopers
     156   N/A
      37   Von's Grocery Co.
     129   N/A
     165   N/A
      96   N/A
      98   N/A
      35   Bridgewater Interiors
     121
      18   N/A
      10   VNU, Inc.
     106   N/A
     190   N/A
      40




     159   N/A
     146   International Expo Service, Inc.
     116   Initial Tropical Plants
     140   Jones Red & White
     193   N/A
      93   IndyMac Bank, FSB
     132   Challenger Center
      60
     182   AWG-Sunfresh
     103   Borgwarner
      92   N/A
      90   N/A
     194   N/A
     176   N/A
     151   N/A
      88   Publix Supermarket
      16   KMART
     195   Chuck E Cheese

Annex ID   Major Tenant Name # 2                        Major Tenant Name # 3
--------   ------------------------------------------   ------------------------------------------------------
     157                                           56                                                       57
       1

       2   AMC Theaters                                 Valley View Sportsplex
       3   Holland & Knight LLP                         Baker & Hostetler LLP
       4
       6   DSW                                          Michaels

       8
       9
      11   Countrywide Home Loans, Inc.                 Alliance Imaging, Inc.

      15
    15.1
    15.2

      20   Avaya                                        Kindred Hospitals
      21   ACH Food Companies
      22
      23   Baptist Memorial                             Boston Brace
      24   Superior Pool Product                        Ethan Allan
      26
      31   Old Navy                                     The Gap/Gap Kids
      33
    33.1
    33.2
      36
    36.1
    36.2
      39
      41
      47
      48
    48.1   Walgreens                                    LA Fitness International
    48.2   Diane Johnson                                Vintage Tea
      51   Eckerd                                       Pet Supplies Plus

      54
      55
      56
      57
      58   Wescom Credit Union                          Wendy's
      59   Broadway 21, Inc.                            Continental Lighting Systems, Inc.
      62
      63   Consulate General of Barbados                Int'l Players Championship
      67   China Star                                   Buffalo Wild Wing

      71   Citibank, N.A.                               CG Painting
      72
      78
      84   Just a Buck                                  Monterrey Mexican Restaurant
      85   SAIC                                         Advent Systems, Inc.
      91
    91.1   Contemporary Title Solutions                 Texas Commercial Energy, LLC
    91.2
      97
      99   CPH (Westside)                               CPH (Eastside)
     117
     122   Tally-Ho Liquors                             WAWA, Inc (Convenience Store).
     124
     130
     131
     138
     142
     145   Payless Shoe Source                          Park, Suk Hui & Park Song dba B&H Fruit and Vegetables
     148
     152
     168
     171   Checker Auto                                 Mac's Lock & Key
     175   Starbucks                                    Cafe Caubo
     177   Launderland                                  Lux Gift and Beauty
     183   Stereo 1                                     Leo Ramirez Auto Care
     186
     188
     191   The Cato Corporation                         Hibbett Sporting Goods, Inc.
     192
       5   Avista Advantage                             Pitney Bowes
       7
     7.1   Primedia Enthusiast Publications Inc.        Pa Coaliation Against Domestic Violence
     7.2   Ernst & Young U.S. LLP                       Quality Insights of PA
     7.3   Vale National Training Center                Roadway Express, Inc.
     7.4   McCormick, Taylor & Associates, Inc.
      12   Equity One, Inc.                             American Water Works

      13   Computer Sciences Corporation                Verizon/Cellco
      14   Z Tech Corporation                           Skanska USA Building, Inc

      17   Ansonia Parking                              The North Face, Inc.
      19   Liberty Mutual                               Suburban Mortgage
      25

      27

      28

      29

      30

      32   Mueller, Prost et al                         St. Louis University
      34
      38   Super Stop n Shop                            A.C. Moore Arts and Crafts
      42   Walgreen's                                   Wells Fargo
      43   Staples, Inc.                                The Pep Boys
      44

      45








      46

    46.1   Gary Bitner Public Relations                 Hello Florida
    46.2   State of Florida                             Webstream
      50   Randall's                                    Stein Mart
      52   Troy Gastroenterology, P.C.                  Oakland - McComb Ob/Gyn P.C.
      53   Legg Mason Wood Walker, Inc.                 Universal Underwriters
      61
      64   Southend Enterprises, LLC                    Agdata, Inc.
      65   Joann's Fabric                               DD's (Ross)

      66   Butler Service Group                         Baldwin Technology Co.
      68   Windsor Richland Mall, LP
      69
    69.1
    69.2
    69.3
    69.4
    69.5
      70   AC Furniture Gallery                         Meat Emporium
      73





      74   Starbucks Corporation
      75   Peebles Store                                Brooks/Eckerd Drug Store
      76
      77

      79   Celebree Learning Center                     College Square Liquors
      80
      81
      82
      83
      86   DCA                                          Medical Specialists

      87   Valley Radiologists, Ltd.                    Pulmonary Associates, PC
      89   Ross Dress For Less                          Factory Card Outlet
      94
      95   AG Edwards & Sons Inc.                       Psychological Associates Inc.
     100   McDonald's (Ground Lease)                    Country Waffles
     101
     102
     104   Office Max Inc.
     105   Orthopedic and Neurologic Consultants Inc.   General Medical Consultants, Inc.
     107   Staples                                      Factory Card Outlet
     108   Mattel                                       Murphy Development Company

     109
     110   Dollar Mart                                  D.J.'s Restaurant
     111
     112   State Lottery Department                     Met Life

     113   Big Lots                                     Fashion Bug
     114
   114.1   Menage Design, Inc                           Frazee Industries, Inc
   114.2   Import Stone                                 Ewing Irrigation Products
     115
     120
     119
     118   Dollar General                               Blockbuster




     123
     125
     126
     127   The Rendon Group                             The Watch Hospital, Inc.
     128   Concorde Entertainment                       Ipswich Entertainment
     133   Red Brick Pizza                              Tasteful Cakes
     134   Big Lots                                     Tuesday Morning

     135
     136
     137
     139   State of NJ Workman Comp. Court              Prudential Insurance Co.
     141   Buffalo Wild Wings                           Studio Branca
     143   GMAC Mortgage                                Midwest Custom Homes & JRD Development
     144
     147   Armstrongs Restaurant                        Prudential Preferred Realty
     149   Barnes & Noble                               2nd Wind Exercise Equipment, Inc.
     150   O.S.T.S. INC.                                Fitzgerald & Flamenbaum
     153   Hollywood Video                              Complete Petmart
     154
     155
     157   Goodwill Industries
     158   Family Fashions                              Round Table Pizza
     160
     161
     162
     163   Roma Restaurants                             South Beach Food Center
     164
     166
     167
     169
     170
     172   Verlo                                        EB Games
     173
     174
     178   Ellen Tracy                                  Zales

     179   Dent 1st                                     Spa's Atlanta
     180   JD's Cosmetic Essentials                     Birdies in the Nest LLC
     181   Dunkin Donuts
     184   Desert Sun                                   Starbucks Coffee
     185
     189
     197
     196   N/A                                          N/A
     187   Perfect Teeth                                Super Cleaners
      49   N/A                                          N/A
     156   N/A                                          N/A
      37   Rite Aid Corporation/Thrifty Payless         Automobile Club of S. Cal.
     129   N/A                                          N/A
     165   N/A                                          N/A
      96   N/A                                          N/A
      98   N/A                                          N/A
      35   N/A                                          N/A
     121
      18   N/A                                          N/A
      10   HOB Entertainment, Inc.                      Frederick's of Hollywood
     106   N/A                                          N/A
     190   N/A                                          N/A
      40




     159   N/A                                          N/A
     146   N/A                                          N/A
     116   Team Howmedica                               GTech
     140   Eckerd Drug                                  Punch & Judy
     193   N/A                                          N/A
      93   RBF Consulting                               N/A
     132   Job Performance Centers                      Crossroads Media
      60
     182   Family Dollar                                All City DJS's
     103
      92   N/A                                          N/A
      90   N/A                                          N/A
     194   N/A                                          N/A
     176   N/A                                          N/A
     151   N/A                                          N/A
      88   Shapes Family Fitness                        Pet Supermarket
      16   Dominick's Finer Foods                       The Sports Authority, Inc.
     195   Indiana Regional Blood                       Malibu Tan

Annex ID   Major Tenant Sq. Ft. # 1   Major Tenant Sq. Ft. # 2   Major Tenant Sq. Ft. # 3
--------   ------------------------   ------------------------   ------------------------
     157                         58                         59                         60
       1

       2                    220,378                     72,991                     60,800
       3                    267,214                     52,417                     52,368
       4
       6                     28,000                     24,990                     23,644

       8
       9
      11                     86,097                     52,622                     46,887

      15                    167,177
    15.1                    104,092
    15.2                     63,085

      20                    166,511                      9,245                      7,722
      21                     24,284                     24,211
      22                     33,688
      23                     28,250                     28,250                     19,000
      24                     47,250                     35,500                     11,750
      26
      31                     66,680                     27,990                      9,485
      33
    33.1
    33.2
      36
    36.1
    36.2
      39
      41
      47
      48
    48.1                     18,400                     15,120                     13,040
    48.2                      6,041                      4,981                      1,595
      51                     14,903                     10,750                     10,300

      54
      55
      56
      57
      58                     37,000                      4,804                      3,245
      59                      4,175                      4,000                      3,700
      62                    150,000
      63                     15,502                     12,776                      8,971
      67                     14,053                      6,466                      5,759

      71                     16,968                     10,967                        658
      72
      78
      84                     55,696                      4,500                      4,250
      85                     30,441                     27,175                      6,366
      91
    91.1                     47,251                     19,832                     16,714
    91.2                     35,800
      97
      99                     14,659                      7,685                      5,996
     117
     122                      6,645                      5,100                      3,200
     124                    110,882
     130
     131
     138
     142
     145                     12,000                      2,700                      2,000
     148                     10,195
     152
     168                     45,000
     171                     23,660                      8,000                      2,750
     175                      7,000                      1,899                      1,866
     177                      3,400                      2,549                      2,420
     183                     15,630                      8,966                      4,500
     186
     188
     191                     21,049                      4,800                      4,570
     192
       5                     98,825                     73,611                     57,964
       7
     7.1                     68,200                     46,107                     26,859
     7.2                     79,456                     17,499                     11,903
     7.3                     55,596                     17,600                     12,460
     7.4                     34,839                     20,887
      12                    200,000                     57,166                     54,587

      13                    197,583                     63,900                     20,697
      14                     77,867                     26,130                     11,788

      17                     30,149                     21,306                      8,203
      19                    169,071                     26,725                     22,681
      25                    199,458
                            265,459
      27                     71,983

      28                     68,164

      29                     57,084

      30                     68,228

      32                     46,200                     16,433                     12,941
      34
      38                    106,684                     64,898                     23,000
      42                     20,000                     14,560                      4,000
      43                     87,519                     23,925                     18,600
      44

      45








      46

    46.1                      9,351                      6,045                      5,882
    46.2                     45,436                      4,573                      4,164
      50                     86,479                     57,454                     34,000
      52                      9,111                      7,695                      7,513
      53                     31,202                      8,570                      7,630
      61
      64                     32,391                     15,433                     15,253
      65                     39,201                     35,872                     28,900

      66                     37,335                     32,437                     14,030
      68                    162,813                     68,664
      69
    69.1
    69.2
    69.3
    69.4
    69.5
      70                     37,500                      8,976                      4,488
      73





      74                      6,751                      4,370
      75                     63,136                     35,300                     11,850
      76                     55,000
      77                    131,252

      79                     55,164                      7,200                      4,800
      80
      81                     30,071
      82
      83
      86                     22,076                     13,566                      7,951

      87                      8,066                      6,715                      6,421
      89                     53,243                     28,800                     12,752
      94
      95                     16,666                     16,313                     13,397
     100                     47,074                      4,092                      2,980
     101
     102
     104                     27,746                     24,054
     105                     13,115                     11,647                      7,723
     107                     32,383                     32,121                     12,000
     108                     66,530                     24,752                      5,650

     109
     110                     71,852                      3,600                      2,510
     111                     34,025
     112                     32,206                     18,202                     11,391

     113                     50,711                     45,872                      6,843
     114
   114.1                      8,509                      7,146                      6,240
   114.2                     14,704                     13,392                      8,114
     115                     63,500
     120
     119
     118                     46,024                      6,000                      5,162




     123                    101,000
     125
     126                     54,985
     127                     28,281                      5,908                      1,862
     128                     74,022                     16,135                      4,138
     133                      9,454                      1,500                      1,500
     134                     30,000                     25,000                     12,842

     135                     42,000
     136                     94,000
     137                     30,519
     139                      8,921                      6,826                      4,585
     141                      8,400                      5,600                      5,578
     143                      3,178                      1,583                      1,569
     144                     33,879
     147                      4,200                      4,000                      4,000
     149                     23,000                     22,493                      9,195
     150                      2,640                      2,199                      2,108
     153                      6,000                      5,000                      4,400
     154
     155                     13,396
     157                     19,500                     13,660
     158                     20,000                      4,160                      3,960
     160
     161
     162
     163                      6,582                      1,850                        800
     164
     166
     167
     169                     71,880
     170
     172                      3,460                      2,409                      1,730
     173                     72,113
     174                     13,650
     178                     11,211                      3,094                      2,249

     179                      8,000                      4,725                      2,800
     180                      4,104                        939                        836
     181                     71,541                        459
     184                      3,565                      2,000                      1,710
     185                     45,859
     189
     197
     196                        N/A                        N/A                        N/A
     187                      4,200                      1,980                      1,800
      49                     84,500                        N/A                        N/A
     156                        N/A                        N/A                        N/A
      37                     30,000                     16,520                      9,252
     129                        N/A                        N/A                        N/A
     165                        N/A                        N/A                        N/A
      96                        N/A                        N/A                        N/A
      98                        N/A                        N/A                        N/A
      35                    268,000                        N/A                        N/A
     121                          0                          0                          0
      18                        N/A                        N/A                        N/A
      10                     70,275                     47,607                     22,462
     106                        N/A                        N/A                        N/A
     190                        N/A                        N/A                        N/A
      40                          0                          0                          0




     159                        N/A                        N/A                        N/A
     146                     67,000                        N/A                        N/A
     116                     17,520                     12,635                     10,460
     140                     15,974                      8,000                      7,112
     193                        N/A                        N/A                        N/A
      93                     41,457                     19,841                          0
     132                     26,750                      5,856                      2,921
      60                          0                          0                          0
     182                     37,466                      8,000                      4,262
     103                     53,060                        N/A                        N/A
      92                        N/A                        N/A                        N/A
      90                        N/A                        N/A                        N/A
     194                        N/A                        N/A                        N/A
     176                        N/A                        N/A                        N/A
     151                        N/A                        N/A                        N/A
      88                     42,112                     10,080                      9,520
      16                    104,231                     69,246                     43,012
     195                      7,200                      4,800                      3,200

Annex ID   Major Tenant Lease Expiration Date # 1   Major Tenant Lease Expiration Date # 2
--------   --------------------------------------   --------------------------------------
     157                                       61                                       62
       1

       2   11/1/2016                                5/31/2024
       3   7/10/2008                                11/30/2010
       4
       6   1/31/2016                                1/31/2016

       8
       9
      11   1/31/2012                                1/31/2008

      15   1/31/2012
    15.1   1/31/2012
    15.2   1/31/2012

      20   12/31/2009                               8/31/2009
      21   7/31/2007                                4/30/2008
      22   12/31/2009
      23   8/31/2013                                4/30/2006
      24   5/30/2008                                3/31/2008
      26
      31   7/31/2019                                2/28/2010
      33
    33.1
    33.2
      36
    36.1
    36.2
      39
      41
      47
      48
    48.1   9/30/2020                                9/30/2060
    48.2   2/28/2013                                1/31/2008
      51   1/31/2010                                10/31/2012

      54
      55
      56
      57
      58   7/22/2020                                12/31/2015
      59   12/31/2018                               12/31/2018
      62   12/31/2015
      63   2/29/2016                                1/31/2010
      67   2/28/2016                                8/31/2013

      71   7/31/2023                                2/29/2016
      72
      78
      84   11/30/2019                               8/31/2009
      85   5/31/2007                                1/31/2009
      91
    91.1   1/31/2008                                7/31/2009
    91.2   6/30/2015
      97
      99   7/31/2014                                6/30/2010
     117
     122   4/30/2012                                1/31/2013
     124   10/31/2012
     130
     131
     138
     142
     145   8/31/2015                                5/31/2013
     148   11/30/2014
     152
     168   2/11/2018
     171   8/31/2012                                6/30/2012
     175   10/15/2015                               2/29/2016
     177   4/30/2012                                10/29/2007
     183   12/31/2007                               9/30/2013
     186
     188
     191   1/31/2017                                1/31/2007
     192
       5   9/30/2008                                4/30/2010
       7
     7.1   6/30/2007                                2/28/2009
     7.2   2/29/2012                                10/31/2007
     7.3   6/30/2007                                12/31/2009
     7.4   6/30/2009                                6/30/2009
      12   8/31/2015                                5/31/2011

      13   10/31/2010                               10/31/2010
      14   4/30/2013                                9/30/2010

      17   9/30/2017                                7/31/2008
      19   5/31/2014                                7/31/2007
      25   6/20/2017

      27   12/20/2013

      28   12/20/2013

      29   10/6/2013

      30   12/20/2013

      32   5/31/2010                                11/30/2010
      34
      38   5/31/2013                                8/31/2013
      42   9/30/2020                                12/7/2064
      43   8/31/2018                                11/30/2012
      44

      45








      46

    46.1   7/15/2007                                11/30/2006
    46.2   1/31/2014                                12/31/2008
      50   11/30/2015                               5/31/2012
      52   8/31/2020                                8/31/2020
      53   4/15/2011                                5/23/2008
      61
      64   9/14/2006                                11/30/2008
      65   10/31/2015                               1/31/2016

      66   12/31/2008                               2/28/2008
      68   11/30/2010                               9/9/2025
      69
    69.1
    69.2
    69.3
    69.4
    69.5
      70   8/31/2019                                2/28/2009
      73





      74   3/20/2011                                3/31/2020
      75   12/31/2016                               1/31/2007
      76   11/30/2025
      77   4/30/2011

      79   7/31/2029                                1/14/2015
      80
      81   9/22/2015
      82
      83
      86   3/31/2015                                10/31/2011

      87   2/28/2014                                1/31/2007
      89   2/28/2019                                1/31/2009
      94
      95   9/30/2008                                9/30/2007
     100   7/31/2026                                9/1/2014
     101
     102
     104   3/31/2009                                1/31/2012
     105   8/31/2015                                12/28/2010
     107   1/31/2010                                12/31/2010
     108   4/30/2012                                12/31/2009

     109
     110   11/30/2014                               3/31/2007
     111   3/31/2009
     112   6/30/2012                                12/31/2009

     113   1/31/2018                                1/31/2010
     114
   114.1   4/30/2006                                7/31/2006
   114.2   3/31/2010                                9/30/2007
     115   2/28/2026
     120
     119
     118   11/2/2019                                8/31/2006




     123   7/31/2018
     125
     126   2/28/2027
     127   4/30/2010                                7/31/2009
     128   12/31/2008                               7/31/2010
     133   9/30/2015                                7/31/2015
     134   4/30/2008                                1/31/2010

     135   5/31/2018
     136   1/31/2020
     137   1/31/2016
     139   1/31/2008                                6/30/2009
     141   4/30/2010                                10/31/2014
     143   1/15/2008                                5/31/2007
     144   5/31/2018
     147   2/28/2010                                3/31/2011
     149   1/31/2014                                2/28/2013
     150   8/31/2007                                3/31/2008
     153   11/30/2020                               8/31/2015
     154
     155   3/31/2057
     157   6/30/2020                                3/31/2015
     158   5/31/2014                                8/31/2009
     160
     161
     162
     163   11/30/2009                               8/31/2008
     164
     166
     167
     169   5/31/2020
     170
     172   1/31/2014                                11/30/2008
     173   1/31/2024
     174   12/31/2079
     178   8/28/2012                                5/31/2007

     179   5/31/2009                                1/31/2011
     180   4/7/2015                                 12/31/2009
     181   9/30/2016                                8/31/2015
     184   5/31/2025                                12/31/2015
     185   6/30/2015
     189
     197
     196   N/A                                      N/A
     187   6/30/2010                                8/31/2008
      49   12/31/2017                               N/A
     156   N/A                                      N/A
      37   4/30/2009                                5/31/2014
     129   N/A                                      N/A
     165   N/A                                      N/A
      96   N/A                                      N/A
      98   N/A                                      N/A
      35   10/31/2015                               N/A
     121
      18   N/A                                      N/A
      10   11/30/2013                               2/28/2015
     106   N/A                                      N/A
     190   N/A                                      N/A
      40




     159   N/A                                      N/A
     146   11/17/2020                               N/A
     116   1/31/2011                                8/31/2010
     140   12/31/2015                               5/31/2007
     193   N/A                                      N/A
      93   1/20/2012                                3/14/2011
     132   6/30/2014                                3/31/2007
      60
     182   3/1/2008                                 12/31/2006
     103   3/31/2020                                N/A
      92   N/A                                      N/A
      90   N/A                                      N/A
     194   N/A                                      N/A
     176   N/A                                      N/A
     151   N/A                                      N/A
      88   10/4/2009                                8/31/2009
      16   9/30/2017                                8/31/2012
     195   12/7/2014                                4/30/2011

Annex ID   Major Tenant Lease Expiration Date # 3   Major Tenant Rental Rate #1   Major Tenant Rental Rate # 2
--------   --------------------------------------   ---------------------------   ----------------------------
     157                                       63                            64                             65
       1

       2   7/31/2015                                                         --                          28.73
       3   3/31/2014                                                      21.96                          23.55
       4
       6   1/31/2016                                                      13.00                          24.00

       8
       9
      11   7/6/2008                                                       24.01                          25.80

      15
    15.1                                                                  52.64
    15.2                                                                  62.74

      20   1/31/2008                                                       6.00                           9.45
      21                                                                  12.25                          12.50
      22                                                                  11.72
      23   12/31/2006                                                      4.60                           6.35
      24   11/30/2008                                                      3.25                           3.70
      26
      31   1/31/2010                                                      17.16                           0.00
      33
    33.1
    33.2
      36
    36.1
    36.2
      39
      41
      47
      48
    48.1   11/30/2010                                                     12.60                          25.50
    48.2   1/31/2008                                                      22.00                          24.04
      51   11/30/2008                                                     17.16                          17.60

      54
      55
      56
      57
      58   6/24/2020                                                      22.20                          36.00
      59   12/31/2009                                                     30.00                          79.50
      62                                                                  10.00
      63   1/31/2007                                                      26.86                          24.00
      67   5/4/2013                                                       21.60                          30.57

      71   5/31/2007                                                      52.59                          68.39
      72
      78
      84   10/31/2010                                                      9.17                          13.75
      85   1/31/2007                                                      22.04                          19.96
      91
    91.1   6/30/2013                                                      11.27                           8.00
    91.2                                                                  14.00
      97
      99   6/30/2010                                                      35.09                          29.40
     117
     122   10/31/2007                                                     26.00                          20.63
     124                                                                   5.50
     130
     131
     138
     142
     145   4/30/2011                                                      23.00                          24.44
     148                                                                  63.76
     152
     168                                                                   9.11
     171   11/30/2006                                                     10.25                          12.92
     175   10/15/2010                                                     31.80                          39.00
     177   10/22/2006                                                     31.33                          14.82
     183   12/31/2012                                                     12.36                          11.71
     186
     188
     191   2/28/2010                                                       5.00                           7.50
     192
       5   8/30/2009                                                      18.47                          20.33
       7
     7.1   12/31/2007                                                     11.24                           9.05
     7.2   8/31/2008                                                      17.83                          21.16
     7.3   8/31/2010                                                      12.07                           9.00
     7.4                                                                  12.87                          15.03
      12   2/28/2011                                                      22.50                           4.48

      13   2/28/2008                                                      20.95                          17.52
      14   6/30/2010                                                      23.98                          18.85

      17   1/31/2013                                                      56.01                          17.26
      19   6/30/2009                                                      18.50                          21.50
      25                                                                  17.36

      27                                                                  11.48

      28                                                                  11.35

      29                                                                  14.85

      30                                                                   8.44

      32   8/31/2008                                                      12.79                          17.69
      34
      38   2/28/2007                                                       7.45                          18.50
      42   10/23/2010                                                     17.63                          29.19
      43   10/31/2017                                                     14.20                          12.75
      44

      45








      46

    46.1   12/31/2008                                                     13.21                          14.04
    46.2   2/28/2011                                                      12.87                          18.54
      50   10/31/2013                                                      5.50                           8.54
      52   8/31/2020                                                      20.70                          20.70
      53   11/30/2006                                                     26.52                          14.32
      61
      64   8/31/2012                                                      18.70                          18.93
      65   2/28/2016                                                      13.50                          15.00

      66   12/31/2014                                                     17.09                          16.00
      68                                                                  12.25                           0.00
      69
    69.1
    69.2
    69.3
    69.4
    69.5
      70   2/28/2010                                                      15.80                          13.37
      73





      74                                                                  82.81                         153.32
      75   6/30/2018                                                       7.50                           2.82
      76                                                                  24.70
      77                                                                   9.43

      79   10/31/2012                                                     13.62                          23.04
      80
      81                                                                  35.50
      82
      83
      86   2/29/2012                                                      20.00                          22.28

      87   4/30/2011                                                      24.00                          33.19
      89   1/31/2009                                                       3.85                           7.25
      94
      95   9/30/2009                                                      22.50                          26.00
     100   10/31/2010                                                      8.50                          18.57
     101
     102
     104                                                                  18.00                          17.75
     105   5/31/2015                                                      20.00                          18.00
     107   1/31/2009                                                      10.10                           6.38
     108   10/31/2011                                                      6.12                           5.92

     109
     110   6/30/2007                                                      13.41                           5.90
     111                                                                  26.44
     112   5/30/2010                                                      18.80                          16.47

     113   3/31/2009                                                       4.75                           5.80
     114
   114.1   8/31/2010                                                       6.42                           8.16
   114.2   4/30/2006                                                       9.83                           7.80
     115                                                                  11.00
     120
     119
     118   5/31/2009                                                       9.00                           5.67




     123                                                                   7.92
     125
     126                                                                  12.25
     127   2/28/2012                                                      28.29                          26.80
     128   9/30/2006                                                      10.32                          11.44
     133   7/31/2010                                                      25.80                          36.60
     134   7/15/2006                                                       6.50                           3.90

     135                                                                  15.40
     136                                                                   7.48
     137                                                                  19.00
     139   4/30/2006                                                      13.50                          20.00
     141   9/6/2009                                                       20.00                          23.00
     143   7/31/2009                                                      21.50                          22.25
     144                                                                  16.58
     147   9/30/2010                                                      12.75                          18.00
     149   10/31/2010                                                      9.60                          11.50
     150   10/31/2009                                                     18.84                          18.00
     153   9/30/2015                                                      17.00                          17.80
     154
     155                                                                  33.81
     157                                                                  15.60                          15.60
     158   5/31/2007                                                       6.50                          14.40
     160
     161
     162
     163   7/31/2012                                                      54.52                          66.81
     164
     166
     167
     169                                                                   6.67
     170
     172   1/31/2009                                                      24.00                          24.40
     173                                                                   5.11
     174                                                                  27.47
     178   4/30/2014                                                      28.00                          23.60

     179   11/30/2008                                                     12.23                          23.36
     180   12/31/2009                                                     38.99                          39.99
     181                                                                   7.30                          54.90
     184   6/30/2015                                                      32.70                          29.93
     185                                                                  13.08
     189
     197
     196   N/A                                                              N/A                            N/A
     187   8/31/2008                                                      20.35                          21.45
      49   N/A                                                            34.50                            N/A
     156   N/A                                                              N/A                            N/A
      37   12/31/2014                                                      3.67                           2.35
     129   N/A                                                              N/A                            N/A
     165   N/A                                                              N/A                            N/A
      96   N/A                                                              N/A                            N/A
      98   N/A                                                              N/A                            N/A
      35   N/A                                                             9.25                            N/A
     121                                                                    N/A                            N/A
      18   N/A                                                              N/A                            N/A
      10   2/28/2015                                                      48.20                          25.45
     106   N/A                                                              N/A                            N/A
     190   N/A                                                              N/A                            N/A
      40                                                                    N/A                            N/A




     159   N/A                                                              N/A                            N/A
     146   N/A                                                             9.00                            N/A
     116   7/31/2011                                                       6.09                           7.50
     140   9/30/2010                                                       4.32                           3.00
     193   N/A                                                              N/A                            N/A
      93   N/A                                                            26.40                          24.60
     132   6/30/2006                                                      27.54                          27.68
      60                                                                    N/A                            N/A
     182   5/31/2008                                                       5.50                           3.61
     103   N/A                                                            16.86                            N/A
      92   N/A                                                              N/A                            N/A
      90   N/A                                                              N/A                            N/A
     194   N/A                                                              N/A                            N/A
     176   N/A                                                              N/A                            N/A
     151   N/A                                                              N/A                            N/A
      88   1/4/2010                                                        5.70                           9.67
      16   11/30/2013                                                      5.88                          10.99
     195   2/28/2011                                                      17.00                          15.00

Annex ID   Major Tenant Rental Rate # 3   Elevator (Y/N)   Utilities Tenant Pays         Subject Studio Avg Rent
--------   ----------------------------   --------------   ---------------------------   -----------------------
     157                             66               67                            68                        69
       1                                              22   None                                            1,194

       2                           5.35
       3                          24.60
       4
       6                          12.50
                                                       0   Electric, Water
       8                                               0   Electric, Water                                     0
       9                                               0   Electric, Water                                     0
      11                          25.80

      15
    15.1
    15.2

      20                           8.35
      21
      22
      23                           3.95
      24                           3.69
      26                                               0   Electric, Gas, Water, Sewer                       459
      31                           0.00
      33                                               0   Various                                             0
    33.1                                               0   Electric, Water                                     0
    33.2                                               0   Electric                                            0
      36                                               0   Electric, Water                                   729
    36.1                                               0   Electric, Water                                     0
    36.2                                               0   Electric, Water                                   729
      39                                               0   Electric, Water, Sewer                              0
      41                                               0   Electric                                            0
      47                                               0   Electric, Water                                     0
      48
    48.1                          12.25
    48.2                          24.04
      51                          17.92
                                                       0   Electric
      54                                               0   Electric                                            0
      55                                               0   Electric                                            0
      56                                               0   Electric                                            0
      57                                               0   Electric                                            0
      58                           0.00
      59                          28.06
      62
      63                          19.50
      67                          32.21

      71                          28.84
      72                                               0   Electric                                            0
      78                                               0   Electric, Water, Sewer                              0
      84                          23.20
      85                          20.26
      91
    91.1                           8.25
    91.2
      97                                               0   Electric, Gas, Water, Sewer                         0
      99                          32.40
     117                                               0   Electric, Water, Sewer                              0
     122                          19.04
     124
     130                                               0   Electric, Water, Sewer                              0
     131
     138                                               0   Electric, Gas                                       0
     142                                               0   Electric                                            0
     145                          38.20
     148
     152
     168
     171                          13.69
     175                          36.00
     177                          21.38
     183                          13.26
     186                                               2   Electric                                            0
     188                                               0   Electric, Gas                                       0
     191                           8.00
     192                                               2   Electric, Gas, Water                              800
       5                          17.59
       7
     7.1                          10.85
     7.2                          18.50
     7.3                          10.00
     7.4
      12                           4.48

      13                          20.02
      14                          23.18

      17                         122.53
      19                          18.00
      25

      27

      28

      29

      30

      32                           7.26
      34                                               0   Electric                                            0
      38                           9.52
      42                          45.50
      43                           7.98
      44                                               0   Electric                                            0

      45                                               0   Electric, Water, Sewer                              0








      46

    46.1                          12.24
    46.2                          13.13
      50                           6.70
      52                          20.70
      53                          25.17
      61                                               0   Electric                                            0
      64                          22.13
      65                          12.50

      66                          16.94
      68
      69
    69.1
    69.2
    69.3
    69.4
    69.5
      70                          18.00
      73                                               0   Electric, Water, Sewer, Gas                       522





      74
      75                          10.25
      76
      77

      79                          11.75
      80                                               0   Electric, Water                                     0
      81
      82                                               0   Electric, Gas                                       0
      83                                               0   Electric, Water                                   358
      86                          20.00

      87                          26.46
      89                           9.88
      94                                               0   Electric, Gas                                     485
      95                          21.00
     100                          14.15
     101                                               0   Electric, Gas, Water, Sewer                         0
     102                                               0   Electric, Gas, Sewer, Water                         0
     104
     105                          20.00
     107                           7.30
     108                          13.80

     109
     110                          10.36
     111
     112                          18.50

     113                          14.75
     114
   114.1                          11.66
   114.2                          10.40
     115
     120
     119
     118                          19.00




     123
     125                                               0   Electric, Water                                     0
     126
     127                          36.73
     128                          26.35
     133                          36.00
     134                           7.01

     135
     136
     137
     139                          19.00
     141                          18.84
     143                          22.14
     144
     147                          17.57
     149                           6.10
     150                          19.80
     153                          16.50
     154
     155
     157
     158                          13.50
     160
     161
     162
     163                          61.50
     164
     166                                               1   Electric, Water, Sewer                            716
     167                                               2   Electric                                            0
     169
     170                                               0   Electric, Water                                     0
     172                          25.00
     173
     174
     178                          20.00

     179                          16.50
     180                          38.60
     181
     184                          44.00
     185
     189                                               0   Electric                                            0
     197
     196                            N/A                3   Electric                                            0
     187                          23.77
      49                            N/A                                                                        0
     156                            N/A              N/A                                                       0
      37                          21.64
     129                            N/A              N/A                                                       0
     165                            N/A              N/A                                                       0
      96                            N/A              N/A                                                       0
      98                            N/A              N/A                                                       0
      35                            N/A              N/A                                                       0
     121                            N/A                2   None                                            1,025
      18                            N/A                    Electric, Water, Sewer                              0
      10                          27.19
     106                            N/A              N/A                                                       0
     190                            N/A                0   Electric                                          420
      40                            N/A               No   Electric, Water




     159                            N/A                0   Electric, Gas                                       0
     146                            N/A              N/A                                                       0
     116                           5.02              N/A                                                       0
     140                           7.86
     193                            N/A                    Electric, Water, Sewer                              0
      93                            N/A                                                                        0
     132                          25.23
      60                            N/A               No   Electric, Gas
     182                           5.00
     103                            N/A                                                                        0
      92                            N/A              N/A                                                       0
      90                            N/A              N/A                                                       0
     194                            N/A              N/A                                                       0
     176                            N/A              N/A                                                       0
     151                            N/A              N/A                                                       0
      88                          12.00
      16                          12.57
     195                          15.00

Annex ID   Subject 1BR Avg Rent   Subject 2BR Avg Rent   Subject 3BR Avg Rent   Subject 4BR Avg Rent   Subject 5BR Avg Rent
--------   --------------------   --------------------   --------------------   --------------------   --------------------
     157                     70                     71                     72                     73                     74
       1                  1,377                  1,528                  1,983                      0

       2
       3
       4
       6

       8                    771                  1,048                  1,485                      0
       9                    762                    876                  1,328                      0
      11

      15
    15.1
    15.2

      20
      21
      22
      23
      24
      26                    533                    635                    830                      0
      31
      33                    551                    670                    823                    992
    33.1                    502                    639                    806                    992
    33.2                    588                    724                    841                      0
      36                    691                    910                  1,152                      0
    36.1                    718                    950                  1,226                      0
    36.2                    665                    848                    957                      0
      39                    630                    721                    903                      0
      41                    795                    950                      0                      0
      47                    754                    921                  1,031                      0
      48
    48.1
    48.2
      51
                            404                    513                    636
      54                    428                    555                    755                      0
      55                    396                    535                      0                      0
      56                    398                    498                    591                      0
      57                    405                    464                    611                      0
      58
      59
      62
      63
      67

      71
      72                    631                    711                      0                      0
      78                    539                    703                    798                      0
      84
      85
      91
    91.1
    91.2
      97                    595                    708                      0                      0
      99
     117                    590                    699                      0                      0
     122
     124
     130                    673                    771                    911                      0
     131
     138                    980                  1,077                  1,230                      0
     142                    483                    634                      0                      0
     145
     148
     152
     168
     171
     175
     177
     183
     186                  1,200                  1,500                      0                      0
     188                      0                  1,343                      0                      0
     191
     192                  1,050                  1,300                      0                      0
       5
       7
     7.1
     7.2
     7.3
     7.4
      12

      13
      14

      17
      19
      25

      27

      28

      29

      30

      32
      34                      0                    745                    996                  1,152                      0
      38
      42
      43
      44                    749                    916                  1,161                  1,398                      0

      45                    715                    871                  1,018                      0                      0








      46

    46.1
    46.2
      50
      52
      53
      61                    615                    841                  1,010                  1,385                      0
      64
      65

      66
      68
      69
    69.1
    69.2
    69.3
    69.4
    69.5
      70
      73                    455                    765                    979                  1,107                  1,411





      74
      75
      76
      77

      79
      80                    648                    752                    874                      0                      0
      81
      82                    782                    911                      0                      0                      0
      83                    436                    537                    423                      0                      0
      86

      87
      89
      94                    544                    654                      0                      0                      0
      95
     100
     101                    531                    682                      0                      0                      0
     102                    659                    998                  1,122                      0                      0
     104
     105
     107
     108

     109
     110
     111
     112

     113
     114
   114.1
   114.2
     115
     120
     119
     118




     123
     125                    627                    720                    829                      0                      0
     126
     127
     128
     133
     134

     135
     136
     137
     139
     141
     143
     144
     147
     149
     150
     153
     154
     155
     157
     158
     160
     161
     162
     163
     164
     166                    812                      0                      0                      0                      0
     167                    549                    612                      0                      0                      0
     169
     170                    550                    645                    754                      0                      0
     172
     173
     174
     178

     179
     180
     181
     184
     185
     189                    637                    708                    773                      0                      0
     197
     196                    448                    630                      0                      0
     187
      49                      0                      0                      0                      0
     156                      0                      0                      0                      0
      37
     129                      0                      0                      0                      0
     165                      0                      0                      0                      0
      96                      0                      0                      0                      0
      98                      0                      0                      0                      0
      35                      0                      0                      0                      0
     121                  1,053                  1,272
      18                    696                    949                  1,295                      0
      10
     106                      0                      0                      0                      0
     190                    610                    684                      0                      0
      40                    899                  1,403                  1,787                  2,125




     159                    679                    958                      0                      0
     146                      0                      0                      0                      0
     116                      0                      0                      0                      0
     140
     193                      0                    566                    678                      0
      93                      0                      0                      0                      0
     132
      60                    735                    876                  1,000
     182
     103                      0                      0                      0                      0
      92                      0                      0                      0                      0
      90                      0                      0                      0                      0
     194                      0                      0                      0                      0
     176                      0                      0                      0                      0
     151                      0                      0                      0                      0
      88
      16
     195

Annex ID   Subject Studio Max Rent   Subject 1BR Max Rent   Subject 2BR Max Rent   Subject 3BR Max Rent
--------   -----------------------   --------------------   --------------------   --------------------
     157                        75                     76                     77                     78
       1                     1,400                  2,256                  3,847                  3,003

       2
       3
       4
       6

       8                         0                    900                  1,235                  1,485
       9                         0                    870                  1,050                  1,440
      11

      15
    15.1
    15.2

      20
      21
      22
      23
      24
      26                       550                    915                  1,025                  1,178
      31
      33                         0                    669                    920                    980
    33.1                         0                    640                    700                    925
    33.2                         0                    669                    920                    980
      36                       745                    830                  1,010                  1,300
    36.1                         0                    890                  1,010                  1,300
    36.2                       745                    700                    900                  1,019
      39                         0                    770                    841                    989
      41                         0                    795                    950                      0
      47                         0                    754                    925                  1,100
      48
    48.1
    48.2
      51
                                                      510                    660                    805
      54                         0                    510                    660                    805
      55                         0                    480                    610                      0
      56                         0                    447                    562                    675
      57                         0                    435                    525                    625
      58
      59
      62
      63
      67

      71
      72                         0                    802                    916                      0
      78                         0                    600                    750                    850
      84
      85
      91
    91.1
    91.2
      97                         0                    699                    819                      0
      99
     117                         0                    830                    884                      0
     122
     124
     130                         0                    675                    775                    925
     131
     138                         0                  1,020                  1,145                  1,270
     142                         0                    525                    670                      0
     145
     148
     152
     168
     171
     175
     177
     183
     186                         0                  1,200                  1,500                      0
     188                         0                      0                  1,550                      0
     191
     192                       800                  1,050                  1,300                      0
       5
       7
     7.1
     7.2
     7.3
     7.4
      12

      13
      14

      17
      19
      25

      27

      28

      29

      30

      32
      34                         0                      0                  1,200                  1,280
      38
      42
      43
      44                         0                    790                  1,118                  1,399

      45                         0                    820                  1,050                  1,050








      46

    46.1
    46.2
      50
      52
      53
      61                         0                    666                    952                  1,124
      64
      65

      66
      68
      69
    69.1
    69.2
    69.3
    69.4
    69.5
      70
      73                       576                    705                    905                  1,235





      74
      75
      76
      77

      79
      80                         0                    655                    775                  1,350
      81
      82                         0                    925                  1,060                      0
      83                       380                    495                    640                    650
      86

      87
      89
      94                       580                    735                    735                      0
      95
     100
     101                         0                    655                    865                      0
     102                         0                    725                  1,145                  1,405
     104
     105
     107
     108

     109
     110
     111
     112

     113
     114
   114.1
   114.2
     115
     120
     119
     118




     123
     125                         0                    660                    765                    875
     126
     127
     128
     133
     134

     135
     136
     137
     139
     141
     143
     144
     147
     149
     150
     153
     154
     155
     157
     158
     160
     161
     162
     163
     164
     166                       850                    995                      0                      0
     167                         0                    595                    670                      0
     169
     170                         0                    635                    815                    830
     172
     173
     174
     178

     179
     180
     181
     184
     185
     189                         0                    645                    730                    795
     197
     196                         0                    525                    630                      0
     187
      49                         0                      0                      0                      0
     156                         0                      0                      0                      0
      37
     129                         0                      0                      0                      0
     165                         0                      0                      0                      0
      96                         0                      0                      0                      0
      98                         0                      0                      0                      0
      35                         0                      0                      0                      0
     121                     1,025                  1,066                  1,272
      18                         0                    969                  1,245                  1,295
      10
     106                         0                      0                      0                      0
     190                       420                    610                    720                      0
      40                                              990                  1,450                  2,100




     159                         0                    679                  1,059                      0
     146                         0                      0                      0                      0
     116                         0                      0                      0                      0
     140
     193                         0                      0                    584                    695
      93                         0                      0                      0                      0
     132
      60                                              740                    950                  1,200
     182
     103                         0                      0                      0                      0
      92                         0                      0                      0                      0
      90                         0                      0                      0                      0
     194                         0                      0                      0                      0
     176                         0                      0                      0                      0
     151                         0                      0                      0                      0
      88
      16
     195

Annex ID   Subject 4BR Max Rent   Subject 5BR Max Rent   Subject Studio Units   Subject 1BR Units   Subject 2BR Units
--------   --------------------   --------------------   --------------------   -----------------   -----------------
     157                     79                     80                     81                  82                  83
       1                      0                                            11               1,116               1,859

       2
       3
       4
       6
                                                                            0                 306                 287
       8                      0                                             0                 222                 159
       9                      0                                             0                  84                 128
      11

      15
    15.1
    15.2

      20
      21
      22
      23
      24
      26                      0                                            20                 234                 246
      31
      33                    992                                             0                 273                 285
    33.1                    992                                             0                 117                 183
    33.2                      0                                             0                 156                 102
      36                      0                                            44                 200                 156
    36.1                      0                                             0                  96                  96
    36.2                      0                                            44                 104                  60
      39                      0                                             0                  96                 216
      41                      0                                             0                 148                 148
      47                      0                                             0                  60                 252
      48
    48.1
    48.2
      51
                                                                            0                 314                 416
      54                      0                                             0                  72                 132
      55                      0                                             0                 176                  60
      56                      0                                             0                  34                 128
      57                      0                                             0                  32                  96
      58
      59
      62
      63
      67

      71
      72                      0                                             0                  66                 198
      78                      0                                             0                 132                  66
      84
      85
      91
    91.1
    91.2
      97                      0                                             0                  44                 128
      99
     117                      0                                             0                  98                  96
     122
     124
     130                      0                                             0                  42                  60
     131
     138                      0                                             0                  12                  38
     142                      0                                             0                  92                  44
     145
     148
     152
     168
     171
     175
     177
     183
     186                      0                                             0                  69                  30
     188                      0                                             0                   0                  30
     191
     192                      0                                            18                  62                  30
       5
       7
     7.1
     7.2
     7.3
     7.4
      12

      13
      14

      17
      19
      25

      27

      28

      29

      30

      32
      34                  2,000                      0                      0                   0                 102
      38
      42
      43
      44                  1,723                      0                      0                  24                 132

      45                      0                      0                      0                 122                 186








      46

    46.1
    46.2
      50
      52
      53
      61                  1,473                      0                      0                  36                  74
      64
      65

      66
      68
      69
    69.1
    69.2
    69.3
    69.4
    69.5
      70
      73                  1,379                  1,570                      4                  73                  41





      74
      75
      76
      77

      79
      80                      0                      0                      0                  63                 161
      81
      82                      0                      0                      0                 144                 112
      83                      0                      0                     16                 212                 232
      86

      87
      89
      94                      0                      0                     18                 172                 147
      95
     100
     101                      0                      0                      0                 168                 120
     102                      0                      0                      0                  48                  44
     104
     105
     107
     108

     109
     110
     111
     112

     113
     114
   114.1
   114.2
     115
     120
     119
     118




     123
     125                      0                      0                      0                  48                  64
     126
     127
     128
     133
     134

     135
     136
     137
     139
     141
     143
     144
     147
     149
     150
     153
     154
     155
     157
     158
     160
     161
     162
     163
     164
     166                      0                      0                     19                  30                   0
     167                      0                      0                      0                  62                  76
     169
     170                      0                      0                      0                  40                  63
     172
     173
     174
     178

     179
     180
     181
     184
     185
     189                      0                      0                      0                  24                  56
     197
     196                      0                                             0                 110                  10
     187
      49                      0                                             0                   0                   0
     156                      0                                             0                   0                   0
      37
     129                      0                                             0                   0                   0
     165                      0                                             0                   0                   0
      96                      0                                             0                   0                   0
      98                      0                                             0                   0                   0
      35                      0                                             0                   0                   0
     121                      0                                            48                  75                   7
      18                      0                                             0                 246                 172
      10
     106                      0                                             0                   0                   0
     190                      0                                             2                   6                  64
      40                  2,150                                                                49                  36




     159                      0                                             0                  20                  64
     146                      0                                             0                   0                   0
     116                      0                                             0                   0                   0
     140
     193                      0                                             0                   0                  60
      93                      0                                             0                   0                   0
     132
      60                                                                                       84                 228
     182
     103                      0                                             0                   0                   0
      92                      0                                             0                   0                   0
      90                      0                                             0                   0                   0
     194                      0                                             0                   0                   0
     176                      0                                             0                   0                   0
     151                      0                                             0                   0                   0
      88
      16
     195

Annex ID   Subject 3BR Units   Subject 4BR Units   Subject 5BR Units   Current Operating Statements Date
--------   -----------------   -----------------   -----------------   ---------------------------------
     157                  84                  85                  86                                  87
       1                 235                   0                       T-12 5/31/2005

       2                                                               Ann. 9/30/2005
       3                                                               Ann. 11/30/2005
       4                                                               T-12 10/31/2005
       6
                          58                   0                       Various
       8                  18                   0                       T-12 9/30/2005
       9                  40                   0                       T-12 10/31/2005
      11                                                               Ann. 11/30/2005

      15                                                               Ann. 6/30/2005
    15.1                                                               Ann. 6/30/2005
    15.2                                                               Ann. 6/30/2005
                                                                       T-12 11/30/2005
      20                                                               T-12 11/30/2005
      21                                                               T-12 11/30/2005
      22                                                               T-12 11/30/2005
      23                                                               T-12 11/30/2005
      24                                                               T-12 11/30/2005
      26                  72                   0                       T-12 9/30/2005
      31                                                               T-12 7/31/2005
      33                  87                   4                       Various
    33.1                  45                   4                       12/31/2005
    33.2                  42                   0                       12/25/2005
      36                  44                   0                       T-12 10/31/2005
    36.1                  32                   0                       T-12 10/31/2005
    36.2                  12                   0                       T-12 10/31/2005
      39                  48                   0                       T-12 11/30/2005
      41                   0                   0                       T-12 9/30/2005
      47                 104                   0                       T-12 11/30/2005
      48                                                               12/31/2005
    48.1                                                               12/31/2005
    48.2                                                               12/31/2005
      51                                                               12/31/2005
                          34                   0                       Ann. 11/30/2005
      54                   8                   0                       Ann. 11/30/2005
      55                   0                   0                       Ann. 11/30/2005
      56                  18                   0                       Ann. 11/30/2005
      57                   8                   0                       Ann. 11/30/2005
      58
      59                                                               T-12 11/30/2005
      62                                                               Ann. 11/30/2005
      63                                                               12/31/2005
      67                                                               Ann. 9/30/2005

      71                                                               Ann. 9/30/2005
      72                   0                   0                       T-12 11/30/2005
      78                  66                   0                       T-12 11/30/2005
      84                                                               12/31/2005
      85                                                               12/31/2005
      91                                                               Ann. 11/30/2005
    91.1                                                               Ann. 11/30/2005
    91.2                                                               Ann. 11/30/2005
      97                   0                   0                       T-12 11/30/2005
      99                                                               T-12 11/30/2005
     117                   0                   0                       T-12 9/30/2005
     122                                                               Ann. 8/31/2005
     124                                                               Ann. 9/30/2005
     130                  18                   0                       Ann. 12/31/2005
     131                                                               T-12 11/30/2005
     138                  14                   0                       Ann. 11/30/2005
     142                   0                   0                       T-12 11/30/2005
     145                                                               Ann. 11/30/2005
     148                                                               Ann. 11/30/2005
     152                                                               Ann. 7/31/2005
     168
     171                                                               12/31/2005
     175
     177                                                               T-12 10/31/2005
     183                                                               Ann. 9/30/2005
     186                   0                   0
     188                   0                   0
     191                                                               Ann. 11/1/2005
     192                   0                   0
       5                                                               T-12 8/31/2005
       7                                                               Ann. 7/31/2005
     7.1                                                               Ann. 7/31/2005
     7.2                                                               Ann. 7/31/2005
     7.3                                                               Ann. 7/31/2005
     7.4                                                               Ann. 7/31/2005
      12

      13                                                               Ann. 6/30/2005
      14                                                               Ann. 8/31/2005

      17                                                               Ann. 6/30/2005
      19                                                               T-12 6/30/2005
      25                                                               Ann. 7/31/2005
                                                                       Ann. 10/31/2005
      27                                                               Ann. 10/31/2005

      28                                                               Ann. 10/31/2005

      29                                                               Ann. 10/31/2005

      30                                                               Ann. 10/31/2005

      32                                                               Ann. 7/31/2005
      34                 102                 156                   0   T-12 10/31/2005
      38                                                               T-12 9/30/2005
      42
      43                                                               T-12 8/31/2005
      44                  84                  84                   0   T-12 7/31/2005

      45                  16                   0                   0   T-12 9/30/2005








      46                                                               Ann. 10/31/2005

    46.1                                                               Ann. 10/31/2005
    46.2                                                               Ann. 10/31/2005
      50                                                               Ann. 5/31/2005
      52                                                               Ann. 9/30/2005
      53                                                               T-12 6/30/2005
      61                  74                  74                   0   T-12 4/30/2005
      64                                                               Ann. 8/31/2005
      65

      66
      68
      69                                                               T-12 8/31/2005
    69.1                                                               T-12 8/31/2005
    69.2                                                               T-12 8/31/2005
    69.3                                                               T-12 8/31/2005
    69.4                                                               T-12 8/31/2005
    69.5                                                               T-12 8/31/2005
      70                                                               Ann. 7/31/2005
      73                  57                  24                  10   T-12 7/31/2005





      74                                                               Ann. 6/30/2005
      75                                                               Ann. 7/31/2005
      76
      77

      79                                                               T-12 6/30/2005
      80                  26                   0                   0   T-12 10/31/2005
      81
      82                   0                   0                   0   Ann. 5/31/2005
      83                   6                   0                   0   T-12 6/30/2005
      86

      87                                                               T-12 6/30/2005
      89                                                               Ann. 7/31/2005
      94                   0                   0                   0   T-12 9/30/2005
      95                                                               Ann. 7/31/2005
     100                                                               Ann. 9/30/2005
     101                   0                   0                   0   T-12 9/25/2005
     102                  38                   0                   0   Ann. 8/31/2005
     104                                                               Ann. 3/31/2005
     105
     107                                                               Ann. 6/30/2005
     108                                                               Ann. 9/30/2005

     109                                                               T-12 9/30/2005
     110                                                               Ann. 4/30/2005
     111                                                               Ann. 8/31/2005
     112

     113                                                               Ann. 7/31/2005
     114                                                               T-12 8/31/2005
   114.1
   114.2
     115
     120                                                               T-12 7/31/2005
     119                                                               T-12 7/31/2005
     118                                                               Ann. 7/31/2005




     123                                                               T-12 9/30/2005
     125                  48                   0                   0   T-12 8/31/2005
     126                                                               T-12 7/31/2005
     127                                                               Ann. 6/30/2005
     128                                                               Ann. 9/30/2005
     133
     134                                                               Ann. 9/30/2005

     135                                                               Ann. 5/31/2005
     136                                                               Ann. 9/30/2005
     137
     139                                                               Ann. 8/31/2005
     141                                                               T-12 8/30/2005
     143                                                               Ann. 6/30/2005
     144                                                               Ann. 5/31/2005
     147                                                               T-12 6/30/2005
     149                                                               T-12 8/31/2005
     150                                                               T-12 9/30/2005
     153
     154                                                               T-12 5/31/2005
     155
     157                                                               Ann. 9/30/2005
     158                                                               T-12 6/30/2005
     160                                                               T-12 5/31/2005
     161                                                               T-12 7/31/2005
     162                                                               T-12 5/31/2005
     163                                                               Ann. 11/30/2005
     164                                                               T-12 5/31/2005
     166                   0                   0                   0   T-12 7/31/2005
     167                   0                   0                   0   Ann. 3/31/2005
     169                                                               Ann. 9/30/2005
     170                  12                   0                   0   Ann. 3/31/2005
     172                                                               Ann. 6/30/2005
     173
     174                                                               Ann. 7/31/2005
     178                                                               Ann. 11/30/2005

     179                                                               Ann. 5/31/2005
     180
     181                                                               Ann. 7/31/2005
     184                                                               Ann. 9/30/2005
     185                                                               Ann. 7/31/2005
     189                  16                   0                   0   T-12 8/31/2005
     197                                                               T-12 5/31/2005
     196                   0                   0                       Ann. 9/30/2005
     187                                                               Ann. 10/31/2005
      49                   0                   0
     156                   0                   0                       T-12 11/30/2005
      37                                                               Ann. 11/30/2005
     129                   0                   0                       Ann. 9/30/2005
     165                   0                   0                       T-12 10/31/2005
      96                   0                   0                       T-12 9/30/2005
      98                   0                   0                       T-12 9/30/2005
      35                   0                   0
     121                   0                                           T-12 11/30/2005
      18                  16                   0                       Ann. 9/30/2005
      10                                                               Ann. 9/30/2005
     106                   0                   0                       T-12 10/31/2005
     190                   0                   0                       Ann. 10/31/2005
      40                  74                  22




     159                   0                   0                       Ann. 9/30/2005
     146                   0                   0
     116                   0                   0                       Ann. 10/31/2005
     140                                                               Ann. 8/31/2005
     193                  12                   0                       Ann. 9/30/2005
      93                   0                   0
     132                                                               Ann. 11/30/2005
      60                  48                                           Ann. 12/31/2005
     182                                                               Ann. 12/31/2005
     103                   0                   0                       Ann. 9/30/2005
      92                   0                   0                       T-12 10/31/2005
      90                   0                   0                       T-12 10/31/2005
     194                   0                   0                       T-12 9/30/2005
     176                   0                   0                       T-12 9/30/2005
     151                   0                   0                       T-12 9/30/2005
      88                                                               Ann. 10/31/2005
      16                                                               Ann. 11/30/2005
     195                                                               Ann. 10/31/2005

Annex ID   Rolling 12 NOI 2005   Second Most Recent Operating Stmt Date      2004
--------   -------------------   --------------------------------------   ----------
     157                    88                                       89           90
       1            30,582,043   12/31/2004                               31,271,530

       2            11,581,748   12/31/2004                               10,141,450
       3            10,901,821   12/31/2004                               10,762,400
       4             7,281,000   12/31/2004                                5,409,000
       6
                     4,427,760   12/31/2004                                3,613,530
       8             2,646,148   12/31/2004                                1,887,787
       9             1,781,612   12/31/2004                                1,725,743
      11             5,388,132   12/31/2004                                5,055,068

      15             8,935,086   12/31/2004                                8,753,171
    15.1             5,170,330   12/31/2004                                5,081,700
    15.2             3,764,756   12/31/2004                                3,671,471
                     3,305,023   12/31/2004                                2,884,203
      20             1,356,572   12/31/2004                                1,484,413
      21               597,650   12/31/2004                                  626,437
      22               519,222   12/31/2004                                   84,340
      23               463,664   12/31/2004                                  415,933
      24               367,915   12/31/2004                                  273,080
      26             2,722,433   12/31/2004                                2,680,427
      31             3,390,743   12/31/2004                                3,247,085
      33             2,520,979   12/31/2004                                2,437,658
    33.1             1,499,574   12/31/2004                                1,353,155
    33.2             1,021,405   12/31/2004                                1,084,503
      36             2,249,873   12/31/2004                                2,137,221
    36.1             1,105,503   12/31/2004                                1,264,312
    36.2             1,144,370   12/31/2004                                  872,909
      39             2,133,526   12/31/2004                                2,030,117
      41             1,707,136   12/31/2004                                1,666,384
      47             1,531,278   12/31/2004                                1,448,681
      48             1,819,533   12/31/2004                                1,822,601
    48.1             1,552,334   12/31/2004                                1,548,963
    48.2               267,200   12/31/2004                                  273,638
      51             1,704,743   12/31/2004                                1,649,102
                     1,637,263   12/31/2004                                1,576,499
      54               520,447   12/31/2004                                  529,138
      55               501,960   12/31/2004                                  451,894
      56               392,703   12/31/2004                                  363,476
      57               222,153   12/31/2004                                  231,991
      58
      59             1,445,500   12/31/2004                                1,133,236
      62             2,222,951   12/31/2004                                2,223,685
      63             1,079,121
      67               554,669   12/31/2004                                  836,885

      71               422,281
      72             1,241,001   12/31/2004                                1,290,495
      78               901,358   12/31/2004                                  594,872
      84             1,133,313   12/31/2004                                1,152,861
      85             1,031,800   12/31/2004                                1,056,879
      91             1,249,237   12/31/2004                                1,177,576
    91.1               781,107   12/31/2004                                  679,910
    91.2               468,130   12/31/2004                                  497,666
      97               905,581   12/31/2004                                  879,277
      99               873,854   12/31/2004                                  904,194
     117               678,553   12/31/2004                                  670,423
     122               773,649   12/31/2004                                  710,254
     124               567,141   12/31/2004                                  578,936
     130               658,852
     131             1,124,220   12/31/2004                                  758,817
     138               596,064
     142               404,872
     145               509,097   12/31/2004                                  486,500
     148               315,742
     152               513,609   12/31/2004                                  591,942
     168
     171               524,862   12/31/2004                                  544,477
     175
     177               375,903   12/31/2004                                  371,160
     183               255,232   12/31/2004                                  292,812
     186
     188
     191               349,574   12/31/2004                                  343,303
     192
       5             6,758,271   12/31/2004                                7,049,946
       7             5,916,378   12/31/2004                                6,048,954
     7.1             2,450,067   12/31/2004                                2,619,439
     7.2             1,594,454   12/31/2004                                1,708,218
     7.3             1,094,753   12/31/2004                                1,010,642
     7.4               777,105   12/31/2004                                  710,655
      12

      13             4,953,742   12/31/2004                                4,959,716
      14             3,785,139   12/31/2004                                3,465,936

      17             4,526,964   12/31/2004                                5,546,907
      19             2,114,305   12/31/2004                                2,087,544
      25             3,218,417   12/31/2004                                3,147,267
                     3,022,781   12/31/2004                                3,022,781
      27               826,361   12/31/2004                                  826,361

      28               773,356   12/31/2004                                  773,356

      29               847,188   12/31/2004                                  847,188

      30               575,876   12/31/2004                                  575,876

      32             3,056,382   12/31/2004                                3,055,611
      34             2,010,240   12/31/2004                                2,006,684
      38             2,388,537   12/31/2004                                2,176,838
      42
      43             1,845,775   12/31/2004                                1,846,773
      44             1,972,520   12/31/2004                                1,738,426

      45             1,611,491   12/31/2004                                1,684,434








      46             1,999,241   12/31/2004                                1,985,598

    46.1             1,144,784   12/31/2004                                1,161,077
    46.2               854,457   12/31/2004                                  824,521
      50             2,404,384   12/31/2004                                1,974,231
      52             1,538,720
      53             1,607,428   12/31/2004                                1,717,478
      61             1,469,892   12/31/2004                                1,553,221
      64             1,541,919
      65

      66
      68
      69             2,165,807   12/31/2004                                2,288,896
    69.1               664,907   12/31/2004                                  674,746
    69.2               515,259   12/31/2004                                  609,352
    69.3               443,874   12/31/2004                                  457,726
    69.4               319,000   12/31/2004                                  313,047
    69.5               222,767   12/31/2004                                  234,025
      70             1,281,712   12/31/2004                                1,179,880
      73             1,073,713   12/31/2004                                  926,158





      74             1,078,143
      75             1,253,110   12/31/2004                                1,167,809
      76
      77

      79             1,134,679   12/31/2004                                1,138,434
      80               985,397   12/31/2004                                1,033,067
      81
      82             1,075,108   12/31/2004                                1,126,963
      83             1,363,398   12/31/2004                                1,183,691
      86

      87             1,041,405   12/31/2004                                1,141,384
      89             1,297,883   12/31/2004                                  975,223
      94               626,789   Ann. 8/31/2004                              783,006
      95             1,168,039   12/31/2004                                  854,512
     100             1,076,102   12/31/2004                                  994,416
     101               889,141   12/31/2004                                  863,149
     102               754,203
     104               893,126   12/31/2004                                  879,002
     105
     107             1,147,479   12/31/2004                                1,104,219
     108               586,043

     109             1,480,407   Ann. 12/31/2004 (6 mos)                     792,028
     110             1,176,483   12/31/2004                                  720,955
     111               875,667   12/31/2004                                  928,918
     112

     113               853,134   12/31/2004                                  790,686
     114               713,518   Ann. 12/31/2004 (9 mos)                     721,968
   114.1
   114.2
     115
     120             1,000,552   12/31/2004                                  827,780
     119               743,564   12/31/2004                                  586,410
     118               769,533   12/31/2004                                  700,208




     123               797,641   12/31/2004                                  794,972
     125               775,043   12/31/2004                                  761,269
     126               621,222   12/31/2004                                  643,746
     127               709,243   12/31/2004                                  839,300
     128               829,043   12/31/2004                                  748,954
     133
     134               786,345   12/31/2004                                  714,913

     135               646,934   12/31/2004                                  646,935
     136               694,606   12/31/2004                                  638,925
     137
     139               786,067   12/31/2004                                  630,853
     141               704,269   12/31/2004                                  543,423
     143               496,772
     144               561,679   12/31/2004                                  561,680
     147               629,824   12/31/2004                                  610,881
     149               443,079   12/31/2004                                  427,146
     150               516,361   12/31/2004                                  543,227
     153
     154               703,767   12/31/2004                                  710,155
     155
     157               278,187   12/31/2004                                  216,352
     158               388,815   12/31/2004                                  405,128
     160               875,487   12/31/2004                                  820,170
     161               836,784   12/31/2004                                  584,983
     162               857,511   12/31/2004                                  781,339
     163               362,618   Ann. 9/30/2005                              364,410
     164               604,653   12/31/2004                                  593,126
     166               291,160   12/31/2004                                  296,234
     167               406,360   12/31/2004                                  302,421
     169               553,041
     170               425,390   12/31/2004                                  374,266
     172               339,363   12/31/2004                                  291,741
     173
     174               389,556
     178               217,595   12/31/2004                                   82,757

     179               470,770   12/31/2004                                  415,721
     180
     181               342,555
     184               220,008
     185               574,954   12/31/2004                                  586,881
     189               381,731   12/31/2004                                  361,309
     197               300,455   12/31/2004                                  269,652
     196               293,588   12/31/2004                                  395,649
     187               338,633   12/31/2004                                  338,546
      49   N/A                   N/A                                             N/A
     156               877,591   12/31/2004                                  734,486
      37             2,096,226   12/31/2004                                1,912,434
     129               788,031   12/31/2004                                  631,265
     165               648,571   12/31/2004                                  393,371
      96             1,270,597   12/31/2004                                1,141,389
      98             1,229,607   12/31/2004                                1,061,407
      35   N/A                   N/A                                             N/A
     121               780,681   12/31/2004                                  750,711
      18             1,685,902   12/31/2004                                1,535,902
      10             4,432,422   12/31/2004                                2,728,172
     106             1,242,869   12/31/2004                                  886,193
     190               263,471   N/A                                             N/A
      40   N/A                   12/31/2004                                1,144,950




     159               503,871   12/31/2004                                  425,982
     146
     116               643,259   12/31/2004                                  446,608
     140               585,516   12/31/2004                                  537,533
     193               326,892   12/31/2004                                  303,644
      93   N/A                   N/A                                             N/A
     132               681,065   N/A                                             N/A
      60             1,467,726   12/31/2004                                1,519,964
     182               353,702   N/A                                             N/A
     103               441,784   N/A                                             N/A
      92             1,215,675   12/31/2004                                1,231,255
      90             1,314,718   12/31/2004                                1,171,349
     194               418,492   12/31/2004                                  251,039
     176               431,947   12/31/2004                                  345,423
     151               593,665   12/31/2004                                  667,650
      88               978,215   12/31/2004                                  928,746
      16             3,438,369   12/31/2004                                3,506,347
     195               103,596   N/A                                             N/A

Annex ID   Third Most Recent Operating Stmt Date      2003      Fourth Most Recent Operating Statement Date      2002
--------   -------------------------------------   ----------   -------------------------------------------   ----------
     157                                      91           92                                            93           94
       1   12/31/2003                              23,556,197   12/31/2002                                    24,584,225

       2
       3   12/31/2003                              11,188,400   12/31/2002                                    12,137,000
       4   12/31/2003                               4,312,000   12/31/2002                                     4,521,000
       6
           12/31/2003                               3,246,947
       8   12/31/2003                               1,644,562
       9   12/31/2003                               1,602,385
      11

      15   12/31/2003                               8,834,696
    15.1   12/31/2003                               4,971,340
    15.2   12/31/2003                               3,863,355
           12/31/2003                               2,159,307
      20   12/31/2003                               1,288,685
      21   12/31/2003                                 343,813
      22
      23   12/31/2003                                 286,158
      24   12/31/2003                                 240,651
      26   12/31/2003                               2,496,151
      31   12/31/2003                               3,527,169   12/31/2002                                     3,125,219
      33   12/31/2003                               2,395,403
    33.1   12/31/2003                               1,289,416
    33.2   12/31/2003                               1,105,987
      36   12/31/2003                               2,098,386
    36.1   12/31/2003                               1,128,161
    36.2   12/31/2003                                 970,225
      39   12/31/2003                               1,929,943
      41   12/31/2003                               1,249,696
      47   12/31/2003                               1,241,112
      48   12/31/2003                               1,861,990
    48.1   12/31/2003                               1,609,350
    48.2   12/31/2003                                 252,640
      51   12/31/2003                               1,545,191   12/31/2002                                     1,343,502
           12/31/2003                               1,512,536
      54   12/31/2003                                 565,703
      55   12/31/2003                                 508,778
      56   12/31/2003                                 330,365
      57   12/31/2003                                 107,690
      58
      59   12/31/2003                                 984,089
      62   12/31/2003                               2,127,808
      63
      67   12/31/2003                                 447,335

      71
      72   12/31/2003                               1,317,654
      78   12/31/2003                                 990,491
      84   12/31/2003                               1,230,322
      85   12/31/2003                               1,169,742
      91   12/31/2003                               1,082,413
    91.1   12/31/2003                                 624,422
    91.2   12/31/2003                                 457,991
      97   12/31/2003                                 852,542
      99   12/31/2003                                 939,324   12/31/2002                                       939,739
     117   12/31/2003                                 626,806
     122   12/31/2003                                 595,532
     124   12/31/2003                                 581,499
     130
     131
     138
     142
     145   12/31/2003                                 478,700
     148
     152   12/31/2003                                 506,974
     168
     171   12/31/2003                                 560,941   12/31/2002                                       481,441
     175
     177   12/31/2003                                 369,058   12/31/2002                                       366,522
     183
     186
     188
     191   12/31/2003                                 322,961
     192
       5   12/31/2003                               7,086,396
       7   12/31/2003                               7,135,550
     7.1   12/31/2003                               3,573,246
     7.2   12/31/2003                               1,633,769
     7.3   12/31/2003                               1,156,783
     7.4   12/31/2003                                 771,752
      12

      13   12/31/2003                               4,755,977
      14   12/31/2003                               2,929,194

      17   12/31/2003                               4,835,179
      19   12/31/2003                               3,655,012
      25   12/31/2003                               3,127,290
           12/31/2003                               2,903,166
      27   12/31/2003                                 792,087

      28   12/31/2003                                 741,088

      29   12/31/2003                                 818,145

      30   12/31/2003                                 551,846

      32   12/31/2003                               2,970,796
      34   12/31/2003                               2,718,486
      38   12/31/2003                               2,122,049
      42
      43   12/31/2003                               1,827,322
      44   12/31/2003                               1,650,309

      45   12/31/2003                               1,607,107








      46   12/31/2003                               1,957,898

    46.1   12/31/2003                               1,123,142
    46.2   12/31/2003                                 834,756
      50   12/31/2003                               2,169,154
      52
      53   12/31/2003                               1,185,448
      61   12/31/2003                               1,631,997
      64
      65

      66
      68
      69   12/31/2003                               1,953,177
    69.1   12/31/2003                                 430,604
    69.2   12/31/2003                                 730,817
    69.3   12/31/2003                                 368,533
    69.4   12/31/2003                                 222,464
    69.5   12/31/2003                                 200,759
      70
      73   12/31/2003                                 844,322





      74
      75   12/31/2003                               1,125,856
      76
      77

      79   12/31/2003                               1,085,379
      80   12/31/2003                                 777,303
      81
      82   12/31/2003                               1,256,019
      83   12/31/2003                               1,361,359
      86

      87   12/31/2003                               1,003,491
      89   12/31/2003                                 835,897
      94   12/31/2003                                 817,977
      95   12/31/2003                                 827,817
     100   12/31/2003                                 990,076
     101   12/31/2003                                 642,764
     102
     104   12/31/2003                                 908,442
     105
     107   12/31/2003                               1,148,855
     108

     109
     110   12/31/2003                                 824,730
     111   12/31/2003                                 825,307
     112

     113
     114
   114.1
   114.2
     115
     120   12/31/2003                               1,063,038
     119
     118   12/31/2003                                 671,417




     123   Ann. 12/31/2003 (6 mos)                    674,932
     125   12/31/2003                                 697,225
     126   12/31/2003                                 648,975
     127   12/31/2003                                 910,066
     128   12/31/2003                                 715,756
     133
     134   12/31/2003                                 571,265

     135
     136   12/31/2003                                 638,925
     137
     139   12/31/2003                                 764,305
     141   12/31/2003                                 476,991
     143
     144
     147   12/31/2003                                 596,296
     149   12/31/2003                                 322,954
     150   12/31/2003                                 521,363
     153
     154   12/31/2003                                 680,273
     155
     157   12/31/2003                                 356,893
     158   12/31/2003                                 427,045
     160   12/31/2003                                 631,393
     161   12/31/2003                                 705,505
     162   12/31/2003                                 491,688
     163
     164   12/31/2003                                 605,240
     166   12/31/2003                                 318,572
     167   12/31/2003                                 382,146
     169
     170   12/31/2003                                 411,308
     172
     173
     174
     178   12/31/2003                                 310,744

     179   12/31/2003                                 284,032
     180
     181
     184
     185   12/31/2003                                 583,036
     189   12/31/2003                                 349,320
     197   12/31/2003                                 350,345
     196   N/A                                            N/A   N/A                                                  N/A
     187   12/31/2003                                 325,750   N/A                                                  N/A
      49   N/A                                            N/A   N/A                                                  N/A
     156   12/31/2003                                 596,252   12/31/2002                                       613,850
      37   12/31/2003                               1,643,742   N/A                                                  N/A
     129   12/31/2003                                 366,878   N/A                                                  N/A
     165   12/31/2003                                 -10,741   N/A                                                  N/A
      96   N/A                                            N/A   N/A                                                  N/A
      98   N/A                                            N/A   N/A                                                  N/A
      35   N/A                                            N/A   N/A                                                  N/A
     121   12/31/2003                                 804,535   N/A                                                  N/A
      18   N/A                                            N/A   N/A                                                  N/A
      10   N/A                                            N/A   N/A                                                  N/A
     106   12/31/2003                                 427,383   N/A                                                  N/A
     190   N/A                                            N/A   N/A                                                  N/A
      40   N/A                                            N/A   N/A                                                  N/A




     159   12/1/2003                                  483,086   N/A                                                  N/A
     146
     116   12/31/2003                                 255,303   N/A                                                  N/A
     140   12/31/2003                                 555,243   N/A                                                  N/A
     193   12/31/2003                                 320,149   12/31/2002                                       316,488
      93   N/A                                            N/A   N/A                                                  N/A
     132   N/A                                            N/A   N/A                                                  N/A
      60   N/A                                            N/A   N/A                                                  N/A
     182   12/31/2003                                 282,354   N/A                                                  N/A
     103   N/A                                            N/A   N/A                                                  N/A
      92   12/31/2003                               1,218,560   12/31/2002                                     1,111,796
      90   12/31/2003                                 950,613   12/31/2002                                       992,588
     194   12/31/2003                                 145,134   N/A                                                  N/A
     176   12/31/2003                                 257,800   N/A                                                  N/A
     151   12/31/2003                                 752,755   N/A                                                  N/A
      88   12/31/2003                                 718,988   N/A                                                  N/A
      16   N/A                                            N/A   N/A                                                  N/A
     195   N/A                                            N/A   N/A                                                  N/A

Annex ID   UW DSCR (Based on UW NCF)   UW Revenue   UW EGI       UW Exp       UW NOI       UW Res    UW TI/LC  UW NCF
--------   -------------------------   ----------   ----------   ----------   ----------   -------   -------   ----------
     157                          95           96           97           98           99       100       101          102
       1                        2.38   61,969,692   63,183,015   21,535,696   41,647,319   805,250         0   40,842,069

       2                        1.66   10,168,430   20,888,009    8,429,304   12,458,705   117,868   335,459   12,005,378
       3                        2.45   15,001,970   17,587,803    6,895,287   10,692,516   174,496   294,527   10,223,493
       4                        1.60   15,989,720   25,447,180   17,511,494    7,935,686   763,415         0    7,172,271
       6                        1.68    4,924,703    9,570,424    3,269,624    6,300,800    60,889   209,097    6,030,814
                                1.25    6,563,216    6,957,276    2,323,305    4,633,971   139,020         0    4,494,951
       8                        1.25    3,993,487    4,209,935    1,272,390    2,937,545    79,800         0    2,857,745
       9                        1.25    2,569,729    2,747,341    1,050,915    1,696,426    59,220         0    1,637,206
      11                        1.50    6,526,476    7,037,985    2,282,211    4,755,774    54,565   229,545    4,471,664

      15                        3.50    8,372,781    9,926,607    1,550,826    8,375,781    33,435   183,004    8,159,342
    15.1                        3.50    4,870,684    5,819,114      948,430    4,870,684    20,818   107,048    4,742,818
    15.2                        3.50    3,502,097    4,107,493      602,396    3,505,097    12,617    75,956    3,416,524
                                1.24    2,957,157    4,287,557    1,277,638    3,009,919    78,008   313,096    2,618,816
      20                        1.24    1,363,537    1,945,643      563,051    1,382,592    33,880   145,929    1,202,783
      21                        1.24      546,674      710,011      191,732      518,279     7,274    69,039      441,966
      22                        1.24      354,779      618,814      181,145      437,670     5,053    47,959      384,657
      23                        1.24      337,750      502,375      165,653      336,722    14,100    21,566      301,056
      24                        1.24      354,417      510,713      176,058      334,656    17,700    28,602      288,354
      26                        1.28    4,005,894    4,535,886    1,810,207    2,725,679   143,000         0    2,582,679
      31                        1.31    4,072,143    7,874,280    5,086,171    2,788,109    54,860   137,619    2,595,631
      33                        1.20    4,481,009    4,811,415    2,293,048    2,518,367   129,800         0    2,388,567
    33.1                        1.20    2,364,914    2,594,876    1,139,479    1,455,397    69,800         0    1,385,597
    33.2                        1.20    2,116,095    2,216,539    1,153,569    1,062,970    60,000         0    1,002,970
      36                        1.21    3,910,096    4,230,552    1,991,135    2,239,417    50,801         0    2,188,616
    36.1                        1.21    2,118,324    2,262,424      974,622    1,287,803    25,800         0    1,262,002
    36.2                        1.21    1,791,772    1,968,128    1,016,513      951,615    25,001         0      926,614
      39                        1.22    2,898,411    3,190,553    1,143,890    2,046,664    81,000         0    1,965,664
      41                        1.20    2,697,044    2,807,729    1,011,069    1,796,660    74,000         0    1,722,660
      47                        1.20    3,179,769    3,279,609    1,564,507    1,715,102    62,001         0    1,653,101
      48                        1.50    1,935,347    2,339,987      507,746    1,832,241    20,634    68,736    1,742,871
    48.1                        1.50    1,644,358    1,995,455      434,659    1,560,796    17,826    52,869    1,490,101
    48.2                        1.50      290,989      344,532       73,087      271,445     2,808    15,867      252,770
      51                        1.21    1,791,012    2,430,875      789,833    1,641,042    17,186    47,583    1,576,273
                                1.24    3,630,192    3,969,742    2,284,643    1,685,099   172,376         0    1,512,723
      54                        1.24    1,115,700    1,215,960      633,382      582,578    46,852         0      535,726
      55                        1.24    1,015,945    1,120,410      666,883      453,527    58,764         0      394,763
      56                        1.24      899,248      978,876      566,155      412,721    38,880         0      373,841
      57                        1.24      599,299      654,496      418,223      236,273    27,880         0      208,393
      58                        1.18    1,252,920    1,606,126      452,578    1,153,548     9,046    16,282    1,128,221
      59                        1.20    2,401,586    2,571,586    1,084,258    1,487,328    15,325    73,687    1,398,316
      62                        1.20    1,578,205    1,996,159      474,889    1,521,270    22,500   100,091    1,398,679
      63                        1.20    2,352,788    2,774,897    1,292,844    1,482,053    21,116    80,580    1,380,357
      67                        1.16    1,175,392    1,418,362      280,702    1,137,659     9,632    42,303    1,085,725

      71                        1.45    1,751,580    1,810,770      663,727    1,147,043     4,289    28,593    1,114,161
      72                        1.20    1,990,881    2,074,718      872,300    1,202,418    59,400         0    1,143,018
      78                        1.21    1,859,494    1,923,808      809,328    1,114,480    42,240         0    1,072,240
      84                        1.61    1,268,405    1,632,783      440,255    1,192,528    18,797    49,958    1,123,773
      85                        1.25    1,783,648    1,795,145      808,976      986,169    17,637    88,183      880,349
      91                        1.28    1,197,332    1,613,729      457,372    1,156,357    24,064    90,239    1,042,055
    91.1                        1.28      727,856    1,010,975      315,226      695,749    16,904    63,389      615,457
    91.2                        1.28      469,476      602,754      142,146      460,608     7,160    26,850      426,598
      97                        1.22    1,286,760    1,413,593      532,719      880,874    38,700         0      842,174
      99                        1.37    1,375,588    1,432,683      577,184      855,499     9,178    37,511      808,810
     117                        1.31    1,218,383    1,390,448      606,937      783,511    53,350         0      730,161
     122                        1.26      689,170      913,355      211,666      701,689     6,899    21,598      673,191
     124                        1.45      683,968      856,747      172,779      683,968    22,176    34,921      626,870
     130                        1.22      991,560    1,044,560      418,750      625,810    24,000         0      601,810
     131                        1.54    4,447,184    6,526,109    5,470,511    1,055,598   261,044         0      794,554
     138                        1.23      768,948      786,948      254,011      532,937    12,800         0      520,137
     142                        1.20      757,269      768,393      261,501      506,892    27,200         0      479,692
     145                        1.22      522,502      621,392      115,513      505,879     4,500    14,252      487,127
     148                        1.24      617,111      625,519      137,939      487,580     1,529    10,484      475,567
     152                        1.27      733,497      744,233      277,201      467,032     7,381         0      459,652
     168                        1.21      401,620      410,620        8,212      402,408     9,000    13,613      379,795
     171                        1.46      505,762      633,991      126,463      507,528    11,056    40,483      455,989
     175                        2.00      507,184      615,550      114,102      501,448     3,398    16,991      481,059
     177                        1.20      404,596      510,034      142,050      367,984     3,221    15,432      349,331
     183                        1.29      357,022      472,572      116,413      356,159     4,364    17,529      334,266
     186                        3.08    1,453,820    1,518,820      759,002      759,818    24,750         0      735,068
     188                        1.28      460,055      460,055      147,811      312,243     7,500         0      304,743
     191                        1.36      375,428      431,500       97,630      333,870    10,644    18,715      304,511
     192                        2.40    1,153,444    1,198,844      688,290      510,554    27,500         0      483,054
       5                        1.29    9,830,456    9,879,038    3,328,216    6,550,821    84,862   471,170    5,994,789
       7                        1.26    8,689,229    8,689,229    3,020,620    5,668,608   100,764   431,758    5,136,087
     7.1                        1.26    3,935,951    3,935,951    1,251,893    2,684,058    53,093   200,101    2,430,864
     7.2                        1.26    2,306,806    2,306,806    1,085,073    1,221,733    21,730   108,381    1,091,622
     7.3                        1.26    1,558,757    1,558,757      464,539    1,094,217    17,582    83,432      993,204
     7.4                        1.26      887,715      887,715      219,115      668,600     8,359    39,844      620,397
      12                        1.32    7,264,486    7,264,486    2,293,861    4,970,625    66,655   579,621    4,324,349

      13                        1.23    7,063,387    7,073,867    3,035,866    4,038,001    51,393   383,228    3,603,380
      14                        1.20    5,878,635    5,931,808    2,231,679    3,700,129    38,592   229,777    3,431,760

      17                        2.14    6,691,467    6,691,467    2,163,822    4,527,646    19,886   213,839    4,293,921
      19                        1.20    5,658,366    5,746,662    2,821,677    2,924,985    60,138   226,692    2,638,156
      25                        1.20    3,664,916    3,664,916      718,905    2,946,010    63,827   227,765    2,654,419
                                1.35    2,872,237    2,872,237       86,167    2,786,070    39,819    72,331    2,673,920
      27                        1.35      785,043      785,043       23,551      761,492    10,797    19,722      730,973

      28                        1.35      734,688      734,688       22,041      712,647    10,225    18,523      683,899

      29                        1.35      805,424      805,424       24,163      781,261     8,563    18,840      753,858

      30                        1.35      547,082      547,082       16,412      530,669    10,234    15,245      505,190

      32                        1.58    4,665,054    5,430,549    2,472,040    2,958,509    52,640   453,991    2,451,877
      34                        1.32    4,535,784    4,535,784    1,737,575    2,798,209   175,770         0    2,622,439
      38                        1.21    3,148,622    3,148,622    1,118,754    2,029,868    31,380    49,062    1,949,427
      42                        1.20    2,439,635    2,439,635      871,065    1,568,570     9,273    36,240    1,523,056
      43                        1.22    2,573,479    2,573,479      876,965    1,696,514    18,052    28,427    1,650,036
      44                        1.31    4,100,843    4,241,491    2,308,922    1,932,568    87,600         0    1,844,968

      45                        1.20    2,582,861    3,018,494    1,359,274    1,659,220    11,016         0    1,648,204








      46                        1.22    2,962,438    2,967,306    1,206,386    1,760,920     2,841    46,162    1,711,917

    46.1                        1.22    1,721,650    1,723,288      695,315    1,027,973     1,688    44,318      981,967
    46.2                        1.22    1,240,788    1,244,018      511,072      732,947     1,153     1,844      729,950
      50                        1.41    3,060,146    3,060,146      961,330    2,098,816   139,966   192,313    1,766,537
      52                        1.25    2,924,695    2,924,695    1,143,461    1,781,235     9,260   147,227    1,624,748
      53                        1.36    2,652,459    2,652,459      871,420    1,781,039    20,367   182,438    1,578,233
      61                        1.23    2,598,133    2,669,228    1,225,867    1,443,361    77,700         0    1,365,661
      64                        1.55    2,525,806    2,525,806      928,485    1,597,320    27,260   166,680    1,403,380
      65                        1.22    1,745,598    1,745,598      399,460    1,346,138    15,596    53,477    1,277,065

      66                        1.24    2,451,949    2,639,160    1,067,628    1,571,532    31,692   148,711    1,391,129
      68                        1.51    2,428,221    2,428,221      646,351    1,781,870    57,869    76,538    1,647,463
      69                        1.60    7,385,549    7,622,695    5,484,421    2,138,274   304,908         0    1,833,366
    69.1                        1.60    2,047,072    2,119,372    1,480,241      639,131    84,775         0      554,356
    69.2                        1.60    1,651,782    1,700,379    1,186,684      513,695    68,015         0      445,680
    69.3                        1.60    1,270,746    1,323,915      884,712      439,202    52,957         0      386,245
    69.4                        1.60    1,372,758    1,401,726    1,052,083      349,644    56,069         0      293,575
    69.5                        1.60    1,043,191    1,077,303      880,701      196,602    43,092         0      153,510
      70                        1.23    1,616,556    1,723,122      503,841    1,219,281     8,810    58,080    1,152,390
      73                        1.33    1,830,442    2,018,782      732,667    1,286,115    68,380         0    1,217,735





      74                        1.20    1,284,420    1,284,420      186,410    1,098,010     1,668         0    1,096,342
      75                        1.22    1,551,274    1,559,774      362,547    1,197,226    25,354    53,909    1,117,964
      76                        1.23    1,491,412    1,491,412      284,942    1,206,469     8,250    39,287    1,158,933
      77                        1.20    1,553,174    1,553,174      352,210    1,200,965    13,125   105,670    1,082,170

      79                        1.26    1,751,408    1,761,464      673,239    1,088,225    13,013    23,020    1,052,191
      80                        1.24    1,995,084    2,028,084      894,234    1,133,850    62,500         0    1,071,350
      81                        1.20    1,092,874    1,092,874       32,786    1,060,088     3,007    21,783    1,035,297
      82                        1.21    2,298,361    2,307,387    1,245,857    1,061,530    73,984         0      987,546
      83                        1.47    2,471,064    2,623,739    1,414,226    1,209,513    39,000         0    1,170,513
      86                        1.26    1,478,898    1,478,898      461,330    1,017,568    11,215    60,086      946,266

      87                        1.42    1,946,070    1,983,345      770,683    1,212,662    17,298   128,857    1,066,507
      89                        1.44    1,662,143    1,662,143      525,086    1,137,057    25,400    65,988    1,045,670
      94                        1.26    2,115,339    2,173,076    1,281,158      891,918    84,250         0      807,668
      95                        1.53    1,848,960    2,034,300    1,065,509      968,791    14,422   112,469      841,900
     100                        1.45    1,299,042    1,301,462      312,045      989,416     7,986    21,951      959,479
     101                        1.20    1,827,861    1,920,899    1,070,174      850,725    72,000         0      778,725
     102                        1.23    1,306,776    1,340,292      506,685      833,608    32,500         0      801,108
     104                        1.21    1,196,314    1,196,314      352,558      843,757     7,762    31,208      804,786
     105                        1.12    1,333,885    1,333,885      678,725      655,160    11,809    68,161      575,190
     107                        1.89    1,651,474    1,651,474      420,176    1,231,298    20,182    75,630    1,135,486
     108                        1.18    1,094,596    1,094,596      314,027      780,569    11,529    34,252      734,788

     109                        1.45    2,845,467    3,077,634    1,963,680    1,113,954   123,105         0      990,849
     110                        1.44    1,382,537    1,385,833      426,190      959,643    23,110    86,944      849,589
     111                        1.22      966,409      966,409      175,933      790,476     6,805    45,365      738,307
     112                        1.34    1,565,727    1,565,727      635,443      930,284    16,538   125,968      787,778

     113                        1.26    1,027,254    1,027,254      271,560      755,694    19,445    59,106      677,143
     114                        1.24      922,486      922,486      204,545      717,941    14,583    27,711      675,647
   114.1                        1.24
   114.2                        1.24
     115                        1.22      698,500      698,500       20,955      677,545         0         0      677,545
     120                        1.31    2,531,088    2,565,060    1,608,537      956,524   102,602         0      853,921
     119                        1.52    3,517,249    3,938,107    2,884,504    1,053,604   157,524         0      896,080
     118                        1.21      924,268      924,268      231,444      692,825    11,374    17,621      663,830




     123                        1.23      760,000      760,000       28,300      731,700    15,150    50,904      665,646
     125                        1.41    1,317,458    1,419,393      692,725      726,668    40,000         0      686,668
     126                        1.28      673,566      673,566       23,359      650,207     6,598         0      643,609
     127                        1.21    1,025,684    1,025,684      373,944      651,740     7,570    42,583      601,587
     128                        1.38    1,383,085    1,383,085      617,309      765,776    14,551    48,478      702,747
     133                        1.28      800,098      800,098      196,398      603,700     3,000    21,219      579,481
     134                        1.29      853,762      853,762      209,529      644,232    17,130    32,027      595,075

     135                        1.25      614,588      614,588       21,562      593,026     4,623    22,838      565,565
     136                        1.31      859,903      859,903      228,140      631,763     9,400    23,490      598,873
     137                        1.26      592,925      592,925       62,059      530,867     4,578         0      526,289
     139                        1.30      967,319      967,319      289,993      677,326    10,805    69,985      596,536
     141                        1.41      953,162      953,162      319,060      634,102    15,021    33,301      585,781
     143                        1.24      747,486      747,486      199,545      547,940    10,298    28,251      509,391
     144                        1.28      533,596      533,596       17,868      515,728     6,098    15,534      494,097
     147                        1.38      839,389      844,141      289,044      555,097     7,075    30,101      517,921
     149                        1.20      622,706      622,706      145,821      476,885     8,203    21,275      447,407
     150                        1.33      732,803      732,803      220,032      512,771     8,037    34,622      470,112
     153                        1.20      654,283      654,283      208,137      446,146     2,880    11,561      431,706
     154                        1.50    1,636,043    1,681,358    1,031,714      649,644    67,254         0      582,390
     155                        1.25      452,900      452,900       13,587      439,313     2,143         0      437,170
     157                        1.24      617,738      617,738      137,250      480,488     4,974    26,639      448,875
     158                        1.24      611,712      624,678      177,705      446,972     6,281    20,890      419,802
     160                        1.57    1,800,479    1,835,795    1,115,126      680,669    73,432         0      607,237
     161                        1.68    2,957,079    2,979,215    2,238,813      740,403   119,169         0      621,234
     162                        1.67    2,072,972    2,089,747    1,396,608      693,140    83,590         0      609,550
     163                        1.22      607,348      607,348      184,658      422,689     1,385    17,846      403,458
     164                        1.44    1,505,198    1,573,773    1,004,253      569,520    62,951         0      506,569
     166                        1.22      453,308      632,894      251,047      381,848    13,019     5,271      363,557
     167                        1.72      845,087      889,409      456,954      432,455     7,561         0      424,894
     169                        1.30      460,707      460,707       15,571      445,136     7,188    17,759      420,188
     170                        1.83      815,720      848,306      404,841      443,465     5,750         0      437,715
     172                        1.23      559,643      559,643      191,104      368,539     2,566    16,920      349,053
     173                        1.24      368,692      368,692       11,061      357,631         0         0      357,631
     174                        1.28      375,000      375,000       12,248      362,752     1,365         0      361,387
     178                        1.25      495,413      500,054      137,520      362,534     2,708    13,379      346,447

     179                        1.26      502,161      502,161      119,526      382,635     4,697    32,940      344,998
     180                        1.34      545,184      545,184      144,333      400,851     5,879     7,745      387,226
     181                        1.26      538,277      538,277      158,749      379,527    36,353    14,584      328,591
     184                        1.23      457,192      457,192      122,066      335,127     1,875    13,468      319,783
     185                        1.37      703,950      703,950      187,165      516,785     6,879    13,787      496,119
     189                        1.45      770,640      807,227      453,293      353,934    24,000         0      329,934
     197                        1.42    1,080,424    1,087,534      805,737      281,797    43,501         0      238,296
     196                        1.56      632,700      645,592      307,578      338,014    30,000         0      308,014
     187                        1.25      333,097      430,220      111,008      319,212     2,651    11,820      304,741
      49                        1.25    2,915,250    2,915,250      941,802    1,973,448    21,348   109,695    1,842,405
     156                        1.94    2,215,400    2,269,802    1,400,107      869,695    90,792         0      778,903
      37                        1.23    2,037,426    2,894,366      721,794    2,172,572    17,639    72,532    2,082,401
     129                        1.22    1,237,467    1,310,910      559,818      751,092    11,894         0      739,198
     165                        1.65    1,880,454    1,893,100    1,246,805      646,295    75,724         0      570,571
      96                        1.46    3,025,362    3,084,850    1,874,852    1,209,998   123,394         0    1,086,604
      98                        1.46    3,126,461    3,188,916    2,001,487    1,187,429   127,557         0    1,059,872
      35                        1.31    2,404,630    2,503,477       75,104    2,428,373    26,800    87,533    2,314,040
     121                        1.28    1,573,816    1,611,575      869,465      742,110    32,500         0      709,610
      18                        1.21    4,441,673    4,754,753    2,002,590    2,752,163   108,500         0    2,643,663
      10                        1.30    7,316,683    8,428,932    3,286,527    5,142,405    62,996   353,778    4,725,631
     106                        1.57    3,873,797    4,074,974    2,770,090    1,304,884   162,999         0    1,141,885
     190                        1.30      556,947      589,247      275,229      314,018    18,000         0      296,018
      40                        1.26    3,102,450    3,214,834    1,229,973    1,984,861    45,250         0    1,939,611




     159                        1.20      854,954      866,914      412,650      454,264    25,200         0      429,064
     146                        1.35      572,850      707,124      137,991      569,133     6,700    18,330      544,103
     116                        1.34      844,466    1,113,751      300,301      813,450    17,831    47,407      748,212
     140                        1.25      553,848      717,216      128,404      588,812    17,805    29,618      541,389
     193                        1.46      477,979      523,602      228,150      295,452    18,000         0      277,452
      93                        1.23    1,455,949    1,455,949      460,276      995,673    12,260    82,038      901,375
     132                        1.26    1,015,382    1,033,112      362,076      671,036     8,071    47,194      615,771
      60                        1.24    2,963,925    3,090,961    1,517,812    1,573,149    90,000         0    1,483,149
     182                        1.27      392,508      553,565      188,428      365,137    10,860    19,473      334,804
     103                        1.29      910,190    1,221,591      330,662      890,929    12,933         0      877,996
      92                        1.50    3,203,351    3,320,208    2,087,560    1,232,648   132,808         0    1,099,840
      90                        1.51    2,935,445    3,236,134    1,948,470    1,287,664   129,445         0    1,158,219
     194                        1.15      772,833      808,603      383,104      425,499    11,649         0      413,850
     176                        1.32      847,731      847,731      380,563      467,168     9,058         0      458,110
     151                        1.28      941,259    1,002,006      420,946      581,060    12,867         0      568,193
      88                        1.21    1,164,547    1,650,532      639,204    1,011,328    17,576    48,016      945,736
      16                        1.23    3,773,432    5,012,758    1,486,329    3,526,429    79,485   132,933    3,314,011
     195                        1.28      276,024      330,914       73,532      257,382     2,700    11,443      243,239

Annex ID   Replacement Reserve taken at Closing    Monthly Replacement Reserve   TI/LC taken at Closing   Monthly TI/LC
--------   ------------------------------------   ----------------------------   ----------------------   -------------
     157                                    103                            104                      105             106
       1                           3,050,000.00                           0.00               433,503.00            0.00

       2                                   0.00                           0.00                     0.00            0.00
       3                                   0.00                           0.00                     0.00            0.00
       4                                   0.00            4% of Hotel Revenue                     0.00            0.00
       6                                   0.00                           0.00             2,500,000.00            0.00
                                           0.00                      11,585.00                     0.00            0.00
       8                                   0.00                       6,650.00                     0.00            0.00
       9                                   0.00                       4,935.00                     0.00            0.00
      11                                   0.00                           0.00                     0.00            0.00

      15                                   0.00                           0.00                     0.00            0.00
    15.1                                   0.00                           0.00                     0.00            0.00
    15.2                                   0.00                           0.00                     0.00            0.00
                                           0.00                       6,503.00                     0.00       16,669.00
      20                                   0.00                       2,824.00                     0.00        8,334.00
      21                                   0.00                         607.00                     0.00        2,084.00
      22                                   0.00                         422.00                     0.00        2,084.00
      23                                   0.00                       1,175.00                     0.00        1,792.00
      24                                   0.00                       1,475.00                     0.00        2,375.00
      26                             386,100.00                           0.00                     0.00            0.00
      31                                   0.00                       4,572.00               300,000.00       11,430.00
      33                                   0.00                      10,816.67                     0.00            0.00
    33.1                                   0.00                           0.00                     0.00            0.00
    33.2                                   0.00                           0.00                     0.00            0.00
      36                             380,000.00                       4,234.00                     0.00            0.00
    36.1                                   0.00                           0.00                     0.00            0.00
    36.2                                   0.00                           0.00                     0.00            0.00
      39                              81,000.00                           0.00                     0.00            0.00
      41                                   0.00                       6,167.00                     0.00            0.00
      47                             420,000.00                       5,166.00                     0.00            0.00
      48                                   0.00                       1,289.58                     0.00        5,243.00
    48.1                                   0.00                           0.00                     0.00            0.00
    48.2                                   0.00                           0.00                     0.00            0.00
      51                                   0.00                       1,433.00                     0.00        3,796.00
                                           0.00                      14,366.00                     0.00            0.00
      54                                   0.00                       3,905.00                     0.00            0.00
      55                                   0.00                       4,897.00                     0.00            0.00
      56                                   0.00                       3,240.00                     0.00            0.00
      57                                   0.00                       2,324.00                     0.00            0.00
      58                                   0.00                         795.00                     0.00        1,430.00
      59                              16,236.00                           0.00                81,180.00            0.00
      62                                   0.00                       3,125.00                     0.00            0.00
      63                                   0.00                       1,763.00               250,000.00        8,816.00
      67                                   0.00                         803.00                     0.00        3,525.25

      71                               8,578.00                           0.00                     0.00            0.00
      72                              52,800.00                           0.00                     0.00            0.00
      78                             105,600.00                           0.00                     0.00            0.00
      84                                   0.00                       1,174.83                     0.00        4,242.50
      85                                   0.00                       1,469.72                     0.00        7,348.58
      91                                   0.00                       2,005.30               600,000.00            0.00
    91.1                                   0.00                           0.00                     0.00            0.00
    91.2                                   0.00                           0.00                     0.00            0.00
      97                              38,700.00                           0.00                     0.00            0.00
      99                                   0.00                         765.00                     0.00        3,136.00
     117                                   0.00                       4,414.00                     0.00            0.00
     122                                   0.00                         575.00                     0.00        1,811.00
     124                                   0.00                           0.00                     0.00            0.00
     130                                   0.00                       2,000.00                     0.00            0.00
     131                                   0.00                      21,753.67                     0.00            0.00
     138                                   0.00                       1,067.00                     0.00            0.00
     142                                   0.00                       2,266.67                     0.00            0.00
     145                               9,000.00                           0.00                50,000.00            0.00
     148                                   0.00                         170.00                     0.00          850.00
     152                                   0.00                         615.07                     0.00            0.00
     168                                   0.00                           0.00                     0.00        1,135.00
     171                                   0.00                         922.00               100,000.00        3,363.00
     175                                   0.00                         284.00               488,805.00            0.00
     177                                   0.00                         269.00                     0.00        1,289.00
     183                                   0.00                         363.67               150,000.00            0.00
     186                                   0.00                           0.00                     0.00            0.00
     188                                   0.00                         625.00                     0.00            0.00
     191                                   0.00                         667.00                     0.00        1,553.00
     192                                   0.00                           0.00                     0.00            0.00
       5                                   0.00                       7,071.83               646,900.00            0.00
       7                                   0.00                       5,598.00             3,400,000.00            0.00
     7.1
     7.2
     7.3
     7.4
      12                                   0.00                           0.00                     0.00            0.00

      13                                   0.00                       4,282.75                     0.00            0.00
      14                             216,115.00                       3,216.00               600,043.42       21,440.00

      17                                   0.00                       1,732.17                     0.00            0.00
      19                                   0.00                       5,000.00                     0.00            0.00
      25                                   0.00                           0.00                     0.00            0.00
                                           0.00                           0.00                     0.00        1,570.01
      27                                   0.00                                                    0.00            0.00

      28                                   0.00                                                    0.00            0.00

      29                                   0.00                                                                1,570.01

      30                                   0.00                                                    0.00            0.00

      32                                   0.00                           0.00               127,468.54            0.00
      34                                   0.00                      13,302.00                     0.00            0.00
      38                                   0.00                       2,266.33                     0.00            0.00
      42                                   0.00                         772.75               786,852.50            0.00
      43                                   0.00                       1,504.33                     0.00        2,315.75
      44                                   0.00                       7,300.00                     0.00            0.00

      45                             700,000.00                           0.00                     0.00            0.00








      46                             347,764.00                       2,792.23             2,190,467.35            0.00

    46.1
    46.2
      50                                   0.00                      11,663.83                     0.00       15,989.92
      52                                   0.00                         771.67                     0.00        2,777.75
      53                                   0.00                         847.25               475,883.72            0.00
      61                                   0.00                       6,475.00                     0.00            0.00
      64                                   0.00                           0.00             1,000,000.00            0.00
      65                              30,000.00                           0.00                     0.00            0.00

      66                                   0.00                       2,641.00               600,000.00            0.00
      68                                   0.00                           0.00                     0.00            0.00
      69                                   0.00   4% of monthly gross revenues                     0.00            0.00
    69.1                                          4% of monthly gross revenues                     0.00            0.00
    69.2                                          4% of monthly gross revenues                     0.00            0.00
    69.3                                          4% of monthly gross revenues                     0.00            0.00
    69.4                                          4% of monthly gross revenues                     0.00            0.00
    69.5                                          4% of monthly gross revenues                     0.00            0.00
      70                                   0.00                         762.92                     0.00        1,441.67
      73                                   0.00                       5,698.33                     0.00            0.00





      74                                   0.00                           0.00                     0.00            0.00
      75                                   0.00                       2,132.83                     0.00        4,166.67
      76                                   0.00                           0.00                     0.00            0.00
      77                                   0.00                       1,093.75                     0.00        8,333.33

      79                                   0.00                       1,084.42                     0.00            0.00
      80                                   0.00                       4,875.00                     0.00            0.00
      81                                   0.00                         250.67                     0.00            0.00
      82                                   0.00                       6,165.34                     0.00            0.00
      83                             775,000.00                           0.00                     0.00            0.00
      86                                   0.00                         934.58                     0.00        2,336.54

      87                                   0.00                       1,441.08               250,000.00        7,205.42
      89                                   0.00                       2,116.67                     0.00        5,424.83
      94                                   0.00                       7,020.83                     0.00            0.00
      95                                   0.00                           0.00                     0.00            0.00
     100                                   0.00                           0.00                     0.00            0.00
     101                                   0.00                       6,000.00                     0.00            0.00
     102                                   0.00                       2,708.33                     0.00            0.00
     104                                   0.00                         646.83                     0.00        2,156.08
     105                                   0.00                           0.00                     0.00            0.00
     107                                   0.00                           0.00                     0.00            0.00
     108                                   0.00                         960.75                     0.00        2,882.25

     109                                   0.00   4% of monthly gross revenues                     0.00            0.00
     110                                   0.00                       1,933.92               100,000.00            0.00
     111                                   0.00                         567.08                     0.00        3,780.38
     112                                   0.00                       1,531.25               650,000.00       11,714.06

     113                                   0.00                       1,620.39                     0.00        8,101.94
     114                                   0.00                       1,215.25                     0.00        2,594.16
   114.1
   114.2
     115                                   0.00                           0.00                     0.00            0.00
     120                                   0.00   4% of monthly gross revenues                     0.00            0.00
     119                                   0.00   4% of monthly gross revenues                     0.00            0.00
     118                                   0.00                         949.39                     0.00        3,164.63




     123                                   0.00                           0.00                     0.00        5,510.00
     125                                   0.00                       3,333.33                     0.00            0.00
     126                                   0.00                         549.84                     0.00            0.00
     127                                   0.00                         630.83                     0.00        3,521.00
     128                                   0.00                       1,212.59                     0.00        4,898.58
     133                                   0.00                         249.75               122,230.00        1,665.00
     134                                   0.00                       1,427.50                     0.00        2,083.33

     135                                   0.00                           0.00                     0.00            0.00
     136                                   0.00                           0.00                     0.00            0.00
     137                                   0.00                         381.50                     0.00            0.00
     139                                   0.00                         900.42               210,000.00            0.00
     141                                   0.00                           0.00                     0.00            0.00
     143                                   0.00                         506.42                     0.00        2,057.75
     144                                   0.00                           0.00                     0.00            0.00
     147                                   0.00                         589.58               120,000.00        2,086.08
     149                                   0.00                         683.58                     0.00            0.00
     150                                   0.00                         669.75                     0.00        2,511.50
     153                                   0.00                         240.00               343,250.00          833.33
     154                                   0.00   4% of monthly gross revenues                     0.00            0.00
     155                                   0.00                         264.92                     0.00            0.00
     157                                   0.00                         414.50                     0.00            0.00
     158                                   0.00                         523.42                     0.00        1,738.25
     160                                   0.00   4% of monthly gross revenues                     0.00            0.00
     161                                   0.00   4% of monthly gross revenues                     0.00            0.00
     162                                   0.00   4% of monthly gross revenues                     0.00            0.00
     163                                   0.00                         115.42                     0.00        1,487.16
     164                                   0.00   4% of monthly gross revenues                     0.00            0.00
     166                                   0.00                       1,020.00                     0.00            0.00
     167                                   0.00                           0.00                     0.00            0.00
     169                                   0.00                         599.00                     0.00        1,780.00
     170                                   0.00                           0.00                     0.00            0.00
     172                                   0.00                         213.84                     0.00        1,425.58
     173                                   0.00                           0.00                     0.00            0.00
     174                                   0.00                           0.00                     0.00            0.00
     178                                   0.00                         225.67                     0.00        1,487.83

     179                                   0.00                         389.33                     0.00        2,595.41
     180                                   0.00                         306.33                     0.00          489.92
     181                                   0.00                       3,029.42                     0.00            0.00
     184                                   0.00                         156.28                     0.00        1,041.83
     185                                   0.00                         573.25                     0.00            0.00
     189                                   0.00                       2,000.00                     0.00            0.00
     197                                   0.00   4% of monthly gross revenues                     0.00            0.00
     196                                   0.00                       2,500.00                                     0.00
     187                                   0.00                         220.92                     0.00          833.34
      49                                   0.00                       1,779.00                                     0.00
     156                                   0.00                       7,377.36                     0.00            0.00
      37                                   0.00                       1,469.92                     0.00        4,166.67
     129                                   0.00                         991.17                     0.00            0.00
     165                             151,284.25                       3,020.66                     0.00            0.00
      96                                   0.00                       7,712.00                     0.00            0.00
      98                                   0.00                       7,972.29                     0.00            0.00
      35                                   0.00                           0.00                     0.00            0.00
     121                                   0.00                       2,708.33                     0.00            0.00
      18                                   0.00                       9,041.67                                     0.00
      10                                   0.00                       5,247.92                     0.00       22,916.67
     106                             634,503.00                      13,469.54                     0.00            0.00
     190                                   0.00                       1,500.00                     0.00            0.00
      40                                   0.00                       3,770.83                     0.00            0.00




     159                                   0.00                       2,100.00                     0.00            0.00
     146                                   0.00                         558.33                     0.00        2,166.66
     116                                   0.00                       1,484.33                22,500.00       10,000.00
     140                                   0.00                       1,483.75                     0.00            0.00
     193                                   0.00                       1,500.00                                     0.00
      93                                   0.00                       1,021.67                                 4,166.67
     132                                   0.00                         672.58                     0.00        1,000.00
      60                                   0.00                       7,500.00                     0.00            0.00
     182                                   0.00                         885.58                     0.00          833.33
     103                                   0.00                       1,066.08                                     0.00
      92                                   0.00                       5,533.68                     0.00            0.00
      90                                   0.00                       5,393.56                     0.00            0.00
     194                                   0.00                         970.75                     0.00            0.00
     176                                   0.00                         754.83                     0.00            0.00
     151                                   0.00                       1,072.50                     0.00            0.00
      88                                   0.00                       1,464.67               170,000.00        4,166.67
      16                             458,130.00                       6,623.75               500,000.00        4,166.66
     195                                   0.00                         225.00                48,000.00        1,250.00

Annex ID   Tax at Closing   Monthly Tax Constant/Escrow   Insurance at Closing   Monthly Insurance Constant/Escrow
--------   --------------   ---------------------------   --------------------   ---------------------------------
     157              107                           108                    109                                 110
       1     2,515,250.00                    287,805.00           2,600,000.00                          216,667.00

       2             0.00                          0.00                   0.00                                0.00
       3             0.00                          0.00                   0.00                                0.00
       4       465,294.23                     46,529.00                   0.00                           20,625.00
       6             0.00                          0.00                   0.00                                0.00
               504,223.00                     57,867.17              66,046.00                           12,657.08
       8       110,262.00                        22,053              49,131.00                            7,018.75
       9       393,961.00                     35,814.67              16,915.00                            5,638.33
      11             0.00                          0.00                   0.00                                0.00

      15             0.00                          0.00                   0.00                                0.00
    15.1             0.00                          0.00                   0.00                                0.00
    15.2             0.00                          0.00                   0.00                                0.00
               202,800.00                     61,453.50                   0.00                                0.00
      20        88,544.00                     26,798.00                   0.00                                0.00
      21        31,250.00                      9,479.00                   0.00                                0.00
      22        30,365.00                      9,209.50                   0.00                                0.00
      23        25,422.00                      7,711.00                   0.00                                0.00
      24        27,219.00                      8,256.00                   0.00                                0.00
      26        70,606.00                     17,652.00              21,601.67                           10,800.83
      31        61,941.00                     61,941.00              60,860.00                            5,533.00
      33             0.00                     35,234.00             105,740.00                           11,555.00
    33.1             0.00                          0.00                   0.00                                0.00
    33.2             0.00                          0.00                   0.00                                0.00
      36             0.00                     66,389.42              73,024.00                            9,265.49
    36.1             0.00                          0.00                   0.00                                0.00
    36.2             0.00                          0.00                   0.00                                0.00
      39        22,323.00                     22,322.57              38,966.00                            3,542.33
      41        45,970.26                     15,323.42              24,192.10                            4,838.42
      47        63,458.00                     23,161.08              59,139.00                            7,256.75
      48        78,270.00                     15,654.00               8,877.00                            1,268.00
    48.1             0.00                          0.00                   0.00                                0.00
    48.2             0.00                          0.00                   0.00                                0.00
      51       123,166.00                     30,792.00                   0.00                                0.00
                46,908.35                     33,061.34              16,281.34                            8,141.00
      54         9,084.00                      9,083.92               4,796.00                            2,398.00
      55         8,097.00                      8,096.58               4,555.34                            2,278.00
      56        16,705.00                      8,928.00               4,160.00                            2,080.00
      57        13,022.35                      6,952.84               2,770.00                            1,385.00
      58        31,432.00                      4,567.00              10,709.00                            1,784.83
      59        98,469.00                     32,823.00              21,568.00                            2,696.00
      62             0.00                          0.00                   0.00                                0.00
      63       149,055.00                     29,811.08              78,273.00                           13,045.00
      67             0.00                      7,675.00               8,956.00                            1,279.00

      71        37,735.00                     37,735.33                   0.00                                0.00
      72        15,941.00                     15,941.00              39,416.00                            4,084.00
      78        14,859.00                     14,859.33              26,489.00                            2,648.92
      84        54,210.00                     11,626.00              20,765.00                            3,461.00
      85        27,135.83                     13,567.92               7,865.00                            1,787.00
      91        20,812.00                     20,812.33               8,363.00                            2,090.67
    91.1             0.00                          0.00                   0.00                                0.00
    91.2             0.00                          0.00                   0.00                                0.00
      97         9,159.00                      9,159.00              23,005.00                            2,092.00
      99        53,227.00                      9,048.50              22,022.00                            1,694.00
     117        53,876.00                      8,980.00              20,139.00                            1,679.00
     122        15,065.00                      3,013.00               2,981.00                            1,491.00
     124             0.00                          0.00                   0.00                                0.00
     130        60,660.00                      8,666.00              12,048.00                            1,721.00
     131        18,399.33                     18,399.33              70,829.29                            5,314.25
     138        11,640.00                      3,880.00               6,296.00                              787.00
     142         6,148.00                      6,148.25               1,488.00                            1,488.17
     145        81,660.00                          0.00                   0.00                                0.00
     148         4,289.00                      4,289.33               4,650.00                              664.25
     152        17,787.00                      3,558.00               1,606.00                              536.00
     168             0.00                          0.00                   0.00                                0.00
     171        27,252.00                      5,451.00               1,731.00                              577.00
     175           550.67                      3,225.00               7,344.72                              816.08
     177             0.00                      2,551.50              11,060.00                            1,005.42
     183        22,789.00                      3,874.00               2,806.00                              702.00
     186        32,550.00                     10,391.00                   0.00                                0.00
     188        27,726.00                      4,373.50              12,136.70                            1,213.67
     191         6,717.00                      3,359.00               3,365.00                            1,122.00
     192             0.00                          0.00                   0.00                                0.00
       5       117,214.22                     58,607.11              23,810.88                            7,936.96
       7        90,962.50                     90,962.50                   0.00                                0.00
     7.1
     7.2
     7.3
     7.4
      12        87,469.50                     29,156.50              84,397.50                            7,033.13

      13       220,517.79                     55,129.45                   0.00                                0.00
      14       104,421.20                     34,807.07              41,367.33                            5,170.92

      17             0.00                          0.00                   0.00                                0.00
      19        17,443.82                     17,443.82              46,311.34                            5,788.92
      25             0.00                          0.00                   0.00                                0.00
                     0.00                          0.00                   0.00                                0.00
      27             0.00                          0.00                   0.00                                0.00

      28             0.00                          0.00                   0.00                                0.00

      29             0.00                          0.00                   0.00                                0.00

      30             0.00                          0.00                   0.00                                0.00

      32             0.00                          0.00                   0.00                                0.00
      34       166,071.43                     27,678.57              11,623.33                           11,623.33
      38       267,254.44                     52,484.08                   0.00                                0.00
      42       161,400.00                     26,900.00              10,772.67                            2,693.17
      43             0.00                          0.00              14,529.70                            2,075.67
      44       404,976.00                     36,816.00              17,529.92                            8,764.96

      45        86,104.02                     21,526.01              11,445.46                            5,722.73








      46        67,198.00                     33,599.17             160,696.00                            7,304.38

    46.1
    46.2
      50       399,022.25                     36,274.75              14,234.86                            7,117.43
      52       164,838.58                     27,473.10               3,981.82                            1,990.91
      53        35,015.86                     17,507.93              12,834.80                            2,139.13
      61        31,104.23                     31,104.23               7,797.34                            7,797.34
      64             0.00                          0.00                   0.00                                0.00
      65        83,352.82                     16,670.56                   0.00                                0.00

      66        64,374.08                     21,458.03                   0.00                                0.00
      68             0.00                          0.00                   0.00                                0.00
      69        35,025.45                     27,143.83                   0.00                                0.00
    69.1                                                                                                      0.00
    69.2                                                                                                      0.00
    69.3                                                                                                      0.00
    69.4                                                                                                      0.00
    69.5                                                                                                      0.00
      70       122,104.59                     10,175.38              10,306.27                            5,153.13
      73        66,324.12                     22,108.04               8,661.95                            4,330.98





      74        41,640.03                     10,410.01               2,875.03                              410.72
      75         9,917.23                      9,917.23              17,558.20                            2,194.78
      76             0.00                          0.00                   0.00                                0.00
      77        24,006.60                      8,002.20               2,766.78                            2,766.78

      79        78,059.35                     15,611.87               8,547.73                            1,068.47
      80        21,770.72                     21,770.72              18,154.13                            6,051.38
      81             0.00                          0.00                   0.00                                0.00
      82       175,388.57                     29,231.43              35,187.72                            5,026.82
      83       187,652.88                     18,765.29              23,222.99                           11,611.49
      86        78,000.00                     13,000.00              49,375.84                            8,229.31

      87        43,979.22                     21,989.61               1,640.65                            1,640.65
      89       176,417.79                     14,701.48              32,909.43                            8,227.36
      94        64,635.86                          0.00                   0.00                                0.00
      95             0.00                          0.00                   0.00                                0.00
     100        72,861.23                      7,286.12              14,852.02                            2,121.72
     101       253,780.19                     23,070.93              22,971.67                            4,594.33
     102        28,537.67                     14,268.83                   0.00                                0.00
     104        89,249.19                     17,849.84               1,999.92                            1,999.92
     105         8,717.43                      2,905.81               9,785.42                              978.54
     107             0.00                          0.00                   0.00                                0.00
     108        40,962.50                     13,654.17               2,867.70                            1,433.85

     109        11,273.50                      5,636.75                   0.00                                0.00
     110        93,292.60                     11,661.58              48,416.50                            4,034.71
     111        75,108.87                      8,345.43               1,276.28                            1,276.28
     112        29,757.76                      7,439.44               2,383.61                            2,383.61

     113         8,031.23                      8,031.23              13,473.08                            1,924.73
     114        51,944.62                      6,493.08               9,187.20                            1,020.80
   114.1
   114.2
     115             0.00                          0.00                   0.00                                0.00
     120        20,615.71                      6,871.90                   0.00                                0.00
     119             0.00                     10,778.60              28,218.53                           14,109.27
     118             0.00                      5,987.23               2,459.51                            2,459.51




     123             0.00                          0.00                   0.00                                0.00
     125        17,934.71                      5,978.24              29,009.75                            2,900.98
     126             0.00                          0.00                   0.00                                0.00
     127         9,934.18                      9,934.18               7,834.93                              979.37
     128        31,846.01                     31,846.01              12,483.17                            2,496.63
     133        27,353.29                      9,117.76                 907.04                              907.04
     134         5,303.61                      5,303.61               3,182.99                            1,591.50

     135             0.00                          0.00                 572.75                              286.38
     136             0.00                          0.00                   0.00                                0.00
     137             0.00                          0.00                   0.00                                0.00
     139         6,508.19                      6,508.19              54,099.10                            4,508.26
     141       108,249.22                     10,824.92                   0.00                                0.00
     143        28,000.00                      9,333.33               4,027.65                            1,342.55
     144             0.00                          0.00                 340.97                              179.49
     147        38,227.74                      9,556.94              20,482.00                            2,560.25
     149             0.00                          0.00                   0.00                                0.00
     150        12,839.38                      3,209.84              11,326.61                            1,029.69
     153        36,000.00                      7,200.00                 559.17                              279.58
     154        10,176.82                      2,544.21                   0.00                                0.00
     155             0.00                          0.00                   0.00                                0.00
     157             0.00                      5,184.08               2,788.32                            1,394.16
     158         2,896.18                      2,896.18               7,599.81                              690.89
     160        15,782.74                      5,260.91                   0.00                                0.00
     161             0.00                     10,139.83              99,090.93                            9,008.27
     162        21,956.13                      5,489.03                   0.00                                0.00
     163         6,212.02                      6,212.02                   0.00                                0.00
     164         7,236.85                      1,809.21                   0.00                                0.00
     166         2,822.83                      2,822.83               2,989.55                              996.52
     167        58,621.39                      5,862.14                   0.00                                0.00
     169             0.00                          0.00                   0.00                                0.00
     170        52,907.40                      5,290.74                   0.00                                0.00
     172         5,629.46                      2,814.73               2,070.57                              517.64
     173             0.00                          0.00                   0.00                                0.00
     174             0.00                          0.00                   0.00                                0.00
     178        28,481.96                      4,068.85                 654.78                              654.78

     179        40,378.64                      3,364.89                 405.08                              405.08
     180             0.00                      3,306.28               2,262.52                            2,262.52
     181        67,228.70                     11,204.78               2,340.43                              585.11
     184         4,232.25                      4,232.25                 366.67                              366.67
     185             0.00                          0.00                   0.00                                0.00
     189         7,908.30                      3,954.15               4,199.25                            2,099.63
     197        10,233.50                      2,558.37                   0.00                                0.00
     196                                       2,838.17                                                   2,322.67
     187        17,795.00                      3,559.03               3,875.00                              645.83
      49        75,106.25                     25,035.42               6,100.67                            1,525.17
     156        33,416.67                      8,354.17                                                       0.00
      37                                      16,886.33                                                   3,552.33
     129        14,738.00                     14,738.46                                                       0.00
     165        35,437.49                      8,859.37              18,242.33                            4,560.58
      96        64,850.00                          0.00              12,030.00                            2,050.00
      98       133,000.00                          0.00              12,030.00                                0.00
      35                                           0.00                                                       0.00
     121        50,672.00                          0.00              20,063.00                                0.00
      18       743,162.00                     67,560.18              28,229.50                            9,409.83
      10       405,208.61                     81,041.69              78,678.84                                0.00
     106        37,900.00                     12,633.33              15,200.00                                0.00
     190         8,284.39                      8,284.39               9,797.09                            1,959.42
      40        89,045.84                     44,522.92              50,962.90                            8,493.82




     159        12,543.64                      2,508.73               2,878.75                            2,878.75
     146        17,782.21                      6,444.22               2,324.00                              774.67
     116         9,449.17                      9,449.17              15,680.17                            1,206.17
     140        32,744.00                      5,457.33               5,645.00                            1,411.33
     193        27,650.00                      3,950.00                                                       0.00
      93        41,402.82                     10,705.35               3,872.33                              968.08
     132        39,325.00                      6,554.17               4,730.25                              718.75
      60        50,516.67                     50,516.67              38,034.67                            9,508.67
     182        19,141.50                      6,380.50              10,812.66                            1,351.58
     103        11,352.08                     11,352.08               3,946.00                            1,315.33
      92        59,425.00                          0.00              11,045.00                                0.00
      90        47,812.50                          0.00               8,044.00                                0.00
     194        31,582.67                      7,895.67                                                       0.00
     176         5,385.58                      5,385.58                                                       0.00
     151        44,828.84                     11,207.21                                                       0.00
      88        83,333.33                     20,833.33              44,129.67                           11,360.00
      16       461,679.17                     65,954.17                                                       0.00
     195        10,729.16                      2,145.83               4,685.00                              390.42

Annex ID   Engineering Reserve taken at Closing   Other Reserve
--------   ------------------------------------   -------------
     157                                    111             112
       1                           6,516,000.00            0.00

       2                                   0.00            0.00
       3                                   0.00            0.00
       4                                   0.00            0.00
       6                                   0.00    9,605,470.00
                                           0.00            0.00
       8                                   0.00            0.00
       9                                   0.00            0.00
      11                                   0.00            0.00

      15                                   0.00            0.00
    15.1                                   0.00            0.00
    15.2                                   0.00            0.00
                                           0.00            0.00
      20                                   0.00            0.00
      21                                   0.00            0.00
      22                                   0.00            0.00
      23                                   0.00            0.00
      24                                   0.00            0.00
      26                                   0.00            0.00
      31                              37,250.00            0.00
      33                              23,006.00            0.00
    33.1                                   0.00            0.00
    33.2                                   0.00            0.00
      36                                   0.00            0.00
    36.1                                   0.00            0.00
    36.2                                   0.00            0.00
      39                                   0.00            0.00
      41                              29,913.00    1,300,000.00
      47                               4,531.00            0.00
      48                               6,563.00            0.00
    48.1                                   0.00            0.00
    48.2                                   0.00            0.00
      51                               6,250.00      255,000.00
                                     102,875.00    1,820,000.00
      54                                   0.00      460,000.00
      55                               6,250.00      570,000.00
      56                              46,125.00      530,000.00
      57                              50,500.00      260,000.00
      58                                   0.00    3,450,000.00
      59                                   0.00            0.00
      62                                   0.00            0.00
      63                                   0.00            0.00
      67                                   0.00    2,215,642.00

      71                                   0.00            0.00
      72                             164,173.00            0.00
      78                                   0.00            0.00
      84                                   0.00            0.00
      85                                   0.00            0.00
      91                                   0.00            0.00
    91.1                                   0.00            0.00
    91.2                                   0.00            0.00
      97                                   0.00            0.00
      99                                   0.00            0.00
     117                              14,750.00            0.00
     122                              21,056.00      133,312.73
     124                                   0.00            0.00
     130                                   0.00            0.00
     131                                   0.00       44,650.00
     138                                   0.00            0.00
     142                                   0.00            0.00
     145                                   0.00        6,000.00
     148                                   0.00       25,000.00
     152                                   0.00            0.00
     168                              23,863.00            0.00
     171                                   0.00            0.00
     175                                   0.00            0.00
     177                               3,750.00            0.00
     183                                   0.00            0.00
     186                               7,500.00            0.00
     188                                   0.00            0.00
     191                                   0.00       62,500.00
     192                               1,875.00            0.00
       5                                   0.00
       7                             649,185.00    1,162,012.98
     7.1
     7.2
     7.3
     7.4
      12                                   0.00      686,622.56

      13                                   0.00       45,000.00
      14                                   0.00    2,446,968.99

      17                                   0.00
      19                                   0.00    1,690,710.00
      25                                   0.00    3,000,000.00
                                           0.00
      27                                   0.00

      28                                   0.00

      29                                   0.00

      30                                   0.00

      32                                   0.00      164,328.00
      34                                   0.00      800,000.00
      38                                   0.00
      42                                   0.00    2,510,736.00
      43                                   0.00
      44                                   0.00

      45                                   0.00








      46                               2,236.00

    46.1
    46.2
      50                              32,937.50      100,212.55
      52                                   0.00
      53                               3,750.00      150,503.00
      61                                   0.00      200,000.00
      64                                   0.00      635,171.80
      65                                   0.00      676,782.00

      66                                   0.00      278,803.50
      68                                   0.00
      69                             346,918.00      627,446.00
    69.1
    69.2
    69.3
    69.4
    69.5
      70                                   0.00
      73                                   0.00





      74                                   0.00
      75                                 563.00
      76                                   0.00
      77                                   0.00       25,000.00

      79                                   0.00
      80                              48,438.00
      81                                   0.00
      82                               3,750.00
      83                                   0.00      900,000.00
      86                                   0.00      592,584.83

      87                              15,795.00
      89                             221,250.00
      94                             250,000.00    1,300,000.00
      95                                   0.00       55,000.00
     100                                   0.00
     101                              69,081.25
     102                                   0.00
     104                                   0.00
     105                                   0.00    2,090,000.00
     107                                   0.00
     108                                   0.00      865,000.00

     109                               5,000.00
     110                              18,636.00
     111                                   0.00
     112                             100,000.00       44,472.11

     113                                   0.00
     114                               5,625.00       82,500.00
   114.1
   114.2
     115                                   0.00      605,250.00
     120                                   0.00
     119                                   0.00      904,365.00
     118                               5,000.00        4,000.00




     123                              14,062.50
     125                                   0.00
     126                                   0.00
     127                                   0.00
     128                             104,875.00
     133                                   0.00      166,187.00
     134                              37,650.00

     135                                   0.00
     136                                   0.00
     137                                   0.00       72,482.63
     139                                   0.00
     141                                   0.00
     143                                   0.00
     144                                   0.00
     147                                   0.00
     149                                   0.00
     150                              93,562.50
     153                                   0.00      247,625.00
     154                                   0.00
     155                                   0.00
     157                               7,312.50
     158                             130,237.00       11,310.00
     160                                   0.00      192,923.82
     161                                   0.00       36,000.00
     162                                   0.00
     163                                   0.00       75,000.00
     164                                   0.00
     166                                   0.00      267,659.00
     167                             609,412.00
     169                                   0.00
     170                             367,480.00
     172                                   0.00
     173                                   0.00
     174                                   0.00        5,000.00
     178                                   0.00      571,000.00

     179                               1,563.00       10,000.00
     180                                   0.00
     181                                   0.00
     184                                   0.00      125,226.88
     185                                   0.00
     189                               1,500.00
     197                                   0.00
     196                                   0.00            0.00
     187                                   0.00            0.00
      49                                   0.00      587,377.00
     156                                   0.00            0.00
      37                                   0.00            0.00
     129                                   0.00            0.00
     165                                   0.00            0.00
      96                                   0.00            0.00
      98                                   0.00            0.00
      35                                   0.00            0.00
     121                                   0.00            0.00
      18                             500,000.00      750,000.00
      10                                   0.00       31,180.80
     106                                   0.00          500.00
     190                                   0.00            0.00
      40                             400,000.00            0.00




     159                              16,375.00            0.00
     146                                   0.00      100,000.00
     116                                   0.00      136,500.00
     140                                   0.00       10,000.00
     193                                   0.00            0.00
      93                                   0.00       20,000.00
     132                                   0.00            0.00
      60                                   0.00      250,000.00
     182                             124,850.00            0.00
     103                                   0.00            0.00
      92                                   0.00            0.00
      90                                   0.00            0.00
     194                                   0.00            0.00
     176                                   0.00            0.00
     151                                   0.00            0.00
      88                                   0.00            0.00
      16                           1,541,870.00            0.00
     195                                   0.00

Annex ID   Description Other Reserve
--------   -----------------------------------------------------------------------------------------------
     157                                                                                               113
       1

       2
       3
       4
       6   Required Income TI/LC Reserve (6,665,470); Co-tenancy Reserve (2,940,000)

       8
       9
      11

      15
    15.1
    15.2

      20
      21
      22
      23
      24
      26
      31
      33
    33.1
    33.2
      36
    36.1
    36.2
      39
      41   Holdback Reserve
      47
      48
    48.1
    48.2
      51   Annie Sez Termination Reserve
           Rehab Reserve
      54   Rehab Reserve
      55   Rehab Reserve
      56   Rehab Reserve
      57   Rehab Reserve
      58   Holdback Reserve
      59
      62
      63
      67   Holdback Reserve ($2,150,000); Da Yuan Enterprises Reserve ($49,410);
           CitiFinancial Reserve ($11,440); Kevah Juice Reserve ($4,792)
      71
      72
      78
      84
      85
      91
    91.1
    91.2
      97
      99
     117
     122   Wilmington Piano Reserve (100,000); TH Liquor Replacement Reserves (33,313).
     124
     130
     131   Seasonal Reserve
     138
     142
     145   Free Rent Reserve
     148   CO Reserve
     152
     168
     171
     175
     177
     183
     186
     188
     191   Occupancy Reserve
     192
       5
       7   New World Pasta LOC ($1,000,000), Tenant Holdback Funds ($162,012.98)
     7.1
     7.2
     7.3
     7.4
      12   Free Rent & TI Reserve

      13   CSC Rent Abatement Reserve
      14   Shire Space Releasing Reserve / Debt Service Holdback Reserve ($2,000,000),
           Rent Abatement Reserve ($446,969)
      17
      19   Amex Lease Reserve
      25   Conexant Security Deposit LOC

      27

      28

      29

      30

      32   Elevator Modernization Reserve
      34   Renovation Reserve
      38
      42   DSCR Reserve Holdback (2,336,035), Gap Rent Deposit (174,701)
      43
      44

      45








      46

    46.1
    46.2
      50   Wonko's and Wells Fargo Prepaid Rent Reserve
      52
      53   TI Holdback Reserve
      61   Seasonality Reserve (LOC)
      64   Holdback Reserve ($600,000), Wells Fargo and Banker's Bank TI/LC Holdback Reserve ($35,171.80)
      65   Partial Release Parcel Reserve ($90,000), Ross Gap Rent Holdback Reserve ($120,416)
           and Jo-Ann's TI Holdback Reserve ($466,366)
      66   Tenant Holdback Reserve ($272,246), Gap Rent Holdback Reserve ($6,557.50)
      68
      69   Upgrade Reserve
    69.1
    69.2
    69.3
    69.4
    69.5
      70
      73





      74
      75
      76
      77   Post Closing TI Holdback

      79
      80
      81
      82
      83   DSCR Holdback Reserve
      86   Post Closing TI Holdback Reserve ($525,268.75), Gap Rent Holdback Reserve ($65,982.63)
           and Debt Service Payment Holdback Reserve ($1,333.45)
      87
      89
      94   Debt Service Holdback Reserve (LOC)
      95   Pretium TI Holdback Reserve
     100
     101
     102
     104
     105   DSCR Holdback Reserve (LOC)
     107
     108   Murphy Lease Deposit ($355,000), Murphy & SVBP West TI Reserve ($510,000)

     109
     110
     111
     112   Gap Rent Holdback

     113
     114   Master Lease Reserve
   114.1
   114.2
     115   Gap Rent Deposit ($262,000) and TI/LC Deposit ($343,250)
     120
     119   Renovation Reserve
     118   Wraps and Things TI Holdback Reserve




     123
     125
     126
     127
     128
     133   Unopened Tenants Gap Rent Holdback Reserve ($111,201), Gap Rent Holdback Reserve ($54,986 )
     134

     135
     136
     137   Best Buy Rent Reserve
     139
     141
     143
     144
     147
     149
     150
     153   Dippin Dots/ Rick's Carpet Occupancy Reserve ($207,000); Gap Rent Holdback Reserve ($40,625.00)
     154
     155
     157
     158   Payless Holdback Reserve
     160   Seasonality Reserve
     161   Seasonality Reserve
     162
     163   Roma Tenant Reserve
     164
     166   Holdback Reserve ($225,000), DWR Gap Rent Reserve ($41,195), Urchin Gap Rent Reserve ($1,464)
     167
     169
     170
     172
     173
     174   Walgreens Reserve
     178   Ground Rent Reserve ($350,000), DSCR Holdback Reserve ($121,000),
           The Gap Unfunded TI Reserve ($100,000)
     179   Lease Escrow ($5,000), Post Closing Obligation Reserve ($5,000)
     180
     181
     184   Desert Sun Free Rent Holdback Reserve ($19,953.32) and Holdback Reserve ($105,273.56)
     185
     189
     197
     196
     187
      49   Certificate of Occupancy & Tenant Allowance
     156
      37
     129
     165
      96
      98
      35
     121
      18   Operating Deficit Reserve
      10   Outstanding Issues Escrow
     106   Environmental Remediation Reserve
     190
      40




     159
     146   Certificate of Occupancy
     116   Buildout of the ADI Suite
     140   Outstanding Issues Escrow
     193
      93   Outstanding Issue: Final C of O
     132
      60   Cash Management Agreement
     182
     103
      92
      90
     194
     176
     151
      88
      16
     195

Annex ID   Borrower
--------   ---------------------------------------------------------------------------------------------------------------
     157                                                                                                               114
       1   Parkmerced Investors Properties, LLC and W12/14 Wall Acquisition Associates LLC

       2   Macerich Valley View Limited Partnership
       3   Suntrust Center Owner, L.L.C.
       4   HEI Philadelphia LLC
       6   Woodbury Lakes Retail, LLC
           Various
       8   Empirian at Steele Park, LLC; Bush Realty at Steele Park, LLC
       9   Empirian Colonnade, LLC; Bush Realty Colonnade, LLC
      11   Maguire Properties - Stadium Gateway, LP

      15   SRI Seven Marina LLC
    15.1   SRI Seven Marina LLC
    15.2   SRI Seven Marina LLC
           Various
      20   Windsor at Century Center 1620 LLC, Windsor at Century Center 1640 LLC, Windsor at Century Center 1680 LLC
      21   Windsor at Century Center 1610 LLC
      22   Windsor at Century Center 1670 LLC
      23   Windsor at Century Center 1600 LLC
      24   Windsor at Century Center 1590 LLC
      26   Core Seven Bar H, LLC
      31   Eastfield Associates, LLC
      33   Mission Nashville, LLC, et al
    33.1   Mission Nashville, LLC, et al
    33.2   Mission Nashville, LLC, et al
      36   Mission NE Dallas, LLC, et al
    36.1   Mission NE Dallas, LLC, et al
    36.2   Mission NE Dallas, LLC, et al
      39   BNP/Abbington, LLC
      41   Indian Lakes Funding, L.L.C.
      47   Mission Galleria, LLC, et al
      48   Old Alabama, LLC and Old Alabama Phase II, LLC
    48.1   Old Alabama, LLC and Old Alabama Phase II, LLC
    48.2   Old Alabama, LLC and Old Alabama Phase II, LLC
      51   Treeco/Elwood Limited Partnership
           Various
      54   WREP Magnolia Run LLC
      55   WREP Breckinridge LLC
      56   WREP Country Club LLC
      57   WREP Willow Pointe LLC
      58   Yorba Hawthorne, LLC; Ironwood Hawthorne, LLC
      59   Grunberg 928 LLC
      62   Coppell Associates
      63   Alhambra Center International, Ltd.
      67   Galleria Pavilion, LLC

      71   Trylons 42, L.L.C.
      72   BNP/Wood's Edge, LLC
      78   Ashford SPE, LLC
      84   Centennial Partners, LTD
      85   B&R 5160 Parkstone Owner, LLC
      91   GL Dallas Holdings, L.P.
    91.1   GL Dallas Holdings, L.P.
    91.2   GL Dallas Holdings, L.P.
      97   BNP/Savannah, LLC
      99   Makar VDV, LLC
     117   Woodstock Apartments, LLC
     122   Millers Tally Ho, LLC
     124   Billerica Road LLC
     130   Waterford Place Apartments III, LLC
     131   Everest CP Phoenix LLC
     138   Aquia Terrace II Borrrower, LLC
     142   Trafalgar Square 2, LLC
     145   Adlor B Realty Associates, LLC
     148   R&F 425 Fifth Avenue Retail, LLC
     152   Beacon Hill Lake City, L.L.C.
     168   Milestone Beaver Creek, LLC
     171   Covered Wagon LLC
     175   Rampart PHD LLC
     177   Century Square, LLC
     183   1705, LLC
     186   Tara Close Apartments Corp.
     188   Napa Lincoln Gardens, LLC
     191   Disraeli Tennessee, L.L.C.
     192   3165 Owners Corp.
       5   Rock Pointe Holdings LLC
       7   Corporate Gateway LP
     7.1
     7.2
     7.3
     7.4
      12   Woodcrest Road Urban Renewal, LLC, a New Jersey limited liability company and
           Woodcrest Road Associates, L.P., a Pennsylvania limited partnership
      13   Fremont Riverview, LLC
      14   1801 Research LLC

      17   Ansonia Commercial LLC
      19   Canyon Corporate Plaza Properties, LLC
      25   NAEH Scranton Road, LLC

      27   Silverdale-Auburn LLC, JF Schechter-Auburn, LLC, BL Schechter-Auburn, LLC,
           MB Schechter-Auburn, LLC, S & J Pivo-Auburn, LLC and A & V Pivo-Auburn, LLC
      28   Silverdale-Vancouver, LLC, JF Schechter-Vancouver, LLC, BL Schechter-Vancouver, LLC,
           MB Schechter-Vancouver, LLC, S & J Pivo-Vancouver, LLC and A & V Pivo-Vancouver, LLC
      29   Silverdale-Tukwila, LLC, JF Schechter-Tukwila, LLC, BL Schechter-Tukwila, LLC,
           MB Schechter-Tukwila, LLC, S & J Pivo-Tukwila, LLC and A & V Pivo-Tukwila, LLC
      30   Silverdale-Roseburg, LLC, JF Schechter-Roseburg, LLC, BL Schechter-Roseburg, LLC,
           MB Schechter-Roseburg, LLC, S & J Pivo-Roseburg, LLC and A & V Pivo-Roseburg, LLC
      32   CF Clayton Office II, L.P
      34   Willowbrook TIC 1, LLC (up to 35 TICs)
      38   Alpine Improvements, LLC
      42   Plaza De San Jose, LLC
      43   Maria Associates
      44   University Heights -- Tallahassee Investors, LLC, University Heights -- Tallahassee TIC 1,
           LLC through University Heights -- Tallahassee TIC 28, LLC
      45   Cottonwood Tramore H, LLC, Cottonwood Tramore S, LLC, Cottonwood Tramore 1, LLC,
           Cottonwood Tramore 2, LLC, Cottonwood Tramore 3, LLC, Cottonwood Tramore 4, LLC,
           Cottonwood Tramore 5, LLC, Cottonwood Tramore 6, LLC, Cottonwood Tramore 7, LLC,
           Cottonwood Tramore 8, LLC, Cottonwood Tramore 9, LLC, Cottonwood Tramore 10, LLC,
           Cottonwood Tramore 11, LLC, Cottonwood Tramore 12, LLC, Cottonwood Tramore 13, LLC,
           Cottonwood Tramore 14, LLC, Cottonwood Tramore 16, LLC, Cottonwood Tramore 17, LLC,
           Cottonwood Tramore 18, LLC, Cottonwood Tramore 20, LLC, Cottonwood Tramore 21, LLC,
           Cottonwood Tramore 22, LLC, Cottonwood Tramore 23, LLC, Cottonwood Tramore 24, LLC,
           Cottonwood Tramore 25, LLC, Cottonwood Tramore 27, LLC
      46   TICs: Cabot Trafalgar/Avion 1 LLC, through Cabot Trafalgar/Avion 35 LLC (35 TICs in total; TICs are sequential)

    46.1
    46.2
      50   Federal Wholesale Toy Co. Limited Partnership
      52   WellPointe Medical Properties, LLC
      53   SPI One Town Center, LLC and One Town Center TIC I, LLC through One Town Center TIC XXXIV, LLC (35 Borrowers)
      61   SA Topanga, L.P.
      64   CF Charlotte Office, L.P.
      65   Buena Park Promenade, LLC, And Foothill Rancho, LLC

      66   2 Trap Falls, LLC
      68   Spirit SPE Columbia, LLC
      69   SPPR-HOTELS, LLC
    69.1
    69.2
    69.3
    69.4
    69.5
      70   Blue Sphere Deerfield Plaza Ltd.
      73   South Duff TIC 1, L.L.C., South Duff TIC 2, L.L.C., South Duff TIC 3, L.L.C., South Duff TIC 4, L.L.C.,
           South Duff TIC 5, L.L.C., South Duff TIC 6, L.L.C., ~South Duff TIC 7, L.L.C., South Duff TIC 8, L.L.C.,
           South Duff TIC 10, L.L.C., South Duff TIC 12, L.L.C., South Duff TIC 13, L.L.C., South Duff TIC 14, L.L.C.,
           ~South Duff TIC 15, L.L.C., South Duff TIC 16, L.L.C., South Duff TIC 17, L.L.C., South Duff TIC 18, L.L.C.,
           South Duff TIC 19, L.L.C., South Duff TIC 20, L.L.C., South Duff TIC 21, L.L.C., South Duff TIC 22, L.L.C.,
           South Duff TIC 23, L.L.C., South Duff TIC 24, L.L.C., South Duff TIC 25, L.L.C.~
      74   21 Astor Partners, LLC
      75   Colonial Square Associates, LLC
      76   Aston Center, LLC
      77   Direct Invest -- 5 Omni Way, L.L.C. and Direct Invest -- 5 Omni Way 1, L.L.C. through
           Direct Invest -- 5 Omni Way 18, L.L.C. (except no TIC 10)
      79   College Square Funding, LLC
      80   Ling Links, LLC
      81   RAMCO ILLINOIS, INC., an Illinois corporation dba in California as Illinois Ramco, Inc.
      82   Fountain Square of New Berlin Limited Partnership
      83   COTTONWOOD NORTHWEST CORNERS H, LP, and COTTONWOOD NORTHWEST CORNERS S, LP
      86   El Clair, Ltd.

      87   WA Sunwest Acquisitions, LLC
      89   Bradenton Associates, a Florida general partnership
      94   Birnam Wood Partners, L.P.
      95   CF Clayton Office, L.P.
     100   Collier Village Oaks, L.L.C.
     101   Fossil Properties I Limited Partnership
     102   Pugsly of Pennsylvania Associates, L.P.
     104   Harry Hotels Corp
     105   New Albany Medical Center, LLC
     107   RLV Village Plaza LP, a Delaware limited partnership
     108   ECPA, LLC

     109   Newport Associates 2, LLC
     110   SIC/Leed Civic Plaza, LLC
     111   1033 Third Street, LLC
     112   Direct Invest -- Brookfield Commons, LLC, Direct Invest -- Brookfield Commons 1, LLC
           and Direct Invest -- Brookfield Commons 2, LLC
     113   Wabash Valley Plaza, LLC
     114   Garand Lane Associates, LLC
   114.1
   114.2
     115   Route 111 Windham LLC
     120   HPD Associates One, LLC
     119   Aku Tiki, Ltd.
     118   GEMINI LEWISVILLE COMMONS H, LLC, a Delaware limited liability company and
           GEMINI LEWISVILLE COMMONS 1, LLC, GEMINI LEWISVILLE COMMONS 2, LLC,COMMONS S, LLC
           GEMINI LEWISVILLE COMMONS 3, LLC, GEMINI LEWISVILLE COMMONS 4, LLC, GEMINI LEWISVILLE
           COMMONS 5, LLC, GEMINI LEWISVILLE COMMONS 6, LLC, GEMINI LEWISVILLE COMMONS 8, LLC,
           GEMINI LEWISVILLE COMMONS 9, LLC, GEMINI LEWISVILLE COMMONS 10, LLC, and GEMINI LEWISVILLE
     123   Capital Foresight Spectrum, LLC
     125   Lewis Manor Apartments
     126   Littleton Southern Properties, L.L.C.
     127   CEA Bromfield LLC
     128   New Roulet Limited Partnership
     133   Main Street Corona, LLC
     134   Hillcrest Equities LLC, Clinton Hillcrest Equities LLC, CH Hillrest Equities LLC and
           Gordon Hillcrest Equities LLC
     135   BPP-NY LLC
     136   Sycamore Lake Zurich LP, A Delaware Limited Partnership
     137   Wexford Investors LLC
     139   Hunterdon Plaza Associates, LLC
     141   West Park Retail, LLC
     143   Heritage Square, LLC
     144   BPP-VA LLC
     147   Thorn Run developement Co.
     149   Castleton Investors, LLC
     150   3333 Brea Partners, LLC, a California limited liability company
     153   Hoke Plaza, LLC
     154   Gateway Hospitality RU, LLC
     155   BP Philly, LLC
     157   Whittier Plaza, LLC
     158   Heritage Square Properties LLC
     160   Gateway VII, L.L.C.
     161   Bahama House, LLC
     162   Gateway XV, L.P.
     163   510 Ocean Drive LLC
     164   Gateway Hospitality Staunton, LLC
     166   1920 Oxford, LLC
     167   Charleston Arms Investors, LLC and Charleston Arms 1031, LLC
     169   Bookjacket, LLC
     170   Spanish Oaks Investors, LLC and Spanish Oaks 1031, LLC
     172   Hillside Terrace Shopping Center LLC
     173   RS Tell City LLC
     174   Durham Drug LLC
     178   Battenkill Plaza LLC and Deimos Associates LLC

     179   Gwinnett Point SC, LLC
     180   Grove Street Plaza LLC
     181   215 West Lake Investors, LLC
     184   Joseph S. Mezistrano Fife Property LLC, And Stanley L. Sidell Fife Property LLC
     185   Summit Development Grocery, LLC
     189   Berryhill Associates
     197   Gateway IX L.L.C.
     196   Hagerstown Robinwood Senior Associates LLC
     187   The Lakes Apartment Property, LLC
      49   Madison Office Associates LLC
     156   Alameda Properties - Kruse Woods, L.L.C.
      37   Canyon Gateway, LLC
     129   Storage Assets, L.L.C.
     165   37 FairInn Tucson, LLC
      96   Dellisart-Lincolnshire LLC
      98   Dellisart-Glenview LLC
      35   Warren Tank Development Associates,L.L.C.
     121   East Orange Limited Partnership
      18   MBS-Lodge at Stone Oak, Ltd.
      10   USA Sunset Media, LLC 2 et al as tenants in common
     106   Dulles South Hospitality LLC
     190   Autumn Ridge INREIT, LLC
      40   USA Heritage at Lakeside 1, LLC, et al as tenants in common




     159   Ivy Hall L.L.C.
     146   South El Monte Venture II L.P.
     116   ARI-Eastgate Business Park, LLC
     140   L&R Habersham Shopping Center LLC
     193   Timber Glen II, LTD
      93   Centrelake Corporate Center II LLC
     132   Apollo 18, LLC & Apollo 19 LLC
      60   USA Walnut Hill, LLC; USA Walnut Hill 1-8,10-14,16-18,20-21
     182   Arrowhead Associates, LLC
     103   Auburn Ridge Office, L.L.C.
      92   Corporex Hotels Investment Corp
      90   Circleport CY, LLC
     194   Storage Assets, L.L.C.
     176   Storage Assets, L.L.C.
     151   North Brunswick Storage, L.L.C.
      88   Colony Crossing SDM, LLC
      16   Shane University, LLC, NMC Stratford, LLC, Shane Stratford, LLC, and Chino Stratford, LLC
     195   Le National Investments, LLC & Vu National Investments, LLC

Annex ID   Related Principal
--------   -----------------------------------------------------------------
     157                                                                 115
       1   No

       2   No
       3   No
       4   No
       6   No
           Yes - Beyman
       8   Yes - Beyman
       9   Yes - Beyman
      11   No

      15   No
    15.1   No
    15.2   No
           Yes - Century Ctr
      20   Yes - Century Ctr
      21   Yes - Century Ctr
      22   Yes - Century Ctr
      23   Yes - Century Ctr
      24   Yes - Century Ctr
      26   No
      31   No
      33   Yes - Mission
    33.1   Yes - Mission
    33.2   Yes - Mission
      36   Yes - Mission
    36.1   Yes - Mission
    36.2   Yes - Mission
      39   Yes - BNP
      41   No
      47   Yes - Mission
      48   Yes - Shimm
    48.1   Yes - Shimm
    48.2   Yes - Shimm
      51   No
           Yes - Wilkinson
      54   Yes - Wilkinson
      55   Yes - Wilkinson
      56   Yes - Wilkinson
      57   Yes - Wilkinson
      58   No
      59   No
      62   No
      63   No
      67   No

      71   No
      72   Yes - BNP
      78   No
      84   Yes - Shimm
      85   No
      91   No
    91.1   No
    91.2   No
      97   Yes - BNP
      99   No
     117   No
     122   No
     124   No
     130   No
     131   No
     138   No
     142   No
     145   No
     148   No
     152   No
     168   No
     171   No
     175   No
     177   No
     183   No
     186   No
     188   No
     191   No
     192   No
       5
       7
     7.1
     7.2
     7.3
     7.4
      12

      13
      14

      17   Yes (R3)
      19
      25
           Yes (R6)
      27   Yes (R6)

      28   Yes (R6)

      29   Yes (R6)

      30   Yes (R6)

      32   Yes (R1)
      34   Yes (R4)
      38
      42
      43
      44

      45   Yes (R5)








      46

    46.1
    46.2
      50
      52   No
      53
      61
      64   Yes (R1)
      65

      66
      68
      69
    69.1
    69.2
    69.3
    69.4
    69.5
      70
      73   Yes (R4)





      74
      75
      76
      77   Yes (R9)

      79
      80
      81
      82
      83   Yes (R5)
      86   No

      87
      89
      94
      95   Yes (R1)
     100
     101
     102
     104
     105
     107
     108

     109
     110
     111
     112   Yes (R9)

     113   Yes (R13)
     114
   114.1
   114.2
     115
     120   No
     119   Yes (R12)
     118




     123
     125   Yes (R15)
     126
     127
     128
     133
     134

     135   Yes (R7)
     136
     137   Yes (R14)
     139
     141
     143
     144   Yes (R7)
     147
     149   Yes (R14)
     150
     153
     154   Yes (R8)
     155
     157
     158
     160   Yes (R8)
     161   Yes (R12)
     162   Yes (R8)
     163
     164   Yes (R8)
     166
     167   Yes (R16)
     169
     170   Yes (R16)
     172   Yes (R13)
     173
     174
     178   Yes (R3)

     179
     180
     181
     184
     185
     189   Yes (R15)
     197   Yes (R8)
     196
     187
      49   Douglas M. Etkin, James A. Ketai
     156
      37
     129   Michael F. Lackland, Bruce W. Lackland, Linda Lackland Von Thaden
     165
      96   Douglas E. Artusio
      98   Douglas E. Artusio
      35
     121
      18   Michael B. Smuck
      10   CB Richard Ellis Investors/U.S. Advisor, LLC
     106
     190
      40   CB Richard Ellis Investors/U.S. Advisor, LLC; Michael B. Smuck




     159
     146
     116
     140
     193
      93
     132
      60   CB Richard Ellis Investors/U.S. Advisor, LLC
     182
     103   Douglas M. Etkin, James A. Ketai
      92   Corporex Realty & Investment, LLC
      90   Corporex Realty & Investment, LLC
     194   Michael F. Lackland, Bruce W. Lackland, Linda Lackland Von Thaden
     176   Michael F. Lackland, Bruce W. Lackland, Linda Lackland Von Thaden
     151   Michael F. Lackland, Bruce W. Lackland, Linda Lackland Von Thaden
      88
      16
     195

Annex ID   Sponsor
--------   ----------------------------------------------------------------------------------------------------------------------
     157                                                                                                                      116
       1   Stellar Management and Rockpoint Group, L.L.C.

       2   The Macerich Company
       3   EOP Operating Limited Partnership and Macquarie Office Trust
       4   HEI Hospitality Fund, L.P.
       6   Cornerstone Real Estate Advisors LLC
           Ezra Beyman; Sam Weiss
       8   Ezra Beyman; Sam Weiss
       9   Ezra Beyman; Sam Weiss
      11   Maguire Properties, Inc. and Macquarie Office Trust

      15   Shorenstein Realty Investors Seven, LP
    15.1   Shorenstein Realty Investors Seven, LP
    15.2   Shorenstein Realty Investors Seven, LP
           Windsor Investment Company, Inc.
      20   Windsor Investment Company, Inc.
      21   Windsor Investment Company, Inc.
      22   Windsor Investment Company, Inc.
      23   Windsor Investment Company, Inc.
      24   Windsor Investment Company, Inc.
      26   Charlene K. Getz, Robert L. Keen, John Radtke, Irwin Salin, David E. Madje and Patricia Ann Madje, John Saunders
      31   L. Robert Lieb, Michael Sleeve
      33   Mission Residential, LLC; Finlay Partners, LLC; Mission Nashville Leaseco, LLC
    33.1   Mission Residential, LLC; Finlay Partners, LLC; Mission Nashville Leaseco, LLC
    33.2   Mission Residential, LLC; Finlay Partners, LLC; Mission Nashville Leaseco, LLC
      36   Mission Residential, LLC; Finlay Partners, LLC, Mission NE Dallas Leaseco, LP
    36.1   Mission Residential, LLC; Finlay Partners, LLC, Mission NE Dallas Leaseco, LP
    36.2   Mission Residential, LLC; Finlay Partners, LLC, Mission NE Dallas Leaseco, LP
      39   BNP Residential Properties, Inc.
      41   Indian Lakes Management III, LLC
      47   Mission Residential, LLC
      48   Kenneth L. Shimm
    48.1   Kenneth L. Shimm
    48.2   Kenneth L. Shimm
      51   Nathan Shmalo; Frederick S. Fish
           Wilkinson Group, Inc., CGR Realty Investors LLC
      54   Wilkinson Group, Inc., CGR Realty Investors LLC
      55   Wilkinson Group, Inc., CGR Realty Investors LLC
      56   Wilkinson Group, Inc., CGR Realty Investors LLC
      57   Wilkinson Group, Inc., CGR Realty Investors LLC
      58   Mark Frost; Jess Frost
      59   Michael Grunberg and Fanny Grunberg
      62   Brandywine Operating Partnership, LP / International Business Machines Corporation
      63   Stephen A. Blumenthal; Carlos Lopez-Cantera
      67   Leslie Dunn; Stephen A. Kollins

      71   Trylons 42, L.L.C. c/o Tishman Speyer Properties, L.P.
      72   BNP Residential Properties, Inc.
      78   David F. Couch; Robert C. Collett; Charlie J. Dulin, Jr.; George Cornelson
      84   Kenneth L. Shimm
      85   Bresler & Reiner, Inc.
      91   Gunther Lehmann
    91.1   Gunther Lehmann
    91.2   Gunther Lehmann
      97   BNP Residential Properties, Inc.
      99   Paul Makarechian
     117   Lawrence S. Connor
     122   Andrew L. Miller
     124   Billerica Road, LLC
     130   Thomas F. Taft
     131   C. Joseph Blackbourn
     138   H.J. Howard
     142   Tucker Farms, Inc.; Ralph C Tucker, Jr.
     145   David Bawabeh
     148   Aby Rosen & Michael Fuchs
     152   David M. Dufenhorst
     168   Elaine G. Milestone
     171   Craig Burrows and Juliana Burrows
     175   Philip H. Davis
     177   Iraj Shamtoubi
     183   Michael J. Sidley
     186   Tara Close Apartments Corp.
     188   Robert M. Gibbs
     191   D. Scott McLain; Naranjana Patel; Terrell A. Miller; Geraldine P. McLain
     192   3165 Owners Corp.
       5   Hyun J. Um, Rock Pointe Properties LLC
       7   Corporate Office Properties, L.P.
     7.1
     7.2
     7.3
     7.4
      12   Behringer Harvard REIT I, Inc.

      13   Jonathan Keller
      14   Jerold E. Williamson, Frank W. Mondell, Jr.

      17   Herbert Krasnow, Harvey Schussler, Jesse Krasnow
      19   Saturn Property Investments, Northridge Capital, LLC
      25   General Electric Capital Corporation
           Ruben Poplawski
      27   Ruben Poplawski

      28   Ruben Poplawski

      29   Ruben Poplawski

      30   Ruben Poplawski

      32   Lionstone Partners, Ltd. (*but not a guarantor)
      34   Russell Wilkinson and each TIC (Partition and Bankruptcy)
      38   Adam Ifshin (is not individually a guarantor, but is a principal of Borrower)
      42   Carveouts to Bradley N. Blake, Carveouts to L. Gerald Hunt, NAP
      43   Alfonso A. Costa
      44   Luke W. McCarthy, Michael W. Palmer, NAP

      45   Chad Christensen








      46   Carlton P. Cabot & Cabot Trafalgar/Avion Leasco LLC, a Delaware limited liability company
           & individual TIC sponsors for each TIC borrower
    46.1
    46.2
      50   The William Benstein QTIP Trust, RBC Miller Brothers Trust
      52   Joel Buchanan
      53   Joseph A. Sutton, Jr., Robert I. Scheer
      61   Ronald Gray, Claudine Gray
      64   Oregon Public Employees Retirement Fund, NAP, NAP
      65   Michael H. Mugel

      66   Robert D. Scinto
      68   Spirit Finance Corporation, a Maryland corporation
      69   Supertel Hospitality, Inc.
    69.1
    69.2
    69.3
    69.4
    69.5
      70   Tom Delahanty, Jacob Blatt, Dan Shapira
      73   Russell Wilkinson





      74   James Haddad, Jeffery Gindi, Raymond Gindi
      75   Thomas G. Kappler, Jeffrey H. Berman
      76   Mark G. Caldwell
      77   Direct Invest, L.L.C.

      79   R. Dixon H. Harvey Jr.
      80   Richard A. Hayden, Yee Ling Hayden
      81   Sunil Bhojwani, Ramesh Bhojwani
      82   Thomas J. Thomson
      83   Chad Christensen
      86   Ronald Turner

      87   James M. Clark
      89   Samuel Feinerman, The Lembo Family Trust Dated April 19, 1990
      94   Myles D. Sampson, RIMCO Properties, Inc.
      95   Oregon Public Employees Retirement Fund, NAP, NAP
     100   Charles R. Collier
     101   Hall Phoenix / Inwood, Ltd., Hall Financial Group, Ltd.
     102   Clifford H. Sutherland, Dan L. Shearer, III, Steven B. Soloman
     104   Jeffery S. Novick
     105   Timothy P. Nagy, Adolph V. Lombardi, MD and Gerald M. Rosenberg, MD
     107   RAMCO/LION VENTURE L.P., a Delaware limited partnership
     108   J. Patrick Davis, Richard E. Fitzpatrich, James T. Hay, James F. Quigley, Laura W. Nathanson, Gary Marx, Margaret Marx

     109   Ratnam V. Patel and Pranav V. Patel
     110   Nathan Leanse
     111   Jonathan Parker, Thomas M. Monahan
     112   Direct Invest, L.L.C.

     113   David Israel
     114   Eri S. Kroh, Gregory A. Sackler, John B. Bertram
   114.1
   114.2
     115   David Katz
     120   Haribhai K. Thakkar, Dilip R. Desai, NAP
     119   Thomas W. Staed
     118   Dante Massaro, Will Obeid, Christopher LaMack




     123   Naty Saidoff
     125   Malcolm MacNaughton
     126   Dave Campbell
     127   Steven A. Cohen
     128   Peter Palandjian
     133   Dominic Guadagno, Severina Guadagno
     134   Francis Greenburger

     135   Roger Saunders
     136   Anthony Mammon, Michael Mammon, Laurence Mammon
     137   Larry L. Nifong
     139   Patrick A. Baldoni
     141   Robert H. Johnson
     143   Robert T. Rasmussen, Philip Corcoran, Charles Wolande
     144   Roger Saunders
     147   James A. Rudolph, William C. Rudolph, NAP
     149   Larry L. Nifong
     150   Rodney Freeman
     153   Patrick J. Kelly, Paul J. Howe
     154   Keith D. Stephens
     155   Steve Berzansky, David Peery
     157   Louis Schainuck
     158   Moshen Sharif, Albert Minoofar and Mark Vakili
     160   Keith D. Stephens
     161   Thomas W. Staed
     162   Keith D. Stephens
     163   Pierre Heafey and Gino Falsetto
     164   Keith D. Stephens
     166   Jeffery Wysong
     167   Neil D. Ginsberg, W. Leonard Blevins
     169   David C. Nutting
     170   Neil D. Ginsberg, W. Leonard Blevins
     172   David Israel
     173   Rubin Salant
     174   Greg Manocherian
     178   Jesse Krasnow, Malka Shalit

     179   Gary Eplan, David Barr
     180   Penelope M. Glassmeyer
     181   Andrew Hochberg, Mac Blum, Robert Caplin
     184   Joseph S. Mezistrano, Stanley L. Sidell
     185   Roger Miller, Marilyn Miller, Owen Carlson
     189   Malcolm MacNaughton
     197   Keith D. Stephens
     196   Herald M. Hersch, Jeffrey Laruen, Marc Silverman
     187   Bruce I. Ash
      49   Douglas M. Etkin, James A. Ketai
     156   Donald C. Slawson
      37   Clint W. Roberts, Norman C. Roberts, Evelyn C. Roberts
     129   Michael F. Lackland, Bruce W. Lackland, Linda Lackland Von Thaden
     165   David Roberts
      96   Douglas Artusio
      98   Douglas Artusio
      35   Wachovia Corporation
     121   Chris A. Bowden, Charles P. Gendron, Daniel E. Smith
      18   Michael B. Smuck
      10   CB Richard Ellis Investors/U.S. Advisor, LLC
     106   B.F. Saul Real Estate Investment Trust
     190   Randy I. Westby
      40   Michael B. Smuck




     159   Michael S. Purzycki
     146   Anthony DiGiorgio, Tracy DiGiorgio, Greg Chila, Rosanna Chila
     116   Michele Nasatir, Andrea & Monroe Rosenthal, Victoria & David Rosenstein
     140   Marvin Lustbader, Howard Ruskin
     193   John S. Rosenberg, Linda A. Green, Alfred Kahn III
      93   Gregory L. Butcher, William B. Armstrong
     132   James R. Stokes
      60   US Advisor, LLC/CBREI
     182   David E. Noon, H. Richard Noon
     103   James A. Ketai, Douglas M. Etkin
      92   William P. Butler
      90   Corporex Realty & Investment, LLC
     194   Michael F. Lackland, Bruce W. Lackland, Linda Lackland Von Thaden
     176   Michael F. Lackland, Bruce W. Lackland, Linda Lackland Von Thaden
     151   Michael F. Lackland, Bruce W. Lackland, Linda Lackland Von Thaden
      88   Julius J. Szabo
      16   John Shane, Sandy Sigal
     195   Phuoc B. Vu, Hoan T. Le

Annex ID   PML (%)    Earthquake Insurance (Y/N/R)   Date of Seismic Report   Terrorism Insurance (Y/N/R)
--------   -------    ----------------------------   ----------------------   ---------------------------
     157       117                             118                      119                           120
       1      20.0%   Yes                            1/19/2006                Yes

       2       0.0%   Yes                                                     Yes
       3       0.0%   Yes                                                     Yes
       4       0.0%   Yes                                                     Yes
       6       0.0%   Yes                                                     Yes
                      No                                                      Yes
       8       0.0%   No                                                      Yes
       9       0.0%   No                                                      Yes
      11      11.0%   Yes                            12/5/2005                Yes

      15              13% - 19% Yes                  9/22/2005                Yes
    15.1      19.0%   Yes                            9/22/2005                Yes
    15.2      13.0%   Yes                            9/22/2005                Yes
                      Yes                                                     Yes
      20       0.0%   Yes                                                     Yes
      21       0.0%   Yes                                                     Yes
      22       0.0%   Yes                                                     Yes
      23       0.0%   Yes                                                     Yes
      24       0.0%   Yes                                                     Yes
      26       0.0%   No                                                      Yes
      31       0.0%   Yes                                                     Yes
      33       0.0%   No                                                      Yes
    33.1       0.0%   No                                                      Yes
    33.2       0.0%   No                                                      Yes
      36       0.0%   No                                                      Yes
    36.1       0.0%   No                                                      Yes
    36.2       0.0%   No                                                      Yes
      39       0.0%   No                                                      Yes
      41       0.0%   Yes                                                     Yes
      47       0.0%   No                                                      Yes
      48       0.0%   No                                                      Yes
    48.1       0.0%   No                                                      Yes
    48.2       0.0%   No                                                      Yes
      51       0.0%   Yes                                                     Yes
                      Yes                                                     Yes
      54       0.0%   Yes                                                     Yes
      55       0.0%   Yes                                                     Yes
      56       0.0%   Yes                                                     Yes
      57       0.0%   Yes                                                     Yes
      58      15.0%   No                             8/2/2005                 Yes
      59       0.0%   Yes                                                     Yes
      62       0.0%   Yes                                                     Yes
      63       0.0%   No                                                      Yes
      67       0.0%   No                                                      Yes

      71       0.0%   Yes                                                     Yes
      72       0.0%   No                                                      Yes
      78       0.0%   No                                                      Yes
      84       0.0%   No                                                      Yes
      85       0.0%   Yes                                                     Yes
      91       0.0%   Yes                                                     Yes
    91.1       0.0%   Yes                                                     Yes
    91.2       0.0%   Yes                                                     Yes
      97       0.0%   No                                                      Yes
      99      10.0%   No                             10/31/2005               Yes
     117       0.0%   Yes                                                     Yes
     122       0.0%   No                                                      Yes
     124       0.0%   Yes                                                     Yes
     130       0.0%   Yes                                                     Yes
     131       0.0%   No                                                      Yes
     138       0.0%   No                                                      Yes
     142       0.0%   No                                                      Yes
     145       0.0%   No                                                      Yes
     148       0.0%   Yes                                                     Yes
     152      12.0%   No                             11/28/2005               Yes
     168       0.0%   Yes                                                     Yes
     171      12.0%   No                             11/14/2005               Yes
     175       0.0%   No                                                      Yes
     177      12.0%   No                             11/11/2005               Yes
     183      19.0%   No                             10/10/2005               Yes
     186       0.0%   No                                                      Yes
     188      10.0%   No                             9/29/2005                Yes
     191       0.0%   No                                                      Yes
     192       0.0%   Yes                                                     Yes
       5       0.0%   No                                                      Yes
       7
     7.1       0.0%   Yes                                                     Yes
     7.2       0.0%   Yes                                                     Yes
     7.3       0.0%   Yes                                                     Yes
     7.4       0.0%   Yes                                                     Yes
      12       0.0%   Yes                                                     Yes

      13       0.0%   No                                                      Yes
      14       0.0%   Yes                                                     Yes

      17       0.0%   Yes                                                     Yes
      19       0.0%   No                                                      Yes
      25      12.0%   No                             9/9/2005                 Yes
              10.0%                                  8/26/2005                Yes
      27      10.0%   No                             8/26/2005                Yes

      28      10.0%   No                             8/26/2005                Yes

      29      10.0%   Yes                            8/26/2005                Yes

      30      10.0%   No                             8/26/2005                Yes

      32       0.0%   Yes                                                     Yes
      34       0.0%   No                                                      Yes
      38       0.0%   Yes                                                     Yes
      42      17.0%   No                             12/14/2005               Yes
      43       0.0%   No                                                      Yes
      44       0.0%   No                                                      Yes

      45       0.0%   Yes                                                     Yes








      46

    46.1       0.0%   No                                                      Yes
    46.2       0.0%   No                                                      Yes
      50       0.0%   Yes                                                     Yes
      52       0.0%   No                                                      Yes
      53       0.0%   Yes                                                     Yes
      61       0.0%   Yes                                                     Yes
      64       0.0%   Yes                                                     Yes
      65      16.0%   No                             10/27/2005               Yes

      66       0.0%   NAP                                                     Yes
      68       0.0%   Yes                                                     Yes
      69
    69.1       0.0%   Yes                                                     Yes
    69.2       0.0%   Yes                                                     Yes
    69.3       0.0%   Yes                                                     Yes
    69.4       0.0%   Yes                                                     Yes
    69.5       0.0%   Yes                                                     Yes
      70       0.0%   No                                                      Yes
      73       0.0%   No                                                      Yes





      74       0.0%   Yes                                                     Yes
      75       0.0%   No                                                      Yes
      76       0.0%   Yes                                                     Yes
      77       0.0%   Yes                                                     Yes

      79       0.0%   Yes                                                     Yes
      80       8.0%   No                             12/12/2005               Yes
      81      12.0%   No                             10/4/2005                Yes
      82       0.0%   No                                                      Yes
      83       0.0%   No                                                      Yes
      86       0.0%   No                                                      Yes

      87       0.0%   No                                                      Yes
      89       0.0%   No                                                      Yes
      94       0.0%   No                                                      Yes
      95       0.0%   Yes                                                     Yes
     100      16.0%   No                             10/27/2005               Yes
     101       0.0%   Yes                                                     Yes
     102       0.0%   No                                                      Yes
     104       0.0%   No                                                      Yes
     105       0.0%   No                                                      Yes
     107       0.0%   Yes                                                     Yes
     108       9.0%   No                             10/7/2005                Yes

     109       0.0%   No                                                      Yes
     110      18.0%   Yes                            7/25/2005                Yes
     111      17.0%   No                             9/1/2005                 Yes
     112       0.0%   Yes                                                     Yes

     113       0.0%   Yes                                                     Yes
     114      18.0%                                  6/21/2005
   114.1      18.0%   No                             6/21/2005
   114.2      18.0%   No                             6/21/2005                Yes
     115       0.0%   No                                                      No
     120       0.0%   Yes                                                     Yes
     119       0.0%   No                                                      Yes
     118       0.0%   No                                                      Yes




     123      16.0%   No                             11/1/2005                Yes
     125       0.0%   No                                                      Yes
     126       0.0%   Yes                                                     No
     127       0.0%   No                                                      Yes
     128       0.0%   Yes                                                     Yes
     133      16.0%   No                             8/30/2005                Yes
     134       0.0%   Yes                                                     Yes

     135       0.0%   No                                                      Yes
     136       0.0%   Yes                                                     Yes
     137       0.0%   No                                                      Yes
     139       0.0%   No                                                      Yes
     141       0.0%   Yes                                                     Yes
     143       0.0%   No                                                      Yes
     144       0.0%   No                                                      Yes
     147       0.0%   No                                                      Yes
     149       0.0%   No                                                      Yes
     150      15.0%   No                             9/27/2005                Yes
     153       0.0%   No                                                      Yes
     154       0.0%   Yes                                                     Yes
     155       0.0%   No                                                      Yes
     157      16.0%   No                             11/7/2005                Yes
     158       9.0%   No                             4/4/2005                 TBD
     160       0.0%   Yes                                                     Yes
     161       0.0%   No                                                      Yes
     162       0.0%   Yes                                                     Yes
     163       0.0%   No                                                      Yes
     164       0.0%   Yes                                                     Yes
     166      19.0%   No                             5/25/2005                Yes
     167       0.0%   Yes                                                     Yes
     169       0.0%   No                                                      Yes
     170       0.0%   Yes                                                     Yes
     172       0.0%   Yes                                                     Yes
     173       0.0%   Yes                                                     Yes
     174       0.0%   No                                                      Yes
     178       0.0%   No                                                      Yes

     179       0.0%   Yes                                                     Yes
     180       0.0%   No                                                      Yes
     181       0.0%   Yes                                                     Yes
     184      12.0%   No                             10/11/2005               Yes
     185      12.0%   No                             6/30/2005                Yes
     189      10.0%   No                             9/21/2005                Yes
     197       0.0%   Yes                                                     Yes
     196       0.0%   NAP                                                     Yes
     187       0.0%   No                                                      Yes
      49       0.0%   Yes                                                     Yes
     156      11.0%   NAP                            10/28/2005               Yes
      37      14.0%   No                             8/9/2005                 Yes
     129       0.0%   NAP                            NAP                      Yes
     165       0.0%   Yes                            NAP                      Yes
      96       0.0%   NAP                            NAP                      Yes
      98       0.0%   NAP                            NAP                      Yes
      35       0.0%   NAP                            NAP                      Yes
     121       0.0%   Yes                                                     Yes
      18       0.0%   Yes                                                     Yes
      10      16.0%   Yes                            10/21/2005               Yes
     106       0.0%   NAP                            NAP                      Yes
     190       0.0%   NAP                            NAP                      Yes
      40       0.0%   Yes                                                     Yes




     159       0.0%   NAP                            NAP                      Yes
     146      16.0%   No                             11/11/2005               Yes
     116       0.0%   NAP                            NAP                      Yes
     140       0.0%   No                                                      Yes
     193       0.0%   Yes                                                     Yes
      93      14.0%   No                             12/8/2005                Yes
     132       0.0%   No                                                      Yes
      60      10.0%   No                             12/14/2005               Yes
     182       0.0%   No                                                      Yes
     103       0.0%   Yes                                                     Yes
      92       0.0%   NAP                            NAP                      Yes
      90       0.0%   NAP                            NAP                      Yes
     194       0.0%   NAP                            NAP                      Yes
     176       0.0%   NAP                            NAP                      Yes
     151       0.0%   NAP                            NAP                      Yes
      88       0.0%   No                                                      Yes
      16       0.0%   No                                                      Yes
     195       0.0%   No                                                      Yes

Annex ID   Environmental Insurance (Y/N/R)   Date of Engineering Report   Date of Phase I Report
--------   -------------------------------   --------------------------   ----------------------
     157                               121                          122                      123
       1   Yes                               8/30/2005                    6/29/2005

       2   No                                12/15/2005                   12/15/2005
       3   No                                11/16/2005                   11/16/2005
       4   No                                9/7/2005                     10/25/2005
       6   No                                1/5/2006                     1/5/2006
           No                                Various                      Various
       8   No                                10/17/2005                   10/17/2005
       9   No                                10/19/2005                   10/19/2005
      11   No                                12/1/2005                    12/1/2005

      15   No                                9/16/2005                    9/19/2005
    15.1   No                                9/16/2005                    9/19/2005
    15.2   No                                9/16/2005                    9/19/2005
           No                                12/12/2005                   12/6/2005
      20   No                                12/12/2005                   12/6/2005
      21   No                                12/12/2005                   12/6/2005
      22   No                                12/12/2005                   12/6/2005
      23   No                                12/12/2005                   12/6/2005
      24   No                                12/12/2005                   12/6/2005
      26   No                                10/10/2005                   10/10/2005
      31   No                                6/6/2005                     9/28/2005
      33   No                                1/16/2006                    1/16/2006
    33.1   No                                1/16/2006                    1/16/2006
    33.2   No                                1/16/2006                    1/16/2006
      36   No                                9/16/2005                    Various
    36.1   No                                9/16/2005                    9/15/2005
    36.2   No                                9/16/2005                    9/26/2005
      39   No                                10/25/2005                   10/24/2005
      41   No                                11/17/2005                   11/17/2005
      47   No                                10/19/2005                   10/19/2005
      48   No                                12/9/2005                    12/13/2005
    48.1   No                                12/9/2005                    12/13/2005
    48.2   No                                12/9/2005                    12/13/2005
      51   No                                12/5/2005                    12/5/2005
           No                                Various                      12/13/2005
      54   No                                12/9/2005                    12/13/2005
      55   No                                12/9/2005                    12/13/2005
      56   No                                12/13/2005                   12/13/2005
      57   No                                12/14/2005                   12/13/2005
      58   No                                8/2/2005                     8/2/2005
      59   No                                12/12/2005                   12/12/2005
      62   No                                12/16/2005                   12/16/2005
      63   No                                11/30/2005                   11/28/2005
      67   No                                11/15/2005                   11/14/2005

      71   No                                11/14/2005                   11/14/2005
      72   No                                10/25/2005                   10/24/2005
      78   No                                11/30/2005                   11/30/2005
      84   No                                12/8/2005                    12/12/2005
      85   No                                7/18/2005                    7/18/2005
      91   No                                Various                      12/8/2005
    91.1   No                                12/9/2005                    12/8/2005
    91.2   No                                12/8/2005                    12/8/2005
      97   Yes                               10/25/2005                   10/24/2005
      99   No                                10/31/2005                   12/22/2005
     117   No                                10/18/2005                   11/30/2005
     122   No                                12/9/2005                    12/9/2005
     124   No                                12/15/2005                   11/9/2005
     130   No                                12/16/2005                   12/16/2005
     131   No                                12/21/2005                   12/9/2005
     138   No                                9/2/2005                     9/2/2005
     142   No                                10/12/2005                   10/12/2005
     145   No                                11/10/2005                   11/8/2005
     148   No                                12/7/2005                    12/7/2005
     152   No                                11/23/2005                   11/18/2005
     168   No                                1/9/2006                     10/25/2005
     171   No                                11/14/2005                   11/14/2005
     175   No                                12/2/2005                    11/30/2005
     177   No                                11/11/2005                   11/15/2005
     183   No                                10/14/2005                   10/10/2005
     186   No                                11/22/2005                   11/18/2005
     188   No                                9/29/2005                    9/29/2005
     191   No                                12/2/2005                    12/2/2005
     192   No                                11/7/2005                    12/29/2005
       5   No                                10/5/2005                    10/14/2005
       7                                     12/12/2005                   Various
     7.1   No                                12/12/2005                   12/12/2005
     7.2   No                                12/12/2005                   12/12/2005 & 12/9/2005
     7.3   No                                12/12/2005                   12/12/2005
     7.4   NAP                               12/12/2005                   12/12/2005
      12   No                                12/12/2005                   12/11/2005

      13   NAP                               8/31/2005                    8/31/2005
      14   No                                10/12/2005                   10/13/2005

      17   No                                9/15/2005                    9/15/2005
      19   No                                9/23/2005                    9/21/2005
      25   No                                9/2/2005                     9/13/2005
           No                                8/26/2005                    8/26/2005
      27   No                                8/26/2005                    8/26/2005

      28   No                                8/26/2005                    8/26/2005

      29   No                                8/26/2005                    8/26/2005

      30   No                                8/26/2005                    8/26/2005

      32   No                                8/29/2005                    8/29/2005
      34   No                                11/4/2005                    11/4/2005
      38   No                                10/21/2005                   10/26/2005
      42   No                                10/27/2005                   7/6/2005
      43   No                                9/21/2005                    9/21/2005
      44   No                                6/11/2005                    6/9/2005

      45   No                                8/16/2005                    8/17/2005








      46                                     9/20/2005                    9/19/2005

    46.1   No                                9/20/2005                    9/19/2005
    46.2   Yes                               9/20/2005                    9/19/2005
      50   No                                9/30/2005                    8/19/2005
      52   No                                6/20/2005                    6/19/2005
      53   No                                7/27/2005                    7/28/2005
      61   No                                6/7/2005                     6/7/2005
      64   No                                9/14/2005                    9/14/2005
      65   No                                9/9/2005                     9/9/2005

      66   No                                6/21/2005                    6/22/2005
      68   No                                6/28/2005                    6/28/2005
      69                                     10/12/2005                   10/12/2005
    69.1   No                                10/12/2005                   10/12/2005
    69.2   No                                10/12/2005                   10/12/2005
    69.3   No                                10/12/2005                   10/12/2005
    69.4   No                                10/12/2005                   10/12/2005
    69.5   No                                10/12/2005                   10/12/2005
      70   No                                9/20/2005                    8/9/2005
      73   No                                9/30/2005                    9/30/2005





      74   No                                10/5/2005                    8/30/2005
      75   No                                10/28/2005                   10/28/2005
      76   No                                9/13/2005                    9/13/2005
      77   No                                6/15/2005                    6/13/2005

      79   No                                8/11/2005                    8/15/2005
      80   No                                12/8/2005                    12/7/2005
      81   No                                10/4/2005                    10/5/2005
      82   No                                7/22/2005                    7/22/2005
      83   No                                7/6/2005                     7/6/2005
      86   No                                4/14/2005                    4/15/2005

      87   No                                8/18/2005                    8/15/2005
      89   No                                7/18/2005                    7/18/2005
      94   No                                9/17/2004                    9/23/2004
      95   No                                8/25/2005                    8/25/2005
     100   No                                10/27/2005                   10/27/2005
     101   No                                9/20/2005                    7/29/2005
     102   No                                8/9/2005                     8/9/2005
     104   No                                7/20/2005                    7/20/2005
     105   No                                9/15/2005                    9/14/2005
     107   No                                9/9/2005                     9/9/2005
     108   No                                10/7/2005                    10/7/2005

     109   No                                11/29/2005                   11/30/2005
     110   No                                7/25/2005                    7/26/2005
     111   No                                9/1/2005                     9/1/2005
     112   No                                6/27/2005                    7/7/2005

     113   No                                9/30/2005                    10/4/2005
     114                                     6/21/2005                    7/12/2005
   114.1   No                                6/21/2005                    7/12/2005
   114.2   No                                6/21/2005                    7/12/2005
     115   No                                10/25/2005                   10/25/2005
     120   No                                8/23/2005                    8/23/2005
     119   No                                9/29/2005                    9/29/2005
     118   No                                7/19/2005                    7/18/2005




     123   No                                11/1/2005                    11/1/2005
     125   No                                9/22/2005                    9/22/2005
     126   No                                9/15/2005                    9/15/2005
     127   No                                10/3/2005                    3/30/2005
     128   No                                9/21/2005                    9/20/2005
     133   No                                8/30/2005                    8/30/2005
     134   No                                10/26/2005                   8/11/2005

     135   No                                3/23/2005                    3/25/2005
     136   No                                8/22/2005                    8/19/2005
     137   No                                7/26/2005                    7/26/2005
     139   No                                8/15/2005                    9/8/2005
     141   No                                8/25/2005                    8/25/2005
     143   No                                7/28/2005                    7/29/2005
     144   No                                3/21/2005                    3/25/2005
     147   No                                8/23/2005                    8/22/2005
     149   No                                9/16/2005                    9/19/2005
     150   No                                10/3/2005                    10/3/2005
     153   No                                9/6/2005                     9/6/2005
     154   No                                8/23/2005                    8/23/2005
     155   No                                8/18/2005                    8/19/2005
     157   No                                11/7/2005                    11/7/2005
     158   No                                4/8/2005                     4/11/2005
     160   No                                8/23/2005                    8/24/2005
     161   No                                9/29/2005                    9/29/2005
     162   No                                8/23/2005                    8/23/2005
     163   No                                4/13/2005                    4/8/2005
     164   No                                8/23/2005                    8/22/2005
     166   No                                5/25/2005                    6/23/2005
     167   No                                4/19/2005                    4/19/2005
     169   No                                9/27/2005                    9/27/2005
     170   No                                4/19/2005                    4/19/2005
     172   No                                7/1/2005                     7/1/2005
     173   No                                7/27/2005                    7/27/2005
     174   No                                8/29/2005                    8/22/2005
     178   No                                4/29/2005                    4/29/2005

     179   No                                4/18/2005                    4/20/2005
     180   No                                10/10/2005                   10/12/2005
     181   No                                7/8/2005                     6/14/2005
     184   No                                10/11/2005                   10/11/2005
     185   No                                6/30/2005                    7/25/2005
     189   No                                9/26/2005                    9/23/2005
     197   No                                8/23/2005                    8/23/2005
     196                                     10/25/2005                   11/8/2005
     187                                     11/14/2005                   11/10/2005
      49                                     10/24/2005                   11/3/2005
     156                                     12/22/2005                   11/3/2005
      37                                     9/15/2005                    8/22/2005
     129                                     11/11/2005                   11/21/2005
     165                                     10/12/2005                   10/22/2005
      96                                     12/6/2005                    11/15/2005
      98                                     12/7/2005                    11/18/2005
      35                                     9/22/2005                    9/22/2005
     121                                     10/3/2005                    10/17/2005
      18                                     10/21/2005                   10/12/2005
      10                                     10/21/2005                   10/24/2005
     106                                     12/14/2005                   12/9/2005
     190                                     10/22/2005                   10/27/2005
      40                                     11/17/2005                   11/11/2005




     159                                     10/29/2005                   11/4/2005
     146                                     11/11/2005                   11/3/2005
     116                                     10/5/2005                    10/5/2005
     140   Yes                               11/28/2005                   12/2/2005
     193                                     12/6/2005                    11/4/2005
      93                                     12/8/2005                    12/2/2005
     132                                     11/18/2005                   12/5/2005
      60                                     12/5/2005                    12/7/2005
     182                                     11/11/2005                   11/18/2005
     103                                     11/26/2005                   12/6/2005
      92                                     12/5/2005                    12/7/2005
      90                                     12/5/2005                    12/7/2005
     194                                     11/11/2005                   11/17/2005
     176                                     11/11/2005                   11/16/2005
     151                                     11/11/2005                   11/10/2005
      88                                     11/28/2005                   12/16/2005
      16                                     12/12/2005                   11/1/2005
     195                                     11/26/2005                   12/6/2005

Annex ID   Date of Phase II Report (if applicable)   FIRREA Eligible (Y/N)
--------   ---------------------------------------   ---------------------
     157                                       124                     125
       1   9/27/2005                                 Yes

       2                                             Yes
       3                                             Yes
       4                                             Yes
       6                                             Yes
                                                     Yes
       8                                             Yes
       9                                             Yes
      11                                             Yes

      15                                             Yes
    15.1                                             Yes
    15.2                                             Yes
                                                     Yes
      20                                             Yes
      21                                             Yes
      22                                             Yes
      23                                             Yes
      24                                             Yes
      26                                             Yes
      31                                             Yes
      33                                             Yes
    33.1                                             Yes
    33.2                                             Yes
      36                                             Yes
    36.1                                             Yes
    36.2                                             Yes
      39                                             Yes
      41                                             Yes
      47                                             Yes
      48                                             Yes
    48.1                                             Yes
    48.2                                             Yes
      51                                             Yes
                                                     Yes
      54                                             Yes
      55                                             Yes
      56                                             Yes
      57                                             Yes
      58                                             Yes
      59                                             Yes
      62                                             Yes
      63                                             Yes
      67                                             Yes

      71                                             Yes
      72                                             Yes
      78                                             Yes
      84                                             Yes
      85                                             Yes
      91                                             Yes
    91.1                                             Yes
    91.2                                             Yes
      97                                             Yes
      99                                             Yes
     117                                             Yes
     122                                             Yes
     124                                             Yes
     130                                             Yes
     131                                             Yes
     138                                             Yes
     142                                             Yes
     145                                             Yes
     148                                             Yes
     152                                             Yes
     168                                             Yes
     171                                             Yes
     175                                             Yes
     177                                             Yes
     183                                             Yes
     186                                             Yes
     188                                             Yes
     191                                             Yes
     192                                             Yes
       5                                             Yes
       7                                             Yes
     7.1                                             Yes
     7.2                                             Yes
     7.3                                             Yes
     7.4                                             Yes
      12                                             Yes

      13                                             Yes
      14                                             Yes

      17                                             Yes
      19                                             Yes
      25                                             Yes
                                                     Yes
      27                                             Yes

      28                                             Yes

      29                                             Yes

      30                                             Yes

      32                                             Yes
      34                                             Yes
      38                                             Yes
      42                                             Yes
      43                                             Yes
      44                                             Yes

      45                                             Yes








      46                                             Yes

    46.1                                             Yes
    46.2                                             Yes
      50                                             Yes
      52                                             Yes
      53                                             Yes
      61                                             Yes
      64                                             Yes
      65                                             Yes

      66                                             Yes
      68                                             Yes
      69                                             Yes
    69.1                                             Yes
    69.2                                             Yes
    69.3                                             Yes
    69.4                                             Yes
    69.5                                             Yes
      70                                             Yes
      73                                             Yes





      74                                             Yes
      75                                             Yes
      76                                             Yes
      77                                             Yes

      79                                             Yes
      80                                             Yes
      81                                             Yes
      82                                             Yes
      83                                             Yes
      86                                             Yes

      87                                             Yes
      89                                             Yes
      94                                             Yes
      95                                             Yes
     100                                             Yes
     101                                             Yes
     102                                             Yes
     104                                             Yes
     105                                             Yes
     107                                             Yes
     108                                             Yes

     109                                             Yes
     110                                             Yes
     111                                             Yes
     112                                             Yes

     113                                             Yes
     114                                             Yes
   114.1                                             Yes
   114.2                                             Yes
     115                                             Yes
     120                                             Yes
     119                                             Yes
     118                                             Yes




     123                                             Yes
     125                                             Yes
     126                                             Yes
     127                                             Yes
     128                                             Yes
     133                                             Yes
     134                                             Yes

     135                                             Yes
     136                                             Yes
     137                                             Yes
     139                                             Yes
     141                                             Yes
     143                                             Yes
     144                                             Yes
     147                                             Yes
     149                                             Yes
     150                                             Yes
     153                                             Yes
     154                                             Yes
     155                                             Yes
     157                                             Yes
     158                                             Yes
     160                                             Yes
     161                                             Yes
     162                                             Yes
     163                                             Yes
     164                                             Yes
     166                                             Yes
     167                                             Yes
     169                                             Yes
     170                                             Yes
     172                                             Yes
     173                                             Yes
     174                                             Yes
     178                                             Yes

     179   5/12/2005                                 Yes
     180                                             Yes
     181                                             Yes
     184                                             Yes
     185                                             Yes
     189                                             Yes
     197                                             Yes
     196                                             Yes
     187                                             Yes
      49                                             Yes
     156                                             Yes
      37                                             Yes
     129                                             Yes
     165                                             Yes
      96                                             Yes
      98                                             Yes
      35                                             Yes
     121   1/5/2006                                  Yes
      18                                             Yes
      10                                             Yes
     106                                             Yes
     190                                             Yes
      40                                             Yes




     159                                             Yes
     146                                             Yes
     116                                             Yes
     140                                             Yes
     193                                             Yes
      93                                             Yes
     132                                             Yes
      60                                             Yes
     182                                             Yes
     103                                             Yes
      92                                             Yes
      90                                             Yes
     194                                             Yes
     176                                             Yes
     151                                             Yes
      88                                             Yes
      16                                             Yes
     195                                             Yes

Annex ID   Grace Period                                  Payment Day             SPE   Single Tenant (Y/N)
--------   ------------                                  -----------             ---   -------------------
     157                                           126           127             128                   129
       1                                             0             1             Yes

       2                                             5             1             Yes   No
       3                                             5             1             Yes   No
       4                                             5             1             Yes   No
       6                                             5             1             Yes   No
                                                     5             1             Yes
       8                                             5             1             Yes
       9                                             5             1             Yes
      11                                             5             1             Yes   No

      15                                             5             1             Yes   Yes
    15.1                                             5                                 Yes
    15.2                                             5                                 Yes
                                                     5             1              No   Various
      20                                             5             1              No   No
      21                                             5             1              No   No
      22                                             5             1              No   Yes
      23                                             5             1              No   No
      24                                             5             1              No   No
      26                                             5             1             Yes
      31                                             5             1             Yes   No
      33                                             5             1             Yes
    33.1                                             5
    33.2                                             5
      36                                             5             1             Yes
    36.1                                             5
    36.2                                             5
      39                                             5             1             Yes
      41                                             5             1             Yes
      47                                             5             1             Yes
      48                                             5             1             Yes   No
    48.1                                             5                                 No
    48.2                                             5                                 No
      51                                             5             1             Yes   No
                                                     5             1             Yes
      54                                             5             1             Yes
      55                                             5             1             Yes
      56                                             5             1             Yes
      57                                             5             1             Yes
      58                                             5             1             Yes   No
      59                                             5             1             Yes   No
      62                                             5             1             Yes   Yes
      63                                             5             1             Yes   No
      67                                             5             1             Yes   No

      71                                             5             1             Yes   No
      72                                             5             1             Yes
      78                                             5             1             Yes
      84                                             5             1             Yes   No
      85                                             5             1             Yes   No
      91                                             5             1             Yes   Various
    91.1                                             5                                 No
    91.2                                             5                                 Yes
      97                                             5             1             Yes
      99                                             5             1             Yes   No
     117                                             5             1             Yes
     122                                             5             1             Yes   No
     124                                             5             1             Yes   Yes
     130                                             5             1             Yes
     131                                             5             1             Yes
     138                                             5             1             Yes
     142                                             5             1             Yes
     145                                             5             1             Yes   No
     148                                             5             1             Yes   Yes
     152                                             5             1             Yes
     168                                             5             1             Yes   Yes
     171                                             5             1             Yes   No
     175                                             5             1             Yes   No
     177                                             5             1             Yes   No
     183                                             5             1             Yes   No
     186                                             5             1             Yes
     188                                             5             1             Yes
     191                                             5             1             Yes   No
     192                                             5             1             Yes
       5                                             0            11   Yes (Level 5)   No
       7                                             0            11   Yes (Level 5)   No
     7.1                                                                               No
     7.2                                                                               No
     7.3                                                                               No
     7.4                                                                               No
      12    0 (5 days for the first 2 missed payments)            11   Yes (Level 4)   No

      13                                             0            11   Yes (Level 4)   No
      14                                             0            11   Yes (Level 5)   No

      17                                             5            11   Yes (Level 5)   No
      19                                             0            11   Yes (Level 5)   No
      25                                             0            11   Yes (Level 5)   Yes
                                                     0            11   Yes (Level 2)   Yes
      27                                             0            11   Yes (Level 2)   Yes

      28                                             0            11   Yes (Level 2)   Yes

      29                                             0            11   Yes (Level 2)   Yes

      30                                             0            11   Yes (Level 2)   Yes

      32                                             0            11   Yes (Level 5)   No
      34                                             0            11             Yes   No
      38                                             0            11   Yes (Level 4)   No
      42                                             0            11   Yes (Level 2)   No
      43                                             0            11   Yes (Level 4)   No
      44                                             0            11   Yes (Level 2)   No

      45                                             0            11   Yes (Level 4)   No








      46                                             0            11   Yes (Level 2)   No

    46.1                                                                               No
    46.2                                                                               No
      50                                             0            11   Yes (Level 2)   No
      52                                             0            11   Yes (Level 3)   No
      53                                             0            11   Yes (Level 2)   No
      61                                             0            11   Yes (Level 3)   No
      64                                             0            11   Yes (Level 3)   No
      65                                             0            11   Yes (Level 2)   No

      66                                             0            11   Yes (Level 3)   No
      68                                             0            11   Yes (Level 2)   No
      69                                             0            11   Yes (Level 3)   No
    69.1                                                                               No
    69.2                                                                               No
    69.3                                                                               No
    69.4                                                                               No
    69.5                                                                               No
      70                                             0            11   Yes (Level 3)   No
      73                                             0            11   Yes (Level 2)   No





      74                                             0            11   Yes (Level 2)   No
      75                                             0            11   Yes (Level 3)   No
      76                                             0            11   Yes (Level 2)   Yes
      77                                             0            11   Yes (Level 2)   Yes

      79                                             0            11   Yes (Level 3)   No
      80                                             0            11   Yes (Level 2)   No
      81                                             0            11   Yes (Level 2)   Yes
      82                                             0            11   Yes (Level 3)   No
      83                                             0            11   Yes (Level 3)   No
      86                                             0            11   Yes (Level 3)   No

      87                                             0            11   Yes (Level 2)   No
      89                                             0            11   Yes (Level 2)   No
      94                                             0            11   Yes (Level 4)   No
      95                                             0            11   Yes (Level 3)   No
     100                                             0            11   Yes (Level 2)   No
     101                                             0            11   Yes (Level 3)   No
     102                                             0            11   Yes (Level 3)   No
     104                                             0            11   Yes (Level 2)   No
     105                                             0            11   Yes (Level 2)   No
     107                                             0            11   Yes (Level 2)   No
     108                                             0            11   Yes (Level 2)   No

     109                                             0            11   Yes (Level 2)   No
     110                                             0            11   Yes (Level 2)   No
     111                                             0            11   Yes (Level 2)   Yes
     112                                             0            11   Yes (Level 2)   No

     113                                             0            11   Yes (Level 2)   No
     114                                             0            11   Yes (Level 2)   No
   114.1                                                                               No
   114.2                                                                               No
     115                                             0            11   Yes (Level 2)   Yes
     120                                             0            11   Yes (Level 3)   No
     119                                             0            11   Yes (Level 3)   No
     118                                             0            11   Yes (Level 2)   No




     123                                             0            11   Yes (Level 2)   Yes
     125                                             0            11   Yes (Level 2)   No
     126                                             0            11   Yes (Level 3)   Yes
     127                                             0            11   Yes (Level 2)   No
     128                                             0            11   Yes (Level 2)   No
     133                                             0            11   Yes (Level 2)   No
     134                                             0            11   Yes (Level 2)   No

     135                                             0            11   Yes (Level 2)   Yes
     136                                             0            11   Yes (Level 3)   Yes
     137                                             0            11   Yes (Level 2)   Yes
     139                                             0            11   Yes (Level 2)   No
     141                                             0            11   Yes (Level 2)   No
     143                                             0            11   Yes (Level 2)   No
     144                                             0            11   Yes (Level 2)   Yes
     147                                             0            11   Yes (Level 2)   No
     149                                             0            11   Yes (Level 1)   No
     150                                             0            11   Yes (Level 2)   No
     153                                             0            11   Yes (Level 2)   No
     154                                             0            11   Yes (Level 2)   No
     155                                             0            11   Yes (Level 2)   Yes
     157                                             0            11   Yes (Level 2)   No
     158                                             0            11   Yes (Level 1)   No
     160                                             0            11   Yes (Level 2)   No
     161                                             0            11   Yes (Level 2)   No
     162                                             0            11   Yes (Level 2)   No
     163                                             0            11   Yes (Level 2)   No
     164                                             0            11   Yes (Level 2)   No
     166                                             0            11   Yes (Level 2)   No
     167                                             0            11   Yes (Level 2)   No
     169                                             0            11   Yes (Level 2)   Yes
     170                                             0            11   Yes (Level 2)   No
     172                                             0            11   Yes (Level 2)   No
     173                                             0            11   Yes (Level 2)   Yes
     174                                             0            11   Yes (Level 2)   Yes
     178                                             0            11   Yes (Level 2)   No

     179                                             0            11   Yes (Level 2)   No
     180                                             0            11   Yes (Level 2)   No
     181                                             0            11   Yes (Level 2)   No
     184                                             0            11   Yes (Level 2)   No
     185                                             0            11   Yes (Level 2)   Yes
     189                                             0            11   Yes (Level 1)   No
     197                                             0            11   Yes (Level 2)   No
     196                                             5             1             Yes   N/A
     187                                             5             1             Yes   No
      49                                             5             1             Yes   Yes
     156                                             5             1             Yes   N/A
      37                                             5             1             Yes   No
     129                                             5             1             Yes   N/A
     165                                             5             1             Yes   N/A
      96                                             5             1             Yes   N/A
      98                                             5             1             Yes   N/A
      35                                             5             1             Yes   Yes
     121                                             5             1             Yes   N/A
      18                                             5             1             Yes   N/A
      10                                             5             1             Yes   No
     106                                             5             1             Yes   N/A
     190                                             5             1             Yes   N/A
      40                                             5             1             Yes   N/A




     159                                             5             1             Yes   N/A
     146                                             5             1             Yes   Yes
     116                                             5             1             Yes   No
     140                                             5             1             Yes   No
     193                                             5             1             Yes   N/A
      93                                             5             1             Yes   N/A
     132                                             5             1             Yes   No
      60                                             5             1             Yes   N/A
     182                                             5             1             Yes   No
     103                                             5             1             Yes   Yes
      92                                             5             1             Yes   N/A
      90                                             5             1             Yes   N/A
     194                                             5             1             Yes   N/A
     176                                             5             1             Yes   N/A
     151                                             5             1             Yes   N/A
      88                                             5             1             Yes   No
      16                                             5             1             Yes   No
     195                                             5             1             Yes   No

Annex ID   Total Administrative Fee    Sub Serviced   Servicer                            Servicer Fee Rate   Master
--------   ------------------------    ------------   ---------------------------------   -----------------   ---------
     157                        130             131                                 132                 133         134
       1                   0.030100%   No                                                                       0.01000%

       2                   0.030100%   No                                                                       0.01000%
       3                   0.030100%   No                                                                       0.01000%
       4                   0.030100%   No                                                                       0.01000%
       6                   0.030100%   No                                                                       0.01000%
                           0.030100%   No                                                                       0.01000%
       8                   0.030100%   No                                                                       0.01000%
       9                   0.030100%   No                                                                       0.01000%
      11                   0.030100%   No                                                                       0.01000%

      15                   0.030100%   No                                                                       0.01000%
    15.1                   0.030100%   No                                                                       0.01000%
    15.2                   0.030100%   No                                                                       0.01000%
                           0.030100%   No                                                                       0.01000%
      20                   0.030100%   No                                                                       0.01000%
      21                   0.030100%   No                                                                       0.01000%
      22                   0.030100%   No                                                                       0.01000%
      23                   0.030100%   No                                                                       0.01000%
      24                   0.030100%   No                                                                       0.01000%
      26                   0.030100%   No                                                                       0.01000%
      31                   0.030100%   No                                                                       0.01000%
      33                   0.030100%   No                                                                       0.01000%
    33.1                   0.030100%   No                                                                       0.01000%
    33.2                   0.030100%   No                                                                       0.01000%
      36                   0.030100%   No                                                                       0.01000%
    36.1                   0.030100%   No                                                                       0.01000%
    36.2                   0.030100%   No                                                                       0.01000%
      39                   0.030100%   No                                                                       0.01000%
      41                   0.030100%   No                                                                       0.01000%
      47                   0.030100%   No                                                                       0.01000%
      48                   0.030100%   No                                                                       0.01000%
    48.1                   0.030100%   No                                                                       0.01000%
    48.2                   0.030100%   No                                                                       0.01000%
      51                   0.030100%   No                                                                       0.01000%
                           0.030100%   No                                                                       0.01000%
      54                   0.030100%   No                                                                       0.01000%
      55                   0.030100%   No                                                                       0.01000%
      56                   0.030100%   No                                                                       0.01000%
      57                   0.030100%   No                                                                       0.01000%
      58                   0.060100%   Yes            Churchill                                     0.03000%    0.01000%
      59                   0.030100%   No                                                                       0.01000%
      62                   0.030100%   No                                                                       0.01000%
      63                   0.030100%   No                                                                       0.01000%
      67                   0.030100%   No                                                                       0.01000%

      71                   0.030100%   No                                                                       0.01000%
      72                   0.030100%   No                                                                       0.01000%
      78                   0.030100%   No                                                                       0.01000%
      84                   0.030100%   No                                                                       0.01000%
      85                   0.030100%   No                                                                       0.01000%
      91                   0.030100%   No                                                                       0.01000%
    91.1                   0.030100%   No                                                                       0.01000%
    91.2                   0.030100%   No                                                                       0.01000%
      97                   0.030100%   No                                                                       0.01000%
      99                   0.030100%   No                                                                       0.01000%
     117                   0.030100%   No                                                                       0.01000%
     122                   0.030100%   No                                                                       0.01000%
     124                   0.030100%   No                                                                       0.01000%
     130                   0.030100%   No                                                                       0.01000%
     131                   0.030100%   No                                                                       0.01000%
     138                   0.030100%   No                                                                       0.01000%
     142                   0.030100%   No                                                                       0.01000%
     145                   0.030100%   No                                                                       0.01000%
     148                   0.030100%   No                                                                       0.01000%
     152                   0.090100%   Yes            Newmark                                       0.06000%    0.01000%
     168                   0.030100%   No                                                                       0.01000%
     171                   0.060100%   Yes            Arbor                                         0.03000%    0.01000%
     175                   0.030100%   No                                                                       0.01000%
     177                   0.030100%   No                                                                       0.01000%
     183                   0.030100%   No                                                                       0.01000%
     186                   0.030100%   No                                                                       0.01000%
     188                   0.030100%   No                                                                       0.01000%
     191                   0.030100%   No                                                                       0.01000%
     192                   0.030100%   No                                                                       0.01000%
       5                   0.025100%   Yes            GEMSA Loan Services, L.P.                     0.01500%    0.01000%
       7                   0.030100%   No                                                           0.00000%    0.01000%
     7.1                   0.000100%
     7.2                   0.000100%
     7.3                   0.000100%
     7.4                   0.000100%
      12                   0.030100%   Yes            NorthMarq Capital, Inc.                       0.02000%    0.01000%

      13                   0.030100%   No                                                           0.00000%    0.01000%
      14                   0.030100%   No                                                           0.00000%    0.01000%

      17                   0.030100%   Yes            GEMSA Loan Services, L.P.                     0.02000%    0.01000%
      19                   0.050100%   Yes            NorthMarq Capital, Inc.                       0.04000%    0.01000%
      25                   0.030100%   No                                                           0.00000%    0.01000%
                           0.070100%   Yes            GEMSA Loan Services, L.P.                     0.06000%    0.01000%
      27                   0.070100%   Yes            GEMSA Loan Services, L.P.                     0.06000%    0.01000%

      28                   0.070100%   Yes            GEMSA Loan Services, L.P.                     0.06000%    0.01000%

      29                   0.070100%   Yes            GEMSA Loan Services, L.P.                     0.06000%    0.01000%

      30                   0.070100%   Yes            GEMSA Loan Services, L.P.                     0.06000%    0.01000%

      32                   0.030100%   No                                                           0.00000%    0.01000%
      34                   0.030100%   No                                                           0.00000%    0.01000%
      38                   0.030100%   No                                                           0.00000%    0.01000%
      42                   0.070100%   Yes            Cohen Financial                               0.06000%    0.01000%
      43                   0.030100%   No                                                           0.00000%    0.01000%
      44                   0.050100%   Yes            Pacific Southwest Realty Services             0.04000%    0.01000%

      45                   0.030100%   No                                             0             0.00000%    0.01000%








      46                   0.040100%   Yes            GEMSA Loan Services, L.P.                     0.03000%    0.01000%

    46.1                   0.000100%
    46.2                   0.000100%
      50                   0.030100%   No                                                           0.00000%    0.01000%
      52                   0.030100%   No                                                           0.00000%    0.01000%
      53                   0.030100%   No                                                           0.00000%    0.01000%
      61                   0.080100%   Yes            GMAC Commercial Mortgage                      0.07000%    0.01000%
      64                   0.030100%   No                                                           0.00000%    0.01000%
      65                   0.040100%   Yes            Pacific Southwest Realty Services             0.03000%    0.01000%

      66                   0.070100%   Yes            GEMSA Loan Services, L.P.                     0.06000%    0.01000%
      68                   0.030100%   No                                                           0.00000%    0.01000%
      69                   0.050100%   Yes            NorthMarq Capital, Inc.                       0.04000%    0.01000%
    69.1                   0.000100%
    69.2                   0.000100%
    69.3                   0.000100%
    69.4                   0.000100%
    69.5                   0.000100%
      70                   0.030100%   No                                                           0.00000%    0.01000%
      73                   0.030100%   No                                                           0.00000%    0.01000%





      74                   0.030100%   No                                                           0.00000%    0.01000%
      75                   0.050100%   Yes            GMAC Commercial Mortgage                      0.04000%    0.01000%
      76                   0.030100%   No                                                           0.00000%    0.01000%
      77                   0.030100%   No                                                           0.00000%    0.01000%

      79                   0.050100%   Yes            GEMSA Loan Services, L.P.                     0.04000%    0.01000%
      80                   0.080100%   Yes            HFF (non-cashiering)                          0.05000%    0.01000%
      81                   0.030100%   No                                                           0.00000%    0.01000%
      82                   0.030100%   No                                                           0.00000%    0.01000%
      83                   0.030100%   No                                                           0.00000%    0.01000%
      86                   0.030100%   No                                                           0.00000%    0.01000%

      87                   0.060100%   Yes            GEMSA Loan Services, L.P.                     0.05000%    0.01000%
      89                   0.090100%   Yes            GEMSA Loan Services, L.P.                     0.08000%    0.01000%
      94                   0.050100%   Yes            GEMSA Loan Services, L.P.                     0.04000%    0.01000%
      95                   0.030100%   No                                                           0.00000%    0.01000%
     100                   0.040100%   Yes            Cohen Financial                               0.03000%    0.01000%
     101                   0.030100%   No                                                           0.00000%    0.01000%
     102                   0.070100%   Yes            GEMSA Loan Services, L.P.                     0.06000%    0.01000%
     104                   0.050100%   Yes            NorthMarq Capital, Inc.                       0.04000%    0.01000%
     105                   0.030100%   No                                                           0.00000%    0.01000%
     107                   0.040100%   Yes            GEMSA Loan Services, L.P.                     0.03000%    0.01000%
     108                   0.030100%   No                                                           0.00000%    0.01000%

     109                   0.060100%   Yes            Laureate Capital, LLC                         0.05000%    0.01000%
     110                   0.030100%   No                                                           0.00000%    0.01000%
     111                   0.090100%   Yes            GEMSA Loan Services, L.P.                     0.08000%    0.01000%
     112                   0.030100%   No                                                           0.00000%    0.01000%

     113                   0.030100%   No                                                           0.00000%    0.01000%
     114                   0.030100%   No                                                           0.00000%    0.01000%
   114.1                   0.000100%
   114.2                   0.000100%
     115                   0.030100%   No                                                           0.00000%    0.01000%
     120                   0.030100%   No                                                           0.00000%    0.01000%
     119                   0.050100%   Yes            NorthMarq Capital, Inc.                       0.04000%    0.01000%
     118                   0.030100%   No                                                           0.00000%    0.01000%




     123                   0.040100%   Yes            GEMSA Loan Services, L.P.                     0.03000%    0.01000%
     125                   0.030100%   No                                                           0.00000%    0.01000%
     126                   0.030100%   No                                                           0.00000%    0.01000%
     127                   0.030100%   No                                                           0.00000%    0.01000%
     128                   0.030100%   No                                                           0.00000%    0.01000%
     133                   0.030100%   No                                                           0.00000%    0.01000%
     134                   0.030100%   No                                                           0.00000%    0.01000%

     135                   0.030100%   No                                                           0.00000%    0.01000%
     136                   0.030100%   No                                                           0.00000%    0.01000%
     137                   0.030100%   No                                                           0.00000%    0.01000%
     139                   0.030100%   No                                                           0.00000%    0.01000%
     141                   0.060100%   Yes            NorthMarq Capital, Inc.                       0.05000%    0.01000%
     143                   0.030100%   No                                                           0.00000%    0.01000%
     144                   0.030100%   No                                                           0.00000%    0.01000%
     147                   0.090100%   Yes            GEMSA Loan Services, L.P.                     0.08000%    0.01000%
     149                   0.030100%   No                                                           0.00000%    0.01000%
     150                   0.090100%   Yes            GEMSA Loan Services, L.P.                     0.08000%    0.01000%
     153                   0.030100%   No                                             0             0.00000%    0.01000%
     154                   0.030100%   No                                             0             0.00000%    0.01000%
     155                   0.090100%   Yes            GEMSA Loan Services, L.P.                     0.08000%    0.01000%
     157                   0.060100%   Yes            GEMSA Loan Services, L.P.                     0.05000%    0.01000%
     158                   0.030100%   No                                             0             0.00000%    0.01000%
     160                   0.030100%   No                                             0             0.00000%    0.01000%
     161                   0.080100%   Yes            NorthMarq Capital, Inc.                       0.07000%    0.01000%
     162                   0.030100%   No                                             0             0.00000%    0.01000%
     163                   0.110100%   Yes            GMAC Commercial Mortgage                      0.10000%    0.01000%
     164                   0.030100%   No                                             0             0.00000%    0.01000%
     166                   0.120100%   Yes            Cohen Financial                               0.11000%    0.01000%
     167                   0.030100%   No                                             0             0.00000%    0.01000%
     169                   0.090100%   Yes            GEMSA Loan Services, L.P.                     0.08000%    0.01000%
     170                   0.030100%   No                                             0             0.00000%    0.01000%
     172                   0.030100%   No                                             0             0.00000%    0.01000%
     173                   0.090100%   Yes            GEMSA Loan Services, L.P.                     0.08000%    0.01000%
     174                   0.030100%   No                                             0             0.00000%    0.01000%
     178                   0.080100%   Yes            GEMSA Loan Services, L.P.                     0.07000%    0.01000%

     179                   0.050100%   Yes            NorthMarq Capital, Inc.                       0.04000%    0.01000%
     180                   0.030100%   No                                             0             0.00000%    0.01000%
     181                   0.030100%   No                                             0             0.00000%    0.01000%
     184                   0.090100%   Yes            GEMSA Loan Services, L.P.                     0.08000%    0.01000%
     185                   0.090100%   Yes            GEMSA Loan Services, L.P.                     0.08000%    0.01000%
     189                   0.030100%   No                                             0             0.00000%    0.01000%
     197                   0.030100%   No                                             0             0.00000%    0.01000%
     196                   0.040100%                                                                            0.01000%
     187                   0.090100%                                                                            0.01000%
      49                   0.040100%                                                                            0.01000%
     156                   0.090100%                                                                            0.01000%
      37                   0.060100%                                                                            0.01000%
     129                   0.040100%                                                                            0.01000%
     165                   0.040100%                                                                            0.01000%
      96                   0.090100%                                                                            0.01000%
      98                   0.090100%                                                                            0.01000%
      35                   0.050100%                                                                            0.01000%
     121                   0.070100%                                                                            0.01000%
      18                   0.060100%                                                                            0.01000%
      10                   0.040100%                                                                            0.01000%
     106                   0.040100%                                                                            0.01000%
     190                   0.090100%                                                                            0.01000%
      40                   0.060100%                                                                            0.01000%




     159                   0.040100%                                                                            0.01000%
     146                   0.040100%                                                                            0.01000%
     116                   0.070100%                                                                            0.01000%
     140                   0.040100%                                                                            0.01000%
     193                   0.040100%                                                                            0.01000%
      93                   0.070100%                                                                            0.01000%
     132                   0.060100%                                                                            0.01000%
      60                   0.060100%                                                                            0.01000%
     182                   0.090100%                                                                            0.01000%
     103                   0.040100%                                                                            0.01000%
      92                   0.040100%                                                                            0.01000%
      90                   0.040100%                                                                            0.01000%
     194                   0.040100%                                                                            0.01000%
     176                   0.040100%                                                                            0.01000%
     151                   0.040100%                                                                            0.01000%
      88                   0.060100%                                                                            0.01000%
      16                   0.040100%                                                                            0.01000%
     195                   0.040100%                                                                            0.01000%

Annex ID   Primary      Trustee
--------   ---------    ---------
     157         135          136
       1     0.02000%     0.00010%

       2     0.02000%     0.00010%
       3     0.02000%     0.00010%
       4     0.02000%     0.00010%
       6     0.02000%     0.00010%
             0.02000%     0.00010%
       8     0.02000%     0.00010%
       9     0.02000%     0.00010%
      11     0.02000%     0.00010%

      15     0.02000%     0.00010%
    15.1     0.02000%     0.00010%
    15.2     0.02000%     0.00010%
             0.02000%     0.00010%
      20     0.02000%     0.00010%
      21     0.02000%     0.00010%
      22     0.02000%     0.00010%
      23     0.02000%     0.00010%
      24     0.02000%     0.00010%
      26     0.02000%     0.00010%
      31     0.02000%     0.00010%
      33     0.02000%     0.00010%
    33.1     0.02000%     0.00010%
    33.2     0.02000%     0.00010%
      36     0.02000%     0.00010%
    36.1     0.02000%     0.00010%
    36.2     0.02000%     0.00010%
      39     0.02000%     0.00010%
      41     0.02000%     0.00010%
      47     0.02000%     0.00010%
      48     0.02000%     0.00010%
    48.1     0.02000%     0.00010%
    48.2     0.02000%     0.00010%
      51     0.02000%     0.00010%
             0.02000%     0.00010%
      54     0.02000%     0.00010%
      55     0.02000%     0.00010%
      56     0.02000%     0.00010%
      57     0.02000%     0.00010%
      58     0.02000%     0.00010%
      59     0.02000%     0.00010%
      62     0.02000%     0.00010%
      63     0.02000%     0.00010%
      67     0.02000%     0.00010%

      71     0.02000%     0.00010%
      72     0.02000%     0.00010%
      78     0.02000%     0.00010%
      84     0.02000%     0.00010%
      85     0.02000%     0.00010%
      91     0.02000%     0.00010%
    91.1     0.02000%     0.00010%
    91.2     0.02000%     0.00010%
      97     0.02000%     0.00010%
      99     0.02000%     0.00010%
     117     0.02000%     0.00010%
     122     0.02000%     0.00010%
     124     0.02000%     0.00010%
     130     0.02000%     0.00010%
     131     0.02000%     0.00010%
     138     0.02000%     0.00010%
     142     0.02000%     0.00010%
     145     0.02000%     0.00010%
     148     0.02000%     0.00010%
     152     0.02000%     0.00010%
     168     0.02000%     0.00010%
     171     0.02000%     0.00010%
     175     0.02000%     0.00010%
     177     0.02000%     0.00010%
     183     0.02000%     0.00010%
     186     0.02000%     0.00010%
     188     0.02000%     0.00010%
     191     0.02000%     0.00010%
     192     0.02000%     0.00010%
       5                  0.00010%
       7     0.02000%     0.00010%
     7.1                  0.00010%
     7.2                  0.00010%
     7.3                  0.00010%
     7.4                  0.00010%
      12                  0.00010%

      13     0.02000%     0.00010%
      14     0.02000%     0.00010%

      17                  0.00010%
      19                  0.00010%
      25     0.02000%     0.00010%
             0.00000%     0.00010%
      27     0.00000%     0.00010%

      28     0.00000%     0.00010%

      29     0.00000%     0.00010%

      30     0.00000%     0.00010%

      32     0.02000%     0.00010%
      34     0.02000%     0.00010%
      38     0.02000%     0.00010%
      42                  0.00010%
      43     0.02000%     0.00010%
      44                  0.00010%

      45     0.02000%     0.00010%








      46                  0.00010%

    46.1                  0.00010%
    46.2                  0.00010%
      50     0.02000%     0.00010%
      52     0.02000%     0.00010%
      53     0.02000%     0.00010%
      61                  0.00010%
      64     0.02000%     0.00010%
      65                  0.00010%

      66                  0.00010%
      68     0.02000%     0.00010%
      69                  0.00010%
    69.1                  0.00010%
    69.2                  0.00010%
    69.3                  0.00010%
    69.4                  0.00010%
    69.5                  0.00010%
      70     0.02000%     0.00010%
      73     0.02000%     0.00010%





      74     0.02000%     0.00010%
      75                  0.00010%
      76     0.02000%     0.00010%
      77     0.02000%     0.00010%

      79                  0.00010%
      80     0.02000%     0.00010%
      81     0.02000%     0.00010%
      82     0.02000%     0.00010%
      83     0.02000%     0.00010%
      86     0.02000%     0.00010%

      87                  0.00010%
      89                  0.00010%
      94                  0.00010%
      95     0.02000%     0.00010%
     100                  0.00010%
     101     0.02000%     0.00010%
     102                  0.00010%
     104                  0.00010%
     105     0.02000%     0.00010%
     107                  0.00010%
     108     0.02000%     0.00010%

     109                  0.00010%
     110     0.02000%     0.00010%
     111                  0.00010%
     112     0.02000%     0.00010%

     113     0.02000%     0.00010%
     114     0.02000%     0.00010%
   114.1                  0.00010%
   114.2                  0.00010%
     115     0.02000%     0.00010%
     120     0.02000%     0.00010%
     119                  0.00010%
     118     0.02000%     0.00010%




     123                  0.00010%
     125     0.02000%     0.00010%
     126     0.02000%     0.00010%
     127     0.02000%     0.00010%
     128     0.02000%     0.00010%
     133     0.02000%     0.00010%
     134     0.02000%     0.00010%

     135     0.02000%     0.00010%
     136     0.02000%     0.00010%
     137     0.02000%     0.00010%
     139     0.02000%     0.00010%
     141                  0.00010%
     143     0.02000%     0.00010%
     144     0.02000%     0.00010%
     147                  0.00010%
     149     0.02000%     0.00010%
     150                  0.00010%
     153     0.02000%     0.00010%
     154     0.02000%     0.00010%
     155                  0.00010%
     157                  0.00010%
     158     0.02000%     0.00010%
     160     0.02000%     0.00010%
     161                  0.00010%
     162     0.02000%     0.00010%
     163                  0.00010%
     164     0.02000%     0.00010%
     166                  0.00010%
     167     0.02000%     0.00010%
     169                  0.00010%
     170     0.02000%     0.00010%
     172     0.02000%     0.00010%
     173                  0.00010%
     174     0.02000%     0.00010%
     178                  0.00010%

     179                  0.00010%
     180     0.02000%     0.00010%
     181     0.02000%     0.00010%
     184                  0.00010%
     185                  0.00010%
     189     0.02000%     0.00010%
     197     0.02000%     0.00010%
     196     0.03000%     0.00010%
     187     0.08000%     0.00010%
      49     0.03000%     0.00010%
     156     0.08000%     0.00010%
      37     0.05000%     0.00010%
     129     0.03000%     0.00010%
     165     0.03000%     0.00010%
      96     0.08000%     0.00010%
      98     0.08000%     0.00010%
      35     0.04000%     0.00010%
     121     0.06000%     0.00010%
      18     0.05000%     0.00010%
      10     0.03000%     0.00010%
     106     0.03000%     0.00010%
     190     0.08000%     0.00010%
      40     0.05000%     0.00010%




     159     0.03000%     0.00010%
     146     0.03000%     0.00010%
     116     0.06000%     0.00010%
     140     0.03000%     0.00010%
     193     0.03000%     0.00010%
      93     0.06000%     0.00010%
     132     0.05000%     0.00010%
      60     0.05000%     0.00010%
     182     0.08000%     0.00010%
     103     0.03000%     0.00010%
      92     0.03000%     0.00010%
      90     0.03000%     0.00010%
     194     0.03000%     0.00010%
     176     0.03000%     0.00010%
     151     0.03000%     0.00010%
      88     0.05000%     0.00010%
      16     0.03000%     0.00010%
     195     0.03000%     0.00010%

Annex ID   Guarantor                                                                                                          Group
--------   ----------------------------------------------------------------------------------------------------------------   -----
     157                                                                                                                137     138
       1   Stellar Management and Rockpoint                                                                                      2A

       2   The Macerich Partnership, L.P.                                                                                         1
       3   Equity Office and Macquarie                                                                                            1
       4   HEI Hospitality Fund, L.P.                                                                                             1
       6   Cornerstone Real Estate Advisors LLC                                                                                   1
           Ezra Beyman; Sam Weiss                                                                                                2B
       8   Ezra Beyman; Sam Weiss                                                                                                2B
       9   Ezra Beyman; Sam Weiss                                                                                                2B
      11   Maguire Properties - Stadium Gateway, LP                                                                               1

      15   Shorenstein Realty Investors Seven, LP                                                                                 1
    15.1   Shorenstein Realty Investors Seven, LP                                                                                 1
    15.2   Shorenstein Realty Investors Seven, LP                                                                                 1
           Windsor Investment Company, Inc.                                                                                       1
      20   Windsor Investment Company, Inc.                                                                                       1
      21   Windsor Investment Company, Inc.                                                                                       1
      22   Windsor Investment Company, Inc.                                                                                       1
      23   Windsor Investment Company, Inc.                                                                                       1
      24   Windsor Investment Company, Inc.                                                                                       1
      26   Charlene K. Getz, Robert L. Keen, John Radtke, Irwin Salin, David E. Madje and Patricia Ann Madje, John Saunders      2B
      31   L. Robert Lieb, Michael Sleeve                                                                                         1
      33   Mission Residential, LLC; Finlay Partners, LLC; Mission Nashville Leaseco, LLC                                        2B
    33.1   Mission Residential, LLC; Finlay Partners, LLC; Mission Nashville Leaseco, LLC                                        2B
    33.2   Mission Residential, LLC; Finlay Partners, LLC; Mission Nashville Leaseco, LLC                                        2B
      36   Mission Residential, LLC; Finlay Partners, LLC, Mission NE Dallas Leaseco, LP                                         2B
    36.1   Mission Residential, LLC; Finlay Partners, LLC, Mission NE Dallas Leaseco, LP                                         2B
    36.2   Mission Residential, LLC; Finlay Partners, LLC, Mission NE Dallas Leaseco, LP                                         2B
      39   BNP Residential Properties, Inc.                                                                                       1
      41   Indian Lakes Management III, LLC                                                                                      2B
      47   Mission Residential, LLC                                                                                              2B
      48   Kenneth L. Shimm                                                                                                       1
    48.1   Kenneth L. Shimm                                                                                                       1
    48.2   Kenneth L. Shimm                                                                                                       1
      51   Nathan Shmalo; Frederick S. Fish                                                                                       1
           Wilkinson Group, Inc., CGR Realty Investors LLC                                                                       2B
      54   Wilkinson Group, Inc., CGR Realty Investors LLC                                                                       2B
      55   Wilkinson Group, Inc., CGR Realty Investors LLC                                                                       2B
      56   Wilkinson Group, Inc., CGR Realty Investors LLC                                                                       2B
      57   Wilkinson Group, Inc., CGR Realty Investors LLC                                                                       2B
      58   Mark Frost; Jess Frost                                                                                                 1
      59   Michael Grunberg and Fanny Grunberg                                                                                    1
      62   Brandywine Operating Partnership, LP / International Business Machines Corporation                                     1
      63   Stephen A. Blumenthal; Carlos Lopez-Cantera                                                                            1
      67   Leslie Dunn; Stephen A. Kollins                                                                                        1

      71   Trylons 42, L.L.C. c/o Tishman Speyer Properties, L.P.                                                                 1
      72   BNP Residential Properties, Inc.                                                                                      2B
      78   David F. Couch; Robert C. Collett; Charlie J. Dulin, Jr.; George Cornelson                                            2B
      84   Kenneth L. Shimm                                                                                                       1
      85   Bresler & Reiner, Inc.                                                                                                 1
      91   Gunther Lehmann                                                                                                        1
    91.1   Gunther Lehmann                                                                                                        1
    91.2   Gunther Lehmann                                                                                                        1
      97   BNP Residential Properties, Inc.                                                                                       1
      99   Paul Makarechian                                                                                                       1
     117   Lawrence S. Connor                                                                                                    2A
     122   Andrew L. Miller                                                                                                       1
     124   Billerica Road, LLC                                                                                                    1
     130   Thomas F. Taft                                                                                                        2B
     131   C. Joseph Blackbourn                                                                                                   1
     138   H.J. Howard                                                                                                           2B
     142   Tucker Farms, Inc.; Ralph C Tucker, Jr.                                                                                1
     145   David Bawabeh                                                                                                          1
     148   Aby Rosen & Michael Fuchs                                                                                              1
     152   David M. Dufenhorst                                                                                                    1
     168   Elaine G. Milestone                                                                                                    1
     171   Craig Burrows and Juliana Burrows                                                                                      1
     175   Philip H. Davis                                                                                                        1
     177   Iraj Shamtoubi                                                                                                         1
     183   Michael J. Sidley                                                                                                      1
     186   Tara Close Apartments Corp.                                                                                           2B
     188   Robert M. Gibbs                                                                                                        1
     191   D. Scott McLain; Naranjana Patel; Terrell A. Miller; Geraldine P. McLain                                               1
     192   3165 Owners Corp.                                                                                                     2B
       5   Hyun J. Um & Rock Pointe Properties LLC                                                                                1
       7   Corporate Office Properties, L.P.                                                                                      1
     7.1                                                                                                                          1
     7.2                                                                                                                          1
     7.3                                                                                                                          1
     7.4                                                                                                                          1
      12   Behringer Harvard REIT I, Inc.                                                                                         1

      13   None                                                                                                                   1
      14   Borrower and each of Jerold E. Williamson and Frank W. Mondell, Jr.                                                    1

      17   Herbert Krasnow, Harvey Schussler and Jesse Krasnow                                                                    1
      19   None                                                                                                                   1
      25   None                                                                                                                   1
           Ruben Poplawski                                                                                                        1
      27   Ruben Poplawski                                                                                                        1

      28   Ruben Poplawski                                                                                                        1

      29   Ruben Poplawski                                                                                                        1

      30   Ruben Poplawski                                                                                                        1

      32   None                                                                                                                   1
      34   Russell Wilkinson and each TIC (Partition and Bankruptcy)                                                             2B
      38   DLC Management Corporation and Delphi Commercial Properties, Inc.                                                      1
      42   Bradley N. Blake and L. Gerald Hunt                                                                                    1
      43   Alfonso A. Costa                                                                                                       1
      44   Luke V. McCarthy and Michael W. Palmer                                                                                2B

      45   Chad Christensen, Cottonwood Capital, LLC                                                                             2B








      46   Carlton P. Cabot & Cabot Trafalgar/Avion Leasco LLC, a Delaware limited liability company                              1
           & individual TIC sponsors for each TIC borrower
    46.1                                                                                                                          1
    46.2                                                                                                                          1
      50   None                                                                                                                   1
      52   Joel Buchanan and individuals listed on Exhibit A to Guaranty                                                          1
      53   Joseph A. Sutton, Jr. and Robert I. Scheer                                                                             1
      61   Ronald and Claudine Gray                                                                                              2B
      64   None                                                                                                                   1
      65   Michael H. Mugel                                                                                                       1

      66   Robert D. Scinto                                                                                                       1
      68   Spirit Finance Corporation, guaranty is full recourse                                                                  1
      69   Supertel Hospitality, Inc.                                                                                             1
    69.1                                                                                                                          1
    69.2                                                                                                                          1
    69.3                                                                                                                          1
    69.4                                                                                                                          1
    69.5                                                                                                                          1
      70   Tom Delahanty                                                                                                          1
      73   Russell Wilkinson                                                                                                     2B





      74   James Haddad, Jeffery Gindi and Raymond Gindi                                                                          1
      75   Thomas G. Kappler and Jeffrey H. Berman                                                                                1
      76   Mark G. Caldwell                                                                                                       1
      77   Direct Invest, L.L.C.                                                                                                  1

      79   R. Dixon H. Harvey, Jr.                                                                                                1
      80   Richard A. Hayden, Yee Ling Hayden                                                                                    2B
      81   Sunil Bhojwani and Ramesh Bhojwani                                                                                     1
      82   Thomas J. Thomson                                                                                                     2B
      83   Chad Christensen, Cottonwood Capital, LLC                                                                             2B
      86   Ronald Turner                                                                                                          1

      87   James M. Clark                                                                                                         1
      89   Samuel Feinerman and The Lembo Family Trust Dated April 19, 1990                                                       1
      94   Myles D. Sampson                                                                                                      2B
      95   None                                                                                                                   1
     100   Charles R. Collier                                                                                                     1
     101   Hall Phoenix Inwood, Ltd. and Hall Financial Group                                                                    2B
     102   Clifford B. Sutherland, Dan L. Shearer, III and Steven B. Soloman                                                     2B
     104   Jeffery S. Novick                                                                                                      1
     105   Timothy P. Nagy, Adolph V. Lombardi, MD and Gerald M. Rosenberg, MD                                                    1
     107   RAMCO/LION VENTURE L.P., a Delaware limited partnership                                                                1
     108   J. Patrick Davis, Richard E. Fitzpatrick, James T. Hay, Gary Marx, Margaret Marx,                                      1
           Laura W. Nathanson, James F. Quigley
     109   Ratnam V. Patel and Pranav V. Patel                                                                                    1
     110   Nathan Leanse                                                                                                          1
     111   Jonathan Parker and Thomas M. Monahan                                                                                  1
     112   Direct Invest, L.L.C.                                                                                                  1

     113   David Israel                                                                                                           1
     114   Eri S. Kroh, Gregory A. Sackler, John B. Bertram                                                                       1
   114.1                                                                                                                          1
   114.2                                                                                                                          1
     115   None                                                                                                                   1
     120   H.K. Thakkar and Dilip Desai                                                                                           1
     119   Thomas W. Staed                                                                                                        1
     118   Dante Massaro, Will Obeid, Christopher LaMack                                                                          1




     123   Naty Saidoff                                                                                                           1
     125   Malcolm MacNaughton                                                                                                   2B
     126   Sofran Old Properties, a Delaware limited partnership                                                                  1
     127   Steven A. Cohen                                                                                                        1
     128   Peter Palandjian                                                                                                       1
     133   Dominic Guadagno and Severina Guadagno                                                                                 1
     134   Francis Greenburger                                                                                                    1

     135   Roger Saunders                                                                                                         1
     136   Anthony Mammon, Laurence Mammon, Michael Mammon                                                                        1
     137   Larry L. Nifong                                                                                                        1
     139   Patrick A. Baldoni                                                                                                     1
     141   Robert H. Johnson                                                                                                      1
     143   Robert T. Rasmussen, Philip Corcoran, Charles Wolande                                                                  1
     144   Roger Saunders                                                                                                         1
     147   James A. Rudolph and Willim C. Rudolph                                                                                 1
     149   Larry L. Nifong                                                                                                        1
     150   Rodney Freeman                                                                                                         1
     153   Patrick J. Kelly, Paul J. Howe                                                                                         1
     154   Keith D. Stephens                                                                                                      1
     155   Steve Berzansky, David Peery                                                                                           1
     157   Louis Schainuck                                                                                                        1
     158   Moshen Sharif, Albert Minoofar and Mark Vakili                                                                         1
     160   Keith D. Stephens                                                                                                      1
     161   Thomas W. Staed                                                                                                        1
     162   Keith D. Stephens                                                                                                      1
     163   Pierre Heafey and Gino Falsetto                                                                                        1
     164   Keith D. Stephens                                                                                                      1
     166   Jeffery Wysong                                                                                                        2B
     167   Neil D. Ginsberg and W. Leonard Blevins                                                                               2B
     169   David C. Nutting, Charles C. Wallace, James E. Herr                                                                    1
     170   Neil D. Ginsberg and W. Leonard Blevins                                                                               2B
     172   David Israel                                                                                                           1
     173   Rubin Salant                                                                                                           1
     174   Greg Manocherian                                                                                                       1
     178   Malka Shalit and Jesse Krasnow                                                                                         1

     179   Gary Eplan and David Barr                                                                                              1
     180   Penelope M. Glassmeyer                                                                                                 1
     181   Andrew Hochberg, Marc Blum and Robert Caplin                                                                           1
     184   Joseph S. Mezistrano and Stanley L. Sidell                                                                             1
     185   Roger Miller, Marilyn Miller, Owen Carlson, Juanita Carlson and Marilyn Carlson                                        1
     189   Malcolm MacNaughton                                                                                                   2B
     197   Keith D. Stephens                                                                                                      1
     196   Herald M. Hersch, Jeffrey Laruen, Marc Silverman                                                                      2B
     187   Bruce I. Ash                                                                                                           1
      49   Douglas M. Etkin, James A. Ketal                                                                                       1
     156   Donald C. Slawson                                                                                                      1
      37   Clint W. Roberts, Norman C. Roberts, Evelyn C. Roberts                                                                 1
     129   Michael F. Lackland, Bruce W. Lackland, Linda Lackland Von Thaden                                                      1
     165   David Roberts                                                                                                          1
      96   Dellisart Lodging, LLC, Douglas E. Artusio                                                                             1
      98   Glenshire Group, LLC, Douglas E. Artusio                                                                               1
      35   Warren Tank Development Associates,L.L.C.                                                                              1
     121   Chris A. Bowden, Charles P. Gendron, Daniel E. Smith                                                                  2B
      18   Michael B. Smuck                                                                                                      2B
      10   CB Richard Ellis Investors/U.S. Advisor, LLC                                                                           1
     106   B.F. Saul Real Estate Investment Trust                                                                                 1
     190   Randy I. Westby                                                                                                       2B
      40   MBS Strategic Acquisitions, LLC, CB Richard Ellis Investors/U.S. Advisor, LLC,                                         1
           Carl Resnikoff, Charles W. Bushar, III, Weldon Theobald, Wayne Corn, Thomas Darnell,
           Melvin John Karaffa, Sultan Jain, Steven F. Scott, Michael J. Scott, Romano Romani,
           Norm and Norma Ortman, Michael O'Brien, Michael E. Horejsi, Patricia H. Horejsi,
           Joel and Deborah Dyar, Edmond F. Brovelli, Donald Hodge
     159   Michael S. Purzycki                                                                                                   2B
     146   Anthony DiGiorgio                                                                                                      1
     116   AMT Partners                                                                                                           1
     140   Marvin Lustbader, Howard Ruskin                                                                                        1
     193   John Rosenberg, Linda A. Green, Alfred Kahn, III                                                                      2B
      93   Gregory L. Butcher, William B. Armstrong                                                                               1
     132   James R. Stokes                                                                                                        1
      60   CB Richard Ellis Investors/U.S. Advisor, LLC                                                                          2B
     182   David E. Noon, H. Richard Noon                                                                                         1
     103   Douglas M. Etkin, James A. Ketai                                                                                       1
      92   Coporex Realty & Investment, LLC                                                                                       1
      90   Corporex Realty & Investment, LLC                                                                                      1
     194   Michael F. Lackland, Bruce W. Lackland, Linda Lackland Von Thaden                                                      1
     176   Michael F. Lackland, Bruce W. Lackland, Linda Lackland Von Thaden                                                      1
     151   Michael F. Lackland, Bruce W. Lackland, Linda Lackland Von Thaden                                                      1
      88   Julius J. Szabo                                                                                                        1
      16   Newmark Merrill Companies, LLC                                                                                         1
     195   Phuoc B. Vu, Hoan T. Le                                                                                                1

Annex ID   %CurrBal    Group1%    Group2A%    Group2B%    Cut-off Balance / SF   Maturity Balance / SF   Original Lockout Period
--------   --------    -------    --------    --------    --------------------   ---------------------   -----------------------
     157        139        140         141         142                     143                     144                       145
       1       9.81%      0.00%      97.40%       0.00%              93,138.78               93,138.78                        24

       2       4.09%      5.60%       0.00%       0.00%                 170.43                  170.43                        26
       3       2.52%      3.45%       0.00%       0.00%                 119.14                  119.14                        26
       4       2.35%      3.22%       0.00%       0.00%             248,275.86              248,275.86                        27
       6       2.12%      2.91%       0.00%       0.00%                 213.50                  213.50                        23
               1.98%      0.00%       0.00%      11.69%              93,149.00               86,862.28                        27
       8       1.26%      0.00%       0.00%       7.42%              96,491.23               89,978.94                        27
       9       0.72%      0.00%       0.00%       4.27%              87,857.14               81,927.58                        27
      11       1.70%      2.33%       0.00%       0.00%                 190.60                  190.60                        18

      15       1.30%      1.77%       0.00%       0.00%                 237.02                  237.02                        26
    15.1       0.80%      1.10%       0.00%       0.00%                 234.89                    0.00                         0
    15.2       0.50%      0.68%       0.00%       0.00%                 240.55                    0.00                         0
               1.01%      1.39%       0.00%       0.00%                  59.61                   53.35                        25
      20       0.48%      0.65%       0.00%       0.00%                  64.64                   57.85                        25
      21       0.16%      0.22%       0.00%       0.00%                 101.04                   90.43                        25
      22       0.14%      0.20%       0.00%       0.00%                 130.61                  116.90                        25
      23       0.12%      0.16%       0.00%       0.00%                  38.30                   34.28                        25
      24       0.11%      0.16%       0.00%       0.00%                  29.66                   26.55                        25
      26       1.00%      0.00%       0.00%       5.92%              53,671.33               49,632.49                        26
      31       0.97%      1.33%       0.00%       0.00%                 108.49                   96.61                        29
      33       0.93%      0.00%       0.00%       5.51%              44,067.80               41,068.90                        25
    33.1       0.50%      0.00%       0.00%       2.97%              44,067.80                    0.00                         0
    33.2       0.43%      0.00%       0.00%       2.55%              44,067.80                    0.00                         0
      36       0.87%      0.00%       0.00%       5.14%              60,022.52               55,762.38                        27
    36.1       0.46%      0.00%       0.00%       2.68%              62,150.19                    0.00                         0
    36.2       0.42%      0.00%       0.00%       2.45%              57,856.17                    0.00                         0
      39       0.77%      1.06%       0.00%       0.00%              65,833.33               63,177.19                        26
      41       0.72%      0.00%       0.00%       4.24%              69,932.43               63,558.24                        26
      47       0.65%      0.00%       0.00%       3.86%              48,076.92               44,716.01                        26
      48       0.65%      0.90%       0.00%       0.00%                 193.86                  193.86                        25
    48.1       0.56%      0.77%       0.00%       0.00%                 193.15                    0.00                         0
    48.2       0.09%      0.12%       0.00%       0.00%                 198.38                    0.00                         0
      51       0.62%      0.85%       0.00%       0.00%                 221.11                  205.67                        25
               0.58%      0.00%       0.00%       3.43%              23,298.43               20,850.70                        25
      54       0.20%      0.00%       0.00%       1.21%              29,575.47               26,468.28                        25
      55       0.15%      0.00%       0.00%       0.90%              19,745.76               17,671.28                        25
      56       0.14%      0.00%       0.00%       0.85%              24,444.44               21,876.32                        25
      57       0.08%      0.00%       0.00%       0.48%              18,161.76               16,253.69                        25
      58       0.57%      0.77%       0.00%       0.00%                 229.67                  209.78                        25
      59       0.56%      0.76%       0.00%       0.00%                 221.86                  206.28                        25
      62       0.54%      0.74%       0.00%       0.00%                 110.67                  103.17                        25
      63       0.54%      0.74%       0.00%       0.00%                 156.28                  131.46                        24
      67       0.51%      0.69%       0.00%       0.00%                 207.91                  191.61                        24

      71       0.46%      0.63%       0.00%       0.00%                 489.63                  489.63                        27
      72       0.46%      0.00%       0.00%       2.69%              52,840.91               50,708.96                        26
      78       0.42%      0.00%       0.00%       2.51%              49,242.42               45,729.48                        26
      84       0.39%      0.54%       0.00%       0.00%                 125.16                  125.16                        25
      85       0.39%      0.53%       0.00%       0.00%                 133.81                  117.53                        25
      91       0.35%      0.47%       0.00%       0.00%                  87.94                   79.57                        25
    91.1       0.20%      0.28%       0.00%       0.00%                  73.23                    0.00                         0
    91.2       0.14%      0.20%       0.00%       0.00%                 122.69                    0.00                         0
      97       0.33%      0.45%       0.00%       0.00%              59,011.63               56,630.71                        26
      99       0.33%      0.45%       0.00%       0.00%                 217.91                  217.91                        26
     117       0.26%      0.00%       2.60%       0.00%              41,237.11               39,046.64                        26
     122       0.25%      0.35%       0.00%       0.00%                 225.59                  189.23                        26
     124       0.25%      0.34%       0.00%       0.00%                  67.64                   67.64                        26
     130       0.24%      0.00%       0.00%       1.40%              60,416.67               56,100.52                        25
     131       0.24%      0.32%       0.00%       0.00%              28,800.00               27,742.17                        24
     138       0.21%      0.00%       0.00%       1.23%             100,000.00               92,132.95                        26
     142       0.20%      0.28%       0.00%       0.00%              45,482.16               38,133.05                        26
     145       0.19%      0.26%       0.00%       0.00%                 310.10                  261.15                        26
     148       0.18%      0.25%       0.00%       0.00%                 549.29                  492.03                        26
     152       0.17%      0.24%       0.00%       0.00%               6,455.54                5,661.19                        25
     168       0.15%      0.21%       0.00%       0.00%                 102.08                   85.45                        25
     171       0.14%      0.20%       0.00%       0.00%                  79.60                   67.32                        24
     175       0.14%      0.19%       0.00%       0.00%                 247.19                  247.19                        24
     177       0.14%      0.19%       0.00%       0.00%                 259.27                  236.89                        26
     183       0.12%      0.17%       0.00%       0.00%                 128.71                  107.96                        25
     186       0.12%      0.00%       0.00%       0.69%              36,274.91               30,142.29                        26
     188       0.11%      0.16%       0.00%       0.00%             116,391.18               97,316.28                        26
     191       0.10%      0.14%       0.00%       0.00%                  60.13                   50.66                        24
     192       0.10%      0.00%       0.00%       0.58%              27,234.00               22,683.31                        25
       5       2.30%      3.15%       0.00%       0.00%                 124.41                  103.35                        27
       7       1.99%      2.73%       0.00%       0.00%                  90.81                   82.55                        29
     7.1       0.91%      1.25%       0.00%       0.00%                  78.64                                                 0
     7.2       0.50%      0.69%       0.00%       0.00%                 105.96                                                 0
     7.3       0.36%      0.49%       0.00%       0.00%                  93.64                                                 0
     7.4       0.22%      0.31%       0.00%       0.00%                 122.74                                                 0
      12       1.65%      2.26%       0.00%       0.00%                 151.23                  139.64                        26

      13       1.44%      1.97%       0.00%       0.00%                 136.98                  126.88                        29
      14       1.41%      1.93%       0.00%       0.00%                 167.13                  153.50                        27

      17       1.24%      1.70%       0.00%       0.00%                 365.64                  365.64                        27
      19       1.04%      1.42%       0.00%       0.00%                 105.24                   94.32                        12
      25       1.01%      1.39%       0.00%       0.00%                 155.42                  133.23                        11
               0.97%      1.33%       0.00%       0.00%                                                                       28
      27       0.29%      0.39%       0.00%       0.00%                 122.25                  108.90                        28

      28       0.26%      0.36%       0.00%       0.00%                 117.36                  104.55                        28

      29       0.23%      0.31%       0.00%       0.00%                 122.63                  109.23                        28

      30       0.20%      0.27%       0.00%       0.00%                  87.94                   78.34                        28

      32       0.94%      1.29%       0.00%       0.00%                 105.15                  105.15                        29
      34       0.93%      0.00%       0.00%       5.51%              79,444.44               71,331.79                        25
      38       0.78%      1.07%       0.00%       0.00%                 114.72                  106.42                        26
      42       0.71%      0.97%       0.00%       0.00%                 349.89                  310.93                        26
      43       0.69%      0.94%       0.00%       0.00%                 174.50                  154.41                        28
      44       0.69%      0.00%       0.00%       4.05%              64,814.81               57,772.87                        30

      45       0.68%      0.00%       0.00%       4.00%              64,043.21               58,146.56                        27








      46       0.67%      0.92%       0.00%       0.00%                 121.79                  111.17                        27

    46.1       0.37%      0.51%       0.00%       0.00%                 115.58                                                 0
    46.2       0.30%      0.40%       0.00%       0.00%                 130.07                                                 0
      50       0.64%      0.87%       0.00%       0.00%                  74.13                   64.14                        28
      52       0.62%      0.85%       0.00%       0.00%                 205.19                  190.75                        27
      53       0.58%      0.80%       0.00%       0.00%                 175.03                  161.67                        29
      61       0.55%      0.00%       0.00%       3.25%              65,310.08               59,276.15                        29
      64       0.53%      0.73%       0.00%       0.00%                 118.86                  118.86                        28
      65       0.51%      0.71%       0.00%       0.00%                 151.48                  132.04                        27

      66       0.51%      0.70%       0.00%       0.00%                  98.98                   66.80                        30
      68       0.51%      0.69%       0.00%       0.00%                  66.75                   62.45                        27
      69       0.48%      0.66%       0.00%       0.00%              33,280.83               25,891.33                        28
    69.1       0.14%      0.20%       0.00%       0.00%              34,526.56                                                 0
    69.2       0.12%      0.16%       0.00%       0.00%              29,583.41                                                 0
    69.3       0.10%      0.14%       0.00%       0.00%              49,662.74                                                 0
    69.4       0.07%      0.09%       0.00%       0.00%              28,571.51                                                 0
    69.5       0.05%      0.07%       0.00%       0.00%              26,876.31                                                 0
      70       0.47%      0.64%       0.00%       0.00%                 163.45                  138.27                        29
      73       0.45%      0.00%       0.00%       2.65%              65,813.40               57,330.18                        28





      74       0.45%      0.61%       0.00%       0.00%               1,229.21                1,139.52                        29
      75       0.43%      0.59%       0.00%       0.00%                  78.18                   70.19                        28
      76       0.43%      0.59%       0.00%       0.00%                 239.92                  203.60                        28
      77       0.43%      0.59%       0.00%       0.00%                 100.30                   84.35                        30

      79       0.42%      0.58%       0.00%       0.00%                 159.07                  131.39                        28
      80       0.42%      0.00%       0.00%       2.45%              50,880.00               45,497.00                        26
      81       0.41%      0.56%       0.00%       0.00%                 416.65                  366.04                        27
      82       0.41%      0.00%       0.00%       2.41%              48,828.13               45,117.98                        28
      83       0.40%      0.00%       0.00%       2.39%              26,555.79               23,512.74                        29
      86       0.38%      0.52%       0.00%       0.00%                 205.08                  178.12                        31

      87       0.37%      0.51%       0.00%       0.00%                 131.80                  117.09                        29
      89       0.36%      0.49%       0.00%       0.00%                  64.96                   57.75                        29
      94       0.34%      0.00%       0.00%       2.01%              30,860.53               26,916.53                        41
      95       0.34%      0.46%       0.00%       0.00%                 128.56                  128.56                        29
     100       0.33%      0.45%       0.00%       0.00%                 125.21                  115.85                        26
     101       0.33%      0.00%       0.00%       1.93%              34,722.22               30,079.44                        29
     102       0.33%      0.00%       0.00%       1.93%              76,923.08               66,771.52                        29
     104       0.33%      0.45%       0.00%       0.00%                 192.69                  160.73                        30
     105       0.31%      0.43%       0.00%       0.00%                 162.59                  139.21                        25
     107       0.30%      0.42%       0.00%       0.00%                  69.12                   63.75                        30
     108       0.30%      0.41%       0.00%       0.00%                  80.06                   71.47                        27

     109       0.29%      0.40%       0.00%       0.00%              73,538.31               56,706.02                        26
     110       0.29%      0.40%       0.00%       0.00%                  69.32                   64.20                        30
     111       0.29%      0.39%       0.00%       0.00%                 257.16                  225.82                        29
     112       0.28%      0.38%       0.00%       0.00%                  93.06                   81.68                        30

     113       0.27%      0.37%       0.00%       0.00%                  63.87                   56.66                        28
     114       0.27%      0.37%       0.00%       0.00%                  90.52                   83.77                        28
   114.1       0.13%      0.18%       0.00%       0.00%                                                                        0
   114.2       0.13%      0.18%       0.00%       0.00%                                                                        0
     115       0.27%      0.37%       0.00%       0.00%                 129.49                  108.21                        27
     120       0.26%      0.36%       0.00%       0.00%              75,708.17               48,797.60                        28
     119       0.26%      0.36%       0.00%       0.00%              60,226.89               46,146.81                        28
     118       0.26%      0.36%       0.00%       0.00%                 104.85                   95.79                        30




     123       0.25%      0.35%       0.00%       0.00%                  76.37                   64.50                        27
     125       0.24%      0.00%       0.00%       1.42%              46,152.32               38,350.79                        28
     126       0.24%      0.33%       0.00%       0.00%                 133.99                  112.44                        28
     127       0.24%      0.33%       0.00%       0.00%                 174.78                  152.77                        28
     128       0.24%      0.33%       0.00%       0.00%                  75.44                   63.58                        28
     133       0.22%      0.30%       0.00%       0.00%                 340.00                  296.48                        27
     134       0.22%      0.30%       0.00%       0.00%                  59.35                   49.63                        27

     135       0.22%      0.30%       0.00%       0.00%                 160.82                  134.65                        33
     136       0.21%      0.29%       0.00%       0.00%                  69.93                   58.87                        27
     137       0.21%      0.29%       0.00%       0.00%                 211.23                  175.03                        31
     139       0.21%      0.29%       0.00%       0.00%                 118.23                   89.54                        29
     141       0.20%      0.28%       0.00%       0.00%                 158.12                  140.85                        29
     143       0.20%      0.28%       0.00%       0.00%                 121.87                  101.49                        28
     144       0.19%      0.26%       0.00%       0.00%                 169.48                  141.90                        33
     147       0.18%      0.25%       0.00%       0.00%                 119.79                  104.35                        28
     149       0.18%      0.25%       0.00%       0.00%                 100.08                   82.23                        28
     150       0.18%      0.24%       0.00%       0.00%                 134.38                  116.77                        28
     153       0.17%      0.24%       0.00%       0.00%                 184.03                  161.05                        28
     154       0.17%      0.24%       0.00%       0.00%              50,482.69               38,688.66                        30
     155       0.17%      0.23%       0.00%       0.00%                 388.98                  324.79                        29
     157       0.17%      0.23%       0.00%       0.00%                 154.66                  130.53                        26
     158       0.17%      0.23%       0.00%       0.00%                 121.52                  112.51                        25
     160       0.16%      0.22%       0.00%       0.00%              54,030.97               42,048.02                        28
     161       0.16%      0.22%       0.00%       0.00%              52,302.30               40,074.86                        28
     162       0.16%      0.22%       0.00%       0.00%              50,030.49               38,342.10                        30
     163       0.16%      0.21%       0.00%       0.00%                 517.68                  435.45                        28
     164       0.16%      0.21%       0.00%       0.00%              48,519.36               37,184.02                        30
     166       0.15%      0.00%       0.00%       0.90%              94,897.96               82,706.40                        28
     167       0.15%      0.00%       0.00%       0.89%              33,623.19               33,623.19                        32
     169       0.15%      0.21%       0.00%       0.00%                  63.80                   53.96                        27
     170       0.15%      0.00%       0.00%       0.86%              38,956.52               38,956.52                        32
     172       0.14%      0.20%       0.00%       0.00%                 257.01                  227.61                        31
     173       0.14%      0.20%       0.00%       0.00%                  60.59                   50.39                        30
     174       0.14%      0.19%       0.00%       0.00%                 312.20                  236.71                        29
     178       0.13%      0.18%       0.00%       0.00%                 225.38                  189.34                        31

     179       0.13%      0.18%       0.00%       0.00%                 127.57                  107.30                        31
     180       0.13%      0.18%       0.00%       0.00%                 258.24                  196.31                        27
     181       0.13%      0.17%       0.00%       0.00%                  54.17                   48.31                        30
     184       0.12%      0.17%       0.00%       0.00%                 299.46                  252.19                        28
     185       0.12%      0.17%       0.00%       0.00%                  81.01                   35.49                        30
     189       0.11%      0.00%       0.00%       0.66%              35,677.99               29,693.08                        28
     197       0.07%      0.10%       0.00%       0.00%              35,599.82               27,282.80                        30
     196       0.08%      0.00%       0.00%       0.48%              20,545.52               13,987.31                        36
     187       0.11%      0.16%       0.00%       0.00%                 197.79                  166.42                        36
      49       0.65%      0.89%       0.00%       0.00%                 188.36                  124.40                        36
     156       0.17%      0.23%       0.00%       0.00%              41,807.22               32,465.67                        35
      37       0.81%      1.11%       0.00%       0.00%                 211.32                  176.57                        36
     129       0.24%      0.32%       0.00%       0.00%               6,303.65                4,077.48                        36
     165       0.15%      0.21%       0.00%       0.00%              55,115.68               47,008.20                        59
      96       0.34%      0.46%       0.00%       0.00%              87,101.30               74,139.41                        35
      98       0.33%      0.45%       0.00%       0.00%              83,570.74               71,134.25                        35
      35       0.88%      1.20%       0.00%       0.00%                 100.17                   83.25                        36
     121       0.25%      0.00%       0.00%       1.50%              59,919.12               50,656.54                        36
      18       1.08%      0.00%       0.00%       6.38%              76,267.28               67,851.32                        35
      10       1.80%      2.46%       0.00%       0.00%                 174.92                  161.86                        36
     106       0.31%      0.42%       0.00%       0.00%              69,128.65               53,539.24                        36
     190       0.11%      0.00%       0.00%       0.63%              45,037.08               37,976.68                        36
      40       0.73%      1.01%       0.00%       0.00%             124,171.27              111,130.41                        36




     159       0.17%      0.00%       0.00%       0.98%              60,506.75               51,066.80                        36
     146       0.19%      0.25%       0.00%       0.00%                  84.81                   71.84                        36
     116       0.26%      0.36%       0.00%       0.00%                  68.14                   58.51                        26
     140       0.21%      0.28%       0.00%       0.00%                  99.43                   87.25                        36
     193       0.09%      0.00%       0.00%       0.55%              39,583.33               35,283.65                        27
      93       0.34%      0.47%       0.00%       0.00%                 170.91                  143.94                        36
     132       0.23%      0.32%       0.00%       0.00%                 174.67                  156.78                        36
      60       0.56%      0.00%       0.00%       3.28%              47,222.22               43,280.41                        36
     182       0.12%      0.17%       0.00%       0.00%                  53.56                   45.05                        36
     103       0.33%      0.45%       0.00%       0.00%                 154.72                  138.28                        36
      92       0.34%      0.47%       0.00%       0.00%              70,000.00               61,651.66                        36
      90       0.36%      0.49%       0.00%       0.00%              91,666.67               80,734.32                        36
     194       0.09%      0.12%       0.00%       0.00%               3,591.40                   22.58                        36
     176       0.14%      0.19%       0.00%       0.00%               6,531.44                4,224.83                        36
     151       0.17%      0.24%       0.00%       0.00%               5,976.07                3,865.59                        36
      88       0.37%      0.51%       0.00%       0.00%                  97.29                   85.40                        36
      16       1.27%      1.75%       0.00%       0.00%                 108.82                   97.55                        25
     195       0.09%      0.12%       0.00%       0.00%                 146.47                  124.49                        36

Annex ID   Original Defeasance Period   Total Effective Lockout   Original YM Period   Open Period
--------   --------------------------   -----------------------   ------------------   -----------
     157                          146                       147                  148           149
       1                            0                        24                   32             4

       2                           29                        55                    0             5
       3                           89                       115                    0             5
       4                           29                        56                    0             4
       6                            0                        23                   93             4
                                   89                       116                    0             4
       8                           89                       116                    0             4
       9                           89                       116                    0             4
      11                            0                        18                   89            13

      15                           54                        80                    0             4
    15.1                            0                         0                    0             0
    15.2                            0                         0                    0             0
                                    0                        25                   88             7
      20                            0                        25                   88             7
      21                            0                        25                   88             7
      22                            0                        25                   88             7
      23                            0                        25                   88             7
      24                            0                        25                   88             7
      26                           90                       116                    0             4
      31                           87                       116                    0             4
      33                           91                       116                    0             4
    33.1                            0                         0                    0             0
    33.2                            0                         0                    0             0
      36                           89                       116                    0             4
    36.1                            0                         0                    0             0
    36.2                            0                         0                    0             0
      39                           90                       116                    0             4
      41                           90                       116                    0             4
      47                           90                       116                    0             4
      48                           91                       116                    0             4
    48.1                            0                         0                    0             0
    48.2                            0                         0                    0             0
      51                           91                       116                    0             4
                                   91                       116                    0             4
      54                           91                       116                    0             4
      55                           91                       116                    0             4
      56                           91                       116                    0             4
      57                           91                       116                    0             4
      58                           91                       116                    0             4
      59                           82                       107                    0            13
      62                           89                       114                    0             6
      63                           92                       116                    0             4
      67                           92                       116                    0             4

      71                           89                       116                    0             4
      72                           90                       116                    0             4
      78                           90                       116                    0             4
      84                           91                       116                    0             4
      85                           91                       116                    0             4
      91                           31                        56                    0             4
    91.1                            0                         0                    0             0
    91.2                            0                         0                    0             0
      97                           90                       116                    0             4
      99                           30                        56                    0             4
     117                           30                        56                    0             4
     122                           90                       116                    0             4
     124                            0                        26                   69            25
     130                           91                       116                    0             4
     131                           32                        56                    0             4
     138                           69                        95                    0             4
     142                           90                       116                    0             4
     145                           90                       116                    0             4
     148                           90                       116                    0             4
     152                           91                       116                    0             4
     168                           91                       116                    0             4
     171                           92                       116                    0             4
     175                           92                       116                    0             4
     177                           88                       114                    0             6
     183                           91                       116                    0             4
     186                           90                       116                    0             4
     188                           90                       116                    0             4
     191                           92                       116                    0             4
     192                           91                       116                    0             4
       5                           89                       116                    0             4
       7                           89                       118                    0             2
     7.1                            0                         0                    0             0
     7.2                            0                         0                    0             0
     7.3                            0                         0                    0             0
     7.4                            0                         0                    0             0
      12                           90                       116                    0             4

      13                           88                       117                    0             3
      14                           90                       117                    0             3

      17                           90                       117                    0             3
      19                            0                        12                  104             4
      25                            0                        11                  122             4
                                   89                       117                    0             3
      27                           89                       117                    0             3

      28                           89                       117                    0             3

      29                           89                       117                    0             3

      30                           89                       117                    0             3

      32                            0                        29                   88             3
      34                           92                       117                    0             3
      38                           90                       116                    0             4
      42                           91                       117                    0             3
      43                           89                       117                    0             3
      44                           86                       116                    0             4

      45                           89                       116                    0             4








      46                           90                       117                    0             3

    46.1                            0                         0                    0             0
    46.2                            0                         0                    0             0
      50                           89                       117                    0             3
      52                           86                       113                    0             7
      53                           88                       117                    0             3
      61                            0                        29                   88             3
      64                            0                        28                   89             3
      65                           90                       117                    0             3

      66                          147                       177                    0             3
      68                           30                        57                    0             3
      69                           89                       117                    0             3
    69.1                            0                         0                    0             0
    69.2                            0                         0                    0             0
    69.3                            0                         0                    0             0
    69.4                            0                         0                    0             0
    69.5                            0                         0                    0             0
      70                           88                       117                    0             3
      73                           89                       117                    0             3





      74                           88                       117                    0             3
      75                           89                       117                    0             3
      76                           89                       117                    0             3
      77                           87                       117                    0             3

      79                           88                       116                    0             4
      80                           91                       117                    0             3
      81                           90                       117                    0             3
      82                           89                       117                    0             3
      83                           87                       116                    0             4
      86                            0                        31                   86             3

      87                           88                       117                    0             3
      89                           88                       117                    0             3
      94                           76                       117                    0             3
      95                            0                        29                   88             3
     100                           91                       117                    0             3
     101                           87                       116                    0             4
     102                           88                       117                    0             3
     104                           87                       117                    0             3
     105                           92                       117                    0             3
     107                           87                       117                    0             3
     108                           90                       117                    0             3

     109                           91                       117                    0             3
     110                           51                        81                    0             3
     111                           88                       117                    0             3
     112                           87                       117                    0             3

     113                           89                       117                    0             3
     114                           89                       117                    0             3
   114.1                            0                         0                    0             0
   114.2                            0                         0                    0             0
     115                           89                       116                    0             4
     120                           89                       117                    0             3
     119                           89                       117                    0             3
     118                           87                       117                    0             3




     123                           90                       117                    0             3
     125                           89                       117                    0             3
     126                           89                       117                    0             3
     127                           89                       117                    0             3
     128                           89                       117                    0             3
     133                           90                       117                    0             3
     134                           90                       117                    0             3

     135                            0                        33                   85             2
     136                           90                       117                    0             3
     137                           86                       117                    0             3
     139                           88                       117                    0             3
     141                           88                       117                    0             3
     143                           89                       117                    0             3
     144                            0                        33                   85             2
     147                           89                       117                    0             3
     149                           89                       117                    0             3
     150                           88                       116                    0             4
     153                           89                       117                    0             3
     154                           87                       117                    0             3
     155                           88                       117                    0             3
     157                           91                       117                    0             3
     158                           92                       117                    0             3
     160                           89                       117                    0             3
     161                           89                       117                    0             3
     162                           87                       117                    0             3
     163                           89                       117                    0             3
     164                           87                       117                    0             3
     166                           89                       117                    0             3
     167                           85                       117                    0             3
     169                           90                       117                    0             3
     170                           85                       117                    0             3
     172                           86                       117                    0             3
     173                           87                       117                    0             3
     174                          146                       175                    0             5
     178                           85                       116                    0             4

     179                           86                       117                    0             3
     180                           89                       116                    0             4
     181                            0                        30                   87             3
     184                           89                       117                    0             3
     185                           87                       117                    0             3
     189                           89                       117                    0             3
     197                           87                       117                    0             3
     196                          176                       212                    0             4
     187                           81                       117                    0             3
      49                          116                       152                    0             4
     156                            0                        35                   81             4
      37                           80                       116                    0             4
     129                           80                       116                    0             4
     165                            0                        59                   58             3
      96                            0                        35                   81             4
      98                            0                        35                   81             4
      35                           80                       116                    0             4
     121                           80                       116                    0             4
      18                            0                        35                   81             4
      10                           80                       116                    0             4
     106                           81                       117                    0             3
     190                           81                       117                    0             3
      40                           80                       116                    0             4




     159                           80                       116                    0             4
     146                           80                       116                    0             4
     116                          114                       140                    0             4
     140                           80                       116                    0             4
     193                           90                       117                    0             3
      93                           80                       116                    0             4
     132                           81                       117                    0             3
      60                           81                       117                    0             3
     182                           80                       116                    0             4
     103                           80                       116                    0             4
      92                           80                       116                    0             4
      90                           80                       116                    0             4
     194                           80                       116                    0             4
     176                           80                       116                    0             4
     151                           80                       116                    0             4
      88                           80                       116                    0             4
      16                           91                       116                    0             4
     195                           81                       117                    0             3

Annex ID   Remaining Lockout Period   Remaining Defeasance Period   Total Remaining Lockout   Remaining YM Period
--------   ------------------------   ---------------------------   -----------------------   -------------------
     157                        150                           151                       152                   153
       1                         19                             0                        19                    32

       2                         24                            29                        53                     0
       3                         24                            89                       113                     0
       4                         24                            29                        53                     0
       6                         21                             0                        21                    93
                                 24                            89                       113                     0
       8                         24                            89                       113                     0
       9                         24                            89                       113                     0
      11                         17                             0                        17                    89

      15                         24                            54                        78                     0
    15.1                          0                             0                         0                     0
    15.2                          0                             0                         0                     0
                                 24                             0                        24                    88
      20                         24                             0                        24                    88
      21                         24                             0                        24                    88
      22                         24                             0                        24                    88
      23                         24                             0                        24                    88
      24                         24                             0                        24                    88
      26                         24                            90                       114                     0
      31                         24                            87                       111                     0
      33                         24                            91                       115                     0
    33.1                          0                             0                         0                     0
    33.2                          0                             0                         0                     0
      36                         24                            89                       113                     0
    36.1                          0                             0                         0                     0
    36.2                          0                             0                         0                     0
      39                         24                            90                       114                     0
      41                         24                            90                       114                     0
      47                         24                            90                       114                     0
      48                         24                            91                       115                     0
    48.1                          0                             0                         0                     0
    48.2                          0                             0                         0                     0
      51                         24                            91                       115                     0
                                 24                            91                       115                     0
      54                         24                            91                       115                     0
      55                         24                            91                       115                     0
      56                         24                            91                       115                     0
      57                         24                            91                       115                     0
      58                         24                            91                       115                     0
      59                         24                            82                       106                     0
      62                         24                            89                       113                     0
      63                         24                            92                       116                     0
      67                         24                            92                       116                     0

      71                         24                            89                       113                     0
      72                         24                            90                       114                     0
      78                         24                            90                       114                     0
      84                         24                            91                       115                     0
      85                         24                            91                       115                     0
      91                         24                            31                        55                     0
    91.1                          0                             0                         0                     0
    91.2                          0                             0                         0                     0
      97                         24                            90                       114                     0
      99                         24                            30                        54                     0
     117                         24                            30                        54                     0
     122                         24                            90                       114                     0
     124                         24                             0                        24                    69
     130                         24                            91                       115                     0
     131                         24                            32                        56                     0
     138                         24                            69                        93                     0
     142                         24                            90                       114                     0
     145                         24                            90                       114                     0
     148                         24                            90                       114                     0
     152                         24                            91                       115                     0
     168                         24                            91                       115                     0
     171                         24                            92                       116                     0
     175                         24                            92                       116                     0
     177                         24                            88                       112                     0
     183                         24                            91                       115                     0
     186                         24                            90                       114                     0
     188                         24                            90                       114                     0
     191                         24                            92                       116                     0
     192                         24                            91                       115                     0
       5                         24                            89                       113                     0
       7                         24                            89                       113                     0
     7.1                          0                             0                         0   #VALUE!
     7.2                          0                             0                         0   #VALUE!
     7.3                          0                             0                         0   #VALUE!
     7.4                          0                             0                         0   #VALUE!
      12                         24                            90                       114                     0

      13                         24                            88                       112                     0
      14                         24                            90                       114                     0

      17                         24                            90                       114                     0
      19                          8                             0                         8                   104
      25                          9                             0                         9                   122
                                 24                            89                       113                     0
      27                         24                            89                       113                     0

      28                         24                            89                       113                     0

      29                         24                            89                       113                     0

      30                         24                            89                       113                     0

      32                         24                             0                        24                    88
      34                         24                            92                       116                     0
      38                         24                            90                       114                     0
      42                         24                            91                       115                     0
      43                         24                            89                       113                     0
      44                         24                            86                       110                     0

      45                         24                            89                       113                     0








      46                         24                            90                       114                     0

    46.1                          0                             0                         0                     0
    46.2                          0                             0                         0                     0
      50                         24                            89                       113                     0
      52                         24                            86                       110                     0
      53                         24                            88                       112                     0
      61                         24                             0                        24                    88
      64                         24                             0                        24                    89
      65                         24                            90                       114                     0

      66                         24                           147                       171                     0
      68                         24                            30                        54                     0
      69                         24                            89                       113                     0
    69.1                          0                             0                         0                     0
    69.2                          0                             0                         0                     0
    69.3                          0                             0                         0                     0
    69.4                          0                             0                         0                     0
    69.5                          0                             0                         0                     0
      70                         24                            88                       112                     0
      73                         24                            89                       113                     0





      74                         24                            88                       112                     0
      75                         24                            89                       113                     0
      76                         24                            89                       113                     0
      77                         24                            87                       111                     0

      79                         24                            88                       112                     0
      80                         24                            91                       115                     0
      81                         24                            90                       114                     0
      82                         24                            89                       113                     0
      83                         24                            87                       111                     0
      86                         24                             0                        24                    86

      87                         24                            88                       112                     0
      89                         24                            88                       112                     0
      94                         24                            76                       100                     0
      95                         24                             0                        24                    88
     100                         24                            91                       115                     0
     101                         24                            87                       111                     0
     102                         24                            88                       112                     0
     104                         24                            87                       111                     0
     105                         24                            92                       116                     0
     107                         24                            87                       111                     0
     108                         24                            90                       114                     0

     109                         24                            91                       115                     0
     110                         24                            51                        75                     0
     111                         24                            88                       112                     0
     112                         24                            87                       111                     0

     113                         24                            89                       113                     0
     114                         24                            89                       113                     0
   114.1                          0                             0                         0                     0
   114.2                          0                             0                         0                     0
     115                         24                            89                       113                     0
     120                         24                            89                       113                     0
     119                         24                            89                       113                     0
     118                         24                            87                       111                     0




     123                         24                            90                       114                     0
     125                         24                            89                       113                     0
     126                         24                            89                       113                     0
     127                         24                            89                       113                     0
     128                         24                            89                       113                     0
     133                         24                            90                       114                     0
     134                         24                            90                       114                     0

     135                         24                             0                        24                    85
     136                         24                            90                       114                     0
     137                         24                            86                       110                     0
     139                         24                            88                       112                     0
     141                         24                            88                       112                     0
     143                         24                            89                       113                     0
     144                         24                             0                        24                    85
     147                         24                            89                       113                     0
     149                         24                            89                       113                     0
     150                         24                            88                       112                     0
     153                         24                            89                       113                     0
     154                         24                            87                       111                     0
     155                         24                            88                       112                     0
     157                         24                            91                       115                     0
     158                         24                            92                       116                     0
     160                         24                            89                       113                     0
     161                         24                            89                       113                     0
     162                         24                            87                       111                     0
     163                         24                            89                       113                     0
     164                         24                            87                       111                     0
     166                         24                            89                       113                     0
     167                         24                            85                       109                     0
     169                         24                            90                       114                     0
     170                         24                            85                       109                     0
     172                         24                            86                       110                     0
     173                         24                            87                       111                     0
     174                         24                           146                       170                     0
     178                         24                            85                       109                     0

     179                         24                            86                       110                     0
     180                         24                            89                       113                     0
     181                         24                             0                        24                    87
     184                         24                            89                       113                     0
     185                         24                            87                       111                     0
     189                         24                            89                       113                     0
     197                         24                            87                       111                     0
     196                         34                           176                       210                     0
     187                         35                            81                       116                     0
      49                         35                           116                       151                     0
     156                         33                             0                        33                    81
      37                         36                            80                       116                     0
     129                         34                            80                       114                     0
     165                         57                             0                        57                    58
      96                         33                             0                        33                    81
      98                         33                             0                        33                    81
      35                         31                            80                       111                     0
     121                         35                            80                       115                     0
      18                         31                             0                        31                    81
      10                         34                            80                       114                     0
     106                         34                            81                       115                     0
     190                         34                            81                       115                     0
      40                         35                            80                       115                     0




     159                         34                            80                       114                     0
     146                         33                            80                       113                     0
     116                         24                           114                       138                     0
     140                         36                            80                       116                     0
     193                         24                            90                       114                     0
      93                         34                            80                       114                     0
     132                         36                            81                       117                     0
      60                         35                            81                       116                     0
     182                         35                            80                       115                     0
     103                         34                            80                       114                     0
      92                         34                            80                       114                     0
      90                         34                            80                       114                     0
     194                         34                            80                       114                     0
     176                         34                            80                       114                     0
     151                         34                            80                       114                     0
      88                         35                            80                       115                     0
      16                         24                            91                       115                     0
     195                         35                            81                       116                     0

Annex ID   Remaining Open Period   Prepay Check   Prepay Protection Type   Annex ID   RelatedBorrowerAnnex   Holdback
--------   ---------------------   ------------   ----------------------   --------   --------------------   --------
     157                     154            155                      156        157                    158        159
       1                       4              0   Yield Maintenance               1

       2                       5              0   Defeasance                      2
       3                       5              0   Defeasance                      3   Yes - 1
       4                       4              0   Defeasance                      4
       6                       4              0   Yield Maintenance               6
                               4              0   Defeasance
       8                       4              0   Defeasance                      8   Yes - 4
       9                       4              0   Defeasance                      9   Yes - 4
      11                      13              0   Yield Maintenance              11   Yes - 1

      15                       4              0   Defeasance                     15
    15.1                       0              0   NAP                          15.1
    15.2                       0              0   NAP                          15.2
                               7              0   Yield Maintenance
      20                       7              0   Yield Maintenance              20   Yes - 11
      21                       7              0   Yield Maintenance              21   Yes - 11
      22                       7              0   Yield Maintenance              22   Yes - 11
      23                       7              0   Yield Maintenance              23   Yes - 11
      24                       7              0   Yield Maintenance              24   Yes - 11
      26                       4              0   Defeasance                     26
      31                       4              0   Defeasance                     31
      33                       4              0   Defeasance                     33   Yes - 3
    33.1                       0              0   NAP                          33.1
    33.2                       0              0   NAP                          33.2
      36                       4              0   Defeasance                     36   Yes - 3
    36.1                       0              0   NAP                          36.1
    36.2                       0              0   NAP                          36.2
      39                       4              0   Defeasance                     39   Yes - 6
      41                       4              0   Defeasance                     41                          Yes
      47                       4              0   Defeasance                     47   Yes - 3
      48                       4              0   Defeasance                     48   Yes - 10
    48.1                       0              0   NAP                          48.1
    48.2                       0              0   NAP                          48.2
      51                       4              0   Defeasance                     51
                               4              0   Defeasance
      54                       4              0   Defeasance                     54   Yes - 19
      55                       4              0   Defeasance                     55   Yes - 19
      56                       4              0   Defeasance                     56   Yes - 19
      57                       4              0   Defeasance                     57   Yes - 19
      58                       4              0   Defeasance                     58                          Yes
      59                      13              0   Defeasance                     59
      62                       6              0   Defeasance                     62
      63                       4              0   Defeasance                     63
      67                       4              0   Defeasance                     67                          Yes

      71                       4              0   Defeasance                     71
      72                       4              0   Defeasance                     72   Yes - 6
      78                       4              0   Defeasance                     78
      84                       4              0   Defeasance                     84   Yes - 10
      85                       4              0   Defeasance                     85
      91                       4              0   Defeasance                     91
    91.1                       0              0   NAP                          91.1
    91.2                       0              0   NAP                          91.2
      97                       4              0   Defeasance                     97   Yes - 6
      99                       4              0   Defeasance                     99
     117                       4              0   Defeasance                    117
     122                       4              0   Defeasance                    122
     124                      25              0   Yield Maintenance             124
     130                       4              0   Defeasance                    130
     131                       4              0   Defeasance                    131
     138                       4              0   Defeasance                    138
     142                       4              0   Defeasance                    142
     145                       4              0   Defeasance                    145
     148                       4              0   Defeasance                    148
     152                       4              0   Defeasance                    152
     168                       4              0   Defeasance                    168
     171                       4              0   Defeasance                    171
     175                       4              0   Defeasance                    175
     177                       6              0   Defeasance                    177
     183                       4              0   Defeasance                    183
     186                       4              0   Defeasance                    186
     188                       4              0   Defeasance                    188
     191                       4              0   Defeasance                    191
     192                       4              0   Defeasance                    192
       5                       4              0   Defeasance                      5
       7                       2              0   Defeasance                      7
     7.1                       0              0   NAP                           7.1
     7.2                       0              0   NAP                           7.2
     7.3                       0              0   NAP                           7.3
     7.4                       0              0   NAP                           7.4
      12                       4              0   Defeasance                     12

      13                       3              0   Defeasance                     13
      14                       3              0   Defeasance                     14

      17                       3              0   Defeasance                     17   Yes - 8
      19                       4              0   Yield Maintenance              19
      25                       4              0   Yield Maintenance              25
                               3              0   Defeasance
      27                       3              0   Defeasance                     27   Yes - 13

      28                       3              0   Defeasance                     28   Yes - 13

      29                       3              0   Defeasance                     29   Yes - 13

      30                       3              0   Defeasance                     30   Yes - 13

      32                       3              0   Yield Maintenance              32   Yes - 5
      34                       3              0   Defeasance                     34   Yes - 7
      38                       4              0   Defeasance                     38
      42                       3              0   Defeasance                     42                          Yes
      43                       3              0   Defeasance                     43
      44                       4              0   Defeasance                     44

      45                       4              0   Defeasance                     45   Yes - 9








      46                       3              0   Defeasance                     46

    46.1                       0              0   NAP                          46.1
    46.2                       0              0   NAP                          46.2
      50                       3              0   Defeasance                     50
      52                       7              0   Defeasance                     52
      53                       3              0   Defeasance                     53
      61                       3              0   Yield Maintenance              61
      64                       3              0   Yield Maintenance              64   Yes - 5
      65                       3              0   Defeasance                     65

      66                       3              0   Defeasance                     66
      68                       3              0   Defeasance                     68
      69                       3              0   Defeasance                     69
    69.1                       0              0   NAP                          69.1
    69.2                       0              0   NAP                          69.2
    69.3                       0              0   NAP                          69.3
    69.4                       0              0   NAP                          69.4
    69.5                       0              0   NAP                          69.5
      70                       3              0   Defeasance                     70
      73                       3              0   Defeasance                     73   Yes - 7





      74                       3              0   Defeasance                     74
      75                       3              0   Defeasance                     75
      76                       3              0   Defeasance                     76
      77                       3              0   Defeasance                     77   Yes - 15

      79                       4              0   Defeasance                     79
      80                       3              0   Defeasance                     80
      81                       3              0   Defeasance                     81
      82                       3              0   Defeasance                     82
      83                       4              0   Defeasance                     83   Yes - 9
      86                       3              0   Yield Maintenance              86

      87                       3              0   Defeasance                     87
      89                       3              0   Defeasance                     89
      94                       3              0   Defeasance                     94                          Yes
      95                       3              0   Yield Maintenance              95   Yes - 5
     100                       3              0   Defeasance                    100
     101                       4              0   Defeasance                    101
     102                       3              0   Defeasance                    102
     104                       3              0   Defeasance                    104
     105                       3              0   Defeasance                    105                          Yes
     107                       3              0   Defeasance                    107
     108                       3              0   Defeasance                    108

     109                       3              0   Defeasance                    109
     110                       3              0   Defeasance                    110
     111                       3              0   Defeasance                    111
     112                       3              0   Defeasance                    112   Yes - 15

     113                       3              0   Defeasance                    113   Yes - 21
     114                       3              0   Defeasance                    114
   114.1                       0              0   NAP                         114.1
   114.2                       0              0   NAP                         114.2
     115                       4              0   Defeasance                    115
     120                       3              0   Defeasance                    120
     119                       3              0   Defeasance                    119   Yes - 20
     118                       3              0   Defeasance                    118




     123                       3              0   Defeasance                    123
     125                       3              0   Defeasance                    125   Yes - 24
     126                       3              0   Defeasance                    126
     127                       3              0   Defeasance                    127
     128                       3              0   Defeasance                    128
     133                       3              0   Defeasance                    133
     134                       3              0   Defeasance                    134

     135                       2              0   Yield Maintenance             135   Yes - 22
     136                       3              0   Defeasance                    136
     137                       3              0   Defeasance                    137   Yes - 23
     139                       3              0   Defeasance                    139
     141                       3              0   Defeasance                    141
     143                       3              0   Defeasance                    143
     144                       2              0   Yield Maintenance             144   Yes - 22
     147                       3              0   Defeasance                    147
     149                       3              0   Defeasance                    149   Yes - 23
     150                       4              0   Defeasance                    150
     153                       3              0   Defeasance                    153
     154                       3              0   Defeasance                    154   Yes - 14
     155                       3              0   Defeasance                    155
     157                       3              0   Defeasance                    157
     158                       3              0   Defeasance                    158
     160                       3              0   Defeasance                    160   Yes - 14
     161                       3              0   Defeasance                    161   Yes - 20
     162                       3              0   Defeasance                    162   Yes - 14
     163                       3              0   Defeasance                    163
     164                       3              0   Defeasance                    164   Yes - 14
     166                       3              0   Defeasance                    166                          Yes
     167                       3              0   Defeasance                    167   Yes - 25
     169                       3              0   Defeasance                    169
     170                       3              0   Defeasance                    170   Yes - 25
     172                       3              0   Defeasance                    172   Yes - 21
     173                       3              0   Defeasance                    173
     174                       5              0   Defeasance                    174
     178                       4              0   Defeasance                    178   Yes - 8

     179                       3              0   Defeasance                    179
     180                       4              0   Defeasance                    180
     181                       3              0   Yield Maintenance             181
     184                       3              0   Defeasance                    184
     185                       3              0   Defeasance                    185
     189                       3              0   Defeasance                    189   Yes - 24
     197                       3              0   Defeasance                    197   Yes - 14
     196                       4              0   Defeasance                    196
     187                       3              0   Defeasance                    187
      49                       4              0   Defeasance                     49   Yes - 12
     156                       4              0   Yield Maintenance             156
      37                       4              0   Defeasance                     37
     129                       4              0   Defeasance                    129   Yes - 18
     165                       3              0   Yield Maintenance             165
      96                       4              0   Yield Maintenance              96   Yes - 17
      98                       4              0   Yield Maintenance              98   Yes - 17
      35                       4              0   Defeasance                     35
     121                       4              0   Defeasance                    121
      18                       4              0   Yield Maintenance              18   Yes - 2
      10                       4              0   Defeasance                     10   Yes - 2
     106                       3              0   Defeasance                    106
     190                       3              0   Defeasance                    190
      40                       4              0   Defeasance                     40   Yes - 2




     159                       4              0   Defeasance                    159
     146                       4              0   Defeasance                    146
     116                       4              0   Defeasance                    116
     140                       4              0   Defeasance                    140
     193                       3              0   Defeasance                    193
      93                       4              0   Defeasance                     93
     132                       3              0   Defeasance                    132
      60                       3              0   Defeasance                     60   Yes - 2
     182                       4              0   Defeasance                    182
     103                       4              0   Defeasance                    103   Yes - 12
      92                       4              0   Defeasance                     92   Yes - 16
      90                       4              0   Defeasance                     90   Yes - 16
     194                       4              0   Defeasance                    194   Yes - 18
     176                       4              0   Defeasance                    176   Yes - 18
     151                       4              0   Defeasance                    151   Yes - 18
      88                       4              0   Defeasance                     88
      16                       4              0   Defeasance                     16
     195                       3              0   Defeasance                    195

Annex ID   Investment Grade   TIC   Delaware Statutory Trust   Condo Structure   Loan Purpose
--------   ----------------   ---   ------------------------   ---------------   ------------
     157                160   161                        162               163            164
       1   Yes                No    No                         No                Acquisition

       2   No                 No    No                         No                Refinance
       3   Yes                No    No                         No                Refinance
       4   No                 No    No                         No                Acquisition
       6   No                 No    No                         No                Acquisition
           No                 Yes   No                         No
       8   No                 Yes   No                         No                Refinance
       9   No                 Yes   No                         No                Refinance
      11   No                 No    No                         No                Acquisition

      15   Yes                No    No                         No                Acquisition
    15.1   Yes                No    No                         No                Acquisition
    15.2   Yes                No    No                         No                Acquisition
           No                 No    No                         No
      20   No                 No    No                         No                Acquisition
      21   No                 No    No                         No                Acquisition
      22   No                 No    No                         No                Acquisition
      23   No                 No    No                         No                Acquisition
      24   No                 No    No                         No                Acquisition
      26   No                 Yes   No                         No                Acquisition
      31   No                 No    No                         No                Refinance
      33   No                 Yes   No                         No                Acquisition
    33.1   No                 Yes   No                         No                Acquisition
    33.2   No                 Yes   No                         No                Acquisition
      36   No                 Yes   No                         No                Acquisition
    36.1   No                 Yes   No                         No                Acquisition
    36.2   No                 Yes   No                         No                Acquisition
      39   No                 No    No                         No                Refinance
      41   No                 No    No                         No                Acquisition
      47   No                 Yes   No                         No                Acquisition
      48   No                 No    No                         No                Refinance
    48.1   No                 No    No                         No                Refinance
    48.2   No                 No    No                         No                Refinance
      51   No                 No    No                         No                Refinance
           No                 No    No                         No
      54   No                 No    No                         No                Acquisition
      55   No                 No    No                         No                Acquisition
      56   No                 No    No                         No                Acquisition
      57   No                 No    No                         No                Acquisition
      58   No                 Yes   No                         No                Acquisition
      59   No                 No    No                         No                Refinance
      62   No                 No    No                         No                Refinance
      63   No                 No    No                         No                Refinance
      67   No                 No    No                         No                Refinance

      71   No                 No    No                         No                Refinance
      72   No                 No    No                         No                Refinance
      78   No                 No    No                         No                Refinance
      84   No                 No    No                         No                Refinance
      85   No                 No    No                         No                Refinance
      91   No                 No    No                         No                Refinance
    91.1   No                 No    No                         No                Refinance
    91.2   No                 No    No                         No                Refinance
      97   No                 No    No                         No                Refinance
      99   No                 No    No                         No                Refinance
     117   No                 No    No                         No                Refinance
     122   No                 No    No                         No                Acquisition
     124   No                 No    No                         No                Acquisition
     130   No                 No    No                         No                Refinance
     131   No                 No    No                         No                Refinance
     138   No                 No    No                         No                Refinance
     142   No                 No    No                         No                Refinance
     145   No                 No    No                         No                Refinance
     148   No                 No    No                         Yes               Refinance
     152   No                 No    No                         No                Acquisition
     168   No                 No    No                         No                Acquisition
     171   No                 No    No                         No                Acquisition
     175   No                 No    No                         No                Refinance
     177   No                 No    No                         No                Refinance
     183   No                 No    No                         No                Refinance
     186   Yes                No    No                         No                Refinance
     188   No                 No    No                         No                Refinance
     191   No                 No    No                         No                Acquisition
     192   Yes                No    No                         No                Refinance
       5   No                 N     No                         N                 Acquisition
       7   No                 N     N                          N                 Acquisition
     7.1   No
     7.2   No
     7.3   No
     7.4   No
      12   No                 N     N                          Yes               Acquisition

      13   No                 N     N                          N                 Refinance
      14   No                 N     N                          N                 Acquisition

      17   No                 N     N                          Yes               Refinance
      19   No                 N     N                          N                 Acquisition
      25   No                 N     N                          N                 Acquisition
           No
      27   No                 Yes   N                          N                 Acquisition

      28   No                 Yes   N                          N                 Acquisition

      29   No                 Yes   N                          N                 Acquisition

      30   No                 Yes   N                          N                 Acquisition

      32   No                 N     N                          N                 Acquisition
      34   No                 Yes   N                          N                 Acquisition
      38   No                 N     N                          N                 Refinance
      42   No                 N     N                          N                 Refinance
      43   No                 N     N                          N                 Refinance
      44   No                 Yes   N                          N                 Acquisition

      45   No                 Yes   N                          N                 Acquisition








      46   No                 Yes   N                          N                 Acquisition

    46.1   No
    46.2   No
      50   No                 N     N                          N                 Acquisition
      52   No                 N     N                          N                 Refinance
      53   No                 Yes   N                          N                 Acquisition
      61   No                 N     N                          N                 Refinance
      64   No                 N     N                          N                 Acquisition
      65   No                 Yes   N                          N                 Refinance

      66   No                 N     N                          N                 Refinance
      68   No                 N     N                          N                 Acquisition
      69   No                 N     N                          N                 Acquisition
    69.1   No
    69.2   No
    69.3   No
    69.4   No
    69.5   No
      70   No                 N     N                          N                 Acquisition
      73   No                 Yes   N                          N                 Acquisition





      74   No                 N     N                          N                 Refinance
      75   No                 N     N                          N                 Refinance
      76   No                 N     N                          N                 Refinance
      77   No                 Yes   N                          N                 Acquisition

      79   No                 N     N                          N                 Refinance
      80   No                 N     N                          N                 Acquisition
      81   No                 N     N                          N                 Acquisition
      82   No                 N     N                          Yes               Refinance
      83   No                 Yes   N                          N                 Acquisition
      86   No                 N     N                          N                 Refinance

      87   No                 Yes   N                          N                 Acquisition
      89   No                 N     N                          N                 Refinance
      94   No                 N     N                          N                 Acquisition
      95   No                 N     N                          N                 Acquisition
     100   No                 N     N                          N                 Refinance
     101   No                 N     N                          N                 Refinance
     102   No                 N     N                          N                 Refinance
     104   No                 N     N                          N                 Acquisition
     105   No                 N     N                          N                 Refinance
     107   No                 N     N                          N                 Refinance
     108   No                 N     N                          N                 Acquisition

     109   No                 N     N                          N                 Refinance
     110   No                 N     N                          N                 Refinance
     111   No                 N     N                          N                 Refinance
     112   No                 Yes   N                          N                 Acquisition

     113   No                 N     N                          N                 Acquisition
     114   No                 N     N                          N                 Refinance
   114.1   No
   114.2   No
     115   No                 N     N                          N                 Refinance
     120   No                 N     N                          N                 Refinance
     119   No                 N     N                          N                 Refinance
     118   No                 Yes   N                          N                 Acquisition




     123   No                 N     N                          N                 Refinance
     125   No                 N     N                          N                 Refinance
     126   No                 N     N                          N                 Refinance
     127   No                 N     N                          N                 Refinance
     128   No                 N     N                          N                 Refinance
     133   No                 N     N                          N                 Acquisition
     134   No                 Yes   N                          N                 Acquisition

     135   No                 N     N                          N                 Refinance
     136   No                 N     N                          N                 Refinance
     137   No                 N     N                          N                 Refinance
     139   No                 N     N                          N                 Refinance
     141   No                 N     N                          N                 Refinance
     143   No                 N     N                          N                 Refinance
     144   No                 N     N                          N                 Refinance
     147   No                 N     N                          N                 Refinance
     149   No                 N     N                          N                 Refinance
     150   No                 N     N                          N                 Refinance
     153   No                 N     N                          N                 Refinance
     154   No                 N     N                          N                 Refinance
     155   No                 N     N                          N                 Acquisition
     157   No                 N     N                          N                 Refinance
     158   No                 N     N                          N                 Refinance
     160   No                 N     N                          N                 Refinance
     161   No                 N     N                          N                 Refinance
     162   No                 N     N                          N                 Refinance
     163   No                 N     N                          Yes               Refinance
     164   No                 N     N                          N                 Refinance
     166   No                 N     N                          N                 Refinance
     167   No                 Yes   N                          N                 Acquisition
     169   No                 N     N                          N                 Refinance
     170   No                 Yes   N                          N                 Acquisition
     172   No                 N     N                          N                 Acquisition
     173   No                 N     N                          N                 Acquisition
     174   No                 N     N                          N                 Refinance
     178   No                 Yes   N                          N                 Refinance

     179   No                 N     N                          N                 Refinance
     180   No                 N     N                          N                 Refinance
     181   No                 N     N                          N                 Refinance
     184   No                 Yes   N                          N                 Acquisition
     185   No                 N     N                          N                 Refinance
     189   No                 N     N                          N                 Refinance
     197   No                 N     N                          N                 Refinance
     196   No                 No    N                          N                 Refinance
     187   No                 No    N                          N                 Acquisition
      49   No                 No    N                          N                 Refinance
     156   No                 No    N                          N                 Refinance
      37   No                 No    N                          N                 Refinance
     129   No                 No    N                          N                 Refinance
     165   No                 No    N                          N                 Refinance
      96   No                 No    N                          N                 Refinance
      98   No                 No    N                          N                 Refinance
      35   No                 No    N                          N                 Acquisition
     121   No                 No    N                          N                 Refinance
      18   No                 No    N                          N                 Acquisition
      10   No                 Yes   N                          N                 Acquisition
     106   No                 No    N                          N                 Acquisition
     190   No                 No    N                          N                 Refinance
      40   No                 Yes   N                          N                 Acquisition




     159   No                 No    N                          N                 Refinance
     146   No                 No    N                          N                 Acquisition
     116   No                 No    N                          N                 Acquisition
     140   No                 No    N                          N                 Refinance
     193   No                 No    N                          N                 Refinance
      93   No                 No    N                          N                 Refinance
     132   No                 No    N                          N                 Refinance
      60   No                 Yes   N                          N                 Acquisition
     182   No                 No    N                          N                 Refinance
     103   No                 No    N                          N                 Refinance
      92   No                 No    N                          N                 Refinance
      90   No                 No    N                          N                 Refinance
     194   No                 No    N                          N                 Refinance
     176   No                 No    N                          N                 Refinance
     151   No                 No    N                          N                 Refinance
      88   No                 No    N                          N                 Acquisition
      16   No                 Yes   N                          N                 Acquisition
     195   No                 Yes   N                          N                 Acquisition

Annex ID                                                                 Assumption Fee   DSCR Threshold
--------   ----------------------------------------------------------------------------   --------------
     157                                                                            165              166
       1                                                                           0.50

       2                                                                           0.10
       3                                                                           0.10
       4                                                                           1.00
       6                                                                           0.50
                                                        0.25% 1st time, 1.0% thereafter
       8                                                0.25% 1st time, 1.0% thereafter   Yes
       9                                                0.25% 1st time, 1.0% thereafter   Yes
      11                                                                           0.50

      15                                                                           1.00
    15.1                                                                           1.00
    15.2                                                                           1.00
                                                                                   1.00
      20                                                                           1.00
      21                                                                           1.00
      22                                                                           1.00
      23                                                                           1.00
      24                                                                           1.00
      26                                                                           1.00
      31                                                                           1.00
      33                                                                           1.00
    33.1                                                                           1.00
    33.2                                                                           1.00
      36                                                                           1.00
    36.1                                                                           1.00
    36.2                                                                           1.00
      39                                                 0.5% 1st time, 1.0% thereafter
      41                                                                           1.00
      47                                                                           1.00
      48                                                0.25% 1st time, 1.0% thereafter
    48.1                                                0.25% 1st time, 1.0% thereafter
    48.2                                                0.25% 1st time, 1.0% thereafter
      51                                                                           1.00
                                                                                   1.00
      54                                                                           1.00
      55                                                                           1.00
      56                                                                           1.00
      57                                                                           1.00
      58                                                                           1.00
      59                                                                           1.00
      62                                                                           1.00
      63                                                 0.5% 1st time, 1.0% thereafter
      67                                                 0.5% 1st time, 1.0% thereafter

      71                                                 0.5% 1st time, 1.0% thereafter
      72                                                 0.5% 1st time, 1.0% thereafter
      78                                                 0.5% 1st time, 1.0% thereafter
      84                                                0.25% 1st time, 1.0% thereafter
      85                                                 0.5% 1st time, 1.0% thereafter   Yes
      91                                                                           1.00
    91.1                                                                           1.00
    91.2                                                                           1.00
      97                                                 0.5% 1st time, 1.0% thereafter
      99                                                                           1.00
     117                                                                           1.00
     122                                                                           1.00
     124                                                 0.5% 1st time, 1.0% thereafter
     130                                                                           1.00
     131                                                 0.5% 1st time, 1.0% thereafter
     138                                                 0.5% 1st time, 1.0% thereafter
     142                                                                           1.00   Yes
     145                                                                           1.00
     148                                                 0.5% 1st time, 1.0% thereafter
     152                                                0.75% 1st time, 1.0% thereafter
     168                                                                           1.00
     171                                                                           1.00
     175                                                                           1.00
     177                                                0.75% 1st time, 1.0% thereafter
     183                                                                           1.00
     186                                                                           0.00
     188                                                                           1.00
     191                                                                           1.00
     192                                                                           0.00
       5                                                                           0.01
       7                                                                           0.01
     7.1
     7.2
     7.3
     7.4
      12                                                                           0.01

      13                                                                           0.00
      14                                                                           0.01

      17                                                                           0.01
      19                                                  0.50% (1st); 1.00% thereafter
      25                                      0.50% (1st 2 transfers); 1.00% thereafter

      27                                                                           0.01

      28                                                                           0.01

      29                                                                           0.01

      30                                                                           0.01

      32                                                  0.00% (1st); 0.50% thereafter
      34                          $2,500 each TIC transfer; 1.00% for Property transfer
      38                                                  0.50% (1st), 1.00% thereafter
      42                                                                           0.01
      43                                                                           0.01
      44                 1.00% per TIC transfer and $5,000 for each subsequent transfer

      45           $5,000 each TIC transfer after 180 days; 1.00% for Property transfer








      46                                                                           0.01

    46.1
    46.2
      50                                                                           0.01
      52                                                                           0.01
      53                                                    1.00% for Property transfer
      61                                                                           0.01
      64                                                  0.00% (1st); 0.50% thereafter
      65   0.50% if assumption occurs within 12 months after closing; 1.00% thereafter.

      66                                                                           0.01
      68                                                                           0.01
      69                                                                           0.01
    69.1
    69.2
    69.3
    69.4
    69.5
      70                                                                           0.01
      73                      $2,500 per TIC transfer and 1.00% for subsequent transfer





      74                                                                           0.01
      75                                                                           0.01
      76                                                                           0.01
      77                        $5,000 per TIC transfer and 1.00% for Property transfer

      79                                                                           0.01
      80                                                                           0.01
      81                                                  0.50% (1st); 1.00% thereafter
      82                                                                           0.01
      83            $5,000 per TIC transfer after 180 days; 1.00% for Property transfer
      86                                                                           0.01

      87              0.50% for first TIC transfer; $5,000 for subsequent TIC transfers
      89                                                                           0.01
      94                                                                           0.01
      95                                                  0.00% (1st); 0.50% thereafter
     100                                                                           0.01
     101                                              0.50% (first); 1.00% (thereafter)
     102                                                                           0.01
     104                                                                           0.01
     105                                                                           0.01
     107                                                  0.00% (1st); 1.00% thereafter
     108                                                                           0.01

     109                                                                           0.01
     110                                                                           0.01
     111                                                                           0.01
     112                        $5,000 per TIC Transfer and 1.00% for Property transfer

     113                                                                           0.01
     114                                                                           0.01
   114.1
   114.2
     115                                                                           0.01
     120                                                                           0.01
     119                                                                           0.01
     118                                    $5,000 (1st TIC Transfer); 0.50% thereafter




     123                                                                           0.01
     125                                                                           0.01
     126                                                                           0.01
     127                                                                           0.01
     128                                                                           0.01
     133                                                                           0.01
     134                                                                           0.01

     135                                                                           0.01
     136                                                                           0.01
     137                                                                           0.01
     139                                                                           0.01
     141                                                                           0.01
     143                                                                           0.01
     144                                                                           0.01
     147                                                                           0.01
     149                                                                           0.01
     150                                                                           0.01
     153                                                                           0.01
     154                                                                           0.01
     155                                                                           0.01
     157                                                                           0.01
     158                                                                           0.01
     160                                                                           0.01
     161                                                                           0.01
     162                                                                           0.01
     163                                                                           0.01
     164                                                                           0.01
     166                                                                           0.01
     167                                          0.00% (1st); 0.25% (2nd); 0.50% (3rd)
     169                                                                           0.01
     170                                          0.00% (1st); 0.25% (2nd); 0.50% (3rd)
     172                                                                           0.01
     173                                                                           0.01
     174                                                                           0.01
     178                                                                           0.01

     179                                                                           0.01
     180                                                                           0.01
     181                                                                           0.01
     184                                                                           0.01
     185                                                                           0.01
     189                                                                           0.01
     197                                                                           0.01
     196                                                                           0.01
     187                                                                           0.01
      49                                                                           0.01
     156                                                                           0.01
      37                                                                           0.01
     129                                                                           0.01
     165          .25 for the the first transfer. Then 1% for each subsequent transfer.
      96          .25 for the the first transfer. Then 1% for each subsequent transfer.
      98          .25 for the the first transfer. Then 1% for each subsequent transfer.
      35          .25 for the the first transfer. Then 1% for each subsequent transfer.
     121                                                                           0.01
      18                                                                           0.00
      10                                                                 $5000 -$25,000
     106                                                                         0.0025
     190                                                                           0.01
      40                                                                 $5000 -$25,000




     159                                                                           0.01
     146                                                                           0.01
     116                             .5 and administrative fee shall not exceed $5,000.
     140                                                                           0.01
     193                                                                         0.0050
      93                                                                           0.01
     132                                                                           0.01
      60                                                                 $5000 -$25,000
     182                                                                         0.0100
     103                                                                         0.0100
      92                                                                         0.0025
      90                                                                         0.0025
     194                                                                         0.0100
     176                                                                         0.0100
     151                                                                         0.0100
      88                                                                         0.0100
      16                                                                         0.0025
     195                                                                         0.0100

                                   EXHIBIT C-1

                          FORM OF TRANSFEREE AFFIDAVIT

                                                           AFFIDAVIT PURSUANT TO
                                                       SECTION 860E(e)(4) OF THE
                                                        INTERNAL REVENUE CODE OF
                                                                1986, AS AMENDED

STATE OF NEW YORK    )
                     ) ss:
COUNTY OF NEW YORK   )

                                    , being first duly sworn, deposes and says:

            1. That he/she is a            of            (the "Purchaser"), a
duly organized and existing under the laws of the State of on behalf of which he/she makes this affidavit.

            2. That the Purchaser's Taxpayer Identification Number
is                  .

            3. That the Purchaser of the Commercial Mortgage Pass-Through Certificates, CD 2006-CD2, Class [R] [LR] (the "Class [R] [LR] Certificate") is a Permitted Transferee (as defined in Article I of the Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor, Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp., LNR Partners, Inc., as special servicer and Wells Fargo Bank, N.A., as trustee and paying agent, or is acquiring the Class [R] [LR] Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

            4. That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class [R] [LR] Certificate as they become due.

            5. That the Purchaser understands that it may incur tax liabilities with respect to the Class [R] [LR] Certificate in excess of any cash flow generated by the Class [R] [LR] Certificate.

            6. That the Purchaser will not transfer the Class [R] [LR] Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

            7. That the Purchaser is not a Disqualified Non-U.S. Person and is not purchasing the Class [R] [LR] Certificate for the account of, or as an agent (including as a broker, nominee or other middleman) for, a Disqualified Non-U.S. Person.

            8. That the Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class [R] [LR] Certificate to such a "disqualified organization," an agent thereof, or a person that does not satisfy the requirements of paragraph 4, paragraph 7 and paragraph 11 hereof.

            9. That, if a "tax matters person" is required to be designated with respect to the [the Upper-Tier REMIC] [the Lower-Tier REMIC and the Villas Parkmerced Loan REMIC], the Purchaser agrees to act as "tax matters person" and to perform the functions of "tax matters partner" of the [the Upper-Tier REMIC] [the Lower-Tier REMIC and the Villas Parkmerced Loan REMIC] pursuant to Section
4.04 of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Trustee as the Purchaser's agent in performing the function of "tax matters person" and "tax matters partner."

            10. The Purchaser agrees to be bound by and to abide by the provisions of Section 5.02 of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Class [R] [LR] Certificate.

            11. The Purchaser agrees not to transfer the Class [R] [LR] Certificate such that the income therefrom would be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Person.

            12. Check the applicable paragraph:

      [ ] The present value of the anticipated tax liabilities associated with holding the Class [R] [LR] Certificate, as applicable, does not exceed the sum of:

            (i) the present value of any consideration given to the Purchaser to acquire such Class [R] [LR] Certificate;

            (ii) the present value of the expected future distributions on such Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Class [R] [LR] Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

      [ ] The transfer of the Class [R] [LR] Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

            (i) the Purchaser is an "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class [R] [LR] Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Purchaser's two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Purchaser will transfer the Class [R] [LR] Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5)
                  of the U.S. Treasury Regulations; and

            (iv) the Purchaser determined the consideration paid to it to acquire the Class [R] [LR] Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

      [ ] None of the above.

            Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

            IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its this day of _______, 20___.

                                          [Purchaser]

                                          By: __________________________________

                                             Name:
                                             Title:

            Personally appeared before me the above-named , known or proved to me to be the same person who executed the foregoing instrument and to be the of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

            Subscribed and sworn before me this ___ day of  _______, 20___.


______________________________________
NOTARY PUBLIC

COUNTY OF ____________________________

STATE OF _______________________________

My commission expires the day of , 200 .

                                   EXHIBIT C-2

                            FORM OF TRANSFEROR LETTER

                                     [Date]

Wells Fargo Bank, N.A.,
as Trustee and Paying Agent
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention:  Corporate Trust Services, CD 2006-CD2

      Re: Commercial Mortgage Pass-Through Certificates, CD 2006-CD2, Class [R][LR]
            -----------------------------------------------------------------

Ladies and Gentlemen:

            [Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true or that [Transferee] is not a Permitted Transferee (as defined in the Pooling and Servicing Agreement defined in the attached affidavit) and has no actual knowledge or reason to know that the information contained in paragraphs 4, 7 and 11 thereof is not true.

                                          Very truly yours,

                                          [Transferor]

                                          By: __________________________________

                                             Name:

                                             Title:

                                   EXHIBIT D-1

                    FORM OF INVESTMENT REPRESENTATION LETTER

Wells Fargo Bank, N.A.,
as Trustee and Paying Agent
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention:  Corporate Trust Services, CD 2006-CD2

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005

   Re: Transfer of Commercial Mortgage Pass-Through Certificates, CD 2006-CD2: Class [X][E][F][G][H][J][K][L][M][N][O]
         [P][Q][VPM-1][VPM-2][VPM-3][VPM-4][S][R][LR]
         ----------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee") and paying agent, on behalf of the holders of Commercial Mortgage Pass-Through Certificates, CD 2006-CD2 (the "Certificates") in connection with the transfer by (the "Seller") to the undersigned (the "Purchaser") of [$___ aggregate Certificate Balance][_% Percentage Interest] of Class
[X][E][F][G][H][J][K][L][M][N][O][P][Q][VPM-1][VPM-2][VPM-3][VPM-4][S][R][LR]
Certificates, in certificated fully registered form (such registered interest, the "Certificate"). Terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

            In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

            [For Institutional Accredited Investors only] 1. The Purchaser is an institutional investor and an "accredited investor" (an entity meeting the requirements of Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the "1933 Act")) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Certificate, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment. The Purchaser is acquiring the Certificate for its own account or for one or more accounts (each of which is an "institutional accredited investor") as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

            [For Qualified Institutional Buyers only] 1. The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "1933 Act"). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

            [For Affiliated Persons only]. 1. The Purchaser is a person involved in the organization or operation of the issuer or an affiliate of such a person, as defined in Rule 405 of the Securities Act of 1933, as amended (the "1933 Act").

            2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account or (b) for resale to (i) "qualified institutional buyers" in transactions under Rule 144A, or (ii) institutional "accredited investors" meeting the requirements of Rule 501(a)(1), (2), (3) or
(7) of Regulation D promulgated under the 1933 Act, pursuant to any other exemption from the registration requirements of the 1933 Act, subject in the case of this clause (ii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act and other applicable laws, and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. It understands that the Certificate (and any subsequent Individual Certificate) has not been registered under the 1933 Act, by reason of a specified exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

            3. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the 1933 Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

            4. The Purchaser has reviewed the Private Placement Memorandum dated [February 27], 2006 relating to the Certificates (the "Private Placement Memorandum") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

            5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of an Individual Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

            6. The Purchaser will not sell or otherwise transfer any portion of the Certificate, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

            7. Check one of the following:

      [ ] The Purchaser is a "U.S. Person" and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

      [ ] The Purchaser is not a "U.S. Person" and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Certificate(s). The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment or (iii)]* two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the U.S. Securities is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8IMY or]* IRS Form W-8ECI[, as the case may be]*, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For this purpose, "U.S. Person" means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in or under the laws of the United States or any of its political subdivisions, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

Please make all payments due on the Certificates:**

      (a) by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

            Account number:________________________

            Institution:___________________________

      (b)   by mailing a check or draft to the following address:

            ------------------------------------------------

            ------------------------------------------------

            ------------------------------------------------

                                       Very truly yours,



                                       _________________________________________
                                       [The Purchaser]



                                       By:____________________________________
                                          Name:
                                          Title:

Dated:


-------------

* Delete for Class R and Class LR.

** Only to be filled out by Purchasers of Individual Certificates. Please select
(a) or (b).

                                   EXHIBIT D-2

                       FORM OF ERISA REPRESENTATION LETTER

                                     [Date]

Wells Fargo Bank, N.A.,
as Trustee and Paying Agent
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention:  Corporate Trust Services, CD 2006-CD2

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005
Attention: Helaine M. Kaplan

   Re: Commercial Mortgage Pass-Through Certificates, CD 2006-CD2, Class [K][L][M][N][O][P][Q][S][R][LR]
         -----------------------------------------------------------

Ladies and Gentlemen:

                  (the "Purchaser") intends to purchase from (the "Seller") $ initial Certificate Balance or % Percentage Interest of Commercial Mortgage Pass-Through Certificates, CD 2006-CD2, Class [K][L][M][N][O][P][Q][S][R][LR], CUSIP No. [_________] (the "Certificates"), issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement. The Purchaser hereby certifies, represents and warrants to, and covenants with, the Depositor, the Certificate Registrar and the Trustee that:

            1. The Purchaser is not (a) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Code, a governmental plan, as defined in Section 3(32) of ERISA, or other plan subject to any federal, state or local law ("Similar Law") which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), or (b) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of any such Plan, other than (except in the case of the Class S, Class R and Class LR Certificates) an insurance company using the assets of its general account under circumstances whereby such purchase and the subsequent holding of such Certificate by such insurance company would be exempt from the prohibited transaction provisions of Section 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law; and

            2. The Purchaser understands that if the Purchaser is a Person referred to in 1(a) or 1(b) above, except in the case of the Class S, Class R or Class LR Certificates, which may not be transferred unless the transferee represents it is not such a Person, such Purchaser is required to provide to the Depositor, the Trustee and the Certificate Registrar any Opinions of Counsel, officers' certificates or agreements as may be required by such Persons, and which establishes to the satisfaction of the Depositor, the Trustee and the Certificate Registrar that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Section 406 and Section 407 of ERISA or
Section 4975 of the Code or any corresponding provision of any Similar Law, and will not subject the Depositor, the Trustee, the Servicers, the Special Servicer or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or Similar
Law), which Opinions of Counsel, officers' certificates or agreements shall not be at the expense of the Servicers, the Depositor, the Trustee or the Certificate Registrar.

            IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on this ____ day of _________, 20___.

                                       Very truly yours,


                                       [Purchaser]



                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT E

                               REQUEST FOR RELEASE

                                                 [Date]

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention:  Corporate Trust Services, CD 2006-CD2

            Re: Commercial Mortgage Pass-Through Certificates, CD 2006-CD2

Dear __________________:

            In connection with the administration of the Mortgage Files held by, or on behalf of, you as Custodian under a certain Pooling and Servicing Agreement, dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Wells Fargo Bank, N.A., as trustee and paying agent, Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers") and LNR Partners, Inc., as special servicer, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you as Custodian with respect to the following described Mortgage Loan for the reason indicated below:

            Mortgagor's Name:

            Address:

            Loan No.:

            If only particular documents in the Mortgage File are requested, please specify which:

            Reason for requesting file (or portion thereof):

            ______      1. Mortgage Loan paid in full. Such [Midland Servicer]
[Wachovia Servicer] [Special Servicer] hereby certifies that all amounts received in connection with the Mortgage Loan have been or will be, following such [Midland Servicer's] [Wachovia Servicer's] [Special Servicer's] release of the Mortgage File, credited to the Certificate Account pursuant to the Pooling and Servicing Agreement.

            ______      2. The Mortgage Loan is being foreclosed.

            ______      3. Other. (Describe)

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

            Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.


                                       [MIDLAND SERVICER] [WACHOVIA
                                          SERVICER] [SPECIAL SERVICER]


                                       By: ___________________________________

                                          Name: ______________________________

                                          Title:______________________________

cc:   Wells Fargo Bank, N.A.
      as Trustee
      9062 Old Annapolis Road
      Columbia, Maryland 21045-1951
      Attention:  Corporate Trust Services, CD 2006-CD2

                                    EXHIBIT F

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST TWO PAGES OF THIS CERTIFICATE.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

                                    EXHIBIT G

                    FORM OF REGULATION S TRANSFER CERTIFICATE

Wells Fargo Bank, N.A.,
as Paying Agent and Certificate Registrar
9062 Old Annapolis Road
Columbia, Maryland  21045-1951

Attention:  Corporate Trust Services, CD 2006-CD2

      Re: Transfer of CD 2006- CD2, Commercial Mortgage Pass-Through Certificates, Class [ ]
            --------------------------------------------------------------------

Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, (the "Depositor") Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee") and paying agent, on behalf of the holders of the CD 2006-CD2, Commercial Mortgage Pass-Through Certificates, Class [___] (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to ______________ (the "Transferee") of $___________________ Certificate Balance of Certificates, in fully registered form (each, an "Individual Certificate"), or a beneficial interest of such aggregate Certificate Balance in the Regulation S Global Certificate (the "Global Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest").

            In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Transferred Interest was not made to a person in the United States;

            [(2) at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States;]*

            [(2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither there undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicers and the Special Servicer.

                                       ______________________________________
                                          Transferor


                                       By:___________________________________
                                          Name:
                                          Title:

Dated: ________________, 20__



-------------

* Insert one of these two provisions, which come from the definition of "offshore transaction" in Regulation S.

                                    EXHIBIT H

                          FORM OF TRANSFER CERTIFICATE
                     FOR EXCHANGE OR TRANSFER FROM RULE 144A
                    GLOBAL CERTIFICATE TO REGULATION S GLOBAL
                    CERTIFICATE DURING THE RESTRICTED PERIOD

          (Exchanges or transfers pursuant to Section 5.02(c)(ii)(A) of the Pooling and Servicing Agreement)

Wells Fargo Bank, N.A.,
as Trustee and Paying Agent
9062 Old Annapolis Road
Columbia, Maryland  21045-1951

Attention:  Corporate Trust Services, CD 2006-CD2

      Re: Transfer of CD 2006-CD2 Commercial Mortgage Pass-Through Certificates, Class [ ]
            --------------------------------------------------------------------

            Reference is hereby made to the Pooling and Servicing Agreement dated as of March 1, 2006, (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage Asset & Receiving Corporation, as depositor, (the "Depositor") Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee") and paying agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[______________] aggregate Certificate Balance of Certificates (the "Certificates") which are held in the form of Rule 144A Global Certificate (CUSIP No. _____________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Global Certificate (CUSIP No. ____________) to be held with [Euroclear] [Clearstream]* (Common Code) through the Depositary.

            In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the Transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly the Transferor does hereby certify that:


-------------

* Select appropriate depository.

            (1) the offer of the Certificates was not made to a person in the United States,

            [(2) at the time the buy order was originated, the transferee was outside the United States or the Transferor and any persons acting on its behalf reasonably believed that the Transferee was outside the United States,]**

            [(2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicers and the Special Servicer.


                                       [Insert Name of Transferor]


                                       By:______________________________________
                                          Name:
                                          Title:

Dated: ________________________, 20__



-------------

** Insert one of these two provisions, which come from the definition of "offshore transaction" in Regulation S.

                                    EXHIBIT I

                          FORM OF TRANSFER CERTIFICATE
                     FOR EXCHANGE OR TRANSFER FROM RULE 144A
                    GLOBAL CERTIFICATE TO REGULATION S GLOBAL
                     CERTIFICATE AFTER THE RESTRICTED PERIOD

                       (Exchange or transfers pursuant to
         Section 5.02(c)(ii)(B) of the Pooling and Servicing Agreement)

Wells Fargo Bank, N.A.,
as Trustee and Paying Agent
9062 Old Annapolis Road
Columbia, Maryland  21045-1951

Attention:  Corporate Trust Services, CD 2006-CD2

      Re: Transfer of CD 2006-CD2 Commercial Mortgage Pass-Through Certificates Class [ ]
            --------------------------------------------------------

            Reference is hereby made to the Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage Asset & Receiving Corporation, as depositor, (the "Depositor"), Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A, as trustee (the "Trustee") and paying agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            The letter relates to U.S. $[_____________] aggregate Certificate Balance of Certificates (the "Certificates") which are held in the form of the Rule 144A Global Certificate (CUSIP No. _________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Global Certificate (Common Code No. _____).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Certificates was not made to a person in the United States,

            [(2) at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States,]*

            [(2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicers and the Special Servicer.

                                       [Insert Name of Transferor]


                                       By:______________________________________
                                          Name:
                                          Title:

Dated: _______________, 20___


-------------
* Insert one of these two provisions, which come from the definition of "offshore transaction" in Regulation S.

                                    EXHIBIT J

                          FORM OF TRANSFER CERTIFICATE
                FOR EXCHANGE OR TRANSFER FROM REGULATION S GLOBAL
                   CERTIFICATE TO RULE 144A GLOBAL CERTIFICATE

            (Exchange or transfers pursuant to Section 5.02(c)(ii)(C)
                     of the Pooling and Servicing Agreement)

Wells Fargo Bank, N.A
as Paying Agent
9062 Old Annapolis Road
Columbia, Maryland  21045-1951

Attention:  Corporate Trust Services, CD 2006-CD2

      Re: Transfer of CD 2006-CD2 Commercial Mortgage Pass-Through Certificates, Class [ ]
            --------------------------------------------------------------------

            Reference is hereby made to the Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage Asset & Receiving Corporation, as depositor, (the "Depositor"), Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as Special Servicer, and Wells Fargo Bank, N.A., as trustee (the "Trustee") and paying agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to U.S. $[____________] aggregate Certificate Balance of Certificates (the "Certificates") which are held in the form of the Regulation S Global Certificate (CUSIP No. ____________) with [Euroclear] [Clearstream]* (Common Code _________) through the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Global Certificate (CUSIP No.
___________).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is "qualified institutional buyer" within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or an jurisdiction.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicers and the Special Servicer.

                                       [Insert Name of Transferor]


                                       By:______________________________________
                                          Name:
                                          Title:

Dated: ______________, 20__


-------------

* Select appropriate depositary.

                                    EXHIBIT K

                       FORM OF DISTRIBUTION DATE STATEMENT


       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               CD 2006-CD2                           |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                                         DISTRIBUTION DATE STATEMENT

                                              Table of Contents

                     -------------------------------------------------------------------------------
                        STATEMENT SECTIONS                                                 PAGE(s)
                        ------------------                                                 -------

                        Certificate Distribution Detail                                       2
                        Certificate Factor Detail                                             3
                        Reconciliation Detail                                                 4
                        Other Required Information                                            5
                        Cash Reconciliation Detail                                            6
                        Ratings Detail                                                        7
                        Current Mortgage Loan and Property Stratification Tables           8 - 16
                        Mortgage Loan Detail                                                 17
                        Principal Prepayment Detail                                          18
                        Historical Detail                                                    19
                        Delinquency Loan Detail                                              20
                        Specially Serviced Loan Detail                                     21 - 22
                        Modified Loan Detail                                                 23
                        Liquidated Loan Detail                                               24
                        Bond / Collateral Realized Loss Reconciliation                       25
                        Supplemental Reporting                                               26
                     -------------------------------------------------------------------------------

             Depositor                                    Master Servicer                              Special Servicer
--------------------------------------      -------------------------------------------      --------------------------------------
Deutsche Mortgage & Asset Receiving Corp.   Midland Loan Services, Inc.                      LNR Partners, Inc.
60 Wall Street                              10851 Mastin Street, Building 82                 1601 Washington Avenue
New York, NY 10005                          Overland Park, KS 66210                          Miami Beach, FL 33139



Contact:  Helaine M. Kaplan                 Contact:       Brad Hauger                       Contact:       Randy Wolpert
Phone     (212) 250-5270                    Phone Number:  (913) 253-9000                    Phone Number:  (305) 695-5628
--------------------------------------      -------------------------------------------      --------------------------------------

                                                          Master Servicer
                                            -------------------------------------------
                                            Wachovia Bank, National Association
                                            8739 Research Drive
                                            URP 4, NC1075, KS 66210
                                            Charlotte, NC 28262


                                            Contact:       Timothy S. Ryan
                                            Phone Number:  (704) 593-7878
                                            -------------------------------------------

This report has been compiled from information provided to Wells Fargo Bank, N.A. by various third parties, which may include the
Master Servicer, Special Servicer and others. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of information received from these third parties and assumes no duty to do so. Wells Fargo Bank, N.A. expressly disclaims any responsibility for the accuracy or completeness of information furnished by third parties.

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 1 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                Deutsche Mortgage & Asset Receiving Corporation      |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                                       Certificate Distribution Detail

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 Realized Loss /                         Current
            Pass-Through Original Beginning  Principal     Interest   Prepayment Additional Trust   Total      Ending Subordination
Class CUSIP     Rate     Balance   Balance  Distribution Distribution  Premium    Fund Expenses  Distribution Balance     Level(1)
-----------------------------------------------------------------------------------------------------------------------------------
 A-1         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-2         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-3         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
A-AB         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-4         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
A-1A         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
A-1B         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-M         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-J         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  B          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  C          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  D          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  E          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  F          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  G          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  H          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  J          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  K          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  L          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  M          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  N          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  O          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  P          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  Q          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
VPM-1        0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
VPM-2        0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
VPM-3        0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
VPM-4        0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  S          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  R          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  LR         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
-----------------------------------------------------------------------------------------------------------------------------------
Totals                     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
-----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                         Original Beginning                                           Ending
            Pass-Through Notional  Notional   Interest    Prepayment    Total        Notional
Class CUSIP     Rate      Amount    Amount  Distribution   Premium   Distribution     Amount
----------------------------------------------------------------------------------------------
 X           0.000000%     0.00      0.00       0.00         0.00        0.00          0.00
----------------------------------------------------------------------------------------------

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and deviding the result by (A).




-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 2 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                Deutsche Mortgage & Asset Receiving Corporation      |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                                          Certificate Factor Detail

--------------------------------------------------------------------------------------------------------------
                                                                              Realized Loss /
                  Beginning      Principal        Interest      Prepayment    Additional Trust       Ending
Class    CUSIP     Balance      Distribution    Distribution     Premium       Fund Expenses        Balance
--------------------------------------------------------------------------------------------------------------
 A-1              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-2              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-3              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
A-AB              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-4              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
A-1A              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
A-1B              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-M              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-J              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  B               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  C               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  D               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  E               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  F               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  G               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  H               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  J               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  K               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  L               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  M               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  N               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  P               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  Q               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
VPM-1             0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
VPM-2             0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
VPM-3             0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
VPM-4             0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  S               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  R               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  LR              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
--------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------
                  Beginning                                       Ending
                   Notional       Interest       Prepayment      Notional
Class    CUSIP      Amount      Distribution      Premium         Amount
---------------------------------------------------------------------------
 X                0.00000000     0.00000000      0.00000000     0.00000000
---------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 3 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                 CD 2006-CD2                         |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------
                                            Reconciliation Detail


       Advance Summary                                                    Master Servicing Fee Summary
P & I Advances Outstanding                 0.00             Current Period Accrued Master Servicing Fees                    0.00

Servicing Advances Outstanding             0.00             Less Master Servicing Fees on Delinquent Payments               0.00

                                                            Less Reductions to Master Servicing Fees                        0.00
Reimbursement for Interest on P & I        0.00
Advances paid from general collections                      Plus Master Servicing Fees for Delinquent Payments Received     0.00

                                                            Plus Adjustments for Prior Master Servicing Calculation         0.00
Reimbursement for Interest on Servicing    0.00
Advances paid from general collections                      Total Master Servicing Fees Collected                           0.00

Certificate Interest Reconciliation
------------------------------------------------------------------------------------------------------------------------------------

                  Accrued        Net Aggregate     Distributable     Distributable                    Additional
       Accrual  Certificate       Prepayment        Certificate   Certificate Interest    WAC CAP     Trust Fund         Interest
Class   Days     Interest     Interest Shortfall     Interest         Adjustment         Shortfall     Expenses         Distribution
------------------------------------------------------------------------------------------------------------------------------------
 A-1      0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
 A-2      0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
 A-3      0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
A-AB      0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
 A-4      0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
A-1A      0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
A-1B      0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  X       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
 A-M      0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
 A-J      0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  B       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  C       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  D       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  E       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  F       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  G       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  H       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  J       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  K       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  L       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  M       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  N       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  P       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
  Q       0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
VPM-1     0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
VPM-2     0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
VPM-3     0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
VPM-4     0             0.00             0.00             0.00                0.00             0.00           0.00             0.00
-----------------------------------------------------------------------------------------------------------------------------------
Totals                  0.00             0.00             0.00                0.00             0.00           0.00             0.00
-----------------------------------------------------------------------------------------------------------------------------------


----------------------------

          Remaining Unpaid
            Distributable
Class   Certificate Interest
----------------------------
 A-1        0.00
 A-2        0.00
 A-3        0.00
 A-AB       0.00
 A-4        0.00
 A-1A       0.00
 A-1B       0.00
  X         0.00
 A-M        0.00
 A-J        0.00
  B         0.00
  C         0.00
  D         0.00
  E         0.00
  F         0.00
  G         0.00
  H         0.00
  J         0.00
  K         0.00
  L         0.00
  M         0.00
  N         0.00
  P         0.00
  Q         0.00
VPM-1       0.00
VPM-2       0.00
VPM-3       0.00
VPM-4       0.00
---------------------
Totals      0.00
---------------------

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 4 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                Deutsche Mortgage & Asset Receiving Corporation      |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                 CD 2006-CD2                         |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date 04/11/2006                                      Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                           Other Required Information

--------------------------------------------------------------------------------

Available Distribution Amount                                          0.00





Aggregate Number of Outstanding Loans                                     0

Aggregate Unpaid Principal Balance of Loans                            0.00

Aggregate Stated Principal Balance of Loans                            0.00


Aggregate Amount of Servicing Fee                                      0.00

Aggregate Amount of Special Servicing Fee                              0.00

Aggregate Amount of Trustee Fee                                        0.00

Aggregate Stand-by Fee                                                 0.00

Aggregate Paying Agent Fee                                             0.00

Aggregate Trust Fund Expenses                                          0.00



Additional Trust Fund Expenses/(Gains)                                 0.00

        Fees Paid to Special Servicor                                  0.00

        Interest on Advances                                           0.00

        Other Expenses of Trust                                        0.00



Appraisal Reduction Amount

-------------------------------------------------
          Appraisal    Cumulative    Most Recent
  Loan    Reduction       ASER        App. Red.
 Number   Effected       Amount         Date
-------------------------------------------------















-------------------------------------------------
Total
-------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 5 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                 CD 2006-CD2                         |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------
                                          Cash Reconciliation Detail

---------------------------------------------------------------------------------------------------------------------------------

Total Funds Collected
     Interest:
          Interest paid or advanced                                                    0.00
          Interest reductions due to Non-Recoverability Determinations                 0.00
          Interest Adjustments                                                         0.00
          Deferred Interest                                                            0.00
          Net Prepayment Interest Shortfall                                            0.00
          Net Prepayment Interest Excess                                               0.00
          Extension Interest                                                           0.00
          Interest Reserve Withdrawal                                                  0.00
                                                                                             --------------
               Total Interest Collected                                                                0.00

     Principal:
          Scheduled Principal                                                          0.00
          Unscheduled Principal                                                        0.00
               Principal Prepayments                                                   0.00
               Collection of Principal after Maturity Date                             0.00
               Recoveries from Liquidation and Insurance Proceeds                      0.00
               Excess of Prior Principal Amounts paid                                  0.00
               Curtailments                                                            0.00
          Negative Amortization                                                        0.00
          Principal Adjustments                                                        0.00
                                                                                             --------------
               Total Principal Collected                                                               0.00

     Other:
          Prepayment Penalties/Yield Maintenance                                       0.00
          Repayment Fees                                                               0.00
          Borrower Option Extension Fees                                               0.00
          Equity Payments Received                                                     0.00
          Net Swap Counterparty Payments Received                                      0.00
                                                                                             --------------
               Total Other Collected                                                                   0.00
                                                                                             --------------
Total Funds Collected                                                                                  0.00
                                                                                             ==============




Total Funds Distributed
     Fees:
          Master Servicing Fee                                                         0.00
          Trustee Fee                                                                  0.00
          Certificate Administration Fee                                               0.00
          Insurer Fee                                                                  0.00
          Miscellaneous Fee                                                            0.00
                                                                                             --------------
               Total Fees                                                                              0.00

     Additional Trust Fund Expenses:

          Reimbursement for Interest on Advances                                       0.00
          ASER Amount                                                                  0.00
          Special Servicing Fee                                                        0.00
          Rating Agency Expenses                                                       0.00
          Attorney Fees & Expenses                                                     0.00
          Bankruptcy Expense                                                           0.00
          Taxes Imposed on Trust Fund                                                  0.00
          Non-Recoverable Advances                                                     0.00
          Other Expenses                                                               0.00
                                                                                             --------------
               Total Additional Trust Fund Expenses                                                    0.00

     Interest Reserve Deposit                                                                          0.00

     Payments to Certificateholders & Others:
          Interest Distribution                                                        0.00
          Principal Distribution                                                       0.00
          Prepayment Penalties/Yield Maintenance                                       0.00
          Borrower Option Extension Fees                                               0.00
          Equity Payments Paid                                                         0.00
          Net Swap Counterparty Payments Paid                                          0.00
                                                                                             --------------
               Total Payments to Certificateholders & Others                                           0.00
                                                                                             --------------
Total Funds Distributed                                                                                0.00
                                                                                             ==============


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 6 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              CD 2006-CD2                            |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     6/10/2005
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:      5/31/2005
-----------------------------------------------------------------------------------------------------------------------------------

                                                Ratings Detail
      ---------------------------------------------------------------------------------------------------------------
                                                   Original Ratings                       Current Ratings  (1)
                                       ------------------------------------------------------------------------------
      Class               CUSIP            Fitch       Moody's       S & P         Fitch       Moody's       S & P
      ---------------------------------------------------------------------------------------------------------------
       A-1
       A-2
       A-3
      A-AB
       A-4
      A-1A
      A-1B
        X
       A-M
       A-J
        B
        C
        D
        E
        F
        G
        H
        J
        K
        L
        M
        N
        P
        Q
      VPM-1
      VPM-2
      VPM-3
      VPM-4
      ---------------------------------------------------------------------------------------------------------------

      NR  - Designates that the class was not rated by the above agency at the time of original issuance.
       X  - Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.
      N/A - Data not available this period.

   1) For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained.
   Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

Fitch, Inc.                                   Moody's Investors Service                        Standard & Poor's Rating Services
One State Street Plaza                        99 Church Street                                 55 Water Street
New York, New York 10004                      New York, New York 10007                         New York, New York 10041
(212) 908-0500                                (212) 553-0300                                   (212) 438-2430



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 7 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |              Deutsche Mortgage & Asset Receiving Corporation        |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                          Current Mortgage Loan and Property Stratification Tables
                                              Aggregate Pool

                      Scheduled Balance                                                       State (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
   Scheduled    # of  Scheduled   Agg.  WAM         Weighted                      # of   Scheduled   Agg.  WAM        Weighted
    Balance    Loans   Balance    Bal.  (2)  WAC  Avg DSCR (1)          State     Props   Balance    Bal.  (2)  WAC  Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------






















----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 8 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               CD 2006-CD2                           |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------
                           Current Mortgage Loan and Property Stratification Tables
                                                Aggregate Pool

               Debt Service Coverage Ratio                                                Property Type (3)
----------------------------------------------------------------   ----------------------------------------------------------------
 Debt Service                    % of                                                               % of
   Coverage     # of  Scheduled   Agg.  WAM  WAC    Weighted          Property    # of   Scheduled   Agg.  WAM  WAC   Weighted
     Ratio     Loans   Balance    Bal.  (2)       Avg DSCR (1)          Type      Props   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                         Note Rate                                                           Seasoning
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
     Note       # of  Scheduled   Agg.  WAM  WAC    Weighted                     # of   Scheduled   Agg.  WAM  WAC   Weighted
     Rate      Loans   Balance    Bal.  (2)       Avg DSCR (1)       Seasoning   Loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 9 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |              Deutsche Mortgage & Asset Receiving Corporation        |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                 CD 2006-CD2                         |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                           Current Mortgage Loan and Property Stratification Tables
                                                Aggregate Pool

       Anticipated Remaining Term (ARD and Balloon Loans)                   Remaining Stated Term (Fully Amortizing Loans)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                     % of                                 Remaining                     % of
  Remaining     # of  Scheduled   Agg.  WAM  WAC    Weighted           Stated     # of   Scheduled   Agg.  WAM  WAC   Weighted
   Term (2)    Loans   Balance    Bal.  (2)       Avg DSCR (1)          Term      Loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      Remaining Amortization Term (ARD and Balloon Loans)                              Age of Most Recent NOI
----------------------------------------------------------------   ----------------------------------------------------------------
   Remaining                     % of                                                               % of
 Amortization  # of  Scheduled   Agg.  WAM  WAC    Weighted          Age of Most  # of   Scheduled   Agg.  WAM  WAC   Weighted
     Term      Loans   Balance    Bal.  (2)       Avg DSCR (1)        Recent NOI  Loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the
Servicer, information from the offering document is used. The Paying Agent makes no representations as to the accuracy of the data provided by for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the
Cut-off Date balance of each property as disclosed in the offering document.


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 10 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                          Current Mortgage Loan and Property Stratification Tables
                                                    Group I

                      Scheduled Balance                                                       State (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
   Scheduled    # of  Scheduled   Agg.  WAM         Weighted                      # of   Scheduled   Agg.  WAM        Weighted
    Balance    Loans   Balance    Bal.  (2)  WAC  Avg DSCR (1)          State     Props   Balance    Bal.  (2)  WAC  Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------






















----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 11 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------
                           Current Mortgage Loan and Property Stratification Tables
                                                    Group I

               Debt Service Coverage Ratio                                                Property Type (3)
----------------------------------------------------------------   ----------------------------------------------------------------
 Debt Service                    % of                                                               % of
   Coverage     # of  Scheduled   Agg.  WAM  WAC    Weighted          Property    # of   Scheduled   Agg.  WAM  WAC   Weighted
     Ratio     Loans   Balance    Bal.  (2)       Avg DSCR (1)          Type      Props   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                         Note Rate                                                           Seasoning
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
     Note       # of  Scheduled   Agg.  WAM  WAC    Weighted                     # of   Scheduled   Agg.  WAM  WAC   Weighted
     Rate      Loans   Balance    Bal.  (2)       Avg DSCR (1)       Seasoning   Loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 12 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                           Current Mortgage Loan and Property Stratification Tables
                                                    Group I

       Anticipated Remaining Term (ARD and Balloon Loans)                   Remaining Stated Term (Fully Amortizing Loans)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                     % of                                 Remaining                     % of
  Remaining     # of  Scheduled   Agg.  WAM  WAC    Weighted           Stated     # of   Scheduled   Agg.  WAM  WAC   Weighted
   Term (2)    Loans   Balance    Bal.  (2)       Avg DSCR (1)          Term      Loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      Remaining Amortization Term (ARD and Balloon Loans)                              Age of Most Recent NOI
----------------------------------------------------------------   ----------------------------------------------------------------
   Remaining                     % of                                                               % of
 Amortization  # of  Scheduled   Agg.  WAM  WAC    Weighted          Age of Most  # of   Scheduled   Agg.  WAM  WAC   Weighted
     Term      Loans   Balance    Bal.  (2)       Avg DSCR (1)        Recent NOI  Loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the
Servicer, information from the offering document is used. The Paying Agent makes no representations as to the accuracy of the data provided by for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the
Cut-off Date balance of each property as disclosed in the offering document.


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 13 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                          Current Mortgage Loan and Property Stratification Tables
                                                  Group II

                      Scheduled Balance                                                       State (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
   Scheduled    # of  Scheduled   Agg.  WAM         Weighted                      # of   Scheduled   Agg.  WAM        Weighted
    Balance    Loans   Balance    Bal.  (2)  WAC  Avg DSCR (1)          State     Props   Balance    Bal.  (2)  WAC  Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------






















----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 14 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------
                           Current Mortgage Loan and Property Stratification Tables
                                                  Group II

               Debt Service Coverage Ratio                                                Property Type (3)
----------------------------------------------------------------   ----------------------------------------------------------------
 Debt Service                    % of                                                               % of
   Coverage     # of  Scheduled   Agg.  WAM  WAC    Weighted          Property    # of   Scheduled   Agg.  WAM  WAC   Weighted
     Ratio     Loans   Balance    Bal.  (2)       Avg DSCR (1)          Type      Props   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                         Note Rate                                                           Seasoning
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
     Note       # of  Scheduled   Agg.  WAM  WAC    Weighted                     # of   Scheduled   Agg.  WAM  WAC   Weighted
     Rate      Loans   Balance    Bal.  (2)       Avg DSCR (1)       Seasoning   Loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 15 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                           Current Mortgage Loan and Property Stratification Tables
                                                  Group II

       Anticipated Remaining Term (ARD and Balloon Loans)                   Remaining Stated Term (Fully Amortizing Loans)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                     % of                                 Remaining                     % of
  Remaining     # of  Scheduled   Agg.  WAM  WAC    Weighted           Stated     # of   Scheduled   Agg.  WAM  WAC   Weighted
   Term (2)    Loans   Balance    Bal.  (2)       Avg DSCR (1)          Term      Loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      Remaining Amortization Term (ARD and Balloon Loans)                              Age of Most Recent NOI
----------------------------------------------------------------   ----------------------------------------------------------------
   Remaining                     % of                                                               % of
 Amortization  # of  Scheduled   Agg.  WAM  WAC    Weighted          Age of Most  # of   Scheduled   Agg.  WAM  WAC   Weighted
     Term      Loans   Balance    Bal.  (2)       Avg DSCR (1)        Recent NOI  Loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the
Servicer, information from the offering document is used. The Paying Agent makes no representations as to the accuracy of the data provided by for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the
Cut-off Date balance of each property as disclosed in the offering document.


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 16 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                                             Mortgage Loan Detail
---------------------------------------------------------------------------------------------------------------------------
                                                                Anticipated              Neg.   Beginning   Ending    Paid
Loan          Property               Interest Principal  Gross   Repayment   Maturity   Amort   Scheduled  Scheduled  Thru
Number  ODCR  Type (1)  City  State  Payment  Payment   Coupon     Date        Date     (Y/N)   Balance    Balance    Date
---------------------------------------------------------------------------------------------------------------------------







---------------------------------------------------------------------------------------------------------------------------
Totals
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
         Appraisal  Appraisal   Res.    Mod.
Loan     Reduction  Reduction  Strat.  Code
Number     Date      Amount     (2)     (3)
---------------------------------------------







---------------------------------------------
Totals
---------------------------------------------


--------------------------------------------------------------------------------

                             (1) Property Type Code
                             ----------------------

                 MF  -  Multi-Family            OF - Office
                 RT  -  Retail                  MU - Mixed Use
                 HC  -  Health Care             LO - Lodging
                 IN  -  Industrial              SS - Self Storage
                 WH  -  Warehouse               OT - Other
                 MH  -  Mobile Home Park

                          (2) Resolution Strategy Code
                          ----------------------------

1 - Modification        6 - DPO                       10 - Deed in Lieu Of
2 - Foreclosure         7 - REO                            Foreclosure
3 - Bankruptcy          8 - Resolved                  11 - Full Payoff
4 - Extension           9 - Pending Return            12 - Reps and Warranties
5 - Note Sale               to Master Servicer        13 - Other or TBD


                             (3) Modification Code
                             ---------------------

                        1 - Maturity Date Extension
                        2 - Amortization Change
                        3 - Principal Write-Off
                        4 - Combination
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 17 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                                          Principal Prepayment Detail
------------------------------------------------------------------------------------------------------------------------------------
                                                Principal Prepayment Amount                  Prepayment Penalties
                  Offering Document       ------------------------------------------------------------------------------------------
Loan Number       Cross-Reference         Payoff Amount     Curtailment Amount    Percentage Premium    Yield Maintenance Charge
------------------------------------------------------------------------------------------------------------------------------------
























------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 18 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                                               Historical Detail
------------------------------------------------------------------------------------------------------------------------------------

                                           Delinquencies
-------------------------------------------------------------------------------------------------
Distribution  30-59 Days   60-89 Days   90 Days or More   Foreclosure       REO     Modifications
Date          #  Balance   #  Balance   #       Balance   #   Balance   # Balance   #     Balance
-------------------------------------------------------------------------------------------------












-------------------------------------------------------------------------------------------------


               Prepayments                          Rate and Maturities
--------------------------------------------------------------------------------------
Distribution  Curtailments        Payoff        Next Weighted Avg.
Date          #    Balance      #  Balance      Coupon      Remit     WAM
--------------------------------------------------------------------------------------













--------------------------------------------------------------------------------------

Note: Foreclosure and REO Totals are excluded from the delinquencies.


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 19 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951    Determination Date: 04/11/2006                                      Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                                            Delinquency Loan Detail
-----------------------------------------------------------------------------------------------------------------------------------
                 Offering      # of                   Current   Outstanding   Status of   Resolution
                 Document      Months   Paid Through   P & I       P & I       Mortgage    Strategy     Servicing      Foreclosure
Loan Number   Cross-Reference  Delinq.      Date      Advances   Advances **   Loan (1)     Code (2)   Transfer Date      Date
-----------------------------------------------------------------------------------------------------------------------------------







-----------------------------------------------------------------------------------------------------------------------------------
Totals
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------
               Current     Outstanding
              Servicing     Servicing       Bankruptcy     REO
Loan Number   Advances      Advances          Date        Date
--------------------------------------------------------------







--------------------------------------------------------------
Totals
--------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                      (1) Status of Mortgage Loan
                                      ---------------------------
A - Payment Not Received        0 - One Month Delinquent             4 - Assumed Scheduled Payment
    But Still in Grace Period   1 -                                      (Performing Matured Loan)
B - Late Payment But Less       2 - Two Months Delinquent            7 - Foreclosure
    Than 1 Month Delinquent     3 - Three or More Months Delinquent  9 - REO

                                     (2) Resolution Strategy Code
                                     ----------------------------
1 - Modification                6 - DPO                              10 - Deed In Lieu Of
2 - Foreclosure                 7 - REO                                   Foreclosure
3 - Bankruptcy                  8 - Resolved                         11 - Full Payoff
4 - Extension                   9 - Pending Return                   12 - Reps and Warranties
5 - Note Sale                       to Master Servicer               13 - Other or TBD
-------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 20 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     04/17/2006
-----------------------------------------------------------------------------------------------------------------------------------

                                     Specially Serviced Loan Detail - Part 1
---------------------------------------------------------------------------------------------------------------------
                            Offering      Servicing    Resolution
Distribution    Loan        Document      Transfer      Strategy    Scheduled   Property          Interest    Actual
    Date        Number   Cross-Reference    Date         Code (1)    Balance    Type (2)   State    Rate     Balance
---------------------------------------------------------------------------------------------------------------------







---------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------
                   Net                                          Remaining
Distribution    Operating    NOI            Note    Maturity   Amortization
    Date          Income     Date    DSCR   Date      Date         Term
----------------------------------------------------------------------------







----------------------------------------------------------------------------

                                 (1) Resolution Strategy Code
                                 ----------------------------
1 - Modification                6 - DPO                              10 - Deed in Lieu Of
2 - Foreclosure                 7 - REO                                   Foreclosure
3 - Bankruptcy                  8 - Resolved                         11 - Full Payoff
4 - Extension                   9 - Pending Return                   12 - Reps and Warranties
5 - Note Sale                       to Master Servicer               13 - Other or TBD

             (2) Property Type Code
             ----------------------
MF - Multi-Family               OF - Office
RT - Retail                     MU - Mixed Use
HC - Health Care                LO - Lodging
IN - Industrial                 SS - Self Storage
WH - Warehouse                  OT - Other
MH - Mobile Home Park


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 21 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                                      Specially Serviced Loan Detail - Part 2
------------------------------------------------------------------------------------------------------------------------------------

                           Offering       Resolution      Site
Distribution   Loan        Document        Strategy    Inspection                 Appraisal   Appraisal      Other REO
    Date       Number   Cross-Reference    Code (1)       Date     Phase 1 Date     Date        Value     Property Revenue   Comment
------------------------------------------------------------------------------------------------------------------------------------

















------------------------------------------------------------------------------------------------------------------------------------


                                     (1) Resolution Strategy Code
                                     ----------------------------

1 - Modification                6 - DPO                              10 - Deed in Lieu Of
2 - Foreclosure                 7 - REO                                   Foreclosure
3 - Bankruptcy                  8 - Resolved                         11 - Full Payoff
4 - Extension                   9 - Pending Return                   12 - Reps and Warranties
5 - Note Sale                       to Master Servicer               13 - Other or TBD


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 22 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                  CD 2006-CD2                        |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:    04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:     03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                                             Modified Loan Detail
-----------------------------------------------------------------------------------------------------------------------------------
              Offering
Loan          Document      Pre-Modification   Post-Modification   Pre-Modification  Post-Modification   Modification   Modification
Number      Cross-Reference     Balance            Balance          Interest Rate     Interest Rate         Date         Description
-----------------------------------------------------------------------------------------------------------------------------------






















-----------------------------------------------------------------------------------------------------------------------------------
Totals
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 23 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                CD 2006-CD2                          |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     04/17/06
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:      03/31/06
-----------------------------------------------------------------------------------------------------------------------------------

                                             Liquidated Loan Detail
-----------------------------------------------------------------------------------------------------------------------------------
                   Final Recovery        Offering                                                    Gross Proceeds      Aggregate
Loan                Determination        Document      Appraisal    Appraisal   Actual     Gross       as a % of        Liquidation
Number                  Date         Cross-Reference      Date        Value     Balance   Proceeds   Actual Balance      Expenses *
-----------------------------------------------------------------------------------------------------------------------------------











-----------------------------------------------------------------------------------------------------------------------------------
Current Total
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Total
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                       Net           Net Proceeds                    Repurchased
Loan               Liquidation        as a % of         Realized      by Seller
Number               Proceeds       Actual Balance        Loss          (Y/N)
--------------------------------------------------------------------------------












--------------------------------------------------------------------------------
Current Total
--------------------------------------------------------------------------------
Cumulative Total
--------------------------------------------------------------------------------

* Aggregate liquidation expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 24 of 26

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |               Deutsche Mortgage & Asset Receiving Corporation       |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                                 CD 2006-CD2                         |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     04/17/2006
Columbia, MD 21045-1951     Determination Date: 04/11/2006                                     Record Date:      03/31/2006
-----------------------------------------------------------------------------------------------------------------------------------

                                     Bond/Collateral Reallized Loss Reconciliation

------------------------------------------------------------------------------------------------------------------------------------
                                   Beginning                                             Amounts
                                   Balance of     Aggregate      Prior Realized      Covered by Over-       Interest (Shortage)/
Distribution         Prospectus   the Loan at   Realized Loss     Loss Applied     collateralization and    Excesses applied to
    Date                 Id       Liquidation     on Loans       to Certificates    other Credit Support    other Credit Support
------------------------------------------------------------------------------------------------------------------------------------

















------------------------------------------------------------------------------------------------------------------------------------
Current Total
------------------------------------------------------------------------------------------------------------------------------------
Cumulative Total
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                        Modification          Additional
                        Adjustments/         (Recoveries)/        Current Realized        Recoveries of      (Recoveries)/Realized
Distribution        Appraisal Reduction   Expenses applied to      Loss Applied to       Realized Losses        Loss Applied to
    Date                 Adjustment         Realized Losses          Certificates         Paid as Cash        Certificate Interest
------------------------------------------------------------------------------------------------------------------------------------

















------------------------------------------------------------------------------------------------------------------------------------
Current Total
------------------------------------------------------------------------------------------------------------------------------------
Cumulative Total
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 25 of 26

                                    EXHIBIT L

                         FORM OF INVESTOR CERTIFICATION

                                                      Dated:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention:  Corporate Trust Services, CD 2006-CD2

      Re:   Commercial Mortgage Pass-Through Certificates,
            Series CD 2006-CD2
            --------------------------------------

            In accordance with the Pooling and Servicing Agreement, dated as of March 1, 2006 (the "Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee") and paying agent. with respect to the above-referenced certificates (the "Certificates"), the undersigned hereby certifies and agrees as follows:

            1. The undersigned is a beneficial owner or prospective purchaser of the Class __ Certificates.

            2. The undersigned is requesting access to the Trustee's internet website containing certain information (the "Information") and/or is requesting the information identified on the schedule attached hereto (also, the "Information") pursuant to the provisions of the Agreement.

            3. In consideration of the Trustee's disclosure to the undersigned of the Information, or access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part.

            4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or of the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to
Section 5 of the Securities Act.

            5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Servicers, the Special Servicer, the Trustee and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

            6. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                    [Certificate Owner or Prospective Purchaser]


                                    By:____________________________________


                                    Title:_________________________________


                                    Company: ______________________________


                                    Phone:

                                    EXHIBIT M

                    FORM OF SUB-SERVICER BACKUP CERTIFICATION

                    CD 2006-CD2 Mortgage Trust (the "Trust")

            As contemplated by Section 10.08 of that certain pooling and servicing agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), among Deutsche Mortgage and Asset Receiving Corporation, as depositor (the "Depositor"), Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc. as the special servicer (the "Special Servicer") and Wells Fargo Bank, N.A., as trustee (the "Trustee") and paying agent, [identify the certifying individual], a [_______________ ] of [_____], a [_____] corporation (the "Sub-Servicer") as Sub-Servicer in connection with the sub-servicing of one or more Mortgage Loans and/or Serviced Whole Loans under the Pooling and Servicing Agreement, on behalf of the Sub-Servicer, certify to [Name of Each Certifying Person for Sarbanes-Oxley Certification], the Depositor, the Servicers, the Trustee and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

        (i) Based on our knowledge, with respect to the period ending December 31, 20[__] (the "Relevant Period"), all servicing information and all reports required to be submitted by the Sub-Servicer to the Trustee pursuant to the Pooling and Servicing Agreement (the "Servicer Reports") for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 8-K have been submitted by the Sub-Servicer to the Trustee for inclusion in these reports;

        (ii) Based on our knowledge, with respect to the Relevant Period, all servicing information and all reports required to be submitted by the Sub-Servicer to the [Midland Master Servicer] [Wachovia Master Servicer] pursuant to the sub-servicing agreement between the Sub-Servicer and the [Midland Master Servicer] [Wachovia Master Servicer] (the "Sub-Servicer Reports") have been submitted by the Sub-Servicer to the [Midland Master Servicer] [Wachovia Master Servicer];

        (iii) Based on our knowledge, the information contained in the Servicer Reports and Sub-Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period ending December 31, 20[__];

        (iv) Based upon our knowledge and the annual compliance review performed as required under Section [__] of the Sub-Servicing Agreement, and except as disclosed in the compliance certificate delivered pursuant to Section [__] of the Sub-Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Agreement in all material respects;

        (v) [I am responsible for reviewing the activities performed by the Sub-Servicer under the Sub-Servicing Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements for inclusion on Form 10-K pursuant Item 1123 of Regulation AB with respect to the Sub-Servicer, and except as disclosed in the compliance certificate delivered by the Sub-Servicer under Section [__] of the Sub-Servicing Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Servicing Agreement in all material respects];

        (vi) I have disclosed to the accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Sub-Servicer with respect to the Trust's fiscal year _____ all information relating to the Sub-Servicer's assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

        (vii) All annual assessment reports required under Section [__] of the Sub-Servicing Agreement and their related annual attestation reports required to be provided to the [Midland Master Servicer] [Wachovia Master Servicer], the Trustee and the Depositor by the Sub-Servicer or any Servicing Function Participant retained by the Sub-Servicer under or as contemplated by the Pooling and Servicing Agreement and the Sub-Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section [__]of the Sub-Servicing Agreement.

Capitalized terms used but not defined herein have the meanings set forth in the Sub-Servicing Agreement or, if not defined in the Sub-Servicing Agreement, then the meanings set forth in the Pooling and Servicing Agreement.




Date: _________________________

[NAME OF SUB-SERVICER]



By: _____________________________
   Name:
   Title:

                                    EXHIBIT N

                         FORM OF PURCHASE OPTION NOTICE

Midland Loan Services, Inc.
10851 Mastin, Building 82, 7th Floor
Overland Park, Kansas 66210

Wachovia Bank, National Association
NC 1075, 8739 Research Drive URP4
Charlotte, North Carolina  28262-1075

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland  20145-1951
Attention:  Corporate Trust Services, CD 2006-CD2

    Re: CD 2006-CD2
        Commercial Mortgage Pass-Through Certificates
        ---------------------------------------------

Ladies and Gentlemen:

            The undersigned hereby acknowledges that it is the holder of an assignable option (the "Purchase Option") to purchase Mortgage Loan number ____ from the Trust Fund, pursuant to Section 3.18 of the pooling and servicing agreement (the "Pooling and Servicing Agreement") dated as of March 1, 2006, entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor (the "Depositor"), Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Wells Fargo Bank, N.A., as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.

            The undersigned, holder of the Purchase Option (the "Option Holder"), [is the Directing Certificateholder] [acquired its Purchase Option from the Directing Certificateholder on ___________] [is the Special Servicer] [acquired its Purchase Option from the Special Servicer].

            The undersigned Option Holder is exercising its Purchase Option at the cash price of $______________, which amount equals or exceeds the Option Price, as defined in Section 3.18(c) of the Pooling and Servicing Agreement. Within ten (10) Business Days of its receipt of the applicable Servicer's notice confirming that the exercise of its Purchase Option is effective, [the undersigned Option Holder] [______________, an Affiliate of the undersigned Option Holder] will deliver the Option Price to or at the direction of such Servicer in exchange for the release of the Mortgage Loan, the related Mortgaged Property and delivery of the related Mortgage File.

            The undersigned Option Holder agrees that it shall prepare and provide the applicable Servicer with such instruments of transfer or assignment, in each case without recourse, as shall be reasonably necessary to vest in it or its designee the ownership of Mortgage Loan [__], together with such other documents or instruments as such Servicer shall reasonably require to consummate the purchase contemplated hereby.

            The undersigned Option Holder acknowledges and agrees that its exercise of its Purchase Option Notice may not be revoked and, further, that upon receipt of the applicable Servicer's notice confirming that the exercise of its Purchase Option is effective, the undersigned Option Holder, or its designee, shall be obligated to close its purchase of Mortgage Loan ___ in accordance with the terms and conditions of this letter and of the Pooling and Servicing Agreement.

                                       Very truly yours,


                                       [Option Holder]



                                       By:____________________________________
                                          Name:
                                          Title:

            [By signing this letter in the space provided below, the [Directing Certificateholder] [Special Servicer] hereby acknowledges and affirms that it transferred its Purchase Option to the Option Holder identified above on [_________].

[_______________________]


By:_______________________________
   Name:
   Title:]

                                    EXHIBIT O

                      FORM OF TRUSTEE BACKUP CERTIFICATION

                    CD 2006-CD2 Mortgage Trust (The "Trust")

The undersigned, __________, a __________ of WELLS FARGO BANK, N.A., on behalf of WELLS FARGO BANK, N.A., as Trustee (the "Trustee") and Paying Agent, under that certain pooling and servicing agreement, dated as of March 1, 2006, (the "Pooling and Servicing Agreement") entered into by Deutsche Mortgage & Asset Receiving Corporation (the "Depositor"), Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and the Trustee, certify to [ ], Deutsche Mortgage & Asset Receiving Corporation and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

    1. I have reviewed the annual report on Form 10-K for the fiscal year [20___] (the "Annual Report"), and all reports on Form 10-D containing statements to certificateholders filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

    2. To the best of my knowledge, any information in the Reports prepared or calculated by the Trustee (but not including any mortgage loan information provided to the Trustee by the applicable Servicer or Special Servicer that was used as a basis for such preparations or calculations), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by the Annual Report;

    3. To the best of my knowledge, all of the distribution, servicing and other information provided to the Trustee by the applicable Servicer and the Special Servicer under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

    4. I am responsible for reviewing the activities performed by the Trustee and based on my knowledge and the compliance reviews conducted in preparing the Trustee compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Trustee has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

    5. All annual assessment reports required under Section 10.12 of the Pooling and Servicing Agreement and their related annual attestation reports required to be provided to the Trustee and the Depositor by the Trustee or any Servicing Function Participant retained by the Trustee under or as contemplated by the Pooling and Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 10.13 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.


Date: _________________________

WELLS FARGO BANK, N.A.



_______________________________
[Signature] [Title]

                                    EXHIBIT P

                      FORM OF SERVICER BACKUP CERTIFICATION

                    CD 2006-CD2 Mortgage Trust (the "Trust")

I, [identify the certifying individual], a [_______________] of [MIDLAND LOAN SERVICES, INC., a Delaware corporation (the "Midland Servicer")] [WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, (the "Wachovia Servicer")] as [Midland Servicer] [Wachovia Servicer] under that certain pooling and servicing agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), among Deutsche Mortgage and Asset Receiving Corporation, as depositor (the "Depositor"), Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as the Special Servicer and Wells Fargo Bank, N.A., as trustee (the "Trustee") and paying agent, on behalf of the [Midland Servicer] [Wachovia Servicer], certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

      1. Based on my knowledge, with respect to the period ending December 31, 20[__] (the "Relevant Period"), and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period, all servicing information and all reports required to be submitted by the [Midland Servicer] [Wachovia Servicer] to the Trustee pursuant to Sections 3.13(a) and 3.13(c) of the Pooling and Servicing Agreement (the "Servicer Reports") for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 8-K have been submitted by the [Midland Servicer] [Wachovia Servicer] to the Trustee for inclusion in these reports;

      2. Based on my knowledge, and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period, the information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period ending December 31, 20[__];

      3. I am responsible for reviewing the activities performed by the [Midland Master Servicer] [Wachovia Master Servicer] under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the [Midland Master Servicer] [Wachovia Master Servicer], and except as disclosed in the compliance certificate delivered by the [Midland Master Servicer] [Wachovia Master Servicer] under Section 10.11. of the Pooling and Servicing Agreement, the [Midland Master Servicer] [Wachovia Master Servicer] has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

      4. I have disclosed to the accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [Midland Master Servicer] [Wachovia Master Servicer] with respect to the Trust's fiscal year _____ all information relating to the [Midland Master Servicer's] [Wachovia Master Servicer's] assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

      5. All annual assessment reports required under Section 10.12 of the Pooling and Servicing Agreement and their related annual attestation reports required to be provided to the Trustee and the Depositor by the [Midland Master Servicer] [Wachovia Master Servicer] or any Servicing Function Participant retained by the [Midland Master Servicer] [Wachovia Master Servicer] (other than a Loan Seller Sub-Servicer) under or as contemplated by the Pooling and Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 10.13 of the Pooling and Servicing Agreement.

            Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.




            Date: _________________________

[MIDLAND LOAN SERVICES, INC.]

By: _____________________________
   Name:
   Title:

[WACHOVIA BANK, NATIONAL ASSOCIATION]

By: _____________________________
   Name:
   Title:

                                    EXHIBIT Q

                  FORM OF SPECIAL SERVICER BACKUP CERTIFICATION

                    CD 2006-CD2 Mortgage Trust (the "Trust")

I, [identify the certifying individual], a [_______________ ] of LNR PARTNERS, INC. (the "Special Servicer") as Special Servicer under that certain pooling and servicing agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), among Deutsche Mortgage and Asset Receiving Corporation, as depositor (the "Depositor"), Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), the Special Servicer and Wells Fargo Bank, N.A., as trustee (the "Trustee") and paying agent, on behalf of the Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

      1. Based on my knowledge, with respect to the period ending December 31, 20[__] (the "Relevant Period"), all servicing information and all required reports required to be submitted by the Special Servicer to the applicable Servicer, the Depositor or Trustee pursuant to the Pooling and Servicing Agreement (the "Special Servicer Reports") for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 8-K have been submitted by the Special Servicer to the applicable Servicer, the Depositor or the Trustee, as applicable, for inclusion in these reports;

      2. Based on my knowledge, the information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period ending December 31, 20[__];

      3. I am responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB with respect to the Special Servicer, and except as disclosed in the compliance certificate delivered by the Special Servicer under Section 10.11. of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

      4. I have disclosed to the accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust's fiscal year _____ all information relating to the Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

      5. All annual assessment reports required under Section 10.12 of the Pooling and Servicing Agreement and their related annual attestation reports required to be provided to the Trustee and the Depositor by the Special Servicer or any Servicing Function Participant retained by the Special Servicer under or as contemplated by the Pooling and Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 10.13 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.



Date: _________________________

LNR PARTNERS, INC.


By:_____________________________
Name:
Title:

                                    EXHIBIT R

                       FORM OF NOTIFICATION FROM CUSTODIAN

                                     [DATE]

To the Persons Listed on the attached Schedule A

      Re:   CD 2006-CD2
            -----------

Ladies and Gentlemen:

            In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. (the "Midland Servicer"), Wachovia Bank National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Market Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Wells Fargo Bank, N.A., as Trustee and Paying Agent, the undersigned, as Custodian, hereby notifies you that, based upon the review required under the Pooling and Servicing Agreement, the Mortgage File for each Mortgage Loan set forth on the attached defect schedule contains a document or documents which (i) has not been executed or received, (ii) has not been recorded or filed (if required), (iii) is unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, (iv) appears not to be what they purport to be or has been torn in any materially adverse manner or (v) is mutilated or otherwise defaced, in each case as more fully described on the attached defect schedule.

            The Custodian has no responsibility to determine, and expresses no opinion with respect thereto, whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                    WELLS FARGO BANK, N.A.,
                                    as Custodian


                                    By:_____________________________
                                    Name:
                                    Title:

                SCHEDULE A TO FORM OF NOTIFICATION FROM CUSTODIAN

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Corporate Trust Services, CD 2006-CD2

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005
Attention:  Helaine M. Kaplan

Midland Loan Services, Inc.
10851 Mastin, Building 82, 7th Floor
Overland Park, Kansas 66210
Attention:  President
Telecopy:  (913) 253-9001

Wachovia Bank, National Association
NC 1075, 8739 Research Drive URP4
Charlotte, North Carolina  28262-1075
Attention:  CD 2006-CD2
Telecopy No.:  (704) 715-0036

LNR Partners, Inc.
1601 Washington Avenue, Suite 700
Miami Beach, Florida  33139
Attention:  Randy Wolpert
Telecopy No.:  (305) 695-5601

If to the German American Capital Corporation, as Mortgage Loan Seller, to:
German American Capital Corporation
60 Wall Street
New York, New York  10005
Attention:  Helaine M. Kaplan


If to Citigroup Global Markets Realty Corp., as Mortgage Loan Seller, to:

Citigroup Global Markets Realty Corp.
388 Greenwich Street, 11th Floor
New York, New York 10013
Attention:  Angela Vleck
Telecopy No.:  (212) 816-8307

If to PNC Bank, National Association, as Mortgage Loan Seller, to:
PNC Bank, National Association
10851 Mastin, Suite 300 (Bldg 82)
Overland Park, Kansas  66210
Attention:  Harry Funk
Telecopy No.:  (913) 253-9717

with a copy to:

PNC Bank, National Association
One PNC Plaza, 21st Floor
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222
Attention:  Gretchen Lengel Kelly
Telecopy No.:  (412) 762-4334

                                 DEFECT SCHEDULE

                                   EXHIBIT S-1

                   FORM OF CLOSING DATE TRUSTEE CERTIFICATION

                                March [__], 2006


Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005

Midland Loan Services, Inc.
10851 Mastin, Building 82, 7th Floor
Overland Park, Kansas 66210

Wachovia Bank, National Association
NC 1075, 8739 Research Drive URP4
Charlotte, North Carolina  28262-1075

LNR Partners, Inc.
1601 Washington Avenue, Suite 700
Miami Beach, Florida  33139

Standard & Poor's Ratings Services,
a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York  10041

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland  21045-1951

Moody's Investors Service, Inc.
99 Church Street, 4th Floor
New York, New York  10041
Attention:  Commercial Mortgage Surveillance Group

German American Capital Corporation
60 Wall Street
New York, New York 10005

PNC Bank, National Association
10851 Mastin, Suite 300
Overland Park, Kansas 66210

PNC Bank, National Association
One PNC Plaza, 21st Floor
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222

Citigroup Global Markets Realty Corp.
388 Greenwich Street, 11th Floor
New York, New York 10013

      Re:   Commercial Mortgage Pass-Through Certificates, Series CD 2006-CD2
            -----------------------------------------------------------------

            In accordance with Section 2.01(b) of the Pooling and Servicing Agreement, dated as of March 1, 2006 (the "Agreement") entered into by Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") as and the undersigned, as Trustee and Paying Agent, the Trustee hereby certifies that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, (a) the Trustee has in its possession all Notes or an appropriate lost note affidavit, and (b) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face, appear to be executed and relate to such Mortgage Loan.

            Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

                                       WELLS FARGO BANK, N.A.,
                                          as Trustee

                                          [____________________]
                                          Corporate Trust Officer

                SCHEDULE A TO CLOSING DATE TRUSTEE CERTIFICATION


                            (MORTGAGE LOAN SCHEDULE)

                                   EXHIBIT S-2

                   FORM OF POST-CLOSING TRUSTEE CERTIFICATION

                               [______] [__], 2006

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005

Midland Loan Services, Inc.
10851 Mastin, Building 82, 7th Floor
Overland Park, Kansas 66210

Wachovia Bank, National Association
NC 1075, 8739 Research Drive URP4
Charlotte, North Carolina  28262-1075

LNR Partners, Inc.
1601 Washington Avenue, Suite 700
Miami Beach, Florida  33139

Standard & Poor's Ratings Services,
a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York  10041

Moody's Investors Service, Inc.
99 Church Street, 4th Floor
New York, New York  10041
Attention:  Commercial Mortgage Surveillance Group

German American Capital Corporation
60 Wall Street
New York, New York 10005

PNC Bank, National Association
10851 Mastin, Suite 300
Overland Park, Kansas 66210

PNC Bank, National Association
One PNC Plaza, 21st Floor
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222

Citigroup Global Markets Realty Corp.
388 Greenwich Street, 11th Floor
New York, New York 10013

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland  21045-1951


      Re:   Commercial Mortgage Pass-Through Certificates, Series CD 2006-CD2
            -----------------------------------------------------------------

            In accordance with Section 2.01(b) of the Pooling and Servicing Agreement, dated as of March 1, 2006 (the "Agreement") entered into by Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee") and paying agent, the Trustee hereby certifies that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, (a) the Trustee has in its possession a copy of the Mortgage, a copy of any related ground leases, the originals or copies of any related letters of credit and the lenders title policy (original or copy or marked-up title commitment marked as binding and countersigned by the title company or its authorized agent either on its face (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company and, with respect to hospitality properties, a copy of the franchise agreement, an original or copy of the comfort letter and any transfer documents with respect tot such comfort letter and (b) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face, appear to be executed and relate to such Mortgage Loan

            Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

                                       WELLS FARGO BANK, N.A.,
                                          as Trustee

                                          [____________________]
                                          Corporate Trust Officer

            SCHEDULE A TO FORM OF POST-CLOSING TRUSTEE CERTIFICATION


                            (MORTGAGE LOAN SCHEDULE)

                                    EXHIBIT T

         FORM OF NOTICE TO THE TRUSTEE AND S&P FROM THE MASTER SERVICER
                      REGARDING DEFEASANCE OF MORTGAGE LOAN

 For Mortgage Loans having a Stated Principal Balance of $20,000,000 or less or having an aggregate Stated Principal Balance of 5% or less of all of the
                          Mortgage Loans (whichever is
  less), so long as of the date hereof such Mortgage Loan is not one of the ten largest Mortgage Loans by Stated Principal Balance

To:   Standard & Poor's Ratings Services,
      a division of The McGraw-Hill Companies, Inc.
      55 Water Street
      New York, New York  10041
      Attn:  Commercial Mortgage Surveillance

      Wells Fargo Bank, N.A.
      9062 Old Annapolis Road
      Columbia, Maryland  21045
      Attention:  Corporate Trust Services, CD 2006-CD2

From: [Midland Loan Services, Inc. (referred herein as "Midland Servicer")] [Wachovia Bank, National Association (referred herein as "Wachovia Servicer")] in its capacity as Master Servicer under the Pooling and Servicing Agreement dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), among the [Midland Servicer] [Wachovia Servicer], Wells Fargo Bank, N.A., as Trustee, and certain other parties.

Date: _________, 20___

Re: Deutsche Mortgage & Asset Receiving Corporation, Commercial Mortgage Pass-Through Certificates Series CD 2006-CD2 Mortgage Loan (the "Mortgage Loan") heretofore secured by real property known as __________________.

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

THE STATEMENTS SET FORTH BELOW ARE MADE (A) TO THE BEST KNOWLEDGE OF THE UNDERSIGNED BASED UPON DUE DILIGENCE CONSISTENT WITH THE SERVICING STANDARD SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (THE "SERVICING STANDARD"), AND
(B) WITHOUT INTENDING TO WARRANT THE ACCURACY THEREOF OR UNDERTAKE ANY DUTY OR STANDARD OF CARE GREATER THAN THE DUTIES OF THE SERVICERS UNDER THE POOLING AND SERVICING AGREEMENT AND THE SERVICING STANDARD

We hereby notify you and confirm that each of the following is true, subject to those exceptions, if any, set forth on Exhibit A hereto, which exceptions the [Midland Servicer] [Wachovia Servicer] has determined, consistent with the Servicing Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

            1. The Borrower has consummated a defeasance of the Mortgage Loan of the type checked below:

            ___ a full defeasance of the entire outstanding principal balance ($___________) of the Mortgage Loan; or

            ___ a partial defeasance of a portion ($________) of the Mortgage Loan that represents ___% of the entire principal balance of the Mortgage Loan ($_________);

            2. The defeasance was consummated on ____________, 20__.

            3. The defeasance was completed in all material respects in accordance with the conditions for defeasance specified in the Loan Documents and in accordance with the Servicing Standard.

            4. The defeasance collateral consists only of one or more of the following: (i) direct debt obligations of the U.S. Treasury, (ii) direct debt obligations of the Federal National Mortgage Association, (iii) direct debt obligations of the Federal Home Loan Mortgage Corporation, or (iv) interest-only direct debt obligations of the Resolution Funding Corporation. Such defeasance collateral consists of securities that (i) if they include a principal obligation, the principal due at maturity cannot vary or change, (ii) provide for interest at a fixed rate and (iii) are not subject to prepayment, call or early redemption.

            5. After the defeasance, the defeasance collateral will be owned by an entity (the "Defeasance Obligor") that: (i) is the original Borrower, (ii) is a Single-Purpose Entity (as defined in the S&P Criteria), (iii) is subject to restrictions in its organizational documents substantially similar to those contained in the organizational documents of the original Borrower with respect to bankruptcy remoteness and single purpose, (iv) has been designated as the Defeasance Obligor by the originator of the Mortgage Loan pursuant to the terms of the Loan Documents, or (v) has delivered a letter from Standard & Poor's confirming that the organizational documents of such Defeasance Obligor were previously approved by Standard & Poor's. The Defeasance Obligor owns no assets other than defeasance collateral and (only in the case of the original Borrower) real property securing one or more Mortgage Loans included in the pool under the Pooling and Servicing Agreement (the "Pool").

            6. If such Defeasance Obligor (together with its affiliates) holds more than one defeased loan, it does not (together with its affiliates) hold defeased loans aggregating more than $20 Million or more than five percent (5%) of the aggregate certificate balance of the Certificates as of the date of the most recent Paying Agent's Monthly Certificateholder Report received by the [Midland Servicer] [Wachovia Servicer] (the "Current Report").

            7. The defeasance documents require that the defeasance collateral be credited to an eligible account (as defined in the S&P Criteria) that must be maintained as a securities account by a securities intermediary that is at all times an Eligible Institution (as defined in the S&P Criteria). The securities intermediary may reinvest proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement).

            8. The securities intermediary is obligated to pay from the proceeds of the defeasance collateral directly to the [Midland Servicer's] [Wachovia Servicer's] collection account, all scheduled payments on the Mortgage Loan or, in a partial defeasance, not less than 125% of the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased (the "Scheduled Payments").

            9. The [Midland Servicer] [Wachovia Servicer] received written confirmation from an independent certified public accountant stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date, (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, (iii) the defeasance collateral is not subject to prepayment, call or early redemption, and (iv) interest income from the defeasance collateral to the Defeasance Obligor in any tax year will not exceed such Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year, other than in the year in which the Maturity Date or Anticipated Repayment Date will occur, when interest income will exceed interest expense.

            10. The [Midland Servicer] [Wachovia Servicer] received opinions of counsel that, subject to customary qualifications, (i) the defeasance will not cause the Trust to fail to qualify as a REMIC for purpose of the Internal Revenue Code, (ii) the agreements executed by the Mortgagor and the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, and (iii) the Trustee will have a perfected, first priority security interest in the defeasance collateral.

            11. The agreements executed in connection with the defeasance (i) prohibit subordinate liens against the defeasance collateral, (ii) provide for prepayment from sources other than the defeasance collateral of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expense of maintaining the existence of the Defeasance Obligor, (iii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor only after the Mortgage Loan has been paid in full, (iv) include representations and/or covenants of the Mortgagor and/or securities intermediary substantially as set forth on Exhibit B hereto, (v) provide for survival of such representations; and (vi) do not permit waiver of such representations and covenants.

            12. The outstanding principal balance of the Mortgage Loan immediately before the defeasance was less than $20,000,000 or less than 5% of the aggregate certificate balance of the Certificates as of the date of the Current Report. The Mortgage Loan is not one of the ten (10) largest loans in the pool.

            13. Copies of all material agreements, instruments, organizational documents, opinions of counsel, accountant's report and other items delivered in connection with the defeasance will be provided to you upon request.

            14. The individual executing this notice is an authorized officer or a servicing officer of the Servicer.

            IN WITNESS WHEREOF, the [Midland Servicer] [Wachovia Servicer] has caused this notice to be executed as of the date captioned above.


                                       [MIDLAND LOAN SERVICES, INC.]
                                       [WACHOVIA BANK, NATIONAL ASSOCIATION]:


                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

     Form of Notice and Certification Regarding Defeasance of Mortgage Loan

                              (List of Exceptions)

                                    EXHIBIT B

                   Perfected Security Interest Representations

General:

            [The defeasance agreements] create a valid and continuing security interest (as defined in the applicable UCC) in the [Collateral, Securities Account and Deposit Account] in favor of the [Secured Party], which security interest is prior to all other [Liens], and is enforceable as such as against creditors of and purchasers from [Debtor].

      Note that "Collateral" means securities, permitted investments and other assets credited to securities accounts.

            The [Deposit Account] constitutes a "deposit account" within the meaning of the applicable UCC.

            All of the [Collateral] has been and will have been credited to a [Securities Account]. The securities intermediary for the [Securities Account has agreed to treat all assets credited to the [Securities Account] as "financial assets" within the meaning of the UCC.

Creation:

            [Debtor] owns and has good and marketable title to the [Collateral, Securities Account and Deposit Account] free and clear of any [Lien], claim or encumbrance of any Person.

            [Debtor] has received all consents and approvals required by the terms of the [Collateral] to the transfer to the [Secured Party] of its interest and rights in the [Collateral] hereunder.

Perfection:

            [Debtor] has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted in the [Collateral, Securities Account and Deposit Account] to the [Secured Party] hereunder.

            [Debtor] has delivered to [Secured Party] a fully executed agreement pursuant to which the securities intermediary or the account bank has agreed to comply with all instructions originated by the [Secured Party] relating to the [Securities Account] or directing disposition of the funds in the [Deposit Account] without further consent by the [Debtor].

            [Debtor] has taken all steps necessary to cause the securities intermediary to identify in its records the [Secured Party] as the person having a security entitlement against the securities intermediary in the [Securities Account].

            [Debtor] has taken all steps necessary to cause [Secured Party] to become the account holder of the [Deposit Account].

Priority:

            Other than the security interest granted to the [Secured Party] pursuant to his Agreement, [Debtor] has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the [Collateral, Securities Account and Deposit Account]. [Debtor] has not authorized the filing of and is not aware of any financing statements against [Debtor] that include a description of collateral covering the [Collateral, Securities Account and Deposit Account] other than any financing statement relating to the security interest granted to the [Secured Party] hereunder or that has been terminated. Debtor is not aware of any judgment or tax lien filings against [Debtor].

                                    EXHIBIT U

                            INFORMATION REQUEST FORM


                                                   Date: [________] [__], 20[__]

[Address of party from
whom information is requested]

Attention: Deutsche Mortgage Asset & Receiving Corporation, Commercial Mortgage
           Pass Through Certificates, CD 2006-CD2

      In accordance with the Pooling and Servicing Agreement, dated as of March 1, 2006 (the "Agreement"), entered into by Deutsche Mortgage Asset & Receiving Corporation, as depositor, Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Wells Fargo Bank, N.A., as trustee and paying agent, with respect to the above referenced certificates (the "Certificates"), the undersigned hereby certifies and agrees as follows:

1. The undersigned is a beneficial owner or prospective purchaser of the Class [__] Certificates.

2. The undersigned is requesting from [name of party from whom information is requested] certain information (the "Information") pursuant to the provisions of the Agreement.

3. In consideration of the [name of party from whom information is requested]'s disclosure to the undersigned of the Information, or access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information, will not, without the prior written consent of [name of party from whom information is requested], be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representative") in any manner whatsoever, in whole or in part.

4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to Section 5 of the Securities Act.

5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, [name of party from whom information is requested], the Trustee and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any its Representative.

6. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

      IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                    [_______________________________________]

                                    Beneficial Owner or Prospective Purchaser


                                    By:______________________________________

                                    Title:___________________________________

                                    Company:_________________________________
                                    Phone:___________________________________

                                    EXHIBIT V

                       Additional Disclosure Notification

**SEND VIA FAX TO 410-715-2380 AND VIA EMAIL TO
CTS.SEC.NOTIFICATIONS@WELLSFARGO.COM AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, N.A., as Trustee
Old Annapolis Road
Columbia, Maryland 21045
Attn:  Corporate Trust Services - [DEAL NAME]--SEC REPORT PROCESSING

RE:  **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

            In accordance with Section [ ] of the Pooling and Servicing Agreement, dated as of March 1, 2006, among Deutsche Mortgage Asset & Receiving Corporation, as depositor, Midland Loan Services, Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans sold by Citigroup Global Markets Realty Corp. to the Depositor (the "Midland Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans sold to the Depositor by Citigroup Global Markets Realty Corp. (the "Wachovia Servicer" and collectively, with the Midland Servicer, the "Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Wells Fargo
Bank, N.A., as trustee and paying agent, the undersigned, as [      ], hereby
notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:





            Any inquiries related to this notification should be directed to
[                  ], phone number: [      ]; email address: [      ].


                                                [NAME OF PARTY],
                                                as [role]

                                                By:
                                                Name:
                                                Title:

                                    Exhibit W

                            Loan Seller Sub-Servicers

Wachovia Master Servicer

CBRE Melody of Texas, LP / GEMSA Loan Services, L.P., with respect to the following Mortgage Loans:

            o     Rock Pointe Corporate Center

            o     The Ansonia

            o     Top Food & Drug - Auburn, WA

            o     Safeway - Vancouver, WA

            o     Larry's Market - Tukwila, WA

            o     Sherm's Thunderbird Market - Roseburg, OR

            o     Trafalgar Plaza Portfolio

            o     Shelton Pointe

            o     College Square Shopping Center

            o     Sunwest Medical Center

            o     Cortez Plaza East

            o     Birnam Wood Apartments

            o     Stonecreek Apartments-Phase I

            o     Village Plaza

            o     1033 Third Street

            o     Spectrum Fitness

            o     Thorn Run Crossing

            o     Metro Center Diamond Bar

            o     Walgreens - Philadelphia, PA

            o     Whittier Plaza

            o     The Gaylord Building

            o     Super Walmart - Tell City, IN

            o     Battenkill Plaza

            o     Pacific Willow Center

            o     Summit Trading Company - Puyallup, WA

CFC Advisory Services Limited Partnership, with respect to the following Mortgage Loans:

            o     Story and King Plaza

            o     Village Oaks Shopping Center

            o     Oxford Apartments

GMAC Commercial Mortgage Corporation, with respect to the following Mortgage
Loans:

            o     Maverick Creek Villas

            o     Colonial Square

            o     Bentley Retail

Laureate Capital LLC, with respect to the following Mortgage Loans:

            o     Hilton Garden Inn - Newport News, VA

NorthMarq Capital, Inc., with respect to the following Mortgage Loans:

            o     Woodcrest Corporate Center

            o     Canyon Corporate Plaza

            o     Supertel Hotel Portfolio

            o     1815-1819 East Jericho Turnpike

            o     Aku Tiki Inn

            o     West Park Retail

            o     Bahama House

            o     Satellite Shoppes

PSRS Administrative Services, LLC, with respect to the following Mortgage Loans:

            o     The Exchange at Tallahassee Apts

            o     Buena Park Promenade

Holliday Fenoglio Fowler, L.P., with respect to the following Mortgage Loans:

            o     The Links at North Creek

Midland Master Servicer

None

Special Servicer

None

                                    Exhibit X


-------------------------------------------------------------------------------------------------
                                   Loan
                                  Balance       Holdback
 Control #     Property Name       (UPB)          Amount             Holdback Provisions
-------------------------------------------------------------------------------------------------
15            Research          43,000,000      2,000,000     At closing borrower escrowed
              Boulevard                                       $2.0MM as a reserve in connection
              Center                                          with the Shire space currently
                                                              unoccupied.  Lender would
                                                              disburse the reserve subject to
                                                              certain subsequent leasing up
                                                              (not sub-lease) and DSCR levels.
                                                              Also there is a similar escrow of
                                                              $446,968 as rent abatement
                                                              protection from other tenants.
-------------------------------------------------------------------------------------------------
17            Stratford Plaza   39,000,000      400,000       $400K holdback for dark Circuit
                                                              City Space
-------------------------------------------------------------------------------------------------
18            Empirian at       38,500,000      4,800,000     $4.8MM to be released only if
              Steele Park                                     certain benchmarks are met (90%
                                                              occupancy, 1.25x DSCR based on
                                                              amortizing loan)
-------------------------------------------------------------------------------------------------
44            Colonnade at      22,140,000      3,625,000     There is a personal guarantee by
              Germantown                                      the loan sponsors for $3.625MM
                                                              released upon 1.25x on T12.
-------------------------------------------------------------------------------------------------
45            Indian Lakes      22,000,000      1,300,000     Lender held back loan proceeds of
              Apartments                                      $1.3MM to be released when the
                                                              following conditions are met: (1)
                                                              min occup of 90%; (2) min DSCR of
                                                              1.20x based upon T-6 (annualized)
                                                              less the greater of the T-12
                                                              expenses; (3) no event of default.
-------------------------------------------------------------------------------------------------
46            Story and King    21,630,000      2,336,035     A disbursement from the debt
              Plaza                                           service coverage deposit can be
                                                              requested to be disbursed by the
                                                              Borrower 36 months from the date
                                                              of holdback reserve and closing
                                                              agreement in an amount equal
                                                              that, together with the then
                                                              outstandinng principal amount of
                                                              the Loan, has achieved a debt
                                                              service coverage ratio of not
                                                              less than 1.20x to 1.00x based
                                                              upon the in place underwritten
                                                              net cash flow from the property
                                                              as determined by Lender in its
                                                              sole discretion, but in no event
                                                              shall disbursements exceed the
                                                              debt service coverage deposit.
                                                              Borrower must submit to Lender
                                                              evidence satisfactory to Lender
                                                              in its sole discretion that the
                                                              Property has achieved a Net Cash
                                                              Flow sufficient to attain the
                                                              required debt service coverage,
                                                              which shall be calculated by
                                                              Lender using:  (a)  the greater
                                                              of a constant of 6.65% of the
                                                              original principal balance of the
                                                              Loan, (b) the Net Cash Flow from
                                                              the property.  Net Cash Flow is
                                                              defined as Revenue (1) less
                                                              trailing six months of operating
                                                              expenses, annualized; (2) the
                                                              greater of four percent of gross
                                                              revenues generated by the
                                                              operation of the Property or
                                                              (2-a) the actual management fee
                                                              paid to the professional
                                                              third-party manager of the
                                                              Property, if any; and (3)
                                                              underwritten annual capital
                                                              improvement reserves of
                                                              $9,234.00, and annual
                                                              underwritten reserves of
                                                              $38,167.00.
-------------------------------------------------------------------------------------------------
69            Rexford Park      16,200,000      600,000       Debt Service Reserve of $600,000
                                                              held back at closing, to be
                                                              released subject to a 1.20x DSCR
                                                              at the greater of a 6.50% of the
                                                              actual constant, after Nucor
                                                              vacates and space is leased to
                                                              tenant(s) acceptable to Lender.
-------------------------------------------------------------------------------------------------
72            Shelton Pointe    15,684,327      272,246       $272,246 representing holdback
                                                              agreements in connection with
                                                              pprepaid and free rent granted to
                                                              two tenants (Golden Hill and
                                                              Alberts Financial), which is
                                                              released upon the property
                                                              reaching 95% occupancy
-------------------------------------------------------------------------------------------------
79            Deerfield Plaza   14,400,000                    If DSCR falls below 1.10x, lender
                                                              may require borrower to post LC
                                                              for 2 yrs DS, reserve and escrow
                                                              payments or become subject to CMA.
-------------------------------------------------------------------------------------------------
97            Northwest         12,375,000      900,000       Property must achieve DSCR of
              Corners                                         1.20 to 1.00 in the aggregate
              Apartments                                      supported by cash collections for
                                                              the twelve (12) month period
                                                              immediately preceding the request
                                                              for disbursement, based on the
                                                              greater of the actual constant
                                                              and 6.50%.  Property cash flow is
                                                              based on lender's calculation of
                                                              actual rents, recurring other
                                                              income, and actual expenses with
                                                              a minimum of 5% or market
                                                              vacancy, 4% management fee and
                                                              prorated replacement reserve less
                                                              actual amount in the reserve
                                                              account.  Lender's determination
                                                              of property cash flow is the
                                                              controlling definition.
-------------------------------------------------------------------------------------------------
101           Wynwood Office    11,800,000      2,000,000      $2,000,000 guaranty to be
              Buildings                                       released based on 1.25x coverage
                                                              (30-yr amort) and occupancy
                                                              greater than 90%.
-------------------------------------------------------------------------------------------------
103           El Clair          11,500,000      1,700,000     The Borrower will also be
              Medical                                         required to provide a $1.7MM
              Building                                        tenant holdback reserve with
                                                              releases upon being provided with
                                                              proof of completion of TI work
                                                              and commencement of rent payments
                                                              (in process of being released
                                                              during closing of securitization;
                                                              see email on server).
-------------------------------------------------------------------------------------------------
111           Birnam Wood       10,400,000      1,300,000     At closing, Lender collected
              Apartments                                      $1,300,000.  It is released upon:
                                                              (a) no event of default; and (b)
                                                              full loan sizes at 1.20x at 7.00%
                                                              constant.  Holdback release based
                                                              on (a) lower of Trailing-3 or
                                                              Trailing-12 for revenue; and (b)
                                                              the greater of actual Trailing-3
                                                              or appraiser's underwritten
                                                              expenses, adjusted for
                                                              seasonality and a 4% management
                                                              fee.  Post closing, the Borrower
                                                              substituted a letter of credit
                                                              for the cash deposit taken at
                                                              closing.  On 12/15/04, the
                                                              Holdback Agreement was modified
                                                              such that the cash deposit was
                                                              substituted with a Letter of
                                                              Credit. There is still 160.17
                                                              remaining in the cash reserve. We
                                                              are now holding the $1.3MM in the
                                                              form of a LOC.
-------------------------------------------------------------------------------------------------
126           New Albany        9,600,000       2,090,000     Loan is structured with a letter
              Medical Office                                  of credit of $2,090,000 pending
              Building                                        stabilized occupancy of 90%.
                                                              $1,525,000 will be released when
                                                              tenant New Albany Surgical
                                                              Hospital Foundation takes
                                                              occupancy and begins paying rent,
                                                              (providing for 86.4% physical and
                                                              economic occupancy) and a
                                                              underwritten net cash flow is
                                                              $735,362, which provides for a
                                                              debt service coverage ratio of
                                                              1.20x on the funded loan.
                                                              Release subject to an updated
                                                              appraisal report with a valuation
                                                              providing for maximum 80% loan to
                                                              value on the released funds.  The
                                                              remaining $565,000 will be
                                                              released pending stabilized
                                                              occupancy of 90% and
                                                              underwrtitten net cash flow of
                                                              $791,629 equal to a 1.20x debt
                                                              service coverage ratio on the
                                                              full loan of $9,600,000.
                                                              Lender's underwriting will be
                                                              based upon the actual vacancy,
                                                              all rents market to market at $18
                                                              psf, NNN, the greater of actual
                                                              or appraiser's expenses, the
                                                              greater of 4% or actual
                                                              management fee, $.20 per square
                                                              foot structural reserves and
                                                              $1.42 per square foot leasing
                                                              reserve.  Borrower will have 36
                                                              months to get the holdback
                                                              released, otherwise it will
                                                              become a permanent debt service
                                                              reserve.
-------------------------------------------------------------------------------------------------
133           Siempre Viva      9,230,000       355,000       At closing, Lender collected
                                                              $355,000 for a Murphy Lease
                                                              Deposit, which relates to the
                                                              space currently leased by SVBP
                                                              East (comprising 10,763 sf due to
                                                              expire 10/06).  Release is
                                                              contingent upon (1) Lender's
                                                              receipt of a satisfactory
                                                              estoppel from an SVBP East
                                                              replacement tenant acceptable to
                                                              Lender evidencing that the tenant
                                                              is in occupancy and paying full
                                                              rent; (2) replacement tenant's
                                                              lease must be approved by Lender
                                                              with an initial term of no less
                                                              than 3 years, and a minimum rent
                                                              of $6.25/sf NNN; (3) Lender must
                                                              determine that the subject is not
                                                              less than 95% occupied
                                                              (calculation excludes any
                                                              truck/trailer parking); (3) the
                                                              property must achieve a minimum
                                                              DSCR of 1.20x based on the actual
                                                              constant.
-------------------------------------------------------------------------------------------------
144           Shaw's            8,222,344       Land          11.6 developable acres may later
              Supermarket -                    Release        be released from the collateral
              Windham, NH                                     for Phase II construction, so
                                                              long as DSCR at least 1.20, LTV
                                                              no greater than 80% and Shaw's
                                                              parcel not devalued by the
                                                              release.
-------------------------------------------------------------------------------------------------
179           Trafalgar         6,200,000       500,000       Sponsors to provide a loan
              Square                                          guarantee in the amount of $500K
              Apartments                                      until 1) minimum occupancy of 94%
                                                              and 2) minimum DSC of 1.20x based
                                                              on trailing 6 months revenue less
                                                              greater of actual T-12 expenses
                                                              or underwritten expenses.
-------------------------------------------------------------------------------------------------
213           Oxford            4,650,000       225,000       An amount of $225,000 has been
              Apartments                                      held back as debt service
                                                              reserve.  The Borrower will have
                                                              three attempts over a three year
                                                              period to request release of the
                                                              remaining $225,000 through
                                                              evidence of a 1.20x debt service
                                                              coverage at a 6.75% constant. The
                                                              cash flows for this purpose will
                                                              be calculated as Revenues less:
                                                              a) Trailing six months of
                                                              operating expenses, annualized;
                                                              b) The greater of 4% of the gross
                                                              revenues or the actual management
                                                              fees paid;  c) Underwritten
                                                              annual capital improvement
                                                              reserve of $13,008; and  d)
                                                              Underwritten annual leasing
                                                              reserve of $5,271.
-------------------------------------------------------------------------------------------------
226           Battenkill        4,075,010       121,000       Lender funded $4,100,000 at
              Plaza                                           closing, but has held back
                                                              $121,000 as a performance
                                                              reserve.  This reserve will be
                                                              released upon renewal of the
                                                              Ellen Tracy space at $30.00/sf on
                                                              a triple net basis with tenant in
                                                              occupancy and paying full rent
                                                              and the property, with
                                                              satisfactory estoppel received.
                                                              If tenant rent is less than
                                                              $30/SF, then the amount released
                                                              will be reduced to an amount
                                                              where the DSCR is at least 1.25x
                                                              the full loan amount at greater
                                                              of 7.00% or the actual constant.
-------------------------------------------------------------------------------------------------

                                    Exhibit Y

                      FORM OF DEPOSITOR CERTIFICATION TO BE
                             PROVIDED WITH FORM 10-K

               Deutsche Mortgage and Asset Receiving Corporation,
                  Commercial Mortgage Pass-Through Certificates
                        Series CD 2006-CD2 (the "Trust")

            I, [identify the certifying individual], a [title] of Deutsche Mortgage and Asset Receiving Corporation, the depositor into the above-referenced Trust, certify that:

            (a) I have reviewed this annual report on Form 10-K, and all reports Form 10-D required to be filed in respect of periods included in the year covered by this annual report, of the Trust;

            (b) Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

            (c) Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

            (d) Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic report, the servicers have fulfilled their obligations under the pooling and servicing agreement; and

            (e) All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Midland Loan Services, Inc., Wachovia Bank, National Association, LNR Partners, Inc., Wells Fargo Bank, N.A. and [list any sub-servicers]

Date:___________________________

[______________________]
Deutsche Mortgage and Asset Receiving Corporation.

                                         SCHEDULE I

                       CLASS A-AB PLANNED PRINCIPAL BALANCE SCHEDULE


-----------------------------------------

    Date         Period       Balance
-----------------------------------------
  4/15/2006         1       $111,000,000
-----------------------------------------
  5/15/2006         2       $111,000,000
-----------------------------------------
  6/15/2006         3       $111,000,000
-----------------------------------------
  7/15/2006         4       $111,000,000
-----------------------------------------
  8/15/2006         5       $111,000,000
-----------------------------------------
  9/15/2006         6       $111,000,000
-----------------------------------------
 10/15/2006         7       $111,000,000
-----------------------------------------
 11/15/2006         8       $111,000,000
-----------------------------------------
 12/15/2006         9       $111,000,000
-----------------------------------------
  1/15/2007        10       $111,000,000
-----------------------------------------
  2/15/2007        11       $111,000,000
-----------------------------------------
  3/15/2007        12       $111,000,000
-----------------------------------------
  4/15/2007        13       $111,000,000
-----------------------------------------
  5/15/2007        14       $111,000,000
-----------------------------------------
  6/15/2007        15       $111,000,000
-----------------------------------------
  7/15/2007        16       $111,000,000
-----------------------------------------
  8/15/2007        17       $111,000,000
-----------------------------------------
  9/15/2007        18       $111,000,000
-----------------------------------------
 10/15/2007        19       $111,000,000
-----------------------------------------
 11/15/2007        20       $111,000,000
-----------------------------------------
 12/15/2007        21       $111,000,000
-----------------------------------------
  1/15/2008        22       $111,000,000
-----------------------------------------
  2/15/2008        23       $111,000,000
-----------------------------------------
  3/15/2008        24       $111,000,000
-----------------------------------------
  4/15/2008        25       $111,000,000
-----------------------------------------
  5/15/2008        26       $111,000,000
-----------------------------------------
  6/15/2008        27       $111,000,000
-----------------------------------------
  7/15/2008        28       $111,000,000
-----------------------------------------
  8/15/2008        29       $111,000,000
-----------------------------------------
  9/15/2008        30       $111,000,000
-----------------------------------------
 10/15/2008        31       $111,000,000
-----------------------------------------
 11/15/2008        32       $111,000,000
-----------------------------------------
 12/15/2008        33       $111,000,000
-----------------------------------------
  1/15/2009        34       $111,000,000
-----------------------------------------
  2/15/2009        35       $111,000,000
-----------------------------------------
  3/15/2009        36       $111,000,000
-----------------------------------------
  4/15/2009        37       $111,000,000
-----------------------------------------
  5/15/2009        38       $111,000,000
-----------------------------------------
  6/15/2009        39       $111,000,000
-----------------------------------------
  7/15/2009        40       $111,000,000
-----------------------------------------
  8/15/2009        41       $111,000,000
-----------------------------------------
  9/15/2009        42       $111,000,000
-----------------------------------------
 10/15/2009        43       $111,000,000
-----------------------------------------
 11/15/2009        44       $111,000,000
-----------------------------------------
 12/15/2009        45       $111,000,000
-----------------------------------------
  1/15/2010        46       $111,000,000
-----------------------------------------
  2/15/2010        47       $111,000,000
-----------------------------------------
  3/15/2010        48       $111,000,000
-----------------------------------------
  4/15/2010        49       $111,000,000
-----------------------------------------
  5/15/2010        50       $111,000,000
-----------------------------------------
  6/15/2010        51       $111,000,000
-----------------------------------------
  7/15/2010        52       $111,000,000
-----------------------------------------
  8/15/2010        53       $111,000,000
-----------------------------------------
  9/15/2010        54       $111,000,000
-----------------------------------------
 10/15/2010        55       $111,000,000
-----------------------------------------
 11/15/2010        56       $111,000,000
-----------------------------------------
 12/15/2010        57       $111,000,000
-----------------------------------------
  1/15/2011        58       $111,000,000
-----------------------------------------
  2/15/2011        59       $111,000,000
-----------------------------------------
  3/15/2011        60       $110,791,925
-----------------------------------------
  4/15/2011        61       $108,848,000
-----------------------------------------
  5/15/2011        62       $106,669,000
-----------------------------------------
  6/15/2011        63       $104,707,000
-----------------------------------------
  7/15/2011        64       $102,509,000
-----------------------------------------
  8/15/2011        65       $100,527,000
-----------------------------------------
  9/15/2011        66        $98,535,000
-----------------------------------------
 10/15/2011        67        $96,309,000
-----------------------------------------
 11/15/2011        68        $94,298,000
-----------------------------------------
 12/15/2011        69        $92,052,000
-----------------------------------------
  1/15/2012        70        $90,021,000
-----------------------------------------
  2/15/2012        71        $87,981,000
-----------------------------------------
  3/15/2012        72        $85,483,000
-----------------------------------------
  4/15/2012        73        $83,421,000
-----------------------------------------
  5/15/2012        74        $81,127,000
-----------------------------------------
  6/15/2012        75        $79,045,000
-----------------------------------------
  7/15/2012        76        $76,730,000
-----------------------------------------
  8/15/2012        77        $74,627,000
-----------------------------------------
  9/15/2012        78        $73,628,593
-----------------------------------------
 10/15/2012        79        $72,628,000
-----------------------------------------
 11/15/2012        80        $71,628,000
-----------------------------------------
 12/15/2012        81        $70,628,000
-----------------------------------------
  1/15/2013        82        $68,701,772
-----------------------------------------
  2/15/2013        83        $66,517,000
-----------------------------------------
  3/15/2013        84        $63,650,000
-----------------------------------------
  4/15/2013        85        $61,442,000
-----------------------------------------
  5/15/2013        86        $59,000,000
-----------------------------------------
  6/15/2013        87        $56,770,000
-----------------------------------------
  7/15/2013        88        $54,307,000
-----------------------------------------
  8/15/2013        89        $52,055,000
-----------------------------------------
  9/15/2013        90        $49,792,000
-----------------------------------------
 10/15/2013        91        $47,298,000
-----------------------------------------
 11/15/2013        92        $45,013,000
-----------------------------------------
 12/15/2013        93        $42,497,000
-----------------------------------------
  1/15/2014        94        $40,189,000
-----------------------------------------
  2/15/2014        95        $37,871,000
-----------------------------------------
  3/15/2014        96        $34,883,000
-----------------------------------------
  4/15/2014        97        $32,540,000
-----------------------------------------
  5/15/2014        98        $29,967,000
-----------------------------------------
  6/15/2014        99        $27,600,000
-----------------------------------------
  7/15/2014       100        $25,005,000
-----------------------------------------
  8/15/2014       101        $22,615,000
-----------------------------------------
  9/15/2014       102        $20,215,000
-----------------------------------------
 10/15/2014       103        $17,586,000
-----------------------------------------
 11/15/2014       104        $15,161,000
-----------------------------------------
 12/15/2014       105        $12,510,000
-----------------------------------------
  1/15/2015       106        $10,061,000
-----------------------------------------
  2/15/2015       107        $ 7,602,000
-----------------------------------------
  3/15/2015       108        $ 4,486,000
-----------------------------------------
  4/15/2015       109        $ 2,000,000
-----------------------------------------
  5/15/2015       110        $         0
-----------------------------------------

                                   Schedule II

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

      The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as "Relevant Servicing Criteria" (with each Servicing Function Participant deemed to be responsible for the items applicable to the functions it is performing and for which the party that retained such Servicing Function Participant is responsible):


----------------------------------------------------------------------------------------------------------------------
                                             Relevant Servicing Criteria                               Applicable
                                                                                                       Party(ies)
----------------------------------------------------------------------------------------------------------------------

     Reference                                         Criteria
----------------------------------------------------------------------------------------------------------------------

                                           General Servicing Considerations
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
1122(d)(1)(i)       Policies and procedures are instituted to monitor any performance or other          Trustee
                    triggers and events of default in accordance with the transaction agreements.   Master Servicer
                                                                                                    Special Servicer


----------------------------------------------------------------------------------------------------------------------

1122(d)(1)(ii)      If any material servicing activities are outsourced to third parties,               Trustee
                    policies and procedures are instituted to monitor the third party's             Master Servicer
                    performance and compliance with such servicing activities.                      Special Servicer

----------------------------------------------------------------------------------------------------------------------

1122(d)(1)(iii)     Any requirements in the transaction agreements to maintain a back-up servicer         N/A
                    for the mortgage loans are maintained.
----------------------------------------------------------------------------------------------------------------------

1122(d)(1)(iv)      A fidelity bond and errors and omissions policy is in effect on the party       Master Servicer
                    participating in the servicing function throughout the reporting period in      Special Servicer
                    the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

                                          Cash Collection and Administration
----------------------------------------------------------------------------------------------------------------------

1122(d)(2)(i)       Payments on mortgage loans are deposited into the appropriate custodial bank        Trustee
                    accounts and related bank clearing accounts no more than two business days      Master Servicer
                    following receipt, or such other number of days specified in the transaction    Special Servicer
                    agreements.
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(ii)
                    Disbursements made via wire transfer on behalf of an obligor or to an               Trustee
                    investor are made only by authorized personnel.
----------------------------------------------------------------------------------------------------------------------

1122(d)(2)(iii)     Advances of funds or guarantees regarding collections, cash flows or            Master Servicer
                    distributions, and any interest or other fees charged for such advances, are    Special Servicer
                    made, reviewed and approved as specified in the transaction agreements.             Trustee
----------------------------------------------------------------------------------------------------------------------

1122(d)(2)(iv)      The related accounts for the transaction, such as cash reserve accounts or          Trustee
                    accounts established as a form of overcollateralization, are separately         Master Servicer
                    maintained (e.g., with respect to commingling of cash) as set forth in the      Special Servicer
                    transaction agreements.
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(v)
                    Each custodial account is maintained at a federally insured depository              Trustee
                    institution as set forth in the transaction agreements.  For purposes of this   Master Servicer
                    criterion, "federally insured depository institution" with respect to a         Special Servicer
                    foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(vi)
                    Unissued checks are safeguarded so as to prevent unauthorized access.           Master Servicer
                                                                                                    Special Servicer
                                                                                                        Trustee

----------------------------------------------------------------------------------------------------------------------

1122(d)(2)(vii)     Reconciliations are prepared on a monthly basis for all asset-backed                Trustee
                    securities related bank accounts, including custodial accounts and related      Master Servicer
                    bank clearing accounts.  These reconciliations are (A) mathematically           Special Servicer
                    accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

                                          Investor Remittances and Reporting
----------------------------------------------------------------------------------------------------------------------

1122(d)(3)(i)       Reports to investors, including those to be filed with the Commission, are          Trustee
                    maintained in accordance with the transaction agreements and applicable
                    Commission requirements.  Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
----------------------------------------------------------------------------------------------------------------------

1122(d)(3)(ii)      Amounts due to investors are allocated and remitted in accordance with              Trustee
                    timeframes, distribution priority and other terms set forth in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

1122(d)(3)(iii)     Disbursements made to an investor are posted within two business days to the        Trustee
                    Servicer's investor records, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

1122(d)(3)(iv)      Amounts remitted to investors per the investor reports agree with cancelled         Trustee
                    checks, or other form of payment, or custodial bank statements.
----------------------------------------------------------------------------------------------------------------------

                                              Pool Asset Administration
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(i)       Collateral or security on mortgage loans is maintained as required by the           Trustee
                    transaction agreements or related mortgage loan documents.                      Master Servicer
                                                                                                    Special Servicer

----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(ii)      Mortgage loan and related documents are safeguarded as required by the              Trustee
                    transaction agreements.                                                         Special Servicer
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(iii)     Any additions, removals or substitutions to the asset pool are made, reviewed       Trustee
                    and approved in accordance with any conditions or requirements in the           Special Servicer
                    transaction agreements.
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(iv)      Payments on mortgage loans, including any payoffs, made in accordance with      Master Servicer
                    the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(v)       The Servicer's records regarding the mortgage loans agree with the Servicer's   Master Servicer
                    records with respect to an obligor's unpaid principal balance.
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(vi)      Changes with respect to the terms or status of an obligor's mortgage loans      Master Servicer
                    (e.g., loan modifications or re-agings) are made, reviewed and approved by      Special Servicer
                    authorized personnel in accordance with the transaction agreements and related pool asset documents.
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(vii)     Loss mitigation or recovery actions (e.g., forbearance plans, modifications     Special Servicer
                    and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(viii)    Records documenting collection efforts are maintained during the period a       Master Servicer
                    mortgage loan is delinquent in accordance with the transaction agreements.      Special Servicer
                    Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(ix)      Adjustments to interest rates or rates of return for mortgage loans with        Master Servicer
                    variable rates are computed based on the related mortgage loan documents.


----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(x)       Regarding any funds held in trust for an obligor (such as escrow accounts):     Master Servicer
                    (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xi)      Payments made on behalf of an obligor (such as tax or insurance payments) are   Master Servicer
                    made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xii)     Any late payment penalties in connection with any payment to be made on         Master Servicer
                    behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xiii)    Disbursements made on behalf of an obligor are posted within two business       Master Servicer
                    days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xiv)     Delinquencies, charge-offs and uncollectible accounts are recognized and        Master Servicer
                    recorded in accordance with the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xv)      Any external enhancement or other support, identified in Item 1114(a)(1)              N/A
                    through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE III

                         Additional Form 10-D Disclosure

The parties identified in the "Party Responsible" column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.6 of the Pooling and Servicing Agreement to disclose to the Depositor and the Trustee any information described in the corresponding Form 10-D Item described in the "Item on Form 10-D" column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself).


---------------------------------------------------------------------------------------------------------------------
                    Item on Form 10-D                                        Party Responsible
---------------------------------------------------------------------------------------------------------------------
Distribution and Pool Performance Information:            o  Master Servicer  (only with respect to 1121(a)(12)
o        Only with respect to any information required       as to non Specially Serviced Loans)
         by 1121 which is NOT included on the             o  Special Servicer  (only with respect to 1121(a)(12)
         Distribution Date Statement                         as to Specially Serviced Loans)
                                                          o  Depositor
                                                          o  Trustee
------------------------------------------------------------------------------------------------------------------
Item 2: Legal Proceedings:                                o  Master Servicer (as to itself)
o        Item 1117 of Regulation AB (to the extent        o  Special Servicer (as to itself)
         material to Certificateholders)                  o  Trustee (as to itself)
                                                          o  Depositor (as to itself)
                                                          o  Any other Reporting Servicer (as to itself)
                                                          o  Trustee/ Master Servicer/Depositor/Special Servicer
                                                             as to the Trust (in the case of the Master
                                                             Servicers and the Special Servicer to be reported
                                                             by the party controlling such litigation pursuant
                                                             to Section 3.35)
                                                          o  Each Mortgage Loan Seller (to be provided by the
                                                             Depositor)
                                                          o  Originators under Item 1110 of Regulation AB (to be
                                                             provided by the Depositor)
                                                          o  Party under Item 1100(d)(1) of Regulation AB (to be
                                                             provided by the Depositor)
------------------------------------------------------------------------------------------------------------------
Item 3:  Sale of Securities and Use of Proceeds           o  Depositor

------------------------------------------------------------------------------------------------------------------
Item 4:  Defaults Upon Senior Securities                  o  Trustee

------------------------------------------------------------------------------------------------------------------
Item 5:  Submission of Matters to a Vote of Security      o  Trustee
Holders

------------------------------------------------------------------------------------------------------------------
Item 6:  Significant Obligors of Pool Assets              N/A

------------------------------------------------------------------------------------------------------------------
Item 7:  Significant Enhancement Provider Information     N/A

------------------------------------------------------------------------------------------------------------------
Item 8:  Other Information (information required to be    o  Any party responsible for disclosure items on Form
disclosed on Form 8-K that was not properly disclosed)       8-K to the extent of such items
------------------------------------------------------------------------------------------------------------------
Item 9:  Exhibits                                         o  Depositor
                                                          o  Trustee
------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE IV

                         Additional Form 10-K Disclosure

The parties identified in the "Party Responsible" column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.7 of the Pooling and Servicing Agreement to disclose to the Depositor and the Trustee any information described in the corresponding Form 10-K Item described in the "Item on Form 10-K" column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself).



--------------------------------------------------------------------------------------------------------------------
                    Item on Form 10-K                                      Party Responsible
--------------------------------------------------------------------------------------------------------------------
Item 1B: Unresolved Staff Comments                        o  Depositor


--------------------------------------------------------------------------------------------------------------------
Item 9B:  Other Information (information required to be   o  Any party responsible for disclosure items on Form
disclosed on Form 8-K that was not properly disclosed)       8-K to the extent of such items
--------------------------------------------------------------------------------------------------------------------
Item 15:  Exhibits, Financial Statement Schedules         o  Trustee
                                                          o  Depositor
--------------------------------------------------------------------------------------------------------------------
Additional Item:                                          o  Master Servicer (as to itself)
Disclosure per Item 1117 of Regulation AB (to the extent  o  Special Servicer (as to itself)
material to Certificateholders)                           o  Trustee (as to itself)
                                                          o  Depositor (as to itself)
                                                          o  Any other Reporting Servicer (as to itself)
                                                          o  Trustee/ Master Servicer/Depositor/Special Servicer
                                                             as to the Trust (in the case of the Master Servicers
                                                             and the Special Servicer to be reported by the party
                                                             controlling such litigation pursuant to Section 3.35)
                                                          o  Each Mortgage Loan Seller (to be provided by the
                                                             Depositor)
                                                          o  Originators under Item 1110 of Regulation AB (to be
                                                             provided by the Depositor)
                                                          o  Party under Item 1100(d)(1) of Regulation AB (to be
                                                             provided by the Depositor)
--------------------------------------------------------------------------------------------------------------------
Additional Item:                                          o  Master Servicer (as to itself) (to the extent
Disclosure per Item 1119 of Regulation AB                    material to Certificateholders and only as to
                                                             affiliations under 1119(a) with the Trustee, Special
                                                             Servicer or a sub-servicer meeting any of the
                                                             descriptions in Item 1108(a)(3))
                                                          o  Special Servicer (as to itself) (to the extent
                                                             material to Certificateholders and only as to
                                                             affiliations under 1119(a) with the Trustee, Master
                                                             Servicers or a sub-servicer meeting any of the
                                                             descriptions in Item 1108(a)(3))
                                                          o  Trustee (as to itself) (to the extent material to
                                                             Certificateholders)
                                                          o  Depositor (as to itself)
                                                          o  Trustee/ Master Servicer/Depositor/Special Servicer
                                                             as to the Trust
                                                          o  Each Mortgage Loan Seller (to be provided by the
                                                             Depositor) (as to itself)
                                                          o  Originators under Item 1110 of Regulation AB (to be
                                                             provided by the Depositor)
                                                          o  Party under Item 1100(d)(1) of Regulation AB (to be
                                                             provided by the Depositor)
--------------------------------------------------------------------------------------------------------------------
Additional Item:                                          N/A
Disclosure per Item 1112(b) of Regulation AB
--------------------------------------------------------------------------------------------------------------------
Additional Item:                                          o  Depositor
Disclosure per Items 1114(b)(2) and 1115(b) of            o  Trustee
Regulation AB
--------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE V

                         Form 8-K Disclosure Information

The parties identified in the "Party Responsible" column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.9 of the Pooling and Servicing Agreement to report to the Depositor and the Trustee the occurrence of any event described in the corresponding Form 8-K Item described in the "Item on Form 8-K" column to the extent such party has actual knowledge of such information (other than information as to itself).


-------------------------------------------------------------------------------------------------------------
                    Item on Form 8-K                                    Party Responsible
-------------------------------------------------------------------------------------------------------------
Item 1.01- Entry into a Material Definitive Agreement     o   Trustee/ Master Servicer/Depositor/Special
                                                              Servicer as to the Trust (only as to the
                                                              agreements such entity is a party to or
                                                              entered into on behalf of the Trust)
-------------------------------------------------------------------------------------------------------------
Item 1.02- Termination of a Material Definitive Agreement o   Trustee/ Master Servicer/Depositor/Special
                                                              Servicer as to the Trust  (only as to the
                                                              agreements such entity is a party to or
                                                              entered into on behalf of the Trust)
-------------------------------------------------------------------------------------------------------------
Item 1.03- Bankruptcy or Receivership                     o   Depositor
-------------------------------------------------------------------------------------------------------------
Item 2.04- Triggering Events that Accelerate or Increase  o   Depositor
a Direct Financial Obligation or an Obligation under an   o   Trustee
Off-Balance Sheet Arrangement
-------------------------------------------------------------------------------------------------------------
Item 3.03- Material Modification to Rights of Security    o   Trustee
Holders
-------------------------------------------------------------------------------------------------------------
Item 5.03- Amendments of Articles of Incorporation or     o   Depositor
Bylaws; Change of Fiscal Year
-------------------------------------------------------------------------------------------------------------
Item 6.01- ABS Informational and Computational Material   o   Depositor
-------------------------------------------------------------------------------------------------------------
Item 6.02- Change of Servicer or Trustee                  o   Master Servicer (as to itself or a servicer
                                                              retained by it)
                                                          o   Special Servicer (as to itself or a servicer
                                                              retained by it)
                                                          o   Trustee
                                                          o   Depositor
-------------------------------------------------------------------------------------------------------------
Item 6.03- Change in Credit Enhancement or External       o   Depositor
Support                                                   o   Trustee
-------------------------------------------------------------------------------------------------------------
Item 6.04- Failure to Make a Required Distribution        o   Trustee
-------------------------------------------------------------------------------------------------------------
Item 6.05- Securities Act Updating Disclosure             o   Depositor
-------------------------------------------------------------------------------------------------------------
Item 7.01- Regulation FD Disclosure                       o   Depositor
-------------------------------------------------------------------------------------------------------------
Item 8.01                                                 o   Depositor
-------------------------------------------------------------------------------------------------------------
Item 9.01                                                 o   Depositor
-------------------------------------------------------------------------------------------------------------